UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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LRR Energy, L.P.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LRR Energy, L.P.

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Unitholders of LRR Energy, L.P.:

On April 20, 2015, LRR Energy, L.P. (“LRE”) and Vanguard Natural Resources, LLC (“Vanguard”) entered into a merger agreement (the “merger agreement”), pursuant to which a subsidiary of Vanguard will merge with and into LRE, with LRE continuing as the surviving entity (the “merger”), and, at the same time, Vanguard will purchase all of the limited liability company interests in LRE GP, LLC, the general partner of LRE (“LRE GP”), resulting in both LRE and LRE GP becoming wholly owned subsidiaries of Vanguard. The LRE GP conflicts committee has determined that the merger agreement is advisable to and in the best interests of LRE and its unitholders who are not affiliates of LRE GP and has approved the merger agreement and recommended that the board of directors of LRE GP approve the merger agreement. Based upon, among other things, the recommendation of the LRE GP conflicts committee, the board of directors of LRE GP has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of LRE and its unitholders, and has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and the board of directors of LRE GP has recommended that unitholders vote to approve the merger agreement.

Under the terms of the merger agreement, holders of LRE common units will receive 0.550 common units of Vanguard for each LRE common unit held (the “merger consideration”). The exchange ratio for the merger consideration is fixed and will not be adjusted to reflect changes in the price of LRE common units or Vanguard common units prior to the closing of the transactions contemplated by the merger agreement. The merger consideration is valued at $8.93 per LRE common unit eligible to receive the merger consideration based on the closing price of Vanguard’s common units as of April 20, 2015, representing a 12.6% premium to the closing price of LRE’s common units of $7.93 on April 20, 2015. In addition, under the terms of the merger agreement, Vanguard will issue and deliver 12,320 Vanguard common units to the members of LRE GP in exchange for all of the limited liability company interests in LRE GP. The number of Vanguard common units to be issued to the members of LRE GP was determined based upon the 0.550 exchange ratio for the merger consideration.

Vanguard has also entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “Eagle Rock merger agreement”) with Eagle Rock Energy Partners, L.P. (“Eagle Rock”) and Eagle Rock Energy GP, L.P., the general partner of Eagle Rock (“Eagle Rock GP”), pursuant to which, subject to the terms and conditions thereof, an indirect subsidiary of Vanguard will merge with and into Eagle Rock, with Eagle Rock continuing as the surviving entity and a wholly owned indirect subsidiary of Vanguard (the “Eagle Rock merger”). Prior to entering into the Eagle Rock merger agreement, Vanguard obtained the consent of the board of directors of LRE GP, as required by Section 4.2 of the merger agreement, pursuant to a letter agreement by and among Vanguard, LRE GP and LRE. Neither the Vanguard unitholders nor the LRE unitholders are entitled to vote with respect to the approval of the Eagle Rock merger agreement or the Eagle Rock merger, although Vanguard unitholders are entitled to vote with respect to the issuance of Vanguard common units to Eagle Rock’s unitholders pursuant to the Eagle Rock merger agreement.

If the transactions contemplated by the Eagle Rock merger agreement are consummated, immediately following the later to occur of the transactions contemplated by the merger agreement and the transactions contemplated by the Eagle Rock merger agreement, it is expected that LRE unitholders will own approximately 11.8% of the outstanding common units of Vanguard. If, however, the transactions contemplated by the Eagle Rock merger agreement are not consummated, immediately following the completion of the transactions contemplated by the merger agreement, it is expected that LRE unitholders will own approximately 15.1% of the outstanding common units of Vanguard. The common units of LRE are traded on the New York Stock Exchange under the symbol “LRE,” and the common units of Vanguard are traded on the NASDAQ Global Select Market under the symbol “VNR.”

LRE is holding a special meeting of its unitholders at Two Allen Center, 1200 Smith Street, the Forum Assembly Room on the 12th Floor, Houston, TX 77002 on October 5, 2015 at 10:00 a.m., local time, to obtain the vote of its unitholders to approve the merger agreement and the transactions contemplated thereby. Your vote is very important, regardless of the number of units you own. The merger cannot be completed unless the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units vote to approve the merger agreement and the transactions contemplated thereby at the LRE special meeting. Certain affiliates of LRE, as holders of certain of the issued and outstanding LRE common units, have entered into an amended and restated voting and support agreement with Vanguard, pursuant to which they have agreed to vote all of their LRE common units in favor of the approval of the merger agreement and to take other actions in furtherance of the merger. Collectively, these LRE unitholders hold LRE common units representing approximately 30.5% of the votes of LRE’s outstanding common units as of August 27, 2015.

Based upon, among other things, the recommendation of the LRE GP conflicts committee, the board of directors of LRE GP recommends that LRE unitholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby, “FOR” the merger-related compensation proposal and “FOR” the adjournment of the LRE special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the LRE special meeting.

On behalf of the board of directors of LRE GP, I invite you to attend the LRE special meeting. Regardless of whether you expect to attend the LRE special meeting in person, we urge you to submit your proxy as promptly as possible through one of the delivery methods described in the accompanying proxy statement/prospectus.

In addition, we urge you to read carefully the accompanying proxy statement/prospectus (and the documents contained in or incorporated by reference into the accompanying proxy statement/prospectus), which includes important information about the merger agreement, the proposed merger, LRE, Vanguard and the LRE special meeting. Please pay particular attention to the section titled “Risk Factors” beginning on page 45 of the accompanying proxy statement/prospectus.

On behalf of the board of directors of LRE GP, we thank you for your continued support.

Sincerely,

Eric D. Mullins
Co-Chief Executive Officer of LRE GP, LLC,
the general partner of LRR Energy, L.P.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying proxy statement/prospectus or determined that the accompanying proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement/prospectus is dated September 3, 2015 and is first being mailed to the unitholders of LRE on or about September 4, 2015.

LRR Energy, L.P.

Heritage Plaza

1111 Bagby Street, Suite 4600

Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF UNITHOLDERS
TO BE HELD ON OCTOBER 5, 2015

To the Unitholders of LRR Energy, L.P.:

Notice is hereby given that a special meeting of unitholders of LRR Energy, L.P., a Delaware limited partnership (“LRE”), will be held at Two Allen Center, 1200 Smith Street, the Forum Assembly Room on the 12th Floor, Houston, TX, 77002 on October 5, 2015 at 10:00 a.m., local time, solely for the following purposes:

•	Proposal 1: to consider and vote on a proposal to approve the Purchase Agreement and Plan of Merger, dated as of April 20, 2015 (as such agreement may be amended from time to time, the “merger agreement”), by and among LRE, LRE GP, LLC, the general partner of LRE (“LRE GP”), Lime Rock Management LP (“LRM”), Lime Rock Resources A, L.P. (“LRR A”), Lime Rock Resources B, L.P. (“LRR B”), Lime Rock Resources C, L.P. (“LRR C”), Lime Rock Resources II-A, L.P. (“LRR II-A”), Lime Rock Resources II-C, L.P. (“LRR II-C”), Vanguard Natural Resources, LLC (“Vanguard”) and Lighthouse Merger Sub, LLC, a wholly owned subsidiary of Vanguard (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into LRE, with LRE continuing as the surviving entity (the “merger”), and, at the same time, Vanguard will purchase all of the outstanding limited liability company interests in LRE GP, resulting in both LRE and LRE GP becoming wholly owned subsidiaries of Vanguard;
•	Proposal 2: to consider and vote on a proposal to approve, on an advisory, non-binding basis, the merger-related compensation payments that may become payable to certain of LRE’s named executive officers in connection with the merger; and
•	Proposal 3: to consider and vote on a proposal to approve the adjournment of the LRE special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

These items of business, including the approval of the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement/prospectus. Among other things, the LRE GP conflicts committee has determined that the merger agreement is advisable to and in the best interests of LRE and its unitholders who are not affiliates of LRE GP and has approved the merger agreement and recommended that the board of directors of LRE GP approve the merger agreement. Based upon, among other things, such recommendation of the LRE GP conflicts committee, the board of directors of LRE GP has determined that the merger agreement and the transactions contemplated by the merger agreement, including the merger, are in the best interests of LRE and its unitholders and recommends that LRE unitholders vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby, “FOR” the advisory merger-related compensation proposal and “FOR” the adjournment of the LRE special meeting if necessary to solicit additional proxies in favor of such approval.

Only unitholders of record as of the close of business on August 28, 2015 are entitled to notice of the LRE special meeting and to vote at the LRE special meeting or at any adjournment or postponement thereof. A list of unitholders entitled to vote at the LRE special meeting will be available in LRE’s offices located at Heritage Plaza, 1111 Bagby Street, Suite 4600, Houston, Texas 77002, during regular business hours for a period of ten days before the LRE special meeting, and at the place of the LRE special meeting during the meeting.

Approval of the merger agreement and the transactions contemplated thereby by the LRE unitholders is a condition to the consummation of the merger and requires the affirmative vote of the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units. Therefore, your vote is very important. Certain affiliates of LRE, as holders of certain of the issued and outstanding LRE common units, have entered into an amended and restated voting and support agreement with Vanguard, pursuant to which they have agreed to vote all of their LRE common units in favor of the approval of the merger agreement and to take other actions in furtherance of the merger. Collectively, these LRE unitholders hold common units representing approximately 30.5% of the votes of LRE’s outstanding common units as of August 27, 2015.

Your failure to vote your LRE common units will have the same effect as a vote cast “AGAINST” approval of the merger agreement and the transactions contemplated thereby.

By order of the board of directors,

Eric D. Mullins
Co-Chief Executive Officer of LRE GP, LLC,
the general partner of LRR Energy, L.P.

Houston, Texas

September 3, 2015

YOUR VOTE IS IMPORTANT!

REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE LRE SPECIAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR COMMON UNITS BE REPRESENTED. WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY TELEPHONE, (2) VIA THE INTERNET OR (3) BY MARKING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE PREPAID ENVELOPE PROVIDED. You may revoke your proxy or change your vote at any time before the LRE special meeting. If your LRE common units are held in the name of a bank, broker, nominee or other record holder, please follow the instructions on the voting instruction card furnished to you by such record holder.

We urge you to read the accompanying proxy statement/prospectus, including all documents included in or incorporated by reference into the accompanying proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the merger agreement, the advisory, non-binding vote on the merger-related compensation payments that may become payable to certain of LRE’s named executive officers in connection with the merger, the adjournment vote, the LRE special meeting or the accompanying proxy statement/prospectus, would like additional copies of the accompanying proxy statement/prospectus or need help voting your LRE common units, please contact LRE’s proxy solicitor.

The Solicitation Agent for the Special Meeting is:

Morrow & Co., LLC
470 West Avenue — 3rd Floor
Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Unitholders, please call toll free (855) 264-1296

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates by reference important business and financial information about Vanguard and LRE from other documents filed with the Securities and Exchange Commission (the “SEC”) that are not included in or delivered with this proxy statement/prospectus. See “Where You Can Find More Information.”

Documents incorporated by reference are available to you without charge upon written or oral request. You can obtain any of these documents by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers.

Vanguard Natural Resources, LLC Attention: Investor Relations 5847 San Felipe, Suite 3000 Houston, Texas 77057 (832) 327-2255 investorrelations@vnrllc.com	LRR Energy, L.P. Attention: Investor Relations Heritage Plaza 1111 Bagby Street Suite 4600 Houston, Texas 77002 (713) 292-9510

To receive timely delivery of the requested documents in advance of the LRE special meeting, you should make your request no later than September 28, 2015.

ABOUT THIS DOCUMENT

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the SEC by Vanguard (File No. 333-204696), constitutes a prospectus of Vanguard under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Vanguard common units to be issued pursuant to the merger agreement. This proxy statement/prospectus also constitutes a notice of meeting and a proxy statement under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the LRE special meeting, at which LRE unitholders will be asked to consider and vote on, among other matters, a proposal to approve the merger agreement and the transactions contemplated thereby.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated September 3, 2015. The information contained in this proxy statement/prospectus is accurate only as of that date or, in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies. Neither the mailing of this proxy statement/prospectus to LRE unitholders nor the issuance by Vanguard of its common units pursuant to the merger agreement will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in each case, in any jurisdiction in which, or from any person to whom, it is unlawful to make any such offer or solicitation in such jurisdiction.

The information concerning Vanguard contained in this proxy statement/prospectus or incorporated by reference has been provided by Vanguard, and the information concerning LRE contained in this proxy statement/prospectus or incorporated by reference has been provided by LRE.

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QUESTIONS AND ANSWERS

Set forth below are questions that you, as a unitholder of LRE, may have regarding the merger, the vote on the merger, the advisory, non-binding vote on the merger-related compensation payments that may become payable to certain of LRE’s named executive officers in connection with the merger, the adjournment proposal and the LRE special meeting, and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety, including the merger agreement, which is attached as Annex A to this proxy statement/prospectus, and the documents contained in and incorporated by reference into this proxy statement/prospectus, because this section may not provide all of the information that is important to you with respect to the merger and the LRE special meeting. You may obtain a list of the documents incorporated by reference into this proxy statement/prospectus in the section titled “Where You Can Find More Information.”

Q:	Why am I receiving this proxy statement/prospectus?
A:	Vanguard and LRE have agreed to a merger, pursuant to which Merger Sub will merge with and into LRE, with LRE continuing as the surviving entity, and, at the same time, Vanguard will purchase all of the limited liability company interests in LRE GP, resulting in both LRE and LRE GP becoming wholly owned subsidiaries of Vanguard. Following the completion of the transactions contemplated by the merger agreement, LRE will cease to be a publicly traded limited partnership. In order to complete the merger, LRE unitholders must vote to approve the merger agreement and the transactions contemplated thereby. LRE is holding a special meeting of unitholders to obtain such unitholder approval. LRE unitholders will also be asked to approve, on an advisory, non-binding basis, the payments that will or may be paid by LRE to certain of its named executive officers in connection with the merger.

In the merger, Vanguard will issue Vanguard common units as the consideration to be paid to holders of LRE common units. This document is being delivered to you as both a proxy statement of LRE and a prospectus of Vanguard in connection with the merger. It is the proxy statement by which the board of directors of LRE GP is soliciting proxies from you to vote on the approval of the merger agreement and the transactions contemplated thereby at the LRE special meeting or at any adjournment or postponement of the LRE special meeting. It is also the prospectus by which Vanguard will issue Vanguard common units to you in the merger.

Your vote is important. We encourage you to vote as soon as possible.

Q:	What will happen in the merger?
A:	In the merger, Merger Sub will merge with and into LRE. LRE will be the surviving limited partnership in the merger. LRE will cease to be a publicly traded limited partnership following completion of the merger. At the same time, Vanguard will purchase all of the limited liability company interests in LRE GP, resulting in both LRE and LRE GP becoming wholly owned subsidiaries of Vanguard.
Q:	What will I receive in the merger for my LRE common units?
A:	If the merger is completed, your LRE common units will be cancelled and converted automatically into the right to receive a number of Vanguard common units equal to 0.550 (the “exchange ratio”) multiplied by the number of LRE common units you hold. No fractional Vanguard common units will be issued. Holders of LRE common units to whom fractional units would have otherwise been issued will be entitled to receive, subject to applicable withholding, a cash payment in lieu of such fractional interest based on the average of the closing sale prices of the Vanguard common units over the ten consecutive full trading days ending at the close of trading on the full trading day immediately preceding the closing date of the merger. The exchange ratio for the merger consideration is fixed and will not be adjusted to reflect changes in the price of LRE common units or Vanguard common units prior to the closing of the merger. See “Risk Factors” beginning on page 45 of this proxy statement/prospectus.

Q:	Can I elect to receive cash for my LRE common units?
A:	No. Pursuant to the merger agreement, the consideration to be received by the holders of LRE common units consists of the merger consideration and is fixed at the exchange ratio, in each case as described above.
Q:	What will happen to LRE’s restricted units in the merger?
A:	If the merger is completed, each restricted common unit issued under LRE GP’s Long-Term Incentive Plan (the “LTIP”) that is subject to time-based vesting (an “LRE restricted unit”) and that is outstanding and unvested immediately prior to the effective time will, automatically and without any action on the part of the holder of such LRE restricted unit, become fully vested and the restrictions with respect thereto will lapse and such LRE restricted unit will be deemed to be an LRE common unit for purposes of the merger. See “The Merger Agreement — Treatment of LRE Restricted Units” beginning on page 139 of this proxy statement/prospectus.
Q:	What happens if the merger is not completed?
A:	If the merger agreement is not approved by LRE unitholders or if the merger is not completed for any other reason, you will not receive any form of consideration for your LRE units in connection with the merger. Instead, LRE will remain an independent publicly held limited partnership and its common units will continue to be listed and traded on the New York Stock Exchange (the “NYSE”). Under specified circumstances, LRE may be required to pay Vanguard a termination fee of $7,288,000. In addition, following a termination of the merger agreement in specified circumstances, either LRE or Vanguard will be required to pay up to $1,215,000 in expenses to the other party as described in “The Merger Agreement — Termination Fee” beginning on page 148 and “The Merger Agreement — Expenses” beginning on page 149 of this proxy statement/prospectus.
Q:	Will I continue to receive future distributions?
A:	Before completion of the merger, LRE expects to continue to pay its regular quarterly cash distribution on its common units, which is currently $0.1875 per unit. LRE and Vanguard intend to coordinate the timing of distribution declarations leading up to the merger so that, in any month, a holder of LRE common units will either receive a regular quarterly distribution in respect of its LRE common units or a monthly distribution in respect of Vanguard common units that such holder will receive in the merger (but will not receive distributions in respect of both in any month). However, if the merger is completed at a time in which there is one or more months prior to completion of the merger for which a holder of LRE common units would not receive either a regular quarterly cash distribution covering such month or months or a monthly distribution in respect of the Vanguard common units such holder will receive in the merger, LRE may pay a portion of its regular quarterly cash distribution early to cover such month or months. Receipt of any LRE distributions prior to the completion of the merger will not reduce the merger consideration you receive. After completion of the merger, you will be entitled only to distributions on any Vanguard common units you receive in the merger and hold through the applicable distribution record date.
Q:	What am I being asked to vote on?
A:	LRE’s unitholders are being asked to vote on the following proposals:
•	Proposal 1: to approve the merger agreement, as such agreement may be amended from time to time, a copy of which is attached as Annex A to this proxy statement/prospectus, and the transactions contemplated thereby;
•	Proposal 2: to approve, on an advisory, non-binding basis, the merger-related compensation payments that may become payable to certain of LRE’s named executive officers in connection with the merger; and
•	Proposal 3: to approve the adjournment of the LRE special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the LRE special meeting.

The approval of the proposal to approve the merger agreement and the transactions contemplated thereby by LRE unitholders is a condition to the obligations of LRE and Vanguard to complete the transactions contemplated by the merger agreement. Neither the approval (on an advisory, non-binding basis) of the merger-related compensation proposal nor the approval of the proposal to adjourn is a condition to the obligations of LRE or Vanguard to complete the transactions contemplated by the merger agreement.

Q:	Does the board of directors of LRE’s general partner recommend that unitholders approve the merger agreement and the transactions contemplated thereby?
A:	Yes. The board of directors of LRE GP has unanimously approved the merger agreement and the transactions contemplated thereby, including the merger, and determined that these transactions are in the best interests of the LRE unitholders. Therefore, the board of directors of LRE GP unanimously recommends that you vote “FOR” the proposal to approve the merger agreement and the transactions contemplated thereby at the LRE special meeting. See “Proposal 1: The Merger — Recommendation of LRE GP’s Board of Directors and Its Reasons for the Merger” beginning on page 77 of this proxy statement/prospectus. In considering the recommendation of the board of directors of LRE GP with respect to the merger agreement and the transactions contemplated thereby, including the merger, you should be aware that, in certain cases, directors and executive officers of LRE GP have interests in the merger that may be different from, or in addition to, your interests as a unitholder of LRE. You should consider these interests in voting on this proposal. These different interests are described under “Proposal 1: The Merger — Interests of Directors and Executive Officers of LRE GP in the Merger” beginning on page 132 of this proxy statement/prospectus.
Q:	What are the merger-related compensation payments to certain of LRE’s named executive officers and why am I being asked to vote on them?
A:	The SEC has adopted rules that require LRE to seek an advisory (non-binding) vote on the compensation payments related to the merger. The related compensation payments are certain compensation payments that are tied to or based on the merger and that will or may be paid by LRE to certain of its named executive officers in connection with the merger. This proposal is referred to as the “merger-related compensation proposal.”
Q:	Does the board of directors of LRE GP recommend that unitholders approve the merger-related compensation proposal?
A:	Yes. The board of directors of LRE GP unanimously recommends that you vote “FOR” the merger-related compensation proposal. See “Proposal 2: Approval of Merger-Related Compensation” beginning on page 248 of this proxy statement/prospectus.
Q:	What happens if the merger-related compensation proposal is not approved?
A:	Approval of the merger-related compensation proposal is not a condition to completion of the merger. The vote is an advisory vote and is not binding. If the merger is completed, LRE will pay the related compensation to certain of its named executive officers in connection with the merger even if LRE unitholders fail to approve the merger-related compensation proposal.
Q:	Does the board of directors of LRE GP recommend that unitholders approve the adjournment of the LRE special meeting if necessary?
A:	Yes. The board of directors of LRE GP unanimously recommends that you vote “FOR” the proposal to adjourn the LRE special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the LRE special meeting. See “Proposal 3: Adjournment of the LRE Special Meeting” beginning on page 249 of this proxy statement/prospectus.

Q:	What unitholder vote is required for the approval of each proposal?
A:	The following are the vote requirements for the proposals:
•	Proposal 1: Approval of the Merger Agreement. The affirmative vote of the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units. Accordingly, abstentions, broker non-votes (if any) and unvoted units will have the same effect as votes “AGAINST” approval.
•	Proposal 2: Approval of Merger-Related Compensation. The affirmative vote of the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units. Accordingly, abstentions, broker non-votes (if any) and unvoted units will have the same effect as votes “AGAINST” approval.
•	Proposal 3: Adjournment of the LRE Special Meeting (if necessary). If a quorum is present at, and if a limited partner vote is solicited on adjournment of, the meeting, the affirmative vote of the holders of a majority of the outstanding LRE common units will be required to approve the proposal. If a quorum is not present at the meeting, the affirmative vote of the holders of a majority of the outstanding LRE common units present and entitled to be voted at such meeting represented either in person or by proxy, will be required to approve the proposal. Accordingly, if a quorum is present, abstentions, broker non-votes and unvoted units will have the same effect as votes “AGAINST” the proposal. If a quorum is not present, abstentions and broker non-votes will have the same effect as votes “AGAINST” the proposal, and unvoted units will have no effect on the approval of the proposal.

Simultaneously with the execution of the merger agreement, Vanguard entered into a Voting and Support Agreement (the “original support agreement”) with each of LRR A, LRR B and LRR C, as holders of certain of the issued and outstanding LRE common units (collectively, the “Holders”), LRE, LRE GP, and, solely for certain restrictions on the sale of Vanguard common units, LRM, LRR II-A and LRR II-C. On May 21, 2015, in connection with the execution of the Eagle Rock merger agreement, the parties to the original support agreement entered into an Amended and Restated Voting and Support Agreement (the “amended and restated support agreement”). Pursuant to the amended and restated support agreement, the Holders have agreed to vote all of their LRE common units in favor of the merger agreement and to take certain other specified actions in furtherance of the merger. Collectively, the Holders hold common units representing approximately 30.5% of the votes of LRE’s outstanding common units as of August 27, 2015.

Q:	What constitutes a quorum for the LRE special meeting?
A:	The holders of a majority of the outstanding LRE common units must be represented in person or by proxy at the meeting in order to constitute a quorum.
Q:	When is this proxy statement/prospectus being mailed?
A:	This proxy statement/prospectus and the proxy card are first being sent to LRE unitholders on or about September 4, 2015.
Q:	Who is entitled to vote at the LRE special meeting?
A:	Holders of LRE’s common units outstanding as of the close of business on August 28, 2015, the record date for the determination of unitholders entitled to notice of and to vote at the LRE special meeting, are entitled to one vote per unit at the LRE special meeting.

At the close of business on August 28, 2015, there were 28,074,433 common units outstanding, all of which are entitled to be voted at the LRE special meeting.

Q:	When and where is the LRE special meeting?
A:	The special meeting will be held at Two Allen Center, 1200 Smith Street, the Forum Assembly Room on the 12th Floor, Houston, TX 77002, on October 5, 2015 at 10:00 a.m., local time.

Q:	How do I vote my LRE common units, or cause my LRE common units to be voted, at the LRE special meeting?
A:	There are four ways you may cause your LRE common units to be voted at the LRE special meeting:
•	In Person. If you are a unitholder of record, you may vote in person at the LRE special meeting. Units held by a broker, bank, nominee or other holder of record may be voted in person by you only if you obtain a legal proxy from the record holder (which is your broker, bank, nominee or other holder of record) giving you the right to vote the units;
•	Via the Internet. You may submit a proxy electronically via the Internet by accessing the Internet address provided on each proxy card (if you are a unitholder of record) or vote instruction card (if your LRE common units are held by a broker, bank, nominee or other holder of record);
•	By Telephone. You may submit a proxy by using the toll-free telephone number listed on the enclosed proxy card (if you are a unitholder of record) or vote instruction card (if your LRE common units are held by a broker, bank, nominee or other holder of record); or
•	By Mail. You may submit a proxy by filling out, signing and dating the enclosed proxy card (if you are a unitholder of record) or vote instruction card (if your LRE common units are held by a broker, bank, nominee or other holder of record) and returning it by mail in the prepaid envelope provided.

Even if you plan to attend the LRE special meeting in person, your plans may change, thus you are encouraged to submit your proxy as described above so that your vote will be counted if you later decide not to attend the LRE special meeting.

If your LRE common units are held by a broker, bank, nominee or other holder of record, also known as holding units in “street name,” you should receive instructions from the broker, bank, nominee or other holder of record that you must follow in order to have your LRE common units voted. Please review such instructions to determine whether you will be able to submit your proxy via Internet or by telephone. The deadline for submitting your proxy by telephone or electronically through the Internet is 11:59 p.m. Eastern Time October 4, 2015 (the “Telephone/Internet deadline”).

Q:	If my LRE common units are held in “street name” by my broker, will my broker automatically vote my LRE common units for me?
A:	No. If your LRE common units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your LRE common units by following the instructions that the broker or other nominee provides to you with these materials. Most brokers offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your LRE common units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. Because the only proposals for consideration at the LRE special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the LRE special meeting. If there are any broker non-votes, they will be counted as units that are present and entitled to be voted for purposes of determining the presence of a quorum, but the broker or other nominee will not be able to vote on those matters for which specific authorization is required. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on the proposal to approve the merger agreement and the transactions contemplated thereby. A broker non-vote (if any) will have the same effect as a vote cast “AGAINST” (i) approval of the merger agreement and the transactions contemplated thereby, (ii) approval of the merger-related compensation proposal and (iii) approval of the adjournment proposal.

Q:	How will my LRE common units be represented at the LRE special meeting?
A:	If you submit your proxy by telephone, the Internet website or by signing and returning your proxy card, the officers named in your proxy card will vote your LRE common units in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how you would like to vote your LRE common units, your LRE common units will be voted as the board of directors of LRE GP recommends, which is:
•	Proposal 1: “FOR” the approval of the merger agreement and the transactions contemplated thereby;
•	Proposal 2: “FOR” the approval, on an advisory, non-binding basis, the merger-related compensation payments that may become payable to certain of LRE’s named executive officers in connection with the merger; and
•	Proposal 3: “FOR” the approval of the adjournment of the LRE special meeting if necessary to solicit additional proxies if there are not sufficient votes to approval the merger agreement at the time of the special meeting.

If you hold your LRE common units through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Q:	Who may attend the LRE special meeting?
A:	LRE unitholders (or their authorized representatives) and LRE’s invited guests may attend the LRE special meeting. All attendees should be prepared to present government-issued photo identification (such as a driver’s license or passport) for admittance.
Q:	Is my vote important?
A:	Yes, your vote is very important. If you do not submit a proxy or vote in person at the LRE special meeting, it will be more difficult for LRE to obtain the necessary quorum to hold the LRE special meeting. In addition, an abstention or your failure to submit a proxy or to vote in person will have the same effect as a vote cast “AGAINST” approval of the merger agreement and the transactions contemplated thereby. If you hold your LRE common units through a broker or other nominee, your broker or other nominee will not be able to cast a vote on such approval without instructions from you. The board of directors of LRE GP recommends that you vote “FOR” the approval of the merger agreement and the transactions contemplated thereby.
Q:	Can I revoke my proxy?
A:	Yes. If you are a unitholder of record, you may revoke or change your proxy at any time before the Telephone/Internet deadline or before the polls close at the LRE special meeting by:
•	sending a written notice, no later than the Telephone/Internet deadline, to LRE at Heritage Plaza, 1111 Bagby Street, Suite 4600, Suite 4600, Houston, Texas 77002, Attn: Secretary, that bears a date later than the date of the proxy and is received prior to the LRE special meeting and states that you revoke your proxy;
•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the LRE special meeting; or
•	attending the LRE special meeting and voting by ballot in person (your attendance at the LRE special meeting will not, by itself, revoke any proxy that you have previously given).
Q:	What happens if I sell my LRE common units after the record date but before the LRE special meeting?
A:	The record date for the LRE special meeting is earlier than the date of the LRE special meeting and the date that the transactions contemplated by the merger agreement are expected to be completed. If you sell or otherwise transfer your LRE common units after the record date but before the date of the LRE special meeting, you will retain your right to vote at the LRE special meeting. However, you will not have the right to receive the merger consideration to be received by LRE’s unitholders in the merger. In order to receive the merger consideration, you must hold your LRE common units through completion of the merger.
Q:	What does it mean if I receive more than one proxy card or vote instruction card?
A:	Your receipt of more than one proxy card or vote instruction card means that you have multiple accounts with LRE’s transfer agent or with a brokerage firm, bank, nominee or other holder of record. If submitting your proxy by mail, please sign and return all proxy cards or vote instruction cards to ensure that all of your LRE common units are voted. Each proxy card or vote instruction card represents a distinct number of units, and it is the only means by which those particular units may be voted by proxy.
Q:	Am I entitled to appraisal rights if I vote against the approval of the merger agreement?
A:	No. Appraisal rights are not available in connection with the merger under the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”) or under the LRE partnership agreement.
Q:	Is completion of the merger subject to any conditions?
A:	Yes. In addition to the approval of the merger agreement by LRE unitholders, completion of the transactions contemplated by the merger agreement requires the satisfaction or, to the extent permitted by applicable law, waiver of the other conditions specified in the merger agreement. See “The Merger Agreement — Conditions to Consummation of the Transactions Contemplated by the Merger Agreement” beginning on page 140 of this proxy statement/prospectus.
Q:	When do you expect to complete the merger?
A:	LRE and Vanguard are working towards completing the merger promptly. LRE and Vanguard currently expect to complete the transactions contemplated by the merger agreement, including the merger, in October 2015, subject to receipt of LRE’s unitholder approval and other usual and customary closing conditions. However, no assurance can be given as to when, or if, the merger will occur.
Q:	How does the proposed merger relate to Vanguard’s proposed merger with Eagle Rock?
A:	On May 21, 2015, Vanguard and Talon Merger Sub, LLC (“Talon Merger Sub”), an indirect wholly owned subsidiary of Vanguard, entered into an Agreement and Plan of Merger with Eagle Rock and Eagle Rock GP (as it may be amended from time to time, the “Eagle Rock merger agreement”), pursuant to which, subject to the terms and conditions thereof, Talon Merger Sub will be merged with and into Eagle Rock, with Eagle Rock continuing as the surviving entity and a wholly owned indirect subsidiary of Vanguard (the “Eagle Rock merger”). Under the terms of the Eagle Rock merger agreement, holders of Eagle Rock common units will receive 0.185 Vanguard common units for each Eagle Rock common unit held. The exchange ratio for the Eagle Rock merger is fixed and will not be adjusted to reflect changes in the price of Eagle Rock common units or Vanguard common units prior to the closing of the transactions contemplated by the Eagle Rock merger agreement. Prior to entering into the Eagle Rock merger agreement, Vanguard obtained the consent of the board of directors of LRE GP as required under Section 4.2 of the merger agreement pursuant to a letter agreement by and among Vanguard, LRE GP and LRE.

A joint proxy statement/prospectus will be mailed to unitholders of Vanguard and Eagle Rock in connection with the Eagle Rock merger. The Eagle Rock merger is a transaction separate and apart from the merger, and the completion of the Eagle Rock merger is not a condition to the completion of the merger, and the completion of the merger is not a condition to the completion of the Eagle Rock merger.

Q:	What are the expected U.S. federal income tax consequences to an LRE common unitholder as a result of the transactions contemplated by the merger agreement?
A:	It is anticipated that no gain or loss will be recognized by a holder of LRE common units solely as a result of the merger, other than (i) such unitholder’s distributive share of any gain recognized by LRE as a result of the receipt of the aggregate amount of any cash in lieu of fractional Vanguard common units to be received by the LRE unitholders and (ii) any net decrease in such LRE unitholder’s share of partnership liabilities pursuant to Section 752 of the Internal Revenue Code of 1986, as amended (the “Code”) to the extent such decrease exceeds such LRE unitholder’s adjusted tax basis in its LRE units at the closing of the merger.

Please read “Risk Factors — Risk Factors Relating to the Merger” and “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to LRE Common Unitholders.”

Q:	Under what circumstances could the merger result in a holder of LRE common units recognizing taxable income or gain?
A:	For U.S. federal income tax purposes, LRE will be deemed to contribute all of its assets to Vanguard in exchange for Vanguard common units, the assumption of LRE’s liabilities and cash in lieu of fractional Vanguard common units, followed by a liquidation of LRE in which Vanguard common units and cash are distributed to LRE unitholders. The actual receipt of cash and the deemed receipt of cash by LRE in the merger could trigger gain to LRE either because it would be treated as part of a sale or because it exceeds LRE’s adjusted tax basis in its assets at the closing of the merger, and any such gain would be allocated to the LRE unitholders pursuant to the LRE partnership agreement. LRE expects that the actual receipt of cash and the deemed receipt of cash by LRE will qualify for one or more exceptions to sale treatment, and LRE does not currently expect that it will recognize gain as a result of the deemed receipt of cash in the merger exceeding its adjusted tax basis in its assets. In addition, as a result of the merger, the holders of LRE common units who receive Vanguard common units will become limited partners of Vanguard for U.S. federal income tax purposes and will be allocated a share of Vanguard’s nonrecourse liabilities. Each holder of LRE common units will be treated as receiving a deemed cash distribution equal to the excess, if any, of such LRE unitholder’s share of nonrecourse liabilities of LRE immediately before the merger over such common unitholder’s share of nonrecourse liabilities of Vanguard immediately following the merger. If the amount of cash actually received plus any deemed cash distribution received by a holder of LRE common units exceeds such common unitholder’s basis in his LRE units, such common unitholder will recognize gain in an amount equal to such excess. While there can be no assurance, Vanguard and LRE expect that most holders of LRE common units will not recognize gain in this manner. The amount and effect of any gain that may be recognized by holders of LRE common units will depend on such unitholder’s particular situation, including the ability of such unitholder to utilize any suspended passive losses. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to LRE,” “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to LRE Common Unitholders” and “Risk Factors Relating to the Merger.”
Q:	What are the expected U.S. federal income tax consequences for a holder of LRE common units of the ownership of Vanguard common units after the merger is completed?
A:	Each holder of LRE common units who becomes a Vanguard unitholder as a result of the merger will, as is the case for existing Vanguard common unitholders, be allocated such unitholder’s distributive share of Vanguard’s income, gains, losses, deductions and credits. In addition to U.S. federal income taxes arising as a result of such allocations, such a holder will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which Vanguard conducts business or owns property or in which the unitholder is resident. Please read “Material U.S. Federal Income Tax Consequences of Vanguard Common Unit Ownership.”
Q:	Assuming the merger closes before December 31, 2015, how many Schedule K-1s will I receive if I am an LRE unitholder?
A:	If you are a holder of LRE common units, you will receive two Schedule K-1s, one from LRE, which will report your share of LRE’s income, gain, loss and deduction for the portion of the tax year that you held LRE units prior to the effective time of the merger, and one from Vanguard, which will report your share of Vanguard’s income, gain, loss and deduction for the portion of the tax year you held Vanguard common units following the effective time of the merger.

At the effective time of the merger, LRE will be treated as a terminated partnership under Section 708 of the Code. Therefore, as a result of the merger, LRE’s taxable year will end as of the date of the merger, and LRE will be required to file a final U.S. federal income tax return for the taxable year ending on the date the merger is effective. LRE expects to furnish a Schedule K-1 to each LRE unitholder, and Vanguard expects to furnish a Schedule K-1 to each Vanguard unitholder, within 90 days of the closing of Vanguard’s taxable year on December 31, 2015.

Q:	What do I need to do now?
A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement/prospectus, including its annexes. Then, please vote your LRE common units or submit your proxy in accordance with the instructions described above.

If you hold units through a broker or other nominee, please instruct your broker or nominee to vote your LRE common units by following the instructions that the broker or nominee provides to you with these materials.

Q:	Should I send in my unit certificates now?
A:	No. LRE unitholders should not send in their unit certificates at this time. After completion of the merger, Vanguard’s exchange agent will send you a letter of transmittal and instructions for exchanging your LRE common units for the merger consideration. All Vanguard common units issued pursuant to the transactions contemplated by the merger agreement will be issued in book-entry form, without physical certificates.
Q:	Who should I call with questions?
A:	LRE unitholders should call Morrow & Co., LLC (“Morrow”), LRE’s proxy solicitor, toll-free at (855) 264-1296 (banks and brokers can call collect at (203) 658-9400) with any questions about the merger or the LRE special meeting, or to obtain additional copies of this proxy statement/prospectus, proxy cards or voting instruction forms.

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. You are urged to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus because the information in this section does not provide all the information that might be important to you with respect to the merger agreement, the merger and the other matters being considered at the LRE special meeting. See “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.

The Parties (See page 61)

Vanguard Natural Resources, LLC (“Vanguard”) is a Delaware limited liability company with common units traded on the NASDAQ Global Select Market (“NASDAQ”) under the symbol “VNR.” Vanguard is an independent energy company focused on the acquisition, exploitation and development of mature, long-lived oil and natural gas properties in the United States. Vanguard’s properties and oil and natural gas reserves are located primarily in nine operating basins in Wyoming, Colorado, Texas, New Mexico, Mississippi, Montana, Arkansas, Oklahoma and North Dakota. Vanguard’s principal executive offices are located at 5847 San Felipe, Suite 3000, Houston, Texas 77057, and its telephone number is (832) 327-2255.

LRR Energy, L.P. (“LRE”) is a Delaware limited partnership formed in April 2011 by Lime Rock Management LP (“LRM”), an affiliate of Lime Rock Resources A, L.P. (“LRR A”), Lime Rock Resources B, L.P. (“LRR B”) and Lime Rock Resources C, L.P. (“LRR C” and, together with LRR A and LRR B, “Fund I”), to operate, acquire, exploit and develop producing oil and natural gas properties in North America with long-lived, predictable production profiles. LRE’s properties consist of mature, low-risk onshore oil and natural gas reservoirs with long-lived, predictable production profiles located across three diverse producing regions: (i) the Permian Basin region in West Texas and Southeast New Mexico, (ii) the Mid-Continent region in Oklahoma and East Texas and (iii) the Gulf Coast region in Texas. LRE’s common units are traded on the NYSE under the symbol “LRE”. LRE GP, LLC, a Delaware limited liability company (“LRE GP”), is LRE’s general partner. LRE’s principal executive offices are located at Heritage Plaza, 1111 Bagby Street, Suite 4600, Houston, Texas 77002, and its telephone number is (713) 292-9510.

Lighthouse Merger Sub, LLC (“Merger Sub”) is a Delaware limited liability company and wholly owned subsidiary of Vanguard. Merger Sub was created for purposes of the merger and has not carried on any activities to date, other than activities incidental to its formation or undertaken in connection with the transactions contemplated by the merger agreement.

Each of LRM, LRR A, LRR B, LRR C, Lime Rock Resources II-A, L.P. (“LRR II-A”) and Lime Rock Resources II-C, L.P. (“LRR II-C”) are Delaware limited partnerships and affiliates of LRE that own limited liability company interests in LRE GP.

The Merger (See page 68)

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for the merger of Merger Sub with and into LRE, with LRE continuing as the surviving entity, and, at the same time, the purchase by Vanguard of all of the outstanding limited liability company interests in LRE GP, resulting in both LRE and LRE GP becoming wholly owned subsidiaries of Vanguard.

Merger Consideration (See page 139)

The merger agreement provides that, at the effective time of the merger (the “effective time”), each LRE common unit issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.550 Vanguard common units. Any LRE common units that are owned by LRE or Vanguard or any of their respective subsidiaries at the effective time will be cancelled and cease to exist, without any conversion or payment of consideration in respect thereof.

Treatment of LRE Restricted Units (See page 139)

Under the merger agreement, each LRE restricted unit that is outstanding and unvested immediately prior to the effective time will, at the effective time, become fully vested and the restrictions with respect thereto will lapse and such LRE restricted unit be deemed to be an LRE common unit for purposes of the merger.

LRE Special Unitholder Meeting; Unitholders Entitled to Vote; Vote Required (See page 63)

Meeting.  The special meeting will be held at Two Allen Center, 1200 Smith Street, the Forum Assembly Room on the 12th Floor, Houston, TX 77002 on October 5, 2015 at 10:00 a.m., local time. At the LRE special meeting, LRE unitholders will be asked to vote on the following proposals:

•	Proposal 1: to approve the merger agreement, as such agreement may be amended from time to time, and the transactions contemplated thereby;
•	Proposal 2: to approve, on an advisory, non-binding basis, the merger-related compensation payments that may become payable to certain of LRE’s named executive officers in connection with the merger; and
•	Proposal 3: to approve the adjournment of the special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

Record Date.  Only LRE unitholders of record at the close of business on August 28, 2015, the record date for the determination of holders entitled to notice of and to vote at the LRE special meeting, will be entitled to receive notice of and to vote at the LRE special meeting. As of the close of business on August 28, 2015, there were 28,074,433 LRE common units outstanding and entitled to be voted at the meeting. Each holder of LRE common units is entitled to one vote for each unit owned as of the record date.

Required Vote.  To approve the merger agreement and the transactions contemplated thereby, the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units must vote in favor of such proposal. LRE cannot complete the merger unless its unitholders approve the merger agreement and the transactions contemplated thereby. Simultaneous with the execution of the merger agreement, certain affiliates of LRE, as holders of certain of the issued and outstanding LRE common units, have entered into an amended and restated voting and support agreement with Vanguard, pursuant to which they have agreed to vote all of their LRE common units in favor of the approval of the merger agreement and to take other actions in furtherance of the transactions contemplated by the merger agreement. Collectively, these LRE unitholders hold common units representing approximately 30.5% of the votes of LRE’s outstanding common units as of August 27, 2015. Because approval of this proposal is based on the affirmative vote of the holders of a majority of the outstanding LRE common units, an LRE unitholder’s failure to vote, an abstention from voting or the failure of an LRE unitholder who holds his or her units in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee will have the same effect as a vote cast “AGAINST” approval of the merger agreement and the transactions contemplated thereby.

To approve (on an advisory, non-binding basis) the proposal regarding the merger-related compensation payments that may become payable to certain of LRE’s named executive officers in connection with the merger, the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units must vote in favor of such proposal. Because approval of this proposal is based on the affirmative vote of the holders of a majority of the outstanding LRE common units, an LRE unitholder’s failure to vote, an abstention from voting or the failure of an LRE unitholder who holds his or her units in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee will have the same effect as a vote cast “AGAINST” approval of the merger–related compensation payments.

To approve the adjournment of the LRE special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting if a quorum is present at, and if a limited partner vote is solicited on adjournment of, the meeting, the holders of a majority of the outstanding LRE common units must vote in favor of the proposal. If a quorum is not present at the meeting, the affirmative vote of the holders of a majority of the outstanding LRE common units present and entitled to be voted at such meeting represented either in person or by proxy is required to adjourn. Because approval of this proposal is based on the affirmative vote of the holders of a majority of the outstanding LRE common units if a quorum is present, if a limited partner vote is solicited, an LRE unitholder’s failure to vote, an abstention from voting or the failure of an LRE unitholder who holds his or her units in “street name”

through a broker or other nominee to give voting instructions to such broker or other nominee will have the same effect as a vote cast “AGAINST” approval of this proposal.

Unit Ownership of and Voting by LRE GP’s Directors and Executive Officers.  At the close of business on the record date for the LRE special meeting, LRE GP’s directors and executive officers and their affiliates beneficially owned and had the right to vote 8,962,552 LRE common units at the LRE special meeting, which represents approximately 32% of the LRE common units entitled to be voted at the LRE special meeting. It is expected that LRE GP’s directors and executive officers will vote their units “FOR” the approval of the merger agreement and the transactions contemplated thereby, although none of them has entered into any agreement requiring them to do so.

LRE Unitholder Proposals.  Ownership of LRE common units does not entitle LRE common unitholders to make proposals at the LRE special meeting. The LRE partnership agreement gives LRE GP the right to make rules regarding the conduct of such meetings and only permits the limited partners of LRE to have the right to vote on matters they are entitled to vote on under the LRE partnership agreement or with respect to matters that LRE GP determines to submit to a vote of the limited partners of LRE. As a result, LRE GP may adopt a rule for such meetings that only LRE GP may make proposals at such meetings, and it is expected that LRE GP will adopt such a rule for the LRE special meeting.

LRE’s Reasons for the Merger; Recommendation of LRE GP’s Board of Directors and LRE GP’s Conflicts Committee (See pages 77 and 83)

The conflicts committee of the board of directors of LRE GP (the “LRE GP conflicts committee”) has determined that the merger agreement is advisable to and in the best interests of LRE and its unitholders who are not affiliates of LRE GP and has approved the merger agreement and recommended that the board of directors of LRE GP approve the merger agreement. Based upon, among other things, the recommendation of the LRE GP conflicts committee, the board of directors of LRE GP has determined that the merger agreement and the transactions contemplated thereby are in the best interests of LRE and its unitholders and recommends that LRE unitholders vote “FOR” the approval of the merger agreement and the transactions contemplated thereby.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the board of directors of LRE GP considered a number of factors in its deliberations in addition to the recommendation of the LRE GP conflicts committee. For a more complete discussion of these factors, see “Proposal 1: The Merger — Recommendation of LRE GP’s Board of Directors and Its Reasons for the Merger” and “Proposal 1: The Merger — Recommendation of the LRE GP Conflicts Committee and Its Reasons for the Merger.”

Voting and Support Agreement (See page 124)

Simultaneous with the execution of the merger agreement, Vanguard entered into a Voting and Support Agreement (the “original support agreement”) with each of LRR A, LRR B and LRR C, as holders of certain of the issued and outstanding LRE common units (collectively, the “Holders”), LRE, LRE GP, and, solely for certain restrictions on the sale of Vanguard common units, LRM, LRR II-A and LRR II-C (the “Non-Fund I GP Sellers”). On May 21, 2015, in connection with the execution of the Eagle Rock merger agreement, the parties to the original support agreement entered into an Amended and Restated Voting and Support Agreement (the “amended and restated support agreement”). Collectively, the Holders hold LRE common units representing approximately 30.5% of the votes of LRE’s outstanding common units as of August 27, 2015.

In accordance with the amended and restated support agreement, the Holders have agreed, among other things, subject to a change in recommendation by the board of directors of LRE GP, to vote or cause to be voted all of their units, including LRE common units owned by such Holders, in favor of the merger and the approval of the merger agreement and against alternative proposals or other proposals made in opposition to approval of the merger agreement and other actions or transactions which might materially impede or interfere with the merger or the transactions contemplated by the merger agreement. The Holders also agreed to provide Vanguard with an irrevocable proxy over all of their LRE common units, which will empower Vanguard, subject to the terms of the amended and restated support agreement, to vote those units in favor of the merger and the transactions contemplated thereby on behalf of the Holders. The foregoing obligations will terminate upon the earliest to occur of (a) the consummation of the merger and (b) the valid termination of the merger agreement in accordance with its terms.

The Holders have also agreed to certain restrictions under the amended and restated support agreement, including but not limited to: (i) a restriction on transferring more than 15% of their LRE common units prior to the earlier of the completion of the merger and the valid termination of the merger agreement in accordance with its terms and (ii) a restriction on soliciting or encouraging alternative proposals. Furthermore, the Holders agreed to promptly notify Vanguard of any alternative proposal that they receive and to keep Vanguard reasonably informed on the material developments of any such alternative proposals. For a period beginning at the effective time of the merger and continuing for a period of 90 days thereafter, the Holders and the Non-Fund I GP Sellers have also agreed not to sell, contract to sell, transfer or otherwise dispose of any Vanguard common units (or any security exercisable or exchangeable for Vanguard common units) received in the transactions contemplated by the merger agreement, provided that, on each trading day during such period, the Holders and the Non-Fund I GP Sellers may sell, contract to sell, transfer or otherwise dispose of an aggregate number of Vanguard common units (or any security exercisable or exchangeable for Vanguard common units), on a daily basis, not to exceed 10% of the average daily trading volume of Vanguard common units during the four weeks immediately prior to the first day of the calendar month in which such transaction occurs. Vanguard and the Holders have also agreed to a mutual two-year non-solicitation of employees commencing at the effective time of the merger.

For a more complete discussion of the amended and restated support agreement, see “Proposal 1: The Merger — Voting and Support Agreement.”

Termination and Continuing Obligations Agreement (See page 127)

As a condition to closing of transactions contemplated under the merger agreement, the parties have agreed to execute and deliver a Termination and Continuing Obligations Agreement (the “termination agreement”) substantially in the form attached as an exhibit to the merger agreement. Pursuant to the termination agreement, (i) the omnibus agreement among LRE, LRE GP, LRE Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of LRE (“OLLC”), the Holders, LRR GP, LLC, a Delaware limited liability company and the ultimate general partner of each of the Holders, and LRM, will be terminated and (ii) the Holders, severally and in proportion to each entity's property contributor percentage, will agree to indemnify LRE, LRE GP, OLLC and all of their respective subsidiaries from and against any losses arising out of any income tax liabilities attributable to the ownership or operation of the oil and natural gas properties owned or leased by any of LRE, LRE GP, OLLC or their respective subsidiaries prior to the closing of the LRE's initial public offering. The indemnification obligations of the Holders under the termination agreement will survive until the first anniversary of the closing date of the merger. See “Proposal 1: The Merger — Termination and Continuing Obligations Agreement.”

Registration Rights Agreement (See page 127)

Simultaneous with the execution of the merger agreement, Vanguard entered into a Registration Rights Agreement (the “original registration rights agreement”) with the Holders and Non-Fund I GP Sellers. On May 21, 2015, in connection with the execution of the Eagle Rock merger agreement, the parties to the original registration rights agreement entered into an Amended and Restated Registration Rights Agreement (the “amended and restated registration rights agreement”). Pursuant to the amended and restated registration rights agreement, among other things, (i) no later than the 14th day following the closing date of the merger, Vanguard will file with the SEC either (a) a shelf registration statement with respect to the public resale of the Vanguard common units received by the Holders and Non-Fund I GP Sellers as consideration in the merger and the acquisition of LRE GP or (b) a post-effective amendment to Vanguard’s existing automatic shelf registration statement on Form S-3, (ii) the Holders and the Non-Fund I GP Sellers will have the right to participate in future underwritten public offerings of Vanguard common units and (iii) subject to certain conditions, Vanguard will be obligated to initiate an underwritten offering of the Vanguard common units received by the Holders and the Non-Fund I GP Sellers as consideration in the merger and the acquisition of LRE GP. For a more complete discussion of the registration rights agreement, see “Proposal 1: The Merger — Registration Rights Agreement.”

Opinions of the Financial Advisor to the LRE GP Board of Directors (See page 90)

The board of directors of LRE GP retained Tudor, Pickering, Holt & Co. Advisors, LLC (“TPH”) as its exclusive financial advisor to provide financial advice and assistance to the board and to provide an opinion to the board in connection with the merger. TPH evaluated the fairness, from a financial point of view, of the merger consideration to be received in the merger by the holders of LRE common units. At a meeting of the board of directors of LRE GP held on April 20, 2015, at the request of the board, TPH orally rendered its opinion to the board that, as of April 20, 2015, based upon and subject to the assumptions, qualifications, limitations and other matters considered by TPH in connection with the preparation of its opinion, the merger consideration to be received in the merger by the holders of LRE common units pursuant to the merger agreement was fair, from a financial point of view, to such unitholders. TPH subsequently confirmed its opinion in writing to the board of directors of LRE GP (the “LRE Opinion”).

Pursuant to the merger agreement, Vanguard’s entering into and performing the Eagle Rock merger agreement and consummating the transactions contemplated by the Eagle Rock merger agreement (the “Eagle Rock Transactions”), including the Eagle Rock merger, required the prior consent of the board of directors of LRE GP. Accordingly, in connection with its negotiation of the Eagle Rock merger agreement, Vanguard sought such consent of the board of directors of LRE GP (the “Consent”). The board of directors of LRE GP retained TPH as its exclusive financial advisor to provide financial advice and assistance to the board and to provide an opinion to the board in connection with the board’s consideration of the Consent. TPH evaluated the fairness, from a financial point of view, to Vanguard, giving pro forma effect to the consummation of the transactions contemplated by the merger agreement (the “LRE Transactions”) (“New Vanguard”), of the consideration to be paid by New Vanguard pursuant to the Eagle Rock merger agreement (the “Eagle Rock merger consideration”). At a meeting of the board of directors of LRE GP held on May 21, 2015, at the request of the board, TPH orally rendered its opinion to the board that, as of May 21, 2015, based upon and subject to the assumptions, qualifications, limitations and other matters considered by TPH in connection with the preparation of its opinion, the Eagle Rock merger consideration to be paid by New Vanguard pursuant to the Eagle Rock merger agreement was fair, from a financial point of view, to New Vanguard. TPH subsequently confirmed its opinion in writing to the board of directors of LRE GP (the “Eagle Rock Opinion”).

The full text of the LRE Opinion, dated April 20, 2015, and the Eagle Rock Opinion, dated May 21, 2015, each of which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TPH in rendering its opinions, are attached as Annex C and Annex D to this proxy statement/prospectus and are incorporated herein by reference. The summary of the TPH opinions set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinions. LRE unitholders are urged to read each TPH opinion carefully and in its entirety. TPH provided its opinions for the information and assistance of the board of directors of LRE GP in connection with (i) its consideration of the merger and (ii) its consideration of the Consent. Neither TPH opinion nor the summaries thereof, nor the related analyses disclosed in this proxy statement/prospectus, constitutes a recommendation as to how the board of directors of LRE GP, any holder of securities in LRE, Vanguard or Eagle Rock or any other person should act or vote with respect to the LRE Transactions, the Eagle Rock Transactions, the Consent or any other matter. TPH did not express any view on, and neither opinion addressed, any other term or aspect of the merger agreement, the LRE Transactions, the Eagle Rock merger agreement or the Eagle Rock Transactions. TPH did not express any opinion as to the price at which Vanguard common units, LRE common units or Eagle Rock common units will trade at any time or as to the impact of the LRE Transactions or the Eagle Rock Transactions on the solvency or viability of LRE, Vanguard or Eagle Rock or the ability of each of LRE, Vanguard or Eagle Rock to pay its obligations when they become due.

See “The Merger — Opinions of the Financial Advisor to the LRE GP Board of Directors” beginning on page 90. See also Annex C and Annex D to this proxy statement/prospectus.

Opinions of the Financial Advisor to the LRE GP Conflicts Committee (See page 103)

In connection with the merger, Simmons & Company International (“Simmons”) delivered its opinion to the LRE GP conflicts committee to the effect that, as of April 20, 2015, and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the terms of the merger contemplated by the merger agreement were fair from a financial point of view to the holders of common units of LRE other than LRM or affiliate entities (the “unaffiliated LRE unitholders”).

In connection with the LRE GP conflicts committee’s consideration of whether to consent to the Eagle Rock merger, Simmons delivered its opinion to the LRE GP conflicts committee to the effect that, as of May 20, 2015, and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, the terms of the Eagle Rock merger contemplated by the Eagle Rock merger agreement were fair from a financial point of view to the unaffiliated LRE unitholders.

The full text of Simmons’ written opinion, dated April 20, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex E.

The full text of Simmons’ written opinion, dated May 20, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex F.

Simmons’ opinion, dated April 20, 2015, was provided to the LRE GP conflicts committee in connection with the LRE GP conflicts committee’s consideration of the merger agreement, does not address any other aspect of the proposed merger agreement or the Eagle Rock merger and does not constitute a recommendation as to how any holder of interests in LRE or any other party to the merger or the Eagle Rock merger should vote or act with respect to the merger agreement, the Eagle Rock merger or any other matter. Simmons’ opinion, dated May 20, 2015, was provided to the LRE GP conflicts committee in connection with the LRE GP conflicts committee’s consideration of whether to consent to the Eagle Rock merger, does not address any other aspect of the proposed merger agreement, or the Eagle Rock merger, and does not constitute a recommendation as to how any holder of interests in LRE or any other party to the merger agreement or the Eagle Rock merger should vote or act with respect to the merger, the Eagle Rock merger or any other matter. See “The Merger — Opinions of the Financial Advisor to the LRE GP Conflicts Committee” beginning on page 103. See also Annex E and Annex F to this proxy statement/prospectus.

Vanguard Unitholder Approval is Not Required (See page 135)

Vanguard unitholders are not required to approve the merger agreement or approve the merger or the issuance of Vanguard common units in connection with the merger.

Ownership of Vanguard After the Merger (See page 135)

Vanguard will issue approximately 15.44 million Vanguard common units to former LRE unitholders (which does not include the 12,320 Vanguard common units to be issued to the former members of LRE GP) pursuant to the transactions contemplated by the merger agreement. Additionally, if the Eagle Rock merger is consummated, Vanguard will issue approximately 28.75 million Vanguard common units to former Eagle Rock unitholders pursuant to the transactions contemplated by the Eagle Rock merger agreement. Further, the number of Vanguard common units outstanding will increase after the date of this proxy statement/prospectus if Vanguard sells additional common units to the public.

If the Eagle Rock merger is consummated pursuant to the terms and conditions of the Eagle Rock merger agreement, based on the number of Vanguard common units outstanding as of August 27, 2015, immediately following the later to occur of the transactions contemplated by the merger agreement and the Eagle Rock merger agreement, Vanguard expects to have approximately 130.80 million Vanguard common units outstanding (including the 12,320 Vanguard common units issued to the members of LRE GP). Under this scenario, LRE unitholders would be expected to hold approximately 11.8% of the aggregate number of Vanguard common units outstanding immediately after the completion of the merger and the Eagle Rock merger.

If, however, the Eagle Rock merger is not consummated pursuant to the terms and conditions of the Eagle Rock merger agreement, based on the number of Vanguard common units outstanding as of August 27, 2015, immediately following the completion of the merger, Vanguard expects to have approximately 102.05 million common units outstanding (including the 12,320 Vanguard common units issued to the members of LRE GP). Under this scenario, LRE unitholders would be expected to hold approximately 15.1% of the aggregate number of Vanguard common units outstanding immediately after the completion of the merger.

Interests of Directors and Executive Officers of LRE GP in the Merger (See page 132)

LRE GP’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of the LRE unitholders generally. Except as noted below, the members of the board of directors of LRE GP were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to LRE’s unitholders that the merger agreement be approved.

These interests include:

•	The Vice President and Chief Financial Officer and the independent directors of LRE GP hold restricted units issued under the LTIP that are subject to time-based vesting. Each LRE restricted unit that is outstanding and unvested immediately prior to the effective time of the merger will, automatically and without any action on the part of the holder of such LRE restricted unit, become fully vested and the restrictions with respect thereto will lapse and such LRE restricted unit will be deemed to be LRE common units for purposes of the merger. The aggregate value of the Vanguard common units to be received by the Vice President and Chief Financial Officer and the independent directors of LRE GP in connection with the vesting of the LRE restricted units in connection with the merger is currently estimated to be $1.2 million (based on a per unit price of $16.28, the average closing price of Vanguard common units over the first five business days following the first public announcement of the transaction).
•	The employment of one executive officer of LRE GP is expected to be terminated in connection with the merger, and he is expected to receive a cash severance payment of $750,000 immediately prior to the closing of the merger, as well as other cash bonuses in an aggregate amount equal to the sum of $250,000 plus a pro rated portion of a $250,000 annual cash bonus.
•	Eric Mullins and Charles W. Adcock, LRE GP’s Co-Chief Executive Officers, each own a small number (5,840 and 2,250, respectively) of Vanguard common units. The board of directors of LRE GP did not consider these interests in evaluating and negotiating the merger agreement and in recommending to LRE’s unitholders that the merger agreement be approved.
•	LRE GP’s directors and executive officers are entitled to continued indemnification and insurance coverage under the merger agreement.

Risks Relating to the Merger and Ownership of Vanguard Common Units (See page 45)

LRE unitholders should consider carefully all the risk factors together with all of the other information contained in or incorporated by reference in this proxy statement/prospectus before deciding how to vote. Risks relating to the merger and ownership of Vanguard common units are described in the section titled “Risk Factors.” Some of these risks include, but are not limited to, those described below:

•	Because the exchange ratio is fixed and because the market price of Vanguard common units will fluctuate prior to the consummation of the merger, LRE unitholders cannot be sure of the market value of the Vanguard common units they will receive as merger consideration relative to the value of LRE common units they exchange.
•	The merger agreement contains provisions that limit LRE’s ability to pursue alternatives to the merger, could discourage a potential competing acquirer of LRE from making a favorable alternative transaction proposal and, in specified circumstances, could require LRE to reimburse up to $1,215,000 of Vanguard’s out-of-pocket expenses or pay a termination fee to Vanguard of $7,288,000. Following payment of the termination fee, LRE will not be obligated to pay any additional expenses incurred by Vanguard or its affiliates.
•	Certain directors and executive officers of LRE GP have certain interests that are different from those of LRE unitholders generally.
•	LRE unitholders will have a reduced ownership and voting interest in the combined organization after the merger and will exercise less influence over management.

•	Vanguard common units to be received by LRE unitholders as a result of the merger have different rights from LRE common units.
•	No ruling has been requested with respect to the U.S. federal income tax consequences of the merger.
•	The intended U.S. federal income tax consequences of the merger are dependent upon Vanguard and LRE being treated as partnerships for U.S. federal income tax purposes.
•	LRE common unitholders could recognize taxable income or gain for U.S. federal income tax purposes as a result of the merger.
•	Vanguard’s limited liability company agreement restricts the voting rights of unitholders owning 20% or more of its units.
•	Vanguard’s tax treatment depends on its status as a partnership for federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states or local entities. If the IRS treats Vanguard as a corporation or Vanguard becomes subject to a material amount of entity-level taxation for state or local tax purposes, it would substantially reduce the amount of cash available for payment for distributions on Vanguard’s common units.

Material U.S. Federal Income Tax Consequences of the Merger (See page 197)

Tax matters associated with the merger are complicated. The U.S. federal income tax consequences of the merger to an LRE unitholder will depend, in part, on such unitholder’s own personal tax situation. The tax discussions contained herein focus on the U.S. federal income tax consequences generally applicable to individuals who are residents or citizens of the United States that hold their LRE units as capital assets and acquired their LRE units in exchange for cash, and these discussions have only limited application to other unitholders, including those subject to special tax treatment. LRE unitholders are urged to consult their tax advisors for a full understanding of the U.S. federal, state, local and foreign tax consequences of the merger that will be applicable to them.

In connection with the merger, LRE expects to receive an opinion from Andrews Kurth LLP to the effect that (i) except to the extent that any cash received in lieu of fractional common units of Vanguard is treated as part of a sale, LRE will not recognize any income or gain as a result of the merger other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code; (ii) except to the extent that any cash received in lieu of fractional common units of Vanguard is treated as part of a sale, a holder of LRE common units who acquired his units in exchange for cash will not recognize any income or gain as a result of the merger other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code; and (iii) at least 90% of the gross income of LRE for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In connection with the merger, Vanguard expects to receive an opinion from Paul Hastings LLP to the effect that (i) Vanguard will not recognize any income or gain as a result of the merger other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code; (ii) a holder of Vanguard common units will not recognize any gain or loss as a result of the merger other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code; and (iii) at least 90% of the combined gross income of each of Vanguard and LRE for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

Opinions of counsel, however, are subject to certain limitations and are not binding on the Internal Revenue Service (“IRS”) and no assurance can be given that the IRS could not successfully assert a contrary position to the position of the opinions of counsel regarding the merger. In addition, such opinions will be based upon certain factual assumptions, representations, warranties and covenants made by the officers of

Vanguard, LRE, LRE GP and their respective affiliates. Please read “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger.

Accounting Treatment of the Merger (See page 135)

In accordance with accounting principles generally accepted in the United States (“GAAP”) and in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 — Business Combinations, Vanguard will account for the merger as an acquisition of a business.

Listing of Vanguard Common Units; Delisting and Deregistration of LRE Common Units (See page 135)

Vanguard common units are currently listed on the NASDAQ under the symbol “VNR.” It is a condition to closing that the Vanguard common units to be issued in the transactions contemplated by the merger agreement to LRE unitholders and LRE GP members be approved for listing on the NASDAQ, subject to official notice of issuance.

LRE common units are currently listed on the NYSE under the ticker symbol “LRE.” If the merger is completed, LRE common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights (See page 135)

Appraisal rights are not available in connection with the merger under the Delaware LP Act or under the LRE partnership agreement.

Conditions to Consummation of the Transactions Contemplated by the Merger Agreement (See page 140)

Vanguard and LRE currently expect to complete the transactions contemplated by the merger agreement in October 2015, subject to a majority of LRE unitholders voting in favor of approving the merger agreement and to the satisfaction or waiver of the other conditions to the transactions contemplated by the merger agreement described below.

As more fully described in this proxy statement/prospectus, each party’s obligation to complete the transactions contemplated by the merger agreement depends on a number of customary closing conditions being satisfied or, where legally permissible, waived, including the following:

•	the merger agreement and the transactions contemplated thereby must have been approved by the affirmative vote of the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units;
•	all waiting periods applicable to the transactions contemplated by the merger agreement under the S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), must have been terminated or expired;
•	no law, order, judgment or injunction issued, enacted, promulgated, entered or enforced by any court or governmental authority will be in effect restraining or prohibiting the consummation of the transactions contemplated by the merger agreement or making the consummation of such transactions illegal;
•	the registration statement of which this proxy statement/prospectus forms a part must have become effective and must not be subject to any stop order suspending the effectiveness or proceedings initiated or threatened by the SEC; and
•	the Vanguard common units to be issued pursuant to the transactions contemplated by the merger agreement must have been approved for listing on the NASDAQ, subject to official notice of issuance.

The obligation of Vanguard to effect the transactions contemplated by the merger agreement is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of LRE, LRE GP and the sellers of LRE GP in the merger agreement being true and correct both when made and at and as of the closing date of the merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Merger Agreement — Conditions to Consummation of the Transactions Contemplated by the Merger Agreement”;
•	LRE, LRE GP and the sellers of LRE GP having performed and complied with, in all material respects, all agreements and covenants required to be performed by them under the merger agreement;
•	the receipt of an officer’s certificate executed by a Co-Chief Executive Officer of LRE GP certifying that the two preceding conditions have been satisfied;
•	the receipt from Paul Hastings LLP, tax counsel to Vanguard, of a written opinion regarding certain U.S. federal income tax matters, as described under “The Merger Agreement — Conditions to Consummation of the Transactions Contemplated by the Merger Agreement”;
•	the receipt of the written resignation of each member of the board of directors of LRE GP and each officer of LRE GP, dated to be effective as of the effective time;
•	the receipt of an assignment of membership interests in LRE GP; and
•	the receipt of a counterpart of a termination and continuing obligations agreement from LRE, LRE GP and the sellers of LRE GP.

The obligation of the sellers of LRE GP and LRE to effect the transactions contemplated by the merger agreement is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Vanguard in the merger agreement being true and correct both when made and at and as of the closing date of the merger, subject to certain standards, including materiality and material adverse effect qualifications, as described under “The Merger Agreement — Conditions to Consummation of the Transactions Contemplated by the Merger Agreement”;
•	Vanguard and Merger Sub having performed and complied with, in all material respects, all agreements and covenants required to be performed by them under the merger agreement;
•	the receipt of an officer’s certificate executed by the Chief Executive Officer of Vanguard certifying that the two preceding conditions have been satisfied; and
•	the receipt from Andrews Kurth LLP, tax counsel to LRE, of a written opinion regarding certain U.S. federal income tax matters, as described under “The Merger Agreement — Conditions to Consummation of the Transactions Contemplated by the Merger Agreement.”

Regulatory Approvals and Clearances Required for the Merger (See page 135)

Vanguard and LRE are not required to file notifications with the Federal Trade Commission and the Antitrust Division of the Department of Justice or observe a mandatory pre-merger waiting period before completing the merger under the HSR Act. Vanguard and LRE cannot assure you, however, that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed.

No Solicitation by LRE of Alternative Proposals (See page 144)

Under the merger agreement, LRE has agreed that it will not, and will cause its subsidiaries and use reasonable best efforts to cause its and its subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that would reasonably be expected to lead to the submission of any alternative proposal (as defined under “The Merger Agreement — LRE Unitholder Approval”); or

•	enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or that would reasonably be expected to lead to, any alternative proposal.

In addition, the merger agreement requires LRE and its subsidiaries to cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the merger agreement regarding an alternative proposal.

Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances at any time prior to a majority of LRE unitholders voting in favor of approving the merger agreement, LRE may furnish information, including confidential information, with respect to it and its subsidiaries to, and participate in discussions or negotiations with, any third party that makes a written alternative proposal (which was not solicited after the execution of the merger agreement and that did not result from a violation of the no solicitation restrictions described above) that the board of directors of LRE GP believes is bona fide, and (after consultation with its financial advisors and outside legal counsel) that the board of directors of LRE GP determines in good faith constitutes or would reasonably be likely to lead to or result in a superior proposal.

LRE has also agreed in the merger agreement that it will promptly, and in any event within 24 hours after receipt, (i) advise Vanguard in writing of any alternative proposal (and any changes thereto) and the material terms and conditions of any such alternative proposal, including the identity of the person making such alternative proposal and (ii) provide Vanguard with copies of all written proposals or draft agreements received by LRE or any representative of LRE setting forth the terms and conditions of, or otherwise relating to, such alternative proposal. In addition, LRE will keep Vanguard reasonably informed of all material developments with respect to any such alternative proposals, offers, inquiries or requests (and promptly (and in no event later than 24 hours after receipt) provide Vanguard with copies of any additional written proposals received by LRE or that LRE has delivered to any third party making an alternative proposal that relate to such alternative proposal) and of the status of any such discussions or negotiations.

Change in LRE GP Board Recommendation (See page 145)

The merger agreement provides that the board of directors of LRE GP will not (i) withdraw, modify or qualify, in a manner adverse to Vanguard, the recommendation of the board of directors of LRE GP that LRE’s unitholders approve the merger agreement and the transactions contemplated thereby, including the merger, (ii) fail to include such recommendation in this proxy statement/prospectus or (iii) publicly approve or recommend, or publicly propose to approve or recommend, any alternative proposal. LRE taking or failing to take, as applicable, any of the actions described above is referred to as a “partnership change in recommendation.” The merger agreement also provides that the board of directors of LRE GP will not: (i) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow LRE or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with any alternative proposal; (ii) fail to announce publicly within ten business days after a tender offer or exchange offer relating to the LRE common units has been commenced that the board of directors of LRE GP recommends rejection of such tender offer or exchange offer and reaffirming the recommendation of the board of directors of LRE GP that LRE’s unitholders approve the merger agreement and the transactions contemplated thereby, including the merger; or (iii) resolve, agree or publicly propose to, or permit LRE or any of its representatives to agree or publicly propose to, take any of the actions referred to in this paragraph.

Subject to the satisfaction of specified conditions in the merger agreement described under “The Merger Agreement — Change in LRE GP Board Recommendation,” the board of directors of LRE GP may, at any time prior to the approval of the merger agreement by the unitholders of LRE, effect a partnership change in recommendation in response to any bona fide alternative proposal if the board of directors of LRE GP determines, after consultation with its outside legal counsel and financial advisors, that such alternative proposal constitutes a superior proposal.

Termination of the Merger Agreement (See page 147)

The merger agreement may be terminated at any time prior to the closing, whether before or after LRE unitholders have approved the merger agreement, as follows:

•	by mutual written consent of Vanguard and LRE;
•	by either Vanguard or LRE:
•	if the closing of the transactions contemplated by the merger agreement has not occurred on or before December 31, 2015 (unless such failure of the closing to occur is due to the failure of the terminating party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such party prior to the closing);
•	if there is in effect a final and nonappealable order of a governmental authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement (unless such right to terminate is primarily due to the failure of the terminating party to perform any of its obligations under the merger agreement); or
•	if after the final adjournment of the LRE special meeting at which a vote of the LRE unitholders has been taken in accordance with the merger agreement, approval of a majority of LRE unitholders has not been obtained;
•	by Vanguard:
•	if, prior to final adjournment of the LRE special meeting, a partnership change in recommendation has occurred; or
•	if there is a breach by LRE, LRE GP or any LRE GP seller of any of its representations, warranties, covenants or agreements in the merger agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured by the earlier of December 31, 2015 and within 30 days following delivery of written notice of such breach by Vanguard, subject to certain exceptions discussed in “The Merger Agreement — Termination of the Merger Agreement;” and
•	by LRE:
•	if there is a breach by Vanguard of any of its representations, warranties, covenants or agreements in the merger agreement such that certain closing conditions would not be satisfied, or if capable of being cured, such breach has not been cured by the earlier of December 31, 2015 and within 30 days following delivery of written notice of such breach by LRE, subject to certain exceptions discussed in “The Merger Agreement — Termination of the Merger Agreement;” or
•	in order to enter into a definitive agreement relating to a superior proposal, provided that LRE must concurrently with such termination pay to Vanguard the termination fee.

Expenses (See page 149)

Generally, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be the obligation of the respective party incurring such fees and expenses, except that Vanguard and LRE will each pay one-half of the expenses incurred in connection with any HSR Act filing and the filing, printing and mailing of this proxy statement/prospectus.

In addition, following a termination of the merger agreement in specified circumstances, the non-terminating party would be required to pay all of the reasonably documented out-of-pocket expenses incurred by the terminating party in connection with the merger agreement and the transactions contemplated thereby, up to a maximum amount of $1,215,000.

Termination Fee (See page 148)

Following termination of the merger agreement under specified circumstances, including (i) termination by Vanguard due to a partnership change in recommendation having occurred, (ii) termination by LRE in order to enter into a superior proposal or (iii) termination by either party after an alternative proposal was received by LRE, and LRE enters into an definitive agreement with respect to such alternative proposal within 12 months after the date of the merger agreement, LRE will be required to pay Vanguard a termination fee of $7,288,000. Following payment of the termination fee, LRE will not be obligated to pay any additional expenses incurred by Vanguard or its affiliates.

Comparison of Rights of Vanguard Common Unitholders and LRE Unitholders (See page 224)

LRE unitholders will own Vanguard common units following the completion of the merger, and their rights associated with those Vanguard common units will be governed by the Vanguard limited liability company agreement, which differs in a number of respects from the LRE partnership agreement, and the Delaware Limited Liability Company Act (the “Delaware LLC Act”).

Litigation Relating to the Merger (See page 136)

A putative class action was filed on June 3, 2015 in connection with the merger by a purported LRE unitholder (the “Delaware State Plaintiff”) against LRE, LRE GP, the members of the LRE GP board of directors, Vanguard, Merger Sub and the other parties to the merger agreement (the “Original Defendants”). The lawsuit was styled Barry Miller v. LRR Energy, L.P. et al., Case No. 11087-VCG, in the Court of Chancery of the State of Delaware (the “Delaware State Lawsuit”). On July 23, 2015, the Delaware State Plaintiff voluntarily dismissed the Delaware State Lawsuit without prejudice.

On July 10, 2015 and July 13, 2015, two additional purported LRE unitholders (the “Texas State Plaintiffs”) filed putative class action lawsuits against the Original Defendants. These lawsuits were styled (a) Christopher Tiberio v. Eric Mullins et al., Cause No. 2015-39864, in the District Court of Harris County, Texas, 334th Judicial District; and (b) Eddie Hammond v. Eric Mullins et al., Cause No. 2015-40154, in the District Court of Harris County, Texas, 295th Judicial District (the “Texas State Lawsuits”). On July 28, 2015, the Texas State Lawsuits were nonsuited without prejudice.

On July 14, 2015, another purported LRE unitholder (the “Texas Federal Plaintiff”) filed a putative class action lawsuit against the Original Defendants. This lawsuit was styled Ronald Krieger v. LRR Energy, L.P. et al., Civil Action No. 4:15-cv-2017, in the United States District Court for the Southern District of Texas, Houston Division (the “Texas Federal Lawsuit”). On July 17, 2015, the Texas Federal Plaintiff voluntarily dismissed the Texas Federal Lawsuit without prejudice.

On August 18, 2015, another purported LRE unitholder (the “Plaintiff”) filed a putative class action lawsuit against the members of the LRE GP board of directors, Vanguard, and Merger Sub (the “Defendants”). This lawsuit is styled Robert Hurwitz v. Eric Mullins et al., Civil Action No. 1:15-cv-00711-UNA, in the United States District Court for the District of Delaware (the “Lawsuit”).

The Lawsuit alleges that the Defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. In general, the Plaintiff alleges that the proxy statement/prospectus fails, among other things, to disclose allegedly material details concerning (i) the background of the merger, (ii) Simmons’ and TPH’s analysis of the merger, (iii) LRE’s and Vanguard’s financial and operational projections, and (iv) certain alleged conflicts of interest.

The Plaintiff seeks, among other relief, to enjoin the merger, or rescind the merger in the event it is consummated, and an award of attorneys’ fees and costs.

The Plaintiff has not yet served the Defendants, and the Defendants’ date to answer, move to dismiss, or otherwise respond to the Lawsuit has not yet been set.

Vanguard and LRE cannot predict the outcome of the Lawsuit or any others that might be filed subsequent to the date of the filing of this proxy statement/prospectus; nor can Vanguard and LRE predict the amount of time and expense that will be required to resolve the Lawsuit. The Defendants believe the Lawsuit is without merit and intend to vigorously defend against it.

Litigation Relating to the Eagle Rock Merger

On May 28, 2015 and June 10, 2015, alleged Eagle Rock unitholders (the “Eagle Rock State Plaintiffs”) filed two derivative and class action lawsuits against Eagle Rock, Eagle Rock GP, Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock GP, Vanguard, Talon Merger Sub, and the members of the board of directors of Eagle Rock Energy G&P, LLC (collectively, the “Eagle Rock Defendants”). These lawsuits have been consolidated as Irving and Judith Braun v. Eagle Rock Energy GP, L.P. et al., Case No. 2015-30441, in the District Court of Harris County, Texas, 125th Judicial District (the “Eagle Rock State Lawsuits”). On June 1, 2015, another alleged Eagle Rock unitholder (the “Eagle Rock Federal Plaintiff” and, together with the Eagle Rock State Plaintiffs, the “Eagle Rock Plaintiffs”) filed a class action lawsuit against the Eagle Rock Defendants. This lawsuit is styled Pieter Heydenrych v. Eagle Rock Energy Partners, L.P. et al., Case No. 4:15-cv-01470, in the United States District Court for the Southern District of Texas, Houston Division (the “Eagle Rock Federal Lawsuit” and, together with the Eagle Rock State Lawsuits, the “Eagle Rock Lawsuits”).

The Eagle Rock Plaintiffs allege a variety of causes of action challenging the Eagle Rock merger, including that (i) the members of the board of directors of Eagle Rock G&P, LLC have allegedly breached duties and the implied covenant of good faith and fair dealing in connection with the Eagle Rock merger, and (ii) Eagle Rock GP, Eagle Rock Energy G&P, LLC, Vanguard, and Talon Merger Sub have allegedly aided and abetted in these alleged breaches. The Eagle Rock Federal Plaintiff also alleges that the Eagle Rock Defendants have violated Section 14(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. In general, the Eagle Rock Plaintiffs allege that the Eagle Rock merger (a) provides inadequate consideration to Eagle Rock unitholders, (b) is not subject to minority unitholder approval due to the support agreement and the absence of a majority-of-the-minority vote requirement, (c) contains contractual terms (the no-solicitation, matching rights, and termination fee provisions) that will dissuade other potential merger partners from making alternative proposals, and (d) does not include a collar to protect Eagle Rock unitholders against declines in Vanguard’s unit price. The Eagle Rock Plaintiffs also allege, in general, that the registration statement filed in connection with the Eagle Rock merger fails, among other things, to disclose allegedly material details concerning (i) Eagle Rock’s and Vanguard’s financial and operational projections, (ii) the analysis underlying the opinion of the financial advisor to Eagle Rock, (iii) the analysis underlying the opinion of the financial advisor to Vanguard and (iv) the background of the Eagle Rock merger.

Based on these allegations, the Eagle Rock Plaintiffs seek to enjoin Eagle Rock from proceeding with or consummating the Eagle Rock merger. To the extent that the Eagle Rock merger is consummated before injunctive relief is granted, the Eagle Rock Plaintiffs seek to have the Eagle Rock merger rescinded. The Eagle Rock Federal Plaintiff also seeks damages. The Eagle Rock Plaintiffs also seek attorneys’ fees.

The Eagle Rock Defendants’ date to answer, move to dismiss, or otherwise respond to the Eagle Rock Federal Lawsuit has not yet been set. The Eagle Rock Defendants have answered the Eagle Rock State Lawsuits, denying the allegations therein. Eagle Rock and Vanguard cannot predict the outcome of the Eagle Rock Lawsuits or any others that might be filed subsequent to the date of the filing of this proxy statement/prospectus; nor can Eagle Rock and Vanguard predict the amount of time and expense that will be required to resolve the Eagle Rock Lawsuits. The Eagle Rock Defendants believe the Eagle Rock Lawsuits are without merit and intend to vigorously defend against them.

The completion of the Eagle Rock merger is not a condition to the completion of the merger, and the completion of the merger is not a condition to the completion of the Eagle Rock merger.

RECENT DEVELOPMENTS

Agreement and Plan of Merger with Eagle Rock

On May 21, 2015, Vanguard and Talon Merger Sub (collectively, the “Vanguard Entities”), entered into the Eagle Rock merger agreement with Eagle Rock and Eagle Rock GP, pursuant to which Vanguard will acquire Eagle Rock in exchange for Vanguard common units, implying an aggregate transaction value of approximately $614 million, including the assumption of Eagle Rock’s existing net debt. The Eagle Rock merger agreement provides that, upon the terms and subject to the conditions set forth in the Eagle Rock merger agreement, Talon Merger Sub will be merged with and into Eagle Rock, with Eagle Rock continuing as the surviving entity and an indirect wholly owned subsidiary of Vanguard.

Under the terms of the Eagle Rock merger agreement, each outstanding Eagle Rock common unit will be converted into the right to receive 0.185 newly issued Vanguard common units or, in the case of fractional Vanguard common units, cash (without interest and rounded up to the nearest whole cent) (the “Eagle Rock merger consideration”). Further, in connection with the Eagle Rock merger agreement, Vanguard will adopt Eagle Rock’s long-term incentive plan and each outstanding award of Eagle Rock common units (including performance units based on Eagle Rock common units, “restricted Eagle Rock units”) issued under such plan will be converted into new awards of Vanguard restricted units. However, any outstanding Eagle Rock restricted units held by employees and officers of Eagle Rock and members of the board of directors of Eagle Rock Energy G&P, LLC, the general partner of Eagle Rock GP, who do not receive offers from Vanguard or who receive “Unqualified Offers” (as such term is defined in the Eagle Rock merger agreement) and do not accept such offers will accelerate upon the effective time of the Eagle Rock merger (as if terminated without cause following a change of control) and be converted into the right to receive the Eagle Rock merger consideration, with the vesting level of performance-based restricted units determined based upon actual performance through the effective time of the Eagle Rock merger (subject to Vanguard’s good faith review). The Eagle Rock Entities and the Vanguard Entities have each made certain representations and warranties and agreed to certain covenants in the Eagle Rock merger agreement. Each of the Eagle Rock Entities and Vanguard has agreed, among other things, subject to certain exceptions, to conduct its respective business in the ordinary course during the period between the execution of the Eagle Rock merger agreement and the effective time of the Eagle Rock merger (unless the Eagle Rock merger agreement is earlier terminated in accordance with its terms). In addition, Eagle Rock has agreed not to solicit alternative business combination transactions during such period, and, subject to certain exceptions, not to engage in discussions or negotiations regarding any alternative business combination transactions during such period.

The closing of the Eagle Rock merger agreement is subject to satisfaction or waiver of customary closing conditions, including, among others, (1) the approval of the Eagle Rock merger agreement by the affirmative vote or consent of the holders of at least a majority of the outstanding Eagle Rock common units, voting as a class, (2) the approval of the issuance of the new Vanguard common units to the Eagle Rock unitholders in connection with the Eagle Rock by the majority of the votes cast affirmatively or negatively by holders of the outstanding Vanguard common units and Vanguard class B units present in person or by proxy at a duly called unitholder meeting, (3) the registration statement on Form S-4 used to register the Vanguard common units to be issued in the Eagle Rock being declared effective by the SEC, (4) the approval for listing of the Vanguard common units issuable as part of the Eagle Rock merger consideration on NASDAQ, (5) subject to specified materiality standards, the accuracy of the representations and warranties of, and the performance of all covenants by, the parties and (6) the delivery of certain tax opinions.

The Eagle Rock merger agreement contains certain termination rights for both Vanguard and Eagle Rock and further provides that, upon termination of the Eagle Rock merger agreement, under certain circumstances, either party may be required to reimburse the other party’s expenses up to $2,317,700 and pay the other party a termination fee equal to $20,000,000.

Prior to entering into the Eagle Rock merger agreement, Vanguard obtained the consent of LRE and the board of directors of LRE GP.

Voting and Support Agreement with Holders of Common Units of Eagle Rock

Simultaneously with the execution of the Eagle Rock merger agreement, Vanguard entered into a Voting and Support Agreement (the “Eagle Rock support agreement”) with each of Montierra Minerals & Production, L.P., Montierra Management LLC, Natural Gas Partners VII, L.P., Natural Gas Partners VIII, L.P., NGP Income Management L.L.C., Eagle Rock Holdings NGP 7, LLC, Eagle Rock Holdings NGP 8, LLC, ERH NGP 7 SPV, LLC, ERH NGP 8 SPV, LLC, NGP Income Co-Investment Opportunities Fund II, L.P. and NGP Energy Capital Management, L.L.C. (collectively, the “Eagle Rock Holders” and each, an “Eagle Rock Holder”), and, solely for the waiver of an existing voting agreement and termination and other miscellaneous provisions, Eagle Rock and Eagle Rock GP.

In accordance with the Eagle Rock support agreement, the Eagle Rock Holders have agreed, among other things, to vote all Eagle Rock common units owned by such Eagle Rock Holders in favor of the Eagle Rock merger and the approval of the Eagle Rock merger agreement and against alternative proposals or other proposals made in opposition to approval of the Eagle Rock merger agreement and other actions or transactions which might materially impede or interfere with the Eagle Rock merger or the transactions contemplated by the Eagle Rock merger agreement. The Eagle Rock Holders also agreed to provide Vanguard with an irrevocable proxy over all of their Eagle Rock common units, which will empower Vanguard, subject to the terms of the Eagle Rock support agreement, to vote those units in favor of the Eagle Rock merger agreement and the transactions contemplated thereby on behalf of the Eagle Rock Holders. The foregoing obligations will terminate upon the earliest to occur of (a) the consummation of the Eagle Rock merger or the termination of the Eagle Rock merger agreement in accordance with its terms (the “Eagle Rock expiration date”), (b) the effective date of any waiver, amendment or other modification to the Eagle Rock merger agreement that is materially adverse to the Eagle Rock Holders and (c) a change in recommendation of Eagle Rock regarding the Eagle Rock merger.

The Eagle Rock Holders have also agreed to certain restrictions under the Eagle Rock support agreement, including but not limited to: (i) a restriction on transferring more than 15% of their Eagle Rock common units prior to the Eagle Rock expiration date and (ii) a restriction on soliciting or encouraging alternative proposals. Furthermore, the Eagle Rock Holders agreed to promptly notify Vanguard of any alternative proposal that they receive and to keep Vanguard reasonably informed on the material developments of any such alternative proposals. For a period beginning at the effective time of the Eagle Rock merger and continuing for a period of 90 days thereafter, the Eagle Rock Holders have also agreed not to sell, contract to sell, transfer or otherwise dispose of any Vanguard common units (or any security exercisable or exchangeable for Vanguard common units) received in the transactions contemplated by the Eagle Rock merger agreement, provided that on each trading day during such period, the Eagle Rock Holders may sell, contract to sell, transfer or otherwise dispose of an aggregate number of Vanguard common units (or any security exercisable or exchangeable for Vanguard common units), on a daily basis, not to exceed 10% of the average daily trading volume of Vanguard common units during the four weeks immediately prior to the first day of the calendar month in which such transaction occurs.

Registration Rights Agreement with Holders of Common Units of Eagle Rock

On May 21, 2015, Vanguard entered into a Registration Rights Agreement (the “Eagle Rock registration tights agreement”) with the Eagle Rock Holders. Pursuant to the Eagle Rock registration rights agreement, among other things, (i) no later than the 14th day following the closing date of the Eagle Rock merger, Vanguard will file with the SEC either (a) a registration statement with respect to the public resale of the Vanguard common units received by the Eagle Rock Holders as consideration in the Eagle Rock merger or (b) a post-effective amendment to Vanguard’s existing automatic shelf registration on Form S-3, (ii) the Eagle Rock Holders will have the right to participate in future underwritten public offerings of Vanguard common units and (iii) subject to certain conditions, Vanguard will be obligated to initiate an underwritten offing of the Vanguard common units received by the Eagle Rock Holders as consideration in the Eagle Rock merger.

Third Amended and Restated Credit Agreement

On June 3, 2015, Vanguard entered into the Eighth Amendment to its Third Amended and Restated Credit Agreement (the “Amended Agreement”) which decreased the borrowing base from $2.0 billion to $1.6 billion. The Amended Agreement however provides for an automatic increase in the borrowing base by

$200.0 million upon closing of the merger. In addition, the Amended Agreement includes, among other provisions, the amendment of the debt to “Last Twelve Months Adjusted EBITDA” covenant to be greater than 5.5 to 1.0 in 2015, 5.25 to 1.0 in 2016 and 4.5 to 1.0 starting in 2017 and beyond.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF VANGUARD

The following summary historical consolidated data as of and for the years ended December 31, 2014, 2013, 2012, 2011 and 2010 are derived from Vanguard’s audited historical consolidated financial statements. The following selected historical consolidated financial data as of and for the six months ended June 30, 2015 and 2014 are derived from Vanguard’s unaudited condensed consolidated financial statements. In the opinion of Vanguard’s management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of Vanguard’s financial position at June 30, 2015, and its operating results and cash flows for the six months ended June 30, 2015 and 2014 have been included.

You should read the following historical consolidated financial data in conjunction with Vanguard’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as well as Vanguard’s historical financial statements and notes thereto, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

	Six Months Ended June 30,		Year Ended December 31,(4)
	2015	2014	2014	2013	2012(5)	2011(6)	2010
	(in thousands, except per unit data)
Statement of Operations Data:
Revenues:
Oil sales	$79,801	$142,163	$268,685	$268,922	$233,153	$236,003	$50,022
Natural gas sales	95,651	133,348	285,439	124,513	47,270	47,977	25,778
NGLs sales	19,283	38,748	70,489	49,813	29,933	28,862	9,557
Net gains (losses) on commodity derivative contracts(1)	38,233	(94,436)	163,452	11,256	36,846	6,735	7,797
Total revenue	232,968	219,823	788,065	454,504	347,202	319,577	93,154
Costs and Expenses:
Production
Lease operating expenses	67,078	64,715	132,515	105,502	74,366	63,944	18,471
Production and other taxes	22,180	31,563	61,874	40,430	29,369	28,621	6,840
Depreciation, depletion, amortization and accretion	130,015	95,118	226,937	167,535	104,542	84,857	22,231
Impairment of oil and natural gas properties	865,975	—	234,434	—	247,722	—	—
Selling, general and administrative expenses(2)	18,193	15,902	30,839	25,942	22,466	19,779	10,134
Total costs and expenses	1,103,441	207,298	686,599	339,409	478,465	197,201	57,676
Income (Loss) from Operations:	(870,473)	12,525	101,466	115,095	(131,263)	122,376	35,478
Other Income (Expense):
Interest expense	(40,563)	(32,808)	(69,765)	(61,148)	(41,891)	(28,994)	(5,766)
Net losses on interest rate derivative contracts	(1,484)	(1,579)	(1,933)	(96)	(6,992)	(4,962)	(2,148)
Net gain (loss) on acquisitions of oil and natural gas properties	—	32,114	34,523	5,591	11,111	(367)	(5,680)
Other income	45	131	54	69	220	77	1
Total other expense	(42,002)	(2,142)	(37,121)	(55,584)	(37,552)	(34,246)	(13,593)

	Six Months Ended June 30,		Year Ended December 31,(4)
	2015	2014	2014	2013	2012(5)	2011(6)	2010
	(in thousands, except per unit data)
Net Income (Loss)	$(912,475)	$10,383	$64,345	$59,511	$(168,815)	$88,130	$21,885
Less: Net income attributable to non-controlling interest	—	—	—	—	—	(26,067)	—
Net Income (Loss) Attributable to Vanguard Unitholders	$(912,475)	$10,383	$64,345	$59,511	$(168,815)	$62,063	$21,885
Less: Distributions to Preferred unitholders	(13,380)	(6,558)	(18,197)	(2,634)	—	—	—
Net Income (Loss) Attributable to Common and Class B unitholders	$(925,855)	$3,825	$46,148	$56,877	$(168,815)	$62,063	$21,885
Net Income (Loss) Per Common and Class B Unit:
Basic	$(10.86)	$0.05	$0.56	$0.78	$(3.11)	$1.95	$1.00
Diluted	$(10.86)	$0.05	$0.55	$0.77	$(3.11)	$1.95	$1.00
Distributions Declared Per Common and Class B Unit(3)	$0.80	$1.26	$2.52	$2.46	$2.79	$2.28	$2.15
Weighted Average Common Units Outstanding:
Basic	84,816	79,865	81,611	72,644	53,777	31,370	21,500
Diluted	84,816	79,865	82,039	72,992	53,777	31,370	21,500
Weighted Average Class B Units Outstanding	420	420	420	420	420	420	420
Cash Flow Data:
Net cash provided by operating activities	$164,715	$154,927	$339,752	$260,965	$204,490	$176,332	$71,577
Net cash used in investing activities	$(57,486)	$(573,155)	$(1,446,202)	$(397,977)	$(839,244)	$(236,350)	$(429,994)
Net cash provided by (used in) financing activities	$(103,097)	$428,523	$1,094,632	$137,267	$643,466	$61,041	$359,758
Other Financial Information:
Adjusted EBITDA attributable to Vanguard unitholders interest	$175,918	$187,552	$421,445	$309,745	$230,512	$164,603	$80,396

(1)	Oil and natural gas derivative contracts were used to reduce Vanguard’s exposure to changes in oil and natural gas prices. In 2008, all commodity derivative contracts were either de-designated as cash flow hedges or they failed to meet the hedge documentation requirements for cash flow hedges. As a result, (a) for the cash flow hedges that were settled in 2008 through 2011, the change in fair value through December 31, 2007 was reclassified to earnings from accumulated other comprehensive loss and is classified as gain (loss) on commodity cash flow hedges and (b) the changes in the fair value of commodity derivative contracts are recorded in earnings and classified as gain (loss) on commodity derivative contracts.
(2)	Includes $7.8 million, $5.0 million, $11.7 million, $5.9 million, $5.4 million, $3.0 million and $1.0 million of non-cash unit-based compensation expense in the six months ended June 30, 2015 and 2014 and in the years ended December 31, 2014, 2013, 2012, 2011 and 2010, respectively.

(3)	Includes distributions declared during the respective periods. Due to the change in the payment of Vanguard’s distributions from quarterly to monthly starting with Vanguard’s July 2012 distribution, the distributions declared during 2012 include 14 months of distributions compared to 12 months of distributions for each of the other years presented.
(4)	From 2010 through 2014, Vanguard acquired certain oil and natural gas properties and related assets, as well as additional interests in these assets. The operating results of these properties were included with Vanguard’s from the closing date of the acquisitions forward.
(5)	From 2010 through 2014, Vanguard acquired certain oil and natural gas properties and related assets, as well as additional interests in these assets. The operating results of these properties were included with Vanguard’s from the closing date of the acquisitions forward.
(6)	On December 31, 2010, Vanguard acquired all of the member interests in Encore Energy Partners GP, LLC, the general partner of Encore Energy Partners LP (“ENP”) and certain limited partnership interests in ENP (the “ENP Purchase”) together representing a 46.7% aggregate equity interest in ENP at the date of the ENP Purchase. On December 1, 2011, Vanguard acquired the remaining 53.4% of the limited partnership interests in ENP not held by Vanguard through a merger (the “ENP Merger”) with one of Vanguard’s wholly-owned subsidiaries. The operating results of the subsidiaries Vanguard acquired in the ENP Purchase through the date of the completion of the ENP Merger on December 1, 2011 were subject to a 53.4% non-controlling interest.

Non-GAAP Financial Measure

Adjusted EBITDA

Vanguard presents Adjusted EBITDA in addition to its reported net income (loss) attributable to Vanguard unitholders in accordance with GAAP. Adjusted EBITDA is a non-GAAP financial measure that is defined as net income (loss) attributable to Vanguard unitholders plus, for 2011, net income (loss) attributable to the non-controlling interest. The result is net income (loss) which includes the non-controlling interest for 2011. From this Vanguard adds or subtracts the following:

•	Net interest expense, including write-off of deferred financing fees;
•	Depreciation, depletion, amortization and accretion;
•	Impairment of oil and natural gas properties;
•	Net gains or losses on commodity derivative contracts;
•	Cash settlements on matured commodity derivative contracts;
•	Net gains or losses on interest rate derivative contracts;
•	Net gains and losses on acquisitions of oil and natural gas properties;
•	Texas margin taxes;
•	Compensation related items, which include unit-based compensation expense, unrealized fair value of phantom units granted to officers and cash settlement of phantom units granted to officers;
•	Transaction costs incurred on acquisitions and mergers;
•	Interest income;
•	For 2011, non-controlling interest amounts attributable to each of the items above from the beginning of year through the completion of the ENP Merger on December 1, 2011, which revert the calculation back to an amount attributable to the Vanguard unitholders; and
•	For 2011, administrative services fees charged to ENP, excluding the non-controlling interest, which are eliminated in consolidation.

Adjusted EBITDA is a significant performance metric used by Vanguard management as a tool to measure (prior to the establishment of any cash reserves by the board of directors of Vanguard, debt service and capital expenditures) the cash distributions Vanguard could pay its unitholders. Specifically, this financial measure indicates to investors whether or not Vanguard is generating cash flow at a level that can sustain or support an increase in its monthly distribution rates. Adjusted EBITDA is also used as a quantitative standard by Vanguard’s management and by external users of its financial statements such as investors, research analysts and others to assess the financial performance of Vanguard’s assets without regard to financing methods, capital structure or historical cost basis; the ability of Vanguard’s assets to generate cash sufficient to pay interest costs and support its indebtedness; and Vanguard’s operating performance and return on capital as compared to those of other companies in its industry.

Vanguard’s Adjusted EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Vanguard’s Adjusted EBITDA excludes some, but not all, items that affect net income and operating income and these measures may vary among other companies. Therefore, Vanguard’s Adjusted EBITDA may not be comparable to similarly titled measures of other companies. For example, Vanguard funds premiums paid for derivative contracts, acquisitions of oil and natural gas properties, including the assumption of derivative contracts related to these acquisitions and other capital expenditures primarily with proceeds from debt or equity offerings or with borrowings under Vanguard’s reserve-based credit facility. For the purposes of calculating Adjusted EBITDA, Vanguard consider the cost of premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investments related to its underlying oil and natural gas properties; therefore, they are not deducted in arriving at Vanguard’s Adjusted EBITDA. Vanguard’s Consolidated Statements of Cash Flows, prepared in accordance with GAAP, present cash settlements on matured derivatives and the initial cash outflows of premiums paid to enter into derivative contracts as operating activities. When Vanguard assumes derivative contracts as part of a business combination, Vanguard allocates a part of the purchase price and assigns them a fair value at the closing date of the acquisition. The fair value of the derivative contracts acquired is recorded as a derivative asset or liability and presented as cash used in investing activities in Vanguard’s Consolidated Statements of Cash Flows. As the volumes associated with these derivative contracts, whether Vanguard entered into them or assumed them, are settled, the fair value is recognized in operating cash flows. Whether these cash settlements on derivatives are received or paid, they are reported as operating cash flows which may increase or decrease the amount Vanguard has available to fund distributions.

As noted above, for purposes of calculating Adjusted EBITDA, Vanguard considers both premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investing activities. This is similar to the way the initial acquisition or development costs of Vanguard’s oil and natural gas properties are presented in its Consolidated Statements of Cash Flows; the initial cash outflows are presented as cash used in investing activities, while the cash flows generated from these assets are included in operating cash flows. The consideration of premiums paid for derivatives and the fair value of derivative contracts acquired as part of a business combination as investing activities for purposes of determining Vanguard’s Adjusted EBITDA differs from the presentation in its consolidated financial statements prepared in accordance with GAAP which (i) presents premiums paid for derivatives entered into as operating activities and (ii) the fair value of derivative contracts acquired as part of a business combination as investing activities.

The following table presents a reconciliation of Vanguard’s consolidated net income (loss) to Adjusted EBITDA.

	Six Months Ended June 30,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011(e)	2010(f)
	(in thousands)
Net income (loss) attributable to Vanguard unitholders	$(912,475)	$10,383	$64,345	$59,511	$(168,815)	$62,063	$21,885
Net income attributable to non-controlling interest	—	—	—	—	—	26,067	—
Net income (loss)	(912,475)	10,383	64,345	59,511	(168,815)	88,130	21,885
Plus:
Interest expense	40,563	32,808	69,765	61,148	41,891	28,994	5,766
Depreciation, depletion, amortization and accretion	130,015	95,118	226,937	167,535	104,542	84,857	22,231
Impairment of oil and natural gas properties	865,975	—	234,434	—	247,722	—	—
Net (gains) losses on commodity derivative contracts	(38,233)	94,436	(163,452)	(11,256)	(36,846)	(6,735)	(7,797)
Net cash settlements received (paid) on matured commodity derivative(a)(b)(c)	80,620	(19,380)	10,187	30,905	39,102	18,720	25,887
Net losses on interest rate derivative contracts(d)	1,484	1,579	1,933	96	6,992	4,962	2,148
Net (gain) loss on acquisitions of oil and natural gas properties	—	(32,114)	(34,523)	(5,591)	(11,111)	367	5,680
Texas margin taxes	142	(281)	(630)	601	239	261	(12)
Compensation related items	7,827	5,003	11,710	5,931	6,796	3,026	1,026
Transaction costs incurred on acquisitions and mergers	—	—	739	865	—	2,019	3,583
Less:
Interest income	—	—	—	—	—	—	(1)
Adjusted EBITDA before non-controlling interest	$175,918	$187,552	$421,445	$309,745	$230,512	$224,601	$80,396
Non-controlling interest attributable to adjustments above	—	—	—	—	—	(62,838)	—
Administrative services fees eliminated in consolidation	—	—	—	—	—	2,840	—
Adjusted EBITDA attributable to Vanguard unitholders	$175,918	$187,552	$421,445	$309,745	$230,512	$164,603	$80,396

(a) Excludes premiums paid, whether at inception or deferred, for derivative contracts that settled during the period. Vanguard considers the cost of premiums paid for derivatives as an investment related to Vanguard’s underlying oil and natural gas properties	$2,567	$—	$—	$220	$11,641	$11,346	$1,950
(b) Excludes the fair value of derivative contracts acquired as part of prior period business combinations that apply to contracts settled during the period. Vanguard considers the amounts paid to sellers for derivative contracts assumed with business combinations a part of the purchase price of the underlying oil and natural gas properties	$20,281	$10,864	$21,306	$30,200	$26,505	$169	$1,995
(c) Excludes fair value of restructured derivative contracts	$(31,945)	$—	$—	$—	$—	$—	$—
(d) Includes settlements paid on interest rate derivatives	$1,980	$2,005	$4,035	$3,888	$2,515	$2,874	$1,799

(e)

Results of operations from oil and natural gas properties acquired in the ENP Purchase through the date of the completion of the ENP Merger on December 1, 2011 were subject to a 53.4% non-controlling interest.

(f) As the ENP Purchase was completed on December 31, 2010, no results of operations were included for the year ended December 31, 2010.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF LRE

The following summary historical consolidated data as of and for the years ended December 31, 2014, 2013 and 2012 and for the period from November 16, 2011 to December 31, 2011 are derived from LRE’s audited historical consolidated financial statements. The selected financial data for the period from January 1, 2011 to November 15, 2011 and as of and for the year ended December 31, 2010 are derived from the audited financial statements of LRE’s predecessor. References to “LRE’s predecessor” refer collectively to LRR A, LRR B and LRR C, which sold and contributed oil and natural gas properties and related net profits interests and operations to LRE in connection with LRE’s initial public offering. The following selected historical consolidated financial data as of and for the six months ended June 30, 2015 and 2014 are derived from LRE’s unaudited condensed consolidated financial statements. In the opinion of LRE’s management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair statement of LRE’s financial position at June 30, 2015, and its operating results and cash flows for the six months ended June 30, 2015 and 2014 have been included.

You should read the following historical consolidated financial data in conjunction with LRE’s Annual Report on Form 10-K for the year ended December 31, 2014 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, as well as LRE’s historical financial statements and notes thereto, which are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

(in thousands, except per unit data)	LRE						Predecessor
	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	November 16 to December 31, 2011	January 1 to November 15, 2011	Year Ended December 31, 2010
Statement of Operations Data:
Revenues:
Oil sales	$26,291	$40,510	$76,662	$77,181	$72,916	$9,766	$59,605	$52,670
Natural gas sales	7,986	15,664	28,521	26,800	23,502	3,976	35,883	48,088
Natural gas liquids sales	2,832	6,124	11,362	10,147	11,627	1,976	14,500	14,748
Gain (loss) on commodity derivative instruments, net	9,755	(18,950)	71,235	781	12,748	12,287	22,027	24,065
Other income	55	71	125	186	45	—	159	116
Total revenues	46,919	43,419	187,905	115,095	120,838	28,005	132,174	139,687
Operating expenses:
Lease operating expenses	12,780	12,664	25,821	25,397	29,069	3,193	21,391	23,804
Production and ad valorem taxes	2,748	4,648	8,738	8,614	7,790	1,076	7,763	9,320
Depletion and depreciation	17,574	17,145	36,729	43,420	46,928	5,876	37,206	55,828
Impairment of oil and gas properties	35,962	—	37,758	63,663	3,544	—	16,765	11,712
Accretion expense	1,029	1,013	2,071	1,924	1,575	191	1,290	1,366
Loss (gain) on settlement of asset retirement obligations	68	61	151	358	(31)	—	496	(209)
Management fees	—	—	—	—	—	—	5,435	6,104
General and administrative expenses	16,464	5,881	11,447	11,965	13,758	1,892	5,149	5,293
Total operating expenses	86,625	41,412	122,715	155,341	102,633	12,228	95,495	113,218
Operating income (loss)	(39,706)	2,007	65,190	(40,246)	18,205	15,777	36,679	26,469
Other income (expense), net:

(in thousands, except per unit data)	LRE						Predecessor
	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	November 16 to December 31, 2011	January 1 to November 15, 2011	Year Ended December 31, 2010
Interest income	$—	$—	$—	$—	$—	$—	$1	$17
Interest expense	(5,889)	(5,116)	(10,472)	(9,235)	(6,596)	(604)	(919)	(3,223)
Gain (loss) on interest rate derivative instruments, net	(1,673)	(1,422)	(1,790)	1,256	(4,650)	—	(133)	(897)
Other income (expense), net	(7,562)	(6,538)	(12,262)	(7,979)	(11,246)	(604)	(1,051)	(4,103)
Income (loss) before taxes	(47,268)	(4,531)	52,928	(48,225)	6,959	15,173	35,628	22,366
Income tax (expense) benefit	18	(112)	(186)	(56)	(172)	(48)	76	(32)
Net income (loss)	$(47,250)	$4,643	$52,742	$(48,281)	$6,787	$15,125	$35,704	$22,334
Net (income) loss attributable to common control operations	—	—	—	(448)	(6,790)	(2,975)	—	—
Net income (loss) available to unitholders	$(47,250)	$(4,643)	$52,742	$(48,729)	$(3)	$12,150	—	—
General partner’s interest in net income (loss)	$(9,434)	$(4)	$53	$(49)	$—	$12	—	—
Limited partners’ interest in net income (loss)	$(37,816)	$(4,639)	$52,689	$(48,680)	$(3)	$12,138	—	—
Net income (loss) per limited partner unit (basic and diluted)	$(1.35)	$(0.17)	$1.94	$(1.92)	$(0.00)	$0.54	—	—
Weighted average number of limited partner units outstanding (basic and diluted)	28,073	26,539	27,092	25,372	22,425	22,418	—	—
Other Financial Data:
Adjusted EBITDA	$40,169	$40,677	$88,385	$79,550	$81,156	$13,603	$79,762	$119,130
Cash Flow Data:
Net cash provided by (used in) operating activities	$35,954	$31,663	$67,885	$65,541	$77,223	$5,523	$84,027	$121,269
Net cash provided by (used in) investing activities	$(17,606)	$(17,029)	$(69,950)	$(35,805)	$(40,433)	$(755)	$(44,981)	$(125,846)
Net cash provided by (used in) financing activities	$(14,243)	$(16,180)	$1,224	$(28,786)	$(34,836)	$(3,255)	$(38,000)	$1,505

Non-GAAP Financial Measures

LRE discloses the non-GAAP financial measures Adjusted EBITDA and Distributable Cash Flow for the periods presented and provides reconciliations of these items to net income (loss), LRE’s most directly comparable financial performance measure calculated and presented in accordance with GAAP. LRE defines Adjusted EBITDA as net income (loss) plus or minus:

•	Income tax expense (benefit);
•	Interest expense-net, including loss (gain) on interest rate derivative instruments, net;
•	Depletion and depreciation;
•	Accretion of asset retirement obligations;
•	Amortization of equity awards;
•	Loss (gain) on settlement of asset retirement obligations;
•	Loss (gain) on commodity derivative instruments, net;
•	Commodity derivative instrument net cash settlements;
•	Impairment of oil and natural gas properties; and
•	Other non-recurring items that LRE deems appropriate.

Adjusted EBITDA is used as a supplemental financial measure by LRE’s management and by external users of LRE’s financial statements, such as investors, commercial banks, research analysts and others, to assess LRE’s financial performance as compared to that of other companies and partnerships in its industry, without regard to financing methods, capital structure or historical cost basis.

LRE defines Distributable Cash Flow as Adjusted EBITDA less cash income tax expense, cash interest expense and estimated maintenance capital.

Distributable Cash Flow is a supplemental financial measure used by LRE’s management and by external users of LRE’s financial statements, such as investors, commercial banks, research analysts and others to compare basic cash flows generated by LRE (prior to the establishment of any retained cash reserve by LRE GP) to the cash distributions LRE expects to pay its unitholders. Distributable Cash Flow is also an important financial measure for LRE’s unitholders as it serves as an indicator of its success in providing a cash return on investment. Specifically, distributable cash flow indicates to investors whether or not LRE is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates. Distributable Cash Flow is a quantitative standard used throughout the investment community with respect to publicly-traded partnerships and limited liability companies because the yield is based on the amount of cash distributions the entity pays to a unitholder compared to the unit price.

LRE’s management believes that both Adjusted EBITDA and Distributable Cash Flow are useful to investors because these measures are used by many partnerships in the industry as measures of operating and financial performance and are commonly employed by financial analysts and others to evaluate the operating and financial performance from period to period and to compare it with the performance of other publicly traded partnerships within the industry. Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income (loss), operating income (loss), or any other measures of financial performance presented in accordance with GAAP. LRE’s Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Distributable Cash Flow in the same manner.

LRE’s Adjusted EBITDA for the six months ended June 30, 2015 and 2014, for the years ended December 31, 2014, 2013, 2012, and for the period from November 16 to December 31, 2011 was $40.2 million, $40.7 million, $83.4 million, $79.6 million, $81.2 million, and $13.6 million, respectively. LRE’s predecessor’s Adjusted EBITDA for the period from January 1 to November 15, 2011 and the year ended December 31, 2010 was $79.8 million and $119.1 million, respectively.

LRE’s Distributable Cash Flow for the six months ended June 30, 2015 and 2014, for the years ended December 31, 2014, 2013, and 2012 and for the period from November 16 to December 31, 2011 was $23.9 million, $25.2 million, $52.0 million, $49.6 million, $53.8 million and $11.0 million, respectively.

The following table presents a reconciliation of Adjusted EBITDA and Distributable Cash Flow to net income (loss), LRE’s most directly comparable GAAP financial performance measure, for each of the periods indicated.

(in thousands)	LRE						Predecessor
	Six Months Ended June 30, 2015	Six Months Ended June 30, 2014	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	November 16 to December 31, 2011	January 1 to November 15, 2011	Year Ended December 31, 2010
Net income (loss)	$(47,250)	$(4,643)	$52,742	$(48,281)	$6,787	$15,125	$35,704	$22,334
Income tax expense (benefit)	(18)	112	186	56	172	48	(76)	32
Interest expense – net, including loss (gain) on interest rate derivative instruments, net	7,562	6,538	12,262	7,979	11,246	604	1,052	4,120
Depletion and depreciation	17,574	17,145	36,729	43,420	46,928	5,876	37,206	55,828
Accretion of asset retirement obligations	1,029	1,013	2,071	1,924	1,575	191	1,290	1,366
Amortization of equity awards	838	534	1,081	549	313	31	—	—
Loss (gain) on settlement of asset retirement obligations	68	61	151	358	(31)	—	496	(209)
Loss (gain) on commodity derivative instruments, net	(9,755)	18,950	(71,235)	(781)	(12,748)	(12,287)	(22,027)	(24,065)
Commodity derivative instrument net cash settlements	25,061	967	11,640	10,663	23,370	4,015	9,353	48,029
Impairment of oil and natural gas properties	35,962	—	37,758	63,663	3,544	—	16,765	11,712
Other non-recurring items	9,098	—	—	—	—	—	—	—
Interest income	—	—	—	—	—	—	(1)	(17)
Adjusted EBITDA	$40,169	$40,677	$83,385	$79,550	$81,156	$13,603	$79,762	$119,130
Adjusted EBITDA	$40,169	$40,677	$83,385	$79,550	$81,156	$13,603
Cash income tax expense	(85)	(88)	(146)	(132)	(86)	—
Cash interest expense	(6,638)	(5,401)	(10,905)	(9,513)	(7,012)	(31)
Estimated maintenance capital(1)	(9,500)	(10,000)	(20,300)	(20,300)	(20,300)	(2,538)
Distributable cash flow	$23,946	$25,188	$52,034	$49,605	$53,758	$11,034

(1)	Estimated maintenance capital expenditures as defined by LRE’s partnership agreement represent LRE’s estimate of the amount of capital required on average per year to maintain LRE’s production over the long term. For the period from November 16 to December 31, 2011, the amount represents prorated maintenance capital for the period.

SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma combined balance sheet as of June 30, 2015 reflects the transactions contemplated by the merger agreement and the transactions contemplated by the Eagle Rock merger agreement as if they occurred on June 30, 2015. The unaudited pro forma combined statements of operations for the year ended December 31, 2014 and the six months ended June 30, 2015 reflect the transactions contemplated by the merger agreement, the transactions contemplated by the Eagle Rock merger agreement and certain acquisitions made by Vanguard in 2014 as if they occurred on January 1, 2014.

The following selected unaudited pro forma combined financial information has been prepared for illustrative purposes only and is not necessarily indicative of what the combined organization’s financial position or results of operations actually would have been had the transactions contemplated by the merger agreement and the transactions contemplated by the Eagle Rock merger agreement been completed as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined organization. Future results may vary significantly from the results reflected because of various factors. The following selected unaudited pro forma combined financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Combined Financial Information” and related notes included in this proxy statement/prospectus.

The completion of the Eagle Rock merger is not a condition to the completion of the merger and there can be no assurance that the transactions contemplated by the Eagle Rock merger agreement will be completed.

Unaudited Pro Forma Combined Balance Sheet Data as of June 30, 2015

	Historical		Pro Forma Adjustments	Vanguard/ LRE Pro Forma Combined	Historical	Pro Forma Adjustments	Vanguard/ LRE/Eagle Rock Pro Forma Combined
(in thousands)	Vanguard	LRE			Eagle Rock
Total assets	$2,768,042	$502,863	$(17,531)	$3,253,374	$562,178	$7,313	$3,822,865
Total liabilities	$2,190,403	$349,881	$(4,189)	$2,536,095	$276,970	$30,449	$2,843,514
Total members’ equity	$577,639	$152,982	$(13,342)	$717,279	$285,208	$(23,136)	$979,351
Total liabilities and members’ equity	$2,768,042	$502,863	$(17,531)	$3,253,374	$562,178	$7,313	$3,822,865

Unaudited Pro Forma Combined Statement of Operations Data for the Year Ended December 31, 2014

(in thousands except per unit data)	Vanguard As Adjusted(1)	LRE Historical	Pro Forma Adjustments	Vanguard/ LRE Pro Forma Combined	Eagle Rock Historical	Pro Forma Adjustments	Vanguard/ LRE/Eagle Rock Pro Forma Combined
Total revenues	$902,083	$187,905	$(4)	$1,089,984	$298,204	$—	$1,388,188
Total costs and expenses	710,724	122,715	(16,198)	817,241	585,259	(41,353)	1,361,147
Income from operations	191,359	65,190	16,194	272,743	(287,055)	41,353	27,041
Income (loss) from continuing operations attributable to common and Class B unitholders	$95,125	$52,742	$20,643	$168,510	$(352,367)	$45,670	$(138,187)

(in thousands except per unit data)	Vanguard As Adjusted(1)	LRE Historical	Pro Forma Adjustments	Vanguard/ LRE Pro Forma Combined	Eagle Rock Historical	Pro Forma Adjustments	Vanguard/ LRE/Eagle Rock Pro Forma Combined
Income (loss) from continuing operations per common and Class B Unit
Basic	$1.16	$1.94	—	$1.73	$(2.25)	—	$(1.09)
Diluted	$1.14	$1.94	—	$1.71	$(2.25)	—	$(1.09)

(1)	On January 31, 2014, Vanguard and its wholly owned subsidiary, Encore Energy Partners Operating, LLC, completed the acquisition of certain natural gas and oil assets in the Pinedale and Jonah fields located in Southwestern Wyoming for approximately $555.6 million in cash (the “Pinedale Acquisition”), and, on September 30, 2014, Vanguard and its wholly owned subsidiary, Vanguard Operating, LLC, completed the acquisition of natural gas, oil and NGL assets in the Piceance Basin located in Colorado for approximately $496.4 million (the “Piceance Acquisition”). The Vanguard As Adjusted column in the Unaudited Pro Forma Combined Statement of Operations Data for Year Ended December 31, 2014, above, incorporates the following financial information related to the Pinedale Acquisition and the Piceance Acquisition:

(in thousands except per unit data)	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Vanguard As Adjusted
Total revenues	$788,065	$14,259	$99,759	$902,083
Total costs and expenses	686,599	5,785	18,340	710,724
Income from operations	101,466	8,474	81,419	191,359
Net income (loss) attributable to common and Class B unitholders	$46,148	$(24,628)	$73,605	$95,125
Net income per common and Class B Unit
Basic	$0.56	—	—	$1.16
Diluted	$0.55	—	—	$1.14

Unaudited Pro Forma Combined Statement of Operations Data for the Six Months Ended June 30, 2015

(in thousands except per unit data)	Historical		Pro Forma Adjustments	Vanguard/ LRE Pro Forma Combined	Historical	Pro Forma Adjustments	Vanguard/ LRE/Eagle Rock Pro Forma Combined
	Vanguard	LRE			Eagle Rock
Total revenues	$232,968	$46,919	$—	$279,887	$73,788	$—	$353,675
Total costs and expenses	1,103,441	86,625	(10,473)	1,179,593	147,336	(11,885)	1,315,044
Loss from operations	(870,473)	(39,706)	10,473	(899,706)	(73,548)	11,885	(961,369)
Loss from continuing operations attributable to common and Class B unitholders	$(925,855)	$(47,250)	$13,237	$(959,868)	$(81,119)	$11,841	$(1,029,146)
Loss from continuing operations per common and Class B Unit Basic & Diluted	$(10.86)	$(1.35)	—	$(9.53)	$(0.54)	$—	$(7.95)

UNAUDITED COMPARATIVE PER UNIT INFORMATION

The tables below set forth historical and unaudited pro forma combined per unit information of Vanguard, LRE and Eagle Rock.

Historical Per Unit Information of Vanguard and LRE

The historical per unit information of Vanguard and LRE set forth in the tables below is derived from the audited consolidated financial statements as of and for the year ended December 31, 2014 and the unaudited condensed consolidated financial statements as of and for the six months ended June 30, 2015 for each of Vanguard and LRE.

Pro Forma Combined Per Unit Information of Vanguard

The unaudited pro forma combined per unit information of Vanguard set forth in the tables below gives effect, as applicable, to the transactions contemplated by (i) the merger agreement under the purchase method of accounting, as if the merger had been effective on January 1, 2014, in the case of income from continuing operations per unit and cash distributions data, and June 30, 2015, in the case of book value per unit data, and, in each case, assuming that 0.550 Vanguard common units have been issued in exchange for each outstanding LRE common unit and after giving effect to the settlement of outstanding restricted units awarded under the LTIP in accordance with the merger agreement, and (ii) the Eagle Rock merger agreement under the purchase method of accounting, as if the Eagle Rock merger had been effective on January 1, 2014, in the case of income from continuing operations per unit and cash distributions data, and June 30, 2015, in the case of book value per unit data, and, in each case, assuming that 0.185 Vanguard common units have been issued in exchange for each outstanding Eagle Rock common unit and after giving effect to the settlement of outstanding restricted units awarded under the long-term incentive program of Eagle Rock in accordance with the Eagle Rock merger agreement.

General

You should read the information set forth below in conjunction with the selected historical financial information of Vanguard and LRE included elsewhere in this proxy statement/prospectus and the historical financial statements and related notes of Vanguard and LRE that are incorporated by reference into or contained in this proxy statement/prospectus. See “— Selected Historical Consolidated Financial Data of Vanguard,” “— Selected Historical Consolidated Financial Data of LRE” and “Where You Can Find More Information.”

The accounting for an acquisition of a business is based on the authoritative guidance for business combinations. Purchase accounting requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair values as of the date the merger is completed. The allocation of the purchase price is dependent upon certain valuations of LRE’s assets and liabilities and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments reflect the assets and liabilities of LRE at their preliminary estimated fair values. Differences between these preliminary estimates and the final purchase accounting will occur, and these differences could have a material impact on the unaudited pro forma combined per unit information set forth in the following tables.

The unaudited pro forma per unit information of Vanguard does not purport to represent the actual results of operations that Vanguard would have achieved or distributions that would have been declared had the companies been combined during these periods or to project the future results of operations that Vanguard may achieve or the distributions it may pay after the merger (in thousands, except per unit data).

Historical – Vanguard	As of and for the Six months Ended June 30, 2015	As of and for the Year Ended December 31, 2014
Total revenues	$232,968	$788,065
Net income (loss) per common unit and Class B unit
Basic	$(10.86)	$0.56
Diluted	$(10.86)	$0.55
Distribution declared per common unit and Class B unit	$0.798	$2.515
Book value per common unit and Class B unit	$2.79	$14.29

Historical – LRE	As of and for the Six months Ended June 30, 2015	As of and for the Year Ended December 31, 2014
Total revenues	$46,919	$187,905
Net income (loss) per common unit
Basic & Diluted	$(1.35)	$1.94
Distribution declared per common unit	$0.375	$1.9825
Book value per common unit	$5.77	$9.03

Pro Forma – Vanguard (giving effect to the LRE merger only)	As of and for the Six months Ended June 30, 2015	As of and for the Year Ended December 31, 2014
Total revenues	$279,887	$1,089,984
Net income (loss) per common unit and Class B unit
Basic	$(9.53)	$1.73
Diluted	$(9.53)	$1.71
Distribution declared per common unit and Class B unit(1)	$0.798	$2.515
Book value per common unit and Class B unit	$3.73	(2)

(1)	Pro forma distributions per unit are based solely on historical distributions for Vanguard.
(2)	A pro forma balance sheet was prepared only as of June 30, 2015.

Equivalent Pro Forma – LRE(1) (giving effect to the LRE merger only)	As of and for the Six months Ended June 30, 2015	As of and for the Year Ended December 31, 2014
Net income (loss) per common unit and Class B unit
Basic	$(5.24)	$0.95
Diluted	$(5.24)	$0.94
Distribution declared per common unit and Class B unit	$0.439	$1.383
Book value per common unit and Class B unit	$2.05	(2)

(1)	LRE’s equivalent pro forma earnings, book value and cash distribution amounts have been calculated by multiplying Vanguard’s pro forma per unit amounts by the 0.550x exchange ratio.
(2)	A pro forma balance sheet was prepared only as of June 30, 2015.

Pro Forma – Vanguard (giving effect to the LRE merger and the Eagle Rock merger)	As of and for the Six months Ended June 30, 2015	As of and for the Year Ended December 31, 2014
Total revenues	$353,675	$1,388,188
Loss from continuing operations per common unit and Class B unit
Basic & Diluted	$(7.95)	$(1.09)
Distribution declared per common unit and Class B unit(1)	$0.798	$2.515
Book value per common unit and Class B unit	$4.91	(2)

(1)	Pro forma distributions per unit are based solely on historical distributions for Vanguard.
(2)	A pro forma balance sheet was prepared only as of June 30, 2015.

Equivalent Pro Forma – LRE(1) (giving effect to the LRE merger and the Eagle Rock merger)	As of and for the Six months Ended June 30, 2015	As of and for the Year Ended December 31, 2014
Loss from continuing operations per common unit and Class B unit
Basic & Diluted	$(4.37)	$(0.60)
Distribution declared per common unit and Class B unit	$0.439	$1.383
Book value per common unit and Class B unit	$2.70	(2)

(1)	LRE’s equivalent pro forma earnings, book value and cash distribution amounts have been calculated by multiplying Vanguard’s pro forma per unit amounts by the 0.550x exchange ratio.
(2)	A pro forma balance sheet was prepared only as of June 30, 2015.

COMPARATIVE UNIT PRICES AND DISTRIBUTIONS

Vanguard common units are currently listed on the NASDAQ under the ticker symbol “VNR.” LRE common units are currently listed on the NYSE under the ticker symbol “LRE.” The table below sets forth, for the calendar quarters indicated, the high and low sale prices per Vanguard common unit on the NASDAQ and per LRE common unit on the NYSE.

	Vanguard Common Units		LRE Common Units
	High	Low	High	Low
2015
Third quarter (through August 27, 2015)	$15.50	$5.50	$7.99	$3.01
Second quarter	$17.59	$13.81	$8.90	$6.35
First quarter	$19.50	$11.90	$8.80	$5.61
2014
Fourth quarter	$27.72	$12.57	$18.04	$6.57
Third quarter	$33.04	$26.11	$20.11	$17.10
Second quarter	$32.21	$29.26	$18.36	$16.90
First quarter	$31.50	$29.11	$18.16	$16.01
2013
Fourth quarter	$29.75	$27.13	$18.45	$15.75
Third quarter	$28.45	$24.23	$16.15	$13.41
Second quarter	$29.93	$27.08	$18.28	$13.13
First quarter	$29.64	$26.21	$19.20	$18.78
2012
Fourth quarter	$30.22	$24.25	$20.08	$15.66
Third quarter	$29.00	$25.80	$19.00	$14.23
Second quarter	$29.29	$22.81	$20.63	$12.25
First quarter	$29.75	$26.36	$21.62	$17.68

The following table shows the amount of cash distributions declared on Vanguard common units and LRE common units, respectively, for the periods indicated. Vanguard changed its cash distribution policy from a quarterly payment schedule to a monthly payment schedule beginning with the distributions relating to the third quarter of 2012.

	Vanguard Cash Distributions	LRE Cash Distributions	Paid
2015
Second Quarter	$—	$0.1875	August 14, 2015
June	$0.1175	$—	August 14, 2015
May	$0.1175	$—	July 15, 2015
April	$0.1175	$—	June 12, 2015
First Quarter	$—	$0.1875	May 15, 2015
March	$0.1175	$—	May 15, 2015
February	$0.1175	$—	April 14, 2015
January	$0.1175	$—	March 17, 2015

	Vanguard Cash Distributions	LRE Cash Distributions	Paid
2014
Fourth Quarter	$—	$0.4975	February 13, 2015
December	$0.2100	$—	February 13, 2015
November	$0.2100	$—	January 14, 2015
October	$0.2100	$—	December 15, 2014
Third Quarter	$—	$0.4975	November 14, 2014
September	$0.2100	$—	November 14, 2014
August	$0.2100	$—	October 15, 2014
July	$0.2100	$—	September 12, 2014
Second Quarter	$—	$0.4950	August 14, 2014
June	$0.2100	$—	August 14, 2014
May	$0.2100	$—	July 15, 2014
April	$0.2100	$—	June 13, 2014
First Quarter	$—	$0.4925	May 15, 2014
March	$0.2100	$—	May 15, 2014
February	$0.2100	$—	April 14, 2014
January	$0.2075	$—	March 17, 2014
2013
Fourth Quarter	$—	$0.4900	February 14, 2014
December	$0.2075	$—	February 14, 2014
November	$0.2075	$—	January 15, 2014
October	$0.2075	$—	December 13, 2013
Third Quarter	$—	$0.4875	November 14, 2013
September	$0.2075	$—	November 14, 2013
August	$0.2075	$—	October 15, 2013
July	$0.2075	$—	September 13, 2013
Second Quarter	$—	$0.4850	August 14, 2013
June	$0.2050	$—	August 14, 2013
May	$0.2050	$—	Juley 15, 2013
April	$0.2050	$—	June 14, 2013
First Quarter	$—	$0.4825	May 15, 2013
March	$0.2025	$—	May 15, 2013
February	$0.2025	$—	April 12, 2013
January	$0.2025	$—	March 15. 2013
2012
Fourth Quarter	$—	$0.4800	February 14, 2013
December	$0.2025	$—	February 14, 2013
November	$0.2025	$—	January 14, 2013
October	$0.2025	$—	December 14, 2012
Third Quarter	$—	$0.4775	November 14, 2012
September	$0.20	$—	November 14, 2012
August	$0.20	$—	October 15, 2012
July	$0.20	$—	September 14, 2012
Second Quarter	$0.60	$0.4750	August 14, 2012
First Quarter	$0.5925	$0.4750	May 14, 2012

The following table presents per unit closing prices for Vanguard common units and LRE common units on April 20, 2015, the last trading day before the public announcement of the merger agreement, and on August 28, 2015, the last practicable trading day before the date of this proxy statement/prospectus. This table also presents the equivalent market value per LRE common unit on such dates. The equivalent market value per LRE common unit has been determined by multiplying the closing prices of Vanguard common units on those dates by the exchange ratio of 0.550 of a Vanguard common unit.

	Vanguard Common Units	LRE Common Units	Equivalent Market Value per LRE Common Unit
August 28, 2015	$9.62	$4.55	$5.29
April 20, 2015	$16.23	$7.93	$8.93

Although the exchange ratio is fixed, the market prices of Vanguard common units and LRE common units will fluctuate prior to the consummation of the merger and the market value of the merger consideration ultimately received by LRE unitholders will depend on the closing price of Vanguard common units on the day the merger is consummated. Thus, LRE unitholders will not know the exact market value of the merger consideration they will receive until the closing of the merger.

RISK FACTORS

In addition to the other information included and incorporated by reference into this proxy statement/prospectus, including the matters addressed in the section titled “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding whether to vote to approve the merger agreement and the transactions contemplated thereby. In addition, you should read and carefully consider the risks associated with each of Vanguard and LRE and their respective businesses. These risks can be found in Vanguard’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus with respect to Vanguard, and included in LRE’s Annual Report on Form 10-K for the year ended December 31, 2014 and subsequent Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus with respect to LRE. For further information regarding the documents contained in or incorporated into this proxy statement/prospectus by reference, please see the section titled “Where You Can Find More Information.” Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents contained in or incorporated by reference could have a material adverse effect on Vanguard’s, LRE’s or the combined organization’s respective businesses, financial condition, cash flows and results of operations and could result in a decline in the trading prices of their respective common units.

Risk Factors Relating to the Merger

Because the exchange ratio is fixed and because the market price of Vanguard common units will fluctuate prior to the consummation of the merger, LRE unitholders cannot be sure of the market value of the Vanguard common units they will receive as merger consideration relative to the value of LRE common units they exchange.

The market value of the consideration that LRE unitholders will receive in the merger will depend on the trading price of Vanguard’s common units at the closing of the merger. The exchange ratio that determines the number of Vanguard common units that LRE unitholders will receive in the merger is fixed. This means that there is no mechanism contained in the merger agreement that would adjust the number of Vanguard common units that LRE unitholders will receive based on any decreases in the trading price of Vanguard common units. Unit price changes may result from a variety of factors (many of which are beyond Vanguard’s or LRE’s control), including:

•	changes in Vanguard’s business, operations and prospects;
•	changes in market assessments of Vanguard’s business, operations and prospects;
•	interest rates, general market, industry and economic conditions and other factors generally affecting the price of Vanguard common units; and
•	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Vanguard operates.

If Vanguard’s common unit price at the closing of the merger is less than Vanguard’s common unit price on the date that the merger agreement was signed, then the market value of the consideration received by LRE unitholders will be less than contemplated at the time the merger agreement was signed.

The fairness opinions rendered to each of the board of directors of LRE GP and the LRE GP conflicts committee by their respective financial advisors were based on the financial analyses performed by their respective financial advisors, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to the financial advisors, as of the date of their respective opinions. As a result, these opinions do not reflect changes in events or circumstances after the date of such opinions. Neither the board of directors of LRE GP nor the LRE GP conflicts committee has obtained, or expects to obtain, updated fairness opinions from the financial advisors reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinions rendered to the board of directors of LRE GP by Tudor, Pickering, Holt & Co. Advisors, LLC and the fairness opinions rendered to the LRE GP conflicts committee by Simmons & Company International were provided in connection with, and at the time of, the evaluation of the merger and the merger agreement, and the determination of whether to consent to the Eagle Rock merger, respectively, by the board of directors of LRE GP and the LRE GP conflicts committee, respectively. These opinions were based on the financial analyses performed by their respective financial advisors, which considered market and other conditions then in effect, and financial forecasts and other information made available to their respective financial advisors, as of the date of the opinions, which may have changed, or may change, after the date of their respective opinions. Neither the board of directors of LRE GP nor the LRE GP conflicts committee has obtained updated opinions from its respective financial advisor as of the date of this proxy statement/prospectus nor does it expect to obtain updated opinions prior to completion of the transactions contemplated by the merger agreement or the Eagle Rock merger agreement. Changes in the operations and prospects of Vanguard or LRE, general market and economic conditions and other factors which may be beyond the control of Vanguard and LRE, and on which the fairness opinions were based, may have altered the value of Vanguard or LRE or the prices of Vanguard common units or LRE common units since the date of such opinions, or may alter such values and prices by the time the merger or the Eagle Rock merger is completed. The opinions do not speak as of any date other than the date of the opinions. For a description of the opinions that the board of directors of LRE GP and the LRE GP conflicts committee received, please refer to “Proposal 1: The Merger — Opinions of the Financial Advisor to the LRE GP Board of Directors” and “Proposal 1: The Merger — Opinions of the Financial Advisor to the LRE GP Conflicts Committee.”

LRE is subject to provisions that limit its ability to pursue alternatives to the merger, could discourage a potential competing acquirer of LRE from making a favorable alternative transaction proposal and, in specified circumstances under the merger agreement, would require LRE to reimburse up to $1,215,000 of Vanguard’s out-of-pocket expenses and pay a termination fee to Vanguard of $7,288,000.

Under the merger agreement, LRE is restricted from entering into alternative transactions. Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail in “The Merger Agreement — No Solicitation by LRE of Alternative Proposals”), LRE is restricted from initiating, soliciting, knowingly encouraging or knowingly facilitating any inquiry, proposal or offer for a competing acquisition proposal with any person. Under the merger agreement, in the event of a potential change by the board of directors of LRE GP of its recommendation with respect to the proposed merger in light of a superior proposal, LRE must provide Vanguard with three business days’ notice to allow Vanguard to propose an adjustment to the terms and conditions of the merger agreement. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of LRE from considering or proposing that acquisition, even if such third party were prepared to pay consideration with a higher per unit market value than the merger consideration, or might result in a potential competing acquirer of LRE proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable in specified circumstances.

If the merger agreement is terminated under specified circumstances, LRE will be required to pay all of the reasonably documented out-of-pocket expenses incurred by Vanguard and its affiliates in connection with the merger agreement and the transactions contemplated thereby, up to a maximum amount of $1,215,000. In addition, if the merger agreement is terminated by Vanguard due to a partnership change in recommendation having occurred, by LRE in order to enter into a superior proposal or by either party after an alternative proposal was received by LRE and LRE enters into an definitive agreement with respect to such alternative proposal within 12 months after the date of the merger agreement, LRE will be required to pay Vanguard a termination fee of $7,288,000. Following payment of the termination fee, LRE will not be obligated to pay any additional expenses incurred by Vanguard or its affiliates. Please read “The Merger Agreement —  Termination Fee” and “The Merger Agreement — Expenses.” If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of LRE. For a discussion of the restrictions on LRE soliciting or entering into a takeover proposal or alternative transaction and the board of directors of LRE GP’s ability to change its recommendation, see “The Merger Agreement — No Solicitation by LRE of Alternative Proposals” and “The Merger Agreement — Change in LRE GP Board Recommendation.”

Directors and executive officers of LRE GP have certain interests that are different from those of LRE unitholders generally.

Directors and executive officers of LRE GP have interests in the merger that may be different from, or be in addition to, your interests as a unitholder of LRE. You should consider these interests in voting on the merger. These different interests are described under “Proposal 1: The Merger — Interests of Directors and Executive Officers of LRE GP in the Merger.”

Vanguard may have difficulty attracting, motivating and retaining executives and other employees in light of the merger.

The success of the combined organization after the merger will depend in part upon the ability of Vanguard to retain its key employees. Key employees may depart either before or after the merger because of issues relating to the uncertainty and difficulty of integration or a desire not to remain following the merger. Accordingly, no assurance can be given that the combined organization will be able to retain key Vanguard employees to the same extent as in the past.

The unaudited pro forma financial statements included in this document are presented for illustrative purposes only and may not be an indication of the combined entity’s financial condition or results of operations following the merger, and, if completed, the Eagle Rock merger.

The unaudited pro forma financial statements contained in this document are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of the combined entity’s financial condition or results of operations following the merger, and, if completed, the Eagle Rock merger, for several reasons. The actual financial condition and results of operations of the combined entity following the merger, and, if completed, the Eagle Rock merger, may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined entity’s financial condition or results of operations following the merger, and, if completed, the Eagle Rock merger. Any potential decline in the combined entity’s financial condition or results of operations may cause significant variations in the price of Vanguard common units after completion of the merger, and, if completed, the Eagle Rock merger. See “Selected Unaudited Pro Forma Combined Financial Information.”

Lawsuits have been filed challenging the merger and additional lawsuits may be filed in the future. Any injunctive relief, rescission, damages, or other adverse judgment could prevent the merger from occurring or could have a material adverse effect on LRE, Vanguard or Merger Sub.

Alleged LRE unitholders have filed lawsuits challenging the merger against LRE, LRE GP, the members of the board of directors of LRE GP, Vanguard, Merger Sub and the other parties to the merger agreement. Although each of these lawsuits has been dismissed or nonsuited, additional lawsuits challenging the merger may be filed in the future. For more information on these lawsuits, see “The Merger — Litigation Relating to the Merger.”

One of the conditions to the completion of the merger is that no order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated by the merger agreement. A preliminary injunction could delay or jeopardize the completion of the merger, and an adverse judgment granting permanent injunctive relief could indefinitely enjoin completion of the merger. An adverse judgment for rescission or for monetary damages could have a material adverse effect on LRE, Vanguard or Merger Sub.

Vanguard and LRE are subject to business uncertainties and contractual restrictions while the proposed merger is pending, and, with respect to Vanguard, while the Eagle Rock merger is pending, which could adversely affect each party’s business and operations.

In connection with the pending merger, it is possible that some customers, suppliers and other persons with whom Vanguard or LRE have business relationships may delay or defer certain business decisions or, might decide to seek to terminate, change or renegotiate their relationship with Vanguard or LRE as a result of the merger, which could negatively affect Vanguard’s and LRE’s respective revenues, earnings and cash available for distribution, as well as the market price of Vanguard common units and LRE common units, regardless of whether the merger is completed.

Under the terms of the merger agreement, each of Vanguard and LRE is subject to certain restrictions on the conduct of its business prior to completing the merger, and under the terms of the Eagle Rock merger agreement, Vanguard is subject to restrictions on the conduct of its business prior to completing the Eagle Rock merger, which may adversely affect its ability to execute certain of its business strategies. Such limitations could negatively affect each party’s businesses and operations prior to the completion of the merger or the Eagle Rock merger. Furthermore, the process of planning to integrate three businesses and organizations for the post-merger and post-Eagle Rock merger period can divert management attention and resources and could ultimately have an adverse effect on each party. For a discussion of these restrictions, see “The Merger Agreement — Conduct of Business Pending the Consummation of the Transactions Contemplated by the Merger Agreement.”

Vanguard and LRE will incur substantial transaction-related costs in connection with the merger.

Vanguard and LRE expect to incur substantial expenses in connection with completing the merger and integrating the business, operations, networks, systems, technologies, policies and procedures of Vanguard and LRE. These expenses include, but are not limited to, fees paid to legal, financial and accounting advisors, filing fees and printing costs. There are a large number of systems that must be integrated, including billing, management information, purchasing, accounting and finance, sales, payroll and benefits, fixed assets, lease administration and regulatory compliance, and there are a number of factors beyond Vanguard’s and LRE’s control that could affect the total amount or the timing of integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration expenses associated with the merger could, particularly in the near term, exceed the savings that the combined organization expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of two businesses following the completion of the merger.

Failure to successfully combine the businesses of LRE and Vanguard in the expected time frame may adversely affect the future results of the combined organization, and, consequently, the value of the Vanguard common units that LRE unitholders receive as part of the merger consideration.

The success of the proposed merger will depend, in part, on the ability of Vanguard to realize the anticipated benefits and synergies from combining the businesses of Vanguard and LRE. To realize these anticipated benefits, the businesses must be successfully combined. If the combined organization is not able to achieve these objectives, or is not able to achieve these objectives on a timely basis, the anticipated benefits of the merger may not be realized fully or at all. In addition, the actual integration may result in additional and unforeseen expenses, which could reduce the anticipated benefits of the merger. These integration difficulties could result in declines in the market value of Vanguard’s common units and, consequently, result in declines in the market value of the Vanguard common units that LRE unitholders receive as part of the merger consideration.

The merger is subject to conditions, including certain conditions that may not be satisfied on a timely basis, if at all. Failure to complete the merger, or significant delays in completing the merger, could negatively affect the trading prices of Vanguard common units and LRE common units and the future business and financial results of Vanguard and LRE.

The completion of the merger is subject to a number of conditions. The completion of the merger is not assured and is subject to risks, including the risk that approval of the merger by the LRE unitholders is not obtained or that other closing conditions are not satisfied. If the merger is not completed, or if there are significant delays in completing the merger, the trading prices of Vanguard common units and LRE common units and the respective future business and financial results of Vanguard and LRE could be negatively affected, and each of them will be subject to several risks, including the following:

•	the parties may be liable for damages to one another under the terms and conditions of the merger agreement;
•	negative reactions from the financial markets, including declines in the price of Vanguard common units or LRE common units due to the fact that current prices may reflect a market assumption that the merger will be completed;
•	having to pay certain significant costs relating to the merger, including, in the case of LRE in certain circumstances, the termination fee of $7,288,000, and in the case of both LRE and Vanguard, the obligation to reimburse the other party of up to $1,215,000 if the merger agreement is terminated in specified circumstances, as described in “The Merger Agreement — Termination Fee” and “The Merger Agreement — Expenses”; and
•	the attention of management of Vanguard and LRE will have been diverted to the merger rather than each organization’s own operations and pursuit of other opportunities that could have been beneficial to that organization.

If the merger is approved by LRE unitholders, the date that those unitholders will receive the merger consideration is uncertain.

As described in this proxy statement/prospectus, completing the proposed merger is subject to several conditions, not all of which are controllable or waiveable by Vanguard or LRE. Accordingly, if the proposed merger is approved by LRE unitholders, the date that those unitholders will receive the merger consideration depends on the completion date of the merger, which is uncertain.

LRE’s, Vanguard’s and Eagle Rock’s financial estimates are based on various assumptions that may not prove to be correct.

The financial estimates set forth in the forecast included under “Proposal 1: The Merger — Unaudited Prospective Financial and Operating Information of LRE, Vanguard and Eagle Rock” are based on assumptions of, and information available to, LRE, Vanguard and Eagle Rock, respectively, at the time they were prepared and provided to the board of directors of LRE GP and LRE’s financial advisors. LRE, Vanguard and Eagle Rock do not know whether such assumptions will prove correct. Any or all of such estimates may turn out to be wrong. Such estimates can be adversely affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are beyond LRE’s, Vanguard’s and Eagle Rock’s control. Many factors mentioned in this proxy statement/prospectus, including the risks outlined in this “Risk Factors” section and the events or circumstances described under “Cautionary Statement Regarding Forward-Looking Statements,” will be important in determining LRE’s, Vanguard’s and/or Eagle Rock’s future results. As a result of these contingencies, actual future results may vary materially from LRE’s, Vanguard’s and Eagle Rock’s estimates. In view of these uncertainties, the inclusion of LRE’s, Vanguard’s and Eagle Rock’s financial estimates in this proxy statement/prospectus is not and should not be viewed as a representation that the forecasted results will be achieved.

LRE’s, Vanguard’s and Eagle Rock’s financial estimates were not prepared with a view toward public disclosure, and LRE’s and Vanguard’s financial estimates were not prepared with a view toward compliance with published guidelines of any regulatory or professional body. Further, any forward-looking statement speaks only as of the date on which it is made, and LRE, Vanguard and Eagle Rock undertake no obligation, other than as required by applicable law, to update their financial estimates herein to reflect events or circumstances after the date those financial estimates were prepared or to reflect the occurrence of anticipated or unanticipated events or circumstances.

The financial estimates included in this proxy statement/prospectus have been prepared by, and are the responsibility of, LRE, Vanguard and/or Eagle Rock’s. Moreover, the prospective financial information included in this proxy statement/prospectus has been prepared by, and is the responsibility of, LRE’s, Vanguard’s and Eagle Rock’s management. None of Vanguard’s independent registered public accounting firm, LRE’s independent registered public accounting firm, Eagle Rock’s independent registered public accounting firm or any other independent accountants, has compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein, accordingly they have not expressed any opinion or any other form of assurance on such information. The report of the independent registered public accounting firm of LRE in its Annual Report on Form 10-K for the year ended December 31, 2014, relates to LRE’s historical financial information, and the report of the independent registered public accounting firm of Vanguard in its Annual Report on Form 10-K for the year ended December 31, 2014, relates to Vanguard’s historical financial information and the report of the independent registered public accounting firm of Eagle Rock in its Annual Report on Form 10-K for the year ended December 31, 2014, relates to Eagle Rock’s historical financial information. These reports do not extend to the unaudited prospective financial and operating information and should not be read to do so. See “Proposal 1: The Merger — Unaudited Prospective Financial and Operating Information of LRE, Vanguard and Eagle Rock” for more information.

The number of outstanding Vanguard common units will increase as a result of the transactions contemplated by the merger agreement, and, if completed, the Eagle Rock merger agreement, which could make it more difficult to pay distributions.

As of August 27, 2015, there were approximately 86.60 million Vanguard common units outstanding. Vanguard will issue approximately 15.44 million common units to former LRE unitholders (which does not include the 12,320 Vanguard common units to be issued to the former members of LRE GP) pursuant to the transactions contemplated by the merger agreement, and, if the Eagle Rock merger is completed, will issue approximately 28.75 million common units to former Eagle Rock unitholders. Accordingly, the aggregate dollar amount required to pay the current per unit distribution on all Vanguard common units will increase, which could increase the likelihood that Vanguard will not have sufficient funds to pay the current level of monthly distributions to all Vanguard unitholders.

If the transactions contemplated by the Eagle Rock merger agreement are consummated, based on this distribution amount on approximately 130.80 million Vanguard common units (including the 12,320 Vanguard common units issued to members of LRE GP), the combined pro forma Vanguard monthly distribution with respect to the month ended June 30, 2015, had the merger and the Eagle Rock merger been completed prior to the record date for such distribution, would have totalled approximately $15.37 million, which is an additional $5.19 million compared to the historical distribution amount for the month ended June 30, 2015. If, however, the transactions contemplated by the Eagle Rock merger agreement are not consummated, based on this distribution amount on approximately 102.05 million Vanguard common units (including the 12,320 Vanguard common units issued to members of LRE GP), the combined pro forma Vanguard monthly distribution with respect to the month ended June 30, 2015, had the merger been completed prior to the record date for such distribution, would have totalled approximately $11.99 million, which is an additional $1.82 million compared to the historical distribution amount for the month ended June 30, 2015.

LRE unitholders will have a reduced percentage ownership of the combined entity after the merger, and, if completed, the Eagle Rock merger, and will exercise less influence over management.

When the merger occurs, each LRE unitholder that receives Vanguard common units will become a unitholder of Vanguard with a percentage ownership of the combined organization that is much smaller than such unitholder’s percentage ownership of LRE. If the Eagle Rock merger is completed, such ownership percentage of the combined organization will decline further.

Vanguard common units to be received by LRE unitholders as a result of the merger have different rights from LRE common units.

Following completion of the merger, LRE unitholders will no longer hold LRE common units, but will instead be unitholders of Vanguard. There are important differences between the rights of LRE unitholders and the rights of Vanguard unitholders. See “Comparison of Rights of Vanguard Common Unitholders and LRE Unitholders” for a discussion of the different rights associated with LRE common units and Vanguard common units.

No ruling has been obtained with respect to the U.S. federal income tax consequences of the merger.

No ruling has been or will be requested from the IRS with respect to the U.S. federal income tax consequences of the merger. Instead, Vanguard and LRE are relying on the opinions of their respective counsel as to the U.S. federal income tax consequences of the merger, and counsel’s conclusions may not be sustained if challenged by the IRS. Please read “Material U.S. Federal Income Tax Consequences of the Merger.”

The expected U.S. federal income tax consequences of the merger are dependent upon Vanguard and LRE being treated as partnerships for U.S. federal income tax purposes.

The treatment of the merger as nontaxable to holders of LRE common units is dependent upon Vanguard and LRE each being treated as a partnership for U.S. federal income tax purposes. If Vanguard or LRE were treated as a corporation for U.S. federal income tax purposes, the consequences of the merger would be materially different and the merger would likely be a fully taxable transaction to a holder of LRE common units.

LRE unitholders could recognize taxable income or gain for U.S. federal income tax purposes, in certain circumstances, as a result of the merger.

For U.S. federal income tax purposes, LRE will be deemed to contribute all of its assets to Vanguard in exchange for Vanguard common units, the assumption of LRE’s liabilities and cash in lieu of fractional Vanguard common units, followed by a liquidation of LRE in which Vanguard common units and cash are distributed to LRE unitholders. The actual receipt of cash and the deemed receipt of cash by LRE in the merger could trigger gain to LRE either because it would be treated as part of a sale or because it exceeds LRE’s adjusted tax basis in its assets at the closing of the merger, and any such gain would be allocated to the LRE unitholders pursuant to the LRE partnership agreement. The actual receipt of cash and the deemed receipt of cash by LRE will qualify for one or more exceptions to sale treatment and LRE does not currently expect that it will recognize gain as a result of the deemed receipt of cash in the merger exceeding its adjusted tax basis in its assets. Please read “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to LRE.” In addition, as a result of the merger, holders of LRE common units who receive Vanguard common units will become limited partners of Vanguard for U.S. federal income tax purposes and will be allocated a share of Vanguard’s nonrecourse liabilities. Each such LRE unitholder will be treated as receiving a deemed cash distribution equal to the excess, if any, of such LRE unitholder’s share of nonrecourse liabilities of LRE immediately before the merger over such LRE unitholder’s share of nonrecourse liabilities of Vanguard immediately following the merger. If the amount of cash actually received in the merger plus any deemed cash distribution received by such LRE unitholder exceeds the LRE unitholder’s basis in his LRE units, such LRE unitholder will recognize gain in an amount equal to such excess. While there can be no assurance, Vanguard and LRE expect that most holders of LRE common units will not recognize gain in this manner. The amount and effect of any gain that may be recognized by holders of LRE common units will depend on such unitholder’s particular situation, including the ability of such unitholder to utilize any suspended passive losses. For additional information, please read “Material U.S. Federal Income Tax Consequences of the Merger — Tax Consequences of the Merger to LRE Common Unitholders.”

A holder of LRE common units may have a holding period for Vanguard common units received in the merger that is shorter than such holder’s holding period in the surrendered LRE common units.

As a result of the merger, LRE will be deemed to contribute its assets to Vanguard in exchange for Vanguard common units, the assumption of LRE’s liabilities, and cash in lieu of fractional Vanguard common units followed by a liquidation of LRE in which Vanguard common units and cash are distributed to holders of LRE common units. Such unitholders’ holding period in the Vanguard common units received in the merger will not be determined by reference to their holding period in the surrendered LRE common units. Instead, such unitholders’ holding period in the Vanguard common units received in the merger that are attributable to LRE’s capital assets or assets used in its business as defined in Section 1231 of the Code will include LRE’s holding period in those assets. The holding period for Vanguard common units received by a holder of LRE common units attributable to other assets of LRE, such as inventory and receivables, will begin on the day following the merger.

Vanguard may not be able to complete the pending Eagle Rock merger, which could adversely affect its business.

Completion of the Eagle Rock merger is subject to, among other things, the approval of Eagle Rock unitholders of the Eagle Rock merger agreement, the Vanguard unitholders’ approval of the issuance of Vanguard common units to Eagle Rock’s unitholders pursuant to the Eagle Rock merger agreement and other customary closing conditions. It is possible that Eagle Rock unitholder approval or Vanguard unitholder approval may not be received in a timely manner or at all, or that one or more other closing conditions may not be satisfied or, if not satisfied, that such conditions may not be waived in accordance with the terms of the Eagle Rock merger agreement. The Eagle Rock merger is a transaction separate and apart from the merger and the completion of the Eagle Rock merger is not a condition to the completion of the merger, and the completion of the merger is not a condition to the completion of the Eagle Rock merger. Therefore, it is possible that the merger will be consummated but the Eagle Rock merger will not be consummated. If Vanguard is unable to complete the Eagle Rock merger, Vanguard will not fully realize the anticipated benefits of the Eagle Rock merger.

Risk Factors Relating to the Ownership of Vanguard Common Units

The Vanguard limited liability company agreement limits Vanguard’s duties to its unitholders and restricts the remedies available to unitholders for actions taken by Vanguard that might otherwise constitute breaches of duty.

The Vanguard limited liability agreement contains provisions that reduce the standards to which Vanguard might otherwise be held by state fiduciary duty law. For example, the Vanguard limited liability company agreement:

•	provides that the board of directors of Vanguard will not have breached any duty to Vanguard or Vanguard unitholders for decisions made so long as such person acted in good faith, meaning it believed the determination or other action was in the best interests of Vanguard;
•	provides generally that affiliated transactions and resolutions of conflicts of interest not approved by Vanguard’s conflicts committee or by a vote of Vanguard unitholders must be on terms no less favorable to Vanguard than those generally being provided to or available from unrelated third parties or be “fair and reasonable” to Vanguard and that, in determining whether a transaction or resolution is “fair and reasonable,” the totality of the relationships between the parties involved may be considered, including other transactions that may be particularly advantageous or beneficial to Vanguard; and
•	provides that the officers and directors of Vanguard will not be liable for monetary damages to Vanguard or its unitholders for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such persons acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the conduct was criminal.

Any Vanguard unitholder is bound by the provisions in the Vanguard liability company agreement, including those discussed above.

The Vanguard limited liability company agreement restricts the voting rights of those unitholders owning 20% or more of Vanguard’s common units.

Vanguard unitholders’ voting rights are restricted by the Vanguard limited liability company agreement provision providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than its founding unitholder and his affiliates or transferees and persons who acquire such units with the prior approval of the board of directors of Vanguard, cannot vote on any matter. The Vanguard limited liability company agreement also contains provisions limiting the ability of Vanguard unitholders to call meetings or to acquire information about its operations, as well as other provisions limiting Vanguard unitholders’ ability to influence the manner or direction of Vanguard’s management.

Vanguard may issue an unlimited number of additional units without common unitholder approval, which would dilute the ownership interest of existing unitholders.

Vanguard may, without the approval of Vanguard common unitholders, issue an unlimited number of additional limited liability company interests at any time, including common units, without the approval of Vanguard common unitholders. The issuance by Vanguard of additional units or other equity securities may have the following effects:

•	Vanguard unitholders’ proportionate ownership interest in Vanguard will may decrease;
•	the amount of cash available for distribution on each unit may decrease;
•	the relative voting strength of each previously outstanding unit may be diminished; and
•	the market price of Vanguard common units may decline.

The Vanguard limited liability company agreement provides for a limited call right that may require unitholders to sell their units at an undesirable time or price.

If, at any time, any person owns more than 90% of any class of the Vanguard units then outstanding, such person has the right, but not the obligation, which it may assign to any of its affiliates or to Vanguard, to acquire all, but not less than all, of the remaining Vanguard units of such class then outstanding at a price not less than the then-current market price of the units. As a result, unitholders may be required to sell their Vanguard common units at an undesirable time or price and therefore may receive a lower or no return on their investment. Vanguard unitholders may also incur a tax liability upon a sale of their units.

Vanguard does not have the same flexibility as other types of organizations to accumulate cash and equity to protect against illiquidity in the future.

Unlike a corporation, the Vanguard limited liability company agreement requires Vanguard to make quarterly distributions to its unitholders of all available cash, reduced by any amounts of reserves for commitments and contingencies, including capital and operating costs and debt service requirements. Vanguard pays distributions on a monthly basis. The value of Vanguard’s units, including common units, may decrease in direct correlation with decreases in the amount Vanguard distribute per unit. Accordingly, if Vanguard experiences a liquidity problem in the future, it may have difficulty issuing more equity to recapitalize.

Vanguard’s management may have conflicts of interest with its unitholders. The Vanguard limited liability company agreement limits the remedies available to its unitholders in the event its unitholders have a claim relating to conflicts of interest.

Conflicts of interest may arise between Vanguard’s management, on the one hand, and Vanguard and its unitholders, on the other hand, related to the divergent interests of Vanguard’s management. Situations in which the interests of Vanguard’s management may differ from interests of its non-affiliated unitholders include, among others, the following situations:

•	the Vanguard limited liability company agreement gives its board of directors broad discretion in establishing cash reserves for the proper conduct of its business, which will affect the amount of cash available for distribution. For example, Vanguard’s management will use its reasonable discretion to establish and maintain cash reserves sufficient to fund its drilling program;
•	Vanguard’s management team, subject to oversight from its board of directors, determines the timing and extent of its drilling program and related capital expenditures, asset purchases and sales, borrowings, issuances of additional units and reserve adjustments, all of which will affect the amount of cash that Vanguard distributes to its unitholders; and
•	affiliates of Vanguard’s directors are not prohibited under its limited liability company agreement from investing or engaging in other businesses or activities that compete with Vanguard.

The price of Vanguard’s common and cumulative preferred units could be subject to wide fluctuations and unitholders could lose a significant part of their investment.

During the first six months of 2015, the quoted market prices of Vanguard’s common and cumulative preferred units fluctuated as follows:

	Closing Low	Closing High
Common unit (VNR)	$12.50	$18.72
Series A Preferred unit (VNRAP)	$21.85	$25.10
Series B Preferred unit (VNRBP)	$19.43	$23.68
Series C Preferred unit (VNRCP)	$19.75	$24.20

The market prices of Vanguard’s common and cumulative preferred units are subject to fluctuations in response to a number of factors, most of which Vanguard cannot control, including:

•	fluctuations in broader securities market prices and volumes, particularly among securities of oil and natural gas companies and securities of publicly traded limited partnerships and limited liability companies;
•	changes in general conditions in the U.S. economy, financial markets or the oil and natural gas industry, including fluctuations in commodity prices;
•	changes in securities analysts’ recommendations and their estimates of Vanguard’s financial performance;
•	the public’s reaction to Vanguard’s press releases, announcements and Vanguard’s filings with the SEC;
•	changes in market valuations of similar companies;
•	departures of key personnel;
•	commencement of or involvement in litigation;
•	variations in Vanguard’s quarterly results of operations or those of other oil and natural gas companies;
•	variations in the amount of Vanguard’s monthly cash distributions; and
•	future issuances and sales of Vanguard’s units.

In recent years, the securities market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market price of securities issued by many companies for reasons unrelated to the operating performance of these companies. Future market fluctuations may result in a lower price of Vanguard’s common units.

Vanguard Unitholders may have liability to repay distributions.

Under certain circumstances, Vanguard unitholders may have to repay amounts wrongfully returned or distributed to them. Under Section 18-607 of the Delaware Limited Liability Company Act, Vanguard may not make a distribution to unitholders if the distribution would cause Vanguard’s liabilities to exceed the fair value of its assets. Delaware law provides that for a period of three years from the date of an impermissible distribution, members or unitholders who received the distribution and who knew at the time of the distribution that it violated Delaware law will be liable to the limited liability company for the distribution amount. A purchaser of Vanguard common units who becomes a member or unitholder is liable for the obligations of the transferring member to make contributions to the limited liability company that are known to such purchaser of units at the time it became a member and for unknown obligations if the liabilities could be determined from the Vanguard limited liability company agreement.

An increase in interest rates may cause the market price of Vanguard’s common units to decline.

Like all equity investments, an investment in Vanguard’s common units is subject to certain risks. In exchange for accepting these risks, investors may expect to receive a higher rate of return than would otherwise be obtainable from lower-risk investments. Accordingly, as interest rates rise, the ability of investors to obtain higher risk-adjusted rates of return by purchasing government-backed debt securities may cause a corresponding decline in demand for riskier investments generally, including yield-based equity investments such as publicly traded limited liability company interests. Reduced demand for Vanguard’s units resulting from investors seeking other more favorable investment opportunities may cause the trading price of Vanguard’s common units to decline.

Vanguard’s tax treatment depends on its status as a partnership for federal income tax purposes, as well as it not being subject to a material amount of entity-level taxation by individual states or local entities. If the IRS were to treat Vanguard as a corporation or if Vanguard were to become subject to a material amount of entity-level taxation for state or local tax purposes, it would substantially reduce the amount of cash available for payment for distributions on Vanguard’s common units.

The anticipated after-tax economic benefit of an investment in Vanguard’s common units depends largely on Vanguard being treated as a partnership for U.S. federal income tax purposes. A publicly traded partnership such as Vanguard may be treated as a corporation for U.S. federal income tax purposes unless it satisfies a “qualifying income” requirement. Based on its current operations Vanguard believes that it satisfies the qualifying income requirement, will satisfy the qualifying income requirement following the merger and will therefore be treated as a partnership. Failing to meet the qualifying income requirement or a change in current law could cause Vanguard to be treated as a corporation for federal income tax purposes or otherwise subject Vanguard to taxation as an entity. Vanguard has not requested, and does not plan to request, a ruling from the IRS with respect to its treatment as a partnership for federal income tax purposes.

If Vanguard were treated as a corporation for federal income tax purposes, it would pay federal income tax on its taxable income at the corporate tax rate, which is currently a maximum of 35% and would likely pay state income tax at varying rates. Distributions to Vanguard’s common unitholders would generally be taxed again as corporate distributions and no income, gains, losses, or deductions would flow through to unitholders. Because a tax would be imposed on Vanguard as a corporation, its cash available for distribution to its unitholders would be substantially reduced. Therefore, treatment of Vanguard as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to its unitholders likely causing a substantial reduction in the value of its units.

At the state level, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Imposition of any such tax on Vanguard by any such state will reduce the cash available for distribution to its unitholders.

The tax treatment of publicly traded partnerships or an investment in Vanguard’s common units could be subject to potential legislative, judicial or administrative changes or differing interpretations, possibly applied on a retroactive basis.

The present U.S. federal income tax treatment of publicly traded partnerships, including Vanguard, or an investment in Vanguard’s common units may be modified by administrative, legislative or judicial changes or differing interpretations at any time. For example, the Obama Administration’s budget proposal for fiscal year 2016 recommends that publicly traded partnerships earning income from activities related to fossil fuels be taxed as corporations beginning in 2021. From time to time, members of Congress propose and consider substantive changes to the existing U.S. federal income tax laws that affect publicly traded partnerships. One such legislative proposal would eliminate the qualifying income exception to the treatment of all publicly traded partnerships as corporations upon which Vanguard relies for its treatment as a partnership for U.S. federal income tax purposes. Vanguard is unable to predict whether any of these changes or other proposals will be reintroduced or will ultimately be enacted. Any such changes could negatively impact the value of an investment in Vanguard’s common units. Any modification to the U.S. federal income tax laws may be applied retroactively and could make it more difficult or impossible to meet the exception for certain publicly traded partnerships to be treated as partnerships for U.S. federal income tax purposes.

If the IRS contests the federal income tax positions Vanguard takes, the market for Vanguard’s common units may be adversely impacted, and the cost of any IRS contest will reduce Vanguard’s cash available for distribution.

Vanguard has not requested a ruling from the IRS with respect to its treatment as a partnership for federal income tax purposes. The IRS may adopt positions that differ from the positions it takes. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions Vanguard takes. A court may not agree with some or all of the positions it takes. Any contest with the IRS may materially and adversely impact the market for Vanguard’s common units and the price at which they trade. In addition, the costs of any contest with the IRS will be borne indirectly by Vanguard’s unitholders because the costs will reduce its cash available for distribution.

Vanguard unitholders may be required to pay taxes on their share of income even if they do not receive any cash distributions from Vanguard.

Because Vanguard’s unitholders will be treated as partners to whom Vanguard will allocate taxable income that could be different in amount than the cash Vanguard distributes, they will be required to pay any federal income taxes and, in some cases, state and local income taxes on their share of Vanguard’s taxable income even if they receive no cash distributions from Vanguard. Vanguard’s unitholders may not receive cash distributions from Vanguard equal to their share of Vanguard’s taxable income or even equal to the tax liability that results from that income.

Tax gain or loss on the disposition of Vanguard common units could be more or less than expected.

If a unitholder sells his Vanguard common units, he will recognize gain or loss equal to the difference between the amount realized and his tax basis in those common units. Prior distributions to a Vanguard unitholder in excess of the total net taxable income he was allocated for a Vanguard common unit, which decreased his tax basis in that common unit, will, in effect, become taxable income to him to the extent the common unit is sold at a price greater than his tax basis in that common unit, even if the price is less than his original cost. A substantial portion of the amount realized, whether or not representing gain, may be ordinary income. In addition, because the amount realized includes a unitholder’s share of Vanguard’s nonrecourse liabilities, if a unitholder sells his Vanguard common units, he may incur a tax liability in excess of the amount of cash he receives from the sale.

Tax-exempt entities and non-U.S. persons face unique tax issues from owning Vanguard common units that may result in adverse tax consequences to them.

Investment in Vanguard common units by tax-exempt entities, such as individual retirement accounts (“IRAs”), other retirement plans and non-U.S. persons raises issues unique to them. For example, virtually all of Vanguard’s income allocated to organizations that are exempt from federal income tax, including IRAs and other retirement plans, will be unrelated business taxable income and will be taxable to them. Distributions to non-U.S. persons will be reduced by withholding taxes at the highest applicable effective tax rate, and non-U.S. persons will be required to file United States federal tax returns and pay tax on their share of Vanguard’s taxable income. If a Vanguard unitholder is a tax-exempt entity or a non-U.S. person, he should consult his tax advisor before investing in Vanguard common units.

Vanguard will treat each purchaser of Vanguard common units as having the same tax benefits without regard to the actual common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

Due to a number of factors, including its inability to match transferors and transferees of its common units, Vanguard will adopt depreciation and amortization positions that may not conform to all aspects of existing Treasury Regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to its unitholders. It also could affect the timing of these tax benefits or the amount of gain from the sale of Vanguard’s common units and could have a negative impact on the value of Vanguard’s common units or result in audit adjustments to a unitholders’ tax returns.

Vanguard prorates its items of income, gain, loss and deduction between transferors and transferees of its units each month based upon the ownership of its units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The IRS may challenge this treatment, which could change the allocation of items of income, gain, loss and deduction among Vanguard’s unitholders.

Vanguard prorates its items of income, gain, loss and deduction between transferors and transferees of its units each month based upon the ownership of its units on the first day of each month, instead of on the basis of the date a particular unit is transferred. The use of this proration method may not be permitted under existing Treasury Regulations. Recently, the U.S. Treasury Department issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders. The proposed regulations do not, however, specifically authorize the use of the proration method Vanguard has adopted. If the IRS were to challenge its proration method or new Treasury Regulations were issued, Vanguard may be required to change the allocation of items of income, gain, loss and deduction among unitholders.

A Vanguard unitholder whose units are the subject of a securities loan (e.g., a loan to a “short seller” to cover a short sale of units) may be considered to have disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition.

Because there are no specific rules governing the federal income tax consequences of loaning a partnership interest, a unitholder whose units are the subject of a securities loan may be considered to have disposed of the loaned units. In that case, he may no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and the unitholder may recognize gain or loss from such disposition. Moreover, during the period of the loan, any of Vanguard’s income, gain, loss or deduction with respect to those units may not be reportable by the unitholder and any cash distributions received by the unitholder as to those units could be fully taxable as ordinary income. Unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing their units.

The sale or exchange of 50% or more of Vanguard’s capital and profits interests during any twelve-month period will result in the termination of Vanguard for federal income tax purposes.

Vanguard will be considered to have constructively terminated its partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest are counted only once. Vanguard’s termination would, among other things, result in the closing of its taxable year for all unitholders, which would result in Vanguard filing two tax returns (and its unitholders receiving two Schedule K-1s) for one calendar year and could result in a deferral of depreciation deductions allowable in computing its taxable income. In the case of a unitholder reporting on a taxable year other than a calendar year, the closing of Vanguard’s taxable year may also result in more than twelve months of its taxable income or loss being includable in such unitholder’s taxable income for the year of termination. Vanguard’s termination currently would not affect its classification as a partnership for federal income tax purposes, but instead, it would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, Vanguard must make new tax elections and could be subject to penalties if it is unable to determine in a timely manner that a termination occurred. The IRS has announced a relief procedure whereby if a publicly traded partnership that has technically terminated requests and the IRS grants special relief, the partnership may be permitted to provide only a single Schedule K-1 to its unitholders for the tax year in which the termination occurs.

Vanguard unitholders may be subject to state and local taxes and return filing requirements in jurisdictions where they do not live as a result of investing in Vanguard common units.

In addition to federal income taxes, Vanguard unitholders may be subject to return filing requirements and other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which Vanguard conducts business or owns property now or in the future, even if you do not live in any of those jurisdictions. Further, Vanguard unitholders may be subject to penalties for failure to comply with those return filing requirements. Vanguard currently conducts business and owns assets in many states. Several of these states currently impose a personal income tax on individuals, and all of these states impose an income tax on corporations and other entities. As Vanguard makes acquisitions or expands its business, it may conduct business or own assets in additional states that impose a personal income tax. It is the responsibility of each unitholder to file all U.S. federal, state and local tax returns.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated herein by reference include “forward-looking statements” as defined by the SEC. All statements other than historical facts, including, without limitation, statements regarding the expected benefits of the proposed transaction to Vanguard and LRE and their respective unitholders, the anticipated completion of the proposed transaction or the timing thereof, the expected future reserves, production, financial position, business strategy, revenues, earnings, costs, capital expenditures and debt levels of the combined company, and plans and objectives of management for future operations, are forward-looking statements. When used in this proxy statement/prospectus, words such as we “may,” “can,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “predict,” “project,” “foresee,” “believe,” “will” or “should,” “would,” “could,” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. It is uncertain whether the events anticipated will transpire, or if they do occur what impact they will have on the results of operations and financial condition of Vanguard, LRE, Eagle Rock or of the combined company. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. These risks and uncertainties include, but are not limited to:

•	the ability to obtain unitholder approval of the proposed transaction;
•	the ability to complete the proposed transaction on anticipated terms and timetable;
•	Vanguard’s, LRE’s and Eagle Rock’s ability to integrate successfully after the transaction and achieve anticipated benefits from the proposed transaction;
•	the possibility that various closing conditions for the transaction may not be satisfied or waived;
•	risks relating to any unforeseen liabilities of Vanguard, LRE or Eagle Rock;
•	declines in oil, NGLs or natural gas prices;
•	the level of success in exploitation, development and production activities;
•	adverse weather conditions that may negatively impact development or production activities;
•	the timing of exploitation and development expenditures;
•	inaccuracies of reserve estimates or assumptions underlying them;
•	revisions to reserve estimates as a result of changes in commodity prices;
•	impacts to financial statements as a result of impairment write-downs;
•	risks related to level of indebtedness and periodic redeterminations of the borrowing base under Vanguard’s, LRE’s and Eagle Rock’s credit agreements;
•	the ability of Vanguard, LRE and Eagle Rock to comply with covenants contained in the agreements governing their indebtedness;
•	ability to generate sufficient cash flows from operations to meet the internally funded portion of any capital expenditures budget;
•	ability to obtain external capital to finance exploitation and development operations and acquisitions;
•	federal, state and local initiatives and efforts relating to the regulation of hydraulic fracturing; failure of properties to yield oil or gas in commercially viable quantities;
•	uninsured or underinsured losses resulting from oil and gas operations;
•	inability to access oil and gas markets due to market conditions or operational impediments;
•	the impact and costs of compliance with laws and regulations governing oil and gas operations;
•	ability to replace oil and natural gas reserves;
•	any loss of senior management or technical personnel;

•	competition in the oil and gas industry;
•	risks arising out of hedging transactions; and
•	other risks described under the caption “Risk Factors” in Vanguard’s and LRE’s respective Annual Reports on Form 10-K for the year ended December 31, 2014.

Unless expressly stated otherwise, forward-looking statements are based on the expectations and beliefs of the respective managements of Vanguard and LRE, based on information currently available, concerning future events affecting Vanguard and LRE. Although Vanguard and LRE believe that these forward-looking statements are based on reasonable assumptions, they are subject to uncertainties and factors related to Vanguard’s and LRE’s operations and business environments, all of which are difficult to predict and many of which are beyond Vanguard’s and LRE’s control. Any or all of the forward-looking statements in this proxy statement/prospectus may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. The foregoing list of factors should not be construed to be exhaustive. Many factors mentioned in this proxy statement/prospectus, including the risks outlined under the caption “Risk Factors” contained in Vanguard’s or LRE’s Exchange Act reports incorporated herein by reference will be important in determining future results, and actual future results may vary materially. There is no assurance that the actions, events or results of the forward-looking statements will occur, or, if any of them do, when they will occur or what effect they will have on Vanguard’s or LRE’s results of operations, financial condition, cash flows or distributions. In view of these uncertainties, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of their dates. Except as required by law, neither Vanguard nor LRE intends to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

THE PARTIES

Vanguard Natural Resources, LLC

Vanguard Natural Resources, LLC is a limited liability company formed in Delaware in 2006 with common units listed and traded on the NASDAQ under the symbol “VNR.” Vanguard is an independent energy company focused on the acquisition, exploitation and development of mature, long-lived oil and natural gas properties in the United States. Vanguard’s properties and oil and natural gas reserves are located in nine operating basins:

•	the Green River Basin in Wyoming;
•	the Piceance Basin in Colorado;
•	the Permian Basin in West Texas and New Mexico;
•	the Gulf Coast Basin in Texas and Mississippi;
•	the Big Horn Basin in Wyoming and Montana;
•	the Arkoma Basin in Arkansas and Oklahoma;
•	the Williston Basin in North Dakota and Montana;
•	the Wind River Basin in Wyoming; and
•	the Powder River Basin in Wyoming.

As of December 31, 2014, Vanguard’s total estimated proved reserves were 2,031.3 Bcfe, of which approximately 15% were oil reserves, 73% were natural gas reserves and 12% were NGLs reserves. Of these reserves, 68% were classified as proved developed.

As of December 31, 2014, Vanguard owned working interests in 9,759 gross (3,664 net) productive wells, which accounted for approximately 53% of Vanguard’s total estimated proved reserves at December 31, 2014. Vanguard’s average net daily production for the year ended December 31, 2014 was 327,109 Mcfe/day.

In addition, as of December 31, 2014, Vanguard owned approximately 870,140 gross undeveloped leasehold acres surrounding its existing wells. As of December 31, 2014, Vanguard had identified 1,254 proved undeveloped drilling locations and over 3,931 other drilling locations on its leasehold acreage.

The address of Vanguard’s principal executive offices is 5847 San Felipe, Suite 3000, Houston, Texas 77057. Additional information about Vanguard and its subsidiaries is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

LRR Energy, L.P.

LRR Energy, L.P. is a Delaware limited partnership formed in April 2011 by Lime Rock Management LP, an affiliate of Lime Rock Resources A, L.P., Lime Rock Resources B, L.P. and Lime Rock Resources C, L.P., with common units listed and traded on the NYSE under the symbol “LRE.” LRE is an independent energy company focused on the operation, acquisition, exploitation and development of producing oil and natural gas properties in North America with long-lived, predictable production profiles. LRE’s properties consist of mature, low-risk onshore oil and natural gas reservoirs with long-lived, predictable production profiles located across three diverse producing regions:

•	the Permian Basin region in West Texas and Southeast New Mexico;
•	the Mid-Continent region in Oklahoma and East Texas; and
•	the Gulf Coast region in Texas.

As of December 31, 2014, LRE’s total estimated proved reserves were 33.8 MMBoe, of which approximately 88% were proved developed reserves (approximately 73% proved developed producing and approximately 15% proved developed non-producing). As of December 31, 2014, LRE operated 87% of its proved reserves. LRE’s proved reserves had a standardized measure of $441.7 million as of December 31, 2014. For the year ended December 31, 2014, LRE’s average net production was 6,433 Boe/d.

The address of LRE’s principal executive offices is Heritage Plaza, 1111 Bagby Street, Suite 4600, Houston, Texas 77002. Additional information about LRE and its subsidiaries is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Eagle Rock Energy Partners, L.P.

Eagle Rock Energy Partners, L.P. is a Delaware limited partnership formed in May 2006, with common units listed and traded on the NASDAQ under the symbol “EROC.” Eagle Rock is engaged in (a) the exploitation, development, and production of oil and natural gas properties and (b) ancillary gathering, compressing, treating, processing and marketing services with respect to its production of natural gas, natural gas liquids, condensate and crude oil. Eagle Rocks interests include long-lived, high working interest properties with extensive production histories and development opportunities located in the following four regions of the United States:

•	the Mid-Continent, which includes areas in Oklahoma, Arkansas and the Texas Panhandle;
•	Alabama, which includes associated gathering and processing assets;
•	Permian, which includes areas in West Texas; and
•	East Texas, South Texas and Mississippi.

As of December 31, 2014, Eagle Rock’s working interest properties included 561 gross operated productive wells and 1,217 gross non-operated wells with net production of approximately 73.5 MMcfe/d and proved reserves of approximately 169.1 Bcf of natural gas, 11.0 MMBbls of crude oil, and 13.8 MMBbls of natural gas liquids, of which 78.5% were proved developed. The reserve life index of Eagle Rock’s properties is approximately 11.8 years based on Eagle Rock’s average daily production for the year ended 2014.

The address of Eagle Rock’s principal executive offices is 1415 Louisiana Street, Suite 2700, Houston, Texas 77002. Additional information about Eagle Rock and its subsidiaries is included in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

The Eagle Rock merger is a transaction separate and apart from the merger. The completion of the Eagle Rock merger is not a condition to the completion of the merger, and the completion of the merger is not a condition to the completion of the Eagle Rock merger.

THE LRE SPECIAL MEETING

LRE is providing this proxy statement/prospectus to its unitholders in connection with the solicitation of proxies to be voted at the special meeting of unitholders that LRE has called for, among other things, the purpose of holding a vote upon a proposal to approve the merger agreement and the transactions contemplated thereby and at any adjournment or postponement thereof. This proxy statement/prospectus constitutes a prospectus for Vanguard in connection with the issuance by Vanguard of its common units in connection with the merger and the purchase of the limited liability company interests in LRE GP. This proxy statement/prospectus is first being mailed to LRE’s unitholders on or about September 4, 2015, and provides LRE unitholders with the information they need to know to be able to vote or instruct their vote to be cast at the LRE special meeting.

Date, Time and Place

The special meeting will be held at Two Allen Center, 1200 Smith Street, the Forum Assembly Room on the 12th Floor, Houston, TX 77002 on October 5, 2015 at 10:00 a.m., local time.

Purpose

At the LRE special meeting, LRE unitholders will be asked to vote solely on the following proposals:

•	Proposal 1: to approve the merger agreement, as such agreement may be amended from time to time, and the transactions contemplated thereby;
•	Proposal 2: to approve, on an advisory, non-binding basis, the merger-related compensation payments that may become payable to certain of LRE’s named executive officers in connection with the merger; and
•	Proposal 3: to approve the adjournment of the LRE special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

LRE GP’s Board Recommendation

The board of directors of LRE GP recommends that unitholders of LRE vote:

•	Proposal 1: “FOR” the approval of the merger agreement and the transactions contemplated thereby;
•	Proposal 2: “FOR” the approval, on an advisory, non-binding basis, of the merger-related compensation payments that may become payable to certain of LRE’s named executive officers in connection with the merger; and
•	Proposal 3: “FOR” the approval of any adjournment of the LRE special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

Among other things, the LRE GP conflicts committee has determined that the merger agreement is advisable to and in the best interests of, LRE and its unitholders who are not affiliates of LRE GP and has approved the merger agreement and recommended that the board of directors of LRE GP approve the merger agreement. Based upon, among other things, the recommendation of the LRE GP conflicts committee, the board of directors of LRE GP unanimously (i) determined that the merger agreement and the merger are in the best interests of LRE and its unitholders, (ii) approved the merger and the merger agreement and (iii) resolved to recommend approval of the merger agreement and the transactions contemplated thereby to the LRE unitholders. See “Proposal 1: The Merger —  Recommendation of LRE GP’s Board of Directors and Its Reasons for the Merger.”

In considering the recommendation of the board of directors of LRE GP with respect to the merger agreement and the transactions contemplated thereby, you should be aware that some of LRE GP’s directors and executive officers may have interests that are different from, or in addition to, the interests of LRE unitholders more generally. See “Proposal 1: The Merger — Interests of Directors and Executive Officers of LRE GP in the Merger.”

LRE Record Date; Outstanding Units; Units Entitled to be Voted

The record date for the LRE special meeting is August 28, 2015. Only LRE unitholders of record at the close of business on the record date will be entitled to receive notice of and to vote at the LRE special meeting or any adjournment or postponement of the meeting.

As of the close of business on August 28, 2015, there were 28,074,433 LRE common units outstanding and entitled to be voted at the meeting. Each holder of LRE common units is entitled to one vote for each LRE common unit held by it.

If at any time any person or group (other than LRE GP or its affiliates) beneficially owns 20% or more of any class of LRE units then outstanding, then such person or group loses voting rights on all of its units and such units will not be considered “outstanding.” This loss of voting rights does not apply to (i) any person or group who acquired 20% or more of any class of LRE units directly from LRE GP or its affiliates (other than directly from LRE), (ii) any person or group who directly or indirectly acquired 20% or more of any class of LRE units from that person or group described in clause (i) provided that LRE GP notified such transferee in writing that such loss of voting rights did not apply, or (iii) any person or group who acquired 20% or more of any class of LRE units if LRE GP notified such person or group in writing that such loss of voting rights did not apply. As of August 27, 2015, no person or group (other than LRE GP and its affiliates) beneficially owns 20% or more of any class of LRE units.

A complete list of LRE unitholders entitled to vote at the LRE special meeting will be available for inspection at the principal place of business of LRE during regular business hours for a period of no less than ten days before the LRE special meeting and at the place of the LRE special meeting during the meeting.

Quorum

A quorum of unitholders is required to vote on the approval of the merger agreement at the LRE special meeting, but not to approve any adjournment of the meeting. The holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units must be represented in person or by proxy at the meeting in order to constitute a quorum. Any abstentions made by a unitholder pursuant to a valid proxy or at the meeting and broker non-votes (if any) will be counted in determining whether a quorum is present at the LRE special meeting.

Required Vote

To approve the merger agreement and the transactions contemplated thereby, the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units, voting together as a single class, must affirmatively vote in favor of approval of the merger agreement and the transactions contemplated thereby. To approve (on an advisory, non-binding basis) the proposal regarding merger-related compensation payments that may become payable to certain of LRE’s named executive officers in connection with the merger, the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units, voting together as a single class, must vote in favor of such proposal.

Because approval is based on the affirmative vote of the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units, voting together as a single class, an LRE unitholder’s failure to submit a proxy card or to vote in person at the LRE special meeting or an abstention from voting, or the failure of an LRE unitholder who holds his or her units in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee, will have the same effect as a vote cast “AGAINST” approval of the merger agreement, the transactions contemplated thereby and the merger-related compensation payments that may become payable as a result of the merger.

To approve the adjournment of the LRE special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting and if a quorum is present at, and if a limited partner vote is solicited on adjournment of, the meeting, holders of a majority of the outstanding LRE common units, voting together as a single class, must vote in favor of the proposal. If a quorum is not present at the meeting, the affirmative vote of the holders of a majority of the outstanding LRE common units present and entitled to be voted at such meeting represented either in person or by proxy, voting together as a single class, is required to adjourn. Because approval of this proposal is based on the affirmative vote of the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units, voting together as a single class, an LRE unitholder’s failure to vote, an abstention from voting or the failure of an LRE unitholder who holds his or her units in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee will have the same effect as a vote cast “AGAINST” approval of this proposal.

Common Unit Ownership of and Voting by LRE GP’s Directors and Executive Officers

At the close of business on the record date for the LRE special meeting, LRE GP’s directors and executive officers and their affiliates beneficially owned and had the right to vote 8,962,552 LRE common units at the LRE special meeting, which represents approximately 32% of the LRE common units entitled to be voted at the LRE special meeting. It is expected that LRE GP’s directors and executive officers will vote their LRE common units “FOR” the approval of the merger agreement and the transactions contemplated thereby, although none of them has entered into any agreement requiring them to do so.

Voting of Common Units by Holders of Record

If you are entitled to vote at the LRE special meeting and hold your LRE common units in your own name, you can submit a proxy or vote in person by completing a ballot at the LRE special meeting. However, LRE encourages you to submit a proxy before the LRE special meeting even if you plan to attend the LRE special meeting in order to ensure that your LRE common units are voted. A proxy is a legal designation of another person to vote your LRE common units on your behalf. If you hold common units in your own name, you may submit a proxy for your common units by:

•	calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted;
•	accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you; or
•	filling out, signing and dating the enclosed proxy card and mailing it in the prepaid envelope included with these proxy materials.

When a unitholder submits a proxy by telephone or through the Internet, his or her proxy is recorded immediately. LRE encourages its unitholders to submit their proxies using these methods whenever possible. If you submit a proxy by telephone or the Internet website, please do not return your proxy card by mail.

All LRE common units represented by each properly executed and valid proxy received before the LRE special meeting will be voted in accordance with the instructions given on the proxy. If an LRE unitholder executes a proxy card without giving instructions, the LRE common units represented by that proxy card will be voted as the board of directors of LRE GP recommends, which is:

•	Proposal 1: “FOR” the approval of the merger agreement and the transactions contemplated thereby;
•	Proposal 2: “FOR” the approval, on an advisory, non-binding basis, of the merger-related compensation payments that may become payable to certain of LRE’s named executive officers in connection with the merger; and
•	Proposal 3: “FOR” the approval of the adjournment of the LRE special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the special meeting.

Your vote is important. Accordingly, please submit your proxy by telephone, through the Internet or by mail, regardless of whether you plan to attend the meeting in person. Proxies must be received by 11:59 p.m., Eastern Time, on October 4, 2015.

Voting of Common Units Held in Street Name

If your LRE common units are held in an account at a broker or through another nominee, you must instruct the broker or other nominee on how to vote your LRE common units by following the instructions that the broker or other nominee provides to you with these proxy materials. Most brokers offer the ability for unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your broker, your LRE common units will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. Because the only proposals for consideration at the LRE special meeting are non-discretionary proposals, it is not expected that there will be any broker non-votes at the LRE special meeting. If there are any broker non-votes, they will be counted as LRE common units that are present and entitled to be voted for purposes of determining the presence of a quorum, but the broker or other nominee will not be able to vote your LRE common units on those matters for which specific authorization is required. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on any of the proposals. Therefore, a broker non-vote (if any) will have the same effect as a vote cast “AGAINST” (i) approval of the merger agreement and the transactions contemplated thereby, (ii) approval of the merger-related compensation proposal and (iii) approval of the adjournment proposal.

If you hold common units through a broker or other nominee and wish to vote your LRE common units in person at the LRE special meeting, you must obtain a proxy from your broker or other nominee and present it to the inspector of election with your ballot when you vote at the LRE special meeting.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy and/or change your vote at any time before your proxy is voted at the LRE special meeting. If you are a unitholder of record, you can do this by:

•	sending a written notice, no later than the Telephone/Internet deadline, to LRE at Heritage Plaza, 1111 Bagby Street, Suite 4600, Houston, Texas 77002, Attn: Secretary, that bears a date later than the date of the proxy and is received prior to the LRE special meeting and states that you revoke your proxy;
•	submitting a valid, later-dated proxy by mail, telephone or Internet that is received prior to the LRE special meeting; or
•	attending the LRE special meeting and voting by ballot in person (your attendance at the LRE special meeting will not, by itself, revoke any proxy that you have previously given).

If you hold your LRE common units through a broker or other nominee, you must follow the directions you receive from your broker or other nominee in order to revoke your proxy or change your voting instructions.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the board of directors of LRE GP to be voted at the LRE special meeting. Under the merger agreement, Vanguard and LRE agreed to each pay one-half of the expenses incurred in connection with the filing, printing and mailing of this proxy statement/prospectus. LRE will bear all other costs and expenses in connection with the solicitation of proxies. LRE has engaged Morrow & Co., LLC (“Morrow”) to assist in the solicitation of proxies for the meeting and LRE estimates it will pay Morrow a fee of approximately $7,500 for these services. LRE has also agreed to reimburse Morrow for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Morrow against certain losses, costs and expenses. In addition, LRE may reimburse brokerage firms and other persons representing beneficial owners of LRE common units for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of LRE GP’s directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

LRE unitholders should not send unit certificates with their proxies. A letter of transmittal and instructions for the surrender of LRE common unit certificates will be mailed to LRE unitholders shortly after the completion of the merger.

No Other Business

Under the LRE partnership agreement and the rules of conduct expected to be adopted for the LRE special meeting by LRE GP, the business to be conducted at the LRE special meeting will be limited to the purposes stated in the notice to LRE unitholders provided with this proxy statement/prospectus.

Adjournments

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. To approve an adjournment if a quorum is present, holders of a majority of the outstanding LRE common units, voting together as a single class, must vote in favor of the proposal if the chairman of the meeting solicits a vote of the limited partners for adjournment of the meeting. If a quorum is not present, the affirmative vote of the holders of a majority of the outstanding LRE common units entitled to be voted at such meeting represented either in person or by proxy, voting together as a single class, is required to adjourn. LRE is not required to notify unitholders of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, LRE may transact any business that it might have transacted at the original meeting, provided that a quorum is present at such adjourned meeting. Proxies submitted by LRE unitholders for use at the LRE special meeting will be used at any adjournment or postponement of the meeting. References to the LRE special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

LRE Unitholder Proposals

Ownership of LRE common units does not entitle LRE common unitholders to make proposals at the LRE special meeting. The LRE partnership agreement gives LRE GP the right to make rules regarding the conduct of such meetings and only permits the limited partners of LRE to have the right to vote on matters they are entitled to vote on under the LRE partnership agreement or with respect to matters that LRE GP determines to submit to a vote of the limited partners of LRE. As a result, LRE GP may adopt a rule for such meetings that only LRE GP may make proposals at such meetings, and it is expected that LRE GP will adopt such a rule of conduct for the LRE special meeting.

Assistance

If you need assistance in completing your proxy card or have questions regarding the LRE special meeting, please contact call Morrow, LRE’s proxy solicitor, toll-free at (855) 264-1296 (banks and brokers can call collect at (203) 658-9400).

PROPOSAL 1: THE MERGER

This section of the proxy statement/prospectus describes the material aspects of the proposed merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the documents incorporated herein by reference, including the full text of the merger agreement (which is attached as Annex A), for a more complete understanding of the merger. In addition, important business and financial information about each of Vanguard, LRE and Eagle Rock is contained in or incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information.”

Effect of the Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for the merger of Merger Sub with and into LRE, with LRE continuing as the surviving entity, and, at the same time, the acquisition by Vanguard of LRE GP, resulting in both LRE and LRE GP becoming wholly owned subsidiaries of Vanguard. LRE will cease to be a publicly traded limited partnership following completion of the merger. After the completion of the merger, the certificate of limited partnership of LRE in effect immediately prior to the effective time will be the certificate of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law.

Each LRE common unit issued and outstanding or deemed issued and outstanding as of immediately prior to the effective time will be converted into the right to receive 0.550 Vanguard common units. Any LRE common units that are owned by LRE or Vanguard or any of their respective subsidiaries at the effective time will be cancelled without any conversion or payment of consideration in respect thereof.

Vanguard’s common units had a value of $16.23 per unit, based on the closing price of Vanguard common units as of April 20, 2015. Because the exchange ratio was fixed at the time the merger agreement was executed and because the market value of Vanguard common units and LRE common units will fluctuate prior to the consummation of the merger, LRE unitholders cannot be sure of the value of the merger consideration they will receive relative to the value of LRE common units that they are exchanging. For example, decreases in the market value of Vanguard common units will negatively affect the value of the merger consideration that they receive, and increases in the market value of LRE common units may mean that the merger consideration that they receive will be less than anticipated on the date Vanguard and LRE entered into the merger agreement. See “Risk Factors — Risk Factors Relating to the Merger.” Because the exchange ratio is fixed and because the market price of Vanguard common units will fluctuate prior to the consummation of the merger, LRE unitholders cannot be sure of the market value of the Vanguard common units they receive as merger consideration relative to the value of LRE common units they exchange.

Vanguard will not issue any fractional units in the merger. Instead, each holder of LRE common units to whom fractional units would have otherwise been issued will be entitled to receive from the exchange agent appointed by Vanguard pursuant to the merger agreement, subject to applicable withholding, a cash payment in lieu of such fractional interest based on the average trading prices of the Vanguard common units over the ten-day period prior to the closing date of the merger.

Under the merger agreement, each LRE restricted unit that is outstanding and unvested immediately prior to the effective time will, automatically and without any action on the part of the holder of such LRE restricted unit, vest in full and the restrictions with respect thereto will lapse and such LRE restricted unit shall be deemed to be LRE common units for purposes of the merger.

See the section entitled “The Merger Agreement” for further information.

Background of the Merger

The Vanguard Merger

LRE management and the board of directors of LRE GP regularly review operational and strategic opportunities to enhance unitholder value. From time to time, other master limited partnerships (“MLPs”) operating in the upstream oil and gas industry have approached LRE regarding strategic opportunities.

In early May 2013, Scott W. Smith, President and Chief Executive Officer of Vanguard, approached Eric Mullins, Chairman of the board of directors of LRE GP and Co-Chief Executive Officer of LRE, on an unsolicited basis regarding a potential strategic combination of LRE with Vanguard. At such time, LRE was not actively seeking to engage in a strategic combination. On May 10, 2013, Mr. Smith and Mr. Mullins met to discuss the potential benefits of a merger transaction between LRE and Vanguard. Mr. Mullins advised LRE management and Jonathan Farber and Townes Pressler, Jr., both members of the board of directors of LRE GP, that LRE should enter into a confidentiality agreement with Vanguard so that LRE could provide Vanguard with the necessary information and other data to obtain a written proposal from Vanguard.

On May 24, 2013, LRE and Vanguard executed a confidentiality agreement in anticipation of a possible merger proposal. Over the course of the next five weeks, LRE and Vanguard exchanged business information with one another regarding their respective operations.

On July 2, 2013, members of Vanguard management made a presentation to LRE management outlining a proposed acquisition pursuant to which Vanguard would acquire all of LRE’s outstanding common units in exchange for Vanguard common units at a fixed exchange ratio of 0.58x. The offer implied a 5% premium to the closing price of LRE’s common units on the New York Stock Exchange on July 1, 2013. After analyzing the proposal, LRE management concluded that the proposed exchange ratio and implied valuation did not adequately take into account LRE’s future growth potential. Based on an analysis of the merits of the proposed transaction, the board of directors of LRE GP and LRE management decided that this proposed acquisition by Vanguard was not in the best interests of LRE’s unitholders at that time.

LRE management and the board of directors of LRE GP continued to review strategic opportunities to enhance unitholder value during the remainder of 2013 and 2014. In November 2014, oil and natural gas prices began to decline significantly, which materially impaired LRE’s ability to access the capital markets. As a result of the depressed commodity prices, challenging capital markets and future liquidity concerns, LRE management believed it was in the best interests of LRE to consider engaging a firm to assist LRE in identifying potential strategic alternatives. LRE management’s objectives in engaging in the strategic alternatives process were to identify potential business combinations or acquisitions that would create unitholder value and increase LRE’s scale of operations, expand LRE’s liquidity position and access to capital markets, and put LRE in the best position to benefit if and when commodity prices increased. LRE management contacted Tudor, Pickering, Holt & Co. Advisors, LLC, or TPH, in late December 2014 to discuss the potential engagement of TPH.

On January 6, 2015, LRE management met with representatives of TPH to discuss LRE’s engagement of TPH to help identify and facilitate potential strategic alternatives, including potential asset acquisitions, joint venture transactions and strategic merger transactions between LRE and other public or private companies. TPH had previously acted as financial advisor to the LRE GP conflicts committee on transactions during 2012 and 2013 and was familiar with both LRE and the upstream oil and gas industry. During the initial phase of this strategic alternatives process, or Phase 1, which began in early 2015, LRE management directed TPH to focus its efforts on identifying potential strategic transactions with upstream companies other than public MLPs. LRE management’s initial focus on upstream companies other than public MLPs was based on the belief that a transaction with an upstream company other than a public MLP would likely require more time to consummate than a transaction with a public upstream MLP. LRE management planned to consider the results of Phase 1 efforts prior to seeking a strategic transaction with a public upstream MLP, or Phase 2. On January 12, 2015, LRE and TPH agreed on a preliminary list of companies to contact in Phase 1. LRE management and TPH formulated the list largely based on the profiles of the oil and gas assets of these companies, which they believed to be well-suited for an MLP structure and thus complementary to LRE’s existing assets. Throughout the process, LRE management periodically updated the board of directors of LRE GP and individual board members on the status and material developments of the process.

TPH began contacting companies on behalf of LRE in the middle of January 2015 and continued contacting companies over the next two months. A private exploration and production company, which we refer to as Company A, was contacted during this period. At the direction of LRE management, TPH did not begin Phase 2 until March 2015, as described below. Throughout Phase 1 and Phase 2, TPH contacted a total of 52 companies, ten of which were upstream MLPs including Vanguard. Of the 52 companies contacted, 31 companies expressed initial interest in pursuing a transaction with LRE. Accordingly, LRE provided these 31 companies with a summary overview of LRE’s business and operations, prepared using only LRE’s publicly available information. Following delivery of the summary overview, 21 companies requested confidentiality agreements, and ultimately LRE executed confidentiality agreements with 13 companies. At the request of LRE management, TPH evaluated several of these potential bidders. All of the parties that signed confidentiality agreements were granted access to a virtual data room, or VDR, created by LRE and TPH to provide relevant non-public data necessary for their evaluation of LRE.

As a result of this strategic alternatives process, from late January 2015 through the middle of April 2015, LRE management engaged in extensive discussions with Company A. Company A had proved developed reserves that LRE management believed would complement LRE’s existing asset base. LRE management and representatives from Company A, with the assistance of their respective financial advisors, conducted due diligence investigations of Company A’s and LRE’s assets and operations, respectively. LRE and Company A engaged in negotiations regarding a contemplated transaction pursuant to which LRE would acquire assets from Company A in exchange for LRE common units, an interest in LRE GP and LRE’s assumption of Company A’s outstanding debt. Both LRE and Company A made several non-binding proposals with respect to various forms of this proposed transaction.

Following the February 28, 2015 bid date for the companies contacted during Phase 1, on March 3, 2015, LRE management met with the board of directors of LRE GP during a regularly scheduled board meeting. LRE management provided the board of directors of LRE GP with an update on various strategic options and efforts, the status of negotiations regarding a potential transaction with Company A and the possibility of pursuing a merger of LRE with an upstream MLP. After considering the feedback from companies contacted during Phase 1, and having discussed the impact of current and projected commodity prices, expiring commodity hedges, liquidity and future debt repayment obligations on LRE’s business and prospects, the board of directors of LRE GP decided to expand the strategic alternatives process to Phase 2 and include a potential merger with an upstream MLP. Additionally, in connection with this decision, the board of directors of LRE GP took into consideration, among other things, (i) an increasing risk that LRE’s borrowing base under its revolving credit facility would be redetermined to a much lower level based on the current commodity price environment, which would then require a repayment (possibly with a term loan with much higher interest rates and fees) and/or a reduction or elimination of LRE’s distributions to its unitholders, which could have materially adversely affected the trading price of the LRE common units, (ii) an increasing risk that LRE would need to further reduce or eliminate its quarterly cash distributions as a result of difficulties in the business caused by the prevailing commodity price environment and (iii) the potential for improved liquidity of the combined entity following a merger with an upstream MLP in comparison to LRE as a standalone entity.

On March 4, 2015, LRE management and TPH took part in a call in which LRE management instructed TPH to canvas interest among upstream MLPs for a potential merger transaction. TPH contacted ten upstream MLPs and discussed LRE’s strategic alternatives process with them, informing them of an April 1, 2015 bid date. Five upstream MLPs that signed confidentiality agreements were given access to LRE’s VDR for the purpose of evaluating a potential merger transaction with LRE. In response, LRE management received a written merger proposal only from Vanguard.

TPH began contacting upstream MLPs on March 5, 2015, and continued its initial contacts through the week of March 9, 2015. On March 5, 2015, representatives of TPH called Mr. Smith at Vanguard and informed him that TPH had been authorized to run a strategic alternatives process for LRE, including seeking a potential merger with another upstream MLP. On March 6, 2015, representatives of TPH called Mark S. Carnes, Director — Acquisitions of Vanguard, to discuss the timing on data sharing and an expected bid date. Later that day, LRE and Vanguard signed a confidentiality agreement, and Vanguard was granted access to LRE’s VDR.

During the month of March 2015, LRE and Vanguard representatives exchanged data necessary for their detailed evaluation of their respective businesses. TPH and LRE collaborated to answer questions and respond to information requests from Vanguard management. On March 26, 2015, LRE management held a conference call with representatives from Vanguard to discuss and clarify certain information in the VDR.

On April 1, 2015, TPH received a written non-binding indication of interest from Vanguard to acquire LRE in a tax-free, unit-for-unit equity exchange with a proposed 0.535x exchange ratio. The non-binding proposal stated, among other things, that Vanguard needed to complete its due diligence review and obtain approval from its board of directors prior to signing a definitive merger agreement. As of March 31, 2015, the implied equity value of Vanguard’s proposal was $210 million, which constituted a 17% premium to the closing price of LRE’s common units on the New York Stock Exchange as of March 31, 2015.

On April 2, 2015, members of Vanguard management and representatives of TPH participated in a call with Mr. Smith and Mr. Carnes. During the call, representatives of TPH sought to clarify certain items mentioned in Vanguard’s non-binding proposal letter and to indicate that Vanguard was involved in a competitive process and would have to increase the value of the consideration in its proposal.

On April 6, 2015, LRE engaged Andrews Kurth LLP, or Andrews Kurth, as its special counsel for legal matters related to the strategic alternatives process.

On April 7, 2015, an initial draft of a purchase agreement and plan of merger prepared by Paul Hastings LLP, or Paul Hastings, special counsel to Vanguard, was delivered to TPH and Andrews Kurth.

On April 8, 2015, Paul Hastings delivered initial drafts of a voting and support agreement, or the voting agreement, and a registration rights agreement to TPH. On that same day, Mr. Mullins spoke telephonically with Mr. Smith at Vanguard. Mr. Mullins mentioned to Mr. Smith that he was aware that both organizations were working to complete their respective diligence reviews and that he was interested in resolving Vanguard’s outstanding inquiries or questions regarding LRE and the proposed merger transaction. Mr. Mullins mentioned that it was important to resolve all such questions so that any future acquisition proposals from Vanguard would not be contingent upon completion of its due diligence review with respect to LRE. Also on April 8, 2015, LRE, through Andrews Kurth, engaged Richards, Layton & Finger, P.A., or Richards Layton, as its special Delaware Counsel for legal matters.

On April 10, 2015, LRE management gave John Bailey, Chairman of the LRE GP conflicts committee, a verbal report regarding the TPH strategic alternatives process relating to a potential transaction with Vanguard or Company A and the status of negotiations with Vanguard, and asked Mr. Bailey to have the LRE GP conflicts committee review strategic alternatives and the proposed terms of the potential merger with Vanguard in light of all relevant circumstances. LRE management asked the LRE GP conflicts committee to review the potential merger to guard against potential conflicts of interests between LRE’s general partner and its affiliates, on the one hand, and the Partnership and the other holders of its common units, on the other hand. During the evening of April 10, 2015, the LRE GP conflicts committee contacted Latham & Watkins LLP, or Latham, its special counsel, about the potential merger.

On April 11, 2015, an Andrews Kurth attorney delivered to a Paul Hastings attorney a revised draft of the proposed purchase agreement and plan of merger containing several changes to the terms and conditions of the proposed merger as compared to the initial draft prepared by Paul Hastings. Among other things, the revised draft prepared by Andrews Kurth expanded the ability of the board of directors of LRE GP to terminate the merger agreement in light of a superior proposal, modified the termination events that could give rise to obligations of LRE to pay Vanguard a termination fee or reimburse Vanguard for transaction expenses and balanced the representations and warranties to be made by each party.

On April 13, 2015, representatives from LRE, Vanguard, TPH and Citigroup, financial advisor to Vanguard, met in person at TPH’s office in Houston. LRE and Vanguard presented a company and asset overview, and discussed outstanding due diligence items. Representatives of LRE and Vanguard agreed to provide each other with a financial forecast model for their diligence efforts. Immediately following the meeting, Mr. Mullins and Charles W. Adcock, Co-Chief Executive Officer of LRE and a member of the board of directors of LRE GP, met privately with Mr. Smith and Richard A. Robert, Executive Vice President, Chief Financial Officer and Secretary of Vanguard. The individuals discussed the potential timing of completing their respective due diligence investigations and negotiations. Mr. Mullins asked Mr. Smith and Mr. Robert to update Vanguard’s proposal letter by removing the due diligence contingency and increasing the exchange ratio.

On April 14, 2015, LRE management provided Mr. Bailey with Vanguard’s non-binding proposal letter dated April 1, 2015. Also on that day, LRE management and Vanguard management exchanged financial forecast models regarding their respective companies. That same day, an Andrews Kurth attorney delivered a revised draft of the voting agreement to Paul Hastings. The revised draft of the voting agreement prepared by Andrews Kurth included several proposed changes to the initial draft prepared by Paul Hasting, including the insertion of an employee non-solicitation covenant and the removal of a lock-up provision that would restrict transfers of Vanguard units by certain LRE affiliates. Later in the day on April 14, 2015, a Paul Hastings attorney delivered to Andrews Kurth revised drafts of the merger agreement and the voting agreement as well as an initial draft of a termination and continuing obligations agreement, or the termination agreement. The revised draft of the merger agreement prepared by Paul Hastings, included a proposed termination fee of 3% of LRE’s equity value and a provision that would require LRE to reimburse Vanguard’s out-of-pocket expenses, up to a cap equal to 1% of LRE’s equity value, upon a termination of the merger agreement, subject to certain conditions. In the revised draft of the voting agreement prepared by Paul Hastings, Vanguard reasserted its desire to include a 120-day lock-up provision applicable to LRE affiliates. Andrews Kurth provided Latham with the latest drafts of the agreements related to the proposed merger with Vanguard. Also on that day, LRE management received summary reserve report information and an updated corporate model from Vanguard management.

On April 15, 2015, TPH reviewed for LRE management preliminary financial analyses for the proposed transactions with Vanguard and Company A. LRE management provided this information to the board of directors of LRE GP. Also on that day, LRE management provided Mr. Bailey with the current drafts of the agreements that would govern the potential merger between LRE and Vanguard.

On April 15, 2015, the LRE GP conflicts committee engaged Simmons & Company International, or Simmons, as its financial advisor.

On April 16, 2015, Andrews Kurth provided revised drafts of the merger agreement, the voting agreement, the registration rights agreement and the termination and continuing obligations agreement to Paul Hastings. In the revised draft of the merger agreement, LRE proposed, among other things, a termination fee equal to 2% of LRE’s equity value and that LRE reimburse Vanguard’s out-of-pocket expenses in certain termination events of up to a cap equal to 0.5% of LRE’s equity value. On that same day, LRE management provided the LRE GP conflicts committee and its advisors with the current drafts of the agreements that would govern the potential merger between LRE and Vanguard.

On April 17, 2015, the board of directors of LRE GP held a special meeting. Representatives from LRE management, TPH, Andrews Kurth and Richards Layton attended the meeting as invited guests. Mr. Mullins provided the board of directors of LRE GP with an update of the negotiation process with Vanguard and mentioned that he expected to receive a revised written proposal from Vanguard without a due diligence contingency soon. The board of directors of LRE GP also discussed and considered the latest proposal from Company A. Representatives of TPH reviewed for the board of directors of LRE GP preliminary financial analyses for the proposed transactions with Vanguard and Company A. Mr. Adcock noted that LRE management considered upstream MLPs as potential merger parties. Of the upstream MLPs, LRE management felt that Vanguard and one other upstream MLP were potentially the best fit for a merger with LRE and discussed various issues with the board of directors of LRE GP. Richards Layton provided the board of directors of LRE GP with a presentation summarizing fiduciary duties and responsibilities of the board of directors of LRE GP under Delaware law and discussed the contractual standards under LRE’s limited partnership agreement. Andrews Kurth then discussed the terms of the merger agreement and related documents with the board of directors of LRE GP, highlighting the key terms, conditions and provisions of such agreements. The board of directors of LRE GP unanimously approved a resolution authorizing the LRE GP conflicts committee to review Vanguard’s current proposal.

Later in the morning on April 17, 2015, the LRE GP conflicts committee met telephonically with its financial and legal advisors. The LRE GP conflicts committee discussed the qualifications and independence of Simmons and the process undertaken by LRE, with the assistance of TPH, to evaluate possible business combination transactions. The LRE GP conflicts committee also discussed the impact of falling commodity prices, expiring commodity hedges and future debt repayment obligations on LRE’s business and prospects.

Simmons provided an overview of the process to be undertaken by Simmons to evaluate the fairness, from a financial point of view, of the terms of the transaction being proposed by Vanguard to holders of common units of LRE other than LRM or affiliate entities (the “unaffiliated LRE unitholders”) and the scope of Simmons’ financial due diligence efforts.

Later in the day on April 17, 2015, representatives of Simmons spoke with LRE and Vanguard on separate calls regarding their financial projections and key assumptions, and other diligence questions. In the evening on April 17, 2015, Mr. Mullins received a revised non-binding proposal letter from Mr. Smith at Vanguard that removed the due diligence contingency but left the exchange ratio unchanged at 0.535x. On that same day, Mr. Mullins called Mr. Smith and Mr. Robert to discuss key outstanding items in the merger agreement and related documents, including the termination fee, lock-up period and LRE’s permitted actions between signing of the merger agreement and the merger closing.

On the evening of April 17, 2015, a representative of Paul Hastings provided revised drafts of the merger agreement and related documents to Andrews Kurth. In the revised draft of the merger agreement, Vanguard proposed a termination fee equal to 3% of LRE’s equity value and the potential reimbursement of transaction expenses upon a termination of the merger agreement up to a maximum amount equal to 0.5% of LRE’s equity value. In the revised draft of the voting agreement, Vanguard proposed to reduce the lock-up period from 120 days to 90 days.

On April 18, 2015, the LRE GP conflicts committee met to discuss the proposed business combination transaction with Vanguard. Latham provided an overview of the fiduciary duties and responsibilities of the LRE GP conflicts committee under Delaware law and discussed the contractual standards under LRE’s limited partnership agreement. Latham then commented on the draft transaction documents with respect to the proposed transaction, including a draft merger agreement, a draft voting and support agreement, a draft termination and continuing obligations agreement and a draft registration rights agreement. Simmons then described the activities being undertaken by Simmons, including various valuation methodologies being used to assess the fairness, from a financial point of view, of the terms of the proposed transaction to the unaffiliated LRE unitholders and the scope of its financial due diligence on Vanguard.

On April 18, 2015, a representative of Andrews Kurth provided revised drafts of the merger agreement, the voting agreement, the registration rights agreement and the termination and continuation of obligations agreement, along with a draft of LRE’s disclosure schedules to Paul Hastings. In the revised draft of the merger agreement, LRE highlighted that both the termination fee and expenses cap required further review and discussion.

As of April 19, 2015, LRE’s negotiations with Company A had not resulted in a proposal by Company A reflecting a valuation of Company A’s business that LRE’s management believed was compelling or in the best interests of LRE unitholders.

On April 19, 2015, Mr. Mullins spoke individually with each LRE GP board member about his plans to send Vanguard a counter-proposal. Mr. Mullins e-mailed Mr. Smith to inform him that he had spoken with all of the members of the board of directors of LRE GP and that he should expect a counter proposal letter to be sent to him within a few hours. Later that evening, Mr. Mullins sent Mr. Smith a non-binding written counter-proposal by email asking for a 0.567x exchange ratio, which was based on a 20% premium to LRE’s 10-day volume-weighted average price, or VWAP, as of April 17, 2015, which was the same 10-day VWAP premium as Vanguard’s initial proposal on April 1, 2015. As of April 17, 2015, the implied equity value of the LRE counter-proposal was $250 million, a 14% premium to the closing price of LRE’s common units on the New York Stock Exchange as of April 17, 2015. Mr. Smith responded to Mr. Mullins by email that Vanguard’s board would consider the counter-proposal and respond by 10:00 a.m. (Central Time) the following morning.

Also on April 19, 2015, the LRE GP conflicts committee met with its legal and financial advisors. Simmons provided the LRE GP conflicts committee with an analysis of the proposal from Vanguard and the methodologies undertaken by Simmons in connection with its evaluation of the fairness, from a financial point of view, of the proposed terms of the merger with Vanguard to the unaffiliated LRE unitholders. The LRE GP conflicts committee discussed the Partnership’s business and prospects as a stand-alone entity and the merits of the Vanguard proposal.

On the morning of April 20, 2015, Mr. Smith called Mr. Mullins to inform him that Vanguard’s board had agreed to increase the exchange ratio to 0.550x and that Mr. Smith would e-mail a revised written proposal letter to Mr. Mullins. Mr. Mullins promptly informed Mr. Bailey of the revised proposal. Later that morning, Mr. Smith emailed a revised non-binding proposal letter to Mr. Mullins. LRE management then circulated the revised Vanguard proposal to the board of directors of LRE GP, TPH, Andrews Kurth, the LRE GP conflicts committee, Simmons and Latham. As of April 17, 2015, the implied equity value of Vanguard’s counter-proposal was $243 million, an 11% premium to the closing price of LRE’s common units on the New York Stock Exchange on April 17, 2015.

Later on April 20, 2015, the LRE GP conflicts committee met telephonically with its financial and legal advisors. Simmons provided the LRE GP conflicts committee with an in-depth analysis of the proposal from Vanguard and the methodologies undertaken by Simmons in connection with its evaluation of the fairness, from a financial point of view, of the terms of the merger with Vanguard. After such discussion, Simmons delivered its oral opinion, which opinion was later confirmed by delivery of its written opinion dated as of such date that, based on and subject to the assumptions and limitations set forth therein, the terms of the merger contemplated by the merger agreement were fair, from a financial point of view, to the unaffiliated LRE unitholders. Representatives of Latham summarized the material terms of the merger agreement and related agreements. After hearing from their advisors and review and discussion by the LRE GP conflicts committee, the LRE GP conflicts committee unanimously determined that the merger agreement and related documents to be entered into by LRE in connection therewith were advisable to and in the best interests of LRE and the unaffiliated LRE unitholders, approved the merger agreement and the merger and recommended approval of the merger agreement and the merger by the board of directors of LRE GP. In providing its approval, the LRE GP conflicts committee intended such approval to constitute special approval for purposes of the LRE partnership agreement.

On the afternoon of April 20, 2015, Paul Hastings provided to LRE management and Andrews Kurth execution versions of the transaction documents, which were then distributed to the board of directors of LRE GP, the LRE GP conflicts committee, TPH, Simmons, Richards Layton and Latham. Later that day, a special meeting of the board of directors of LRE GP was held. Representatives from LRE, TPH and Andrews Kurth attended the meeting as invited guests. Mr. Mullins updated the board of directors of LRE GP on Vanguard’s revised non-binding proposal, which increased the exchange ratio to 0.550x. Representatives of TPH provided the board of directors of LRE GP with an analysis of the revised proposal from Vanguard, after which TPH opined orally (subsequently confirmed in a written opinion dated April 20, 2015) that the merger consideration to be received in the merger by the holders of LRE common units pursuant to the merger agreement was, based upon and subject to the assumptions, qualifications and limitations described in its written opinion, fair, from a financial point of view, to such unitholders. Andrews Kurth then discussed the significant changes to the purchase agreement and plan of merger. Mr. Bailey presented a summary of the due diligence review work done by the LRE GP conflicts committee and its advisors. He noted that the LRE GP conflicts committee received a fairness opinion from Simmons that the terms of the merger contemplated by the merger agreement were fair, from a financial point of view, to the unaffiliated LRE unitholders. Mr. Mullins requested that Mr. Bailey provide a summary of the process that the LRE GP conflicts committee undertook with respect to the proposed merger, including the receipt of the Simmons fairness opinion. He explained that Simmons had access to the VDR and the management teams of LRE and Vanguard. He noted that Latham provided legal assistance to the LRE GP conflicts committee. Mr. Bailey mentioned that the LRE GP conflicts committee and its advisors conducted a thorough review of the advisability of the proposed merger, with careful consideration of any potential conflicts of interest. He then indicated that the LRE GP conflicts committee had unanimously determined that the merger agreement and related documents to be entered into by LRE in connection therewith were advisable to, and in the best interests of, LRE and the unaffiliated LRE unitholders, approved the merger agreement and the merger and recommended approval by the board of directors of LRE GP of the merger agreement and the merger.

There being no further questions, Mr. Mullins then provided a brief summary of each resolution that required approval. The resolutions related to the approval and authorization to enter into the purchase agreement and plan of merger, the voting and support agreement, the termination and continuing obligations agreement, as well as approval and authorization of other ancillary matters. All members of the board of directors of LRE GP approved the resolutions noted above.

Promptly following the meeting, Mr. Mullins called Mr. Smith and informed him that the board of directors of LRE GP had approved the merger with Vanguard. LRE management and Vanguard management executed the transaction documents on the afternoon of April 20, 2015. Later that afternoon, the parties issued a joint press release announcing the merger.

LRE’s Consent to the Eagle Rock Merger

On May 4, 2015, Mr. Smith and Mr. Robert informed Mr. Adcock that Vanguard was in discussions with a third party regarding a potential merger of Vanguard and such third party. Mr. Smith mentioned that pursuant to the terms of the Vanguard and LRE merger agreement, Vanguard would need the consent of the board of directors of LRE GP before Vanguard could enter into a merger agreement with such third party.

On May 11, 2015, Mr. Robert informed Mr. Adcock that Vanguard made a formal offer to acquire Eagle Rock. Mr. Robert provided a background of the historical merger discussions between Vanguard and Eagle Rock. Mr. Robert sent Mr. Adcock a financial analysis of the potential Vanguard and Eagle Rock merger and a form of proposed consent of LRE pursuant to which LRE would consent to Vanguard entering into a merger agreement with Eagle Rock.

On May 12, 2015, Mr. Mullins individually updated each of the members of the board of directors of LRE GP and the LRE GP conflicts committee on the potential merger between Vanguard and Eagle Rock, and the requested consent.

Later on May 12, 2015, Mr. Mullins advised Andrews Kurth and TPH, and Mr. Bailey advised Latham and Simmons of a proposed business combination transaction between Vanguard and Eagle Rock. The advisors of the board of directors of LRE GP and of the LRE GP conflicts committee then began an evaluation of the proposed transaction.

On May 13, 2015, LRE and TPH delivered a list of due diligence requests to Vanguard regarding Vanguard’s potential transaction with Eagle Rock. On that same day, LRE and Eagle Rock signed an acknowledgment to their existing confidentiality agreement to confirm that it covered information regarding the potential merger between LRE and Vanguard. Later that evening, LRE, TPH and Simmons were granted access to a VDR created by Eagle Rock to provide relevant non-public data necessary for the evaluation of Eagle Rock. Eagle Rock was granted access to the VDR that Vanguard used in its analysis of the transaction with LRE.

On May 14, 2015, Mr. Robert informed LRE management that Vanguard and Eagle Rock had agreed to a fixed exchange ratio of 0.185x but the form of consideration was still being negotiated. Later that afternoon, representatives from LRE, Eagle Rock, Vanguard, TPH and Simmons met telephonically. Eagle Rock presented a company and asset overview, and discussed current expectations for the timing of the potential transaction. LRE agreed to provide a management presentation to Eagle Rock at a later date. Vanguard delivered detailed support for its expected general and administrative expense savings pro forma for the potential combination with both LRE and subsequently, Eagle Rock.

On May 15, 2015, LRE signed a confidentiality agreement with NGP Energy Capital Management, L.L.C., or NGP, who owned a significant portion of Eagle Rock’s outstanding common units and was currently evaluating the proposed transaction. That evening, Vanguard distributed a draft of the Eagle Rock merger agreement to LRE who circulated it to TPH, Simmons and Andrews Kurth.

On May 16, 2015, members of LRE management met telephonically with representatives of Eagle Rock, NGP, Evercore Group, L.L.C., financial advisor to Eagle Rock, and Wells Fargo and provided a company and asset overview of LRE.

On May 18, 2015, the board of directors of LRE GP held a special meeting. Representatives from LRE management, TPH, Andrews Kurth and Richards Layton attended the meeting as invited guests. Mr. Mullins provided the board of directors of LRE GP with an update regarding the proposed Vanguard and Eagle Rock merger. Representatives of TPH reviewed for the board of directors of LRE GP TPH’s preliminary financial analyses of the proposed combination of Vanguard, pro forma for Vanguard’s transaction with LRE, with Eagle Rock. Andrews Kurth then discussed the consent process. Later that day, Andrews Kurth received a revised draft of the Eagle Rock merger agreement from Paul Hastings and distributed it to LRE, TPH and Simmons.

Also on May 18, 2015, the LRE GP conflicts committee met telephonically with its financial and legal advisors to discuss the proposed business combination transaction between Vanguard and Eagle Rock. Latham described the consent requirements under the LRE merger agreement with respect to the proposed Eagle Rock merger, the duties applicable to members of the LRE GP conflicts committee in connection therewith and related matters. Simmons provided the LRE GP conflicts committee with its preliminary analysis of the impact of the proposed Eagle Rock merger with Vanguard on the pro forma combined company of LRE and Vanguard. Simmons described, among other things, the diligence undertaken, the valuation methodologies being used and the other analyses being performed by Simmons with respect to the fairness, from a financial point of view, of the terms of the proposed Eagle Rock merger to the unaffiliated LRE unitholders.

On May 19, 2015, an attorney from Paul Hastings delivered a revised draft of the Eagle Rock merger agreement to Andrews Kurth.

On May 20, 2015, a representative from Andrews Kurth delivered a revised consent to Paul Hastings. During that day, representatives of Andrews Kurth and Paul Hastings negotiated the terms of the consent, the amended and restated voting agreement and the amended and restated registration rights agreement.

Also on May 20, 2015, the board of directors of LRE GP held a special meeting. Representatives from LRE management, Andrews Kurth and Richards Layton attended the meeting as invited guests. Mr. Mullins provided the board of directors of LRE GP with an update of the Vanguard and Eagle Rock merger process. Andrews Kurth and Mr. Casas provided an update on the status of the related merger documents. The meeting was adjourned as final merger documents were not available. Late that day, Paul Hastings delivered to Mr. Casas and Andrews Kurth the final versions of all the documents necessary for the proposed transaction including the Eagle Rock merger agreement, registration rights agreement, voting agreement and disclosure schedules, and the board of directors of LRE GP consent to the Eagle Rock merger, the amended and restated voting and support agreement, and the amended and restated registration rights agreement. Mr. Casas delivered these materials to the board of directors of LRE GP, TPH, and Simmons.

Also on May 20, 2015, the LRE GP conflicts committee met telephonically with its financial and legal advisors. Simmons provided the LRE GP conflicts committee with its final analysis of the impact of the proposed Eagle Rock merger on the pro forma combined company of LRE and Vanguard. Simmons described the valuation methodologies being employed and the other analyses being performed by Simmons, and the results thereof, in connection with its evaluation of the fairness, from a financial point of view, of the terms of the Eagle Rock merger to the unaffiliated LRE unitholders. After discussion, Simmons delivered its oral opinion, which opinion was later confirmed by delivery of its written opinion dated as of such date, that, based on and subject to the assumptions and limitations set forth therein, the terms of the Eagle Rock merger contemplated by the Eagle Rock merger agreement were fair, from a financial point of view, to the unaffiliated LRE unitholders. Representatives of Latham summarized the material terms of the Eagle Rock merger agreement and the related consent. After hearing from its advisors and further review and discussion, the LRE GP conflicts committee unanimously determined to provide its consent under the LRE merger agreement to the proposed Eagle Rock merger and recommended that the full LRE Board provide its consent to the Eagle Rock merger. In providing its approval, the LRE GP conflicts committee intended such approval to constitute special approval for purposes of the LRE partnership agreement.

On May 21, 2015, the board of directors of LRE GP held a special meeting. Representatives from LRE management, TPH, Andrews Kurth and Richards Layton attended the meeting as invited guests. Mr. Mullins provided the board of directors of LRE GP with a status update of the Vanguard and Eagle Rock merger process. Representatives of TPH provided the board of directors of LRE GP with an analysis of the proposed combination of New Vanguard with Eagle Rock, after which TPH opined orally (subsequently confirmed in a written opinion dated May 21, 2015) that the consideration to be paid by New Vanguard pursuant to the Eagle Rock merger agreement was, based upon and subject to the assumptions, qualifications and limitations described in its written opinion, fair, from a financial point of view, to New Vanguard. Andrews Kurth then provided an update of the transaction related documents. There being no further questions, Mr. Mullins then provided a brief summary of each resolution that required approval. The resolutions related to the approval and authorization to provide a consent allowing Vanguard to enter in the agreement and plan of merger with Eagle Rock, and to enter into amended and restated voting and support and registration rights agreements with Vanguard. All members of the board of directors of LRE GP approved the resolutions noted above.

Recommendation of LRE GP’s Board of Directors and Its Reasons for the Merger

On April 20, 2015, the board of directors of LRE GP unanimously determined that the merger agreement and the transactions contemplated by the merger agreement were in the best interests of LRE and its unitholders, declared it advisable to enter into the merger agreement and approved the execution, delivery and performance of the merger agreement and the transactions contemplated thereby.

The board of directors of LRE GP unanimously recommends that the LRE unitholders vote “FOR” the proposal to adopt the merger agreement and the transactions contemplated thereby at the LRE special meeting.

The board of directors of LRE GP considered many factors in making its determination and approving the merger agreement and the transactions contemplated thereby. The board of directors of LRE GP consulted with LRE’s management, financial advisors and outside legal counsel regarding its obligations, legal due diligence matters and the terms of the merger agreement, and viewed the following factors as being generally positive or favorable in coming to its determination and related recommendation:

•	The aggregate value and composition of the consideration to be received in the merger by holders of LRE common units;
•	The exchange ratio of 0.550 of a Vanguard common unit for each LRE common unit in the merger represents a premium of approximately 13% above the $7.93 closing price of LRE common units on April 20, 2015 (the last trading date before the execution of the merger agreement), and a premium of approximately 19% based on the volume weighted average price of LRE’s common units for the last 10 trading days ended April 20, 2015;
•	The equity exchange ratio is fixed and therefore the value of the consideration payable to LRE unitholders will increase in the event that the market price of Vanguard common units increases prior to the closing of the merger;
•	Following the merger, LRE unitholders will have the opportunity as equity holders to participate in the future growth and expected synergies of the combined entity;
•	The merger is expected to create some operating efficiencies given overlapping operating areas and cost savings in general and administrative expenses, as well as other combined benefits such as greater critical mass for negotiating with vendors and service companies;
•	The merger provides LRE unitholders equity ownership in an entity with a larger, more diversified asset base and a lower cost of capital, which is expected to provide greater ability to pursue accretive capital projects and acquisitions that would provide for greater distribution stability and higher distribution growth;
•	The belief that the merger should result in an improved potential total return to LRE unitholders, based on the potential future value of the combined entity and potential greater distribution growth;
•	Vanguard’s assets, financial condition, prospects and access to capital markets, including the size and scale of the combined entity and the expected pro forma effect of the proposed transactions on the combined entity;
•	The merger provides LRE unitholders with increased trading liquidity, as Vanguard’s common units have a larger average daily trading volume and public float than LRE common units;

•	Uncertainties regarding LRE unitholder value that might result from other alternatives available to LRE, including the alternative of entering into a transaction with another third party or remaining an independent public limited partnership, in each case, considering the potential for LRE unitholders to share in any future earnings growth of LRE’s businesses and continued costs, as well as the risks and uncertainties associated with its business plans or any alternative thereto and the ability to achieve a higher valuation than the proposed transactions;
•	The fact that LRE management, with the assistance of the financial advisor to the board of directors of LRE GP, conducted a comprehensive strategic alternatives process, including solicitation of interests from 52 companies, 31 of which expressed initial interest in pursuing a transaction with LRE for a potential asset acquisition, joint venture transaction or strategic merger transaction;
•	The belief of the board of directors of LRE GP, following consultation with its financial advisor, and a comprehensive strategic alternatives process, that a merger with Vanguard was the best option of all strategic alternatives considered and that it was unlikely that an alternative bidder would offer LRE unitholders better terms and consideration than offered by Vanguard in the merger;
•	The support of the merger by LRR A, LRR B, LRR C, LRR II-A, LRR II-C and LRM as evidenced by their execution of the voting and support agreement;
•	The unanimous approval of the merger agreement and the related agreements, and recommendation of the merger and the related transactions, by the LRE GP conflicts committee, and the granting by the LRE GP conflicts committee of “Special Approval” of the merger agreement and the merger for purposes of the LRE partnership agreement;
•	The financial presentation and analysis of TPH presented to the board of directors of LRE GP at the meeting held on April 20, 2015 and the oral opinion of that firm delivered to the board of directors of LRE GP on that date, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, the unit consideration to be received in the merger by the holders of LRE common units pursuant to the merger agreement is fair, from a financial point of view, to such unitholders as more fully described in the section entitled “Opinions of the Financial Advisor to the LRE GP Board of Directors”;
•	The review by the board of directors of LRE GP with its legal and financial advisors of the structure of the proposed merger and the financial and other terms of the merger agreement, including Vanguard’s representations, warranties and covenants, the conditions to its obligations and the termination provisions, as well as the likelihood of consummation of the proposed merger and the board of directors of LRE GP’s evaluation of the likely time period necessary to close the merger;
•	The fact that the merger consideration generally will not be taxable for U.S. federal income tax purposes to LRE’s common unitholders (except to the extent of cash received in lieu of fractional Vanguard units pursuant to Section 752 of the Internal Revenue Code);
•	That LRE and Vanguard undertook extensive negotiations, resulting in increased merger consideration for LRE unitholders and the revision of terms in the merger agreement more favorable to LRE and its unitholders than initially proposed by Vanguard; and
•	The nature of the closing conditions included in the merger agreement, including the exceptions to the events that would constitute a material adverse effect on LRE or Vanguard for purposes of the merger agreement.

The board of directors of LRE GP considered the following terms of the merger agreement:

•	LRE’s ability to terminate the merger agreement under certain conditions;
•	The right of the board of directors of LRE GP to withdraw or change its recommendation of the merger agreement in the event of a superior proposal or intervening events, subject to certain conditions (including considering any adjustments to the merger agreement proposed by Vanguard and payment to Vanguard of an approximately $7.3 million termination fee);

•	LRE’s right to engage in negotiations with, and provide information to, a third party making an unsolicited alternative proposal, which may, in certain circumstances, result in a transaction that is superior to the proposed transactions with Vanguard;
•	The right of the board of directors of LRE GP to change its recommendation in favor of the adoption of the merger agreement, subject to certain conditions, if, in response to a material event that arises after the date of the merger agreement, the board of directors of LRE GP determines in good faith after consultation with outside counsel, that the failure to take such action would be inconsistent with its duties under applicable Delaware law, the LRE partnership agreement or the LRE GP company agreement;
•	That the termination fee of approximately $7.3 million, or the expense reimbursement up to approximately $1.2 million, in each case payable by LRE to Vanguard under the circumstances specified in the merger agreement, were not unreasonable in the judgment of the board of directors of LRE GP after consultation with its legal and financial advisors;
•	That the restrictions contemplated by the merger agreement on LRE’s actions between the date of the merger agreement and the effective time of the merger are not, in the judgment of the board of directors of LRE GP, unreasonable;
•	The restrictions contemplated by the merger agreement on Vanguard’s actions between the date of the merger agreement and the effective time of the merger;
•	That LRE unitholder approval is a condition to consummation of the transactions;
•	The limited conditions and exceptions to the material adverse effect closing condition and other closing conditions; and
•	The consummation of the merger is not conditioned on financing or on a vote of Vanguard unitholders.

The board of directors of LRE GP considered the following factors to be generally negative or unfavorable in making its determinations and recommendation with respect to the merger:

•	That the exchange ratio is fixed and therefore the value of the consideration payable to LRE common unitholders will decrease in the event that the market price of Vanguard common units decreases relative to any change in the market price of LRE common units prior to the closing of the merger;
•	That, while the transactions are expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the transactions will be satisfied or waived, and as a result, it is possible that the transactions might not be completed even if approved by LRE’s unitholders;
•	That the merger agreement contains restrictions (subject to specific exceptions) on the conduct of LRE’s business prior to completion of the proposed transactions, including requiring LRE to conduct its business only in the ordinary course, which could delay or prevent LRE from undertaking business opportunities that may arise pending completion of the transactions and could negatively affect LRE’s ability to attract and retain employees, customers and vendors;
•	That the merger agreement imposes limitations on LRE’s ability to solicit alternative transactions or terminate the merger agreement;
•	That, if the merger agreement is terminated under certain circumstances, LRE would be required to pay a termination fee of approximately $7.3 million and reimburse Vanguard for its expenses incurred in connection with the merger up to approximately $1.2 million;
•	That the merger may be delayed or not be completed in a timely manner, or at all, which could result in significant costs and disruption to LRE’s normal business;
•	That Vanguard may not be able to repay or refinance LRE’s credit agreement or term loan indebtedness upon consummation of the merger, as required by the existing terms of such indebtedness;

•	The possibility that the affirmative vote of LRE unitholders might not be obtained for the merger agreement;
•	That litigation could occur in connection with the proposed transaction and that such litigation could increase costs and result in a diversion of management focus;
•	That the potential benefits sought in the merger might not be fully realized;
•	The transaction costs to be incurred in connection with the proposed transaction; and
•	Risks of the type and nature described under the section titled “Risk Factors.”

The board of directors of LRE GP considered all of these factors as a whole and, on balance, concluded that the factors supported a determination to adopt the merger agreement. In view of the wide variety and complexity of factors considered in connection with its evaluation of these matters, the board of directors of LRE GP did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The board of directors of LRE GP did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to their ultimate determinations. Rather, such recommendations were based on the totality of the information presented and the investigations conducted. In considering the factors described above and any other factors, individual members of the board of directors of LRE GP may have given different weight to different factors. The board of directors of LRE GP evaluated the factors described above, among others, and reached a consensus that the proposed transactions were advisable to and in the best interests of LRE and its unitholders. The foregoing discussion of the information and factors considered by the board of directors of LRE GP is not exhaustive. In considering the recommendation of the board of directors of LRE GP that the LRE unitholders vote to adopt the merger agreement, LRE unitholders should be aware that the executive officers and directors of LRE may have certain interests in the proposed transactions that may be different from, or in addition to, the interests of LRE unitholders generally. Other than as described in “— Interests of Directors and Executive Officers of LRE GP in the Merger,” the board of directors of LRE GP was aware of these interests and considered them when approving the merger agreement and recommending that LRE unitholders vote to adopt the merger agreement. See “— Interests of Directors and Executive Officers of LRE GP in the Merger.”

Reasons of LRE GP’s Board of Directors for Consenting to the Eagle Rock Merger

On May 21, 2015, the board of directors of LRE GP executed a written consent pursuant to which the board of directors of LRE GP consented to Vanguard entering into the Eagle Rock merger agreement, performing its obligations thereunder and consummating the Eagle Rock merger in accordance with the terms of the Eagle Rock merger agreement. The board of directors of LRE GP reviewed the proposed terms and conditions of the Eagle Rock merger agreement and evaluated the financial aspects of the Eagle Rock merger with its advisors, and authorized the execution of the written consent to the Eagle Rock merger.

The board of directors of LRE GP considered many factors in making its determination to consent to the Eagle Rock merger. The board of directors of LRE GP consulted with LRE’s management, financial advisors and outside legal counsel regarding its obligations and the terms of the Eagle Rock merger agreement, and viewed the following factors as being generally positive or favorable in coming to its determination to consent:

•	The equity exchange ratio offered in the merger agreement is fixed and therefore the value of the consideration payable to LRE unitholders will increase in the event that the market price of Vanguard common units increases as a result of the Eagle Rock merger prior to the closing of the merger;
•	Following the Eagle Rock merger, Vanguard unitholders (including former LRE unitholders who receive Vanguard common units in the merger) will have the opportunity as equity holders to participate in the future growth and expected synergies of the combined pro forma entity;
•	As a result of the Eagle Rock merger, Vanguard’s leverage and liquidity metrics are expected to improve;

•	The Eagle Rock merger adds scale in Vanguard’s existing Arkoma, Permian and Gulf Coast basins and establishes a new operating area in Alabama;
•	Eagle Rock has a meaningful position in Mid-Continent plays, which will provide the combined entity attractive drilling opportunities for the next several years;
•	The benefit from the growth in production and reserves from the drilling of new wells in unconventional plays in the Mid-Continent outweighed the resulting higher production decline rate for the combined entity;
•	The Eagle Rock merger is expected to create some operating efficiencies given overlapping operating areas in the Arkoma, Permian and Gulf Coast basins and cost savings in general and administrative expenses, as well as other combined benefits such as greater critical mass for negotiating with vendors and service companies;
•	The Eagle Rock merger provides Vanguard unitholders (including former LRE unitholders who receive Vanguard common units in the merger) equity ownership in a pro forma entity with a larger, more diversified asset base and a lower cost of capital, which is expected to provide greater ability to pursue accretive capital projects and acquisitions that would provide for greater distribution stability and higher distribution growth;
•	The combined assets, financial condition and prospects of the pro forma entity as a result of the Eagle Rock merger, including the size and scale of the combined pro forma entity;
•	The opportunity to attract and retain experienced personnel from Eagle Rock to expand the combined pro forma entity’s employee base;
•	The unanimous approval of the consent to the Eagle Rock merger and the recommendation of the consent by the LRE GP conflicts committee, and the granting by the LRE GP conflicts committee of “Special Approval” of the consent to the Eagle Rock merger for purposes of the LRE partnership agreement;
•	The financial presentation and analysis of TPH presented to the board of directors of LRE GP at the meeting held on May 21, 2015 and the oral opinion of that firm delivered to the board of directors of LRE GP on that date, subsequently confirmed in writing, that, as of the date of the opinion and based upon and subject to the limitations and assumptions stated in its opinion, merger consideration to be paid by New Vanguard pursuant to the Eagle Rock merger agreement is fair, from a financial point of view, to New Vanguard as more fully described in the section entitled “Opinions of the Financial Advisor to the LRE GP Board of Directors”;
•	The review by the board of directors of LRE GP with its legal and financial advisors of the Eagle Rock merger and the financial and other terms of the Eagle Rock merger agreement as it relates to Vanguard, including Eagle Rock’s representations, warranties and covenants, the conditions to its obligations and the termination provisions, as well as the likelihood of consummation of the Eagle Rock merger and the board of directors of LRE GP’s evaluation of the likely time period necessary for Vanguard to close the Eagle Rock merger;
•	The nature of the closing conditions included in the Eagle Rock merger agreement, including the exceptions to the events that would constitute a material adverse effect on Vanguard or Eagle Rock for purposes of the Eagle Rock merger agreement; and
•	The Eagle Rock merger is a transaction separate and apart from the merger and the completion of the Eagle Rock merger is not a condition to the completion of the merger, and the completion of the merger is not a condition to the completion of the Eagle Rock merger.

The board of directors of LRE GP considered the following terms of the Eagle Rock merger agreement:

•	Vanguard’s ability to terminate the Eagle Rock merger agreement under certain conditions;

•	That the reverse termination fee of $20.0 million, or the expense reimbursement up to approximately $2.3 million, in each case payable by Vanguard to Eagle Rock under the circumstances specified in the Eagle Rock merger agreement, were not unreasonable in the judgment of the board of directors of LRE GP after consultation with its legal and financial advisors and would affect LRE unitholders if the merger is consummated;
•	That the termination fee of $20.0 million (or in certain circumstances, $10.0 million), or the expense reimbursement up to approximately $2.3 million, in each case payable by Eagle Rock to Vanguard under the circumstances specified in the Eagle Rock merger agreement, were reasonable in the judgment of the board of directors of LRE GP after consultation with its legal and financial advisors and would benefit LRE unitholders if the merger is consummated;
•	That the restrictions contemplated by the Eagle Rock merger agreement on Vanguard’s actions between the date of the Eagle Rock merger agreement and the effective time of the Eagle Rock merger are not, in the judgment of the board of directors of LRE GP, unreasonable;
•	The restrictions contemplated by the Eagle Rock merger agreement on Eagle Rock’s actions between the date of the Eagle Rock merger agreement and the effective time of the Eagle Rock merger are, in the judgment of the LRE Board of Directors, reasonable;
•	That Vanguard unitholder approval for the issuance of common units of Vanguard in the Eagle Rock merger is a condition to consummation of the Eagle Rock merger; and
•	The Eagle Rock merger agreement’s limited conditions and exceptions to the material adverse effect closing condition and other closing conditions.

The board of directors of LRE GP considered the following factors to be generally negative or unfavorable in making its determination to consent of the Eagle Rock merger:

•	The equity exchange ratio offered in the merger agreement is fixed and therefore the value of the consideration payable to LRE unitholders will decrease in the event that the market price of Vanguard common units decreases as a result of the Eagle Rock merger prior to the closing of the merger;
•	That as a result of the Eagle Rock merger, Vanguard management’s focus could be diverted, causing the progress towards and ultimate consummation of the merger with LRE to be delayed or impaired;
•	That litigation could occur as a result of the Eagle Rock merger and that such litigation could increase costs and result in a diversion of Vanguard management’s focus;
•	That, while the Eagle Rock merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the transaction will be satisfied or waived, and as a result, it is possible that the Eagle Rock merger might not be completed even if approved by Vanguard and Eagle Rock unitholders;
•	That the Eagle Rock merger agreement contains restrictions (subject to specific exceptions) on the conduct of Vanguard’s business prior to completion of the Eagle Rock merger, including requiring Vanguard to conduct its business only in the ordinary course, which could delay or prevent Vanguard from undertaking business opportunities that may arise pending completion of the Eagle Rock merger and could negatively affect Vanguard’s ability to attract and retain employees, customers and vendors;
•	That, if the Eagle Rock merger agreement is terminated under certain circumstances, Vanguard would be required to pay to Eagle Rock a reverse termination fee of $20.0 million and reimburse Eagle Rock for its expenses incurred in connection with the Eagle Rock merger up to approximately $2.3 million;
•	That the Eagle Rock merger may be delayed or not be completed in a timely manner, or at all, which could result in significant costs and disruption to Vanguard’s normal business;

•	That Vanguard may not be able to repay or refinance Eagle Rock’s credit agreement indebtedness upon consummation of the Eagle Rock merger, as required by the existing terms of such indebtedness;
•	The possibility that the affirmative vote of Vanguard and Eagle Rock unitholders might not be obtained;
•	That the potential benefits sought in the Eagle Rock merger might not be fully realized;
•	The transaction costs to be incurred in connection with the Eagle Rock merger; and
•	Risks of the type and nature described under the section titled “Risk Factors.”

The board of directors of LRE GP considered all of these factors as a whole and, on balance, concluded that the factors supported a determination to approve the consent. In view of the wide variety and complexity of factors considered in connection with its evaluation of these matters, the board of directors of LRE GP did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The board of directors of LRE GP did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to their ultimate determinations. Rather, its determination was based on the totality of the information presented and the investigations conducted. In considering the factors described above and any other factors, individual members of the board of directors of LRE GP may have given different weight to different factors. The board of directors of LRE GP evaluated the factors described above, among others, and reached a consensus that consenting to the Eagle Rock merger was advisable to and in the best interests of LRE and its unitholders. The foregoing discussion of the information and factors considered by the board of directors of LRE GP is not exhaustive.

Recommendation of the LRE GP Conflicts Committee and its Reasons for the Merger

The LRE GP conflicts committee considered many factors in making its determination and approving the merger. The LRE GP committee consulted with its financial and legal advisors and viewed the following factors as being generally positive or favorable in coming to its determination and related recommendation to the board of directors of LRE GP:

•	The exchange ratio of 0.550 of a Vanguard common unit for each LRE common unit in the merger represents a premium of approximately 11% above the $7.79 closing price of LRE common units on April 17, 2015, based on the $15.72 closing price of Vanguard common units on April 17, 2015 (the last trading day before the execution and announcement of the merger agreement), and a premium of approximately 26% based on the average of the closing prices of LRE common units over the 30 trading days ended April 17, 2015;
•	The financial analysis presented on April 20, 2015 by Simmons, as financial advisor to the LRE GP conflicts committee, and the oral opinion of Simmons delivered to the LRE GP conflicts committee on April 20, 2015 and subsequently confirmed in writing, that, as of such date, and based upon and subject to factors, procedures, qualifications and limitations set forth in its written opinion, the terms of the merger contemplated by the merger agreement were fair, from a financial point of view, to the unaffiliated LRE unitholders;
•	That, in receiving Vanguard common units in the merger, the unaffiliated LRE unitholders will be provided an opportunity to participate in the upside of a combined entity that, among other things, will be capable of pursuing larger and more meaningful growth opportunities than could have been pursued by LRE alone, and will participate in the increased scale, quality and diversification of the assets and operations of the combined entity compared to LRE as a standalone entity;
•	The exchange ratio is fixed and, therefore, the value of the consideration payable to LRE unitholders will increase in the event that the market price of Vanguard common units increases prior to the closing of the merger;
•	The mitigation of an increasing risk that LRE’s borrowing base under its revolving credit facility would be redetermined to a much lower level based on the current commodity price environment,

which would then require a repayment (possibly with a term loan with much higher interest rates and fees) and/or a reduction or elimination of LRE’s distribution to its unitholders, which could have materially adversely affected the trading price of the LRE common units but that would be repaid by Vanguard in connection with the merger;
•	The mitigation of an increasing risk that LRE would need to further reduce or eliminate its quarterly cash distribution as a result of difficulties in the business caused by the prevailing commodity price environment;
•	The improved liquidity of the combined entity in comparison to LRE as a standalone entity;
•	The potential interest savings resulting from the repayment of LRE’s revolving credit facility and second lien term loan, which the LRE GP conflicts committee expects Vanguard to repay in connection with the merger;
•	The potential synergies from combining the operations of LRE and Vanguard, including decreased general and administrative expenses, according to estimates provided by management, as well as the elimination of the fees LRE currently pays LRM and Lime Rock Resources Operating Company, Inc., offset by incremental corporate hires of the combined entity;
•	The LRE GP conflict committee’s belief that the combined entity offered better prospects for distribution growth than did LRE;
•	The LRE GP conflicts committee’s belief that the combined entity’s common units would trade at a lower yield than LRE’s, contributing to a lower cost of capital than for LRE on a standalone basis;
•	In the merger, LRE unitholders will receive Vanguard common units, which have more trading liquidity than LRE common units because of the expected larger average daily trading volume and public float of Vanguard common units;
•	The LRE GP conflicts committee’s awareness that a significant portion of LRE’s commodity hedges, which were entered into at times of higher commodity prices and would have a positive impact on LRE’s cash flows in 2015, would be expiring in 2016 and would not able to be replaced with similar favorable commodity hedges, resulting in potential decreases in cash flows in 2016 that could further impair LRE’s ability to maintain its current level of distributions to unitholders;
•	The LRE GP conflicts committee’s belief that the aggregate interest of LRE’s unitholders in the combined entity would be greater than the portion of the combined entity’s distributable cash flow in 2016 brought to the combined entity by LRE;
•	Through negotiation, LRE was able to increase the merger consideration for LRE unitholders from 0.535 of a Vanguard common unit for each LRE common unit to 0.550 of a Vanguard common unit for each LRE common units;
•	The LRE GP conflicts committee’s belief that the merger consideration represented the highest consideration that could be obtained from a potential business combination transaction with Vanguard, that the merger was more favorable to the unaffiliated LRE unitholders than continuing to hold their common units, and that the merger presents the best available opportunity to maximize value for the unaffiliated LRE unitholders;
•	The LRE GP conflicts committee’s belief that no potential buyers for LRE would pay more than Vanguard, based in part on the fact that LRE conducted a comprehensive strategic alternatives process, soliciting indications of interest from more than 50 counterparties, signing confidentiality agreements with 13 counterparties and ultimately receiving only written proposals from two companies, with only Vanguard’s proposal being viewed as high enough and reasonably certain enough to justify further meaningful discussion;

•	The terms and conditions of the merger agreement allow LRE to continue to pay a regular quarterly distribution of up to $0.1875 per unit prior to the consummation of the merger and provide that if the record date of an unpaid LRE quarterly distribution is prior to the closing, such distribution will nevertheless be paid to former LRE unitholders on the scheduled payment date;
•	The merger consideration to be received by unaffiliated LRE unitholders would be tax-free, except to the extent of any cash received in lieu of fractional units;
•	The fact that Vanguard’s obligation to consummate the merger is not subject to any financing condition;
•	The support of the merger by LRR A, LRR B, LRR C, LRR II-A, LRR II-C and LRM in their capacity as holders of approximately 30.5% of the LRE common units (collectively, the “Fund Unitholders”), as evidenced by their execution of the original support agreement, makes the consummation of the merger more likely;
•	That the approval of a meaningful percentage of unaffiliated LRE unitholders is required to consummate the merger; and
•	The LRE GP conflicts committee’s belief that it was fully informed of the extent to which interests of management and other members of the board of directors of LRE GP and the Fund Unitholders in the merger differed from those of the unaffiliated LRE unitholders.

In the course of reaching the determinations and decisions and making the recommendation to the board of directors of LRE GP described above, the LRE GP conflicts committee also considered the following factors related to procedural safeguards that the LRE GP conflicts committee believes were and are present to help assure the fairness of the merger agreement and the merger and to permit the LRE GP conflicts committee to represent the unaffiliated LRE unitholders, each of which factors the LRE GP conflicts committee believed supported its decision and provided assurance that the merger was in the best interests of the unaffiliated LRE unitholders:

•	That the LRE GP conflicts committee consists solely of directors who are not officers, employees or controlling unitholders of LRE, or otherwise affiliated with the Fund Unitholders or members of their management;
•	That the compensation of the LRE GP conflicts committee members was in no way contingent on their approving the merger agreement and taking other actions described in this proxy statement/prospectus;
•	That the members of the LRE GP conflicts committee would not personally benefit from completion of the merger in a manner different from the unaffiliated LRE unitholders, other than through the vesting of units awarded under the LTIP;
•	The LRE GP conflicts committee retained its own financial and legal advisors with knowledge and experience with respect to MLPs, public merger and acquisition transactions, and with respect to Vanguard’s and LRE’s industry;
•	That the LRE GP conflicts committee had no obligation to recommend any transaction;
•	That any actions to be taken and decisions to be made by LRE and the board of directors of LRE GP under the merger agreement that might pose conflicts of interest between the interests of LRE GP and its affiliates, on the one hand, and the unaffiliated LRE unitholders, on the other hand, would be determined by the LRE GP conflicts committee;
•	The merger agreement affords LRE GP’s board of directors flexibility to consider, evaluate and accept superior proposals prior to approval of the merger agreement by LRE unitholders as follows:
º	the board of directors of LRE GP is permitted, subject to certain limitations, to participate in discussions or negotiations with, or provide non-public information to, any person in response to an unsolicited written acquisition proposal for LRE, if the board of directors of LRE GP determines, after consultation with outside legal counsel and financial advisors, that such acquisition proposal constitutes, or could reasonably be expected to lead to or result in, a superior proposal;
º	the board of directors of LRE GP is permitted, subject to certain limitations, to terminate the merger agreement to enter into an alternative transaction that is a superior proposal, subject to the payment to Vanguard of a termination fee of $7,288,000, less any Vanguard expenses that have been reimbursed by LRE up to a maximum of $1,215,000;
º	the board of directors of LRE GP is permitted, subject to certain limitations, to change its recommendation to unitholders with respect to the merger in response to an intervening event (as that term is defined in the merger agreement), subject to the payment to Vanguard of a termination fee of $7,288,000 if Vanguard terminates the merger agreement because of the change in recommendation;
º	the board of directors of LRE GP is permitted, subject to certain limitations, to take, and disclose to unitholders, a position with respect to any tender or exchange offer by a third party;
º	the LRE GP conflicts committee’s belief that the payment of the termination fee of $7,288,000 in specified circumstances is reasonable and would not be likely to preclude another party that is so inclined from making a superior proposal; and
•	That the support agreement provides that the Fund Unitholders’ obligation to vote in favor of the merger proposal terminates automatically upon the board of directors of LRE GP changing its recommendation.

The LRE GP conflicts committee considered the following factors to be generally negative or unfavorable in making its determination and approval:

•	The exchange ratio is fixed and, therefore, the value of the consideration payable to LRE unitholders will decrease in the event that the market price of Vanguard common units decreases prior to the closing of the merger;
•	That the merger agreement limited LRE’s ability to refinance the debt incurred under LRE’s credit agreement by limiting the total amount of indebtedness that LRE could incur and the total amount of fees that could be paid in connection with such refinancing;
•	That Vanguard may not be able to repay or refinance LRE’s credit agreement or second lien term loan indebtedness upon consummation of the merger, as required by the existing terms of such indebtedness.
•	Certain members of LRE management and LRE GP’s board members, including those affiliated with the Fund Unitholders, may have interests that are different from or in addition to those of the unaffiliated LRE unitholders;
•	The merger agreement’s limitations on LRE’s ability to solicit or knowingly encourage other offers, and the conditions it places on LRE’s ability to negotiate or discuss alternative proposals with third parties, to change the recommendation of the board of directors of LRE GP that LRE unitholders vote to approve the merger agreement or to terminate the merger agreement to accept a superior proposal;
•	That LRE is generally required to give Vanguard notice of any third party acquisition proposal, and provide Vanguard with three business days’ notice and negotiate in good faith with Vanguard (to the extent Vanguard desire to negotiate) before the board of directors of LRE GP changes its recommendation that LRE unitholders vote to approve the merger agreement and/or to terminate the merger agreement to accept a superior proposal;
•	The merger agreement restricts the conduct of LRE’s business prior to the completion of the merger, which may delay or prevent LRE from pursuing business opportunities that may arise pending completion of the merger;

•	The risks and costs to LRE if the merger does not close, including the diversion of management and employee attention, the impact on employee morale and potential employee attrition and the potential effect on business relationships, as well as the possibility that failure to close the merger could negatively impact the trading price of LRE common units;
•	The risk that the potential benefits sought in the merger might not be fully realized;
•	Vanguard’s obligation to consummate the merger is subject to some conditions that are outside of LRE’s control;
•	The risk that the merger might not be completed in a timely manner, or that the merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the merger agreement, and a failure to complete the merger could negatively affect the trading price of the LRE common units;
•	LRE has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed merger, whether or not the merger is completed;
•	That litigation could occur as a result of the merger and that such litigation could increase costs and result in a diversion of management’s focus;
•	The possibility that, under certain circumstances, LRE will be obligated to pay Vanguard a termination fee of $7,288,000 or reimburse up to $1,215,000 of Vanguard’s expenses;
•	The risks of the type and nature described under the heading “Risk Factors” in the LRE Annual Report on Form 10-K for the year ended December 31, 2014. See “Where You Can Find More Information”; and
•	Risks of the type and nature described under the section titled “Risk Factors.”

The LRE GP conflicts committee considered all of these factors as a whole and, on balance, concluded that it supported the determination to approve the merger agreement. The foregoing discussion of the information and factors considered by the LRE GP conflicts committee includes the material factors considered, but is not exhaustive. In view of the wide variety of factors considered by the LRE GP conflicts committee in connection with its evaluation of the proposed merger and the complexity of these matters, the LRE GP conflicts committee did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The LRE GP conflicts committee evaluated the factors described above, among others, and reached a consensus that the proposed transaction is advisable to and in the best interests of LRE and the unaffiliated LRE unitholders. Accordingly, the LRE GP conflicts committee unanimously approved the merger agreement and recommended to the full board of directors of LRE GP that it approve the merger agreement. In considering the factors described above and any other factors, individual members of the LRE GP conflicts committee may have viewed factors differently or given different weight or merit to different factors. The LRE GP conflicts committee approved and recommended the merger to the board of directors of LRE GP based on the totality of the information presented to and considered by it.

In considering the approval of the merger agreement by the LRE GP conflicts committee and its recommendation to the board of directors of LRE GP, you should be aware that certain of LRE GP’s executive officers and directors may have had interests in the proposed transaction that may be different from, or in addition to, the interests of LRE unitholders generally. The LRE GP conflicts committee was aware of these interests and considered them when approving the merger agreement. See “— Interests of Directors and Executive Officers of LRE GP in the Merger.”

Reasons of the LRE GP Conflicts Committee for Consenting to the Eagle Rock Merger

The LRE GP conflicts committee considered many factors in making its determination to provide consent to the Eagle Rock merger under the merger agreement. The LRE GP conflicts committee consulted with its financial and legal advisors and viewed the following factors as being generally positive or favorable in coming to its determination to provide consent to the Eagle Rock merger and related recommendation to the board of directors of LRE GP:

•	The current and historical financial condition, results of operations, business and prospects of Eagle Rock and the future prospects of the combined entity consisting of Vanguard, LRE and Eagle Rock;
•	The financial analysis presented on May 20, 2015 by Simmons, as financial advisor to the LRE GP conflicts committee, and the oral opinion of Simmons delivered to the LRE GP conflicts committee on May 20, 2015 and subsequently confirmed in writing, that, as of such date, and based upon and subject to factors, procedures, qualifications and limitations set forth in its written opinion, the terms of the Eagle Rock merger contemplated by the Eagle Rock merger agreement were fair, from a financial point of view, to the unaffiliated LRE unitholders;
•	The unaffiliated LRE unitholders will be provided an opportunity to participate in the upside of a combined entity with a lower cost of capital that, among other things, should be capable of pursuing larger and more meaningful growth opportunities;
•	The Eagle Rock merger will further increase the scale, quality and diversification of the assets and operations of the combined entity;
•	Eagle Rock has a meaningful position in Mid-Continent plays, which will provide the combined entity attractive drilling opportunities for the next several years;
•	The benefit from the growth in production and reserves from the drilling of new wells in unconventional plays in the Mid-Continent outweighed the resulting higher production decline rate for the combined entity;
•	The exchange ratio in the merger is fixed and, therefore, the value of the consideration payable to LRE unitholders in the merger will increase in the event that the Eagle Rock merger causes the market price of Vanguard common units to increase;
•	The improved leverage metrics of the combined entity (including Eagle Rock) as compared to LRE on a stand-alone basis and to the Vanguard-LRE business on a combined basis;
•	The Eagle Rock merger is expected to create operating efficiencies given overlapping operating areas in the Mid-Continent and Permian Basin and cost savings in general and administrative expenses, as well as other benefits such as greater critical mass for negotiating with vendors and service companies;
•	The opportunity to attract and retain experienced personnel from Eagle Rock to enhance the combined entity’s employee base;
•	That the approval of Vanguard unitholders is required to consummate the Eagle Rock merger, which would give the LRE unitholders a voice in the future direction of Vanguard if LRE’s merger with Vanguard is completed prior to the record date of the Vanguard meeting for the Eagle Rock merger;
•	In the Eagle Rock merger, Eagle Rock unitholders will receive Vanguard common units, which, when combined with the currently outstanding Vanguard common units and the additional Vanguard common units issuable in the merger, should have more trading liquidity than LRE common units because of the expected larger average daily trading volume and public float of the combined entity;
•	The fact that the LRE unitholders would be able to participate in the combined entity’s future earnings and growth and possible future increases in its value following the consummation of the transactions contemplated by the merger agreement and the Eagle Rock merger agreement;
•	The fact that Vanguard’s obligation to consummate the Eagle Rock merger is not subject to any financing condition;

•	Under certain circumstances, if the Eagle Rock merger is not consummated, Eagle Rock will have to pay Vanguard a termination fee of $20,000,000;
•	Under certain circumstances, if the Eagle Rock merger is not consummated, Eagle Rock will have to reimburse up to $2,317,700 of Vanguard’s expenses; and
•	The LRE GP conflicts committee’s belief that it was fully informed of the extent to which interests of management and other members of the board of directors of the LRE GP and the Fund Unitholders in the Eagle Rock merger differed from the interests of the unaffiliated LRE unitholders.

In the course of reaching the determinations and decisions and making the recommendation described above, the LRE GP conflicts committee also considered the following factors related to procedural safeguards that the LRE GP conflicts committee believes were and are present to permit the LRE GP conflicts committee to represent the unaffiliated LRE unitholders, each of which factors the LRE GP conflicts committee believed supported its decision and provided assurance that the Eagle Rock merger was in the best interests of the unaffiliated LRE unitholders:

•	That the LRE GP conflicts committee consists solely of directors who are not officers, employees or controlled unitholders of LRE, or otherwise affiliated with the Fund Unitholders, Vanguard, Eagle Rock or members of their management teams;
•	That the compensation of the LRE GP conflicts committee members was in no way contingent on their consenting to the Eagle Rock merger and taking other actions described in this proxy statement/prospectus;
•	That the members of the LRE GP conflicts committee would not personally benefit from completion of the Eagle Rock merger in a manner different from the unaffiliated LRE unitholders;
•	The LRE GP conflicts committee retained its own financial and legal advisors with knowledge and experience with respect to MLPs, public merger and acquisition transactions, and with respect to Vanguard’s, LRE’s and Eagle Rock’s industry;
•	That the LRE GP conflicts committee had no obligation to consent to the Eagle Rock merger; and
•	That the consent requested for the Eagle Rock merger did not otherwise change the terms or conditions of the merger agreement.

The LRE GP conflicts committee considered the following factors to be generally negative or unfavorable in making its determination and approval:

•	The exchange ratio in the merger is fixed and, therefore, the value of the consideration payable to LRE unitholders in the merger will decrease in the event that the Eagle Rock merger causes the market price of Vanguard common units to decrease;
•	That Vanguard may not be able to repay or refinance Eagle Rock’s credit agreement upon consummation of the Eagle Rock merger, as required by the existing terms of such indebtedness;
•	The Eagle Rock merger agreement restricts the conduct of Vanguard’s business prior to the completion of the Eagle Rock merger, which may delay or prevent Vanguard (or the combined entity if the merger is completed prior to the Eagle Rock merger) from pursuing business opportunities that may arise pending completion of the Eagle Rock merger;
•	The risks and costs to Vanguard if the Eagle Rock merger does not close, including the diversion of management and employee attention and the potential effect on business relationships, as well as the possibility that failure to close the Eagle Rock merger could negatively impact the trading price of Vanguard common units;
•	There is risk that the potential benefits sought in the Eagle Rock merger might not be fully realized;
•	Eagle Rock’s obligation to consummate the Eagle Rock merger is subject to some conditions that are outside of Vanguard’s control;

•	There is risk that the Eagle Rock merger might not be completed in a timely manner, or that the Eagle Rock merger might not be consummated at all as a result of a failure to satisfy the conditions contained in the Eagle Rock merger agreement, and a failure to complete the Eagle Rock merger could negatively affect the trading price of the Vanguard common units;
•	There is a risk that the Eagle Rock merger might occur prior to the merger or otherwise delay the consummation of the merger;
•	The fact that Vanguard must obtain the consent of its unitholders before proceeding with the issuance of its common units in connection with the Eagle Rock merger, which could result in delay and significant expense;
•	Vanguard has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed Eagle Rock merger, whether or not the Eagle Rock merger is completed;
•	That litigation could occur as a result of the Eagle Rock merger and that such litigation could increase costs and result in a diversion of management’s focus;
•	The fact that the LRE unitholders will own a lower overall percentage of the combined entity than would be the case in the absence of the Eagle Rock merger;
•	If the Vanguard unitholders do not approve the issuance of common units of Vanguard in connection with the Eagle Rock merger, Vanguard will have to pay Eagle Rock a termination fee of $20,000,000;
•	Under certain circumstances, if the Eagle Rock merger is not consummated, Vanguard will have to reimburse up to $2,317,700 of Eagle Rock’s expenses; and
•	Risks of the type and nature described under the section titled “Risk Factors.”

The LRE GP conflicts committee considered all of these factors as a whole and, on balance, concluded that they supported the determination to consent to the Eagle Rock merger agreement and the transactions contemplated thereby. The foregoing discussion of the information and factors considered by the LRE GP conflicts committee includes the material factors considered, but is not exhaustive. In view of the wide variety of factors considered by the LRE GP conflicts committee in connection with its evaluation of the proposed Eagle Rock merger and the complexity of these matters, the LRE GP conflicts committee did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The LRE GP conflicts committee evaluated the factors described above, among others, and reached a consensus that the proposed Eagle Rock merger is advisable to and in the best interest of LRE and the unaffiliated LRE unitholders. Accordingly, the LRE GP conflicts committee unanimously consented to Vanguard (a) entering into the Eagle Rock merger agreement, (b) performing its obligations thereunder and (c) consummating the Eagle Rock merger in accordance with the terms of the Eagle Rock merger agreement. In that connection, the LRE GP conflicts committee recommended that the full board of directors of LRE GP consent to such actions by Vanguard. In considering the factors described above and any other factors, individual members of the LRE GP conflicts committee may have viewed factors differently or given different weight or merit to different factors. The LRE GP conflicts committee approved and recommended the Eagle Rock merger to the board of directors of LRE based on the totality of the information presented to and considered by it.

Opinions of the Financial Advisor to the LRE GP Board of Directors

The board of directors of LRE GP retained TPH as its exclusive financial advisor to provide financial advice and assistance to the board and to provide an opinion to the board in connection with the merger. TPH evaluated the fairness, from a financial point of view, of the merger consideration to be received in the merger by the holders of LRE common units. At a meeting of the board of directors of LRE GP held on April 20, 2015, at the request of the board, TPH orally rendered its opinion to the board that, as of April 20, 2015, based upon and subject to the assumptions, qualifications, limitations and other matters considered by TPH in connection with the preparation of its opinion, the merger consideration to be received in the merger by the holders of LRE common units pursuant to the merger agreement was fair, from a financial point of view, to such unitholders. TPH subsequently confirmed its opinion in writing to the board of directors of LRE GP (the “LRE Opinion”).

Pursuant to the merger agreement, Vanguard’s entering into and performing the Eagle Rock merger agreement and consummating the Eagle Rock Transactions, including the Eagle Rock merger, required the prior consent of the board of directors of LRE GP. Accordingly, in connection with its negotiation of the Eagle Rock merger agreement, Vanguard sought the Consent of the board of directors of LRE GP. The board of directors of LRE GP retained TPH as its exclusive financial advisor to provide financial advice and assistance to the board and to provide an opinion to the board in connection with the board’s consideration of the Consent. TPH evaluated the fairness, from a financial point of view, to New Vanguard, of the Eagle Rock merger consideration to be paid by New Vanguard pursuant to the Eagle Rock merger agreement. At a meeting of the board of directors of LRE GP held on May 21, 2015, at the request of the board, TPH orally rendered its opinion to the board that, as of May 21, 2015, based upon and subject to the assumptions, qualifications, limitations and other matters considered by TPH in connection with the preparation of its opinion, the Eagle Rock merger consideration to be paid by New Vanguard pursuant to the Eagle Rock merger agreement was fair, from a financial point of view, to New Vanguard. TPH subsequently confirmed its opinion in writing to the board of directors of LRE GP (the “Eagle Rock Opinion”).

Each opinion speaks only as of the date it was delivered and not as of the time the merger or the Eagle Rock merger will be consummated or any other time. Neither opinion reflects changes that may occur or may have occurred after the date it was rendered, which could alter facts or elements on which the opinions were based.

The full text of the LRE Opinion, dated April 20, 2015, and the Eagle Rock Opinion, dated May 21, 2015, each of which sets forth, among other things, the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by TPH in rendering such opinions, is attached as Annex C and Annex D to this proxy statement/prospectus. The summary of the TPH opinions set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinions. LRE unitholders are urged to read each TPH opinion carefully and in its entirety. TPH provided its opinions for the information and assistance of the board of directors of LRE GP (in its capacity as such) in connection with (i) its consideration of the merger and (ii) its consideration of the Consent. Neither TPH opinion nor the summaries thereof, nor the related analyses disclosed in this proxy statement/prospectus, constitutes a recommendation as to how the board of directors of LRE GP, any holder of securities in LRE, Vanguard or Eagle Rock or any other person should act or vote with respect to the LRE Transactions, the Eagle Rock Transactions, the Consent or any other matter.

TPH’s opinions to the board of directors of LRE GP were among many factors taken into consideration by the board (i) in approving the merger agreement and making its recommendation to the holders of LRE common units regarding the merger and (ii) in granting the Consent.

The LRE Opinion

In connection with rendering the LRE Opinion and performing its related financial analysis, TPH reviewed, among other things:

1.	a draft of the merger agreement dated April 20, 2015, circulated the morning thereof;
2.	Annual Reports on Form 10-K for each of LRE and Vanguard for each of the three years ended December 31, 2014;
3.	certain Quarterly Reports on Form 10-Q for each of LRE and Vanguard;
4.	certain other communications from LRE and Vanguard to their respective equity holders;
5.	estimated proved oil, gas, and natural gas liquids reserves and projected future net revenues as of December 31, 2014, attributable to LRE’s net interests in certain properties, leasehold and royalty interests, prepared by Miller and Lents, Ltd., Netherland, Sewell & Associates and Ryder Scott

Company (“LRE 2014 SEC Reserve Report”), and estimated proved, probable and possible oil, gas, and natural gas liquids reserves and projected future net revenues as of March 31, 2015, attributable to LRE’s net interests in such properties, prepared by the management of LRE GP (“LRE Management 3P Reserve Estimates”);
6.	estimated proved oil, gas, and natural gas liquids reserves and projected future net revenues as of December 31, 2014, attributable to Vanguard’s net interests in certain properties, prepared by the management of Vanguard and audited by DeGolyer and MacNaughton (“Vanguard 2014 SEC Reserve Report”), and estimated proved oil, gas, and natural gas liquids reserves and projected future net revenues as of March 31, 2015, attributable to Vanguard’s net interests in such properties, prepared by the management of Vanguard (“Vanguard Management 1P Reserve Estimates”);
7.	certain publicly available research analyst reports for LRE and Vanguard; and
8.	certain internal financial, production and pricing information and forecasts for LRE and Vanguard prepared by the managements of LRE and Vanguard, respectively, as approved for TPH’s use by the management of LRE GP (the “LRE Forecasts”), including certain cost savings synergies projected by the management of LRE GP to result from the LRE Transactions, as approved for TPH’s use by the management of LRE GP (the “LRE Synergies”).

TPH also held discussions with members of the senior managements of LRE and Vanguard regarding their assessment of the strategic rationale for, and the potential benefits of, the LRE Transactions and the past and current business operations, financial condition and future prospects of LRE and Vanguard, as applicable. In addition, TPH reviewed the reported price and trading activity for the LRE common units and Vanguard common units, compared certain financial and stock market information for LRE and Vanguard with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the upstream energy sector specifically and in the energy industry generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of the LRE Opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for it, or publicly available. In that regard, TPH assumed with the consent of the board of directors of LRE GP that the LRE Forecasts and LRE Synergies described above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of LRE GP and Vanguard, and that such LRE Forecasts and LRE Synergies will be realized in the amounts and time periods contemplated thereby. TPH expressed no view or opinion with respect to such LRE Forecasts or LRE Synergies or the assumptions on which they were based. Further, TPH assumed that the final form of the merger agreement conformed to the last draft reviewed by it in all respects material to its analysis and that the LRE Transactions will be consummated on the terms set forth in the merger agreement without any waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. TPH also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the LRE Transactions will be obtained without any material adverse effect on LRE, Vanguard, Merger Sub, the other parties to the merger agreement, the unitholders of LRE or the unitholders of Vanguard or the expected benefits of the LRE Transactions in any way meaningful to its analysis. In addition, TPH did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of LRE or any of its subsidiaries or Vanguard or any of its subsidiaries, and TPH was not furnished with any such evaluation or appraisal. TPH did not express any opinion as to any tax or other consequences that might result from the LRE Transactions, nor does its opinion address any legal, regulatory or accounting matters.

The LRE Opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to it as of, April 20, 2015. TPH has assumed no obligation to update, revise or reaffirm the LRE Opinion and expressly disclaimed any responsibility to do so based on circumstances, developments or events occurring after the date of the LRE Opinion.

The estimates contained in TPH’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the significance or utility of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH’s own experience and judgment to all analyses and factors considered by TPH, taken as a whole. TPH’s opinion was reviewed and approved by its fairness opinion committee.

The LRE Opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration to be received in the merger by the LRE common unitholders pursuant to the merger agreement. TPH’s opinion did not address the relative merits of the merger or any of the other LRE Transactions as compared to any alternative transaction that may be available to LRE or Vanguard, nor did it address the underlying business decision of LRE or Vanguard to engage in the merger or any of the other LRE Transactions. TPH did not express any view on, and the LRE Opinion did not address, any other term or aspect of the merger agreement or the LRE Transactions, including, without limitation, (a) the sale of the limited liability company interests in LRE GP, (b) the consideration to be received for the limited liability company interests in LRE GP, (c) the fairness of the merger to, or any consideration paid or received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of LRE or Vanguard, whether relative to the merger consideration pursuant to the merger agreement, the consideration to be received for the limited liability company interests in LRE GP or otherwise, (d) the allocation of any consideration to be paid by Vanguard or its affiliates in the LRE Transactions, (e) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of LRE GP, Vanguard or any other party, or any class of such persons, in connection with the merger and the LRE Transactions, whether relative to the merger consideration to be paid to the LRE common unitholders pursuant to the merger agreement or otherwise, (f) any equity issuances after the date of the LRE Opinion by Vanguard or (g) any voting or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the LRE Transactions, any related transactions or otherwise. TPH did not express any opinion as to the price at which Vanguard common units or LRE common units will trade at any time or as to the impact of the LRE Transactions on the solvency or viability of LRE or Vanguard or the ability of each of LRE or Vanguard to pay its obligations when they become due.

The following is a summary of the material financial analyses performed by TPH in connection with the preparation of the LRE Opinion and reviewed with the board of directors of LRE GP on April 20, 2015. Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the LRE common units, Vanguard common units and the equity securities of the selected companies listed below as of April 17, 2015, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the value of the equity consideration and other public information available at the time of the relevant transaction’s announcement. The analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

For purposes of its analysis, TPH reviewed a number of financial metrics, including:

•	Enterprise Value — generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock, minority interest and capital lease obligations less the amount of cash and short-term investments on its balance sheet, as applicable);
•	EBITDA — generally the amount of the relevant company’s earnings before interest, income taxes, depreciation and amortization for a specified time period; and
•	Distributable cash flow — generally the amount of after-tax cash flow for a specified time period available to be distributed by the relevant company, calculated as EBITDA less maintenance capital expenditures and interest expense.

The LRE Forecasts prepared by the management of LRE GP included a base case of financial projections for 2015 through 2019 as well as a supplemental capital case for 2015 and 2016, which projected reduced capital spending and associated lower results for 2016 than the base case. TPH performed its analyses using the base case.

Summary of TPH’s Analysis

Commodity Price Assumptions

The commodity price assumptions used by TPH in certain of its analyses are summarized below:

New York Mercantile Exchange (“NYMEX”) Strip Pricing as of April 17, 2015 (“Strip 1”):

Year	WTI Crude (per Bbl)	Henry Hub Gas (per MMBtu)
2015 (April to December)	$58.05	$2.77
2016	$62.13	$3.11
2017	$63.90	$3.36
2018	$64.83	$3.48
2019 and thereafter	$65.49	$3.58

Research Consensus per Bloomberg (“Research Consensus 1”):

Year	WTI Crude (per Bbl)	Henry Hub Gas (per MMBtu)
2015 (April to December)	$57.92	$3.05
2016	$69.00	$3.75
2017	$72.50	$4.25
2018	$73.75	$4.47
2019 and thereafter	$73.75	$4.47

10-Year Historical Monthly Average (“Ten-Year Average 1”):

	WTI Crude (per Bbl)	Henry Hub Gas (per MMBtu)
Average (rounded)	$81.57	$5.35

Net Asset Value Analysis

TPH performed an illustrative Net Asset Value analysis of LRE. TPH calculated the present value of the pre-tax future cash flows that LRE could be expected to generate from its existing base of estimated proved, probable and possible (“3P”) reserves, in each case, to the end of their economic life, as of March 31, 2015, contained in the LRE Management 3P Reserve Estimates. In performing this analysis, TPH applied discount rates ranging from 8% to 10% to the projected cash flows. TPH estimated Net Asset Value as the sum of (i) the present value of the cash flows generated by these estimated 3P reserves plus (ii) the present value of the future estimated effects of hedging less (iii) net debt (total debt less cash). The commodity prices utilized to derive the cash flows through 2019 were based on (i) Strip 1, (ii) Research Consensus 1 and (iii) Ten-Year

Average 1 prices. The commodity prices utilized to derive cash flows in 2019 and beyond were based on 2019 commodity prices. Taken together, the foregoing sensitivities applied to the Net Asset Value calculation for 3P reserves resulted in an implied LRE valuation range of $2.27 to $11.24 per unit.

Discounted Cash Flow Analysis

TPH performed a discounted cash flow analysis of LRE using the LRE Forecasts through 2019. The commodity prices utilized to derive the cash flows were based on (i) Strip 1, (ii) Research Consensus 1 and (iii) Ten-Year Average 1 prices. Terminal values were calculated at December 31, 2018 using a multiple range of 5.0x to 8.0x 2019 estimated EBITDA. In performing this analysis, TPH applied discount rates ranging from 8% to 10% to the pre-tax free cash flows and the terminal value. TPH estimated the common equity value as (i) the present value of the cash flows and terminal value plus (ii) the present value of the future estimated effects of hedging less (iii) net debt (total debt less cash). Taken together, the foregoing sensitivities resulted in an implied LRE valuation range of $(1.14) to $8.22 per unit.

Additionally, TPH performed a discounted cash flow analysis of Vanguard using a methodology generally consistent with that used to calculate the discounted cash flow of LRE using the LRE Forecasts through 2019. TPH estimated the common equity value as the (i) present value of the cash flows and terminal value plus (ii) the present value of the future estimated effects of hedging less (iii) net debt (total debt less cash) and (iv) preferred equity. Terminal values were calculated at December 31, 2018 using a multiple range of 6.0x to 9.0x 2019 estimated EBITDA. Taken together, the foregoing sensitivities resulted in an implied Vanguard valuation range of $(2.24) to $29.05 per unit.

Relative Contribution Analysis

TPH performed an analysis of the relative contributions of LRE and Vanguard to the combined entity resulting from the merger, without giving effect to any synergies, of select business metrics, including:

•	2015 first quarter daily production and full-year 2015 and 2016 estimated daily production based on the LRE Forecasts;
•	proved reserves based on the LRE 2014 SEC Reserve Report and the Vanguard 2014 SEC Reserve Report;
•	2014 distributable cash flow and 2015 and 2016 estimated distributable cash flow based on the LRE Forecasts;
•	2014 EBITDA and 2015 and 2016 estimated EBITDA based on the LRE Forecasts;
•	2014 unhedged EBITDA and 2015 and 2016 estimated unhedged EBITDA based on the LRE Forecasts;
•	SEC PV-10 of proved reserves;
•	discounted cash flows; and
•	1P Net Asset Value based on the estimated 1P reserves in the LRE Management 3P Reserve Estimates and the Vanguard Management 1P Reserve Estimates.

For commodity price sensitivities, TPH applied (i) Strip 1, (ii) Research Consensus 1 and (iii) Ten-Year Average 1 prices. This contribution analysis implied a range of exchange ratios from 0.173x to 1.178x.

Selected Companies Analysis

TPH reviewed and compared certain financial, operating and stock market information of LRE and Vanguard to corresponding information of selected publicly traded MLPs focused in the upstream oil and gas industry: Atlas Resource Partners, L.P., Breitburn Energy Partners LP, Eagle Rock Energy Partners, L.P., EV Energy Partners, L.P., Legacy Reserves LP, Linn Energy, LLC, Memorial Production Partners LP and Mid-Con Energy Partners, LP.

For the public trading analysis, select trading multiples were analyzed, including:

•	enterprise value over 2015 estimated and 2016 estimated EBITDA;
•	enterprise value over proved reserves;

•	enterprise value over first quarter 2015 estimated daily production;
•	enterprise value over 2015 estimated daily production;
•	enterprise value over 2016 estimated daily production; and
•	price over 2015 estimated and 2016 estimated distributable cash flow per unit.

Using Wall Street median estimates, the observed multiple ranges from the public trading analysis as compared to the resulting implied transaction multiples resulting from the proposed merger consideration are summarized below:

	Range	Median	Merger Consideration
Ratio of Enterprise Value Over:
2015 Estimated EBITDA	5.5x to 9.2x	7.7x	6.7x
2016 Estimated EBITDA	5.1x to 9.2x	7.8x	7.5x
Proved Reserves ($/Mcfe)	$1.28 to $2.74	$1.95	$2.61
First Quarter 2015 Estimated Daily Production ($/Mcfe/d)	$7,494 to $14,707	$11,412	$13,470
2015 Estimated Daily Production ($/Mcfe/d)	$7,018 to $15,138	$11,462	$13,609
2016 Estimated Daily Production ($/Mcfe/d)	$5,150 to $14,742	$11,191	$13,594
Ratio of Unit Price Over:
2015 Estimated DCF/Unit	5.3x to 8.3x	6.8x	5.4x
2016 Estimated DCF/Unit	5.5x to 8.7x	6.9x	7.6x

Selected Transactions Analysis

TPH reviewed certain corporate-level transactions in the upstream energy industry with greater than 90% equity consideration announced since 2010. TPH conducted a comparable transactions analysis to assess how similar transactions were valued.

•	QR Energy, LP/Breitburn Energy Partners LP (2014)
•	Kodiak Oil & Gas Corp./Whiting Petroleum Corporation (2014)
•	Pioneer Southwest Energy Partners L.P./Pioneer Natural Resources Company (2013)
•	Crimson Exploration Inc./Contango Oil & Gas Company (2013)
•	Berry Petroleum Company/Linn Energy, LLC (2013)
•	Encore Energy Partners LP/Vanguard Natural Resources, LLC (2011)
•	American Oil & Gas Inc./Hess Corporation (2010)
•	Arena Resources, Inc./SandRidge Energy, Inc. (2010)

For the selected transactions analysis, select transaction multiples were analyzed including:

•	the transaction value (defined as the equity purchase price plus assumed net debt, preferred equity and minority interest obligations, if any) over proved reserves;
•	the transaction value over daily production; and
•	the transaction value over last 12 months’, forward year 1 and forward year 2 EBITDA.

The observed multiple ranges from the comparable transaction analysis as compared to the resulting implied transaction multiples resulting from the proposed merger consideration are summarized below:

	Range	Median	Merger Consideration
Proved Reserves ($/Mcfe)	$3.03 to $5.98	$4.18	$2.61
Daily Production ($/Mcfe/d)	$8,779 to $29,505	$25,897	$13,470
LTM EBITDA	5.6x to 11.9x	9.0x	6.5x
Forward Year 1 EBITDA	4.6x to 10.1x	7.2x	6.7x
Forward Year 2 EBITDA	4.6x to 10.0x	6.7x	7.5x

The Eagle Rock Opinion

In connection with rendering the Eagle Rock Opinion and performing its related financial analysis, TPH reviewed, among other things:

1.	a draft of the Eagle Rock merger agreement dated May 21, 2015 and the form of consent of the board of directors of LRE GP with respect thereto, in each case circulated the morning thereof;
2.	the merger agreement;
3.	Annual Reports on Form 10-K for each of LRE, Vanguard and Eagle Rock for each of the three years ended December 31, 2014;
4.	certain Quarterly Reports on Form 10-Q for each of LRE, Vanguard and Eagle Rock;
5.	certain other communications from LRE, Vanguard and Eagle Rock to their respective equity holders;
6.	estimated proved oil, gas, and natural gas liquids reserves and projected future net revenues as of December 31, 2014, attributable to Eagle Rock’s net interests in certain properties, prepared by Cawley, Gillespie & Associates, Inc. (“Eagle Rock 2014 SEC Reserve Report”), and estimated proved, probable and possible oil, gas, and natural gas liquids reserves and projected future net revenues as of March 31, 2015, attributable to Eagle Rock’s net interests in such properties, prepared by the management of Eagle Rock GP (“Eagle Rock Management 3P Reserve Estimates”);
7.	the Vanguard 2014 SEC Reserve Report and the Vanguard Management 1P Reserve Estimates;
8.	the LRE 2014 SEC Reserve Report and the LRE Management 3P Reserve Estimates;
9.	certain publicly available research analyst reports for LRE, Vanguard and Eagle Rock; and
10.	certain internal financial, production and pricing information and forecasts for Eagle Rock and New Vanguard (including Vanguard management’s most recent projections for New Vanguard, which give pro forma effect to the LRE Transactions as of August 1, 2015), prepared by the managements of Eagle Rock and Vanguard, respectively, as approved for TPH’s use by the management of LRE GP (the “Eagle Rock Forecasts”), including certain cost savings synergies projected by the management of Vanguard to result from the LRE Transactions and the Eagle Rock Transactions, as approved for TPH’s use by the management of LRE GP (the “Eagle Rock Synergies”).

TPH also held discussions with members of the senior managements of Vanguard and LRE regarding their assessment of the strategic rationale for, and the potential benefits of, the Eagle Rock Transactions and the Consent and with members of the senior management of Eagle Rock and Vanguard regarding the past and current business operations, financial condition and future prospects of Eagle Rock and New Vanguard, as applicable. In addition, TPH reviewed the reported price and trading activity for the Eagle Rock common units and Vanguard common units, compared certain financial and stock market information for Eagle Rock and Vanguard with similar financial and stock market information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the upstream energy sector specifically and in the energy industry generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of the Eagle Rock Opinion, TPH assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for it, or publicly available. In that regard, TPH assumed with the consent of the board of directors of LRE GP that the Eagle Rock Forecasts and Eagle Rock Synergies described above were reasonably prepared on a basis reflecting the best currently available estimates and judgments of management of Vanguard and Eagle Rock, and that such Eagle Rock Forecasts and Eagle Rock Synergies will be realized in the amounts and time periods contemplated thereby. TPH expressed no view or opinion with respect to such Eagle Rock Forecasts or Eagle Rock Synergies or the assumptions on which they were based. Further, TPH assumed that the final form of the Eagle Rock merger agreement conformed to the last draft reviewed by it in all respects material to its analysis and that the Eagle

Rock Transactions and the LRE Transactions will be consummated on the terms set forth in the Eagle Rock merger agreement and the merger agreement, respectively, in each case without any waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis. TPH also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Eagle Rock Transactions and the LRE Transactions will be obtained without any material adverse effect on Eagle Rock, Vanguard or its affiliates, LRE, LRE GP, the unitholders of Eagle Rock, Vanguard or LRE or the expected benefits of the Eagle Rock Transactions and the LRE Transactions in any way meaningful to its analysis. In addition, TPH did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Eagle Rock, Vanguard, LRE or any of their respective subsidiaries, and TPH was not furnished with any such evaluation or appraisal. TPH did not express any opinion as to any tax or other consequences that might result from the Eagle Rock Transactions or the LRE Transactions, nor does its opinion address any legal, regulatory or accounting matters.

The Eagle Rock Opinion is necessarily based upon economic, monetary, market and other conditions as in effect on, and the information made available to it as of, May 21, 2015. TPH has assumed no obligation to update, revise or reaffirm the Eagle Rock Opinion and expressly disclaimed any responsibility to do so based on circumstances, developments or events occurring after the date of the Eagle Rock Opinion.

The estimates contained in TPH’s analysis and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, TPH’s analysis and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, TPH did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by TPH in its analyses, and no one single method of analysis should be regarded as critical to the overall conclusion reached by TPH. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the significance or utility of particular techniques. Accordingly, TPH believes that its analyses must be considered as a whole, and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by TPH, therefore, is based on the application of TPH’s own experience and judgment to all analyses and factors considered by TPH, taken as a whole. TPH’s opinion was reviewed and approved by its fairness opinion committee.

The Eagle Rock Opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the Eagle Rock merger consideration to be paid by New Vanguard pursuant to the Eagle Rock merger agreement. TPH’s opinion did not address the relative merits of the Eagle Rock Transactions or the LRE Transactions as compared to any alternative transaction that may be available to Vanguard, nor did it address the underlying business decision of (i) Vanguard to engage in the Eagle Rock Transactions or the LRE Transactions, (ii) LRE to provide the Consent or (iii) LRE to engage in the LRE Transactions. TPH did not express any view on, and the Eagle Rock Opinion did not address, any other term or aspect of the Eagle Rock merger agreement or the Eagle Rock Transactions, including, without limitation, (a) the fairness of the Eagle Rock Transactions to, or any consideration paid or received in connection therewith by, the holders of any class of securities, creditors or other constituencies of Eagle Rock or Vanguard, whether relative to the Eagle Rock merger consideration pursuant to the Eagle Rock merger agreement or otherwise, (b) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Eagle Rock or Vanguard or any other party, or any class of such persons, in connection with the Eagle Rock Transactions, whether relative to the Eagle Rock merger consideration pursuant to the Eagle Rock merger agreement or otherwise, or (c) any voting or similar agreement, arrangement or understanding to be entered into in connection with or contemplated by the Eagle Rock Transactions, any other transactions or otherwise. TPH did not express any view on, and the Eagle Rock Opinion did not address, any term or aspect of the merger agreement or the LRE Transactions. TPH did not express any opinion as to the price at which Vanguard common units or Eagle Rock common units will trade at any time or as to the impact of the Eagle

Rock Transactions and the LRE Transactions on the solvency or viability of Eagle Rock or Vanguard or the ability of each of Eagle Rock or Vanguard to pay its obligations when they become due.

The following is a summary of the material financial analyses performed by TPH in connection with the preparation of the Eagle Rock Opinion and reviewed with the board of directors of LRE GP on May 21, 2015. Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of the Eagle Rock common units, Vanguard common units and the equity securities of the selected companies listed below as of May 20, 2015, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the value of the equity consideration and other public information available at the time of the relevant transaction’s announcement. The analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

For purposes of its analysis, TPH reviewed a number of financial metrics, including enterprise value, EBITDA, and distributable cash flow, each as defined above with respect to the description of the LRE Opinion.

Summary of TPH’s Analysis

Commodity Price Assumptions

The commodity price assumptions used by TPH in certain of its analyses are summarized below:

NYMEX Strip Pricing as of May 20, 2015 (“Strip 2”):

Year	WTI Crude (per Bbl)	Henry Hub Gas (per MMBtu)
2015 (June to December)	$59.53	$3.03
2016	$62.32	$3.24
2017	$64.37	$3.36
2018	$66.02	$3.46
2019 and thereafter	$67.25	$3.55

Research Consensus per Bloomberg (“Research Consensus 2”):

Year	WTI Crude (per Bbl)	Henry Hub Gas (per MMBtu)
2015 (June to December)	$60.57	$3.11
2016	$70.00	$3.60
2017	$73.25	$4.13
2018	$75.00	$4.36
2019 and thereafter	$75.00	$4.36

10-Year Historical Monthly Average (“Ten-Year Average 2”):

	WTI Crude (per Bbl)	Henry Hub Gas (per MMBtu)
Average (rounded)	$81.64	$5.32

Net Asset Value Analysis

TPH performed an illustrative Net Asset Value analysis of Eagle Rock. TPH calculated the present value of the pre-tax future cash flows that Eagle Rock could be expected to generate from its existing base of estimated 3P reserves, in each case, to the end of their economic life, as of March 31, 2015, contained in the Eagle Rock Management 3P Reserve Estimates. In performing this analysis, TPH applied discount rates ranging from 8% to 10% to the projected cash flows. TPH estimated Net Asset Value as the sum of (i) the present value of the cash flows generated by these estimated 3P reserves plus (ii) the present value of the future estimated effects of hedging less (iii) net debt (total debt less cash and short-term investments). The commodity prices utilized to derive the cash flows through 2019 were based on (i) Strip 2, (ii) Research

Consensus 2 and (iii) Ten-Year Average 2 prices. The commodity prices utilized to derive cash flows in 2019 and beyond were based on 2019 commodity prices. Taken together, the foregoing sensitivities applied to the Net Asset Value calculation for 3P reserves resulted in an implied Eagle Rock valuation range of $2.71 to $5.21 per unit.

Discounted Cash Flow Analysis

TPH performed a discounted cash flow analysis of Eagle Rock using the Eagle Rock Forecasts through 2019. The commodity prices utilized to derive the cash flows were based on (i) Strip 2, (ii) Research Consensus 2 and (iii) Ten-Year Average 2 prices. Terminal values were calculated at December 31, 2018 using a multiple range of 4.5x to 6.5x 2019 estimated EBITDA. In performing this analysis, TPH applied discount rates ranging from 8% to 10% to the pre-tax free cash flows and the terminal value. TPH estimated the common equity value as (i) the present value of the cash flows and terminal value plus (ii) the present value of the future estimated effects of hedging less (iii) net debt (total debt less cash and short-term investments). Taken together, the foregoing sensitivities resulted in an implied Eagle Rock valuation range of $1.74 to $6.42 per unit.

Additionally, TPH performed a discounted cash flow analysis of New Vanguard using a methodology generally consistent with that used to calculate the discounted cash flow of Eagle Rock using the Eagle Rock Forecasts through 2019. TPH estimated the common equity value as the (i) present value of the cash flows and terminal value plus (ii) the present value of the future estimated effects of hedging less (iii) net debt (total debt less cash) and (iv) preferred equity. Terminal values were calculated at December 31, 2018 using a multiple range of 6.0x to 9.0x 2019 estimated EBITDA. Taken together, the foregoing sensitivities resulted in an implied Vanguard valuation range of $(2.16) to $26.13 per unit.

Relative Contribution Analysis

TPH performed an analysis of the relative contributions of Eagle Rock and New Vanguard to the combined entity resulting from the Eagle Rock merger, without giving effect to any synergies, of select business metrics, including:

•	2015 first quarter daily production and 2015 (August – December), 2016 and 2017 estimated daily production based on the Eagle Rock Forecasts;
•	proved reserves based on the Eagle Rock 2014 SEC Reserve Report, for Eagle Rock’s contribution, and the Vanguard 2014 SEC Reserve Report and the LRE 2014 SEC Reserve Report, for New Vanguard’s contribution;
•	2014 distributable cash flow and 2015 (August – December), 2016 and 2017 estimated distributable cash flow based on the Eagle Rock Forecasts;
•	2014 EBITDA and 2015 (August – December), 2016 and 2017 estimated EBITDA based on the Eagle Rock Forecasts;
•	2014 unhedged EBITDA and 2015 (August – December), 2016 and 2017 estimated unhedged EBITDA based on the Eagle Rock Forecasts;
•	SEC PV-10 of proved reserves;
•	discounted cash flows; and
•	1P Net Asset Value based on the estimated 1P reserves in the Eagle Rock Management 3P Reserve Estimates, for Eagle Rock’s contribution, and the estimated 1P reserves in the LRE Management 3P Reserve Estimates and the Vanguard Management 1P Reserve Estimates, for New Vanguard’s contribution.

For commodity price sensitivities, TPH applied (i) Strip 2, (ii) Research Consensus 2 and (iii) Ten-Year Average 2 prices. This contribution analysis implied a range of exchange ratios from 0.117x to 1.076x.

Selected Companies Analysis

TPH reviewed and compared certain financial, operating and stock market information of Eagle Rock and New Vanguard to corresponding information of selected publicly traded MLPs focused in the upstream oil and gas industry: Atlas Resource Partners, L.P., Breitburn Energy Partners LP, EV Energy Partners, L.P., Legacy Reserves LP, Linn Energy, LLC, Memorial Production Partners LP and Mid-Con Energy Partners, LP.

For the public trading analysis, select trading multiples were analyzed, including:

•	enterprise value over fourth quarter annualized 2015 estimated and full-year 2016 estimated EBITDA;
•	enterprise value over proved reserves;
•	enterprise value over first quarter 2015 daily production;
•	enterprise value over 2015 estimated daily production;
•	enterprise value over 2016 estimated daily production; and
•	price over fourth quarter 2015 estimated and 2016 estimated distributable cash flow per unit.

Using Wall Street median estimates, the observed multiple ranges from the public trading analysis as compared to the resulting implied transaction multiples resulting from the proposed Eagle Rock merger consideration are summarized below:

	Range	Median	Eagle Rock Merger Consideration
Ratio of Enterprise Value Over:
Fourth Quarter Annualized 2015 Estimated EBITDA	4.9x to 8.5x	7.4x	5.1x
2016 Estimated EBITDA	5.4x to 8.6x	7.6x	5.0x
Proved Reserves ($/Mcfe)	$1.20 to $2.69	$1.95	$1.87
First Quarter 2015 Daily Production ($/Mcfe/d)	$6,900 to $14,393	$11,841	$7,484
2015 Estimated Daily Production ($/Mcfe/d)	$6,502 to $14,536	$11,571	$7,730
2016 Estimated Daily Production ($/Mcfe/d)	$4,842 to $14,205	$10,857	$7,843
Ratio of Unit Price Over:
Fourth Quarter 2015 Estimated DCF/Unit	3.5x to 6.0x	5.3x	8.2x
2016 Estimated DCF/Unit	4.9x to 7.9x	6.5x	7.8x

Selected Transactions Analysis

TPH reviewed certain corporate-level transactions in the upstream energy industry with greater than 90% equity consideration announced since 2010. TPH conducted a comparable transactions analysis to assess how similar transactions were valued.

•	Rosetta Resources Inc./Noble Energy, Inc. (2015)
•	LRR Energy, L.P./Vanguard Natural Resources, LLC (2015)
•	QR Energy, LP/Breitburn Energy Partners LP (2014)
•	Kodiak Oil & Gas Corp./Whiting Petroleum Corporation (2014)
•	Pioneer Southwest Energy Partners L.P./Pioneer Natural Resources Company (2013)
•	Crimson Exploration Inc./Contango Oil & Gas Company (2013)
•	Berry Petroleum Company/Linn Energy, LLC (2013)
•	Encore Energy Partners LP/Vanguard Natural Resources, LLC (2011)
•	American Oil & Gas Inc./Hess Corporation (2010)

•	Arena Resources, Inc./SandRidge Energy, Inc. (2010)

For the selected transactions analysis, select transaction multiples were analyzed including:

•	the transaction value (defined as the equity purchase price plus assumed net debt, preferred equity and minority interest obligations, if any) over proved reserves;
•	the transaction value over daily production; and
•	the transaction value over last 12 months’, forward year 1 and forward year 2 EBITDA.

The observed multiple ranges from the comparable transaction analysis as compared to the resulting implied transaction multiples resulting from the proposed Eagle Rock merger consideration are summarized below:

	Range	Median	Eagle Rock Merger Consideration
Proved Reserves ($/Mcfe)	$2.30 to $5.98	$3.32	$1.87
Daily Production ($/Mcfe/d)	$8,779 to $29,505	$20,432	$7,484
LTM EBITDA	5.6x to 11.9x	8.8x	5.0x
Forward Year 1 EBITDA	4.6x to 10.1x	7.3x	5.8x
Forward Year 2 EBITDA	4.6x to 10.2x	7.2x	5.0x

General

TPH, as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes.

TPH and its affiliates also engage in securities trading and brokerage, private equity and investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of any of the companies that may be involved in the LRE Transactions or the Eagle Rock Transactions, including the parties to the merger agreement and the Eagle Rock merger agreement, and any of their respective affiliates, and (ii) any currency or commodity that may be involved in the LRE Transactions or the Eagle Rock Transactions and the other matters contemplated by the merger agreement and the Eagle Rock merger agreement, respectively.

In addition, TPH, its affiliates and certain of their employees, including members of the team performing services in connection with the LRE Transactions and the Eagle Rock Transactions, as well as certain private equity and investment management funds associated or affiliated with TPH or its affiliates in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including LRE, Vanguard, any of the other companies that may be involved in the LRE Transactions or the Eagle Rock Transactions, including the parties to the merger agreement and the Eagle Rock merger agreement, other prospective counterparties and any of their respective affiliates.

The board of directors of LRE GP selected TPH to provide financial advice and assistance to the board and to provide a fairness opinion in connection with the merger and the Consent because of TPH’s expertise, reputation and familiarity with the oil and gas industry generally and the upstream oil and gas industry specifically and because its investment banking professionals have substantial experience in transactions comparable to the merger and are regularly engaged in the analysis of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and for corporate and other purposes.

TPH has previously performed various investment banking and financial services for the LRE GP conflicts committee and for portfolio companies of certain affiliates of LRE GP for which it has received or may receive compensation. In the past two years, these services included advising Lime Rock Management LP and its portfolio companies in various transactions, including PDC Mountaineer, LLC in a sale transaction with a third party. TPH was also previously engaged by Vanguard in 2014 with respect to a potential acquisition of assets from a third party, for which TPH received compensation. In addition, TPH has previously performed various investment banking and financial services, and is currently providing certain of such services, for affiliates of NGP Energy Capital Management, a private equity firm that indirectly owns a significant minority equity interest in Eagle Rock (“NGP”), for which TPH has received or may receive compensation. In the past two years, these services included (i) acting as a financial advisor to certain NGP portfolio companies in connection with sales of upstream and midstream assets; (ii) acting as a financial advisor to a public company in which NGP had an interest in connection with an acquisition of upstream assets; (iii) acting as an underwriter for an NGP portfolio company in connection with its initial public offering; and (iv) acting as a financial advisor to an NGP portfolio company in connection with its investigation of strategic alternatives. TPH was also previously engaged by Eagle Rock with respect to an acquisition, for which it received compensation. TPH or its affiliates may in the future provide investment banking or other financial services to parties to the merger agreement, the Eagle Rock merger agreement or any of the other companies involved in the LRE Transactions, the Eagle Rock Transactions or their respective unitholders, members, affiliates or portfolio companies. In connection with such investment banking or other financial services, TPH or its affiliates may receive compensation.

The description set forth above constitutes a summary of the analyses employed and factors considered by TPH in rendering the LRE Opinion and the Eagle Rock Opinion to the board of directors of LRE GP. TPH believes that its analyses in connection with each of the LRE Opinion and the Eagle Rock Opinion must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying each opinion. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

No company or transaction used in the analyses of comparable transactions summarized above is identical or directly comparable to LRE, Vanguard, Eagle Rock or the merger or the Eagle Rock merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Pursuant to the terms of the engagement of TPH, TPH received a total of $1.6 million for the rendering of its fairness opinions described above. TPH is entitled to receive additional fees of $3.425 million, contingent upon closing of the LRE Transactions. In addition, LRE has agreed to reimburse TPH for its reasonable out-of-pocket, reasonably documented expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. LRE has also agreed to indemnify TPH, its affiliates and their respective officers, directors, partners, agents, employees and controlling persons for liabilities arising in connection with or as a result of its rendering of services under its engagement, including liabilities under the federal securities laws or to contribute to payments TPH may be required to make in respect of these liabilities.

TPH’s opinions will be made available for inspection and copying at the principal executive offices of LRE during regular business hours by any interested LRE unitholder or such unitholder’s representative who has been so designated in writing

Opinions of the Financial Advisor to the LRE GP Conflicts Committee

Opinion Dated April 20, 2015

In connection with Vanguard’s merger proposal to LRE, the LRE GP conflicts committee retained Simmons & Company International (“Simmons”) to provide financial advisory services and render an opinion, if requested, as to the fairness from a financial point of view of the consideration to be received by the unaffiliated LRE unitholders in the merger. On April 20, 2015, Simmons rendered its oral opinion, which was subsequently confirmed in writing, to the LRE GP conflicts committee to the effect that, as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, that the terms of the merger contemplated by the merger agreement were fair from a financial point of view to the unaffiliated LRE unitholders.

Pursuant to the merger agreement, the merger consideration consists of the right to receive 0.550 Vanguard common units per LRE common unit. Based on Vanguard’s closing unit price of $15.72 per unit on April 17, 2015, Simmons calculated the implied value of the unit consideration to be $8.65 per LRE common unit as of that date. In the analyses described below, the term “implied exchange ratio” means an exchange ratio derived by dividing the unit price of LRE common units implied by the various analyses outlined below by Vanguard’s common unit price implied by the same analyses as of or for a period ending on the close of business on April 17, 2015.

The full text of Simmons’ written opinion, dated April 20, 2015, which sets forth, among other things, certain assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Simmons in rendering its opinion, is attached as Annex E to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Simmons opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. LRE unitholders are urged to read the Simmons opinion carefully and in its entirety. Simmons delivered its opinion to the LRE GP conflicts committee for the benefit and use of the LRE GP conflicts committee in connection with and for purposes of its evaluation of the merger consideration from a financial point of view to the unaffiliated LRE unitholders. Simmons’ opinion does not constitute a recommendation as to how any holder of interests in LRE should vote or act with respect to the merger or any other matter.

Simmons’ opinion and its presentation to the LRE GP conflicts committee were among many factors taken into consideration by the LRE GP conflicts committee in approving the merger agreement and making its recommendation to the board of directors of LRE GP regarding the merger agreement.

In connection with rendering its opinion, Simmons, among other things:

i.	reviewed a draft of the Purchase Agreement and Plan of Merger dated as of April 18, 2015;
ii.	reviewed a draft of the Voting and Support Agreement dated as of April 18, 2015;
iii.	reviewed certain publicly available financial statements of each of LRE and Vanguard that Simmons deemed relevant;
iv.	reviewed certain other publicly available business, operating and financial information relating to each of LRE and Vanguard that Simmons deemed relevant;
v.	reviewed certain internal information, including financial and production forecasts and other financial and operating data concerning each of LRE and Vanguard, prepared by the management of each of LRE and Vanguard, respectively;
vi.	reviewed certain estimates of LRE’s and Vanguard’s oil and gas production and reserves prepared and provided by the management of LRE and Vanguard, respectively, and contained in provided economic databases;
vii.	reviewed certain other information and presentations prepared by the management of LRE and its advisors;
viii.	reviewed publicly available information concerning the trading of, and the trading market for, the securities of LRE and Vanguard;
ix.	reviewed the historical exchange ratio based upon the closing trading prices of the units for both LRE and Vanguard over several time periods, which were then compared to the exchange ratio;
x.	derived a relevant premium range from a list of historical transactions to compute an exchange ratio range which was then compared to the exchange ratio;

xi.	compared LRE’s ownership in the pro forma combined company with the relative contribution of LRE to the pro forma combined company based upon certain metrics that Simmons deemed relevant, which were then used to derive an implied exchange ratio range which was compared to the exchange ratio;
xii.	derived a net asset value range for both LRE and Vanguard by discounting future cash flows derived from LRE and Vanguard economic databases at discount rates which Simmons deemed appropriate, and used the net asset value ranges to derive an implied exchange ratio range which was compared to the exchange ratio;
xiii.	derived a unit value range based on the trading valuations of certain publicly traded partnerships in the oil and gas exploration and production sector for both LRE and Vanguard, and used these unit value ranges to derive an implied exchange ratio range which was compared to the exchange ratio;
xiv.	reviewed the range of Wall Street analyst price targets for both LRE and Vanguard, and used such price targets to derive an implied exchange ratio range which was compared to the exchange ratio; and
xv.	reviewed the financial metrics of certain historical corporate transactions in the oil and gas exploration and production sector, and applied such financial metrics to LRE’s projected results to compute an exchange ratio which was then compared to the exchange ratio.

In addition, Simmons held discussions with certain officers and employees of LRE and Vanguard to discuss the foregoing, as well as other matters believed to be relevant to its analysis, and considered such other information, financial studies, analyses and investigations, and financial, economic, and market criteria which it deemed relevant.

In connection with its review, Simmons did not independently verify any of the foregoing information and relied on it being complete and accurate in all material respects. With respect to production and financial forecasts, Simmons assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of LRE’s and Vanguard’s management as to the future financial and operational performance of LRE and Vanguard, respectively. In rendering its opinion, Simmons assumed that the execution version of the merger agreement was substantially the same as the draft dated April 18, 2015 that Simmons reviewed and that the merger would be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any material terms or conditions. Simmons assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the receipt of the merger consideration by the unitholders of LRE. Simmons is not a legal, tax or regulatory advisor and has relied upon, without independent verification, the assessment of LRE and its legal, tax and regulatory advisors with respect to such matters. Simmons did not conduct any tax analysis, and Simmons assumed, with the conflict committee’s consent, that the merger will be treated as a tax-free reorganization for federal income tax purposes. Simmons expressed no opinion as to the price at which LRE common units or Vanguard common units will trade at any time. In addition, Simmons was not requested to make, and did not make, an independent evaluation or appraisal of the assets of LRE or Vanguard. Simmons was not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of LRE or any alternative transaction.

The opinion speaks only as of the date and the time it was delivered and not as of the time the merger may be consummated. The opinion does not reflect changes that may occur or may have occurred after April 20, 2015, which could significantly alter the value of LRE or Vanguard or the respective trading prices of their common units, which are factors on which Simmons’ opinion was based. Simmons’ opinion was necessarily based upon conditions as they existed and could be evaluated on, and on the information made available at April 20, 2015. Events occurring after April 20, 2015 may affect Simmons’ opinion and the assumptions used in preparing it, and Simmons has disclaimed and does not assume any obligation to update, revise or reaffirm its opinion, including with respect to circumstances, developments or events that occur after the rendering of its opinion.

Simmons’ opinion was provided for the information and assistance of the LRE GP conflicts committee in connection with its consideration of the merger. Simmons’ opinion did not address LRE’s underlying business decision to pursue the merger or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available for LRE. Simmons’ opinion did not address the fairness of the amount or nature of the compensation to any of LRE’s or Vanguard’s officers, directors or employees, or class of such persons, relative to the compensation to the public unitholders of LRE. Simmons’ opinion does not constitute a recommendation to any unitholder as to how such unitholder should vote on the merger.

The following represents a summary of the material financial analyses presented by Simmons to the LRE GP conflicts committee in connection with its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Simmons. The order of analyses described does not represent relative importance or weight given to those analyses by Simmons. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Simmons’ financial analyses. Considering the summary data and tables alone without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Simmons.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 17, 2015 and is not necessarily indicative of current market conditions. For purposes of its analysis, Simmons defined (i) EBITDA as net income plus or minus income taxes, interest expense (less interest income), depreciation, depletion and amortization expense, impairment of oil and natural gas properties, net loss (gain) on commodity derivative instruments, and commodity derivative net cash settlements, and (ii) EBITDAX as net income plus or minus income taxes, interest expense (less interest income), depreciation, depletion, amortization and exploration expense, impairment of oil and natural gas properties, net loss (gain) on commodity derivative instruments, and commodity derivative net cash settlements. Based on these definitions, the difference between EBITDA and EBITDAX is the addition of exploration expense for those companies that record it. For those companies that record little or no exploration expense, such as LRR, Vanguard, Eagle Rock and many of their MLP peers, EBITDA and EBITDAX result in the same figures and Simmons believes the definitions can be used interchangeably. The financial forecasts prepared by LRE and provided to Simmons included both a base capital case for the years 2015 through 2019, and a reduced capital case for the years 2015 and 2016, which projected reduced capital spending for LRE in 2016 and a reduction in LRE’s 2016 revenue and EBITDA. In conducting the financial analysis described below, Simmons used the reduced capital case provided by LRE. Simmons’ opinion was reviewed and approved by its fairness opinion committee.

Commodity Price Assumptions

Simmons utilized two commodity price assumptions in certain of its analyses: (1) NYMEX calendar strip prices as of April 17, 2015 (and utilizing historical actual commodity prices for the period prior to April 17, 2015), and (2) research analyst consensus commodity pricing per Bloomberg as of April 17, 2015. The commodity price assumptions utilized in Simmons’ analyses were as follow:

NYMEX Strip Prices:

Year	WTI Crude (per Bbl)	Henry Hub Gas (per MMBtu)
2015	$56.02	$2.80
2016	$62.30	$3.11
2017	$63.92	$3.36
2018	$64.90	$3.48
2019 and Thereafter	$65.50	$3.58

Research Consensus Prices per Bloomberg:

Year	WTI Crude (per Bbl)	Henry Hub Gas (per MMBtu)
2015	$55.00	$3.09
2016	$69.00	$3.75
2017	$72.50	$4.25
2018 and Thereafter	$73.75	$4.47

Historical Unit Price Exchange Ratio Analysis

Simmons reviewed the historical daily ratio of the closing price of LRE common units to the closing price of Vanguard common units over several time periods, and compared those ratios to the exchange ratio in the merger consideration to be received by LRE unitholders. The following table sets forth the results of this analysis:

Time Period	Implied Exchange Ratio
Spot (April 17, 2015)	0.496x
10-Day Average	0.486x
30-Day Average	0.469x
90-Day Average	0.463x

These results provide an implied exchange ratio range of 0.463x to 0.496x, which was compared to the exchange ratio of 0.550x.

Premiums Paid Analyses

MLP-to-MLP Transactions Premiums Analysis

Simmons performed an analysis of the premiums paid in precedent MLP-to-MLP business combinations since January 1, 2010, which included MLPs in both the midstream sector and in the upstream oil & gas sector. Although Simmons analyzed the premiums implied by the selected transactions, none of these transactions or associated companies is identical to the merger or to LRE or Vanguard.

Using publicly available information at the time of the announcement of the relevant transaction, including company filings and third-party transaction databases, Simmons reviewed the consideration paid in the transactions and analyzed the premium of each such transaction over the trading price on the last trading day and the average trading price over the 30 days and 60 days before the announcement of the applicable transaction.

The following table identifies the twelve MLP-to-MLP transactions reviewed by Simmons in this analysis:

Announcement Date	Target	Acquiror
11/12/2014	Oiltanking Partners, L.P.	Enterprise Products Partners L.P.
10/26/2014	Williams Partners L.P.	Access Midstream Partners, L.P.
7/24/2014	QR Energy, LP	Breitburn Energy Partners L.P.
10/10/2013	PVR Partners, L.P.	Regency Energy Partners LP
8/27/2013	PAA Natural Gas Storage, L.P.	Plains All American Pipeline, L.P.
5/7/2013	Pioneer Southwest Energy Partners L.P.	Pioneer Natural Resources USA, Inc.
5/6/2013	Crestwood Midstream Partners LP	Inergy Midstream, L.P.
3/25/2011	Encore Energy Partners LP	Vanguard Natural Resources, LLC
2/23/2011	Duncan Energy Partners L.P.	Enterprise Products Partners L.P.
9/21/2010	Penn Virginia GP Holdings, L.P.	Penn Virginia Resource Partners, L.P.
8/6/2010	Inergy Holdings, L.P.	Inergy, L.P.
6/11/2010	Buckeye GP Holdings L.P.	Buckeye Partners, L.P.

The implied premiums derived from the MLP-to-MLP transactions listed above are summarized below, and were compared to the premiums over the same applicable time periods that were implied by the value of the merger consideration to be received by LRE unitholders:

	1-Day Premium	30-Day Premium	60-Day Premium
High	35%	34%	35%
Median	10%	16%	21%
Low	4%	3%	1%
Merger Consideration	11%	25%	20%

U.S. Upstream Oil & Gas Corporate Transactions Premiums Analysis

Simmons reviewed publicly available data from nineteen transactions involving U.S. listed target companies since 2010 in the upstream oil & gas sector, which transactions included both MLP targets and C-corporation targets. Within this set of transactions, Simmons focused its analysis on the eight transactions where the merger consideration consisted entirely of equity in the acquirer due to Simmons deeming those to be most comparable to the merger. For those transactions, Simmons analyzed the premium of each such transaction over the trading price on the last trading day and the average trading price over the 30 days and 60 days before the announcement of the applicable transaction.

The following table identifies the eight U.S. upstream oil & gas corporate transactions reviewed by Simmons in this analysis:

Announcement Date	Target	Acquiror
7/24/2014	QR Energy, LP	Breitburn Energy Partners L.P.
7/13/2014	Kodiak Oil & Gas Corp.	Whiting Petroleum Corporation
4/30/2013	Crimson Exploration Inc.	Contango Oil & Gas Co.
5/7/2013	Pioneer Southwest Energy Partners L.P.	Pioneer Natural Resources USA, Inc.
2/21/2013	Berry Petroleum Co., LLC	Linn Energy, LLC
3/25/2011	Encore Energy Partners LP	Vanguard Natural Resources, LLC
1/19/2011	Nuloch Resources, Inc.	Magnum Hunter Resources Corporation
7/27/2010	American Oil & Gas Inc.	Hess Corporation

The implied premiums derived from the U.S. oil & gas upstream corporate transactions listed above are summarized below, and were compared to the premiums over the same applicable time periods that were implied by the value of the merger consideration to be received by LRE unitholders:

	1-Day Premium	30-Day Premium	60-Day Premium
High	23%	28%	34%
Median	14%	18%	18%
Low	(2)%	(2)%	3%
Merger Consideration	11%	25%	20%

Based upon the analysis of MLP-to-MLP transactions and U.S. upstream oil & gas corporate transactions above, Simmons used a range of a 10% to 25% premium to LRE’s 30-day average price to derive an implied value range of $7.64 to $8.68 per LRE unit. Simmons then compared the implied value range to Vanguard’s unit price of $15.72 as of April 17, 2015 to derive an implied exchange ratio range of 0.486x to 0.552x. These metrics were compared to the exchange ratio of 0.550x.

Contribution Analysis

Simmons examined the implied contribution of each of LRE and Vanguard to the combined entity’s financial and operating statistics, including: (1) distributable cash flow and EBITDAX for the years 2015 and 2016, in each case using projections derived from LRE’s and Vanguard’s management forecasts and adjusted for NYMEX Strip Prices and Bloomberg Consensus Prices as of April 17, 2015; (2) fourth quarter 2014 actual production and 2015 and 2016 estimated production derived from LRE’s and Vanguard’s management forecasts (assuming 6:1 oil-to-gas energy equivalent ratio); (3) proved and proved developed reserves as of year-end 2014 estimated by LRE and Vanguard management and contained in provided economic databases (assuming 6:1 oil-to-gas energy equivalent ratio); and (4) proved and proved developed PV-10 derived from the LRE and Vanguard management estimates per the provided economic databases and assuming NYMEX Strip Prices as of April 17, 2015. For the analyses utilizing 2015 and 2016 EBITDAX estimates, Simmons examined the relative contribution both including LRE’s and Vanguard’s hedge positions and adjusted to exclude LRE’s and Vanguard’s hedge positions.

Simmons derived the implied exchange ratio for unitholders of LRE and Vanguard for each metric based on their relative contributions of LRE and Vanguard to each metric for the combined company, and then made appropriate adjustments for each of LRE’s and Vanguard’s net debt and units outstanding. The following table sets forth the results of this analysis:

	Contribution from LRE	Contribution from Vanguard	Implied Exchange Ratio
EBITDAX including Hedges (Strip Prices)
2015P	18%	82%	1.152x
2016P	13%	87%	0.576x
EBITDAX excluding Hedges (Strip Prices)
2015P	13%	87%	0.650x
2016P	11%	89%	0.518x
EBITDAX including Hedges (Consensus Prices)
2015P	17%	83%	1.132x
2016P	12%	88%	0.490x
EBITDAX excluding Hedges (Consensus Prices)
2015P	12%	88%	0.595x
2016P	11%	89%	0.483x
Production
Fourth Quarter 2014	9%	91%	0.164x
2015P	9%	91%	0.195x
2016P	9%	91%	0.145x
Proved Reserves (Bcfe)
Proved	9%	91%	0.164x
Proved Developed	11%	89%	0.367x
Proved PV-10
Proved	11%	89%	0.389x
Proved Developed	13%	87%	0.568x
Distributable Cash Flow
2015P	24%	76%	0.950x
2016P	15%	85%	0.526x

Simmons calculated the summary statistics for the implied exchange ratio for the above ratios excluding those ratios derived from production and proved reserves operational metrics, which were deemed less relevant than financial metrics such as EBITDAX, PV-10 and distributable cash flow due to the differences in LRE and Vanguard’s relative weighting of their asset bases to natural gas versus oil and natural gas liquids. Excluding the production and proved reserve metrics, the above analysis resulted in a minimum exchange ratio of 0.389x, a maximum of 1.152x and a median of 0.572x. From this total range, Simmons used a range of 0.389x to 0.650x, which excludes those results that are based on 2015E EBITDAX and Distributable Cash Flow when including LRE and Vanguard’s hedge positions due to the large non-recurring impact of those hedge positions in 2015. This range was compared to the exchange ratio of 0.550x.

Proved Net Asset Value Analysis

Simmons performed an illustrative proved net asset value analysis for LRE and Vanguard. Simmons calculated the present value of the future cash flows that LRE and Vanguard could be expected to generate from their existing estimated proved reserves as of year-end 2014, as estimated by the management of LRE and Vanguard and contained in provided economic databases. Simmons estimated Net Asset Value by adding (i) the present value of the cash flows generated by these estimated proved reserves, plus (ii) the present value of existing hedges, less (iii) the present value of projected general & administrative expenses, less (iv) other corporate adjustments including net debt (total debt less cash) and preferred equity. All cash flows were discounted at rates of 8% and 10%. The proved net asset value analysis was performed assuming both NYMEX Strip Pricing and Bloomberg Consensus Pricing as of April 17, 2015.

The ratio of proved net asset value per unit for both LRE and Vanguard resulted in an implied exchange ratio range of 0.317x to 0.374x. These metrics were compared to the exchange ratio of 0.550x.

Comparable Company Analyses

Simmons examined the trading valuations of certain publicly traded partnerships in the upstream oil & gas exploration and production sector and derived a unit value range for each of LRE and Vanguard. The upstream MLP companies included in the analysis are as follows:

•	Atlas Resource Partners, LP
•	Breitburn Energy Partners L.P.
•	EV Energy Partners, L.P.
•	Legacy Reserves LP
•	Linn Energy, LLC
•	Mid-Con Energy Partners, LP
•	Memorial Production Partners LP

For each of the companies selected, Simmons reviewed the ratio of unit price to distributable cash flow per unit (“DCFPU”) and enterprise value, which was calculated as equity value based on closing unit prices on April 17, 2015, plus book value of debt and liquidation value of preferred equity, less cash and cash equivalents, as a multiple of estimated EBITDAX in calendar years 2015 and 2016, and as a multiple of 2014 SEC PV-10. The EBITDAX projections for this analysis were derived from Wall Street consensus forecast estimates as well as LRE’s and Vanguard’s management forecasts adjusted for Bloomberg Consensus Commodity Prices. The 2014 SEC PV-10 estimates utilized were those included in year-end 2014 SEC filings. The following table sets forth the results of this analysis:

	Range	Median
Ratio of Unit Price To:
2015P DCFPU	5.1x – 8.6x	6.9x
2016P DCFPU	5.0x – 13.8x	8.1x
Ratio of Enterprise Value To:
2015P EBITDAX	5.2x – 9.2x	7.8x
2016P EBITDAX	6.5x – 8.9x	7.5x
2014 SEC PV-10	0.6x – 1.4x	1.2x

Following these analyses, Simmons applied certain forward-looking comparable company trading multiples to Wall Street consensus DCF per unit, and both Wall Street consensus forecast estimates and management forecasts applying Bloomberg Consensus Commodity Pricing for LRE’s and Vanguard’s estimated 2015 and 2016 EBITDAX, as well as to 2014 SEC PV-10 estimates utilized in LRE’s and Vanguard’s year-end 2014 SEC filings. A summary of this analysis is set forth below.

	Reference Range	Implied Exchange Ratio
Ratio of Equity Value To:
2015P DCFPU	6.0x – 8.0x	0.976x – 0.976x
2016P DCFPU	7.0x – 9.0x	0.724x – 0.724x
Ratio of Enterprise Value To:
Wall Street Consensus
2015P EBITDAX	7.0x – 9.0x	1.596x – 0.990x
2016P EBITDAX	6.5x – 8.5x	1.430x – 0.831x
Management with Consensus Pricing
2015P EBITDAX	7.0x – 9.0x	1.863x – 1.092x
2016P EBITDAX	6.5x – 8.5x	0.542x – 0.468x
2014 SEC PV-10	1.1x – 1.4x	0.559x – 0.511x

Based on the comparable company analyses above, Simmons derived a total range of implied exchange ratios of 0.468x to 1.863x, with a median of 0.903x. From this total range, Simmons used a range of 0.511x to 0.831x, which excludes results based on 2015E estimates due to the non-recurring hedge component. This range was compared to the exchange ratio of 0.550x.

Analyst Price Target Analysis

Simmons determined a range of Wall Street price targets for each of LRE and Vanguard based on the mean, median, low and high targets of the analysts considered. A summary of this analysis is set forth below.

Price Target	LRE	Vanguard	Implied Exchange Ratio
High	$10.00	$25.00	0.400x
Median	$8.00	$17.50	0.457x
Mean	$7.80	$17.58	0.444x
Low	$5.00	$13.00	0.385x

These results provide an implied exchange ratio range of 0.385x to 0.457x, which was compared to the exchange ratio of 0.550x.

Comparable Transactions Analysis

Simmons reviewed publicly available data from thirteen transactions involving U.S. listed target companies since 2010 in the upstream oil & gas sector where a significant component of the consideration consisted of stock of the acquiror. For these transactions, Simmons analyzed the transaction value at the time of the announcement as a ratio of estimated EBITDA for the current year in which the transaction was announced and the future year after the transaction was announced. EBITDA estimates were based on Wall Street analyst consensus estimates for the target companies as of the time of the transaction announcements.

Announcement Date	Target	Acquiror
7/24/2014	QR Energy, LP	Breitburn Energy Partners L.P.
7/13/2014	Kodiak Oil & Gas Corp.	Whiting Petroleum Corporation
3/12/2014	EPL Oil & Gas, Inc.	Energy XXI Ltd.
4/30/2013	Crimson Exploration Inc.	Contango Oil & Gas Co.
5/7/2013	Pioneer Southwest Energy Partners L.P.	Pioneer Natural Resources USA, Inc.
2/21/2013	Berry Petroleum Co.	Linn Energy, LLC/LinnCo
12/5/2012	Plains Exploration & Production Company	Freeport-McMoRan Inc.

Announcement Date	Target	Acquiror
4/25/2012	GeoResources Inc.	Halcon Resources Corp.
3/25/2011	Encore Energy Partners LP	Vanguard Natural Resources LLC
1/19/2011	Nuloch Resources, Inc.	Magnum Hunter Resources Corporation
7/27/2010	American Oil & Gas Inc.	Hess Corporation
4/15/2010	Mariner Energy, Inc.	Apache Corp.
4/4/2010	Arena Resources Inc.	Sandridge Energy, Inc.

Based on the transactions listed above, Simmons derived a transaction value to EBITDA ratio range of 4.8x to 10.1x with a median value of 7.5x for the current year EBITDA estimates, and 4.4x to 8.5x with a median value of 5.7x for the future year EBITDA estimates. Simmons applied a selected range of EBITDA multiples to LRE’s EBITDA for the years 2015 and 2016 using projections derived from LRE’s management forecasts and adjusted for NYMEX Strip Prices, and to LRE’s 2015 and 2016 EBITDA estimates using Wall Street consensus estimates. Simmons then made adjustments for LRE’s net debt and units outstanding to derive an implied equity value per unit:

	Reference Range	Implied LRE Equity Value Per Unit
Ratio of Enterprise Value To:
Management with NYMEX Pricing
2015P EBITDA	6.0x – 9.0x	$6.94 – $15.52
2016P EBITDA	5.0x – 7.0x	N/A – $3.96
Wall Street Consensus
2015P EBITDA	6.0x – 9.0x	$6.22 – $14.44
2016P EBITDA	5.0x – 7.0x	$2.59 – $7.71

Simmons divided the implied LRE equity values per unit calculated above by Vanguard’s closing price on April 17, 2015 of $15.72 per unit to derive a range of implied exchange ratios of 0.165x to 0.987x, with a median of 0.441x. From this total range, Simmons used a range of 0.252x to 0.491x, which excludes results based on 2015E estimates due to the non-recurring hedge component. This range was compared to the exchange ratio of 0.550x.

Other Factors

Simmons analyzed the pro forma impact of the merger on the distributable cash flow per unit attributable to LRE common unitholders for 2015 and 2016 assuming a January 1, 2015 close date and using projections for each year derived from LRE and Vanguard’s management forecast adjusted for NYMEX strip pricing and Bloomberg Consensus pricing and incorporating estimated interest expense savings and LRE management’s estimate of general and administrative expense savings to be realized from the merger. That analysis indicated that, under both NYMEX strip and Bloomberg Consensus pricing, the transaction would be dilutive on a pro forma basis to the distributable cash flow per unit attributable to LRE common unitholders in 2015 and accretive in 2016.

General

The summary set forth above does not purport to be a complete description of the analyses performed by Simmons, but simply describes, in summary form, the material analyses that Simmons conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Simmons’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Simmons arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Simmons believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

Simmons based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Simmons’ analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated or implied. The implied exchange ratio reference ranges indicated by Simmons’ analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Moreover, Simmons’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Simmons’ analysis as a comparison is directly comparable to LRE or Vanguard or the contemplated merger. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of LRE or Simmons or any other person assumes responsibility if future results are materially different from those forecasts or projections.

Simmons’ opinion was one of many factors taken into consideration by the LRE GP conflicts committee in making its determination to recommend the merger and should not be considered determinative of the views of the LRE GP conflicts committee or management with respect to the merger or the merger consideration.

No company or transaction used in the analyses of comparable transactions summarized above is identical or directly comparable to LRE, Vanguard, or the merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

The financial terms of the merger were determined through arms-length negotiations between LRE and Vanguard and were approved by each of them, and Simmons did not recommend any specific financial terms for the merger consideration to the LRE GP conflicts committee or assert that any specific financial terms of the merger constituted the only appropriate financial terms of the merger consideration.

Simmons was selected by the LRE GP conflicts committee based on Simmons’ qualifications, expertise and reputation. Simmons is an internationally recognized investment banking firm that specializes in the energy industry and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. In the ordinary course of its business, Simmons may trade the securities of LRE and Vanguard for its own account and for the accounts of customers and may at any time hold a long or short position in such securities.

Pursuant to the terms of the LRE GP conflicts committee’s engagement of Simmons, LRE agreed to pay Simmons an initial advisory fee of $450,000 payable on the date of engagement, and an additional fee of $450,000 payable upon Simmons’ delivery of its fairness opinion to the LRE GP conflicts committee. In addition, LRE agreed to reimburse Simmons for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. LRE also agreed to indemnify Simmons, its affiliates and their respective directors, officers, shareholders, agents, employees and controlling persons for liabilities related to or arising out of Simmons’ engagement or its role in connection therewith, including liabilities under the federal securities laws, or to contribute to payments Simmons may be required to make in respect of these liabilities.

In the past two years, (i) Simmons’ oil field services and equipment group has advised a portfolio company of Lime Rock Partners, an affiliate of Lime Rock Management LP, in connection with a previous, unrelated transaction for which Simmons received aggregate compensation of approximately $0.9 million, and (ii) Simmons, through the oil field services and equipment group of its subsidiary Simmons & Company International Limited, also advised on a separate, unrelated transaction for a portfolio company of Lime Rock Partners for which Simmons received aggregate compensation of approximately $1.8 million. The aggregate compensation received by Simmons in connection with these transactions was not material to Simmons. Simmons is currently advising a portfolio company of Lime Rock Partners in connection with an unrelated transaction, for which it has received approximately $75,000 in compensation to date and will be entitled to receive additional customary compensation if a transaction is ultimately consummated. Simmons and its affiliates may provide investment banking or other financial services to LRE, Vanguard, Lime Rock Management or their respective shareholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, Simmons or its affiliates, as applicable, may receive compensation.

Opinion Dated May 20, 2015

In connection with Vanguard’s proposal to Eagle Rock with respect to the Eagle Rock merger, the LRE GP conflicts committee retained Simmons to provide financial advisory services and render an opinion, if requested, as to the fairness from a financial point of view of the terms of the Eagle Rock merger to the unaffiliated LRE unitholders. On May 20, 2015, Simmons rendered its oral opinion, which was subsequently confirmed in writing, to the LRE GP conflicts committee to the effect that, as of that date, and based upon and subject to the assumptions, limitations and qualifications set forth in its opinion, that the terms of the Eagle Rock merger contemplated by the Eagle Rock merger agreement were fair from a financial point of view to the unaffiliated LRE unitholders.

Pursuant to the Eagle Rock merger agreement, the consideration to be received by Eagle Rock common unitholders consists of the right to receive 0.185 Vanguard common units per Eagle Rock common unit (the “Eagle Rock merger consideration”, and such ratio, the “Eagle Rock exchange ratio”). Based on Vanguard’s closing unit price of $15.79 per unit on May 19, 2015, Simmons calculated the implied value of the unit consideration to be $2.92 per Eagle Rock common unit as of that date. In the analyses described below, the term “Eagle Rock implied exchange ratio” means an exchange ratio derived by dividing the unit price of Eagle Rock common units implied by the various analyses outlined below by Vanguard’s common unit price implied by the same analyses as of or for a period ending on the close of business on May 19, 2015.

The full text of Simmons’ written opinion, dated May 20, 2015, which sets forth, among other things, certain assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Simmons in rendering its opinion, is attached as Annex F to this proxy statement/prospectus and is incorporated herein by reference. The summary of the Simmons opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. LRE unitholders are urged to read the Simmons opinion carefully and in its entirety. Simmons delivered its opinion to the LRE GP conflicts committee for the benefit and use of the LRE GP conflicts committee in connection with and for purposes of its evaluation of the Eagle Rock merger consideration from a financial point of view to the unaffiliated LRE unitholders in connection with its determination of whether to consent to the Eagle Rock merger. Simmons’ opinion does not constitute a recommendation as to how any holder of interests in LRE should vote or act with respect to the merger or any other matter.

Simmons’ opinion and its presentation to the LRE GP conflicts committee were among many factors taken into consideration by the LRE GP conflicts committee in consenting to the Eagle Rock merger agreement and making its recommendation to the Board of Directors of the general partner of LRE regarding the Eagle Rock merger.

In connection with rendering its opinion, Simmons, among other things:

i.	reviewed a draft of the Agreement and Plan of Merger dated as of May 19, 2015;
ii.	reviewed a draft of the Letter Agreement regarding Written Consent to the Proposed Merger Transaction as of May 19, 2015;
iii.	reviewed certain publicly available financial statements of each of LRE, Vanguard and Eagle Rock that Simmons deemed relevant;
iv.	reviewed certain other publicly available business, operating and financial information relating to each of LRE, Vanguard and Eagle Rock that Simmons deemed relevant;

v.	reviewed certain internal information, including financial and production forecasts and other financial and operating data concerning each of LRE, Vanguard and Eagle Rock, prepared by the management of each of LRE, Vanguard and Eagle Rock, respectively;
vi.	reviewed certain estimates of LRE’s, Vanguard’s and Eagle Rock’s oil and gas production and reserves prepared and provided by the management of LRE, Vanguard and Eagle Rock, respectively, and contained in provided economic databases;
vii.	reviewed certain other information and presentations prepared by the management of LRE, Vanguard and Eagle Rock and certain of their advisors;
viii.	reviewed publicly available information concerning the trading of, and the trading market for, the securities of LRE, Vanguard and Eagle Rock;
ix.	reviewed the historical exchange ratio based upon the closing trading prices of the units for both Vanguard and Eagle Rock over several time periods, which were then compared to the Eagle Rock exchange ratio;
x.	derived a relevant premium range from a list of historical transactions to compute an exchange ratio range which was then compared to the Eagle Rock exchange ratio;
xi.	compared the ownership of Vanguard, pro forma for its merger with LRE (“Pro Forma Vanguard”), in the combined company pro forma for the subsequent Eagle Rock merger (the “Pro Forma Combined Entity”) with the relative contribution of Pro Forma Vanguard to the Pro Forma Combined Entity based upon certain metrics that Simmons deemed relevant, which were then used to derive an Eagle Rock implied exchange ratio range which was compared to the Eagle Rock exchange ratio;
xii.	derived a net asset value range for both Pro Forma Vanguard and Eagle Rock by discounting future cash flows derived from the LRE, Vanguard and Eagle Rock economic databases at discount rates which Simmons deemed appropriate, and used the net asset value ranges to derive an Eagle Rock implied exchange ratio range which was compared to the Eagle Rock exchange ratio;
xiii.	derived a unit value range based on the trading valuations of certain publicly traded partnerships in the oil and gas exploration and production sector for both Pro Forma Vanguard and Eagle Rock, and used these unit value ranges to derive an Eagle Rock implied exchange ratio range which was compared to the Eagle Rock exchange ratio;
xiv.	reviewed the range of Wall Street analyst price targets for both Vanguard and Eagle Rock, and used such price targets to derive an Eagle Rock implied exchange ratio range which was compared to the Eagle Rock exchange ratio; and
xv.	reviewed the financial metrics of certain historical corporate transactions in the oil and gas exploration and production sector, and applied such financial metrics to Eagle Rock’s projected results to compute an exchange ratio which was then compared to the Eagle Rock exchange ratio.

In addition, Simmons held discussions with certain officers and employees of LRE, Vanguard and Eagle Rock to discuss the foregoing, as well as other matters believed to be relevant to its analysis and considered such other information, financial studies, analyses and investigations, and financial, economic, and market criteria which it deemed relevant.

In connection with its review, Simmons did not independently verify any of the foregoing information and relied on its being complete and accurate in all material respects. With respect to production and financial forecasts, Simmons assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of LRE’s, Vanguard’s and Eagle Rock’s management as to the future financial and operational performance of LRE, Vanguard and Eagle Rock, respectively. In rendering its opinion, Simmons assumed that the execution version of the Agreement and Plan of Merger was substantially the same as the draft dated May 19, 2015 that Simmons reviewed and that the Eagle Rock merger would be consummated in accordance with the terms set forth in the Agreement and Plan of Merger without any waiver, amendment or delay of any material terms or conditions. Simmons assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Eagle Rock merger, no delays, limitations, conditions or restrictions would be imposed that would have a material adverse effect on the closing of either the LRE merger with Vanguard or the Vanguard merger with Eagle Rock. Simmons is not a legal, tax or regulatory advisor and has relied upon, without independent verification, the assessment of LRE and its legal, tax and regulatory advisors with respect to such matters. Simmons did not conduct any tax analysis, and Simmons assumed, with the LRE GP conflicts committees consent, that the Eagle Rock merger will be treated as a tax-free reorganization for federal income tax purposes. Simmons expressed no opinion as to the price at which LRE common units, Vanguard common units or Eagle Rock common units will trade at any time. In addition, Simmons was not requested to make, and did not make, an independent evaluation or appraisal of the assets of LRE, Vanguard or Eagle Rock. Simmons was not requested to, and did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of LRE or any alternative transaction.

The opinion speaks only as of the date and the time it was delivered and not as of the time the Eagle Rock merger may be consummated. The opinion does not reflect changes that may occur or may have occurred after May 20, 2015, which could significantly alter the value of LRE, Vanguard or Eagle Rock or the respective trading prices of their common units, which are factors on which Simmons’ opinion was based. Simmons’ opinion was necessarily based upon conditions as they existed and could be evaluated on, and on the information made available at May 20, 2015. Events occurring after May 20, 2015 may affect Simmons’ opinion and the assumptions used in preparing it, and Simmons has disclaimed and does not assume any obligation to update, revise or reaffirm its opinion, including with respect to circumstances, developments or events that occur after the rendering of its opinion.

Simmons’ opinion was provided for the information and assistance of the LRE GP conflicts committee in connection with its consideration of whether to consent to the Eagle Rock merger. Simmons’ opinion did not address LRE’s underlying business decision to consent to the Eagle Rock merger or the relative merits of the Eagle Rock merger as compared to any alternative business strategies or transactions that might be available for LRE. Simmons’ opinion did not address the fairness of the amount or nature of the compensation to any of LRE’s, Vanguard’s or Eagle Rock’s officers, directors or employees, or class of such persons, relative to the compensation to the public unitholders of LRE. Simmons’ opinion does not constitute a recommendation to any unitholder as to how such unitholder should vote on the merger or the Eagle Rock merger.

The following represents a summary of the material financial analyses presented by Simmons to the LRE GP conflicts committee in connection with its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by Simmons. The order of analyses described does not represent relative importance or weight given to those analyses by Simmons. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Simmons’ financial analyses. Considering the summary data and tables alone without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Simmons.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 19, 2015 and is not necessarily indicative of current market conditions. For purposes of its analysis, Simmons defined (i) EBITDA as net income plus or minus income taxes, interest expense (less interest income), depreciation, depletion and amortization expense, impairment of oil and natural gas properties, net loss (gain) on commodity derivative instruments, and commodity derivative net cash settlements, and (ii) EBITDAX as net income plus or minus income taxes, interest expense (less interest income), depreciation, depletion, amortization and exploration expense, impairment of oil and natural gas properties, net loss (gain) on commodity derivative instruments, and commodity derivative net cash settlements. Based on these definitions, the difference between EBITDA and EBITDAX is the addition of exploration expense for those companies that record it. For those companies that record little or no exploration expense, such as LRR, Vanguard, Eagle Rock and many of their MLP peers, EBITDA and EBITDAX result in the same figures and Simmons believes the definitions can be used interchangeably. Simmons’ opinion was reviewed and approved by its fairness opinion committee.

Commodity Price Assumptions

Simmons utilized two commodity price assumptions in certain of its analyses: (1) NYMEX calendar strip prices as of May 18, 2015 (and utilizing historical actual commodity prices for the period prior to May 18, 2015), and (2) research analyst consensus commodity pricing per Bloomberg as of May 18, 2015. The commodity price assumptions utilized in Simmons’ analyses were as follow:

NYMEX Strip Prices:

Year	WTI Crude (per Bbl)	Henry Hub Gas (per MMBtu)
2015	$59.97	$3.03
2016	$63.20	$3.27
2017	$65.16	$3.37
2018	$66.68	$3.47
2019 and Thereafter	$67.65	$3.56

Research Consensus Prices per Bloomberg:

Year	WTI Crude (per Bbl)	Henry Hub Gas (per MMBtu)
2015	$59.00	$3.01
2016	$70.00	$3.60
2017	$73.25	$4.13
2018 and Thereafter	$75.00	$4.36

Historical Unit Price Exchange Ratio Analysis

Simmons reviewed the historical daily ratio of the closing price of Eagle Rock common units to the closing price of Vanguard common units over several time periods, and compared those ratios to the Eagle Rock exchange ratio in the Eagle Rock merger consideration to be received by Eagle Rock unitholders. The following table sets forth the results of this analysis:

Time Period	Implied Exchange Ratio
Spot (May 19, 2015)	0.153x
10-Day Average	0.150x
30-Day Average	0.151x
90-Day Average	0.157x

These results provide an implied exchange ratio range of 0.150x to 0.157x, which was compared to the Eagle Rock exchange ratio of 0.185x.

Premiums Paid Analyses

MLP-to-MLP Transactions Premiums Analysis

Simmons performed an analysis of the premiums paid in precedent MLP-to-MLP business combinations since January 1, 2010, which included MLPs in both the midstream sector and in the upstream oil & gas sector. Although Simmons analyzed the premiums implied by the selected transactions, none of these transactions or associated companies is identical to the Eagle Rock merger or to Eagle Rock or Vanguard.

Using publicly available information at the time of the announcement of the relevant transaction, including company filings and third-party transaction databases, Simmons reviewed the consideration paid in the transactions and analyzed the premium of each such transaction over the trading price on the last trading day and the average trading price over the 30 days and 60 days before the announcement of the applicable transaction.

The following table identifies the fourteen MLP-to-MLP transactions reviewed by Simmons in this analysis:

Announcement Date	Target	Acquiror
5/13/2015	Williams Partners L.P.	Williams Companies, Inc.
4/20/2015	LRR Energy, L.P.	Vanguard Natural Resources, LLC
11/12/2014	Oiltanking Partners, L.P.	Enterprise Products Partners L.P.
10/26/2014	Williams Partners L.P.	Access Midstream Partners, L.P.
7/24/2014	QR Energy, LP	Breitburn Energy Partners L.P.
10/10/2013	PVR Partners, L.P.	Regency Energy Partners LP
8/27/2013	PAA Natural Gas Storage, L.P.	Plains All American Pipeline, L.P.
5/7/2013	Pioneer Southwest Energy Partners L.P.	Pioneer Natural Resources USA, Inc.
5/6/2013	Crestwood Midstream Partners LP	Inergy Midstream, L.P.
3/25/2011	Encore Energy Partners LP	Vanguard Natural Resources, LLC
2/23/2011	Duncan Energy Partners L.P.	Enterprise Products Partners L.P.
9/21/2010	Penn Virginia GP Holdings, L.P.	Penn Virginia Resource Partners, L.P.
8/6/2010	Inergy Holdings, L.P.	Inergy, L.P.
6/11/2010	Buckeye GP Holdings L.P.	Buckeye Partners, L.P.

The implied premiums derived from the MLP-to-MLP transactions listed above are summarized below, and were compared to the premiums over the same applicable time periods that were implied by the value of the Eagle Rock merger consideration to be received by Eagle Rock unitholders:

	1-Day Premium	30-Day Premium	60-Day Premium
High	35%	34%	35%
Median	12%	16%	21%
Low	4%	3%	1%
Eagle Rock Merger Consideration	21%	18%	19%

U.S. Upstream Oil & Gas Corporate Transactions Premiums Analysis

Simmons reviewed publicly available data from twenty-one transactions involving U.S. listed target companies since 2010 in the upstream oil & gas sector, which transactions included both MLP targets and C-corporation targets. Within this set of transactions, Simmons focused its analysis on the ten transactions where the merger consideration consisted entirely of equity in the acquirer due to Simmons deeming those to be most comparable to the Eagle Rock merger. For those transactions, Simmons analyzed the premium of each such transaction over the trading price on the last trading day and the average trading price over the 30 days and 60 days before the announcement of the applicable transaction.

The following table identifies the ten U.S. Upstream Oil & Gas Corporate transactions reviewed by Simmons in this analysis:

Announcement Date	Target	Acquiror
5/11/2015	Rosetta Resources, Inc.	Noble Energy, Inc.
4/20/2015	LRR Energy, L.P.	Vanguard Natural Resources, LLC
7/24/2014	QR Energy, LP	Breitburn Energy Partners L.P.
7/13/2014	Kodiak Oil & Gas Corp.	Whiting Petroleum Corporation
4/30/2013	Crimson Exploration Inc.	Contango Oil & Gas Co.
5/7/2013	Pioneer Southwest Energy Partners L.P.	Pioneer Natural Resources USA, Inc.
2/21/2013	Berry Petroleum Co., LLC	Linn Energy, LLC
3/25/2011	Encore Energy Partners LP	Vanguard Natural Resources, LLC
1/19/2011	Nuloch Resources, Inc.	Magnum Hunter Resources Corporation
7/27/2010	American Oil & Gas Inc.	Hess Corporation

The implied premiums derived from the U.S. Oil & Gas Upstream Corporate transactions listed above are summarized below, and were compared to the premiums over the same applicable time periods that were implied by the value of the Eagle Rock merger consideration to be received by Eagle Rock unitholders:

	1-Day Premium	30-Day Premium	60-Day Premium
High	38%	30%	35%
Median	15%	21%	23%
Low	(2%)	(2%)	3%
Eagle Rock Merger Consideration	21%	18%	19%

Based upon the analysis of MLP-to-MLP transactions and U.S. Upstream Oil & Gas Corporate transactions above, Simmons used a range of a 10% to 25% premium to Eagle Rock’s 30-day average price to derive an implied value range of $2.71 to $3.08 per Eagle Rock unit. Simmons then compared the implied value range to Vanguard’s unit price of $15.79 as of May 19, 2015 to derive an Eagle Rock implied exchange ratio range of 0.172x to 0.195x. These metrics were compared to the Eagle Rock exchange ratio of 0.185x.

Contribution Analysis

Simmons examined the implied contribution of each of Pro Forma Vanguard and Eagle Rock to the Pro Forma Combined Entity’s financial and operating statistics, including: (1) distributable cash flow and EBITDA for the years 2015 and 2016, in each case using projections derived from LRE’s, Vanguard’s and Eagle Rock’s management forecasts and adjusted for NYMEX Strip Prices and Bloomberg Consensus Prices as of May 18, 2015; (2) first quarter 2015 actual production and full year 2015 and 2016 estimated production derived from LRE’s, Vanguard’s and Eagle Rock’s management forecasts (assuming 6:1 oil-to-gas energy equivalent ratio); (3) proved and proved developed reserves as of March 31, 2015 estimated by LRE, Vanguard and Eagle Rock management and contained in provided economic databases (assuming 6:1 oil-to-gas energy equivalent ratio); and (4) proved and proved developed PV-10 derived from the LRE, Vanguard and Eagle Rock management estimates per the provided economic databases and assuming NYMEX Strip Prices as of May 18, 2015. For 2015 distributable cash flow, EBITDA and production, statistics for Pro Forma Vanguard assume the LRE and Vanguard merger was completed as of January 1, 2015. For the analyses utilizing 2015 and 2016 EBITDA estimates, Simmons examined the relative contribution both including Pro Forma Vanguard’s and Eagle Rock’s hedge positions and adjusted to exclude Pro Forma Vanguard’s and Eagle Rock’s hedge positions.

Simmons derived the Eagle Rock implied exchange ratio for unitholders of Eagle Rock and Pro Forma Vanguard for each metric based on their relative contributions of Eagle Rock and Pro Forma Vanguard to each metric for the Pro Forma Combined Entity, and then made appropriate adjustments for each of Eagle Rock’s and Pro Forma Vanguard’s net debt and units outstanding. The following table sets forth the results of this analysis:

	Contribution from Eagle Rock	Contribution from Pro Forma Vanguard	Implied Exchange Ratio
EBITDA including Hedges (Strip Prices)
2015P	18%	82%	0.351x
2016P	17%	83%	0.321x
EBITDA excluding Hedges (Strip Prices)
2015P	16%	84%	0.302x
2016P	16%	84%	0.299x
EBITDA including Hedges (Consensus Prices)
2015P	18%	82%	0.353x
2016P	16%	84%	0.306x
EBITDA excluding Hedges (Consensus Prices)
2015P	16%	84%	0.302x
2016P	16%	84%	0.304x

	Contribution from Eagle Rock	Contribution from Pro Forma Vanguard	Implied Exchange Ratio
Production
First Quarter 2015	15%	85%	0.278x
2015P	16%	84%	0.294x
2016P	17%	83%	0.323x
Q1 2015 Proved Reserves (Bcfe)
Proved	13%	87%	0.207x
Proved Developed	14%	86%	0.246x
Q1 2015 Proved PV-10
Proved	15%	85%	0.265x
Proved Developed	15%	85%	0.276x
Distributable Cash Flow
2015P	18%	82%	0.146x
2016P	16%	84%	0.124x

Simmons calculated the summary statistics for the Eagle Rock implied exchange ratio for the above ratios excluding those ratios derived from production and proved reserves operational metrics, which were deemed less relevant than financial metrics such as EBITDA, PV-10 and distributable cash flow due to the differences in Eagle Rock and Pro Forma Vanguard’s relative weighting of their asset bases to natural gas versus oil and natural gas liquids. Excluding the production and proved reserve metrics, the above analysis resulted in a minimum exchange ratio of 0.124x, a maximum of 0.353x and a median of 0.302x. From this total range, Simmons used a range of 0.124x to 0.321x, which excludes those results that are based on 2015E EBITDA and Distributable Cash Flow when including Eagle Rock and Pro Forma Vanguard’s hedge positions due to the large non-recurring impact of those hedge positions in 2015. This range was compared to the Eagle Rock exchange ratio of 0.185x.

Proved NAV Analysis

Simmons performed an illustrative Proved Net Asset Value analysis for Eagle Rock and Pro Forma Vanguard. Simmons calculated the present value of the future cash flows that Eagle Rock and Pro Forma Vanguard could be expected to generate from their existing estimated proved reserves as of March 31, 2015, as estimated by the management of LRE, Vanguard and Eagle Rock and contained in provided economic databases. Simmons estimated Net Asset Value by adding (i) the present value of the cash flows generated by these estimated proved reserves, plus (ii) the present value of existing hedges, less (iii) the present value of projected general & administrative expenses, less (v) other corporate adjustments including net debt (total debt less cash) and preferred equity. All cash flows were discounted at rates of 8% and 10%. The Proved Net Asset Value Analysis was performed assuming both NYMEX Strip Pricing and Bloomberg Consensus Pricing as of May 18, 2015.

The ratio of proved net asset value per unit for both Eagle Rock and Pro Forma Vanguard resulted in an Eagle Rock implied exchange ratio range of 0.214x to 0.474x. These metrics were compared to the Eagle Rock exchange ratio of 0.185x.

Comparable Company Analyses

Simmons examined the trading valuations of certain publicly traded partnerships in the upstream oil & gas exploration and production sector and derived a unit value range for each of Eagle Rock and Pro Forma Vanguard. The upstream MLP companies included in the analysis are as follows:

•	Atlas Resource Partners, LP
•	Breitburn Energy Partners L.P.
•	EV Energy Partners, L.P.

•	Legacy Reserves LP
•	Linn Energy, LLC
•	Mid-Con Energy Partners, LP
•	Memorial Production Partners LP

For each of the companies selected, Simmons reviewed the ratio of unit price to distributable cash flow per unit (“DCFPU”) and enterprise value, which was calculated as equity value based on closing unit prices on May 19, 2015, plus book value of debt and liquidation value of preferred equity, less cash and cash equivalents, as a multiple of estimated EBITDA in calendar years 2015 and 2016, and as a multiple of 2014 SEC PV-10. The EBITDA projections for this analysis were derived from Wall Street consensus forecast estimates as well as LRE’s, Vanguard’s and Eagle Rock’s management forecasts adjusted for Bloomberg Consensus Commodity Prices. The 2014 SEC PV-10 estimates utilized were those included in year-end 2014 SEC filings. The following table sets forth the results of this analysis:

	Range	Median
Ratio of Unit Price To:
2015P DCFPU	5.3x – 8.6x	6.5x
2016P DCFPU	5.5x – 9.1x	7.1x
Ratio of Enterprise Value To:
2015P EBITDA	7.8x – 8.9x	7.9x
2016P EBITDA	7.5x – 8.7x	8.2x
2014 SEC PV-10	0.6x – 1.6x	1.1x

Following these analyses, Simmons applied certain forward-looking comparable company trading multiples to Wall Street consensus DCF per unit, and both Wall Street consensus forecast estimates and management forecasts applying Bloomberg Consensus Commodity Pricing for Eagle Rock’s and Pro Forma Vanguard’s estimated 2015 and 2016 EBITDA, as well as to 2014 SEC PV-10 estimates utilized in Eagle Rock’s and Pro Forma Vanguard’s year-end 2014 SEC filings. A summary of this analysis is set forth below.

	Reference Range	Implied Exchange Ratio
Ratio of Equity Value To:
2015P DCFPU	5.5x – 7.5x	0.165x – 0.165x
2016P DCFPU	6.0x – 8.0x	0.169x – 0.169x
Ratio of Enterprise Value To:
Wall Street Consensus
2015P EBITDA	7.0x – 9.0x	0.552x – 0.322x
2016P EBITDA	7.0x – 9.0x	0.593x – 0.349x
Management with Consensus Pricing
2015P EBITDA	7.0x – 9.0x	0.539x – 0.313x
2016P EBITDA	7.0x – 9.0x	0.449x – 0.272x
2014 SEC PV-10	1.0x – 1.3x	0.347x – 0.223x

Based on the comparable company analyses above, Simmons derived a total range of Eagle Rock implied exchange ratios of 0.165x to 0.593x, with a median of 0.317x. From this total range, Simmons used a range of 0.223x to 0.449x, which excludes results based on 2015E estimates due to the non-recurring hedge component. This range was compared to the Eagle Rock exchange ratio of 0.185x.

Analyst Price Target Analysis

Simmons determined a range of Wall Street price targets for each of Eagle Rock and Vanguard based on the mean, median, low and high targets of the analysts considered. A summary of this analysis is set forth below.

Price Target	Eagle Rock	Vanguard	Implied Exchange Ratio
High	$3.00	$25.00	0.120x
Median	$3.00	$18.00	0.167x
Mean	$3.00	$18.00	0.167x
Low	$3.00	$15.00	0.200x

These results provide an implied exchange ratio range of 0.120x to 0.200x, which was compared to the Eagle Rock exchange ratio of 0.185x.

Comparable Transactions Analysis

Simmons reviewed publicly available data from fifteen transactions involving U.S. listed target companies since 2010 in the upstream oil & gas sector where a significant component of the consideration consisted of stock of the acquiror. For these transactions, Simmons analyzed the transaction value at the time of the announcement as a ratio of estimated EBITDA for the current year in which the transaction was announced and the future year after the transaction was announced. EBITDA estimates were based on Wall Street analyst consensus estimates for the target companies as of the time of the transaction announcements.

Announcement Date	Target	Acquiror
5/11/2015	Rosetta Resources, Inc.	Noble Energy, Inc.
4/20/2015	LRR Energy, L.P.	Vanguard Natural Resources, LLC
7/24/2014	QR Energy, LP	Breitburn Energy Partners L.P.
7/13/2014	Kodiak Oil & Gas Corp.	Whiting Petroleum Corporation
3/12/2014	EPL Oil & Gas, Inc.	Energy XXI Ltd.
4/30/2013	Crimson Exploration Inc.	Contango Oil & Gas Co.
5/7/2013	Pioneer Southwest Energy Partners L.P.	Pioneer Natural Resources USA, Inc.
2/21/2013	Berry Petroleum Co.	Linn Energy, LLC/LinnCo
12/5/2012	Plains Exploration & Production Company	Freeport-McMoRan Inc.
4/25/2012	GeoResources Inc.	Halcon Resources Corp.
3/25/2011	Encore Energy Partners LP	Vanguard Natural Resources LLC
1/19/2011	Nuloch Resources, Inc.	Magnum Hunter Resources Corporation
7/27/2010	American Oil & Gas Inc.	Hess Corporation
4/15/2010	Mariner Energy, Inc.	Apache Corp.
4/4/2010	Arena Resources Inc.	Sandridge Energy, Inc.

Based on the transactions listed above, Simmons derived a transaction value to EBITDA ratio range of 4.8x to 10.1x with a median value 7.5x for the current year EBITDA estimates, and 4.4x to 9.3x with a median value of 6.0x for the future year EBITDA estimates. Simmons applied a selected range of EBITDA multiples to Eagle Rock’s EBITDA for the years 2015 and 2016 using projections derived from Eagle Rock’s management forecasts and adjusted for NYMEX Strip Prices, and to Eagle Rock’s 2015 and 2016 EBITDA estimates using Wall Street consensus estimates. Simmons then made adjustments for Eagle Rock’s net debt and units outstanding to derive an implied equity value per unit:

	Reference Range	Implied Eagle Rock Equity Value Per Unit
Ratio of Enterprise Value To:
Management with NYMEX Pricing
2015P EBITDA	6.0x – 9.0x	$2.98 – $4.93
2016P EBITDA	5.0x – 7.0x	$2.01 – $3.18
Wall Street Consensus
2015P EBITDA	6.0x – 9.0x	$3.12 – $5.14
2016P EBITDA	5.0x – 7.0x	$2.73 – $4.18

Simmons divided the implied Eagle Rock equity values per unit calculated above by Vanguard’s closing price on May 19, 2015 of $15.79 per unit to derive a range of Eagle Rock implied exchange ratios of 0.127x to 0.325x, with a median of 0.200x. From this total range, Simmons used a range of 0.127x to 0.265x, which excludes results based on 2015E estimates due to the non-recurring hedge component. This range was compared to the Eagle Rock exchange ratio of 0.185x.

Other Factors

Simmons analyzed the pro forma impact of the Eagle Rock merger on the distributable cash flow per unit attributable to Pro Forma Vanguard common unitholders for 2015 and 2016 assuming a January 1, 2015 close date and using projections for each year derived from LRE, Vanguard and Eagle Rock’s management forecasts adjusted for NYMEX strip pricing and Bloomberg Consensus pricing and incorporating Vanguard management’s estimate of general and administrative expense savings to be realized from the Eagle Rock merger. That analysis indicated that the impact of the transaction on a pro forma basis to the distributable cash flow per unit attributable to Pro Forma Vanguard common unitholders was slightly accretive in both 2015 and 2016 assuming NYMEX strip pricing, and was slightly accretive in 2015 and neutral in 2016 assuming Bloomberg Consensus pricing.

General

The summary set forth above does not purport to be a complete description of the analyses performed by Simmons, but simply describes, in summary form, the material analyses that Simmons conducted in connection with rendering its opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Simmons’ opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Simmons arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Simmons believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

Simmons based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. Analyses based on forecasts or projections of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties or their advisors. Accordingly, Simmons’ analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated or implied. The implied exchange ratio reference ranges indicated by Simmons’ analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. Moreover, Simmons’ analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. In addition, no company or transaction used in Simmons’ analysis as a comparison is directly comparable to LRE, Vanguard or Eagle Rock or the contemplated Eagle Rock merger. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of LRE or Simmons or any other person assumes responsibility if future results are materially different from those forecasts or projections.

Simmons’ opinion was one of many factors taken into consideration by the LRE GP conflicts committee in making its determination to consent to the Eagle Rock merger and should not be considered determinative of the views of the LRE GP conflicts committee or management with respect to the Eagle Rock merger or the Eagle Rock merger consideration.

No company or transaction used in the analyses of comparable transactions summarized above is identical or directly comparable to LRE, Vanguard, Eagle Rock or the Eagle Rock merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

The financial terms of the Eagle Rock merger were determined through arms-length negotiations between Vanguard and Eagle Rock and were approved by each of them, and Simmons did not recommend any specific financial terms for the Eagle Rock merger consideration to the LRE GP conflicts committee or assert that any specific financial terms of the Eagle Rock merger constituted the only appropriate financial terms of the Eagle Rock merger consideration.

Simmons was selected by the LRE GP conflicts committee based on Simmons’ qualifications, expertise and reputation. Simmons is an internationally recognized investment banking firm that specializes in the energy industry and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. In the ordinary course of its business, Simmons may trade the securities of LRE, Vanguard and Eagle Rock for its own account and for the accounts of customers and may at any time hold a long or short position in such securities.

Pursuant to the terms of the LRE GP conflicts committee’s engagement of Simmons, LRE agreed to pay Simmons an initial advisory fee of $225,000 payable on the date of engagement, and an additional fee of $225,000 payable upon Simmons’ delivery of its fairness opinion to the LRE GP conflicts committee. In addition, LRE agreed to reimburse Simmons for its reasonably incurred out-of-pocket expenses incurred in connection with the engagement, including fees and disbursements of its legal counsel. LRE also agreed to indemnify Simmons, its affiliates and their respective directors, officers, shareholders, agents, employees and controlling persons for liabilities related to or arising out of Simmons’ engagement or its role in connection therewith, including liabilities under the federal securities laws, or to contribute to payments Simmons may be required to make in respect of these liabilities.

In the past two years, Simmons’ has advised and has acted as an underwriter on public equity offerings for certain portfolio companies controlled by NGP Energy Capital Management, whose certain affiliated funds have a substantial ownership interest in Eagle Rock’s common units. Simmons earned aggregate consideration of approximately $2.8 million in connection with these assignments over the past two years, which aggregate compensation was not material to Simmons. Simmons and its affiliates may provide investment banking or other financial services to LRE, Vanguard, NGP Energy Capital Management, Eagle Rock or their respective shareholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, Simmons or its affiliates, as applicable, may receive compensation.

Voting and Support Agreement

Simultaneous with the execution of the merger agreement, Vanguard entered into a Voting and Support Agreement (the “original support agreement”) with each of LRR A, LRR B and LRR C, as holders of certain of the issued and outstanding LRE common units (collectively, the “Holders”), LRE, LRE GP, and, solely for certain restrictions on the sale of Vanguard common units, LRM, LRR II-A and LRR II-C (the “Non-Fund I GP Sellers”). On May 21, 2015, in connection with the execution of the Eagle Rock merger agreement, the parties to the original support agreement entered into an Amended and Restated Voting and Support Agreement (the “amended and restated support agreement”). Collectively, the Holders hold LRE common units representing approximately 30.5% of the votes of LRE’s outstanding common units as of August 27, 2015.

Covenants of Supporting Unitholders

Under the amended and restated support agreement, each of the Holders agreed, among other things, to the following covenants:

•	Voting. Each Holder has agreed to vote or cause to be voted, subject to the terms of the amended and restated support agreement, all units of LRE that such Holder owns, either beneficially or of record (the “covered units”) (i) in favor of the merger and any other matter presented or proposed as to approval of the merger and any other matter necessary or desirable to the consummation of the transactions contemplated by the merger agreement, and (ii) against the approval or adoption of (A) any alternative proposal or any other transaction, proposal, agreement or action made in opposition to adoption of the merger, (B) any action, agreement or transaction that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement or the performance by such Holder of its obligations under the amended and restated support agreement, including certain specified categories of actions specified therein and (C) any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or other obligation or agreement of LRE, LRE GP or any Holder contained in the merger agreement or of any Holder contained in the amended and restated support agreement.
•	Irrevocable Proxy. Each Holder irrevocably granted to, and appointed, Vanguard and any of its designees as such Holder’s proxy and attorney-in-fact (with full power of substitution) to vote or cause to be voted such Holder’s covered units in accordance with the voting provisions summarized above.
•	Restrictions on Transfer. Each Holder has agreed not to (i) sell, transfer, assign, tender, pledge, encumber, hypothecate or otherwise dispose of such covered units (except in connection with the merger), provided that prior to the earlier of the completion of the merger and the termination of the merger agreement, each Holder may sell up to 15% of the covered units it held as of May 21, 2015, or (ii) enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect to such covered units that is inconsistent with the amended and restated support agreement.
•	No Solicitation. Each Holder has agreed not to (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that would reasonably be expected to lead to an alternative proposal; (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any third party any non-public information with respect to, or that could reasonably be expected to lead to, any alternative proposal; (iii) take any action to release or permit the release of any person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which LRE is or becomes a party or under which LRE has any rights; or (iv) resolve or agree to do any of the foregoing.
•	Notification of Alternative Proposal. Each Holder has agreed to (i) immediately cease and cause to be terminated any discussions or negotiations with any third party conducted heretofore with respect to an alternative proposal, (ii) promptly advise Vanguard in writing of any alternative proposal it receives and provide Vanguard with copies of all related written proposals or draft agreements and (iii) keep Vanguard reasonably informed of all material developments with respect to the status and terms of any such alternative proposal, offers, inquiries or requests.
•	Employee Non-Solicitation. Each Holder has agreed that, during the two-year period following the effective time, it will not (and will cause its controlled affiliates not to) hire, engage or solicit,

anywhere in North America, certain persons who commence employment with Vanguard or one of its affiliates. Vanguard also agreed to (and agreed to cause its controlled affiliates to) refrain from soliciting or hiring, anywhere in North America, any person employed, as of immediately following the closing of the merger, by or on behalf of the Holders or their respective affiliates.

Partnership Change in Recommendation

Upon a partnership change in recommendation, the voting and irrevocable proxy covenants described above will have no further effect. The other covenants described above shall continue in full force and effect until the amended and restated support agreement is validly terminated.

Volume Limitation

Subject to certain exceptions in the amended and restated support agreement, each Holder and Non-Fund I GP Seller has agreed not to, without Vanguard’s prior consent, for a period commencing on the closing date of the merger and continuing for 90 days thereafter (the “Limitation Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Vanguard common units or any securities convertible into or exercisable or exchangeable for Vanguard common units (including without limitation, Vanguard common units or such other securities which may be deemed to be beneficially owned by such Holders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of an option or warrant) (collectively, the “Restricted Securities”) or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Vanguard common units or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Vanguard common units or such other securities, in cash or otherwise, (iii) make any demand for or exercise any right with respect to the registration of any of the Restricted Securities except in accordance with the registration rights agreement or (iv) sell or dispose of any Restricted Securities in an underwritten offering except in accordance with the amended and restated support agreement or the registration rights agreement.

Notwithstanding the foregoing, on each trading day during the Limitation Period, the Holders and Non-Fund I GP Sellers may offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, an aggregate number of Restricted Securities, on a daily basis, not to exceed 10% of the average daily trading volume of Vanguard common units during the four weeks immediately prior to the first day of the calendar month in which such transaction occurs.

Termination of Support Agreement

The amended and restated support agreement will terminate upon the earlier to occur of (i) the consummation of the merger or (ii) the valid termination of the merger agreement in accordance with its terms.

Consent Required for Amendment of Eagle Rock Support Agreement

Pursuant to the amended and restated support agreement, Vanguard also agrees not to amend, without the consent of the Holders, the Voting and Support Agreement, dated May 21, 2015, by and among Vanguard, Montierra Minerals & Production, L.P., Montierra Management LLC, Natural Gas Partners VII, L.P., Natural Gas Partners VIII, L.P., NGP Income Management L.L.C., Eagle Rock Holdings NGP 7, LLC, Eagle Rock Holdings NGP 8, LLC, ERH NGP 7 SPV, LLC, ERH NGP 8 SPV, LLC, NGP Income Co-Investment Opportunities Fund II, L.P. and NGP Energy Capital Management, L.L.C., as holders of certain of the issued and outstanding Eagle Rock common units, and, solely for the waiver of an existing voting agreement and termination and other miscellaneous provisions, Eagle Rock and Eagle Rock GP.

Registration Rights Agreement

Simultaneous with the execution of the merger agreement, Vanguard entered into a Registration Rights Agreement (the “original registration rights agreement”) with the Holders and Non-Fund I GP Sellers. On May 21, 2015, in connection with the execution of the Eagle Rock merger agreement, the parties to the original registration rights agreement entered into an Amended and Restated Registration Rights Agreement (the “amended and restated registration rights agreement”). The registration rights agreement will become effective automatically upon, and only upon, the closing of the merger. Pursuant to the amended and restated registration rights agreement, Vanguard will, in its sole discretion, prepare and file with the SEC either (i) a shelf registration statement under Rule 415 of the Securities Act providing for the public resale and distribution of the Vanguard common units received by the Holders and Non-Fund I GP Sellers as consideration in the merger and the acquisition of LRE GP or (ii) a post-effective amendment to Vanguard’s existing automatic shelf registration statement on Form S-3. Vanguard is required to file or cause to be filed such shelf registration statement within 14 days following the closing of the merger and is required to cause the registration statement to become effective as soon as reasonably practicable thereafter but in no event later than 120 days after the closing of the merger. Subject to certain conditions, at the election of the Holders, Vanguard will initiate an underwritten offering under the shelf registration statement to dispose of the Holders’ Vanguard common units. The Holders will also receive “piggyback” rights under the registration rights agreement to participate in future underwritten public offerings of Vanguard common units effected under a registration statement other than the registration statement required under the registration rights agreement.

Pursuant to the registration rights agreement, Vanguard also agrees not to amend, without the consent of the Holders, the Registration Rights Agreement, dated May 21, 2015, by and among Vanguard, Montierra Minerals & Production, L.P., Montierra Management LLC, Natural Gas Partners VII, L.P., Natural Gas Partners VIII, L.P., NGP Income Management L.L.C., Eagle Rock Holdings NGP 7, LLC, Eagle Rock Holdings NGP 8, LLC, ERH NGP 7 SPV, LLC, ERH NGP 8 SPV, LLC, NGP Income Co-Investment Opportunities Fund II, L.P. and NGP Energy Capital Management, L.L.C.

Termination and Continuing Obligations Agreement

As a condition to closing of transactions contemplated under the merger agreement, the parties have agreed to execute and deliver a Termination and Continuing Obligations Agreement (the “termination agreement”) substantially in the form attached as an exhibit to the merger agreement. Pursuant to the termination agreement, (i) that certain Omnibus Agreement, entered into, and effective as of, November 16, 2011 (the “Omnibus Agreement”), by and among LRE, LRE GP, OLLC, the Holders, LRR GP, LLC, a Delaware limited liability company and the ultimate general partner of each of the Holders, and LRM, will be terminated and (ii) the Holders, severally and in proportion to each entity’s Property Contributor Percentage (as defined in the Omnibus Agreement), will agree to indemnify LRE, LRE GP, OLLC and all of their respective subsidiaries from and against any losses arising out of any federal, state or local income tax liabilities attributable to the ownership or operation of the oil and natural gas properties owned or leased by any of LRE, LRE GP, OLLC or their respective subsidiaries prior to the closing of the LRE’s initial public offering. The indemnification obligations of the Holders under the termination agreement will survive until the first anniversary of the closing date of the merger.

Unaudited Prospective Financial and Operating Information of LRE, Vanguard and Eagle Rock

None of Vanguard, LRE or Eagle Rock as a matter of course makes public long-term projections as to its future revenues, production, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, LRE is including the following summaries of the unaudited prospective financial and operating information solely because such information was made available to the board of directors of LRE GP, the LRE GP conflicts committee, TPH and Simmons in connection with their respective evaluations of the merger and the Eagle Rock merger, and each of TPH and Simmons were authorized by LRE to rely upon such information for purposes of its analyses and opinions. The inclusion of this information should not be regarded as an indication that any of the board of directors of LRE GP, the LRE GP conflicts committee, TPH, Simmons or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial and operating information prepared by the respective managements of LRE, Vanguard and Eagle Rock was, in general, prepared solely for LRE’s, Vanguard’s and Eagle Rock’s internal use and is subjective in many respects. As a result, there can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Since the unaudited prospective financial and operating information covers multiple years, such information by its nature becomes less predictive with each successive year. LRE unitholders are urged to review LRE’s, Vanguard’s and Eagle Rock’s SEC filings for a description of risk factors with respect to LRE’s, Vanguard’s and Eagle Rock’s business, respectively, as well as the section of this proxy statement/prospectus entitled “Risk Factors.” See also “Cautionary Statement Regarding Forward-Looking Statements” and “Where You Can Find More Information.” The unaudited prospective financial and operating information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial and operating information. In addition, the unaudited prospective financial and operating information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in the historical GAAP financial statements of LRE, Vanguard or Eagle Rock. The prospective financial information of LRE included in this proxy statement/prospectus has been prepared by, and is the responsibility of, LRE’s management, and the prospective financial information of Vanguard included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Vanguard’s management. The prospective financial information of New Vanguard (as defined below), has been prepared by, and is the responsibility of, Vanguard management and the prospective financial information of Eagle Rock included in this proxy statement/prospectus has been prepared by, and is the responsibility of, Eagle Rock’s management. None of Vanguard’s independent registered public accounting firm, LRE’s independent registered public accounting firm, Eagle Rock’s independent registered public accounting firm, or any other independent accountants has compiled, examined or performed any procedures with respect to the unaudited prospective financial and operating information contained herein; accordingly they have not expressed any opinion or any other form of assurance on such information. The report of the independent registered public accounting firm of LRE in its Annual Report on Form 10-K for the year ended December 31, 2014 relates to LRE’s historical financial information. The report of the independent registered public accounting firm of Vanguard in its Annual Report on Form 10-K for the year ended December 31, 2014 relates to Vanguard’s historical financial information. The report of the independent registered public accounting firm of Eagle Rock in its Annual Report on Form 10-K for the year ended December 31, 2014 relates to Eagle Rock’s historical financial information. None of these reports extends to the unaudited prospective financial and operating information presented below and should not be read to do so. Furthermore, the following unaudited prospective financial and operating information does not take into account any circumstances or events occurring after the date such information was prepared.

The following tables reflect the material unaudited prospective financial and operating data regarding LRE’s operations provided to the board of directors of LRE GP, the LRE GP conflicts committee, TPH and Simmons in connection with their evaluations of the merger. The data reflects certain oil and gas pricing assumptions of LRE. The Base Capital and Reduced Capital Cases were based on LRE’s internal estimates of reserves, production, costs and capital expenditures. The Reduced Capital Case had less capital expenditures in 2016 compared to the Base Capital Case due to the assumption of capital constraints in the Reduced Capital Case.

Base Capital Case
	2015	2016	2017	2018	2019
Average daily production (Mcfe/d)	39,461	38,519	38,687	37,998	38,024
Total revenue ($in millions)	124	104	101	97	88
EBITDA ($in millions)	80	60	56	52	42
Total Capital Expenditures ($in millions)	21	35	26	27	20
Key Assumption
Oil Price ($/Bbl)	55.69	62.13	63.90	64.83	65.49
Gas Price ($/Mcf)	2.82	3.11	3.36	3.48	3.58

Reduced Capital Case
	2015	2016
Average daily production (Mcfe/d)	39,470	36,208
Total revenue ($in millions)	124	100
EBITDA ($in millions)	80	57
Total Capital Expenditures ($in millions)	21	22
Key Assumption
Oil Price ($/Bbl)	55.69	62.13
Gas Price ($/Mcf)	2.82	3.11

For purposes of the tables set forth above, EBITDA, which LRE refers to as Adjusted EBITDA, is defined as net income from which LRE adds or subtracts the following:

•	income tax expense;
•	interest expense-net, including loss (gain) on interest rate derivative instruments, net;
•	depletion and depreciation;
•	accretion of asset retirement obligations;
•	amortization of equity awards;
•	loss (gain) on settlement of asset retirement obligations;
•	loss (gain) on commodity derivative instruments, net;
•	commodity derivative instrument net cash settlements;
•	impairment of oil and natural gas properties; and
•	other non-recurring items that LRE deems appropriate.

The following table reflects the material unaudited prospective financial and operating data regarding Vanguard’s operations provided to the board of directors of LRE GP, the LRE GP conflicts committee, TPH and Simmons in connection with their evaluations of the merger. The data reflects certain oil and gas pricing assumptions of Vanguard.

	2015	2016	2017	2018	2019
Average daily production (Mcfe/d)	380,258	375,965	374,959	376,178	378,828
Total revenue ($in millions)	564	573	550	540	556
EBITDA ($in millions)	373	372	326	309	319
Distributable cash flow ($in millions)	147	136	83	60	65
Key Assumption
Oil Price ($/Bbl)	55.69	62.13	63.90	64.83	65.49
Gas Price ($/Mcf)	2.82	3.11	3.36	3.48	3.58

The following table reflects the material unaudited prospective financial and operating data regarding the operations of New Vanguard, provided to the board of directors of LRE GP, the LRE GP conflicts committee, TPH and Simmons in connection with their evaluations of the Eagle Rock merger. The data reflects certain oil and gas pricing assumptions of Vanguard.

	August 1 to December 31, 2015	2016	2017	2018	2019
Average daily production (Mcfe/d)	416,135	407,372	402,841	400,024	401,617
Total revenue ($in millions)	278	670	631	594	610
EBITDA ($in millions)	197	437	379	341	351
Distributable cash flow ($in millions)	101	184	120	75	81
Key Assumption
Oil Price ($/Bbl)	60.01	62.32	64.37	66.02	67.25
Gas Price ($/Mcf)	3.05	3.24	3.36	3.46	3.55

For purposes of the tables set forth above, EBITDA, which Vanguard refers to as Adjusted EBITDA, is defined as net income (loss) plus the following adjustments:

•	net interest expense;
•	depreciation, depletion, amortization and accretion;
•	impairment of oil and natural gas properties;
•	net gains or losses on commodity derivative contracts;
•	cash settlements on matured commodity derivative contracts;
•	net gains or losses on interest rate derivative contracts;
•	gain on acquisition of oil and natural gas properties;
•	Texas margin taxes; and
•	compensation related items, which include unit-based compensation expense and unrealized fair value of phantom units granted to Vanguard’s officers.

The following table reflects the material unaudited prospective financial and operating data regarding Eagle Rock’s operations provided to the board of directors of LRE GP, the LRE GP conflicts committee, TPH and Simmons in connection with their evaluations of the Eagle Rock merger. The data reflects certain oil and gas pricing assumptions of Vanguard.

	August 1 to December 31, 2015	2016	2017	2018	2019
Average daily production (Mcfe/d)	78,915	82,280	102,703	99,990	107,942
Total revenue ($in millions)	74	172	187	188	212
EBITDA ($in millions)	40	89	101	100	122
Distributable cash flow ($in millions)	18	35	41	44	64
Key Assumption
Oil Price ($/Bbl)	60.01	62.32	64.37	66.02	67.25
Gas Price ($/Mcf)	3.05	3.24	3.36	3.46	3.55

For purposes of the table set forth above, EBITDA, which Eagle Rock refers to as Adjusted EBITDA, is defined as net income from which Eagle Rock adds or subtracts:

•	income tax provision (benefit);
•	interest-net, including gains and losses from interest rate risk management instruments that settled during the period and other expense;

•	depreciation, depletion and amortization expense;
•	impairment expense;
•	other operating expense, non-recurring;
•	other non-cash operating and general and administrative expenses, including non-cash compensation related to Eagle Rock’s equity-based compensation program;
•	mark-to-market (gains) losses on commodity and interest rate risk management related instruments; and
•	gains (losses) on discontinued operations and other (income) expense.

No assurances can be given that the assumptions made in preparing the above unaudited prospective financial and operating information will accurately reflect future conditions. The estimates and assumptions underlying the unaudited prospective financial and operating information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are beyond the control of Vanguard, LRE and Eagle Rock and will be beyond the control of the combined entity resulting from the merger. There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial and operating information, regardless of whether the merger is completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial and operating information reflects numerous assumptions and estimates as to future events made by LRE management, Vanguard management and Eagle Rock management that each believed were reasonable at the time the respective unaudited prospective financial and operating information was prepared. Except for information relating to New Vanguard, the above unaudited prospective financial and operating information does not give effect to the merger or related transactions. LRE unitholders are urged to review LRE’s, Vanguard’s and Eagle Rock’s most recent SEC filings for a description of LRE’s, Vanguard’s and Eagle Rock’s reported results of operations and financial condition and capital resources, respectively, during 2014 and 2015, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in LRE’s Annual Report on Form 10-K, Vanguard’s Annual Report on Form 10-K and Eagle Rock’s Annual Report on Form 10-K, each for the year ended December 31, 2014, and LRE’s Quarterly Report on Form 10-Q, Vanguard’s Quarterly Report on Form 10-Q and Eagle Rock’s Quarterly Report on Form 10-Q, each for the quarterly periods ended March 31, 2015 and June 30, 2015.

Readers of this proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial and operating information set forth above. No representation is made by Vanguard, LRE, Eagle Rock, their respective financial advisors, auditors or any other person to any LRE unitholder regarding the ultimate performance of LRE, Vanguard or Eagle Rock compared to the information included in the above unaudited prospective financial and operating information. The inclusion of unaudited prospective financial and operating information in this proxy statement/prospectus should not be regarded as an indication that such prospective financial and operating information will be an accurate prediction of future events, and such information should not be relied on as such.

VANGUARD, LRE AND EAGLE ROCK DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL AND OPERATING INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OR NON-OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING SUCH PROSPECTIVE FINANCIAL AND OPERATING INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Vanguard’s Reasons for the Merger

Vanguard believes the merger, with or without the Eagle Rock merger, will create enhanced long-term value for its unitholders. Key strategic benefits include the following:

•	Long-Lived Assets. LRE’s assets represent a portfolio of long-life, low-decline, mature oil and natural gas exploration and production assets that are well-suited for Vanguard’s upstream MLP model and its stated corporate strategy to grow via accretive acquisitions. Vanguard believes these assets will provide consistent and predictable cash flow volumes that will enable Vanguard to continue to make consistent monthly cash distributions to its unitholders and, over time, improve equity valuation.
•	Additional Scale and Efficiencies in Permian and Arkoma Basins. LRE’s assets add additional scale in two prolific oil and gas producing regions where Vanguard currently operates — the Permian Basin in West Texas and Southeast New Mexico and the Arkoma Basin in the Mid-Continent region. As a result, upon the completion of the merger, Vanguard and its subsidiaries will have a larger asset base in these regions that Vanguard believes will permit more efficient operations and reduce per unit field expenses.
•	Scale of Operations. Vanguard believes that the combined business (with or without the completion of the Eagle Rock merger) will permit it to compete more effectively and facilitate future development projects and acquisitions through increased cash flow and lower cost of capital investment in the current reduced commodity price environment. As a result of this larger size, Vanguard should be able to consider and more effectively pursue additional types of opportunities, including acquisitions and financing alternatives. In addition, Vanguard expects the combined business (with or without the completion of the Eagle Rock merger) to realize substantial operating and administrative synergies.
•	Balanced Product Mix. LRE’s assets represent a balanced production and reserves product mix of 39% oil; 48% natural gas and 13% NGLs that Vanguard believes provides an advantage in light of the better expected profit margins for oil and NGLs production than natural gas production as reflected in the short-term and long-term market prices for oil versus natural gas.
•	Financial Ratios and Credit Rating. Vanguard expects to improve a number of its financial ratios commonly used to assess its credit rating. The predominantly unit-for-unit nature of the transaction is expected to allow Vanguard to reduce leverage and strengthen its balance sheet. In addition, because size is a key contributor to credit ratings for oil and natural gas exploration and production companies, increased scale could result in improved credit ratings for the combined entity, in particular if both the merger and the Eagle Rock merger are consummated.

The explanation of the reasoning of Vanguard and certain information presented in this section are forward-looking in nature and, therefore, this section should be read in light of the factors discussed in the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Interests of Directors and Executive Officers of LRE GP in the Merger

In considering the recommendation of the board of directors of LRE GP that you vote to approve the merger agreement, you should be aware that aside from their interests as unitholders of LRE, LRE GP’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other unitholders of LRE generally. Except as noted below, the members of the board of directors of LRE GP were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to the unitholders of LRE that the merger agreement be approved. See “— Background of the Merger” and “— Recommendation of the LRE GP Board of Directors and Its Reasons for the Merger.” LRE unitholders should take these interests into account in deciding whether to vote “FOR” the approval of the merger agreement. These interests are described in more detail below, and certain of them are quantified in the narrative and the tables below.

Treatment of LTIP Restricted Unit Awards

Under the merger agreement, each LRE restricted unit that is outstanding and unvested immediately prior to the effective time will, automatically and without any action on the part of the holder of such LRE restricted unit, vest in full and the restrictions with respect thereto will lapse, and such LRE restricted unit shall be deemed to be LRE common units for purposes of the merger. For an estimate of the amounts that would be payable to the Vice President and Chief Financial Officer and the independent directors of LRE GP upon the settlement of their unvested LRE restricted units, see the table below entitled “Quantification of Payments for LTIP Restricted Unit Awards”.

Quantification of Payments for LTIP Restricted Unit Awards.

The following table sets forth, as of April 20, 2015, for each of LRE GP’s directors and executive officers, the aggregate number of LRE restricted units held by such individuals and the estimated value payable in the merger with respect to such awards. For purposes of this table, the per unit value of the Merger Consideration was estimated to be equal to $8.95, determined by multiplying the exchange ratio by $16.28, the average closing price of Vanguard common units over the first five business days following the first public announcement of the transaction.

Name	Position	Number of Restricted Units	Value ($)
Eric Mullins	Co-Chief Executive Officer and Chairman	—	$—
Charles W. Adcock	Co-Chief Executive Officer and Director	—	$—
Christopher A. Butta	Senior Vice President of Engineering and Chief Engineer	—	$—
Jaime R. Casas	Vice President and Chief Financial Officer	100,892	$903,387
C. Timothy Miller	Executive Vice President and Chief Operating Officer	—	$—
John A. Bailey	Director	20,863	$186,807
Jonathan Carroll	Director	16,956	$151,824
Jonathan C. Farber	Director	—	$—
Robert T. O’Connell(1)	Director	20,863	$186,807
Townes G. Pressler Jr.	Director	—	$—

(1)	Robert T. O’Connell passed away on May 9, 2015; as a result, all of his restricted units vested upon his death.

Other Equity Interests

Currently, Eric Mullins and Charles W. Adcock, LRE GP’s Co-Chief Executive Officers, own 5,840 and 2,250 Vanguard common units, respectively. These ownership interests are equal to $95,075 and $36,630, respectively, based on a per unit price of $16.28, the average closing price of Vanguard common units over the first five business days following the first public announcement of the transaction. The board of directors of LRE GP did not consider this ownership of Vanguard common units when it evaluated and negotiated the merger agreement and the merger or when it recommended to LRE’s unitholders that the merger agreement be approved.

Severance Arrangements

None of LRE GP’s executive officers or directors is currently party to any plan or contractual arrangement that would provide for severance benefits upon such officer or director’s termination of employment or service with LRE or its affiliates in connection with the merger.

However, it is currently anticipated that the employment of LRE GP’s Chief Financial Officer, Jaime R. Casas, will be terminated in connection with the merger, and he will receive a severance payment of $750,000 immediately prior to the closing of the merger, as well as other cash bonuses in an aggregate amount equal to the sum of $250,000 plus a pro rated portion of a $250,000 annual cash bonus.

No other executive officer or director of LRE GP is entitled to or expected to receive any severance payments in connection with the merger.

Indemnification and Insurance

The LRE partnership agreement requires LRE, among other things, to indemnify the directors and executive officers of LRE GP against certain liabilities that may arise by reason of their service as directors or officers; provided, that such director or officer shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the director or officer is seeking indemnification, the director or officer acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the director’s or officer’s conduct was unlawful.

In addition, the merger agreement provides that, for a period of six years from the effective time, Vanguard shall indemnify, defend and hold harmless an officer, director or employee of LRE GP, LRE or any of its subsidiaries and also with respect to any such person, in his capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with LRE) serving at the request of or on behalf of LRE GP, LRE or any of its subsidiaries and together with such person’s heirs, executors or administrators against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

In addition, pursuant to the terms of the merger agreement, LRE GP’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving entity. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement — Indemnification and Insurance.”

Quantification of Payments and Benefits to LRE’s Named Executive Officers

The table set forth below details the amount of payments and benefits that each of LRE’s named executive officers would receive in connection with the merger. These payments are comprised of the payments described above, are not in addition to those described in previous sections, but are specifically identified in this fashion to allow for a non-binding advisory vote of LRE’s unitholders regarding these payments and benefits. For purposes of this table, the per unit value of the merger consideration was estimated to be equal to $8.95, determined by multiplying the exchange ratio by $16.28, the closing price of Vanguard’s common units over the first five business days following the first public announcement of the transaction.

Golden Parachute Compensation

Name	Cash ($)(1)	Equity ($)(2)	Total ($)
Eric Mullins	$—	$—	$—
Charles W. Adcock	$—	$—	$—
Jaime R. Casas	$1,187,500	$903,387	$2,090,887
Christopher A. Butta	$—	$—	$—
C. Timothy Miller	$—	$—	$—

(1)	Represents estimated lump sum cash severance payments Mr. Casas is expected to receive immediately prior to the closing of the merger based on an assumed closing date of October 1, 2015. This aggregate amount is comprised of a $750,000 cash severance payment, as well as cash bonuses in an aggregate amount equal to the sum of $250,000 plus a pro rated portion of a $250,000 annual cash bonus. This benefit is “single trigger” in nature, because it will be paid immediately prior to the effective time of the merger without regard to whether the named executive officer experiences a termination of employment.
(2)	Represents the value of unvested LRE restricted units held by LRE’s named executive officers that will be converted into the merger consideration immediately prior to the effective time of the merger. These amounts are “single trigger” because they will be paid upon or following the effective time of the merger without regard to whether the named executive officer experiences a termination of employment.

No Appraisal Rights

Appraisal rights are not available in connection with the merger under the Delaware LP Act or under the LRE partnership agreement.

Accounting Treatment of the Merger

In accordance with GAAP and in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805 — Business Combinations, Vanguard will account for the merger as an acquisition of a business.

Regulatory Approvals and Clearances Required for the Merger

Vanguard and LRE are not required to file notifications with the Federal Trade Commission and the Antitrust Division of the Department of Justice or observe a mandatory pre-merger waiting period before completing the merger under the HSR Act. Vanguard and LRE cannot assure you, however, that other government agencies or private parties will not initiate actions to challenge the merger before or after it is completed. Any such challenge to the merger could result in a court order enjoining the merger or in restrictions or conditions that would have a material adverse effect on the combined company following the merger if the merger is completed.

Listing of Vanguard Common Units

It is a condition to closing that the common units to be issued in the merger to LRE unitholders be approved for listing on the NASDAQ, subject to official notice of issuance.

Delisting and Deregistration of LRE Common Units

If the merger is completed, LRE common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Vanguard Unitholder Approval is Not Required

Vanguard unitholders are not required to approve the merger agreement or approve the merger or the issuance of Vanguard common units in connection with the transactions contemplated by the merger agreement.

Ownership of Vanguard After the Merger

Vanguard will issue approximately 15.44 million Vanguard common units to former LRE unitholders (which does not include the 12,320 Vanguard common units to be issued to the former members of LRE GP) pursuant to the transactions contemplated by the merger agreement. Additionally, if the Eagle Rock merger is consummated, Vanguard will issue approximately 28.75 million Vanguard units to former Eagle Rock unitholders pursuant to the transactions contemplated by the Eagle Rock merger agreement. Further, the number of Vanguard common units outstanding will increase after the date of this proxy statement/prospectus if Vanguard sells additional common units to the public.

If the Eagle Rock merger is consummated pursuant to the terms and conditions of the Eagle Rock merger agreement, based on the number of Vanguard common units outstanding as of August 27, 2015, immediately following the later to occur of the transactions contemplated by the merger agreement and the Eagle Rock merger agreement, Vanguard expects to have approximately 130.80 million common units outstanding (including the 12,320 Vanguard common units issued to members of LRE GP). Under this scenario, LRE unitholders would be expected to hold approximately 11.8% of the aggregate number of Vanguard common units outstanding immediately after the merger and the Eagle Rock merger. Holders of Vanguard common units have only limited voting rights on matters affecting Vanguard’s business.

If, however, the Eagle Rock merger is not consummated, based on the number of Vanguard common units outstanding as of August 27, 2015, immediately following completion of the transactions contemplated by the merger agreement, Vanguard expects to have approximately 102.05 million common units outstanding (including the 12,320 Vanguard common units issued to members of LRE GP). Under this scenario, LRE unitholders would be expected to hold approximately 15.1% of the aggregate number of Vanguard common units outstanding immediately after the completion of the merger.

Restrictions on Sales of Vanguard Common Units Received in the Merger

Vanguard common units issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for Vanguard common units issued to any LRE unitholder who may be deemed to be an “affiliate” of Vanguard after the completion of the merger. This proxy statement/prospectus does not cover resales of Vanguard common units received by any person upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Board of Directors and Executive Officers Following the Merger

The directors and executive officers of Vanguard prior to the merger will continue as the directors and executive officers of Vanguard immediately after the merger. The following table sets forth certain information with respect to the members of the board of directors and the executive officers of Vanguard. Executive officers and directors of Vanguard will serve until their successors are duly appointed or elected.

Name	Age	Position with Vanguard Natural Resources, LLC
Scott W. Smith	57	President, Chief Executive Officer and Director
Richard A. Robert	49	Executive Vice President, Chief Financial Officer, Secretary and Director
W. Richard Anderson	61	Independent Director and Chairman
Loren Singletary	67	Independent Director
Bruce W. McCullough	66	Independent Director
Britt Pence	54	Executive Vice President of Operations

Litigation Relating to the Merger

A putative class action was filed on June 3, 2015 in connection with the merger by a purported LRE unitholder (the “Delaware State Plaintiff”) against LRE, LRE GP, the members of the LRE GP board of directors, Vanguard, Merger Sub and the other parties to the merger agreement (the “Original Defendants”). The lawsuit was styled Barry Miller v. LRR Energy, L.P. et al., Case No. 11087-VCG, in the Court of Chancery of the State of Delaware (the “Delaware State Lawsuit”). On July 23, 2015, the Delaware State Plaintiff voluntarily dismissed the Delaware State Lawsuit without prejudice.

On July 10, 2015 and July 13, 2015, two additional purported LRE unitholders (the “Texas State Plaintiffs”) filed putative class action lawsuits against the Original Defendants. These lawsuits were styled (a) Christopher Tiberio v. Eric Mullins et al., Cause No. 2015-39864, in the District Court of Harris County, Texas, 334th Judicial District; and (b) Eddie Hammond v. Eric Mullins et al., Cause No. 2015-40154, in the District Court of Harris County, Texas, 295th Judicial District (the “Texas State Lawsuits”). On July 28, 2015, the Texas State Lawsuits were nonsuited without prejudice.

On July 14, 2015, another purported LRE unitholder (the “Texas Federal Plaintiff”) filed a putative class action lawsuit against the Original Defendants. This lawsuit was styled Ronald Krieger v. LRR Energy, L.P. et al., Civil Action No. 4:15-cv-2017, in the United States District Court for the Southern District of Texas, Houston Division (the “Texas Federal Lawsuit”). On July 17, 2015, the Texas Federal Plaintiff voluntarily dismissed the Texas Federal Lawsuit without prejudice.

On August 18, 2015, another purported LRE unitholder (the “Plaintiff”) filed a putative class action lawsuit against the members of the LRE GP board of directors, Vanguard, and Merger Sub (the “Defendants”). This lawsuit is styled Robert Hurwitz v. Eric Mullins et al., Civil Action No. 1:15-cv-00711-UNA, in the United States District Court for the District of Delaware (the “Lawsuit”).

The Lawsuit alleges that the Defendants violated Sections 14(a) and/or 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder. In general, the Plaintiff alleges that the proxy statement/prospectus fails, among other things, to disclose allegedly material details concerning (i) the background of the merger, (ii) Simmons’ and TPH’s analysis of the merger, (iii) LRE’s and Vanguard’s financial and operational projections, and (iv) certain alleged conflicts of interest.

The Plaintiff seeks, among other relief, to enjoin the merger, or rescind the merger in the event it is consummated, and an award of attorneys’ fees and costs.

The Plaintiff has not yet served the Defendants, and the Defendants’ date to answer, move to dismiss, or otherwise respond to the Lawsuit has not yet been set.

Vanguard and LRE cannot predict the outcome of the Lawsuit or any others that might be filed subsequent to the date of the filing of this proxy statement/prospectus; nor can Vanguard and LRE predict the amount of time and expense that will be required to resolve the Lawsuit. The Defendants believe the Lawsuit is without merit and intend to vigorously defend against it.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated by reference herein. The description in this section and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. Vanguard and LRE encourage you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Vanguard, LRE or any of their respective subsidiaries or affiliates contained in this proxy statement/prospectus or their respective public reports filed with the SEC may supplement, update or modify the factual disclosures about Vanguard, LRE or their respective subsidiaries or affiliates contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by Vanguard and LRE were qualified and subject to important limitations agreed to by Vanguard and LRE in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to unitholders and reports and documents filed with the SEC and in some cases were qualified by confidential disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement or otherwise publicly disclosed. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement/prospectus. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone.

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for the merger of Merger Sub with and into LRE, with LRE continuing as the surviving entity, and, at the same time, the acquisition by Vanguard of LRE GP, resulting in both LRE and LRE GP becoming wholly owned subsidiaries of Vanguard. LRE will cease to be a publicly traded limited partnership following completion of the merger. After the effective time of the merger, the certificate of limited partnership of LRE in effect immediately prior to the effective time will be the certificate of limited partnership of the surviving entity, until amended in accordance with applicable law, and the LRE partnership agreement in effect immediately prior to the effective time will be the agreement of limited partnership of the surviving entity, until amended in accordance with its terms and applicable law. The general partner interest in LRE issued and outstanding immediately prior to the effective time will remain outstanding in the surviving entity, and LRE GP, as the holder of such general partner interest, will continue as the sole general partner of the surviving entity.

Effective Time; Closing

The effective time will be at such time that LRE files with the Secretary of State of the State of Delaware a certificate of merger, executed in accordance with the relevant provisions of Delaware law, or at such other date or time as is agreed to by LRE and Vanguard and specified in the certificate of merger in accordance with Delaware law.

The closing of the transactions contemplated by the merger agreement, including the merger, will occur at 10:00 a.m. (central time), on the third business day after the satisfaction or waiver of the conditions to the merger provided in the merger agreement (other than conditions that by their nature are to be satisfied at the closing of the transactions contemplated by the merger agreement, but subject to the satisfaction or waiver of those conditions), or at such other date or time as Vanguard and LRE agree in writing. For further discussion of the conditions to the merger, see “— Conditions to Consummation of the Transactions Contemplated by the Merger Agreement.”

Vanguard and LRE currently expect to complete the merger in October 2015, subject to receipt of required unitholder approval and to the satisfaction or waiver of the other conditions to the transactions contemplated by the merger agreement described below.

Merger Consideration

The merger agreement provides that, at the effective time of the merger, each LRE common unit issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.550 Vanguard common units. Any LRE common units that are owned by LRE or Vanguard or any of their respective wholly owned subsidiaries immediately prior to the effective time will be cancelled and cease to exist without any conversion or payment of consideration in respect thereof.

Vanguard will not issue any fractional units in the merger. Instead, each holder of LRE common units that are converted pursuant to the merger agreement who otherwise would have received a fraction of a Vanguard common unit will be entitled to receive, from the exchange agent appointed by Vanguard pursuant to the merger agreement, a cash payment in lieu of such fractional units in an amount equal to the product of (i) the average trading prices of the Vanguard common units for the ten consecutive full trading days ending on the full trading day immediately preceding the closing date of the transactions and (ii) the fraction of the Vanguard unit that such holder would otherwise be entitled to receive based on the exchange ratio discussed above.

Consideration to Be Paid to Members of LRE GP

The merger agreement provides that Vanguard will issue and deliver 12,320 Vanguard common units to the members of LRE GP in exchange for all of the limited liability company interests in LRE GP. The number of Vanguard common units to be issued to the members of LRE GP was determined based upon the 0.550 exchange ratio for the merger consideration.

Treatment of LRE Restricted Units

Under the merger agreement, each LRE restricted unit that is outstanding and unvested immediately prior to the effective time of the merger will, at the effective time, vest in full and the restrictions with respect thereto will lapse and such LRE restricted unit shall be deemed to be an LRE common unit for purposes of the merger.

Adjustments to Prevent Dilution

In the event the outstanding LRE common units or Vanguard common units are changed into a different number of units or a different class after the date of the merger agreement by reason of any subdivisions, reclassifications, splits, unit distributions, combinations or exchanges of LRE common units or Vanguard common units, the exchange ratio will be correspondingly adjusted to provide to the holders of LRE common units the same economic effect as contemplated by the merger agreement prior to such event.

Withholding

Vanguard and the exchange agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to the merger agreement to any holder of LRE common units such amounts as Vanguard or the exchange agent reasonably deems to be required to deduct and withhold under the Code or any provision of state, local, or foreign tax law, with respect to the making of such payment; provided, however, that Vanguard or the exchange agent, as applicable, will provide reasonable notice to the applicable holders of LRE common units prior to deducting and withholding any amounts. To the extent that amounts are so deducted and withheld such amounts will be treated for all purposes of the merger agreement as having been paid to the holder of LRE common units in respect of whom such deduction and withholding was made by Vanguard or the exchange agent. LRE intends to deliver to Vanguard a valid certificate of non-foreign status such that no withholding will be required pursuant to Section 1445 of the Code.

Distributions

No distributions declared or made with respect to Vanguard common units with a record date after the effective time of the merger will be paid to the holder of any LRE common units with respect to the Vanguard common units that such holder would be entitled to receive in accordance with the merger agreement and no cash payment in lieu of fractional Vanguard common units will be paid to any such holder until such holder has delivered the required documentation and surrendered any certificates or book-entry units as contemplated by the merger agreement. Subject to applicable law, each such holder, following compliance with the requirement to deliver the required documentation and surrender any certificates or book-entry units as contemplated by the exchange procedures set forth in the merger agreement, there will be paid to such holder, without interest, promptly after the time of such compliance, the amount of any cash payable in lieu of fractional Vanguard common units to which such holder is entitled and the amount of distributions with a record date after the effective time theretofore paid with respect to Vanguard common units and payable with respect to such Vanguard common units, and promptly after such compliance, or, if later, at the appropriate payment date, the amount of distributions with a record date after the effective time but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such Vanguard common units.

Conditions to Consummation of the Transactions Contemplated by the Merger Agreement

The obligations of each of Vanguard and LRE to effect the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement and the transactions contemplated thereby must have been approved by the affirmative vote or consent of the holders, as of the record date for the LRE special meeting, of a majority of the outstanding LRE common units;
•	all waiting periods applicable to the merger under the HSR Act must have been terminated or expired;
•	no law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by any a court of competent jurisdiction or other governmental authority restraining, prohibiting or rendering illegal the consummation of the transactions contemplated by the merger agreement (brought by a third party) is in effect;
•	the registration statement of which this proxy statement/prospectus forms a part must have become effective and must not be subject to any stop order suspending its effectiveness or proceedings for that purpose initiated or threatened by the SEC; and
•	the Vanguard common units to be issued in the transactions contemplated by the merger agreement must have been approved for listing on the NASDAQ, subject to official notice of issuance.

The obligations of Vanguard to effect the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of LRE, LRE GP and the sellers of LRE GP in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on LRE; provided that: (i) the representation and warranty of LRE and the sellers of LRE GP with respect to the capitalization of LRE and LRE GP must be true and correct in all respects except any de minimis inaccuracies as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the representation and warranty of LRE, LRE GP and the sellers of LRE GP that there has not been any change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on LRE must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger.
•	LRE, LRE GP and the sellers of LRE GP having performed and complied with, in all material respects, all agreements and covenants required to be performed by them under the merger agreement;
•	the receipt of an officer’s certificate executed by the Chief Executive Officer of LRE GP certifying that the two preceding conditions (the “Additional Vanguard Conditions”) have been satisfied;
•	the receipt from Paul Hastings LLP, tax counsel to Vanguard, of a written opinion dated as of the closing date of the merger to the effect that for U.S. federal income tax purposes (i) neither Vanguard nor Merger Sub will recognize any income or gain as a result of the transactions contemplated by the merger agreement other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code; (ii) a holder of Vanguard common units will not recognize gain or loss as a result of the transactions contemplated by the merger agreement other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code; and (iii) at least 90% of the combined gross income of each of Vanguard and LRE for the most recent four complete calendar quarters ending before the closing date of the transactions for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code;
•	the receipt of the written resignation of each member of the board of directors and each officer of LRE GP, dated to be effective as of the effective time;
•	the receipt of an assignment of the membership interests in LRE GP; and
•	the receipt of a counterpart of the termination and continuing obligations agreement, which terminates the provisions of LRE’s existing omnibus agreement with the exception of certain tax indemnification, from LRE, LRE GP and the sellers of LRE GP.

The obligations of the sellers of LRE GP and LRE to effect the transactions contemplated by the merger agreement are subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of Vanguard in the merger agreement being true and correct as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to material adverse effect or materiality contained in any individual representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Vanguard; provided that: (i) the representation and warranty of Vanguard with respect to its capitalization must be true and correct in all respects except any de minimis inaccuracies as of the date of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date) and (ii) the representation and warranty of Vanguard that there has not been any change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on Vanguard must be true and correct in all respects as of the date of the merger agreement and as of the closing date of the merger.
•	Vanguard and Merger Sub having performed and complied with, in all material respects, all agreements and covenants required to be performed by them under the merger agreement;
•	the receipt of an officer’s certificate executed by the Chief Executive Officer of Vanguard certifying that the two preceding conditions (the “Additional LRE Conditions”) have been satisfied;
•	the receipt from Andrews Kurth LLP, tax counsel to LRE, of a written opinion dated as of the closing date of the merger to the effect that for U.S. federal income tax purposes, (i) except to the extent any cash received in lieu of fractional Vanguard common units is treated as proceeds from a disguised sale transaction described in Section 707(a)(2)(B) (a “Disguised Sale”), or is otherwise taxable, LRE will not recognize any income or gain as a result of the merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); (ii) except to the extent any cash received in lieu of fractional Vanguard common units is treated as a Disguised Sale, holders of LRE common units will not recognize any income or gain as a result of the merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); provided that such opinion shall not extend to any holder who acquired common units from LRE in exchange for property other than cash; and (iii) at least 90% of the gross income of LRE for the most recent four complete calendar quarters ending before the closing date of the merger for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code; and
•	the receipt of a counterpart of the termination and continuing obligations agreement, which terminates the provisions of LRE’s existing omnibus agreement with the exception of certain tax indemnification, from Vanguard.

For purposes of the merger agreement, the term “material adverse effect” means, when used with respect to a party to the merger agreement, any change, event, development, circumstance, condition (financial or otherwise), occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business assets, liabilities, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether a material adverse effect has occurred:

(i)	changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or NGL prices or the prices of other commodities, including changes in price differentials;
(ii)	changes in general economic conditions in the:
(a)	oil and gas exploration and production industry;
(b)	the natural gas gathering, compressing, treating, processing and transportation industry generally;
(c)	the NGL fractionating and transportation industry generally;
(d)	the crude oil and condensate logistics and marketing industry generally; and
(e)	the natural gas marketing and trading industry generally (including in each case changes in the laws affecting such industries);
(iii)	the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism;
(iv)	any hurricane, tornado, flood, earthquake or other natural disaster;
(v)	with respect to LRE only, the identity of, or actions or omissions of Vanguard, or its affiliates, or any action taken pursuant to or in accordance with this Agreement or at the request of or with the consent of Vanguard;
(vi)	the announcement or pendency of the merger agreement (including, for the avoidance of doubt, performance of the merger agreement);
(vii)	any change in the market price or trading volume of the common units of such person or any securities owned by such person (it being understood and agreed that the exception in this clause (vii) will not preclude any party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been a material adverse effect);
(viii)	any failure to meet any internal or published budgets, predictions, financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (viii) will not preclude any party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a material adverse effect);
(ix)	any changes in GAAP (or authoritative interpretation of GAAP);
(x)	changes in any laws or regulations applicable to such party or the industries in which such person operates or applicable accounting regulations or the interpretations thereof; and
(xi)	any legal proceedings commenced by or involving any current or former member, partner or equityholder of such party (on their own behalf or on behalf of such party) arising out of or related to the merger agreement or the transactions contemplated thereby;

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clauses (i), (ii), (iii) or (iv) will be taken into account for purposes of determining whether a material adverse effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately affects such party, as compared to other similarly situated companies operating in the industries in which such party operates.

LRE Unitholder Approval

LRE has agreed to hold a special meeting of LRE unitholders within 45 days after the mailing of the proxy statement (if reasonably practicable) for the purpose of such unitholders voting on the approval of the merger agreement and the transactions contemplated thereby. Unless the merger agreement is terminated, the merger agreement requires LRE to call, give notice of and hold the LRE special meeting (i) irrespective of the making, commencement, disclosure, announcement or submission of any superior proposal (as defined below) or alternative proposal (as defined below) and (ii) even if the board of directors of LRE GP no longer recommends approval of the merger agreement. In addition, unless the merger agreement is validly terminated as described in “— Termination of the Merger Agreement,” LRE will not submit any superior proposal to a vote of the LRE unitholders or (without Vanguard’s prior written consent) adjourn, postpone or cancel (or propose, publicly or otherwise, or resolve to, to adjourn, postpone or cancel) the LRE special meeting except for such postponements or adjournments made (i) in the absence of proxies sufficient to obtain approval of a majority of LRE unitholders, to solicit additional proxies for the purpose of obtaining approval of a majority of LRE unitholders, (ii) in the absence of a quorum, or (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that LRE has determined after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by LRE unitholders prior to the LRE special meeting.

For purposes of the merger agreement, the term “alternative proposal” means any proposal or offer from any “person” (as defined in the merger agreement) or “group” (as defined in Section 13(d) of the Exchange Act), other than Vanguard and its subsidiaries, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of LRE equal to 20% or more of the consolidated assets of LRE or to which 20% or more of LRE’s revenues or earnings are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of LRE’s equity securities, (iii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning 20% or more of LRE’s equity securities, or (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving LRE that is structured to permit such person or group to acquire beneficial ownership of at least 20% of LRE’s consolidated assets or equity interests; in each case, other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, the term “superior proposal” means a written offer that was not solicited after the date of the merger agreement and that was obtained after the date of the merger agreement, (i) to acquire, directly or indirectly, (A) more than 50% of the outstanding equity securities of LRE or (B) more than 50% of the assets of LRE and its subsidiaries or (ii) related to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transactions involving LRE, in each case made by a third party, which did not result from a material breach of the “no solicitation” provisions of the merger agreement (as described below in “— No Solicitation by LRE of Alternative Proposals”) and is on terms and conditions that the board of directors of LRE GP determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable to LRE unitholders than the merger, taking into account at the time of determination relevant financial considerations, the identity of the person making such offer, the anticipated timing, conditions and prospects for completion of the transactions contemplated by such offer, the other terms and conditions of such offer and the implications thereof on LRE, including relevant legal, regulatory and other aspects of such offer and any changes to the terms of the merger agreement that as of that time had been committed to by Vanguard in writing.

No Solicitation by LRE of Alternative Proposals

The merger agreement contains detailed provisions prohibiting LRE from seeking an alternative proposal to the merger. Under these “no solicitation” provisions, LRE has agreed that it will not, and will cause its subsidiaries and its and their respective directors, officers and employees not to, and will use its reasonable best efforts to cause their respective other representatives not to, directly or indirectly:

•	initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that would reasonably be expected to lead to the submission of any alternative proposal; or
•	enter into or participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or that would reasonably be expected to lead to, any alternative proposal.

In addition, the merger agreement requires LRE to, and to cause its subsidiaries and its and their respective directors, officers and employees to, and to use its reasonable best efforts to cause their respective other representatives to, immediately cease and cause to be terminated any discussions or negotiations with any persons conducted prior to the execution of the merger agreement regarding an alternative proposal.

Notwithstanding these restrictions, the merger agreement provides that, under specified circumstances at any time prior to a majority of LRE unitholders voting in favor of approving the merger agreement, LRE may furnish information, including non-public information, with respect to it and its subsidiaries to, and participate in discussions or negotiations with, any third party that makes a written alternative proposal that was not solicited after the execution of the merger agreement and that did not result from a material breach of the no solicitation restrictions described above and that the board of directors of LRE GP believes is bona fide, and (after consultation with its financial advisors and outside legal counsel) that the board of directors of LRE GP determines in good faith constitutes or would reasonably be likely to lead to or result in a superior proposal, provided that:

•	substantially concurrently with furnishing any such non-public information to, or entering into discussions or negotiations with, such person, LRE gives Vanguard written notice of the identity of such person and LRE’s intention to furnish non-public information to, or enter into discussions or negotiations with, such person;
•	LRE receives from such person an executed confidentiality agreement between LRE and such person with confidentiality provisions that are not less restrictive to such person than the provisions of the confidentiality agreement in effect between LRE and Vanguard; and
•	LRE provides Vanguard with any non-public information about LRE and its subsidiaries that was not previously provided or made available to Vanguard prior to or substantially concurrently with providing or making available such non-public information to such other person.

LRE has also agreed in the merger agreement that it will promptly (and in no event later than 24 hours after receipt), (i) advise Vanguard in writing of any alternative proposal (and any changes thereto) and the material terms and conditions of any such alternative proposal, including the identity of such person making such alternative proposal and (ii) provide Vanguard with copies of all written proposals or draft agreements received by LRE or its representatives setting forth the terms and conditions of, or otherwise relating to, such alternative proposal. In addition, LRE will keep Vanguard reasonably informed of material developments with respect to any such alternative proposals, offers, inquiries or requests (and promptly (and in no event later than 24 hours after receipt) provide Vanguard with copies of any additional written proposals received by it or that LRE has delivered to any third party making an alternative proposal that relate to such alternative proposal) and of the status of any such discussions or negotiations.

LRE, LRE GP and the LRE GP sellers have also agreed in the merger agreement that none of LRE, LRE GP, any LRE GP seller or any subsidiary of LRE will enter into any agreement with any person subsequent to the date of the merger agreement that prohibits LRE from providing any information to Vanguard in accordance with the “no solicitation” provisions (including those described above).

Change in LRE GP Board Recommendation

The merger agreement provides that the board of directors of LRE GP will not (i) withdraw, modify or qualify, in a manner adverse to Vanguard, the recommendation of the board of directors of LRE GP that LRE’s unitholders approve the merger agreement and the transactions contemplated thereby, including the merger, (ii) fail to include such recommendation in this proxy statement/prospectus or (iii) publicly approve or recommend, or publicly propose to approve or recommend, any alternative proposal. LRE taking or failing to take, as applicable, any of the actions described above is referred to as a “partnership change in recommendation.” The merger agreement also provides that the board of directors of LRE GP will not: (i) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow LRE or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with any alternative proposal; (ii) fail to announce publicly within ten business days after a tender offer or exchange offer relating to the LRE common units has been commenced that the board of directors of LRE GP recommends rejection of such tender offer or exchange offer and reaffirming the recommendation of the board of directors of LRE GP that LRE’s unitholders approve the merger agreement and the transactions contemplated thereby, including the merger; or (iii) resolve, agree or publicly propose to, or permit LRE or any of its representatives to agree or publicly propose to, take any of the actions referred to in this paragraph.

Notwithstanding the terms described above, if (i) LRE receives a written alternative proposal (and such proposal is not withdrawn) that the board of directors of LRE GP believes is bona fide, (ii) such alternative proposal did not result from a breach of the no solicitation provisions described above and (iii) the board of directors of LRE GP determines, after consultation with its financial advisors and outside legal counsel, that such alternative proposal constitutes a superior proposal, then the board of directors of LRE GP may at any time prior to a majority of LRE unitholders voting in favor of approving the merger agreement, terminate the merger agreement and pay Vanguard the termination fee (described below in “— Termination Fee”) or effect a partnership change in recommendation; provided, however, that the board of directors of LRE GP may not take such action pursuant to the foregoing unless:

•	LRE has provided prior written notice to Vanguard, generally at least two business days in advance, specifying in reasonable detail the reasons for such action (including a description of the material terms of such superior proposal and delivering Vanguard a copy of any current draft proposed definitive agreement providing for the alternative proposal for such superior proposal in the form to be entered into and any other relevant proposed transaction agreements); and
•	during the two-business day period, LRE has negotiated with Vanguard in good faith (to the extent Vanguard desires to negotiate) regarding any revisions to or adjustments in the terms and conditions of the merger agreement proposed by Vanguard.

Other than in connection with an alternative proposal, the merger agreement also permits the board of directors of LRE GP to make a partnership change in recommendation in response to an “intervening event” (as described below) at any time prior to obtaining the approval of the LRE unitholders of the merger agreement, but only if:

•	prior to making such partnership change in recommendation, the board of directors of LRE GP determines in good faith, after consultation with and considering the advice of LRE’s outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable Delaware law, LRE’s partnership agreement or LRE GP’s limited liability company agreement;
•	LRE has given at least three business days’ advance written notice to Vanguard that the board of directors of LRE GP intends to take such action (which notice shall specify in reasonable detail the reasons for such action); and
•	during the aforementioned period, LRE has negotiated with Vanguard in good faith (to the extent Vanguard desires to negotiate) regarding any revisions to or adjustments in the terms and conditions of the merger agreement proposed by Vanguard.

After compliance with the foregoing procedures, if the board of directors of LRE GP still determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make a partnership change in recommendation would be inconsistent with its duties under applicable Delaware law, LRE’s partnership agreement or LRE GP’s limited liability company agreement, then the board of directors of LRE GP may, at any time prior to a majority of LRE unitholders voting in favor of approving the merger agreement, effect a partnership change in recommendation.

As used in the merger agreement, subject to certain exceptions set forth therein, an “intervening event” means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the board of directors of LRE GP on the date of the merger agreement (or if known, the consequences of which were not known or reasonably foreseeable by the board of directors of LRE GP as of such date) that becomes known to the board of directors of LRE GP prior to a majority of LRE unitholders voting in favor of approving the merger agreement (subject to certain customary exceptions as further set forth in the merger agreement, including the receipt, existence, potential for or terms of an alternative proposal or any matter relating thereto or consequence thereof).

Notwithstanding the restrictions discussed above, LRE and the board of directors of LRE GP may disclose information to LRE’s unitholders as contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act or as otherwise required by law. Any “stop-look-and-listen” communication by LRE of the board of directors of LRE GP to LRE’s unitholders pursuant to Rule 14d-9(f) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Vanguard of, the recommendation of the board of directors of LRE GP that LRE’s unitholders approve the merger agreement.

Regulatory Matters

See “Proposal 1: The Merger — Regulatory Approvals and Clearances Required for the Merger” for a description of the material regulatory requirements for the completion of the transactions contemplated by the merger agreement.

Vanguard and LRE have determined that they are not required to file notifications with the Federal Trade Commission and the Antitrust Division of the Department of Justice or observe a mandatory pre-merger waiting period before completing the merger under the HSR Act.

Vanguard and LRE have agreed to (including to cause their respective subsidiaries to) cooperate with each other and use their reasonable best effort to: (i) take all actions necessary to cause the closing conditions of the merger agreement to be satisfied as promptly as practicable and to consummate the merger (including preparing all necessary documentation to effect all necessary filings, reports, and other documentation), (ii) obtain promptly (and in any event no later than December 31, 2015) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits (including environmental permits), authorizations and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the transactions contemplated by the merger agreement; (iii) defend any lawsuits or other legal proceedings challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement; (iv) to cooperate with each other to determine if the transactions contemplated by the merger agreement require a filing and observation of the waiting period under the HSR Act and, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as practicable and in any event within 15 business days after the date of the merger agreement and to supply as promptly as practicable any additional information and documentary material that may be requested by any governmental authority pursuant to the HSR Act or any other antitrust law; (v) use reasonable best efforts to cooperate with any filing or submission with a governmental authority in connection with the transactions contemplated by the merger agreement and in connection with any investigation or other inquiries by or before a governmental authority relating to the transactions contemplated by the merger agreement; (vi) promptly inform the other party (and supply the other party with) any communication received by such party from, or given by such party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other governmental authority and any material communication received or given in connection with any proceeding by a private person, in each case regarding the transactions contemplated by the merger agreement; (vii) permit the other party to review in advance and incorporate their reasonable comments in any communication to be given by it to any governmental authority with respect to obtaining any clearances required under any antitrust law in connection with the transactions contemplated in the merger agreement; and (viii) consult with the other party in advance of any meeting or teleconference with any governmental authority or, in connection with any proceeding by a private person, with any other person, and, to the extent not prohibited by the governmental authority or other person, give the other party the opportunity to attend and participate in such meetings and teleconferences.

In addition, Vanguard agreed to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve any objections that a governmental authority or any other person may assert under any antitrust law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any antitrust law that may be asserted by any governmental authority with respect to the transactions contemplated by the merger agreement, in each case, so as to enable the closing to occur as promptly as practicable and in any event no later than December 31, 2015; provided that nothing in the merger agreement requires, or will be construed to require, any party to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), divest itself of or limit the ownership or operations of all or any portion of their respective businesses, assets or operations.

In furtherance of the above, Vanguard and LRE agreed to use reasonable best efforts to contest and resist any administrative or judicial actions or proceedings challenging the transactions contemplated by the merger agreement.

Termination of the Merger Agreement

Vanguard and LRE may terminate the merger agreement at any time prior to the closing by mutual written consent.

In addition, either Vanguard or LRE may terminate the merger agreement at any time prior to the effective time of the merger by written notice to the other party:

•	if the closing of the merger has not occurred on or before December 31, 2015 (unless such failure of the closing to occur is due to the failure of the terminating party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such party prior to the closing);
•	if there is in effect a final and nonappealable order of a governmental authority restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement (unless such right to terminate is primarily due to the failure of the terminating party to perform any of its obligations under the merger agreement); or
•	if after the final adjournment of the LRE special meeting at which a vote of the LRE unitholders has been taken in accordance with the merger agreement, the approval of a majority of LRE unitholders has not been obtained.

In addition, Vanguard may terminate the merger agreement:

•	if, prior to final adjournment of the LRE special meeting, a partnership change in recommendation has occurred; or
•	if LRE, LRE GP or any LRE GP seller has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, or any representation or warranty of LRE, LRE GP or any LRE GP seller becomes untrue, which breach, failure to perform or untruth if it was continuing as of the closing date of the transactions would result in the failure of the Additional Vanguard Conditions to be satisfied, and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not become true) by the earlier of (i) December 31, 2015 or (ii) within 30 days following receipt by LRE of notice of such breach, failure or untruth from Vanguard.

In addition, LRE may terminate the merger agreement:

•	if Vanguard has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, or any representation or warranty of Vanguard becomes untrue, which breach, failure to perform or untruth if it was continuing as of the closing date of the transactions would result in the failure of the Additional LRE Conditions to be satisfied, and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not become true) by the earlier of (i) December 31, 2015 or (ii) within 30 days following receipt by Vanguard of notice of such breach, failure or untruth from LRE (such a breach, whether committed by LRE (providing Vanguard a right of termination as described in the above discussion of Vanguard’s termination rights under the merger agreement) or Vanguard (providing LRE a right of termination as described in this paragraph) being referred to herein as a “terminable breach”); or
•	in order to enter into a definitive agreement relating to a superior proposal, provided that LRE must concurrently with such termination pay to Vanguard the termination fee (as described below).

In some cases, termination of the merger agreement will require (i) LRE or Vanguard, as the case may be, to reimburse up to $1,215,000 of the other party’s expenses as described below under “— Expenses” and (ii) LRE to pay a termination fee of $7,288,000 to Vanguard, as described below under “— Termination Fee.”

Termination Fee

The merger agreement provides that LRE is required to pay a termination fee of $7,288,000, which is referred to as the “termination fee,” reduced by the expenses previously paid or reimbursed by LRE (as described below under “— Expenses”), to Vanguard if:

•	prior to the adjournment of the LRE special meeting Vanguard terminates the merger agreement due to a partnership change in recommendation having occurred;
•	LRE terminates the merger agreement in order to enter into a definitive agreement relating to a superior proposal; or
•	each of the following occurs:
•	an alternative proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the LRE special meeting (or, if such special meeting has not occurred, prior to the termination of the merger agreement as a result of the failure to consummate the merger prior to December 31, 2015);
•	the merger agreement is terminated:
•	by either LRE or Vanguard as a result of the failure to consummate the merger prior to December 31, 2015;
•	by either LRE or Vanguard because the merger agreement was not approved at the LRE special meeting; or

•	by Vanguard because LRE has committed a terminable breach (as described above); and
•	LRE enters into a definitive agreement with respect to, or consummates, an alternative proposal within 12 months after the date the merger agreement is terminated (provided that for purposes of the payment of the termination fee described above, the term “alternative proposal” has the meaning provided under “— LRE Unitholder Approval,” except that the references to “20% or more” will be deemed to be references to “50% or more”).

In no event will LRE be obligated to make more than one payment of the termination fee and, if LRE has previously paid any of Vanguard’s expenses in accordance with the merger agreement (as described below under “— Expenses”), the termination fee will be reduced by the amount of such expenses paid.

Expenses

Generally, all fees and expenses incurred in connection with the transactions contemplated by the merger agreement will be the obligation of the respective party incurring such fees and expenses, except that Vanguard and LRE will each pay one-half of the expenses incurred in connection with any HSR Act filing and the filing, printing and mailing of this proxy statement/prospectus.

In addition, in the event that the merger agreement is terminated by either party because the other party has committed a terminable breach (as described above), then the non-terminating party will pay the terminating party, within two business days, the reasonable and documented out-of-pocket expenses of the terminating party incurred in connection with the negotiation, execution and delivery of the merger agreement and the performance of the transactions contemplated thereby up to an aggregate amount equal to $1,215,000.

Conduct of Business Pending the Consummation of the Transactions Contemplated by the Merger Agreement

Under the merger agreement, LRE has agreed that, until the earlier of the effective time and the termination of the merger agreement, and except (i) as expressly contemplated or permitted by the merger agreement, (ii) as may be required by applicable law or the terms of any LRE employee benefit plan, (iii) as set forth in the disclosure letter delivered by LRE to Vanguard or (iv) with the prior written consent of Vanguard (which consent cannot be unreasonably withheld, conditioned or delayed), neither LRE nor LRE GP will (and no LRE GP seller nor LRE GP will take any such action on its own behalf or on behalf of LRE or LRE GP), and will cause each of LRE’s subsidiaries not to:

•	conduct its business and the business of its subsidiaries in all material respects other than in the ordinary course, fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that adversely affects the ability of any party to obtain any approvals required under the HSR Act for the transactions contemplated by the merger agreement;
•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional equity-related rights or enter into any agreement with respect to the foregoing;
•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or rights, subject to certain exceptions;
•	(i) sell, lease, transfer, farmout, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties, other than (A) in the ordinary course of business, (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $5,000,000, or (C) any distributions otherwise permitted under the merger agreement, (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business, (iii) merge, consolidate or enter into any other business combination transaction with any person or (iv) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;
•	make or declare dividends or distributions (i) to the holders of LRE common units that are special or extraordinary distributions or that are in a cash amount in excess of $0.1875 per LRE common unit per quarter, or (ii) to the holders of any other units or interests in LRE, other than distributions required under the LRE partnership agreement by reason of regular quarterly cash distributions to the holders of LRE common units;
•	amend LRE’s certificate of limited partnership or its partnership agreement, the certificate of formation of LRE GP, the LRE GP limited liability company agreement, or the organizational documents of any subsidiary of LRE;
•	enter into any material contract, agreement or arrangement;
•	modify, amend, terminate or assign, or waive or assign any rights under any material agreement, in a manner that is materially adverse to LRE GP, LRE and its subsidiaries, taken as a whole, or that would reasonably be expected to prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement;
•	waive, release, assign, settle or compromise any material claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief;
•	implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;
•	fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;
•	change in any material respect any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, amend in any material respect any tax return, or change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;
•	except with respect to certain employee benefit plans maintained by a third party, increase in any respect the compensation of its officers or employees whose annual base compensation exceeds $200,000 (provided that LRE will provide prompt written notice to Vanguard of any increase in compensation to any officers or employees), take any action to increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any employee benefit plan, grant any severance or termination pay to any officer or director of LRE GP or any employee, or establish, adopt, enter into or materially amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of LRE or any of its subsidiaries or any of their beneficiaries;
•	(i) incur, assume, guarantee or otherwise become liable for any indebtedness, other than (A) borrowings under LRE’s existing revolving credit facility or any one or more refinancings of all or any portion of the indebtedness thereunder entered into on commercially reasonable and customary terms; provided that the aggregate amount of indebtedness described in clause (A) shall not exceed $300.0 million and provided that LRE and LRE GP shall consult with Vanguard prior to paying or agreeing to pay any fees with respect to the indebtedness described in this clause (A), and in no event shall such fees exceed $1,000,000, or (B) trade credit in the ordinary course of business, (ii) redeem, repurchase, cancel or otherwise acquire any indebtedness, (iii) enter into any material lease, (iv) create any lien on its property or the property of its subsidiaries in connection with any pre-existing indebtedness, new indebtedness or lease (except with respect to refinancings described in clause (i)), or (v) make or commit to make any capital expenditures other than as contemplated in LRE’s 2015 capital budget or to satisfy LRE’s plugging and abandonment obligations;
•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;
•	take any action or fail to take any action that would reasonably be expected to cause it or any of its subsidiaries that is not a corporation to be treated, for U.S. federal income tax purposes, as a corporation;
•	enter into any partnership related party transaction (as such term is defined in the merger agreement); and
•	agree or commit to do anything prohibited in the list above.

Under the merger agreement, the foregoing does not limit or restrict the ability of LRE or its subsidiaries to take otherwise prohibited actions in response to emergency situations to the extent required in order to ensure the protection of individuals or assets or compliance with environmental laws, including the release or threatened release of hazardous materials, provided that prompt notice is given to Vanguard.

Under the merger agreement, Vanguard has agreed that, until the earlier of the effective time and the termination of the merger agreement, and except (i) as expressly contemplated or permitted by the merger agreement, (ii) as may be required by applicable law, (iii) as set forth in the disclosure letter delivered by Vanguard to LRE and the LRE GP sellers or (iv) with the prior written consent of LRE (which consent cannot be unreasonably withheld, conditioned or delayed), Vanguard will not, and will cause each of its subsidiaries not to:

•	conduct its business and the business of its subsidiaries in all material respects other than in the ordinary course, fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that adversely affects the ability of any party to obtain any approvals required under the HSR Act for the transactions contemplated by the merger agreement;
•	issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional rights or enter into any agreement with respect to the foregoing; provided that Vanguard may issue and sell units in the ordinary course of business pursuant to its existing equity distribution agreement;
•	split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or repurchase, redeem or otherwise acquire, or permit any of its subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or rights, subject to certain exceptions;
•	(i) sell, lease, transfer, farmout, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties other than (A) in the ordinary course of business, (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $20,000,000, (C) any distributions expressly permitted under the merger agreement, (ii) merge, consolidate or enter into any other business combination transaction with any person or (iii) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;
•	make or declare dividends or distributions to the holders of Vanguard common units or other Vanguard securities, other than distributions under the Vanguard limited liability company agreement by reason of regular monthly or quarterly cash distributions to Vanguard unitholders;
•	amend the Vanguard certificate of formation, the Vanguard limited liability company agreement or any organizational document of Vanguard’s subsidiaries;

•	modify, amend, terminate or assign, or waive or assign any rights under any material agreement, in a manner that is materially adverse to Vanguard and its subsidiaries, taken as a whole, or that would reasonably be expected to prevent or materially delay the consummation of the merger or the other transactions contemplated by the merger agreement;
•	implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;
•	change in any material respect any of its express or deemed elections relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, amend in any material respect any tax return, or change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law;
•	authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;
•	take any action or fail to take any action that would reasonably be expected to cause Vanguard or any of its subsidiaries that is not a corporation to be treated, for U.S. federal income tax purposes, as a corporation; and
•	agree or commit to do anything prohibited in the list above.

Under the merger agreement, the foregoing does not limit or restrict the ability of Vanguard or its subsidiaries to take otherwise prohibited actions (x) to the extent that any such action is implemented to rationalize the corporate structure of Vanguard and its subsidiaries and does not result in the relevant assets being ultimately controlled, directly or indirectly, by a person other than Vanguard or (y) in response to emergency situations to the extent required in order to ensure the protection of individuals or assets or compliance with environmental laws, including the release or threatened release of hazardous materials, provided that prompt notice is given to LRE.

On May 21, 2015, Vanguard executed and delivered a consent letter in respect of the merger agreement, which was acknowledged and agreed by the board of directors of LRE GP and LRE. Pursuant to the terms and conditions of the consent letter, the board of directors of LRE GP and LRE consented to the entry by Vanguard into the Eagle Rock merger agreement.

Indemnification; Directors’ and Officers’ Insurance

The merger agreement provides that, from and after the effective time of the merger, to the fullest extent permitted by law, Vanguard and the surviving entity in the merger will indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the effective time, an officer, director or employee of LRE GP, LRE or any of its subsidiaries and also with respect to any such person, in such person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (regardless of whether affiliated with LRE) serving at the request of or on behalf of LRE GP, LRE or any of its subsidiaries and together with such person’s heirs, executors or administrators against any losses, claims, damages, liabilities, costs, indemnification expenses, judgments, fines, penalties and amounts paid in settlement resulting therefrom. Additionally, Vanguard will advance to any indemnified party any indemnification expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any claim or action in advance of the final disposition of such claim or action without the requirement of any bond or other security.

The indemnification and advancement obligations of Vanguard and the surviving entity in the merger pursuant to the merger agreement extend to acts or omissions occurring at or before the effective time and any claim or action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger and the transactions contemplated by the merger agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any claim or action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to each indemnified party who has ceased to be a director or officer of LRE or any of its subsidiaries after the date of the merger agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives.

For a period of six years from the effective time, as required by the merger agreement, Vanguard will maintain in effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the indemnified parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the indemnified parties so long as that substitution does not result in gaps or lapses in coverage or are alleged to have occurred) with respect to matters occurring on or before the effective time, but Vanguard is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of the merger agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage would cost in excess of that amount. Vanguard may, in its sole discretion, on or prior to the effective time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the effective time that were committed or alleged to have been committed by such indemnified parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by Vanguard, exceed six times an amount equal to 300% of the last annual premiums paid thereof prior to the date of the merger agreement by LRE for directors’ and officers’ liability insurance policies and, if such a “tail policy” is purchased, neither Vanguard nor the surviving entity in the merger shall have any further obligations with respect to maintaining directors’ and officers’ liability insurance.

Financing Matters

Pursuant to the merger agreement, prior to the effective time of the merger, LRE and LRE GP have agreed, at Vanguard’s sole cost and expense, to cooperate, and to cause their respective subsidiaries and representatives to cooperate, as is reasonably necessary with Vanguard in connection with any financing by Vanguard or Vanguard’s subsidiaries in connection with the transactions contemplated by the merger agreement as may be reasonably requested by Vanguard or its representatives.

Amendment of Merger Agreement

At any time prior to the effective time, whether before or after approval of the merger agreement by LRE unitholders, the parties may, by written agreement, amend the merger agreement; provided, however, that following approval of the merger and the other transactions contemplated by the merger agreement by LRE unitholders, no amendment or change to the provisions of the merger agreement will be made which by law would require further approval by LRE unitholders without such approval. The merger agreement also provides that, in addition to any approvals required by LRE’s partnership documents or LRE GP’s limited liability company documents or pursuant to the merger agreement, any waivers by LRE or LRE GP of, or any amendment or modification of any provisions in the merger agreement other than relating to the conduct of business covenants (except relating to equity issuances) must be approved by the LRE GP conflicts committee.

Remedies; Specific Performance

Under the merger agreement, each of the parties agrees that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of the merger agreement were not performed in accordance with their specific terms, and each agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided in the merger agreement on the basis that (x) each party has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Representations and Warranties

The merger agreement contains representations and warranties made by Vanguard, on the one hand, and LRE, LRE GP and the LRE GP sellers, on the other hand. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact or of the condition of the parties to the merger agreement or their respective subsidiaries, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;
•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures may not be reflected in the merger agreement;
•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and
•	were made only as of the date of the merger agreement or such other date or dates as may be specified in the merger agreement and are subject to more recent developments.

The representations and warranties made by both Vanguard and LRE relate to:

•	organization, general authority, standing and similar matters;
•	capitalization;
•	equity interests in other entities;
•	approval and authorization of the merger agreement and the transactions contemplated by the merger agreement and any conflicts created by such transactions;
•	no violations or defaults resulting from the consummation of the transactions contemplated by the merger agreement;
•	required consents and approvals of governmental authorities in connection with the transactions contemplated by the merger agreement;
•	documents filed with the SEC and financial statements included in those documents;
•	internal controls and procedures;
•	absence of undisclosed liabilities since December 31, 2014;
•	absence of certain changes or events from December 31, 2014 through the date of the merger agreement and from the date of the merger agreement through the closing date;
•	compliance with applicable laws and permits;
•	material contracts;
•	environmental matters;
•	reserve reports;
•	title to properties;
•	litigation;
•	information supplied in connection with this proxy statement/prospectus;
•	tax matters;
•	employee benefits and employment matters;
•	intellectual property;
•	related party transactions;
•	insurance;

•	regulatory matters;
•	derivatives;
•	financial advisors; and
•	absence of additional representations and warranties.

Additional representations and warranties made only by Vanguard relate to the operations of Merger Sub and the financing of the transactions contemplated by the merger agreement.

Additional representations and warranties made only by LRE, LRE GP and the LRE GP sellers relate to state takeover statutes and unitholder approval of the merger.

Additional Agreements

The merger agreement also contains covenants relating to cooperation in the preparation of this proxy statement/prospectus and additional agreements relating to, among other things, access to information, notice of specified matters and public announcements. The merger agreement also obligates Vanguard to have Vanguard common units to be issued in connection with the transactions contemplated by the merger agreement approved for listing on the NASDAQ, subject to official notice of issuance, prior to the date of the consummation of the transactions contemplated by the merger agreement.

VANGUARD NATURAL RESOURCES, LLC
UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Vanguard as adjusted for the Merger and as further adjusted for the Eagle Rock Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the merger agreement provides for the merger of Merger Sub with and into LRE, with LRE continuing as the surviving entity, and, at the same time, the purchase by Vanguard of all of the outstanding limited liability company interests in LRE GP, resulting in both LRE and LRE GP becoming wholly owned subsidiaries of Vanguard. Further, subject to the terms and conditions of the Eagle Rock merger agreement and in accordance with Delaware law, the Eagle Rock merger agreement provides for the merger of Talon Merger Sub with and into Eagle Rock, with Eagle Rock continuing as the surviving entity and a wholly owned subsidiary Vanguard.

The pro forma financial statements presented in this subsection have been prepared using the acquisition method of accounting for business combinations under U.S. GAAP. Under the acquisition method of accounting, the assets acquired and liabilities assumed from LRE and Eagle Rock will be recorded as of the acquisition date at their respective fair values.

The historical financial information included in the columns entitled “Vanguard” presented in this subsection was derived from the unaudited financial statements included in Vanguard’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014 which are incorporated by reference into this proxy statement/prospectus. The historical financial information included in the columns entitled “LRE” was derived from LRE’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014 which are incorporated by reference into this proxy statement/prospectus. The historical financial information included in the columns entitled “Eagle Rock” was derived from Eagle Rock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014 which are incorporated by reference into this proxy statement/prospectus.

On January 31, 2014, Vanguard and its wholly owned subsidiary, Encore Energy Partners Operating, LLC, completed the acquisition of certain natural gas and oil assets in the Pinedale and Jonah fields located in Southwestern Wyoming for approximately $555.6 million in cash (the “Pinedale Acquisition”).

On September 30, 2014, Vanguard and its wholly owned subsidiary, Vanguard Operating, LLC, completed the acquisition of natural gas, oil and NGL assets in the Piceance Basin located in Colorado for approximately $496.4 million (the “Piceance Acquisition”).

The unaudited pro forma combined balance sheet at June 30, 2015 presented in this subsection has been presented to show the effect as if the merger, the Eagle Rock merger and the pro forma adjustments had occurred on June 30, 2015. The Pinedale Acquisition and the Piceance Acquisition were included in Vanguard’s historical balance sheet at June 30, 2015, and, as such, there are no pro forma adjustments related to the Pinedale Acquisition and the Piceance Acquisition.

The unaudited pro forma combined statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 presented in this subsection have been presented based on Vanguard’s individual statements of operations, and reflect the pro forma operating results attributable to the merger, the Eagle Rock merger, the Pinedale Acquisition and the Piceance Acquisition as if the merger, the Eagle Rock merger and acquisitions and the related transactions had occurred on January 1, 2014. Vanguard’s historical statements of operations include operating results from the Pinedale Acquisition and the Piceance Acquisition for the six months ended June 30, 2015 and, as such, there are no pro forma adjustments related to the Pinedale Acquisition and the Piceance Acquisition for this period.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statements presented in this subsection. Pro forma data is not necessarily indicative of the financial results that would have been attained had the merger, the Eagle Rock merger and the Pinedale Acquisition and the Piceance Acquisition occurred on January 1, 2014. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods.

The unaudited pro forma combined financial information presented in this subsection is based on assumptions that Vanguard believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. The unaudited pro forma combined financial information presented in this subsection is not necessarily indicative of the financial results that would have occurred if these transactions had taken place on the dates indicated, nor is it indicative of future consolidated results.

The completion of the Eagle Rock merger is not a condition to the completion of the merger and there can be no assurance that the transactions contemplated by the Eagle Rock merger agreement will be completed.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Balance Sheet
As of June 30, 2015

	Historical		Pro Forma Adjustments (Note 2)		Vanguard/ LRE Pro Forma Combined	Historical	Pro Forma Adjustments (Note 2)		Vanguard/ LRE/Eagle Rock Pro Forma Combined
(in thousands)	Vanguard	LRE				Eagle Rock
Assets
Current assets
Cash and cash equivalents	$4,132	$7,681	$(3,612	)(e)	$8,201	$20	$—		$8,221
Trade accounts receivable, net	85,754	8,659	—		94,413	27,087	—		121,500
Derivative assets	114,415	32,087	—		146,502	36,169	—		182,671
Due from affiliates	—	1,456	—		1,456	—	—		1,456
Prepaid expenses	—	1,240	(142	)(a)	1,098	—	—		1,098
Other currents assets	6,146	—	—		6,146	11,594	—		17,740
Total current assets	210,447	51,123	(3,754)		257,816	74,870	—		332,686
Oil and natural gas properties, at cost	4,194,888	972,120	(559,640	)(a)	4,385,858	891,788	(458,534	)(g)	4,801,604
			(221,510	)(a)			(17,508	)(g)
Accumulated depletion, amortization and impairment	(2,154,462)	(559,640)	559,640	(a)	(2,154,462)	(458,534)	458,534	(g)	(2,154,462)
Oil and natural gas properties evaluated, net – full cost method	2,040,426	412,480	(221,510)		2,231,396	433,254	(17,508)		2,647,142
Other assets
Goodwill	420,955	—	209,389		630,344	—	29,609		659,953
Derivative assets	68,942	37,159	—		106,101	38,469	—		144,570
Deferred financing costs, net of accumulated amortization and other assets	—	1,646	(1,646	)(a)	—	—	—		—
Other assets	27,272	455	(10	)(a)	27,717	15,585	(4,788	)(g)	38,514
Total assets	$2,768,042	$502,863	$(17,531)		$3,253,374	$562,178	$7,313		$3,822,865

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Balance Sheet – (continued)
As of June 30, 2015

	Historical		Pro Forma Adjustments (Note 2)		Vanguard/ LRE Pro Forma Combined	Historical	Pro Forma Adjustments (Note 2)		Vanguard/ LRE/Eagle Rock Pro Forma Combined
(in thousands)	Vanguard	LRE				Eagle Rock
Liabilities and members’ equity
Current liabilities
Accounts payable:
Trade	$12,165	$—	$—		$12,165	$9,442	$4,400	(k)	$26,007
Affiliates	1,266	—	—		1,266	—	—		1,266
Accrued liabilities:
Lease operating	16,434	2,578	—		19,012	3,096	—		22,108
Developmental capital	9,938	7,642	—		17,580	16,540	—		34,120
Interest	11,502	151	—		11,653	92	—		11,745
Production and other taxes	41,397	262	—		41,659	2,857	—		44,516
Derivative liabilities	750	3,564	—		4,314	—	—		4,314
Oil and natural gas revenue payable	29,579	—	—		29,579	10,389	—		39,968
Distributions payable	11,226	—	—		11,226	—	—		11,226
Other	14,892	9,072	1,380	(a)	26,544	7,889	14,000	(l)	48,433
			1,200	(f)
Total current liabilities	149,149	23,269	2,580		174,998	50,305	18,400		243,703
Term loan	—	50,000	(50,000	)(b)	—	—	—		—
Revolving credit facility	—	235,000	(235,000	)(b)	—	—	—		—
Long-term debt	1,890,731	—	285,000	(b)	2,175,731	144,781	(94,000	)(h)	2,320,803
							94,000	(h)
							291	(g)
Derivative liabilities	66	1,054	—		1,120	—	—		1,120
Asset retirement obligations	148,997	40,558	(6,769	)(a)	182,786	48,335	11,758	(g)	242,879
Deferred tax liabilities	—	—	—		—	28,589	—		28,589
Other long-term liabilities	1,460	—	—		1,460	4,960	—		6,420
Total liabilities	2,190,403	349,881	(4,189)		2,536,095	276,970	30,449		2,843,514
Members’ equity
Cumulative Preferred units	335,444	—	—		335,444	—	—		335,444
Common units	234,580	—	143,252	(c)	374,220	285,208	(285,208	)(j)	636,292
							(4,400	)(k)
			(3,612	)(e)
							266,472	(i)
Class B units	7,615	—	—		7,615	—	—		7,615
General Partner	—	(9,139)	9,139	(d)	—	—	—		—
Public common unitholders	—	162,121	(162,121	)(d)	—	—	—		—
Total members’ equity	577,639	152,982	(13,342)		717,279	285,208	(23,136)		979,351
Total liabilities and members’ equity	$2,768,042	$502,863	$(17,531)		$3,253,374	$562,178	$7,313		$3,822,865

See the accompanying notes to the unaudited pro forma combined financial statements.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
For the Six Months Ended June 30, 2015

(in thousands, except per unit data)	Historical		Pro Forma reclassification adjustments (Note 3)		Pro Forma Adjustments (Note 3)		Vanguard/ LRE Pro Forma Combined	Historical	Pro Forma reclassification adjustments (Note 3)		Pro Forma Adjustments (Note 3)		Vanguard/ LRE/Eagle Rock Pro Forma Combined
	Vanguard	LRE						Eagle Rock
Revenues:
Oil sales	79,801	$26,291	$—		$—		$106,092	$—	$36,186	(j)	$—		$142,278
Natural gas sales	95,651	7,986	55	(a)	—		103,692	—	16,510	(j)	—		120,200
									(2	)(k)
NGLs sales	19,283	2,832	—				22,115	—	10,029	(j)	—		32,144
Natural gas, natural gas condensate and sulfur	—	—	—		—		—	62,725	(62,725	)(j)	—		—
Net gains on commodity derivative contracts	38,233	9,755	—		—		47,988	11,065	—		—		59,053
Other income	—	55	(55	)(a)	—		—	(2)	2	(k)	—		—
Total revenues	232,968	46,919	—		—		279,887	73,788	—		—		353,675
Costs and expenses:
Production:
Lease operating expenses	67,078	12,780	—		(179	)(c)	79,679	22,836	—		—		102,515
Production and other taxes	22,180	2,748	—		—		24,928	2,726	—		—		27,654
Depreciation, depletion, amortization and accretion	130,015	17,574	—		(17,574	)(d)	138,430	31,035	—		(28,446	)(m)	157,903
					7,625	(d)					17,210	(m)
					790	(e)					(326	)(n)
Impairment of oil and natural gas properties	865,975	35,962	—		—		901,937	68,344	—		—		970,281
Accretion expense	—	1,029	—		(1,029	)(e)	—	—	—		—
Loss on settlement of asset retirement obligations	—	68	—		(68	)(f)	—	—	—		—		—
Selling, general and administrative expenses	18,193	16,464	(18	)(b)	(20	)(g)	34,619	22,395	—		(323	)(o)	56,691
Total costs and expenses	1,103,441	86,625	(18)		(10,455)		1,179,593	147,336	—		(11,885)		1,315,044
Income (loss) from operations	(870,473)	(39,706)	18		10,455		(899,706)	(73,548)	—		11,885		(961,369)
Other income (expense):
Interest expense	(40,563)	(5,889)	—		5,889	(h)	(43,670)	(4,439)	—		1,869	(p)	(48,153)
					(3,107	)(h)					(1,913	)(p)
Net losses on interest rate derivative contracts	(1,484)	(1,673)	—		—		(3,157)	(2,102)	—		—		(5,259)
Net income (loss) from short term investments	—	—	—		—		—	(5,754)	3,179	(l)	—		(2,575)
Other	45	—	—		—		45	3,203	(3,179	)(l)	—		69
Total other expense	(42,002)	(7,562)	—		2,782		(46,782)	(9,092)	—		(44)		(55,918)
Income (loss) before taxes	(912,475)	(47,268)	18		13,237		(946,488)	(82,640)	—		11,841		(1,017,287)
Income tax benefit (expense)	—	18	(18	)(b)	—		—	1,521	—		—		1,521
Loss from continuing operations	(912,475)	(47,250)	—		13,237		(946,488)	(81,119)	—		11,841		(1,015,766)
Less: Distributions to Preferred unitholders	(13,380)	—	—		—		(13,380)	—	—		—		(13,380)
Loss from continuing operations attributable to Common and Class B unitholders	$(925,855)	$(47,250)	$—		$13,237		$(959,868)	$(81,119)	$—		$11,841		$(1,029,146)

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations – (continued)
For the Six Months Ended June 30, 2015

(in thousands, except per unit data)	Historical		Pro Forma reclassification adjustments (Note 3)	Pro Forma Adjustments (Note 3)		Vanguard/ LRE Pro Forma Combined	Historical	Pro Forma reclassification adjustments (Note 3)	Pro Forma Adjustments (Note 3)		Vanguard/ LRE/Eagle Rock Pro Forma Combined
	Vanguard	LRE					Eagle Rock
Loss from continuing operations per Common and Class B unit:
Basic & Diluted	$(10.86)					$(9.53)					$(7.95)
Weighted average units outstanding:
Common units – basic & diluted	84,816			15,453	(i)	100,269			28,746	(q)	129,015
Class B units – basic & diluted	420					420					420

See the accompanying notes to the unaudited pro forma combined financial statements.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2014

(in thousands, except per unit data)	Vanguard As Adjusted (Note 4)	LRE Historical	Pro Forma reclassification adjustments (Note 3)		Pro Forma Adjustments (Note 3)		Vanguard/ LRE Pro Forma Combined	Eagle Rock Historical	Pro Forma reclassification adjustments (Note 3)		Pro Forma Adjustments (Note 3)		Vanguard/ LRE/Eagle Rock Pro forma Adjustments
Revenues:
Oil sales	$285,918	$76,662	$—		$—		$362,580	$—	$113,363	(j)	$—		$475,943
Natural gas sales	351,404	28,521	121	(a)	—		380,046	—	51,252	(j)	—		431,279
									(19	)(k)
NGLs sales	101,309	11,362	—		—		112,671	—	39,177	(j)	—		151,848
Natural gas, natural gas liquids, oil, condensate and sulfur	—	—	—		—		—	203,792	(203,792	)(j)	—		—
Net gains on commodity derivative contracts	163,452	71,235	—		—		234,687	94,431	—		—		329,118
Other income	—	125	(125	)(a)	—		—	(19)	19	(k)	—		—
Total revenues	902,083	187,905	(4)		—		1,089,984	298,204	—		—		1,388,188
Costs and expenses:
Production:
Lease operating expenses	149,765	25,821	—		(322	)(c)	175,264	43,670	—		—		218,934
Production and other taxes	68,749	8,738	—		—		77,487	12,925	—		—		90,412
Depreciation, depletion, amortization and accretion	267,091	36,729	—		(36,729	)(d)	290,011	85,579	—		(80,810	)(m)	334,821
					21,366	(d)					40,670	(n)
					1,554	(e)					(629	)(n)
Impairment of oil and natural gas properties	194,280	37,758	—		—		232,038	395,892	—		—		627,930
Accretion expense	—	2,071	—		(2,071	)(e)	—	—	—		—		—
Loss on settlement of asset retirement obligations	—	151	—		(151	)(f)	—	—	—		—		—
Selling, general and administrative expenses	30,839	11,447	186	(b)	(31	)(g)	42,441	47,193	—		(584	)(o)	89,050
Total costs and expenses	710,724	122,715	186		(16,384)		817,241	585,259	—		(41,353)		1,361,147
Income from operations	191,359	65,190	(190)		16,384		272,743	(287,055)	—		41,353		27,041
Other income (expense):
Interest expense	(78,994)	(10,472)	—		10,472	(h)	(85,207)	(15,247)	—		13,857	(p)	(96,137)
					(6,213	)(h)					(9,540	)(p)
Net losses on interest rate derivative contracts	(1,933)	(1,790)	—		—		(3,723)	(1,734)	—		—		(5,457)
Gain on acquisition of oil and natural gas properties	2,836	—	—		—		2,836	—	—		—		2,836
Net income (loss) from short term investment	—	—	—		—		—	(62,028)	8,041	(1)	—		(53,987)
Other	54	—	4	(a)	—		58	8,294	(8,041	)(1)	—		311
Total other expense	(78,037)	(12,262)	4		4,259		(86,036)	(70,715)	—		4,317		(152,434)
Income (loss) before taxes	113,322	52,928	(186)		20,643		186,707	(357,770)	—		45,670		(125,393)
Income tax benefit (expense)	—	(186)	186	(b)	—		—	5,403	—		—		5,403
Income (loss) from continuing operations	113,322	52,742	—		20,643		186,707	(352,367)	—		45,670		(119,990)
Less: Distributions to Preferred unitholders	(18,197)	—	—		—		(18,197)	—	—		—		(18,197)

See the accompanying notes to the unaudited pro forma combined financial statements.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations – (continued)
For the Year Ended December 31, 2014

(in thousands, except per unit data)	Vanguard As Adjusted (Note 4)	LRE Historical	Pro Forma reclassification adjustments (Note 3)	Pro Forma Adjustments (Note 3)		Vanguard/ LRE Pro Forma Combined	Eagle Rock Historical	Pro Forma reclassification adjustments (Note 3)	Pro Forma Adjustments (Note 3)		Vanguard/ LRE/Eagle Rock Pro forma Adjustments
Income (loss) from continuing operations attributable to Common and Class B unitholders	$95,125	$52,742	$—	$20,643		$168,510	$(352,367)	$—	$45,670		$(138,187)
Income (loss) from continuing operations per Common and Class B unit:
Basic	$1.16					$1.73					$(1.09)
Diluted	$1.14					$1.71					$(1.09)
Weighted average units outstanding:
Common units – basic	81,611			15,453	(i)	97,064			28,746	(q)	125,810
Common units – diluted	82,039			15,453	(i)	97,492			28,318	(q)	125,810
Class B units – basic & diluted	420					420					420

See the accompanying notes to the unaudited pro forma combined financial statements.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 1 Basis of Presentation

On January 31, 2014, Vanguard and its wholly owned subsidiary, Encore Energy Partners Operating, LLC, completed the Pinedale Acquisition, whereby Vanguard acquired certain natural gas and oil assets in the Pinedale and Jonah fields located in Southwestern Wyoming for approximately $555.6 million in cash.

On September 30, 2014, Vanguard and its wholly owned subsidiary, Vanguard Operating, LLC, completed the Piceance Acquisition, whereby Vanguard acquired natural gas, oil and NGL assets in the Piceance Basin located in Colorado for approximately $496.4 million.

On April 20, 2015, Vanguard and LRE entered into a definitive merger agreement, pursuant to which a subsidiary of Vanguard will merge with and into LRE, with LRE continuing as the surviving entity (the “merger”), and, at the same time, Vanguard will purchase all of the limited liability company interests in LRE GP, LLC, the general partner of LRE (“LRE GP”), resulting in both LRE and LRE GP becoming wholly owned subsidiaries of Vanguard. Under the terms of the merger agreement, holders of LRE common units will receive 0.550 common units of Vanguard for each LRE common unit held. In addition, Vanguard will issue and deliver to the members of LRE GP 12,320 common units of Vanguard in exchange for all limited liability company interests in LRE GP. The transaction would result in approximately 15.45 million additional common units being issued by Vanguard, which consists of 15.44 million common units issued to the former LRE unitholders and 12,320 common units issued to the former members of LRE GP. The completion of the merger is subject to the approval of the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units, voting together as a single class, and other customary closing conditions.

On May 21, 2015, Vanguard entered into a merger agreement (the “Eagle Rock merger agreement”) with Eagle Rock Energy Partners, L.P. (“Eagle Rock”) and Eagle Rock Energy GP, L.P., the general partner of Eagle Rock (“Eagle Rock GP”), pursuant to which and subject to the terms and conditions thereof an indirect subsidiary of Vanguard will merge with and into Eagle Rock, with Eagle Rock continuing as the surviving entity and a wholly owned subsidiary of Vanguard (the “Eagle Rock merger”). Under the terms of the merger agreement, each outstanding common unit representing a limited partner interest in Eagle Rock will be converted into the right to receive 0.185 newly issued Vanguard common units or, in the case of fractional Vanguard common units, cash. Further, in connection with the Eagle Rock merger agreement, Vanguard will adopt Eagle Rock’s long-term incentive plan and each outstanding award of Eagle Rock common units issued under such plan will be converted into new awards of Vanguard restricted units. The completion of the Eagle Rock merger is subject to (i) the approval of the merger agreement by the affirmative vote or consent of the holders of at least a majority of the outstanding Eagle Rock common units, voting as a class, (ii) the approval of the issuance of the new Vanguard common units in connection with the merger by the majority of the votes cast affirmatively or negatively by holders of the outstanding Vanguard common units and Vanguard class B units present in person or by proxy at a duly called unitholder meeting and (iii) other customary closing conditions.

The proposed merger and the Eagle Rock merger will be accounted for in accordance with Accounting Standards Board’s Accounting Standards Codification Topic 805 — Business Combinations, which is referred to as FASB ASC 805.

Vanguard’s unaudited pro forma combined balance sheet at June 30, 2015 has been presented in this subsection to show the effect as if the merger, the Eagle Rock merger and the pro forma adjustments had occurred on June 30, 2015. The Pinedale Acquisition and the Piceance Acquisition were included in Vanguard’s historical balance sheet at June 30, 2015, and, as such, there are no pro forma adjustments related to the Pinedale Acquisition and the Piceance Acquisition.

Vanguard’s unaudited pro forma combined statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 have been presented in this subsection based on Vanguard’s individual statements of operations, and reflect the pro forma operating results attributable to the merger, the Eagle Rock merger, the Pinedale Acquisition and the Piceance Acquisition as if the merger, the Eagle Rock merger and acquisitions and the related transactions had occurred on January 1, 2014. Vanguard’s historical statements of operations include operating results from the Pinedale Acquisition and the Piceance Acquisition

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 1 Basis of Presentation  – (continued)

for the six months ended June 30, 2015 and, as such, there are no pro forma adjustments related to the Pinedale Acquisition and the Piceance Acquisition for this period.

The unaudited pro forma combined financial information presented in this subsection includes adjustments to conform LRE’s and Eagle Rock’s accounting for oil and natural gas properties to the full cost method. Vanguard follows the full cost method of accounting for oil and natural gas properties while LRE and Eagle Rock follow the successful efforts method of accounting for oil and natural gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of unsuccessful exploration drilling costs, geological and geophysical costs, delay rental on leases, abandonment costs and general and administrative expenses directly related to exploration and development activities. Under the successful efforts method of accounting, proved property acquisition costs are amortized on a unit-of-production basis over total proved reserves and costs of wells, related equipment and facilities are depreciated over the life of the proved developed reserves that will utilize those capitalized assets on a field-by-field basis. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are included in a single full cost pool, which is amortized on a unit-of-production basis over total proved reserves.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statements presented in this subsection. Pro forma data is not necessarily indicative of the financial results that would have been attained had the merger, the Eagle Rock merger, the Pinedale Acquisition and the Piceance Acquisition occurred on January 1, 2014. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods.

The unaudited pro forma combined financial information presented in this subsection is based on assumptions that Vanguard believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. The unaudited pro forma combined financial information presented in this subsection is not necessarily indicative of the financial results that would have occurred if these transactions had taken place on the dates indicated, nor is it indicative of future consolidated results.

Note 2 Unaudited Pro forma Combined Balance Sheet

LRE Merger

The consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill in connection with the merger were calculated as follows (in thousands):

Pro forma consideration
Market value of Vanguard’s common units to be issued to LRE unitholders(c)	$143,252
Long-term debt assumed	285,000
428,252
Add: fair value of liabilities assumed
Accounts payable and accrued liabilities	10,633
Current derivative liabilities	3,564
Other current liabilities	11,652
Asset retirement obligations	33,789
Long-term derivative liabilities	1,054
Amount attributable to liabilities assumed	$60,692

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 2 Unaudited Pro forma Combined Balance Sheet  – (continued)

Less: fair value of assets acquired
Cash	7,681
Trade accounts receivable	8,659
Current derivative assets	32,087
Due from affiliates	1,456
Other current assets	1,098
Oil and natural gas properties	190,970
Long-term derivative assets	37,159
Other assets	445
Amount attributable assets acquired	$279,555
Goodwill	$209,389

The total consideration for the proposed merger comprising the fair value of Vanguard’s common units to be issued to LRE unitholders and fair value of long-term debt assumed was assigned to the assets acquired and liabilities assumed based on a preliminary assessment of the estimated fair value of the assets acquired and liabilities assumed at June 30, 2015 using currently available information. Vanguard expects to close the proposed merger as soon as practicable. However, the proposed merger is subject to approvals by LRE unitholders and regulatory agencies. As such, the timing of closing this proposed merger is uncertain.

Eagle Rock Merger

The consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill in connection with the Eagle Rock merger were calculated as follows (in thousands):

Pro forma consideration
Market value of Vanguard’s common units to be issued to Eagle Rock unitholders(i)	$266,472
Long-term debt assumed	145,072
411,544
Add: fair value of liabilities assumed
Accounts payable and accrued liabilities	42,416
Other current liabilities	21,889
Asset retirement obligations	60,093
Deferred tax liabilitiy	28,589
Other Long-term liabilities	4,960
Amount attributable to liabilities assumed	$157,947
Less: fair value of assets acquired
Cash	20
Trade accounts receivable	27,087
Current derivative assets	36,169
Other current assets	11,594
Oil and natural gas properties	415,746
Long-term derivative assets	38,469
Other assets	10,797
Amount attributable assets acquired	$539,882
Goodwill	$29,609

The total consideration for the proposed Eagle Rock merger comprising the fair value of Vanguard’s common units to be issued to Eagle Rock unitholders and fair value of long-term debt assumed was assigned to the assets acquired and liabilities assumed based on a preliminary assessment of the estimated fair value of

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 2 Unaudited Pro forma Combined Balance Sheet  – (continued)

the assets acquired and liabilities assumed at June 30, 2015 using currently available information. Vanguard expects to close the proposed Eagle Rock merger as soon as practicable. However, the proposed Eagle Rock merger is subject to approvals by Eagle Rock unitholders and Vanguard unitholders. As such, the timing of closing this proposed Eagle Rock merger is uncertain.

Goodwill is calculated as the excess of the total consideration over the estimated fair value of net assets acquired. The total consideration for the proposed merger was based on the market capitalization of LRE or Eagle Rock, as applicable, with an added control premium which resulted in a higher value compared to the fair value of the net assets acquired. The resulting goodwill is attributable to Vanguard’s qualitative assumptions of long-term factors that the acquisition creates for its unitholders. These assumptions include:

•	the acquisition of long-life, low-decline, mature oil and natural gas exploration and production assets that are well-suited for Vanguard’s upstream MLP model and its stated corporate strategy to grow via accretive acquisitions;
•	additional scale and efficiencies in Vanguard’s current operating basins;
•	increased scale of operations which will permit Vanguard to compete more effectively and facilitate future development projects and acquisitions through increased cash flow and lower cost of capital investment in the current reduced commodity price environment. Vanguard also expects the combined business to realize substantial operating and administrative synergies;
•	the addition of a balanced production and reserves product mix that Vanguard believes provides an advantage in light of the better expected profit margins for oil and NGLs production than natural gas production as reflected in the short-term and long-term market prices for oil versus natural gas; and
•	improvement in a number of Vanguard’s financial ratios commonly used to assess its credit rating. The predominantly unit-for-unit nature of the transaction is expected to allow Vanguard to reduce leverage and strengthen its balance sheet. In addition, because size is a key contributor to credit ratings for oil and natural gas exploration and production companies, increased scale could result in improved credit ratings for the combined entity, in particular if both the merger and the Eagle Rock merger are consummated.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 2 Unaudited Pro forma Combined Balance Sheet  – (continued)

Vanguard believes the estimates used in the fair market valuation and purchase price allocation are reasonable and that the significant effects of the proposed merger and Eagle Rock merger are properly reflected.

The final purchase price allocation and the resulting effect on results of operations and financial position may significantly differ from the pro forma amounts included herein.

The purchase price allocation is preliminary and subject to change due to several factors, including:

•	changes in the estimated fair values of LRE’s assets and liabilities as of the closing date of the proposed merger, which could result from changes in expected future commodity prices, changes in reserve estimates as well as other changes;
•	changes in the estimated fair values of Eagle Rock’s assets and liabilities as of the closing date of the proposed Eagle Rock merger, which could result from changes in expected future commodity prices, changes in reserve estimates as well as other changes; and
•	changes in the estimated fair value of the Vanguard common unit consideration transferred depending on its estimated fair value at the date of closing of each merger.

Pro Forma Adjustment to the Unaudited Pro Forma Combined Balance Sheet

LRE Merger

(a)	Represents pro forma adjustments to:
•	adjust the assets acquired and liabilities assumed to their estimated fair values as of the closing date;
•	eliminate LRE’s historical accumulated depreciation, depletion and amortization balances;
•	adjust asset retirement obligations using Vanguard’s estimates; and
•	eliminate deferred financing costs on LRE’s term loan and credit facility.
(b)	Represents the termination of LRE’s credit agreement and term loan agreement and the extinguishment of the related debt outstanding using Vanguard’s borrowings under its reserve-based credit facility.
(c)	Represents the increase in Vanguard’s common units resulting from the issuance of Vanguard’s common units to LRE to effect the proposed merger as follows (in thousands, except merger exchange ratio and closing share price):

Estimated LRE common units owned by public unitholders	19,505
Estimated LRE common units owned by affiliated unitholders	8,570
Estimated LRE common units owned by the owners of LRE GP	22
Total estimated LRE common units to be acquired by Vanguard	28,097
Proposed merger exchange ratio of Vanguard common units for each LRE common unit	0.55
Vanguard common units to be issued	15,453
Closing price of Vanguard common unit on August 27, 2015	$9.27
Vanguard common unit consideration	$143,252

The proposed transaction has a preliminary value of approximately $428.3 million, including the assumption of LRE’s debt of approximately $285.0 million at June 30, 2015. The final value of the Vanguard common unit consideration will be determined based on the actual number of Vanguard common units issued and the market price of Vanguard’s common unit as of the date of acquisition. A ten percent increase or decrease in the closing price of Vanguard’s common units would increase or decrease the value of Vanguard common unit consideration and goodwill by approximately $14.3 million.

(d)	Represents the elimination of LRE’s historical equity in connection with the acquisition method of accounting.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 2 Unaudited Pro forma Combined Balance Sheet  – (continued)

(e)	Represents the estimated $3.6 million of legal and advisory fees to be incurred by Vanguard not reflected in the June 30, 2015 balance sheet, that are not capitalizable as part of the transaction. These costs are reflected in the unaudited pro forma combined balance sheet as a reduction of equity as the costs will be expensed by Vanguard as incurred.
(f)	Represents cash severance payment to an executive officer of LRE GP to be paid immediately prior to the closing of the merger.

Eagle Rock Merger

(g)	Represents pro forma adjustments to:
•	adjust the assets acquired and liabilities assumed to their estimated fair values as of the closing date;
•	eliminate Eagle Rock’s historical accumulated depreciation, depletion and amortization balances;
•	adjust asset retirement obligations using Vanguard’s estimates; and
•	eliminate deferred financing costs on Eagle Rock’s credit facility and senior notes.
(h)	Represents the termination of Eagle Rock’s revolving credit agreement and the extinguishment of the related debt outstanding using Vanguard’s borrowings under its reserve-based credit facility.
(i)	Represents the increase in Vanguard’s common units resulting from the issuance of Vanguard’s common units to Eagle Rock to effect the proposed merger as follows (in thousands, except merger exchange ratio and closing share price):

Estimated Eagle Rock common units owned by public unitholders	152,987
Estimated Eagle Rock unvested performance units that will vest upon closing	2,395
Total estimated Eagle Rock common units to be acquired by Vanguard	155,382
Proposed merger exchange ratio of Vanguard common units for each Eagle Rock common unit	0.185
Vanguard common units to be issued	28,746
Closing price of Vanguard common unit on August 27, 2015	$9.27
Vanguard common unit consideration	$266,472

The proposed transaction has a preliminary value of approximately $411.5 million, including the assumption of Eagle Rock’s debt of approximately $145.1 million at June 30, 2015. The final value of the Vanguard common unit consideration will be determined based on the actual number of Vanguard common units issued and the market price of Vanguard’s common unit as of the date of acquisition. A ten percent increase or decrease in the closing price of Vanguard’s common units would increase or decrease the value of Vanguard common unit consideration and goodwill by approximately $26.6 million.

(j)	Represents the elimination of Eagle Rock’s historical equity in connection with the acquisition method of accounting.
(k)	Represents the estimated $4.4 million of legal and advisory fees to be incurred by Vanguard not reflected in the June 30, 2015 balance sheet, that are not capitalizable as part of the transaction. These costs are reflected in the unaudited pro forma combined balance sheet as a reduction of equity as the costs will be expensed by Vanguard as incurred.
(l)	Represents cash severance payment to certain employees, executive officers and directors of Eagle Rock GP to be paid immediately prior to the closing of the Eagle Rock merger.

Reclassifications were made to the historical LRE and Eagle Rock assets and liabilities to conform to Vanguard’s presentation. Those reclassifications did not impact the total historical LRE and Eagle Rock assets or liabilities.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 3 Pro Forma Adjustments to the Unaudited Combined Statements of Operations

LRE Merger

Adjustments (a) – (b) to the unaudited pro forma combined statement of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 presented in this subsection include reclassifications required to conform LRE’s revenue and expense items to Vanguard’s presentation as follows:

(a)	Represents the reclassification of LRE’s other income sales to conform to Vanguard’s natural gas product sales presentation.
(b)	Represents the reclassification of LRE’s income tax expense to conform to Vanguard’s presentation.

Adjustments (c) – (i) to the unaudited pro forma combined statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 are to reflect the merger with LRE and the conversion of LRE’s method of accounting for oil and natural gas properties from the successful efforts method of accounting to the full cost method of accounting.

(c)	Represents the capitalization of unsuccessful exploration costs, geological and geophysical costs and delay rentals attributable to the development of oil and natural gas properties in accordance with the full cost method of accounting for oil and natural gas properties.
(d)	Represents the change in depreciation, depletion and amortization primarily resulting from the pro forma calculation of the combined entity’s depletion expense under the full cost method of accounting for oil and natural gas properties.
(e)	Represents the change in accretion expense using Vanguard’s asset retirement obligations estimates.
(f)	Represents the adjustment to eliminate the loss on settlement of asset retirement obligations to conform to Vanguard’s full cost method of accounting for oil and natural gas properties.
(g)	Represents the elimination of certain general and administrative expenses resulting from LRE not being a separate public company after the completion of the Merger, including NYSE listing fees and SEC filing fees.
(h)	Represents the adjustment to interest expense arising from borrowings under Vanguard’s reserve-based credit facility used to terminate LRE’s credit agreement and term loan agreement and the extinguishment of the related debt outstanding. We eliminated the interest expense recorded by LRE and calculated pro forma interest expense based on the long-term debt assumed of $285.0 million and Vanguard’s variable interest rate as of June 30, 2015 of 2.18%. The effect on net income of a 1/8 percent variance in interest rates would be $0.4 million and $0.8 million for the six months ended June 30, 2015 and for the year ended December 31, 2014, respectively.
(i)	Represents the adjustment for the weighted average number of units from the issuance of approximately 15.45 million Vanguard common units under the terms of the Merger, which consists of 15.44 million common units issued to the former LRE unitholders and 12,320 common units issued to the former members of LRE GP, whereby LRE’s public unitholders will receive 0.550 Vanguard common units for each LRE common unit held at closing.

Eagle Rock Merger

Adjustments (j) – (l) to the unaudited pro forma combined statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 include reclassifications required to conform Eagle Rock’s revenue and expense items to Vanguard’s presentation as follows:

(j)	Represents the reclassification of Eagle Rock’s natural gas, natural gas liquids, oil, condensate and sulfur revenues to conform to Vanguard’s oil sales, natural gas sales and NGLs sales presentation.
(k)	Represents the reclassification of Eagle Rock’s other income sales to conform to Vanguard’s natural gas product sales presentation.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 3 Pro Forma Adjustments to the Unaudited Combined Statements of Operations  – (continued)

(l)	Represents the reclassification of Eagle Rock’s income on short term investments to conform to Vanguard’s presentation.

Adjustments (m) – (q) to the unaudited pro forma combined statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 are to reflect the merger with Eagle Rock.

(m)	Represents the change in depreciation, depletion and amortization primarily resulting from the pro forma calculation of the combined entity’s depletion expense under the full cost method of accounting for oil and natural gas properties.
(n)	Represents the change in accretion expense using Vanguard’s asset retirement obligations estimates.
(o)	Represents the elimination of certain general and administrative expenses resulting from Eagle Rock not being a separate public company after the completion of the Merger, including NASDAQ listing fees and SEC filing fees.
(p)	Represents the adjustment to interest expense arising from borrowings under Vanguard’s reserve-based credit facility used to terminate Eagle Rock’s credit agreement and term loan agreement and the extinguishment of the related debt outstanding. Interest expense recorded by Eagle Rock included interest for its senior notes and revolving credit facility. We eliminated the interest expense recorded by Eagle Rock related to the revolving credit facility only and calculated pro forma interest expense. Since Eagle Rock had a more significant debt balance in 2014, we applied Vanguard’s monthly variable interest rate, which ranged from 1.9% to 2.17% in 2014, and 2.18% to 2.44% in 2015, to Eagle Rock’s monthly outstanding balance to calculate the pro forma interest expense adjustment. The effect on net income of a 1/8 percent variance in interest rates would be $0.2 million and $1.2 million for the six months ended June 30, 2015 and for the year ended December 31, 2014, respectively.
(q)	Represents the adjustment for the weighted average number of units from the issuance of approximately 28.75 million Vanguard common units under the terms of the Eagle Rock merger, whereby Eagle Rock’s public unitholders will receive 0.185 Vanguard common units for each Eagle Rock common unit held at closing. Since the combined results of operations after giving effect to the merger and the Eagle Rock merger results in a net loss, 0.43 million Vanguard phantom units were excluded from the calculation of pro forma diluted earnings per unit due to their anti-dilutive effect.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 4 Adjustments for Pinedale and Piceance Acquisitions

On January 31, 2014, Vanguard and its wholly owned subsidiary, Encore Energy Partners Operating, LLC, completed the acquisition of certain natural gas and oil assets in the Pinedale and Jonah fields located in Southwestern Wyoming for approximately $555.6 million in cash (the “Pinedale Acquisition”), and, on September 30, 2014, Vanguard and its wholly owned subsidiary, Vanguard Operating, LLC, completed the acquisition of natural gas, oil and NGL assets in the Piceance Basin located in Colorado for approximately $496.4 million (the “Piceance Acquisition”).

The Vanguard As Adjusted column in the Unaudited Pro Forma Combined Statement of Operations Data for Year Ended December 31, 2014 presented above in this subsection, incorporates the following financial information related to the Pinedale Acquisition and the Piceance Acquisition:

	Historical	Pinedale Acquisition Adjustments		Piceance Acquisition Adjustments		Vanguard As Adjusted
(in thousands, except per unit data)	Vanguard
Revenues:
Oil sales	$268,685	$2,145	(a)	$15,088	(f)	$285,918
Natural gas sales	285,439	8,533	(a)	57,432	(f)	351,404
NGLs sales	70,489	3,581	(a)	27,239	(f)	101,309
Net gains on commodity derivative contracts	163,452	—		—		163,452
Total revenues	788,065	14,259		99,759		902,083
Costs and expenses:
Production:
Lease operating expenses	132,515	4,178	(b)	13,072	(g)	149,765
Production and other taxes	61,874	1,607	(b)	5,268	(g)	68,749
Depreciation, depletion, amortization and accretion	226,937	5,904	(c)	34,250	(h)	267,091
Impairment of oil and natural gas properties	234,434	(5,904)(c)		(34,250)(h)		194,280
Selling, general and administrative expenses	30,839	—		—		30,839
Total costs and expenses	686,599	5,785		18,340		710,724
Income from operations	101,466	8,474		81,419		191,359
Other income (expense):
Interest expense	(69,765)	(988	)(d)	(8,241	)(i)	(78,994)
Net losses on interest rate derivative contracts	(1,933)	—		—		(1,933)
Gain on acquisition of oil and natural gas properties	34,523	(32,114	)(e)	427	(j)	2,836
Other	54	—		—		54
Total other expense	(37,121)	(33,102)		(7,814)		(78,037)
Net income (loss)	64,345	(24,628)		73,605		113,322
Less: Distributions to Preferred unitholders	(18,197)	—		—		(18,197)
Net income (loss) attributable to Common and Class B unitholders	$46,148	$(24,628)		$73,605		$95,125
Net income per Common and Class B unit:
Basic	$0.56					$1.16
Diluted	$0.55					$1.14
Weighted average units outstanding:
Common units – basic	81,611					81,611
Common units – diluted	82,039					82,039
Class B units – basic & diluted	420					420

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 4 Adjustments for Pinedale and Piceance Acquisitions  – (continued)

The measurement of the fair value at acquisition date of the assets acquired in the Pinedale Acquisition as compared to the fair value of consideration transferred, adjusted for purchase price adjustments, resulted in a gain of $32.1 million, as reflected in the table below, primarily due to the increase in natural gas prices between the date the purchase and sale agreement was entered into and the closing date.

Fair value of assets and liabilities acquired:	(in thousands)
Oil and natural gas properties	$600,123
Inventory	244
Asset retirement obligations	(12,404)
Imbalance liabilities	(171)
Other	(125)
Total fair value of assets and liabilities acquired	587,667
Fair value of consideration transferred	555,553
Gain on acquisition	$32,114

The measurement of the fair value at acquisition date of the assets acquired in the Piceance Acquisition as compared to the fair value of consideration transferred, adjusted for purchase price adjustments, resulted in goodwill of $0.4 million, calculated in the following table, which was immediately impaired and recorded as a loss in current period earnings. The loss resulted primarily from the changes in oil and natural gas prices between the date the purchase and sale agreement was entered into and the closing date, which were used to value the reserves acquired.

Fair value of assets and liabilities acquired:	(in thousands)
Oil and natural gas properties	$523,537
Asset retirement obligations	(19,452)
Production and ad valorem taxes payable	(7,552)
Suspense liabilities	(445)
Other	(124)
Total fair value of assets and liabilities acquired	495,964
Fair value of consideration transferred	496,391
Loss on acquisition	$(427)

The unaudited pro forma combined statement of operations for the year ended December 31, 2014 presented in this subsection includes adjustments to reflect the following:

(a)	Represents the increase in oil, natural gas and natural gas liquids sales resulting from the Pinedale Acquisition.
(b)	Represents the increase in lease operating expenses and production and other taxes resulting from the Pinedale Acquisition.
(c)	Represents the increase in depreciation, depletion, amortization and accretion resulting from the Pinedale Acquisition and the corresponding reduction in the impairment recognized in the fourth quarter of 2014.
(d)	Represents the pro forma interest expense related to borrowings under the reserve-based credit facility to fund the Pinedale Acquisition.
(e)	Represents the elimination of the nonrecurring gain from the acquisition of oil, natural gas and natural gas liquids properties in the Pinedale Acquisition.
(f)	Represents the increase in oil, natural gas and natural gas liquids sales resulting from the Piceance Acquisition.
(g)	Represents the increase in lease operating expenses and production and other taxes resulting from the Piceance Acquisition.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 4 Adjustments for Pinedale and Piceance Acquisitions  – (continued)

(h)	Represents the increase in depreciation, depletion, amortization and accretion resulting from the Piceance Acquisition and the corresponding reduction in the impairment recognized in the fourth quarter of 2014.
(i)	Represents the pro forma interest expense related to borrowings under the reserve-based credit facility to fund the Piceance Acquisition.
(j)	Represents the elimination of the nonrecurring loss from the impairment of the goodwill recognized in the acquisition of oil, natural gas and natural gas liquids properties in the Piceance Acquisition.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 5 Supplemental Oil and Gas Information (Unaudited)

The following tables set forth summary pro forma information with respect to Vanguard’s pro forma combined estimated net proved and proved developed natural gas, oil and natural gas liquids reserves for the year ended December 31, 2014. The pro forma information for the year ended December 31, 2014 presented in this subsection gives effect to the Pinedale Acquisition, the Piceance Acquisition, the merger, and the Eagle Rock merger as if they occurred on January 1, 2014. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties and the standardized measure of discounted future net cash flows.

The completion of the Eagle Rock merger is not a condition to the completion of the merger and there can be no assurance that the transactions contemplated by the Eagle Rock merger agreement will be completed.

Estimated changes in the quantities of natural gas, oil and natural gas liquids reserves for the year ended December 31, 2014 are as follows:

	Natural Gas (in MMcf)
	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Pro Forma Adjustments(a)	Vanguard As Adjusted	LRE Historical	Vanguard/LRE Pro Forma Combined	Eagle Rock Historical	Vanguard/ LRE/Eagle Rock Pro Forma Combined
Net proved reserves
January 1, 2014	586,489	573,755	294,000	—	1,454,244	92,622	1,546,866	177,226	1,724,092
Revisions of previous estimates	(66,797)	52,272	(12,679)	—	(27,204)	7,484	(19,720)	(19,897)	(39,617)
Extensions, discoveries and other	2,927	—	—	—	2,927	1,138	4,065	22,990	27,055
Purchases of reserves in place	1,036,285	—	—	(889,961)	146,324	1,948	148,272	769	149,041
Production	(83,037)	(29,478)	(19,799)	31,890	(100,424)	(6,467)	(106,891)	(11,995)	(118,886)
December 31, 2014	1,475,867	596,549	261,522	(858,071)	1,475,867	96,725	1,572,592	169,093	1,741,685

	Oil (in MBbls)
	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Pro Forma Adjustments(a)	Vanguard As Adjusted	LRE Historical	Vanguard/ LRE Pro Forma Combined	Eagle Rock Historical	Vanguard/ LRE/Eagle Rock Pro Forma Combined
Net proved reserves
January 1, 2014	45,316	4,852	2,477	—	52,645	10,698	63,343	13,542	76,885
Revisions of previous estimates	(2,910)	585	(83)	—	(2,408)	434	(1,974)	(2,618)	(4,592)
Extensions, discoveries and other	465	—	—	—	465	573	1,038	1,080	2,118
Purchases of reserves in place	12,873	—	—	(7,640)	5,233	2,305	7,538	326	7,864
Sales of reserves in place	(2,394)	—	—	—	(2,394)	—	(2,394)	—	(2,394)
Production	(3,301)	(270)	(216)	295	(3,492)	(904)	(4,396)	(1,313)	(5,709)
December 31, 2014	50,049	5,167	2,178	(7,345)	50,049	13,106	63,155	11,017	74,172

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 5 Supplemental Oil and Gas Information (Unaudited)  – (continued)

	Natural Gas Liquids (in MBbls)
	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Pro Forma Adjustments(a)	Vanguard As Adjusted	LRE Historical	Vanguard/ LRE Pro Forma Combined	Eagle Rock Historical	Vanguard/ LRE/Eagle Rock Pro Forma Combined
Net proved reserves
January 1, 2014	29,195	20,044	12,340	—	61,579	3,969	65,548	14,637	80,185
Revisions of previous estimates	(10,769)	(5,752)	(828)	—	(17,349)	635	(16,714)	(2,039)	(18,753)
Extensions, discoveries and other	22	—	—	—	22	182	204	2,224	2,428
Purchases of reserves in place	26,840	—	—	(24,740)	2,100	198	2,298	170	2,468
Production	(2,759)	(1,243)	(1,186)	1,365	(3,823)	(366)	(4,189)	(1,158)	(5,347)
December 31, 2014	42,529	13,049	10,326	(23,375)	42,529	4,618	47,147	13,834	60,981

(a)	To adjust the amount of purchases of reserves representing the Pinedale Acquisition and Piceance Acquisition during 2014 included in Vanguard’s historical information. The pro forma effect of each acquisition is presented separately in the table above.

Estimated quantities of natural gas, oil and natural gas liquids reserves as of December 31, 2014 are as follows:

	Vanguard Historical(a)	LRE Historical	Vanguard/ LRE Pro Forma Combined(b)	Eagle Rock Historical	Vanguard/ LRE/Eagle Rock Pro Forma Combined(c)
Estimated proved reserves:
Natural Gas (MMcf)	1,475,867	96,725	1,572,592	169,093	1,741,685
Oil (MBbls)	50,049	13,106	63,155	11,017	74,172
Natural Gas Liquids (MBbls)	42,529	4,618	47,147	13,834	60,981
MMcfe	2,031,335	203,069	2,234,404	318,199	2,552,603
Estimated proved developed reserves:
Natural Gas (MMcf)	970,714	88,265	1,058,979	126,783	1,185,762
Oil (MBbls)	39,143	10,962	50,105	9,595	59,700
Natural Gas Liquids (MBbls)	28,678	3,956	32,634	10,895	43,529
MMcfe	1,377,640	177,773	1,555,413	249,723	1,805,136

(a)	The historical standardized measure includes Vanguard, the Pinedale Acquisition and the Piceance Acquisition as of December 31, 2014.
(b)	Includes Vanguard’s, the Pinedale Acquisition’s, the Piceance Acquisition’s and LRE’s estimated net proved and proved developed oil, natural gas and natural gas liquids reserves as of December 31, 2014.
(c)	Includes Vanguard’s, the Pinedale Acquisition’s, the Piceance Acquisition’s, LRE’s and Eagle Rock’s estimated net proved and proved developed oil, natural gas and natural gas liquids reserves as of December 31, 2014.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 5 Supplemental Oil and Gas Information (Unaudited)  – (continued)

The standardized measure of discounted future net cash flows relating to the combined proved oil, natural gas and natural gas liquids reserves at December 31, 2014 is as follows (in thousands):

	Vanguard Historical(a)	LRE	Vanguard/ LRE Pro Forma Combined	Eagle Rock Historical	Vanguard/ LRE/Eagle Rock Combined
Future cash inflows	$11,225,973	$1,749,346	$12,975,319	$2,187,346	$15,162,665
Future production costs	(3,999,460)	(688,333)	(4,687,793)	(760,799)	(5,448,592)
Future development costs	(845,872)	(117,473)	(963,345)	(240,886)	(1,204,231)
Future net cash flows	6,380,641	943,540	7,324,181	1,185,661	8,509,842
10% annual discount for estimated timing of cash flows	(3,404,914)	(501,869)	(3,906,783)	(591,421)	(4,498,204)
Standardized measure of discounted future net cash flows	$2,975,727	$441,671	$3,417,398	$594,240	$4,011,638

(a)	The historical standardized measure includes Vanguard, the Pinedale Acquisition and the Piceance Acquisition.

For the December 31, 2014 calculations in the preceding table, estimated future cash inflows from estimated future production of proved reserves were computed using the average oil and natural gas price based upon the 12-month average price of $94.87 and $94.99 per barrel of crude oil and $4.36 and $4.35 per MMBtu for natural gas for Vanguard Historical and LRE, respectively, adjusted for quality, transportation fees and a regional price differential, and the volume-weighted average price of $35.35 and $33.11 per barrel of natural gas liquids for Vanguard Historical and LRE, respectively. The natural gas liquids prices were calculated using the differentials for each property to West Texas Intermediate reference price of $94.87 and $94.99 for Vanguard Historical and LRE, respectively. Vanguard may receive amounts different than the standardize measure of discounted cash flow for a number of reasons, including price changes and the effects of Vanguard’s hedging activities.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 5 Supplemental Oil and Gas Information (Unaudited)  – (continued)

The following are the principal sources of change in the combined standardized measure of discounted future net cash flows on a pro forma basis for the year ended December 31, 2014 (in thousands):

	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Pro Forma Adjustments	Vanguard As Adjusted	LRE Historical	Vanguard/ LRE Pro Forma Combined(a)	Eagle Rock Historical	Vanguard/ LRE/Eagle Rock Pro Forma Combined(b)
Sales and transfers, net of production costs	$(430,224)	$(116,408)	$(96,653)	$123,169	$(520,116)	$(81,986)	$(602,102)	$(152,097)	$(754,199)
Net changes in prices and production costs	11,138	311,334	(132,576)	—	189,896	584	190,480	(63,142)	127,338
Extensions discoveries and improved recovery, less related costs	24,841	—	—	—	24,841	17,979	42,820	74,684	117,504
Changes in estimated future development costs	36,564	(115,401)	(13,728)	—	(92,565)	(11,897)	(104,462)	71,800	(32,662)
Previously estimated development costs incurred during the period	68,817	74,685	352	—	143,854	27,073	170,927	49,409	220,336
Revision of previous quantity estimates	(292,454)	26,854	(20,726)	—	(286,326)	30,256	(256,070)	(149,993)	(406,063)
Accretion of discount	183,397	46,010	53,471	—	282,878	39,313	322,191	59,818	382,009
Purchases of reserves in place	1,621,571	—	—	(1,257,662)	363,909	45,665	409,574	11,904	421,478
Sales of reserves	(48,163)	—	—	—	(48,163)	—	(48,163)	—	(48,163)
Change in production rates, timing and other	(33,731)	57,008	65,465	—	88,742	(17,873)	70,869	41,351	112,220
Net change in standardized measure	1,141,756	284,082	(144,395)	(1,134,493)	146,950	49,114	196,064	(56,266)	139,798
Standardized measure, January 1, 2014	1,833,971	460,099	534,707	—	2,828,777	392,557	3,221,334	650,506	3,871,840
Standardized measure, December 31, 2014	$2,975,727	$744,181	$390,312	$(1,134,493)	$2,975,727	$441,671	$3,417,398	$594,240	$4,011,638

(a)	The pro forma standardized measure includes Vanguard, the Pinedale Acquisition, the Piceance Acquisition and the merger with LRE.
(b)	The pro forma standardized measure includes Vanguard, the Pinedale Acquisition, the Piceance Acquisition, the merger and the Eagle Rock merger.

Vanguard as adjusted for the Eagle Rock merger without giving effect to the merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware law, the Eagle Rock merger agreement provides for the merger of Talon Merger Sub with and into Eagle Rock, with Eagle Rock continuing as the surviving entity and as a wholly owned indirect subsidiary of Vanguard.

The pro forma financial statements presented in this subsection have been prepared using the acquisition method of accounting for business combinations under U.S. GAAP. Under the acquisition method of accounting, the assets acquired and liabilities assumed from Eagle Rock will be recorded as of the acquisition date at their respective fair values.

The historical financial information included in the columns entitled “Vanguard” presented in this subsection was derived from the unaudited financial statements included in Vanguard’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015 and its Annual Report on Form 10-K for the year ended December 31, 2014 which are incorporated by reference into this proxy statement/prospectus. The historical financial information included in the columns entitled “Eagle Rock” in this subsection was derived from Eagle Rock’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, and Annual Report on Form 10-K for the year ended December 31, 2014, which are incorporated by reference into this proxy statement/prospectus.

On January 31, 2014, Vanguard and its wholly owned subsidiary, Encore Energy Partners Operating, LLC, completed the acquisition of certain natural gas and oil assets in the Pinedale and Jonah fields located in Southwestern Wyoming for approximately $555.6 million in cash (the “Pinedale Acquisition”).

On September 30, 2014, Vanguard and its wholly owned subsidiary, Vanguard Operating, LLC, completed the acquisition of natural gas, oil and NGL assets in the Piceance Basin located in Colorado for approximately $496.41 million (the “Piceance Acquisition”).

The unaudited pro forma combined balance sheet at June 30, 2015 presented in this subsection has been presented to show the effect as if the Eagle Rock merger and the pro forma adjustments had occurred on June 30, 2015. The Pinedale Acquisition and the Piceance Acquisition were included in Vanguard’s historical balance sheet at June 30, 2015, and, as such, there are no pro forma adjustments related to the Pinedale Acquisition and the Piceance Acquisition.

The unaudited pro forma combined statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 presented in this subsection have been presented based on Vanguard’s individual statements of operations, and reflect the pro forma operating results attributable to the Eagle Rock merger, the Pinedale Acquisition and the Piceance Acquisition as if the Eagle Rock merger and acquisitions and the related transactions had occurred on January 1, 2014. Vanguard’s historical statements of operations include operating results from the Pinedale Acquisition and the Piceance Acquisition for the six months ended June 30, 2015 and, as such, there are no pro forma adjustments related to the Pinedale Acquisition and the Piceance Acquisition for this period.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statements presented in this subsection. Pro forma data is not necessarily indicative of the financial results that would have been attained had the Eagle Rock merger and the Pinedale Acquisition and the Piceance Acquisition occurred on January 1, 2014. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented in this subsection should not be viewed as indicative of operations in future periods.

The unaudited pro forma combined financial information presented in this subsection is based on assumptions that Vanguard believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. The unaudited pro forma combined financial information presented in this subsection is not necessarily indicative of the financial results that would have occurred if these transactions had taken place on the dates indicated, nor is it indicative of future consolidated results.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Balance Sheet
As of June 30, 2015

(in thousands)	Historical		Adjustments (Note 2)		Vanguard/ Eagle Rock Pro Forma Combined
	Vanguard	Eagle Rock
Assets
Current assets
Cash and cash equivalents	$4,132	$20	$—		$4,152
Trade accounts receivable, net	85,754	27,087	—		112,841
Derivative assets	114,415	36,169	—		150,584
Due from affiliates	—	—	—		—
Prepaid expenses	—	—	—		—
Other currents assets	6,146	11,594	—		17,740
Total current assets	210,447	74,870	—		285,317
Oil and natural gas properties, at cost	4,194,888	891,788	(458,534	)(a)	4,610,634
			(17,508	)(a)
Accumulated depletion, amortization and impairment	(2,154,462)	(458,354)	458,534	(a)	(2,154,462)
Oil and natural gas properties evaluated, net – full cost method	2,040,426	433,254	(17,508)		2,456,172
Other assets
Goodwill	420,955	—	29,609	(a)	450,564
Derivative assets	68,942	38,469	—		107,411
Deferred financing costs, net of accumulated amortization and other assets	—	—	—		—
Other assets	27,272	15,585	(4,788	)(a)	38,069
Total assets	$2,768,042	$562,178	$7,313		$3,337,533

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Balance Sheet – (continued)
As of June 30, 2015

(in thousands)	Historical		Pro Forma Adjustments (Note 2)		Vanguard/ Eagle Rock Pro Forma Combined
	Vanguard	Eagle Rock
Liabilities and members’ equity
Current liabilities
Accounts payable:
Trade	$12,165	$9,442	$4,400	(e)	$26,007
Affiliates	1,266	—	—		1,266
Accrued liabilities:
Lease operating	16,434	3,096	—		19,530
Developmental capital	9,938	16,540	—		26,478
Interest	11,502	92	—		11,594
Production and other taxes	41,397	2,857	—		44,254
Derivative liabilities	750	—	—		750
Oil and natural gas revenue payable	29,579	10,389	—		39,968
Distributions payable	11,226	—	—		11,226
Other	14,892	7,889	14,000	(f)	36,781
Total current liabilities	149,149	50,305	18,400		217,854
Term loan	—	—	—		—
Revolving credit facility	—	—	—		—
Long-term debt	1,890,731	144,781	(94,000	)(b)	2,035,803
			94,000	(b)
			291	(a)
Derivative liabilities	66	—	—		66
Asset retirement obligations	148,997	48,335	11,758	(a)	209,090
Deferred tax liabilities	—	28,589	—		28,589
Other long-term liabilities	1,460	4,960	—		6,420
Total liabilities	2,190,403	276,970	30,449		2,497,822
Members’ equity
Cumulative Preferred units	335,444	—	—		335,444
Common units	234,580	285,208	(285,208	)(d)	496,652
			(4,400	)(e)
			266,472	(c)
Class B units	7,615	—	—		7,615
General Partner	—	—	—		—
Public common unitholders	—	—	—		—
Total members’ equity	577,639	285,208	(23,136)		839,711
Total liabilities and members’ equity	$2,768,042	$562,178	$7,313		$3,337,533

See the accompanying notes to the unaudited pro forma combined financial statements.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
For the Six Months Ended June 30, 2015

(in thousands, except per unit data)	Historical		Pro Forma reclassification adjustments (Note 3)		Pro Forma Adjustments (Note 3)		Vanguard/ Eagle Rock Pro Forma Combined
	Vanguard	Eagle Rock
Revenues:
Oil sales	$79,801	$—	$36,186	(a)	$—		$115,987
Natural gas sales	95,651	—	16,510	(a)	—		112,159
			(2	)(b)
NGLs sales	19,283	—	10,029	(a)	—		29,312
Natural gas, natural gas liquids, oil, condensate and sulfur	—	62,725	(62,725	)(a)	—		—
Net gains on commodity derivative contracts	38,233	11,065	—		—		49,298
Other income	—	(2)	2	(b)	—		—
Total revenues	232,968	73,788	—		—		306,756
Costs and expenses:
Production:
Lease operating expenses	67,078	22,836	—		—		89,914
Production and other taxes	22,180	2,726	—		—		24,906
Depreciation, depletion, amortization and accretion	130,015	31,035	—		(28,446	)(d)	149,488
					17,210	(d)
					(326	)(e)
Impairment of oil and natural gas properties	865,975	68,344	—		—		934,319
Accretion expense	—	—	—		—		—
Loss on settlement of asset retirement obligations	—	—	—		—		—
Selling, general and administrative expenses	18,193	22,395	—		(323	)(f)	40,265
Total costs and expenses	1,103,441	147,336	—		(11,885)		1,238,892
Income (loss) from operations	(870,473)	(73,548)	—		11,885		(932,136)
Other income (expense):
Interest expense	(40,563)	(4,439)	—		1,869	(g)	(45,046)
					(1,913	)(g)
Net losses on interest rate derivative contracts	(1,484)	(2,102)	—		—		(3,586)
Net income (loss) from short term investments	—	(5,754)	3,179	(c)	—		(2,575)
Other	45	3,203	(3,179	)(c)	—		69
Total other expense	(42,002)	(9,092)	—		(44)		(51,138)
Income (loss) before taxes	$(912,475)	$(82,640)	$—		$11,841		$(983,274)
Income tax benefit (expense)	—	1,521	—		—		1,521
Loss from continuing operations	(912,475)	(81,119)	—		11,841		(981,753)
Less: Distributions to Preferred unitholders	(13,380)	—	—		—		(13,380)

(in thousands, except per unit data)	Historical		Pro Forma reclassification adjustments (Note 3)	Pro Forma Adjustments (Note 3)	Vanguard/ Eagle Rock Pro Forma Combined
	Vanguard	Eagle Rock
Loss from continuing operations attributable to Common and Class B unitholders	$(925,855)	$(81,119)	$—	$11,841	$(995,133)

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations – (continued)
For the Six months Ended June 30, 2015

(in thousands, except per unit data)	Historical		Pro Forma reclassification adjustments (Note 3)	Pro Forma Adjustments (Note 3)		Vanguard/ Eagle Rock Pro Forma Combined
	Vanguard	Eagle Rock
Loss from continuing operations per Common and Class B unit:
Basic & Diluted	$(10.86)					$(8.73)
Weighted average units outstanding:
Common units – basic & diluted	84,816			28,746	(h)	113,562
Class B units – basic & diluted	420					420

See the accompanying notes to the unaudited pro forma combined financial statements.

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2014

(in thousands, except per unit data)	Vanguard As Adjusted (Note 4)	Eagle Rock	Pro Forma reclassification adjustments (Note 3)		Pro Forma Adjustments (Note3)		Vanguard/ Eagle Rock Pro Forma Combined
Revenues:
Oil sales	$285,918	$—	$113,363	(a)	$—		$399,281
Natural gas sales	351,404	—	51,252	(a)	—		402,637
			(19	)(b)
NGLs sales	101,309	—	39,177	(a)	—		140,486
Natural gas, natural gas liquids, oil, condensate	—	203,792	(203,792	)(a)	—		—
Net gains on commodity derivative contracts	163,452	94,431	—		—		257,883
Other income	—	(19)	19	(b)	—		—
Total revenues	902,083	298,204	—		—		1,200,287
Costs and expenses:
Production:
Lease operating expenses	149,765	43,670	—		—		193,435
Production and other taxes	68,749	12,925	—		—		81,674
Depreciation, depletion, amortization and accretion	267,091	85,579	—		(80,810	)(d)	311,901
					40,670	(d)
					(629	)(e)
Impairment of oil and natural gas properties	194,280	395,892	—		—		590,172
Accretion expense	—	—	—		—		—
Loss on settlement of asset retirement obligations	—	—	—		—		—
Selling, general and administrative expenses	30,839	47,193	—		(584	)(f)	77,448
Total costs and expenses	710,724	585,259	—		(41,353)		1,254,630
Income from operations	191,359	(287,055)	—		41,353		(54,343)
Other income (expense):
Interest expense	(78,994)	(15,247)	—		13,857	(g)	(89,924)
					(9,540	)(g)
Net losses on interest rate derivative contracts	(1,933)	(1,734)	—		—		(3,667)
Gain on acquisition of oil and natural gas properties	2,836	—	—		—		2,836
Net income (loss) from short term investments	—	(62,028)	8,041	(c)	—		(53,987)
Other	54	8,294	(8,041	)(c)	—		307
Total other expense	(78,037)	(70,715)	—		4,317		(144,435)

Vanguard Natural Resources, LLC and Subsidiaries
Unaudited Pro Forma Combined Statement of Operations – (continued)
For the Year Ended December 31, 2014

(in thousands, except per unit data)	Vanguard As Adjusted (Note 4)	Eagle Rock	Pro Forma reclassification adjustments (Note 3)	Pro Forma Adjustments (Note3)		Vanguard/ Eagle Rock Pro Forma Combined
Income (loss) before taxes	$113,322	$(357,770)	$—	$45,670		$(198,778)
Income tax benefit (expense)	—	5,403	—	—		5,403
Income (loss) from continuing operations	113,322	(352,367)	—	45,670		(193,375)
Less: Distributions to Preferred unitholders	(18,197)	—	—	—		(18,197)
Income (loss) from continuing operations attributable to Common and Class B unitholders	$95,125	$(352,367)	$—	45,670		$(211,572)
Income (loss) from continuing operations per Common and Class B unit:
Basic	$1.16					$(1.91)
Diluted	$1.14					$(1.91)
Weighted average units outstanding:
Common units – basic	81,611			28,746	(h)	110,357
Common units – diluted	82,039			28,318	(h)	110,357
Class B units – basic & diluted	420					420

See the accompanying notes to the unaudited pro forma combined financial statements.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 1 Basis of Presentation

On January 31, 2014, Vanguard and its wholly owned subsidiary, Encore Energy Partners Operating, LLC, completed the Pinedale Acquisition, whereby Vanguard acquired certain natural gas and oil assets in the Pinedale and Jonah fields located in Southwestern Wyoming for approximately $555.6 million in cash.

On September 30, 2014, Vanguard and its wholly owned subsidiary, Vanguard Operating, LLC, completed the Piceance Acquisition, whereby Vanguard acquired natural gas, oil and NGL assets in the Piceance Basin located in Colorado for approximately $496.4 million.

On May 21, 2015, Vanguard entered into a merger agreement (as such agreement may be amended from time to time, the “Eagle Rock merger agreement”) with Eagle Rock Energy Partners, L.P. (“Eagle Rock”) and Eagle Rock Energy GP, L.P., the general partner of Eagle Rock (“Eagle Rock GP”), pursuant to which and subject to the terms and conditions thereof a wholly owned indirect subsidiary of Vanguard will merge with and into Eagle Rock, with Eagle Rock continuing as the surviving entity and a wholly owned indirect subsidiary of Vanguard (the “Eagle Rock merger”). Under the terms of the Eagle Rock merger agreement, each outstanding common unit representing a limited partner interest in Eagle Rock will be converted into the right to receive 0.185 newly issued Vanguard common units or, in the case of fractional Vanguard common units, cash. Further, in connection with the Eagle Rock merger agreement, Vanguard will adopt Eagle Rock’s long-term incentive plan and each outstanding award of Eagle Rock common units issued under such plan will be converted into new awards of Vanguard restricted units. The completion of the Eagle Rock merger is subject to (i) the approval of the Eagle Rock merger agreement by the affirmative vote or consent of the holders of at least a majority of the outstanding Eagle Rock common units, voting as a class, (ii) the approval of the issuance of the new Vanguard common units in connection with the Eagle Rock merger by the majority of the votes cast affirmatively or negatively by holders of the Vanguard common units and class B units present in person or by proxy at a duly called unitholder meeting and (iii) other customary closing conditions.

The proposed Eagle Rock merger will be accounted for in accordance with Accounting Standards Board’s Accounting Standards Codification Topic 805 — Business Combinations, which is referred to as FASB ASC 805.

Vanguard’s unaudited pro forma combined balance sheet at June 30, 2015 has been presented in this subsection to show the effect as if the Eagle Rock merger and the pro forma adjustments had occurred on June 30, 2015. The Pinedale Acquisition and the Piceance Acquisition were included in Vanguard’s historical balance sheet at June 30, 2015, and, as such, there are no pro forma adjustments related to the Pinedale Acquisition and the Piceance Acquisition.

Vanguard’s unaudited pro forma combined statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 have been presented in this subsection based on Vanguard’s individual statements of operations, and reflect the pro forma operating results attributable to the Eagle Rock merger, the Pinedale Acquisition and the Piceance Acquisition as if the Eagle Rock merger and acquisitions and the related transactions had occurred on January 1, 2014. Vanguard’s historical statements of operations include operating results from the Pinedale Acquisition and the Piceance Acquisition for the six months ended June 30, 2015 and, as such, there are no pro forma adjustments related to the Pinedale Acquisition and the Piceance Acquisition for this period.

The unaudited pro forma combined financial information presented in this subsection includes adjustments to conform Eagle Rock’s accounting for oil and natural gas properties to the full cost method. Vanguard follows the full cost method of accounting for oil and natural gas properties while Eagle Rock follows the successful efforts method of accounting for oil and natural gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method. These costs consist primarily of unsuccessful exploration drilling costs, geological and geophysical costs, delay rental on leases, abandonment costs and general and administrative expenses directly related to exploration and development activities. Under the successful efforts method of accounting, proved property acquisition costs are amortized on a unit-of-production basis over total proved reserves and costs of wells, related equipment and facilities are depreciated

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 1 Basis of Presentation   – (continued)

over the life of the proved developed reserves that will utilize those capitalized assets on a field-by-field basis. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are included in a single full cost pool, which is amortized on a unit-of-production basis over total proved reserves.

Pro forma data is based on currently available information and certain estimates and assumptions as explained in the notes to the unaudited pro forma combined financial statements presented in this subsection. Pro forma data is not necessarily indicative of the financial results that would have been attained had the Eagle Rock merger, the Pinedale Acquisition and the Piceance Acquisition occurred on January 1, 2014. As actual adjustments may differ from the pro forma adjustments, the pro forma amounts presented should not be viewed as indicative of operations in future periods.

The unaudited pro forma combined financial information presented in this subsection is based on assumptions that Vanguard believes are reasonable under the circumstances and are intended for informational purposes only. Actual results may differ from the estimates and assumptions used. The unaudited pro forma combined financial information presented in this subsection is not necessarily indicative of the financial results that would have occurred if these transactions had taken place on the dates indicated, nor is it indicative of future consolidated results.

Note 2 Unaudited Pro forma Combined Balance Sheet

Eagle Rock Merger

The consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill in connection with the Eagle Rock merger were calculated as follows (in thousands):

Pro forma consideration
Market value of Vanguard’s common units to be issued to Eagle Rock unitholders(c)	$266,472
Long-term debt assumed	145,072
411,544
Add: fair value of liabilities assumed
Accounts payable and accrued liabilities	42,416
Other current liabilities	21,889
Asset retirement obligations	60,093
Deferred tax liability	28,589
Other Long-term liabilities	4,960
Amount attributable to liabilities assumed	$157,947
Less: fair value of assets acquired
Cash	$20
Trade accounts receivable	27,087
Current derivative assets	36,169
Other current assets	11,594
Oil and natural gas properties	415,746
Long-term derivative assets	38,469
Other assets	10,797
Amount attributable assets acquired	$539,882
Goodwill	$29,609

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 2 Unaudited Pro forma Combined Balance Sheet  – (continued)

The total consideration for the proposed Eagle Rock merger comprising the fair value of Vanguard’s common units to be issued to Eagle Rock unitholders and fair value of long-term debt assumed was assigned to the assets acquired and liabilities assumed based on a preliminary assessment of the estimated fair value of the assets acquired and liabilities assumed at June 30, 2015 using currently available information. Vanguard expects to close the proposed Eagle Rock merger as soon as practicable. However, the proposed Eagle Rock merger is subject to approvals by Eagle Rock unitholders and Vanguard unitholders. As such, the timing of closing this proposed Eagle Rock merger is uncertain.

Goodwill is calculated as the excess of the total consideration over the estimated fair value of net assets acquired. The total consideration for the proposed merger was based on the market capitalization of LRE or Eagle Rock, as applicable, with an added control premium which resulted in a higher value compared to the fair value of the net assets acquired. The resulting goodwill is attributable to Vanguard’s qualitative assumptions of long-term factors that the acquisition creates for its unitholders. These assumptions include:

•	the acquisition of long-life, low-decline, mature oil and natural gas exploration and production assets that are well-suited for Vanguard’s upstream MLP model and its stated corporate strategy to grow via accretive acquisitions;
•	additional scale and efficiencies in Vanguard’s current operating basins;
•	increased scale of operations which will permit Vanguard to compete more effectively and facilitate future development projects and acquisitions through increased cash flow and lower cost of capital investment in the current reduced commodity price environment. Vanguard also expects the combined business to realize substantial operating and administrative synergies;
•	the addition of a balanced production and reserves product mix that Vanguard believes provides an advantage in light of the better expected profit margins for oil and NGLs production than natural gas production as reflected in the short-term and long-term market prices for oil versus natural gas; and
•	improvement in a number of Vanguard’s financial ratios commonly used to assess its credit rating. The predominantly unit-for-unit nature of the transaction is expected to allow Vanguard to reduce leverage and strengthen its balance sheet. In addition, because size is a key contributor to credit ratings for oil and natural gas exploration and production companies, increased scale could result in improved credit ratings for the combined entity, in particular if both the merger and the Eagle Rock merger are consummated.

Pro Forma Adjustment to the Unaudited Pro Forma Combined Balance Sheet

Eagle Rock Merger

(a)	Represents pro forma adjustments to:
•	adjust the assets acquired and liabilities assumed to their estimated fair values as of the closing date;
•	eliminate Eagle Rock’s historical accumulated depreciation, depletion and amortization balances;
•	adjust asset retirement obligations using Vanguard’s estimates; and
•	eliminate deferred financing costs on Eagle Rock’s credit facility and senior notes.
(b)	Represents the termination of Eagle Rock’s revolving credit agreement and the extinguishment of the related debt outstanding using Vanguard’s borrowings under its reserve-based credit facility.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 2 Unaudited Pro forma Combined Balance Sheet  – (continued)

(c)	Represents the increase in Vanguard’s common units resulting from the Vanguard common unit issuance to effect the proposed Eagle Rock merger as follows (in thousands, except merger exchange ratio and closing share price):

Estimated Eagle Rock common units owned by public unitholders	152,987
Estimated Eagle Rock unvested performance units that will vest upon closing	2,395
Total estimated Eagle Rock common units to be acquired by Vanguard	155,382
Proposed merger exchange ratio of Vanguard common units for each Eagle Rock common unit	0.185
Vanguard common units to be issued	28,746
Closing price of Vanguard common unit on August 27, 2015	$9.27
Vanguard common unit consideration	$266,472

The proposed Eagle Rock merger has a preliminary value of approximately $411.5 million, including the assumption of Eagle Rock’s debt of approximately $145.1 million at June 30, 2015. The final value of the Vanguard common unit consideration will be determined based on the actual number of Vanguard common units issued and the market price of Vanguard’s common unit as of the date of acquisition. A ten percent increase or decrease in the closing price of Vanguard’s common units would increase or decrease the value of Vanguard common unit consideration and goodwill by approximately $26.6 million.

(d)	Represents the elimination of Eagle Rock’s historical equity in connection with the acquisition method of accounting.
(e)	Represents the estimated $4.4 million of legal and advisory fees to be incurred by Vanguard not reflected in the June 30, 2015 balance sheet, that are not capitalizable as part of the transaction. These costs are reflected in the unaudited pro forma combined balance sheet as a reduction of equity as the costs will be expensed by Vanguard as incurred.
(f)	Represents cash severance payment to certain employees, executive officers and directors of Eagle Rock G&P to be paid immediately prior to the closing of the Eagle Rock merger.

Reclassifications were made to the historical Eagle Rock assets and liabilities to conform to Vanguard’s presentation. Those reclassifications did not impact the total historical Eagle Rock assets or liabilities.

Note 3 Pro Forma Adjustments to the Unaudited Combined Statements of Operations

Eagle Rock Merger

Adjustments (a) – (c) to the unaudited pro forma combined statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 presented in this subsection include reclassifications required to conform Eagle Rock’s revenue and expense items to Vanguard’s presentation as follows:

(a)	Represents the reclassification of Eagle Rock’s natural gas, natural gas liquids, oil, condensate and sulfur revenues to conform to Vanguard’s oil sales, natural gas sales and NGLs sales presentation.
(b)	Represents the reclassification of Eagle Rock’s other income sales to conform to Vanguard’s natural gas product sales presentation.
(c)	Represents the reclassification of Eagle Rock’s income on short term investments to conform to Vanguard’s presentation.

Adjustments (d) – (h) to the unaudited pro forma combined statements of operations for the six months ended June 30, 2015 and for the year ended December 31, 2014 are to reflect the merger with Eagle Rock.

(d)	Represents the change in depreciation, depletion and amortization primarily resulting from the pro forma calculation of the combined entity’s depletion expense under the full cost method of accounting for oil and natural gas properties.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 3 Pro Forma Adjustments to the Unaudited Combined Statements of Operations  – (continued)

(e)	Represents the change in accretion expense using Vanguard’s asset retirement obligations estimates.
(f)	Represents the elimination of certain general and administrative expenses resulting from Eagle Rock not being a separate public company after the completion of the Eagle Rock merger, including NASDAQ listing fees and SEC filing fees.
(g)	Represents the adjustment to interest expense arising from borrowings under Vanguard’s reserve-based credit facility used to terminate Eagle Rock’s credit agreement and term loan agreement and the extinguishment of the related debt outstanding. Interest expense recorded by Eagle Rock included interest for its senior notes and revolving credit facility. We eliminated the interest expense recorded by Eagle Rock related to the revolving credit facility only and calculated pro forma interest expense. Since Eagle Rock had a more significant debt balance in 2014, we applied Vanguard’s monthly variable interest rate, which ranged from 1.9% to 2.17% in 2014, and 2.18% to 2.44% in 2015, to Eagle Rock’s monthly outstanding balance to calculate the pro forma interest expense adjustment. The effect on net income of a 1/8 percent variance in interest rates would be $0.2 million and $1.2 million for the six months ended June 30, 2015 and for the year ended December 31, 2014, respectively.
(h)	Represents the adjustment for the weighted average number of units from the issuance of approximately 28.75 million Vanguard common units under the terms of the Eagle Rock merger, whereby Eagle Rock’s public unitholders will receive 0.185 Vanguard common units for each Eagle Rock common unit held at closing of the Eagle Rock merger. Since the combined results of operations after giving effect to the merger and the Eagle Rock merger results in a net loss, 0.43 million Vanguard phantom units were excluded from the calculation of pro forma diluted earnings per unit due to their anti-dilutive effect.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 4 Adjustments for Pinedale and Piceance Acquisitions

On January 31, 2014, Vanguard and its wholly owned subsidiary, Encore Energy Partners Operating, LLC, completed the acquisition of certain natural gas and oil assets in the Pinedale and Jonah fields located in Southwestern Wyoming for approximately $555.6 million in cash (the “Pinedale Acquisition”), and, on September 30, 2014, Vanguard and its wholly owned subsidiary, Vanguard Operating, LLC, completed the acquisition of natural gas, oil and NGL assets in the Piceance Basin located in Colorado for approximately $496.4 million (the “Piceance Acquisition”).

The Vanguard As Adjusted column in the Unaudited Pro Forma Combined Statement of Operations Data for Year Ended December 31, 2014 presented in this subsection above, incorporates the following financial information related to the Pinedale Acquisition and the Piceance Acquisition:

(in thousands, except per unit data)	Historical Vanguard	Pinedale Acquisition Adjustments		Piceance Acquisition Adjustments		Vanguard As Adjusted
Revenues:
Oil sales	$268,685	$2,145	(a)	$15,088	(f)	$285,918
Natural gas sales	285,439	8,533	(a)	57,432	(f)	351,404
NGLs sales	70,489	3,581	(a)	27,239	(f)	101,309
Net gains on commodity derivative contracts	163,452	—		—		163,452
Total revenues	788,065	14,259		99,759		902,083
Costs and expenses:
Production:
Lease operating expenses	132,515	4,178	(b)	13,072	(g)	149,765
Production and other taxes	61,874	1,607	(b)	5,268	(g)	68,749
Depreciation, depletion, amortization and accretion	226,937	5,904	(c)	34,250	(h)	267,091
Impairment of oil and natural gas properties	234,434	(5,904	)(c)	(34,250	)(h)	194,280
Selling, general and administrative expenses	30,839	—		—		30,839
Total costs and expenses	686,599	5,785		18,340		710,724
Income from operations	101,466	8,474		81,419		191,359
Other income (expense):
Interest expense	(69,765)	(988	)(d)	(8,241	)(i)	(78,994)
Net losses on interest rate derivative contracts	(1,933)	—		—		(1,933)
Gain on acquisition of oil and natural gas properties	34,523	(32,114	)(e)	427	(j)	2,836
Other	54	—		—		54
Total other expense	(37,121)	(33,102)		(7,814)		(78,037)
Net income (loss)	64,345	(24,628)		73,605		113,322
Less: Distributions to Preferred unitholders	(18,197)	—		—		(18,197)
Net income (loss) attributable to Common and Class B unitholders	$46,148	$(24,628)		$73,605		$95,125
Net income per Common and Class B unit:
Basic	$0.56					$1.16
Diluted	$0.55					$1.14
Weighted average units outstanding:
Common units – basic	81,611					81,611
Common units – diluted	82,039					82,039
Class B units – basic & diluted	420					420

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 4 Adjustments for Pinedale and Piceance Acquisitions  – (continued)

The measurement of the fair value at acquisition date of the assets acquired in the Pinedale Acquisition as compared to the fair value of consideration transferred, adjusted for purchase price adjustments, resulted in a gain of $32.1 million, as reflected in the table below, primarily due to the increase in natural gas prices between the date the purchase and sale agreement was entered into and the closing date.

Fair value of assets and liabilities acquired:	(in thousands)
Oil and natural gas properties	$600,123
Inventory	244
Asset retirement obligations	(12,404)
Imbalance liabilities	(171)
Other	(125)
Total fair value of assets and liabilities acquired	587,667
Fair value of consideration transferred	555,553
Gain on acquisition	$32,114

The measurement of the fair value at acquisition date of the assets acquired in the Piceance Acquisition as compared to the fair value of consideration transferred, adjusted for purchase price adjustments, resulted in goodwill of $0.4 million, calculated in the following table, which was immediately impaired and recorded as a loss in current period earnings. The loss resulted primarily from the changes in oil and natural gas prices between the date the purchase and sale agreement was entered into and the closing date, which were used to value the reserves acquired.

Fair value of assets and liabilities acquired:	(in thousands)
Oil and natural gas properties	$523,537
Asset retirement obligations	(19,452)
Production and ad valorem taxes payable	(7,552)
Suspense liabilities	(445)
Other	(124)
Total fair value of assets and liabilities acquired	495,964
Fair value of consideration transferred	496,391
Loss on acquisition	$(427)

The unaudited pro forma combined statement of operations for the year ended December 31, 2014 presented in this subsection include adjustments to reflect the following:

(a)	Represents the increase in oil, natural gas and natural gas liquids sales resulting from the Pinedale Acquisition.
(b)	Represents the increase in lease operating expenses and production and other taxes resulting from the Pinedale Acquisition.
(c)	Represents the increase in depreciation, depletion, amortization and accretion resulting from the Pinedale Acquisition and the corresponding reduction in the impairment recognized in the fourth quarter of 2014.
(d)	Represents the pro forma interest expense related to borrowings under the reserve-based credit facility to fund the Pinedale Acquisition.
(e)	Represents the elimination of the nonrecurring gain from the acquisition of oil, natural gas and natural gas liquids properties in the Pinedale Acquisition.
(f)	Represents the increase in oil, natural gas and natural gas liquids sales resulting from the Piceance Acquisition.
(g)	Represents the increase in lease operating expenses and production and other taxes resulting from the Piceance Acquisition.

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 4 Adjustments for Pinedale and Piceance Acquisitions  – (continued)

(h)	Represents the increase in depreciation, depletion, amortization and accretion resulting from the Piceance Acquisition and the corresponding reduction in the impairment recognized in the fourth quarter of 2014.
(i)	Represents the pro forma interest expense related to borrowings under the reserve-based credit facility to fund the Piceance Acquisition.
(j)	Represents the elimination of the nonrecurring loss from the impairment of the goodwill recognized in the acquisition of oil, natural gas and natural gas liquids properties in the Piceance Acquisition.

Note 5 Supplemental Oil and Gas Information (Unaudited)

The following tables set forth summary pro forma information with respect to Vanguard’s pro forma combined estimated net proved and proved developed natural gas, oil and natural gas liquids reserves for the year ended December 31, 2014. The pro forma information for the year ended December 31, 2014 presented in this subsection gives effect to the Pinedale Acquisition, the Piceance Acquisition and the Eagle Rock merger as if they occurred on January 1, 2014. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties and the standardized measure of discounted future net cash flows.

Estimated changes in the quantities of natural gas, oil and natural gas liquids reserves for the year ended December 31, 2014 are as follows:

	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Pro Forma Adjustments(a)	Vanguard As Adjusted	Eagle Rock Historical	Vanguard/ Eagle Rock Pro Forma Combined
Net proved reserves
January 1, 2014	586,489	573,755	294,000	—	1,454,244	177,226	1,631,470
Revisions of previous estimates	(66,797)	52,272	(12,679)	—	(27,204)	(19,897)	(47,101)
Extensions, discoveries and other	2,927	—	—	—	2,927	22,990	25,917
Purchases of reserves in place	1,036,285	—	—	(889,961)	146,324	769	147,093
Production	(83,037)	(29,478)	(19,799)	31,890	(100,424)	(11,995)	(112,419)
December 31, 2014	1,475,867	596,549	261,522	(858,071)	1,475,867	169,093	1,644,960

	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Pro Forma Adjustments(a)	Vanguard As Adjusted	Eagle Rock Historical	Vanguard/ Eagle Rock Pro Forma Combined
Net proved reserves
January 1, 2014	45,316	4,852	2,477	—	52,645	13,542	66,187
Revisions of previous estimates	(2,910)	585	(83)	—	(2,408)	(2,618)	(5,026)
Extensions, discoveries and other	465	—	—	—	465	1,080	1,545
Purchases of reserves in place	12,873	—	—	(7,640)	5,233	326	5,559
Sales of reserves in place	(2,394)	—	—	—	(2,394)	—	(2,394)
Production	(3,301)	(270)	(216)	295	(3,492)	(1,313)	(4,805)
December 31, 2014	50,049	5,167	2,178	(7,345)	50,049	11,017	61,066

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 5 Supplemental Oil and Gas Information (Unaudited)   – (continued)

	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Pro Forma Adjustments(a)	Vanguard As Adjusted	Eagle Rock Historical	Vanguard/ Eagle Rock Pro Forma Combined
Net proved reserves
January 1, 2014	29,195	20,044	12,340	—	61,579	14,637	76,216
Revisions of previous estimates	(10,769)	(5,752)	(828)	—	(17,349)	(2,039)	(19,388)
Extensions, discoveries and other	22	—	—	—	22	2,224	2,246
Purchases of reserves in place	26,840	—	—	(24,740)	2,100	170	2,270
Production	(2,759)	(1,243)	(1,186)	1,365	(3,823)	(1,158)	(4,981)
December 31, 2014	42,529	13,049	10,326	(23,375)	42,529	13,834	56,363

(a)	To adjust the amount of purchases of reserves representing the Pinedale Acquisition and Piceance Acquisition during 2014 included in Vanguard’s historical information. The pro forma effect of each acquisition is presented separately in the table above.

Estimated quantities of natural gas, oil and natural gas liquids reserves as of December 31, 2014 are as follows:

	Vanguard Historical(a)	Eagle Rock Historical	Vanguard/ Eagle Rock Pro Forma Combined(b)
Estimated proved reserves:
Natural Gas (MMcf)	1,475,867	169,093	1,644,960
Oil (MBbls)	50,049	11,017	61,066
Natural Gas Liquids (MBbls)	42,529	13,834	56,363
MMcfe	2,031,335	318,199	2,349,534
Estimated proved developed reserves:
Natural Gas (MMcf)	970,714	126,783	1,097,497
Oil (MBbls)	39,143	9,595	48,738
Natural Gas Liquids (MBbls)	28,678	10,895	39,573
MMcfe	1,377,640	249,723	1,627,363

(a)	The historical standardized measure includes Vanguard, the Pinedale Acquisition and the Piceance Acquisition as of December 31, 2014.
(b)	Includes Vanguard’s, the Pinedale Acquisition’s, the Piceance Acquisition’s and Eagle Rock’s estimated net proved and proved developed oil, natural gas and natural gas liquids reserves as of December 31, 2014.

The standardized measure of discounted future net cash flows relating to the combined proved oil, natural gas and natural gas liquids reserves at December 31, 2014 is as follows (in thousands):

	Vanguard Historical(a)	Eagle Rock Historical	Vanguard/ Eagle Rock Pro Forma Combined
Future cash inflows	$11,225,973	$2,187,346	$13,413,319
Future production costs	(3,999,460)	(760,799)	(4,760,259)
Future development costs	(845,872)	(240,886)	(1,086,758)
Future net cash flows	6,380,641	1,185,661	7,566,302
10% annual discount for estimated timing of cash flows	(3,404,914)	(591,421)	(3,996,335)
Standardized measure of discounted future net cash flows	$2,975,727	$594,240	$3,569,967

Notes to the Unaudited Pro Forma Combined Financial Statements

Note 5 Supplemental Oil and Gas Information (Unaudited)   – (continued)

(a)	The historical standardized measure includes Vanguard, the Pinedale Acquisition and the Piceance Acquisition.

For the December 31, 2014 calculations in the preceding table, estimated future cash inflows from estimated future production of proved reserves were computed using the average oil and natural gas price based upon the 12-month average price of $94.87 and $94.99 per barrel of crude oil and $4.36 and $4.35 per MMBtu for natural gas for (i) Vanguard Historical and (ii) Eagle Rock, respectively, adjusted for quality, transportation fees and a regional price differential. The natural gas liquids prices were calculated using the differentials for each property to West Texas Intermediate reference price of $94.87 and $94.99 for (i) Vanguard Historical and (ii) Eagle Rock, respectively. Vanguard may receive amounts different than the standardize measure of discounted cash flow for a number of reasons, including price changes and the effects of Vanguard’s hedging activities.

The following are the principal sources of change in the combined standardized measure of discounted future net cash flows on a pro forma basis for the year ended December 31, 2014 (in thousands):

	Vanguard Historical	Pinedale Acquisition Adjustments	Piceance Acquisition Adjustments	Pro Forma Adjustments	Vanguard As Adjusted	Eagle Rock Historical	Vanguard/ Eagle Rock Pro Forma Combined(a)
Sales and transfers, net of production costs	$(430,224)	$(116,408)	$(96,653)	$123,169	$(520,116)	$(152,097)	$(672,213)
Net changes in prices and production costs	11,138	311,334	(132,576)	—	189,896	(63,142)	126,754
Extensions discoveries and improved recovery, less related costs	24,841	—	—	—	24,841	74,684	99,525
Changes in estimated future development costs	36,564	(115,401)	(13,728)	—	(92,565)	71,800	(20,765)
Previously estimated development costs incurred during the period	68,817	74,685	352	—	143,854	49,409	193,263
Revision of previous quantity estimates	(292,454)	26,854	(20,726)	—	(286,326)	(149,993)	(436,319)
Accretion of discount	183,397	46,010	53,471	—	282,878	59,818	342,696
Purchases of reserves in place	1,621,571	—	—	(1,257,662)	363,909	11,904	375,813
Sales of reserves	(48,163)	—	—	—	(48,163)	—	(48,163)
Change in production rates, timing and other	(33,731)	57,008	65,465	—	88,742	41,351	130,093
Net change in standardized measure	1,141,756	284,082	(144,395)	(1,134,493)	146,950	(56,266)	90,684
Standardized measure, January 1, 2014	1,833,971	460,099	534,707	—	2,828,777	650,506	3,479,283
Standardized measure, December 31, 2014	$2,975,727	$744,181	$390,312	$(1,134,493)	$2,975,727	$594,240	$3,569,967

(a)	The pro forma standardized measure includes Vanguard, the Pinedale Acquisition, the Piceance Acquisition and the Eagle Rock merger.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of the material U.S. federal income tax consequences of the merger that may be relevant to LRE common unitholders and Vanguard common unitholders. Unless otherwise noted, the legal conclusions set forth in the discussion relating to the consequences of the merger to LRE and its common unitholders are the opinion of Andrews Kurth LLP, counsel to LRE (“Andrews Kurth”), as to the material U.S. federal income tax consequences relating to those matters. Unless otherwise noted, the legal conclusions set forth in the discussion relating to the consequences of the merger to Vanguard and its common unitholders are the opinion of Paul Hastings LLP, counsel to Vanguard (“Paul Hastings”), as to the material U.S. federal income tax consequences relating to those matters. This discussion is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

This discussion does not purport to be a complete discussion of all U.S. federal income tax consequences of the merger. Moreover, the discussion focuses on LRE common unitholders and Vanguard common unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes) and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, employee benefit plans, foreign persons, financial institutions, insurance companies, real estate investment trusts (REITs), individual retirement accounts (IRAs), mutual funds, traders in securities that elect mark-to-market, persons who hold LRE common units or Vanguard common units as part of a hedge, straddle or conversion transaction, persons who acquired LRE common units or Vanguard common units by gift, or directors and employees of LRE that received (or are deemed to receive) LRE common units as compensation or through the exercise (or deemed exercise) of options, unit appreciation rights, phantom units or restricted units granted under an LRE equity incentive plan. Also, the discussion assumes that the LRE common units and Vanguard common units are held as capital assets at the time of the merger (generally, property held for investment).

Neither LRE nor Vanguard has sought a ruling from the IRS with respect to any of the tax consequences discussed below, and the IRS would not be precluded from taking positions contrary to those described herein. As a result, no assurance can be given that the IRS will agree with all of the tax characterizations and the tax consequences described below. Some tax aspects of the merger are not certain, and no assurance can be given that the below-described opinions and/or the statements contained herein with respect to tax matters would be sustained by a court if contested by the IRS. Furthermore, the tax treatment of the merger may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

Accordingly, LRE and Vanguard strongly urge each LRE common unitholder and Vanguard common unitholder to consult with, and depend upon, such unitholder’s own tax advisor in analyzing the U.S. federal, state, local and foreign tax consequences of the merger particular to the unitholder.

Tax Opinions Required as a Condition to Closing

No ruling has been or will be requested from the IRS with respect to the tax consequences of the merger. Instead, LRE and Vanguard will rely on the opinions of their respective counsel regarding the tax consequences of the merger.

It is a condition of Vanguard’s obligation to complete the merger that Vanguard receive an opinion of its counsel, Paul Hastings, to the effect that for U.S. federal income tax purposes:

•	Vanguard will not recognize any income or gain as a result of the merger other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code;
•	no gain or loss will be recognized by a holder of Vanguard common units as a result of the merger other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code; and

•	at least 90% of the combined gross income of Vanguard and LRE for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

For a description of the legal conclusions of Paul Hastings with respect to the transactions contemplated by the merger agreement, please read “— U.S. Federal Income Tax Treatment of the Merger” and “— Tax Consequences of the Merger to Vanguard and its Unitholders.” For a description of the legal conclusions of Paul Hastings with respect to the U.S. federal income tax consequences of Vanguard common unit ownership, please read “Material U.S. Federal Income Tax Consequences of Vanguard Common Unit Ownership.”

It is a condition of LRE’s obligation to complete the merger that LRE receive an opinion of its counsel, Andrews Kurth, to the effect that for U.S. federal income tax purposes:

•	except to the extent any cash received in lieu of fractional Vanguard common units causes the transaction to be treated as a disguised sale under Section 707 of the Code or is otherwise taxable, LRE will not recognize any income or gain as a result of the merger other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code;
•	except to the extent any cash received in lieu of fractional Vanguard common units causes the transaction to be treated as a disguised sale under Section 707 of the Code or is otherwise taxable, holders of LRE common units will not recognize any income or gain as a result of the merger other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code; and
•	at least 90% of the gross income of LRE for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

The opinion of Andrews Kurth will not extend to any LRE common unitholder who acquired common units from LRE in exchange for property other than cash.

For a description of the legal conclusions of Andrews Kurth with respect to the transactions contemplated by the merger agreement, please read “— U.S. Federal Income Tax Treatment of the Merger,” “— Tax Consequences of the Merger to LRE,” “— Tax Consequences of the Merger to LRE Common Unitholders,” “— Tax Basis and Holding Period of the Vanguard Common Units Received” and “— Effect of Termination of LRE’s Tax Year at Closing of Merger.”

The opinions of counsel will assume that the merger will be consummated in the manner contemplated by, and in accordance with, the terms set forth in the merger agreement and described in this proxy statement/prospectus. In addition, the tax opinions delivered to Vanguard and LRE at closing will be based upon certain factual assumptions, representations and covenants made by the officers of Vanguard, LRE and LRE GP and any of their respective affiliates. If there are material changes to the tax consequences of the merger and either Vanguard or LRE waives the receipt of the requisite tax opinion as a condition to closing, then this proxy statement/prospectus will be amended and recirculated and unitholder approval will be resolicited. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, no assurance can be given that the above-described opinions will be sustained by a court if contested by the IRS.

Assumptions Related to the U.S. Federal Income Tax Treatment of the Merger

The discussion below assumes that Vanguard will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Please read the discussion of the opinion of Paul Hastings that Vanguard is classified as a partnership for U.S. federal income tax purposes under “Material U.S. Federal Income Tax Consequences of Vanguard Common Unit Ownership — Partnership Status” below. The discussion below also assumes that LRE will be classified as a partnership for U.S. federal income tax purposes at the time of the merger. Please read the discussion of the opinion of Andrews Kurth that LRE is classified as a partnership for U.S. federal income tax purposes under “— U.S. Federal Income Tax Treatment of the Merger.” Following the merger, a holder of LRE common units who receives Vanguard common units will be treated as a partner in Vanguard regardless of the U.S. federal income tax classification of LRE.

Additionally, the discussion below assumes that all of the liabilities of LRE that are deemed assumed by Vanguard in the merger qualify for an exception to the “disguised sale” rules. Vanguard and LRE believe that such liabilities qualify for one or more of the exceptions to the “disguised sale” rules and intend to take the position that neither Vanguard nor LRE will recognize any income or gain as a result of the “disguised sale” rules with respect to such liabilities.

U.S. Federal Income Tax Treatment of the Merger

Upon the terms and subject to the conditions set forth in the merger agreement, (1) a subsidiary of Vanguard will merge with and into LRE and all LRE common units will be converted into the right to receive Vanguard common units and (2) Vanguard will acquire all of the limited liability company interests of LRE GP in exchange for Vanguard common units. For U.S. federal income tax purposes, the merger will be a “merger” of Vanguard and LRE within the meaning of Treasury Regulations promulgated under Section 708 of the Code, with Vanguard being treated as the continuing partnership and LRE being treated as the terminated partnership.

As a result, the following is deemed to occur for U.S. federal income tax purposes: (1) LRE will be deemed to contribute its assets (subject to its liabilities) to Vanguard in exchange for (i) the issuance to LRE of Vanguard common units (ii) the assumption of LRE’s liabilities and (iii) any cash received in lieu of fractional Vanguard units, and (2) LRE will be deemed to liquidate, distributing Vanguard common units and cash to the holders of LRE common units in exchange for such LRE common units (the “Assets-Over Form”). LRE will take the position that the cash received in lieu of fractional Vanguard common units will be treated as received by LRE in connection with the merger. If the treatment of the cash in lieu of fractional Vanguard common units were challenged, an LRE common unitholder may be treated as having made a taxable sale of a portion of its LRE common units to Vanguard in exchange for the fractional cash and would recognize gain or loss equal to the difference between the cash received and such unitholder’s tax basis in its LRE common units deemed sold to Vanguard.

The remainder of this discussion, except as otherwise noted, assumes that the merger and the transactions contemplated thereby will be treated for U.S. federal income tax purposes in the manner described above. For the purposes of this discussion under “U.S. Federal Income Tax Treatment of the Merger” with respect to LRE and its unitholders and based upon the factual representations made by LRE and LRE GP, Andrews Kurth is of the opinion that LRE will be treated as a partnership for federal income tax purposes immediately preceding the merger. The representations made by LRE and LRE GP upon which Andrews Kurth has relied in rendering its opinion include, without limitation: (a) neither LRE nor any of its operating subsidiaries (other than LRE Finance Corporation) has elected to be treated, or will be treated, as a corporation for federal income tax purposes; (b) for each taxable year, more than 90% of LRE’s gross income has been and will be income of a character that Andrews Kurth has opined is “qualifying income” within the meaning of Section 7704(d) of the Code; and (c) each hedging transaction that LRE treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations, and has been and will be associated with oil, natural gas, or products thereof that are held or to be held by LRE in activities that Andrews Kurth has opined result in qualifying income.

Tax Consequences of the Merger to LRE

Under the Assets-Over Form, LRE will be deemed to contribute all of its assets to Vanguard in exchange for Vanguard common units, the assumption of LRE’s liabilities, and cash in lieu of fractional Vanguard common units. In general, the deemed contribution of assets from LRE to Vanguard in exchange for Vanguard common units will not result in the recognition of gain or loss by LRE. The actual and deemed receipt of cash by LRE, however, could give rise to the recognition of taxable gain by LRE, and any such taxable gain would be allocated to the LRE common unitholders pursuant to the LRE partnership agreement. The deemed receipt of cash by LRE could give rise to a partially taxable “disguised sale” of assets from LRE to Vanguard under section 707(a)(2)(B) of the Code. Under Section 707 of the Code and the Treasury Regulations thereunder, a transfer of property by a partner to a partnership, coupled with a related transfer of money or other consideration (other than a partnership interest) by the partnership to such partner (including the partnership’s assumption of, or taking of property subject to, certain liabilities), may be characterized, in part, as a “disguised sale” of property, rather than as a non-taxable contribution of the property to the partnership. The deemed receipt of cash from Vanguard is expected to qualify for one or more exceptions to “disguised sale” treatment and therefore might not be treated as part of a disguised sale of property by LRE to Vanguard.

Tax Consequences of the Merger to LRE Common Unitholders

Under the Assets-Over Form, holders of LRE common units will be deemed to receive distributions in liquidation of LRE consisting of Vanguard common units and any cash in lieu of fractional Vanguard units. In general, the receipt of Vanguard common units will not result in the recognition of taxable gain or loss to such unitholders. The receipt of cash by a holder of LRE common units (including, as discussed below, a deemed distribution of cash resulting from a net reduction in the amount of nonrecourse liabilities allocated to such unitholder) will result in the recognition of taxable gain if such receipt exceeds the adjusted tax basis in the LRE common units surrendered in the merger. The receipt of Vanguard common units and cash may trigger taxable gain under the disguised sale rules of section 707(a)(2)(B) of the Code for a holder of LRE common units that contributed property in exchange for LRE common units.

As a partner in LRE, a holder of LRE common units is entitled to include the nonrecourse liabilities of LRE attributable to its LRE common units in the tax basis of its LRE common units. As a partner in Vanguard after the merger, a holder of LRE common units will be entitled to include the nonrecourse liabilities of Vanguard attributable to the Vanguard common units received in the merger in the tax basis of such units received. The nonrecourse liabilities of Vanguard will include the nonrecourse liabilities of LRE after the merger. The amount of nonrecourse liabilities attributable to an LRE common unit or a Vanguard common unit is determined under complex regulations under Section 752 of the Code.

If the nonrecourse liabilities attributable to the Vanguard common units received by a holder of LRE common units in the merger exceed the nonrecourse liabilities attributable to the LRE common units surrendered by such LRE common unitholder in the merger, such LRE common unitholder’s tax basis in the Vanguard common units received will be correspondingly higher than such unitholder’s tax basis in the LRE common units surrendered. If the nonrecourse liabilities attributable to the Vanguard common units received by a holder of LRE common units in the merger are less than the nonrecourse liabilities attributable to the LRE common units surrendered by such LRE common unitholder in the merger, such LRE common unitholder’s tax basis in the Vanguard common units received will be correspondingly lower than the unitholder’s tax basis in the LRE common units surrendered. Please read “— Tax Basis and Holding Period of the Vanguard Common Units Received” below.

Any reduction in liabilities described in the preceding paragraph will be treated as a deemed cash distribution to a holder of LRE common units. Additionally, a holder of LRE common units will be treated as receiving a cash distribution as a result of the receipt of cash in lieu of fractional units in the merger. If the amount of any such actual or deemed distributions of cash to a holder of LRE common units exceeds such LRE common unitholder’s tax basis in the LRE common units surrendered, such LRE common unitholder will recognize taxable gain in an amount equal to such excess. While there can be no assurance, Vanguard and LRE expect that most holders of LRE common units will not recognize gain in this manner. However, the application of the rules governing the allocation of nonrecourse liabilities in the context of the merger is complex and subject to uncertainty. There can be no assurance that a holder of LRE common units will not recognize gain as a result of the distributions deemed received by such LRE common unitholder as a result of a net decrease in the amount of nonrecourse liabilities allocable to such LRE common unitholder as a result of the merger and the amount of cash for fractional Vanguard common units actually received by such LRE common unitholder in the merger. The amount and effect of any gain that may be recognized by an affected LRE common unitholder will depend on the affected LRE common unitholder’s particular situation, including the ability of the affected LRE common unitholder to utilize any suspended passive losses. Depending on these factors, any particular affected LRE common unitholder may, or may not, be able to offset all or a portion of any gain recognized. Each holder of LRE common units should consult such unitholder’s own tax advisor in analyzing whether the merger causes such unitholder to recognize actual and/or deemed distributions in excess of the tax basis of his LRE common units surrendered in the merger.

Tax Basis and Holding Period of the Vanguard Common Units Received

A holder of LRE common units has an initial tax basis in its LRE common units, which consists of the amount such LRE common unitholder paid for such LRE common units plus such LRE common unitholder’s share of LRE’s nonrecourse liabilities. That basis has been and will be increased by such LRE common unitholder’s share of income and by any increases in such LRE common unitholder’s share of nonrecourse liabilities. That basis has been and will be decreased, but not below zero, by distributions, by such LRE common unitholder’s share of losses, by any decreases in such LRE common unitholder’s share of nonrecourse liabilities and by such LRE common unitholder’s share of expenditures that are not deductible in computing taxable income and are not required to be capitalized.

A holder of LRE common units will have an initial aggregate tax basis in the Vanguard common units such LRE common unitholder will receive in the merger that will be equal to such LRE common unitholder’s adjusted tax basis in the LRE common units exchanged therefor, decreased by (i) any basis attributable to such LRE common unitholder’s share of LRE’s nonrecourse liabilities and (ii) any cash received in the merger, and increased by such LRE common unitholder’s share of Vanguard’s nonrecourse liabilities immediately after the merger. In addition, the tax basis in the Vanguard common units received in the merger by a holder of LRE common units will be increased by the amount of any income or gain recognized by such LRE common unitholder pursuant to the transactions contemplated by the merger.

As a result of the Assets-Over Form, a holder of LRE common units will have a holding period in the Vanguard common units received in the merger that will not be determined by reference to its holding period in the LRE common units exchanged therefor. Instead, such LRE common unitholder’s holding period in the Vanguard common units received in the merger that are attributable to LRE’s capital assets or assets used in its business as defined in Section 1231 of the Code will include LRE’s holding period in those assets. The holding period for Vanguard common units received by a holder of LRE common units attributable to other assets of LRE, such as inventory and receivables, will begin on the day following the merger.

Effect of Termination of LRE’s Tax Year at Closing of Merger

LRE uses the year ending December 31 as its taxable year and the accrual method of accounting for U.S. federal income tax purposes. As a result of the merger, LRE’s taxable year will end as of the effective date of the merger, and LRE will be required to file a final U.S. federal income tax return for the taxable year ending upon the effective date of the merger. Each LRE common unitholder will receive a Schedule K-1 from LRE for the taxable year ending upon the effective date of the merger and will be required to include in income its share of income, gain, loss and deduction for this period. In addition, an LRE common unitholder who has a taxable year ending on a date other than December 31 and after the date the merger is effected must include its share of income, gain, loss and deduction in income for its taxable year, with the result that the LRE common unitholder will be required to include in income for its taxable year its share of more than one year of income, gain, loss and deduction from LRE.

Tax Consequences of the Merger to Vanguard and Its Unitholders

Neither Vanguard nor its unitholders will recognize any income or gain, or loss, for federal income tax purposes as a result of the merger other than any gain recognized as a result of decreases in partnership liabilities pursuant to Section 752 of the Code. Each Vanguard unitholder’s share of Vanguard’s nonrecourse liabilities will be recalculated following the merger. Any resulting increase or decrease in a Vanguard unitholder’s nonrecourse liabilities will result in a corresponding increase or decrease in such unitholder’s adjusted tax basis in its Vanguard common units. A reduction in a unitholder’s share of nonrecourse liabilities would, if such reduction exceeds the unitholder’s tax basis in his or her Vanguard common units, under certain circumstances, result in the recognition of taxable gain by a Vanguard unitholder. While there can be no assurance, Vanguard and LRE do not expect any Vanguard common unitholders to recognize gain in this manner.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF
VANGUARD COMMON UNIT OWNERSHIP

This section is a summary of the material federal income tax consequences that may be relevant to individual citizens or residents of the United States owning Vanguard common units received in the merger. This section is based upon current provisions of the Code, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”) and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to Vanguard include its operating subsidiaries.

The following discussion does not comment on all federal income tax matters affecting Vanguard or its common unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, entities treated as partnerships for U.S. federal income tax purposes, trusts, nonresident aliens, U.S. expatriates and former citizens or long-term residents of the United States or other unitholders subject to specialized tax treatment, such as banks, insurance companies and other financial institutions, tax-exempt institutions, foreign persons (including, without limitation, controlled foreign corporations, passive foreign investment companies and non-U.S. persons eligible for the benefits of an applicable income tax treaty with the United States), individual retirement accounts (“IRAs”), real estate investment trusts (“REITs”) or mutual funds, dealers in securities or currencies, traders in securities, U.S. persons whose “functional currency” is not the U.S. dollar, persons holding their units as part of a “straddle,” “hedge,” “conversion transaction” or other risk reduction transaction, and persons deemed to sell their units under the constructive sale provisions of the Code. In addition, the discussion only comments, to a limited extent, on state, local, and foreign tax consequences. Accordingly, Vanguard encourages each prospective unitholder to consult his own tax advisor in analyzing the state, local and foreign tax consequences particular to him of the ownership or disposition of common units and potential changes in applicable laws.

No ruling has been or will be requested from the IRS regarding any matter affecting Vanguard following the merger or the consequences of owning Vanguard common units received in the merger. Instead, Vanguard will rely on opinions of Paul Hastings. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available for distribution to Vanguard’s unitholders and thus will be borne indirectly by Vanguard’s unitholders. Furthermore, the tax treatment of Vanguard, or of an investment in Vanguard, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

All statements as to matters of federal income tax law and legal conclusions with respect thereto, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Paul Hastings and are based on the accuracy of the representations made by Vanguard and LRE.

For the reasons described below, Paul Hastings has not rendered an opinion with respect to the following specific federal income tax issues: (i) the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership —  Treatment of Short Sales”); (ii) whether Vanguard’s monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units —  Allocations Between Transferors and Transferees”); (iii) whether percentage depletion will be available to a unitholder or the extent of the percentage depletion deduction available to any unitholder (please read “— Tax Treatment of Operations — Oil and Natural Gas Taxation — Depletion Deductions”); (iv) whether the deduction related to U.S. production activities will be available to a unitholder or the extent of any such deduction to any unitholder (please read “— Tax Treatment of Operations — Oil and Natural Gas Taxation — Deduction for U.S. Production Activities”); (v) whether Vanguard’s method for taking into account Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election”

and “— Uniformity of Units”); and (vi) whether an LRE common unitholder will be able to utilize suspended passive losses related to its LRE common units to offset income from Vanguard (please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses” and “— Uniformity of Units”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partnership or the partner unless the amount of cash distributed to him is in excess of the partner’s adjusted basis in his partnership interest. Section 7704 of the Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, transportation, and marketing of natural resources, including oil, gas, and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. Vanguard estimates that less than 2% of its current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by Vanguard, LRE and LRE GP and a review of the applicable legal authorities, Paul Hastings is of the opinion that at least 90% of Vanguard’s current gross income constitutes qualifying income. The portion of Vanguard’s income that is qualifying income may change from time to time.

The IRS has made no determination as to Vanguard’s status or the status of its operating subsidiaries for federal income tax purposes. Instead, Vanguard will rely on the opinion of Paul Hastings on such matters. It is the opinion of Paul Hastings that, based upon the Code, its regulations, published revenue rulings and court decisions and the representations described below that:

•	Vanguard will be classified as a partnership for federal income tax purposes; and
•	Except for VNR Finance Corp. and VNR Holdings, LLC, each of Vanguard’s operating subsidiaries will be treated as a partnership or will be disregarded as an entity separate from it for federal income tax purposes.

In rendering its opinion, Paul Hastings has relied on factual representations made by Vanguard, LRE and LRE GP. The representations made by Vanguard, LRE and LRE GP upon which Paul Hastings has relied include:

•	Except for VNR Finance Corp. and VNR Holdings, LLC, neither Vanguard nor any of its operating subsidiaries has elected or will elect to be treated, or is otherwise treated, as a corporation for federal income tax purposes; and
•	For each taxable year, more than 90% of Vanguard’s gross income has been and will be income of the type that Paul Hastings has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Code; and
•	Each hedging transaction that Vanguard treats as resulting in qualifying income has been and will be appropriately identified as a hedging transaction pursuant to applicable Treasury Regulations and has been and will be associated with oil, gas, or products thereof that are held or to be held by Vanguard in activities that Paul Hastings has opined or will opine result in qualifying income.

Vanguard and LRE believe that these representations have been true in the past and expect that these representations will continue to be true in the future.

If Vanguard fails to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require Vanguard to make adjustments with respect to its unitholders or pay other amounts), Vanguard will be treated as if it had transferred all of its assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which Vanguard fails to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in Vanguard. This deemed contribution and liquidation should be tax-free to unitholders and Vanguard so long as Vanguard, at that time, does not have liabilities in excess of the tax basis of its assets. Thereafter, Vanguard would be treated as a corporation for federal income tax purposes.

If Vanguard were treated as an association taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, its items of income, gain, loss and deduction would be reflected only on its tax return rather than being passed through to its unitholders, and Vanguard’s net income would be taxed to Vanguard at corporate rates. Any distribution made to a unitholder at a time Vanguard is treated as a corporation would be (i) a taxable dividend to the extent of Vanguard’s current and accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in his common units, and thereafter (iii) taxable capital gain. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the common units.

The discussion below is based on Paul Hastings’ opinion that Vanguard will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders of Vanguard will be treated as partners of Vanguard for federal income tax purposes. Also, unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of Vanguard for federal income tax purposes.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gains, losses or deductions would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore appear to be fully taxable as ordinary income. These holders are urged to consult their tax advisors with respect to the tax consequences to them of holding common units in Vanguard. The references to “unitholders” in the discussion that follows are to persons who are treated as partners in Vanguard for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income

Subject to the discussion below under “— Entity-Level Collections,” Vanguard will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of Vanguard’s income, gains, losses and deductions without regard to whether Vanguard makes cash distributions to him. Consequently, Vanguard may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of Vanguard’s income, gains, losses and deductions for its taxable year ending with or within his taxable year. Vanguard’s taxable year ends on December 31.

Treatment of Distributions

Distributions by Vanguard to a unitholder generally will not be taxable to the unitholder for federal income tax purposes, except to the extent the amount of any such cash distribution exceeds his tax basis in his common units immediately before the distribution. Vanguard’s cash distributions in excess of a unitholder’s tax basis generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units.” Any reduction in a unitholder’s share of Vanguard’s liabilities for which no partner bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution by Vanguard of cash to that unitholder. To the extent

Vanguard’s distributions cause a unitholder’s “at-risk” amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in Vanguard because of its issuance of additional common units will decrease his share of Vanguard’s nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash. This deemed distribution may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of Vanguard’s “unrealized receivables,” including depreciation, recapture and/or substantially appreciated “inventory items,” each as defined in the Code, and collectively, “Section 751 Assets.” To that extent, the unitholder will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with Vanguard in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (often zero) for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units

Please read “Material U.S. Federal Income Tax Consequences of the Merger — Tax Basis and Holding Period of Vanguard Common Units Received” for a discussion of how to determine the initial tax basis of Vanguard common units received in the merger. A unitholder’s initial tax basis will be increased by his share of Vanguard’s income and by any increases in his share of Vanguard’s nonrecourse liabilities. That basis will be decreased, but not below zero, by distributions from Vanguard, by the unitholder’s share of Vanguard’s losses, by any decreases in his share of Vanguard’s nonrecourse liabilities and by his share of Vanguard’s expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have a share, generally based on his share of profits, of Vanguard’s nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses

The deduction by a unitholder of his share of Vanguard’s losses will be limited to the tax basis in his units and, in the case of an individual unitholder, estate, trust, or corporate unitholder (if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations), to the amount for which the unitholder is considered to be “at risk” with respect to Vanguard’s activities, if that is less than his tax basis. A common unitholder subject to these limitations must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction to the extent that his at-risk amount is subsequently increased, provided such losses do not exceed such common unitholder’s tax basis in his common units. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any loss previously suspended by the at-risk limitation in excess of that gain would no longer be utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of Vanguard’s nonrecourse liabilities, reduced by (i) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement and (ii) any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in Vanguard, is related to the unitholder or can look only to the units for repayment. A unitholder’s at-risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of Vanguard’s nonrecourse liabilities.

In addition to the basis and at-risk limitations on the deductibility of losses, the passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations can deduct losses from passive activities, which are generally trade or business activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses Vanguard generates will only be available to offset its passive income generated in the future and will not be available to offset income from other passive activities or investments, including Vanguard’s investments or a unitholder’s investments in other publicly traded partnerships, or the unitholder’s salary, active business or other income. Passive losses that are not deductible because they exceed a unitholder’s share of income Vanguard generates may be deducted in full when he disposes of his entire investment in Vanguard in a fully taxable transaction with an unrelated party. The passive loss limitations are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

A unitholder’s share of Vanguard’s net income may be offset by any of its suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

There is no guidance as to whether suspended passive activity losses of LRE common units will be available to offset passive activity income that is allocated from Vanguard after the merger to a former LRE common unitholder. The IRS may contend that since Vanguard is not the same partnership as LRE, the passive loss limitation rules would not allow a former LRE common unitholder to utilize such losses until such time as all of the former LRE common unitholder’s Vanguard common units are sold. A Vanguard unitholder may take the position, however, that Vanguard should be deemed a continuation of LRE for this purpose such that any suspended LRE losses would be available to offset Vanguard taxable income allocated to such unitholder. Because of the lack of guidance with respect to this issue, Paul Hastings is unable to opine as to whether suspended passive activity losses arising from LRE activities will be available to offset Vanguard taxable income allocated to a former LRE common unitholder following the merger. If a unitholder has losses with respect to LRE common units, he is urged to consult his own tax advisor.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;
•	Vanguard’s interest expense attributed to portfolio income; and
•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment or (if applicable) qualified dividend income. The IRS has indicated that the net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of Vanguard’s portfolio income will be treated as investment income.

Entity-Level Collections

If Vanguard is required or elects under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or any former unitholder, Vanguard is authorized to pay those taxes from its funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, Vanguard is authorized to treat the payment as a distribution to all current unitholders. Vanguard is authorized to amend its limited liability company agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under its limited liability company agreement is maintained as nearly as is practicable. Payments by Vanguard as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction

If Vanguard has a net profit, its items of income, gain, loss and deduction will be allocated among its holders of units other than Series A preferred units, Series B preferred units and Series C preferred units in accordance with their percentage interests in Vanguard. If Vanguard has a net loss, its items of income, gain, loss and deduction will be allocated among all of its unitholders in accordance with their percentage interests in Vanguard to the extent of their positive capital accounts. Holders of Vanguard’s Series A preferred units, Series B preferred units and Series C preferred units will be allocated net loss only in the event that the capital accounts of the common unitholders have been reduced to zero.

Specified items of Vanguard’s income, gain, loss and deduction will be allocated to account for any difference between the tax basis and fair market value of any property contributed to Vanguard that exists at the time of such contribution, referred to in this discussion as the “Contributed Property.” The effect of these allocations, referred to as Section 704(c) Allocations, to a unitholder purchasing common units from Vanguard in an offering will be essentially the same as if the tax bases of its assets were equal to their fair market values at the time of the offering. Former LRE common unitholders that receive Vanguard units in the merger will receive the Section 704(c) Allocations that otherwise would have been allocated to LRE pursuant to Section 704(c) of the Code had LRE simply contributed its assets to Vanguard in exchange for units. Under these rules for example, following the merger in the event that Vanguard divests itself of certain assets formerly owned by LRE (including through a distribution of such assets), all or a portion of any gain recognized as a result of a divestiture of such assets may be required to be allocated to the former LRE common unitholders. In addition, a former LRE common unitholder may also be required to recognize its share of LRE’s remaining “built-in gain” upon certain distributions by Vanguard to that unitholder of other Vanguard property (other than money) within seven years following the merger. No special distributions will be made to the former LRE common unitholders with respect to any tax liability from such transactions.

In the event Vanguard issues additional common units or engages in certain other transactions in the future, “reverse Section 704(c) Allocations,” similar to the Section 704(c) Allocations described above, will be made to all of Vanguard’s unitholders immediately prior to such issuance or other transactions to account for the difference between the “book” basis for purposes of maintaining capital accounts and the fair market value of all property held by Vanguard at the time of such issuance or future transaction. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by some unitholders. Finally, although Vanguard does not expect that its operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of its income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

An allocation of Vanguard’s items of income, gain, loss or deduction, other than an allocation required by the Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of his interest in Vanguard, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to Vanguard;
•	the interests of all the partners in profits and losses;
•	the interest of all the partners in cash flow; and
•	the rights of all the partners to distributions of capital upon liquidation.

Paul Hastings is of the opinion that, with the exception of the issues described in “— Section 754 Election” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under Vanguard’s limited liability company agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales

A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of Vanguard’s income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;
•	any cash distributions received by the unitholder as to those units would be fully taxable; and
•	while not entirely free from doubt, all of these distributions would appear to be ordinary income.

Because there is no direct or indirect controlling authority on the issue relating to partnership interests, Paul Hastings has not rendered an opinion regarding the tax treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units; therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to consult a tax advisor to discuss whether it is advisable to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and loaning their units. The IRS has previously announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax Rates

Currently, the highest marginal U.S. federal income tax rate applicable to ordinary income of individuals is 39.6% and the highest marginal U.S. federal income tax rate applicable to long-term capital gains (generally, capital gains on certain assets held for more than twelve months) of individuals is 20%. Such rates are subject to change by new legislation at any time.

In addition, a 3.8% Medicare tax (NIIT) on certain net investment income earned by individuals, estates and trusts currently applies. For these purposes, net investment income generally includes a unitholder’s allocable share of Vanguard’s income and gain realized by a unitholder from a sale of Vanguard common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income or (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income, or (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins for such taxable year. The Department of the Treasury and the IRS have issued guidance in the form of proposed and final Treasury Regulations regarding the NIIT. Prospective unitholders are urged to consult with their tax advisors as to the impact of the NIIT on an investment in Vanguard’s units.

Section 754 Election

Vanguard has made the election permitted by Section 754 of the Code. That election is irrevocable without the consent of the IRS unless there is a constructive termination of the partnership. Please read “— Disposition of Common Units — Constructive Termination.” The election will generally permit Vanguard to adjust a common unit purchaser’s tax basis in its assets (“inside basis”) under Section 743(b) of the Code to reflect his purchase price. This election does not apply with respect to a person who purchases common units directly from Vanguard. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, the inside basis in Vanguard’s assets with respect to a unitholder will be considered to have two components: (i) his share of Vanguard’s tax basis in its assets (“common basis”) and (ii) his Section 743(b) adjustment to that basis.

Under Vanguard’s limited liability company agreement, the board of directors of Vanguard is authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. Vanguard has adopted the remedial allocation method as to all of its properties. Where the remedial allocation method is adopted, a literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Internal Revenue Code may give rise to differences in the taxation of unitholders purchasing units from Vanguard and unitholders purchasing from other unitholders. If Vanguard has any such properties, it intends to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Paul Hastings has not opined on the validity of this approach. Please read “— Uniformity of Units.”

The IRS may challenge Vanguard’s position with respect to depreciating or amortizing the Section 743(b) adjustment it takes to preserve the uniformity of the units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of Vanguard’s items of deduction or loss, any position Vanguard takes that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “— Disposition of Units — Recognition of Gain or Loss.” If such a challenge were sustained, the gain from the sale of units might be increased without the benefit of additional deductions.

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of Vanguard’s assets immediately prior to the transfer. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of Vanguard’s assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in Vanguard if it has a substantial built-in loss immediately after the transfer, or if it distributes property and has a substantial basis reduction. Generally, a built-in loss or a basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of Vanguard’s assets and other matters. For example, the allocation of the Section 743(b) adjustment among Vanguard’s assets must be made in accordance with the Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment allocated by Vanguard to its tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally nonamortizable or may be amortizable over a longer period of time or under a less accelerated method than Vanguard’s tangible assets. Vanguard cannot assure you that the determinations it makes will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in Vanguard’s opinion, the expense of compliance exceed the benefit of the election, Vanguard may seek permission from the IRS to revoke its Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

Vanguard uses the year ending December 31 as its taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of Vanguard’s income, gain, loss and deduction for its taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his common units following the close of Vanguard’s taxable year but before the close of his taxable year must include his share of Vanguard’s income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than twelve months of Vanguard’s income, gain, loss and deduction.

Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Oil and Natural Gas Taxation

Depletion Deductions.  Subject to the limitations on deductibility of losses discussed above (please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses”), unitholders will be entitled to deductions for the greater of either cost depletion or (if otherwise allowable) percentage depletion with respect to Vanguard’s oil and natural gas interests. Although the Code requires each unitholder to compute his own depletion allowance and maintain records of his share of the adjusted tax basis of the underlying property for depletion and other purposes, Vanguard intends to furnish each of its unitholders with information relating to this computation for federal income tax purposes. Each unitholder, however, remains responsible for calculating his own depletion allowance and maintaining records of his share of the adjusted tax basis of the underlying property for depletion and other purposes.

Percentage depletion is generally available with respect to unitholders who qualify under the independent producer exemption contained in Section 613A(c) of the Code. For this purpose, an independent producer is a person not directly or indirectly involved in the retail sale of oil, natural gas, or derivative contracts or the operation of a major refinery. Percentage depletion is calculated as an amount generally equal to 15% (and, in the case of marginal production, potentially a higher percentage) of the unitholder’s gross income from the depletable property for the taxable year. The percentage depletion deduction with respect to any property is limited to 100% of the taxable income of the unitholder from the property for each taxable year, computed without the depletion allowance. A unitholder that qualifies as an independent producer may deduct percentage depletion only to the extent the unitholder’s average net daily production of domestic crude oil, or the natural gas equivalent, does not exceed 1,000 barrels. This depletable amount may be allocated between oil and natural gas production, with 6,000 cubic feet of domestic natural gas production regarded as equivalent to one barrel of crude oil. The 1,000-barrel limitation must be allocated among the independent producer and controlled or related persons and family members in proportion to the respective production by such persons during the period in question.

In addition to the foregoing limitations, the percentage depletion deduction otherwise available is limited to 65% of a unitholder’s total taxable income from all sources for the year, computed without the depletion allowance, net operating loss carrybacks, or capital loss carrybacks. Any percentage depletion deduction disallowed because of the 65% limitation may be deducted in the following taxable year if the percentage depletion deduction for such year plus the deduction carryover does not exceed 65% of the unitholder’s total taxable income for that year. The carryover period resulting from the 65% net income limitation is unlimited.

Unitholders that do not qualify under the independent producer exemption are generally restricted to depletion deductions based on cost depletion. Cost depletion deductions are calculated by (1) dividing the unitholder’s share of the adjusted tax basis in the underlying mineral property by the number of mineral units (barrels of oil and thousand cubic feet, or Mcf, of natural gas) remaining as of the beginning of the taxable year and (2) multiplying the result by the number of mineral units sold within the taxable year. The total amount of deductions based on cost depletion cannot exceed the unitholder’s share of the total adjusted tax basis in the property.

All or a portion of any gain recognized by a unitholder as a result of either the disposition by Vanguard of some or all of Vanguard’s oil and natural gas interests or the disposition by the unitholder of some or all of his units may be taxed as ordinary income to the extent of recapture of depletion deductions, except for percentage depletion deductions in excess of the tax basis of the property. The amount of the recapture is generally limited to the amount of gain recognized on the disposition.

The foregoing discussion of depletion deductions does not purport to be a complete analysis of the complex legislation and Treasury Regulations relating to the availability and calculation of depletion deductions by the unitholders. Further, because depletion is required to be computed separately by each unitholder and not by Vanguard, no assurance can be given, and counsel is unable to express any opinion, with respect to the availability or extent of percentage depletion deductions to the unitholders for any taxable year. Moreover, the availability of percentage depletion may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “— Recent Legislative Developments.” Vanguard encourages each prospective unitholder to consult his tax advisor to determine whether percentage depletion would be available to him.

Deductions for Intangible Drilling and Development Costs.  Vanguard elects to currently deduct intangible drilling and development costs (“IDCs”). IDCs generally include its expenses for wages, fuel, repairs, hauling, supplies and other items that are incidental to, and necessary for, the drilling and preparation of wells for the production of oil, natural gas, or geothermal energy. The option to currently deduct IDCs applies only to those items that do not have a salvage value.

Although Vanguard will elect to currently deduct IDCs, each unitholder will have the option of either currently deducting IDCs or capitalizing all or part of the IDCs and amortizing them on a straight-line basis over a 60-month period, beginning with the taxable month in which the expenditure is made. If a unitholder makes the election to amortize the IDCs over a 60-month period, no IDC preference amount in respect of those IDCs will result for alternative minimum tax purposes.

Integrated oil companies must capitalize 30% of all their IDCs (other than IDCs paid or incurred with respect to oil and natural gas wells located outside of the United States) and amortize these IDCs over 60 months beginning in the month in which those costs are paid or incurred. If the taxpayer ceases to be an integrated oil company, it must continue to amortize those costs as long as it continues to own the property to which the IDCs relate. An “integrated oil company” is a taxpayer that has economic interests in oil or natural gas properties and also carries on substantial retailing or refining operations. An oil or natural gas producer is deemed to be a substantial retailer or refiner if it is subject to the rules disqualifying retailers and refiners from taking percentage depletion. To qualify as an “independent producer” that is not subject to these IDC deduction limits, a unitholder, either directly or indirectly through certain related parties, may not be involved in the refining of more than 75,000 barrels of oil (or the equivalent amount of natural gas) on average for any day during the taxable year or in the retail marketing of oil and natural gas products exceeding $5 million per year in the aggregate.

IDCs previously deducted that are allocable to property (directly or through ownership of an interest in a partnership) and that would have been included in the adjusted tax basis of the property had the IDC deduction not been taken are recaptured to the extent of any gain realized upon the disposition of the property or upon the disposition by a unitholder of interests in Vanguard. Recapture is generally determined at the unitholder level. Where only a portion of the recapture property is sold, any IDCs related to the entire property are recaptured to the extent of the gain realized on the portion of the property sold. In the case of a disposition of an undivided interest in a property, a proportionate amount of the IDCs with respect to the property is treated as allocable to the transferred undivided interest to the extent of any gain recognized. Please read “— Disposition of Units — Recognition of Gain or Loss.”

The election to currently deduct IDCs may be restricted or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “— Recent Legislative Developments.”

Deduction for U.S. Production Activities.  Subject to the limitations on the deductibility of losses discussed above and the limitations discussed below, unitholders will be entitled to a deduction, herein referred to as the Section 199 deduction, equal to 9% of the lesser of (1) Vanguard’s qualified production activities income that is allocated to such unitholder or (2) the unitholder’s taxable income, but not to exceed 50% of such unitholder’s IRS Form W-2 wages for the taxable year allocable to domestic production gross receipts.

Qualified production activities income is generally equal to gross receipts from domestic production activities reduced by cost of goods sold allocable to those receipts, other expenses directly associated with those receipts, and a share of other deductions, expenses and losses that are not directly allocable to those receipts or another class of income. The products produced must be manufactured, produced, grown or extracted in whole or in significant part by the taxpayer in the United States.

For a partnership, the Section 199 deduction is determined at the partner level. To determine his Section 199 deduction, each unitholder will aggregate his share of the qualified production activities income allocated to him from Vanguard with the unitholder’s qualified production activities income from other sources. Each unitholder must take into account his distributive share of the expenses allocated to him from Vanguard’s qualified production activities regardless of whether Vanguard otherwise has taxable income. However, Vanguard’s expenses that otherwise would be taken into account for purposes of computing the

Section 199 deduction are taken into account only if and to the extent the unitholder’s share of losses and deductions from all of Vanguard’s activities is not disallowed by the tax basis rules, the at-risk rules or the passive activity loss rules. Please read “— Tax Consequences of Unit Ownership — Limitations on Deductibility of Losses.”

The amount of a unitholder’s Section 199 deduction for each year is limited to 50% of the IRS Form W-2 wages actually or deemed paid by the unitholder during the calendar year that are deducted in arriving at qualified production activities income. Each unitholder is treated as having been allocated IRS Form W-2 wages from Vanguard equal to the unitholder’s allocable share of Vanguard’s wages that are deducted in arriving at qualified production activities income for that taxable year. It is not anticipated that Vanguard or its subsidiaries will pay material wages that will be allocated to its unitholders, and thus a unitholder’s ability to claim the Section 199 deduction may be limited.

A unitholder’s otherwise allowable Section 199 deduction for each taxable year is reduced by 3% of the least of (1) the oil related qualified production activities income of the taxpayer for the taxable year, (2) the qualified production activities income of the taxpayer for the taxable year, or (3) the taxpayer’s taxable income for the taxable year (determined without regard to any Section 199 deduction). For this purpose, the term “oil related qualified production activities income” means the qualified production activities income attributable to the production, refining, processing, transportation, or distribution of oil, gas, or any primary production thereof. Vanguard expects that most or all of its qualified production activities income will consist of oil related qualified production activities income.

This discussion of the Section 199 deduction does not purport to be a complete analysis of the complex legislation and Treasury authority relating to the calculation of domestic production gross receipts, qualified production activities income, or IRS Form W-2 wages, or how such items are allocated by Vanguard to unitholders. Further, because the Section 199 deduction is required to be computed separately by each unitholder, no assurance can be given, and counsel is unable to express any opinion, as to the availability or extent of the Section 199 deduction to the unitholders. Moreover, the availability of Section 199 deductions may be reduced or eliminated if recently proposed (or similar) tax legislation is enacted. For a discussion of such legislative proposals, please read “— Recent Legislative Developments.” Each prospective unitholder is encouraged to consult his tax advisor to determine whether the Section 199 deduction would be available to him.

Lease Acquisition Costs.  The cost of acquiring oil and natural gas lease or similar property interests is a capital expenditure that must be recovered through depletion deductions if the lease is productive. If a lease is proved worthless and abandoned, the cost of acquisition less any depletion claimed may be deducted as an ordinary loss in the year the lease becomes worthless. Please read “— Tax Treatment of Operations — Oil and Natural Gas Taxation — Depletion Deductions.”

Geophysical Costs.  The cost of geophysical exploration incurred in connection with the exploration and development of oil and natural gas properties in the United States are deducted ratably over a 24-month period beginning on the date that such expense is paid or incurred. This 24-month period is extended to 7 years in the case of major integrated oil companies.

Operating and Administrative Costs.  Amounts paid for operating a producing well are deductible as ordinary business expenses, as are administrative costs to the extent they constitute ordinary and necessary business expenses that are reasonable in amount.

Recent Legislative Developments.  The present federal income tax treatment of publicly traded partnerships, including Vanguard, or an investment in its common units, may be modified by administrative, legislative or judicial interpretation at any time. For example, the Obama Administration’s budget proposal fiscal year 2016 recommends that publicly traded partnerships earning income from activities related to fossil fuels be taxed as corporations beginning in 2021. From time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the qualifying income exception upon which Vanguard relies for its treatment as a partnership for U.S. federal income tax purposes. Please read “Material U.S. Federal Income Tax Consequences of Vanguard Common Unit Ownership — Partnership Status.” Any

modification to the federal income tax laws and interpretations thereof may or may not be applied retroactively. Although Vanguard is unable to predict whether any of these changes, or other proposals, will ultimately be enacted, any such changes could negatively impact the value of an investment in its units.

In addition to the proposal regarding publicly traded partnerships described above, the Obama Administration’s budget proposal for fiscal year 2016 includes proposals that would, among other things, eliminate or reduce certain key U.S. federal income tax incentives currently available to oil and natural gas exploration and production companies. These changes include, but are not limited to, (1) the repeal of the percentage depletion allowance for oil and natural gas properties, (2) the elimination of current deductions for intangible drilling and development costs and certain environmental clean-up costs, (3) the elimination of the deduction for certain domestic production activities, and (4) an extension of the amortization period for certain geological and geophysical expenditures. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could become effective. The passage of any legislation as a result of these proposals or any other similar changes in U.S. federal income tax laws could eliminate or postpone certain tax deductions that are currently available with respect to oil and natural gas exploration and development, and any such change could increase the taxable income allocable to Vanguard’s unitholders and negatively impact the value of an investment in its units.

Tax Basis, Depreciation and Amortization

The tax bases of Vanguard’s assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of Vanguard’s assets and their tax bases immediately prior to an offering will be borne by unitholders holding interests in Vanguard prior to any such offering. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, Vanguard may elect to use the depreciation and cost recovery methods, including bonus depreciation to the extent available, that will result in the largest deductions being taken in the early years after assets subject to these allowances are placed in service. Please read “— Uniformity of Units.” Property it subsequently acquires or constructs may be depreciated using accelerated methods permitted by the Code.

If Vanguard disposes of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property Vanguard owns will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in Vanguard. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs Vanguard incurs in selling its units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon its termination. There are uncertainties regarding the classification of costs as organization expenses, which may be amortized by Vanguard, and as syndication expenses, which may not be amortized by Vanguard. The underwriting discounts and commissions Vanguard incurs will be treated as syndication expenses.

Valuation and Tax Basis of Vanguard’s Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on Vanguard’s estimates of the relative fair market values, and the initial tax bases, of Vanguard’s assets. Although Vanguard may from time to time consult with professional appraisers regarding valuation matters, Vanguard will make many of the relative fair market value estimates itself. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

Gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of Vanguard’s nonrecourse liabilities. Because the amount realized includes a unitholder’s share of Vanguard’s nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from Vanguard that in the aggregate were in excess of cumulative net taxable income for a common unit and, therefore, decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held for more than twelve months will generally be taxed at the U.S. federal income tax rate applicable to long-term capital gains. However, a portion of this gain or loss, which will likely be substantial, will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to assets giving rise to depreciation recapture, depletion recapture or other “unrealized receivables” or to “inventory items” Vanguard owns. The term “unrealized receivables” includes potential recapture items, including depreciation and depletion recapture. Ordinary income attributable to unrealized receivables and inventory items and depreciation and depletion recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations. Both ordinary income and capital gain recognized on a sale of units may be subject to the NIIT in certain circumstances. Please read “— Tax Consequences of Unit Ownership — Tax Rates.”

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests (presumably including all of his common units, Series A preferred units, Series B preferred units and Series C preferred units) and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in his entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership. Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed above, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;
•	an offsetting notional principal contract; or
•	a futures or forward contract;

in each case, with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, Vanguard’s taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month. However, gain or loss realized on a sale or other disposition of Vanguard’s assets other than in the ordinary course of business will be allocated among the unitholders in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations as there is no direct or indirect controlling authority on this issue. The Department of the Treasury and the IRS have issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Existing publicly traded partnerships are entitled to rely on these proposed Treasury Regulations; however, they are not binding on the IRS and are subject to change until final Treasury Regulations are issued. Accordingly, Paul Hastings is unable to opine on the validity of this method of allocating income and deductions between transferor and transferee unitholders because the issue has not been finally resolved by the IRS or the courts. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, Vanguard’s taxable income or losses might be reallocated among the unitholders. Vanguard is authorized to revise its method of allocation between transferor and transferee unitholders, as well as unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations. A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of Vanguard’s income, gain, loss and deductions attributable to that quarter through the month of disposition but will not be entitled to receive that cash distribution.

Notification Requirements

A unitholder who sells any of his units is generally required to notify Vanguard in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is also generally required to notify Vanguard in writing of that purchase within 30 days after the purchase. Upon receiving such notifications, Vanguard is required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify Vanguard of a purchase may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker who will satisfy such requirements.

Constructive Termination

Vanguard will be considered to have technically terminated its partnership for federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in its capital and profits within a twelve-month period. For purposes of determining whether the 50% threshold has been met, multiple sales of the same interest will be counted only once. Vanguard’s technical termination would, among other things, result in the closing of its taxable year for all unitholders, which would result in Vanguard filing two tax returns (and its unitholders could receive two Schedule K-1s if relief was not available, as described below) for one fiscal year and could result in a deferral of depreciation deductions allowable in computing its taxable income. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of Vanguard’s taxable year may also result in more than twelve months of Vanguard’s taxable income or loss being includable in his taxable income for the year of termination. Vanguard’s termination currently would not affect its classification as a partnership for federal income tax purposes, but instead Vanguard would be treated as a new partnership for federal income tax purposes. If treated as a new partnership, Vanguard must make new tax elections, including a new election under Section 754 of the Code, and could be subject to penalties if it is unable to determine that a termination occurred. The IRS has announced a publicly traded partnership technical termination relief program whereby, if a publicly traded partnership that technically terminated requests publicly traded partnership technical termination relief and such relief is granted by the IRS, among other things, the partnership will only have to provide one Schedule K-1 to unitholders for the year notwithstanding two partnership tax years.

Uniformity of Units

Because Vanguard cannot match transferors and transferees of units, it must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, Vanguard may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” Vanguard takes into account the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the property’s unamortized Book-Tax Disparity, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of Vanguard’s assets. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, Vanguard will apply the rules described in the Treasury Regulations and legislative history. If Vanguard determines that this position cannot reasonably be taken, it may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in Vanguard’s assets. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if Vanguard determines that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If Vanguard chooses not to utilize this aggregate method, it may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. In either case, and as stated above under “— Tax Consequences of Unit Ownership — Section 754 Election,” Paul Hastings has not rendered an opinion with respect to these methods. Moreover, the IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations and other foreign persons raises issues unique to those investors and, as described below to a limited extent, may have substantially adverse tax consequences to them. If you are a tax-exempt entity or a non-U.S. person, you should consult your tax advisor before investing in Vanguard’s common units. Employee benefit plans and most other organizations exempt from federal income tax, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of Vanguard’s income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to it.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence, they will be required to file federal tax returns to report their share of Vanguard’s income, gain, loss or deduction and pay federal income tax at regular rates on their share of Vanguard’s net income or gain. Moreover, under rules applicable to publicly traded partnerships, Vanguard’s quarterly distribution to foreign unitholders will be subject to withholding at the highest applicable effective tax rate. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to Vanguard’s transfer agent on a Form W-8BEN, W-8BEN-E or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require Vanguard to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a U.S. trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of Vanguard’s earnings and profits, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a U.S. trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A foreign unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the foreign unitholder. Under a ruling published by the IRS, interpreting the scope of “effectively connected income,” a foreign unitholder would be considered to be engaged in a trade or business in the United States by virtue of the U.S. activities of the partnership, and part or all of that unitholder’s gain would be effectively connected with that unitholder’s indirect U.S. trade or business. Moreover, under the Foreign Investment in Real Property Tax Act, a foreign common unitholder generally will be subject to U.S. federal income tax upon the sale or disposition of a common unit if (i) he owned (directly or constructively applying certain attribution rules) more than 5% of Vanguard’s common units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of all of Vanguard’s assets consisted of U.S. real property interests at any time during the shorter of the period during which such unitholder held the common units or the five-year period ending on the date of disposition. Currently, more than 50% of Vanguard’s assets consist of U.S. real property interests and it does not expect that to change in the foreseeable future. Therefore, foreign unitholders may be subject to federal income tax on gain from the sale or disposition of their units. Recent changes in law may affect certain foreign unitholders. Please read “— Administrative Matters — Additional Withholding Requirements.”

Administrative Matters

Information Returns and Audit Procedures

Vanguard intends to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes such unitholder’s share of its income, gain, loss and deduction for Vanguard’s preceding taxable year. In preparing this information, which will not be reviewed by counsel, Vanguard will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. Vanguard cannot assure you that those positions will yield a result that conforms to the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS. Neither Vanguard nor Paul Hastings can

assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit Vanguard’s federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to Vanguard’s returns as well as those related to Vanguard’s returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Code requires that one partner be designated as the “tax matters partner” for these purposes. Vanguard’s limited liability company agreement states that an officer of Vanguard who is also a member of Vanguard will be designated by the Vanguard board of directors as its tax matters partner.

The tax matters partner has made and will make some elections on Vanguard’s behalf and on behalf of unitholders. In addition, the tax matters partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in Vanguard’s returns. The tax matters partner may bind a unitholder with less than a 1% profits interest in Vanguard to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the tax matters partner. The tax matters partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the tax matters partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on Vanguard’s return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type that can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

These rules generally will apply to payments of FDAP Income made on or after July 1, 2014 and to payments of relevant Gross Proceeds made on or after January 1, 2017. Thus, to the extent Vanguard has FDAP Income or Gross Proceeds after these dates that are not treated as effectively connected with a U.S. trade or business (please read “— Tax-Exempt Organizations and Other Investors”), unitholders who are foreign financial institutions or certain other non-US entities may be subject to withholding on distributions they receive from Vanguard, or their distributive share of Vanguard’s income, pursuant to the rules described above.

Prospective investors should consult their own tax advisors regarding the potential application of these withholding provisions to their investment in Vanguard’s units.

Nominee Reporting

Persons who hold an interest in Vanguard as a nominee for another person are required to furnish to Vanguard:

•	the name, address and taxpayer identification number of the beneficial owner and the nominee;
•	whether the beneficial owner is:
•	a person that is not a U.S. person;
•	a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing; or
•	a tax-exempt entity;
•	the amount and description of units held, acquired or transferred for the beneficial owner; and
•	specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from dispositions.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $100 per failure, up to a maximum of $1,500,000 per calendar year, is imposed by the Code for failure to report that information to Vanguard. The nominee is required to supply the beneficial owner of the units with the information furnished to Vanguard.

Accuracy-Related Penalties

An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

•	for which there is, or was, “substantial authority”; or
•	as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, Vanguard must disclose the pertinent facts on its return. In addition, Vanguard will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns and to take other actions as may be appropriate to permit unitholders to avoid liability for this penalty. More stringent rules apply to “tax shelters,” which Vanguard does not believe includes it, or any of its investments, plans or arrangements.

A substantial valuation misstatement exists if (a) the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis, (b) the price for any property or services (or for the use of property) claimed on any such return with respect to any transaction between persons described in Code Section 482 is 200% or more (or 50% or less) of the amount determined under Section 482 to be the correct amount of such price, or (c) the net Internal Revenue Code Section 482 transfer price adjustment for the taxable year exceeds the lesser of $5 million or 10% of the taxpayer’s gross receipts. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for most corporations). If the valuation claimed on a return is 200% or more than the correct valuation or certain other thresholds are met, the penalty imposed increases to 40%. Vanguard does not anticipate making any valuation misstatements.

In addition, the 20% accuracy-related penalty also applies to any portion of an underpayment of tax that is attributable to transactions lacking economic substance. To the extent that such transactions are not disclosed, the penalty imposed is increased to 40%. Additionally, there is no reasonable cause defense to the imposition of this penalty to such transactions.

Reportable Transactions

If Vanguard were to engage in a “reportable transaction,” it (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses for partnerships, individuals, S corporations, and trusts in excess of $2 million in any single year, or $4 million in any combination of six successive tax years. Vanguard’s participation in a reportable transaction could increase the likelihood that its federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “— Information Returns and Audit Procedures.”

Moreover, if Vanguard were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following additional consequences:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties”;
•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability; and
•	in the case of a listed transaction, an extended statute of limitations.

Vanguard does not expect to engage in any “reportable transactions.”

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which Vanguard does business or owns property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in Vanguard. Vanguard currently owns property or does business in many states. Several of these states impose a personal income tax on individuals; certain of these states also impose an income tax on corporations and other entities. Vanguard may also own property or do business in other jurisdictions in the future. Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which Vanguard does business or owns property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require Vanguard, or Vanguard may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by Vanguard. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and Vanguard’s estimate of its future operations, Vanguard anticipates that any amounts required to be withheld will not be material.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states, localities and foreign jurisdictions, of his investment in Vanguard. Accordingly, each prospective unitholder is urged to consult his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and foreign, as well as U.S. federal tax returns, that may be required of him. Paul Hastings has not rendered an opinion on the state, local, alternative minimum tax or foreign tax consequences of an investment in Vanguard.

DESCRIPTION OF VANGUARD COMMON UNITS

Vanguard common units represent limited liability company interests in Vanguard. Vanguard common units entitle the holders to participate in cash distributions and to exercise the rights and privileges available to unitholders under the Vanguard limited liability company agreement.

Where Common Units Are Traded

Vanguard’s outstanding common units are listed on the NASDAQ under the symbol “VNR.” The common units received by LRE unitholders in the merger will also be listed on the NASDAQ.

Issuance of Additional Units

Vanguard’s limited liability company agreement authorizes Vanguard to issue an unlimited number of additional securities and rights to buy securities for the consideration and on the terms and conditions determined by the Vanguard board of directors without the approval of the Vanguard common unitholders. It is possible that Vanguard will fund acquisitions or other initiatives through the issuance of additional common units or other equity securities. Holders of any additional common units Vanguard issues will be entitled to share equally with the then-existing holders of common units and holders of other equity securities entitled to participate in Vanguard’s distributions of available cash. In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in Vanguard’s net assets. In accordance with Delaware law and the provisions of Vanguard’s limited liability company agreement, Vanguard may also issue additional securities that, as determined by the board of directors of Vanguard, may have special voting rights to which the common units are not entitled. The holders of common units do not have preemptive rights to acquire additional common units or other securities.

Voting Rights

Vanguard’s common unitholders have the right to vote with respect to the election of directors to the board of directors of Vanguard, certain amendments to Vanguard’s limited liability company agreement, the merger of Vanguard or the sale of all or substantially all of Vanguard’s assets, and the dissolution of Vanguard.

Transfer Agent and Registrar

American Stock Transfer & Trust Company, LLC is the registrar and transfer agent for the common units. Vanguard will pay all fees charged by the transfer agent for transfers of common units except the following that must be paid by common unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;
•	special charges for services requested by a common unitholder; and
•	other similar fees or charges.

There is no charge to common unitholders for disbursements of Vanguard’s cash distributions. Vanguard will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

The transfer agent may at any time resign, by notice to Vanguard, or be removed by Vanguard. The resignation or removal of the transfer agent will become effective upon Vanguard’s appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, Vanguard is authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with Vanguard’s limited liability company agreement, each transferee of common units shall be admitted as a Vanguard unitholder with respect to the common units transferred when such transfer is recorded in Vanguard’s books and records. Each transferee who has completed and delivered a transfer application:

•	becomes the record holder of common units;
•	automatically agrees to be bound by the terms and conditions of, and is deemed to have executed Vanguard’s limited liability company agreement;
•	represents that the transferee has the capacity, power and authority to enter into Vanguard’s limited liability company agreement;
•	grants powers of attorney to Vanguard’s officers and the liquidator of Vanguard as specified in Vanguard’s limited liability company agreement; and
•	makes the consents and waivers contained in Vanguard’s limited liability company agreement.

An assignee will become a unitholder of Vanguard for the transferred common units upon the recording of the name of the assignee on Vanguard’s books and records.

Until a unit has been transferred on Vanguard’s books, Vanguard and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Summary of Limited Liability Company Agreement

A summary of the important provisions of the Vanguard liability company agreement is included in the reports filed with the SEC, particularly Vanguard’s Form S-1 filed on April 25, 2007, as amended, and under the caption “Comparison of Rights of Vanguard Common Unitholders and LRE Unitholders” in this proxy statement/prospectus.

COMPARISON OF RIGHTS OF VANGUARD COMMON UNITHOLDERS AND LRE UNITHOLDERS

The rights of Vanguard common unitholders are currently governed by Vanguard’s Fifth Amended and Restated Limited Liability Company Agreement, as amended, which is referred to as the Vanguard limited liability company agreement, and the Delaware Limited Liability Company Act, which is referred to as the Delaware LLC Act. The rights of LRE’s unitholders are currently governed by LRE’s First Amended and Restated Agreement of Limited Partnership, as amended, which is referred to as the LRE partnership agreement, the Amended and Restated Limited Liability Company Agreement of LRE GP, LLC and the Delaware Revised Uniform Limited Partnership Act, which is referred to as the Delaware LP Act. If the merger is completed, the rights of former LRE unitholders will be governed by the Vanguard limited liability company agreement and the Delaware LLC Act.

There are many differences between the rights of LRE unitholders and the rights of Vanguard unitholders. The following description summarizes the material differences that may affect the rights of Vanguard common unitholders and LRE common unitholders but does not purport to be a complete statement of all those differences or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. LRE unitholders should read carefully the relevant provisions of the Vanguard limited liability company agreement and the LRE partnership agreement. Copies of the documents referred to in this summary may be obtained as described under “Where You Can Find More Information.”

Purpose

Vanguard	LRE
Vanguard is permitted to engage, directly or indirectly, in any business activity that is approved by the Vanguard board of directors and that lawfully may be conducted by a limited liability company organized under Delaware law; provided, Vanguard shall not engage, directly or indirectly, in any business activity that the Vanguard board of directors determines would cause Vanguard to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purpose.	LRE is permitted to engage, directly or indirectly, in any business activity that is approved by LRE GP and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, LRE GP shall not cause LRE to engage, directly or indirectly, in any business activity that LRE GP determines would cause LRE to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purpose.

Outstanding Units

Vanguard	LRE
As of August 27, 2015, Vanguard had outstanding (a) 86,599,111 common units, (b) 420,000 Class B units, (c) 2,581,873 Series A preferred units (“Series A preferred units”), (d) 7,000,000 Series B preferred units (“Series B preferred units”) and (e) 4,300,000 Series C preferred units (“Series C preferred units” and together with Series A preferred units and Series B preferred units, the “preferred units,” and holders of preferred units cumulatively known as “preferred unitholders”).	As of August 27, 2015, LRE had outstanding 28,074,433 common units.

Issuance of Additional Securities

Vanguard	LRE
The Vanguard limited liability company agreement authorizes Vanguard to issue an unlimited number of additional equity securities and rights to buy securities for the consideration and on the terms and conditions determined by the Vanguard board of directors without the approval of Vanguard’s unitholders, but subject to any approval rights specifically granted to the preferred unitholders.	The LRE partnership agreement authorizes LRE to issue an unlimited number of additional equity securities and rights to buy securities for the consideration and on the terms and conditions determined by LRE GP without the approval of LRE’s limited partners.
It is possible that Vanguard will fund acquisitions or other initiatives through the issuance of additional common units or other equity securities. Holders of any additional common units Vanguard issues will be entitled to share equally with the then-existing holders of common units and holders of other equity securities entitled to participate in Vanguard’s distributions of available cash. In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in Vanguard’s net assets.	It is possible that LRE will fund acquisitions or other initiatives through the issuance of additional common units or other equity securities. Holders of any additional common units LRE issues will be entitled to share equally with the then-existing holders of common units and holders of other equity securities entitled to participate in LRE’s distributions of available cash. In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in LRE’s net assets.
In accordance with Delaware law and the provisions of the Vanguard limited liability company agreement, Vanguard may also issue additional securities that, as determined by the Vanguard board of directors, may have special voting rights to which the common units are not entitled. The holders of common units do not have preemptive rights to acquire additional common units or other securities.	In accordance with Delaware law and the provisions of the LRE partnership agreement, LRE may also issue additional partnership interests that, as determined by LRE GP, may have special voting rights to which the common units are not entitled. The holders of common units do not have preemptive rights to acquire additional common units or other securities.

Distributions of Available Cash

Vanguard	LRE
General. The Vanguard limited liability company agreement requires that Vanguard distribute all of its available cash to holders of Vanguard units within 90 days following the end of each quarter.	General. The LRE partnership agreement requires that LRE distribute all of its available cash to holders of LRE units within 45 days following the end of each quarter.

Vanguard	LRE
Definition of Available Cash.	Definition of Available Cash.
Available cash for any quarter consists of all cash and cash equivalents on hand at the end of that quarter, plus working capital borrowings made after the end of such quarter, less any cash reserves established by the Vanguard board of directors to (i) provide for the proper conduct of Vanguard’s business (including reserves for future capital expenditures, including drilling and acquisitions, and for anticipated future credit needs), (ii) comply with applicable law or debt service obligations, (iii) provide for payments to the preferred unitholders and (iv) provide funds for distributions to the unitholders of Vanguard for any one or more of the next four quarters.	Available cash for any quarter consists of all cash and cash equivalents on hand at the end of that quarter, plus, if the LRE GP so determines, working capital borrowings made after the end of such quarter, less the amount of cash reserves established by LRE GP to (i) provide for the proper conduct of LRE’s business (including reserves for future capital expenditures and for anticipated future credit needs), (ii) comply with applicable law or debt service obligations or (iii) provide funds for distributions to the unitholders of LRE (including LRE GP) for any one or more of the next four quarters.
No monthly distribution may be declared or paid or set apart for payment on any common unit or Class B unit (other than a distribution payable solely in units of common units or Class B units) unless full cumulative distributions have been or contemporaneously are being paid or provided for on all outstanding preferred units through the most recent respective distribution payment dates.	The decision to make any distribution is determined by LRE GP, taking into consideration the terms of the LRE partnership agreement.
Series A Preferred Unit Distribution Preference.  Holders of Series A preferred units will be entitled to receive, when, as and if declared by the board of directors out of legally available funds for such purpose, cumulative cash monthly distributions. The distribution rate for the Series A preferred units will be 7.875% per annum of the $25.00 liquidation preference per unit (equal to $1.96875 per unit per annum). The “distribution payment date” for the Series A preferred units is the 15th day of each month.

Distributions will accumulate in each monthly distribution period from and including the preceding Series A distribution payment date or the initial issue date, as the case may be, to but excluding the applicable Series A distribution payment date for such monthly distribution period. Distributions will accrue on accumulated distributions at a rate of 7.875% per annum per $25.00 stated liquidation preference per Series A preferred unit.

Vanguard	LRE
Series B Unit Distribution Preference.  Holders of Series B preferred units will be entitled to receive, when, as and if declared by the board of directors out of legally available funds for such purpose, cumulative cash monthly distributions. The distribution rate for the Series B preferred units will be 7.675% per annum of the $25.00 liquidation preference per unit (equal to $1.91875 per unit per annum). The “distribution payment date” for the Series B preferred units is the 15th day of each month.

Distributions will accumulate in each monthly distribution period from and including the preceding Series B distribution payment date or the initial issue date, as the case may be, to but excluding the applicable Series B distribution payment date for such monthly distribution period. Distributions will accrue on accumulated distributions at a rate of 7.675% per annum per $25.00 stated liquidation preference per Series B preferred units.

Series C Unit Distribution Preference.  Holders of Series C preferred units will be entitled to receive, when, as and if declared by the board of directors out of legally available funds for such purpose, cumulative cash monthly distributions. The distribution rate for the Series C preferred units will be 7.75% per annum of the $25.00 liquidation preference per unit (equal to $1.9375 per unit per annum). The “distribution payment date” for the Series C units is the 15th day of each month.

Distributions will accumulate in each monthly distribution period from and including the preceding Series C distribution payment date or the initial issue date, as the case may be, to but excluding the applicable Series C distribution payment date for such monthly distribution period. Distributions will accrue on accumulated distributions at a rate of 7.75% per annum per $25.00 stated liquidation preference per Series C preferred unit.

Distributions of Cash upon Liquidation

Vanguard	LRE
General. Upon Vanguard’s dissolution, the liquidator authorized to wind up Vanguard’s affairs will, acting with all of the powers of the Vanguard board of directors necessary or appropriate to carry out the duties and functions of the liquidator, liquidate Vanguard’s assets and apply the proceeds of the liquidation first to the payment of Vanguard’s creditors. Vanguard will distribute any remaining proceeds to the unitholders in accordance with their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of Vanguard’s assets in liquidation.	General. Upon LRE’s dissolution, the liquidator authorized to wind up LRE’s affairs will, acting with all of the powers of LRE GP necessary or appropriate to care out the duties and functions of the liquidator and liquidate LRE’s assets and apply the proceeds of the liquidation first to the payment of LRE’s creditors. LRE will distribute any remaining proceeds to the unitholders and LRE GP in accordance with their respective capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of LRE’s assets in liquidation.
Preferred Unit Liquidation Preference.  The preferred unitholders will be specially allocated items of Vanguard’s gross income and gain in a manner designed to achieve, in the event of any liquidation, dissolution or winding up of Vanguard’s affairs, whether voluntary or involuntary, a liquidation preference of $25.00 per unit in cash (“preferred unit liquidation preference”). In addition, preferred unitholders will be entitled to receive an amount equal to accumulated and unpaid distributions thereon to the date fixed for payment of such amount (whether or not declared) prior to Vanguard making any liquidation distributions.

If the amount of Vanguard’s gross income and gain available to be specially allocated to the preferred unitholders is less than the amount necessary to cause the capital account with respect to each preferred unit to equal the liquidation preference of $25.00 per unit, then the amount that a preferred unitholders would receive upon liquidation may be less than the preferred unit liquidation preference, even though there may be cash available for distribution to the holders of common units or Class B units with respect to their capital accounts. The rights of the preferred unitholders to receive the liquidation preference will be subject to the proportional rights of other preferred unitholders.	Manner of Adjustments for Gain. Any gain will be allocated to the unitholders as follows:
• first, to LRE GP and the holders of units who have negative balances in their capital accounts to the extent of and in proportion to those negative balances;

•

second, 99.9% to the common unitholders, pro rata, and 0.1% to LRE GP, until the capital account for each common unit is equal to the sum of: (1) the unrecovered initial unit price and (2) the amount of the minimum quarterly distribution for the quarter during which LRE’s liquidation occurs;

•

third, 99.9% to all unitholders, pro rata, and 0.1% to LRE GP, until LRR allocates under this paragraph an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of LRE’s existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that LRE distributed 99.9% to the unitholders, pro rata, and 0.1% to LRE GP, for each quarter of LRE’s existence;

Vanguard	LRE

•

fourth, 86.9% to all unitholders, pro rata, and 13.1% to LRE GP, until LRE allocates under this paragraph an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of LRE’s existence; less (2) the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the first target distribution per unit that LRE distributed 86.9% to the unitholders, pro rata, and 13.1% to LRE GP for each quarter of LRE’s existence; and

• thereafter, 76.9% to all unitholders, pro rata, and 23.1% to LRE GP.
The percentage interests set forth above for LRE GP include its 0.1% general partner interest and assume LRE GP has not transferred the incentive distribution rights.
Manner of Adjustment for Losses. After making allocations of loss to LRE GP and the unitholders in a manner intended to offset in reverse order the allocations of gains that have previously been allocated, losses will be allocated as follows:

•

first, 99.9% to the holders of common units, in proportion to the positive balances in their capital accounts and 0.1% to LRE GP, until the capital accounts of the common unitholders have been reduced to zero; and

• thereafter, 100% to LRE GP.

Merger, Sale or Other Disposition of Assets

Vanguard	LRE
A merger involving Vanguard requires the prior consent of Vanguard board of directors. However, the Vanguard board of directors will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to Vanguard or the unitholders, including any duty to act in good faith.	A merger involving LRE requires the prior consent of LRE GP. However, LRE GP will have no duty or obligation to consent to any merger or consolidation and may decline to do so free of any fiduciary duty or obligation whatsoever to LRE or the limited partners, including any duty to act in good faith.
The Vanguard board of directors is generally prohibited, without the prior approval of the holders of a unit majority, from causing Vanguard, among other things, to sell, exchange or otherwise dispose of all or substantially all of Vanguard and its subsidiaries’ assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination or sale of ownership interests of Vanguard’s subsidiaries. The Vanguard board of directors may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of Vanguard’s assets without that approval. The Vanguard board of directors may also sell all or substantially all of Vanguard’s assets under a foreclosure or other realization upon the encumbrances above without that approval.	LRE GP is generally prohibited, without the prior approval of the holders of a unit majority, from causing LRE, among other things, to sell, exchange or otherwise dispose of all or substantially all of LRE and its subsidiaries’ assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination or sale of ownership interests of LRE’s subsidiaries. LRE GP may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of LRE’s assets without that approval. LRE GP may also sell all or substantially all of LRE’s assets under a foreclosure or other realization upon the encumbrances above without that approval.
If the conditions specified in the Vanguard limited liability company agreement are satisfied, the Vanguard board of directors may merge Vanguard or any of its subsidiaries into, or convey all of Vanguard’s assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in Vanguard’s legal form into another limited liability entity, the Vanguard board of directors has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the unitholders and the Vanguard board of directors with the same rights and obligations as contained in the Vanguard limited liability company agreement.	If the conditions specified in the LRE partnership agreement are satisfied, LRE GP may convert LRE or any of its subsidiaries into a new limited liability entity or merge LRE or any of its subsidiaries into, or convey all of LRE’s assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in LRE’s legal form into another limited liability entity, LRE GP has received an opinion of counsel regarding limited liability and tax matters, and the governing instruments of the new entity provide the limited partners and LRE GP with the same rights and obligations as contained in the LRE partnership agreement.

Vanguard	LRE
Finally, the Vanguard board of directors may consummate any merger or consolidation without the prior approval of Vanguard’s unitholders if Vanguard is the surviving entity in the transaction, the Vanguard board of directors has received an opinion of counsel regarding limited liability and tax matters, the transaction will not result in a material amendment to the Vanguard limited liability company agreement (other than an amendment that the Vanguard board of directors could adopt without the consent of the unitholders), each of Vanguard’s units will be an identical unit of Vanguard following the transaction, and the equity interests to be issued do not exceed 20% of the outstanding limited liability interests of Vanguard immediately prior to the transaction.	Finally, LRE GP may consummate any merger or consolidation without the prior approval of LRE’s unitholders if LRE is the surviving entity in the transaction, LRE GP has received an opinion of counsel regarding limited liability and tax matters, the transaction will not result in a material amendment to the LRE partnership agreement (other than an amendment that LRE GP could adopt without the consent of other unitholders), each of LRE’s units will be an identical unit of LRE following the transaction, and the partnership interests to be issued do not exceed 20% of the outstanding partnership interests of LRE immediately prior to the transaction.
The Vanguard unitholders are not entitled to dissenters’ rights of appraisal under the Vanguard limited liability company agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of all or substantially all of Vanguard’s assets or any other transaction or event.	The LRE unitholders are not entitled to dissenters’ rights of appraisal under the LRE partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of the assets of LRE or any other similar transaction or event.

Election of Directors

Vanguard	LRE
At Vanguard’s annual meeting of unitholders, members of the Vanguard board of directors are elected by Vanguard unitholders and will be subject to re-election on an annual basis at Vanguard’s next annual meeting of unitholders.	LRE GP’s directors are elected for one-year terms by LRM, the managing member of LRE GP. LRE GP’s directors hold office until the earlier of their death, resignation, removal or disqualification or until their successors have been appointed and qualified.
Any director of Vanguard may be removed at any time by the holders of at least 66 2/3% of the outstanding Vanguard units then entitled to vote at an election of directors.

Meetings; Voting; Voting Rights

Vanguard	LRE
Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, Vanguard’s unitholders are entitled to vote on the following matters:	Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, LRE’s limited partners are entitled to vote on the following matters:
• the election of directors to the Vanguard board of directors;	• certain amendments to the LRE partnership agreement (as discussed below under “— Amendment of Limited Liability Company Agreement or Partnership Agreement”);

Vanguard	LRE
• certain amendments to the Vanguard limited liability company agreement (as discussed below under “— Amendment of Limited Liability Company Agreement or Partnership Agreement”);	• the merger of LRE or the sale of substantially all of LRE’s assets (as discussed above under “— Merger, Sale or Other Disposition of Assets”); and
• the merger of Vanguard or the sale of substantially all of Vanguard’s assets (as discussed above under “— Merger, Sale or Other Disposition of Assets”); and	• the dissolution of LRE (as discussed below under “— Dissolution”).
• the dissolution of Vanguard (as discussed below under “— Dissolution”).
Any action required or permitted to be taken by Vanguard’s unitholders must be effected at a duly called annual or special meeting of unitholders and may not be effected by any consent in writing by such unitholders. Vanguard holds an annual meeting each year.	Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting.
Meetings of the unitholders may only be called by a majority of the Vanguard board of directors. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.	Meetings of the unitholders may be called by LRE GP or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Vanguard	LRE
All notices of meetings of unitholders shall be sent or otherwise given in accordance with the Vanguard limited liability company agreement not less than 10 nor more than 60 days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual meeting, those matters which the Vanguard board of directors, at the time of giving the notice, intends to present for action by the unitholders (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board of directors intends to present for election. Any previously scheduled meeting of the unitholders may be postponed, and any special meeting of the unitholders may be cancelled, by resolution of the Vanguard board of directors upon public notice given prior to the date previously scheduled for such meeting of unitholders. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of units under the Vanguard limited liability company agreement will be delivered to the record holder by Vanguard or by the transfer agent.	All notices of meetings of unitholders shall be sent or otherwise given in accordance with the LRE partnership agreement not less than 10 nor more than 60 days before the date of the meeting. Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under the LRE partnership agreement will be delivered to the record holder by LRE or by the transfer agent.
Each record holder of a unit has a vote according to his percentage interest in Vanguard, although additional units having special voting rights could be issued (as discussed under “— Issuance of Additional Securities” above). However, if at any time any person or group, other than a direct transferee from Vanguard that is specifically approved by the Vanguard board of directors, beneficially owns 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise.	Each record holder of a unit has a vote according to his or her percentage interest in LRE, although additional limited partner interests having special voting rights could be issued (as discussed above under “— Issuance of Additional Securities”). However, if at any time any person or group, other than LRE GP and its affiliates or a direct or subsequently approved transferee of LRE GP or its affiliates and specifically approved by LRE GP, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Vanguard	LRE
Units held by Vanguard on behalf of non-citizen assignees shall be voted in the same ratios as the votes of unitholders on other units are cast.	Units held by LRE GP on behalf of non-citizen assignees shall be voted in the same ratios as the votes of unitholders on other units are cast.

Withdrawal or Removal of the General Partner; Election of General Partner

Vanguard	LRE
Vanguard, as a limited liability company, does not have a general partner.	Except as described below, LRE GP has agreed not to withdraw voluntarily as the general partner of LRE prior to December 31, 2021 without obtaining the approval of the holders of a majority of the LRE outstanding common units, excluding common units held by LRE GP and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after December 31, 2021, LRE GP may withdraw as the general partner without first obtaining approval of any unitholder by giving at least 90 days’ written notice, and that withdrawal will not constitute a violation of the LRE partnership agreement. Notwithstanding the information above, LRE GP may withdraw as the general partner without unitholder approval upon 90 days’ notice to LRE’s limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates other than LRE GP and its affiliates. In addition, the LRE partnership agreement permits LRE GP in some instances to sell or otherwise transfer all of the general partner interest in LRE without the approval of the unitholders (as discussed below under “— Transfer of General Partner Interests”).
Upon withdrawal of LRE GP under any circumstance other than as a result of a transfer by LRE GP of all or a part of its general partner interest in LRE, the holders of a unit majority may select a successor general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters is not obtained, LRE will be dissolved, wound up and liquidated, unless within a specified period of time after that withdrawal, the holders of a unit majority agree in writing to continue the business of LRE and to appoint a successor general partner (as discussed below under “— Dissolution”).

Vanguard	LRE
LRE GP may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of LRE’s outstanding units, voting together as a single class, including units held by LRE GP and its affiliates, and LRE receives an opinion of counsel regarding limited liability and tax matters. Any removal of LRE GP is also subject to the approval of a successor general partner by the vote of the holders of a majority of LRE’s outstanding common units, voting as a single class. The ownership of more than 33 1/3% of the outstanding units of LRE by LRE GP and its affiliates gives LRE GP the practical ability to prevent LRE GP’s removal.
The LRE partnership agreement also provides that if LRE GP is removed as the general partner under circumstances where cause does not exist:
• all cumulative common unit arrearages on the common units will be extinguished; and

•

LRE GP will have the right to convert its general partner interest and its incentive distribution rights into common units or to receive cash in exchange for those interests based on the fair market value of the interests at the time.

In the event of removal of LRE GP under circumstances where cause exists or withdrawal of LRE GP where that withdrawal violates the LRE partnership agreement, a successor general partner will have the option to purchase the departing general partner’s general partner interest and incentive distribution rights for a cash payment equal to the fair market value of those interests. Under all other circumstances where LRE GP withdraws or is removed by the limited partners, the departing general partner will have the option to require the successor general partner to purchase the general partner interest of the departing general partner and its incentive distribution rights for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. If the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

Vanguard	LRE
If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and its incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.
In addition, LRE will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for LRE’s benefit.

Transfer of General Partner Interests

Vanguard	LRE
Vanguard, as a limited liability company, does not have a general partner.	LRE GP may transfer without a vote of LRE’s unitholders all, but not less than all, of its general partner interest in LRE to an affiliate or another person (other than an individual) in connection with its merger or consolidation with or into, or sale of all, or substantially all, of its assets to, such person. The approval of a majority of the outstanding LRE common units, excluding LRE common units held by LRE GP and its affiliates, is required in other circumstances for a transfer of the general partner interest to a third party prior to December 31, 2021.

No or Limited Preemptive Right

Vanguard	LRE
The holders of Vanguard units do not have preemptive rights to acquire additional common units or other securities.	The holders of LRE common units do not have preemptive rights to acquire additional common units or other partnership interests. LRE GP and its affiliates have limited preemptive rights to acquire additional common units and other equity securities.

Limited Call Right

Vanguard	LRE
If at any time any person owns more than 90% of Vanguard’s then-issued and outstanding units of any class, such person will have the right, which it may assign in whole or in part to Vanguard or its affiliates, to acquire all, but not less than all, of the remaining units of the class held by unaffiliated persons as of a record date to be selected by Vanguard management, on at least 10 but not more than 60 days’ notice.	If at any time LRE GP and its affiliates own more than 80% of LRE’s then-issued and outstanding limited partner interests of any class, LRE GP has the right, which it may assign in whole or in part to its affiliates or LRE, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons as of a record date to be selected by LRE GP, on at least 10 but not more than 60 days’ notice.

Vanguard	LRE
The purchase price in the event of this purchase is the greater of:	The purchase price in the event of this purchase is the greater of:

•

the highest cash price paid by such person or any of its affiliates for any units of the class purchased within the 90 days preceding the date on which such person first mails notice of its election to purchase those units; and

•

the highest cash price paid by LRE GP or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which LRE GP first mails notice of its election to purchase those limited partner interests; and

• the average of the daily closing prices of the units of such class over the 20 trading days preceding the date three days before the date the notice is mailed.	• the average of the daily closing prices of the limited partner interests of such class over the 20 trading days preceding the date three days before the date the notice is mailed.
The Vanguard unitholders are not entitled to dissenters’ rights of appraisal under the Vanguard limited liability company agreement or applicable Delaware law if this limited call right is exercised. As a result of this limited call right, a holder of membership interests in Vanguard may have his membership interests purchased at an undesirable time or price. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his units in the market.	The LRE unitholders are not entitled to dissenters’ rights of appraisal under the LRE partnership agreement or applicable Delaware law if this limited call right is exercised. As a result of this limited call right, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or price. The federal income tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Amendment of Limited Liability Company Agreement or Partnership Agreement

Vanguard	LRE
General. Amendments to the Vanguard limited liability company agreement may be proposed only by or with the consent of the Vanguard board of directors. Except as described below, an amendment must be approved by the holders of a unit majority.	General. Amendments to the LRE partnership agreement may be proposed only by LRE GP. However, LRE GP will have no duty or obligation to propose any amendment and may decline to do so free of any fiduciary duty or obligation whatsoever to LRE or LRE’s limited partners, including any duty to act in good faith or in the best interests of LRE or LRE limited partners. To adopt a proposed amendment, other than the amendments discussed below under “— No Unitholder Approval,” LRE GP is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of LRE’s limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by the holders of a unit majority.
Prohibited Amendments.	Prohibited Amendments.
No amendment may:	No amendment may be:
• enlarge the obligations of any Vanguard unitholder without its consent, unless approved by the holders of a majority of the type or class of units so affected;	• enlarge the obligations of any limited partner without its consent, unless approved by the holders of a majority of the type or class of limited partner interests so affected; or

Vanguard	LRE
• provide that Vanguard is not dissolved upon an election to dissolve Vanguard by the Vanguard board of directors that is approved by the holders of a unit majority;

•

enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by LRE to LRE GP or any of its affiliates without the consent of LRE GP, which consent may be given or withheld in its sole discretion.

• change the term of existence of Vanguard; or
• give any person the right to dissolve Vanguard other than the Vanguard board of directors’ right to dissolve Vanguard with the approval of the holders of a unit majority.
The provision of the Vanguard limited liability company agreement that prevents the amendments set forth above can be amended only upon the approval of the holders of at least 75% of the outstanding units, voting together as a single class.
The provision of the LRE partnership agreement that prevents the amendments set forth above can be amended only upon the approval of the holders of at least 90% of the outstanding units voting together as a single class.
No Unitholder Approval	No Unitholder Approval.
The Vanguard board of directors may generally make amendments to the Vanguard limited liability company agreement without the approval of any unitholder to reflect:	LRE GP may generally make amendments to the LRE partnership agreement without the approval of any limited partner to reflect:
• a change in Vanguard’s name, principal place of business, registered agent or registered office;	• a change in LRE’s name, principal place of business, registered agent or registered office;
• the admission, substitution, withdrawal or removal of members in accordance with the Vanguard limited liability company agreement;	• the admission, substitution, withdrawal or removal of partners in accordance with the LRE partnership agreement;

•

a change that the Vanguard board of directors determines to be necessary or appropriate for Vanguard to qualify or continue Vanguard’s qualification as a company in which Vanguard’s members have limited liability under the laws of any state or to ensure that neither Vanguard, Vanguard’s operating subsidiaries nor any of its other subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•

a change that LRE GP determines to be necessary or appropriate for LRE to qualify or to continue LRE’s qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither LRE, nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

• a change in Vanguard’s fiscal year or taxable year and related changes;	• a change in LRE’s fiscal year or taxable year and related changes;

Vanguard	LRE

•

an amendment that is necessary, in the opinion of Vanguard’s counsel, to prevent Vanguard, members of the Vanguard board of directors, or Vanguard’s officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•

an amendment that is necessary, in the opinion of LRE’s counsel, to prevent LRE or LRE GP or the directors, officers, agents or trustees of LRE GP from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

• an amendment the Vanguard board of directors determines to be necessary or appropriate for the authorization of additional securities or rights to acquire securities;	• an amendment that LRE GP determines to be necessary or appropriate for the authorization or issuance of additional securities or rights to acquire securities;
• any amendment expressly permitted in Vanguard’s limited liability company agreement to be made by the Vanguard board of directors acting alone;	• any amendment expressly permitted in the LRE partnership agreement to be made by LRE GP acting alone;
• an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of Vanguard’s limited liability company agreement;	• an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the LRE partnership agreement;

•

any amendment that the Vanguard board of directors determines to be necessary or appropriate for the formation by Vanguard of, or Vanguard’s investment in, any corporation, partnership or other entity, as otherwise permitted by Vanguard’s limited liability company agreement;

•

any amendment that LRE GP determines to be necessary or appropriate for the formation by LRE of, or LRE’s investment in, any corporation, partnership other entity, as otherwise permitted by the LRE partnership agreement;

• a merger, conversion or conveyance effected in accordance with the Vanguard limited liability company agreement;	• a merger, conversion or conveyance effected in accordance with the LRE partnership agreement; or
• an amendment that requires, in connection with a transfer of units, the assignees of units to provide proof to Vanguard of such assignee’s status as an eligible assignee; and	• any other amendments substantially similar to any of the matters described in the clauses above.
• any other amendments substantially similar to any of the matters described in the clauses above.

Vanguard	LRE
In addition, the Vanguard board of directors may make amendments to the Vanguard limited liability company agreement without the approval of any unitholder or assignee if the Vanguard board of directors determines that those amendments:	In addition, LRE GP may make amendments to the LRE partnership agreement without the approval of any limited partner if LRE GP determines that those amendments:
• do not adversely affect the unitholders (including any particular class of unitholders as compared to other classes of unitholders) in any material respect;	• do not adversely affect LRE’s limited partners (or any particular class of limited partners) in any material respect;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•

are necessary or appropriate to facilitate the trading of units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the units are or will be listed for trading, compliance with any of which the Vanguard board of directors deems to be in the best interests of Vanguard and Vanguard’s unitholders;

•

are necessary or appropriate to facilitate the trading of LRE’s units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which LRE’s units are or will be listed for trading;

•

are necessary or appropriate for any action taken by the Vanguard board of directors relating to splits or combinations of units under the provisions of Vanguard’s limited liability company agreement; or

• are necessary or appropriate for any action taken by LRE GP relating to splits or combinations of units under the provisions of the LRE partnership agreement; or

•

are required to effect the intent expressed in the prospectus related to Vanguard’s initial public offering or the intent of the provisions of Vanguard’s limited liability company agreement or are otherwise contemplated by Vanguard’s limited liability company agreement.

• are required to effect the intent of the provisions of the LRE partnership agreement or are otherwise contemplated by the LRE partnership agreement.
Opinion of Counsel and Unitholder Approval.	Opinion of Counsel and Unitholder Approval.
The Vanguard board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to Vanguard’s unitholders or result in Vanguard’s being treated as an entity for federal income tax purposes if one of the amendments described above under “— No Unitholder Approval” should occur. No other amendments to Vanguard’s limited liability company agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless Vanguard obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any Vanguard unitholder.	LRE GP will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to LRE’s limited partners or result in LRE being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes in connection with any of the amendments described above under “— No Unitholder Approval.” No other amendments to the LRE partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless LRE first obtains an opinion of counsel to the effect that the amendment will not affect the limited liability under Delaware law of any of LRE’s limited partners.

Vanguard	LRE
Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of the holders of a majority of the type or class of units so affected.	Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of the holders of a majority of the type or class of units so affected.
Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.	Any amendment that reduces the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any amendment that would increase the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased.

Indemnification

Vanguard	LRE
Under the Vanguard limited liability company agreement and subject to specified limitations, Vanguard will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:	Under the LRE partnership agreement and subject to specified limitations, LRE will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:
• any person who is or was a director, officer or tax matters partner of Vanguard;	• LRE GP;
• any person who is or was a member, partner, manager, director, officer, fiduciary or trustee of any subsidiary of Vanguard or its affiliates;	• any departing general partner;
• any person who is or was serving at the request of Vanguard as a director, manager, officer, tax matters partner, fiduciary or trustee of another person; and	• any person who is or was an affiliate of LRE GP or any departing general partner;
• any person designated by Vanguard.

•

any person who is or was a director, officer, manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any entity set forth in the preceding three bullet points;

Additionally, Vanguard may indemnify from and against all losses, claims, damages or similar events any person is or was an employee (other than an officer) or agent of Vanguard that is made party to any threatened or pending action.

•

any person who is or was serving at the request of LRE GP, any departing general partner or any of their affiliates as an officer, director, manager, managing member, general partner, employee, agent fiduciary or trustee of another person;

• any person who controls an LRE general partner or departing general partner; and
• any person designated by LRE GP.

Vanguard	LRE
Any indemnification under the Vanguard limited liability company agreement will be made only out of Vanguard’s assets, and no member of Vanguard will be personally liable for, or have any obligation to contribute or lend funds or assets to Vanguard to enable Vanguard to effectuate, indemnification. Vanguard may purchase insurance against liabilities asserted against and expenses incurred by persons for Vanguard’s activities, regardless of whether Vanguard would have the power to indemnify the person against liabilities under the Vanguard limited liability company agreement.	Any indemnification under the LRE partnership agreement will be made only out of LRE’s assets and LRE GP shall not be personally liable for, or have any obligation to contribute or lend funds or assets to LRE to enable LRE to effectuate, indemnification. LRE may purchase insurance against liabilities asserted against and expenses incurred by persons for LRE’s activities, regardless of whether LRE would have the power to indemnify the person against liabilities under the LRE partnership agreement.

Fiduciary Duties; Conflicts of Interest

Vanguard	LRE
The Vanguard limited liability company agreement limits the liability of the Vanguard board of directors and eliminates the fiduciary duties it owes to Vanguard and the holders of Vanguard units and replaces such fiduciary duties with contractual duties and standards. The Vanguard limited liability company agreement also restricts the remedies available to holders of Vanguard units for actions that might otherwise constitute a breach of the duties that the Vanguard board of directors owes to the Vanguard unitholders.	The LRE partnership agreement limits the liability of LRE GP and eliminates the fiduciary duties it owes to holders of LRE common units and replaces such fiduciary duties with contractual duties and standards. The LRE partnership agreement also restricts the remedies available to holders of LRE common units for actions that might otherwise constitute a breach of the duties that LRE GP owes to LRE’s unitholders.
The Vanguard limited liability company agreement permits Vanguard’s directors, officers and their affiliates to invest or engage in other businesses or activities that compete with Vanguard, provided that no Vanguard confidential information is used in connection with such activity.	Although LRE GP has agreed that its sole business is to act as general partner of LRE, the LRE partnership agreement permits LRE GP’s directors, officers and their affiliates to invest or engage in other businesses or activities that compete with LRE, provided that no LRE confidential information is used in connection with such activity.
Whenever a potential conflict arises between an affiliate of Vanguard and Vanguard and its subsidiaries, the Vanguard board of directors will resolve the conflict. The Vanguard board of directors will not be in breach of its obligations under the Vanguard limited liability company agreement or its duties to Vanguard or the Vanguard unitholders if the resolution of the conflict is:	Whenever a potential conflict arises between LRE GP or its affiliates, on the one hand, and LRE or its limited partners, on the other hand, LRE GP will resolve that conflict. LRE GP will not be in breach of its obligations under the LRE partnership agreement or its duties to LRE or LRE’s unitholders if the resolution of the conflict is:
• approved by the conflicts committee, although the Vanguard board of directors is not obligated to seek such approval;	• approved by the conflicts committee, although LRE GP is not obligated to seek such approval;
• approved by the vote of a majority of the outstanding common units of Vanguard, excluding any common units owned by any interested party;	• approved by the vote of a majority of the outstanding common units of LRE, excluding any common units owned by LRE GP or any of its affiliates;

Vanguard	LRE
• on terms no less favorable to Vanguard than those generally being provided to or available from unrelated third parties; or	• on terms no less favorable to LRE than those generally being provided to or available from unrelated third parties; or

•

fair and reasonable to Vanguard, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to Vanguard.

• fair and reasonable to LRE, taking into account the totality of the relationships among the parties involved, including other transactions that may be particularly favorable or advantageous to LRE.
As required by the Vanguard limited liability company agreement, the conflicts committee must be composed of entirely one or more independent directors. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be fair and reasonable to Vanguard, approved by all of Vanguard’s unitholders and not a breach by the Vanguard board of directors of any duties it may owe Vanguard or its unitholders. If the Vanguard board of directors does not seek approval from the conflicts committee and it determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any unitholder or Vanguard, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. When the Vanguard limited liability company agreement requires someone to act in good faith, it requires that person to believe that the determination or other action is in the best interests of Vanguard.	As required by the LRE partnership agreement, the conflicts committee must be composed of entirely one or more independent directors. Any matters approved by the conflicts committee in good faith will be conclusively deemed to be fair and reasonable to LRE, approved by all of LRE’s partners and not a breach by LRE GP of any duties it may owe LRE or its unitholders. If LRE GP does not seek approval from the conflicts committee and its board of directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third or fourth bullet points above, then it will be presumed that, in making its decision, the board of directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or LRE, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. When the LRE partnership agreement requires someone to act in good faith, it requires that person to believe that the determination or other action is in, or not opposed to, the best interests of LRE.

Anti-Takeover Provisions

Vanguard	LRE
The Vanguard limited liability company agreement contains specific provisions that are intended to discourage a person or group from attempting to take control of Vanguard without the approval of the Vanguard board of directors.

The Vanguard limited liability agreement restricts the voting rights of unitholders by providing that any units held by a person that owns 20% or more of any class of units then outstanding, other than persons who acquire such units from Vanguard with the prior approval of the Vanguard board of directors, cannot vote on any matter.

The Vanguard limited liability company agreement provides that Vanguard has elected to have Section 203 of the Delaware General Corporation Law (“DGCL”) apply to transactions in which an interested common unitholder (as described below) seeks to enter into a merger or business combination with Vanguard. Under this provision, such an interested common unitholder will not be permitted to enter into a merger or business combination with Vanguard unless:	The LRE partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove LRE GP or otherwise change the management of LRE GP without the approval of LRE GP.

The LRE partnership agreement restricts the voting rights of unitholders by providing that any units held by a person (other than LRE GP and its affiliates) that owns 20% or more of any class of units then outstanding cannot vote on any matter; provided that this loss of voting rights does not apply to any person or group that acquires the units from LRE GP or its affiliates and any transferees of that person or group approved by LRE GP or to any person or group who acquires the units with the prior approval of the board of directors of LRE GP.

If LRE GP is removed without cause and no units held by LRE GP and its affiliates are voted in favor of that removal, the LRE partnership agreement provides that, among other things, (i) any existing arrearages in payment of the minimum quarterly distribution on the common units will be extinguished and (ii) LRE GP will have the right to convert its general partner interest and incentive distribution rights into common units or receive cash in exchange for those interests.

Section 203 of the DGCL does not apply to LRE because it is organized as a limited partnership and the LRE partnership agreement does not incorporate its restrictions.
• prior to such time, the Vanguard board of directors approved either the business combination or the transaction that resulted in the common unitholder’s becoming an interested common unitholder;

•

upon consummation of the transaction that resulted in the common unitholder becoming an interested common unitholder, the interested common unitholder owned at least 85% of Vanguard’s outstanding common units at the time the transaction commenced, excluding for purposes of determining the number of common units outstanding those common units owned:

• by persons who are directors and also officers; and

•

by employee common unit plans in which employee participants do not have the right to determine confidentially whether common units held subject to the plan will be tendered in a tender or exchange offer; or

Vanguard	LRE

•

at or subsequent to such time the business combination is approved by the Vanguard board of directors and authorized at an annual or special meeting of Vanguard’s common unitholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of Vanguard’s outstanding voting common units that are not owned by the interested common unitholder.

Section 203 of the DGCL defines “business combination” to include:
• any merger or consolidation involving the company and the interested common unitholder;
• subject to certain exceptions, any transaction that results in the issuance or transfer by the company of any common units of Vanguard to the interested common unitholder;
• any transaction involving Vanguard that has the effect of increasing the proportionate share of the units of any class or series of Vanguard beneficially owned by the interested common unitholder; or
• the receipt by the interested common unitholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through Vanguard.
In general, by reference to Section 203 of the DGCL, an “interested common unitholder” is any person or entity that beneficially owns (or within three years has owned) 15% or more of the outstanding common units of Vanguard and any entity or person affiliated with or controlling or controlled by such entity or person.
The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the Vanguard board of directors, including discouraging attempts that might result in a premium over the market price for common units held by common unitholders.

Dissolution

Vanguard	LRE
Vanguard will continue as a limited liability company until dissolved under the Vanguard limited liability company agreement. Vanguard will dissolve upon:	LRE will continue as a limited partnership until dissolved under the LRE partnership agreement. LRE will dissolve upon:
• the election of the Vanguard board of directors to dissolve Vanguard, if approved by the holders of a unit majority;	• the withdrawal or removal of LRE GP, unless a successor general partner is admitted;
• the sale, exchange or other disposition of all or substantially all of the assets and properties of Vanguard’s and its subsidiaries;	• the election of LRE GP to dissolve LRE, if approved by the holders of a unit majority;
• the entry of a decree of judicial dissolution of Vanguard; or	• the entry of a decree of judicial dissolution of LRE; or
• there being no members, unless Vanguard is continued without dissolution in accordance with applicable Delaware law.	• there being no limited partners, unless LRE is continued without dissolution in accordance with applicable Delaware law.

Transfer of Units; Status as Member, Limited Partner or Assignee

Vanguard	LRE
By transfer of units in accordance with the Vanguard limited liability company agreement, each transferee of units shall be admitted as a Vanguard unitholder with respect to the units transferred when such transfer and admission is reflected in Vanguard’s books and records. Each transferee:	By transfer of common units in accordance with LRE’s partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in LRE’s books and records. Each transferee:
• automatically agrees to be bound by the terms and conditions of, and is deemed to have executed Vanguard’s limited liability company agreement;	• automatically agrees to be bound by the terms and conditions of LRE’s partnership agreement;
• becomes the record holder of the units transferred;	• represents that the transferee has the capacity, power and authority to enter into LRE’s partnership agreement; and
• represents that the transferee has the capacity, power and authority to enter into the Vanguard limited liability company agreement;	• makes the consents, acknowledgements and waivers contained in LRE’s partnership agreement.
• grants powers of attorney to Vanguard’s officers and liquidator as specified in the Vanguard limited liability company agreement; and
• makes the consents and waivers contained in the Vanguard limited liability company agreement.
Until a unit has been transferred on Vanguard’s books, Vanguard and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.	Until a common unit has been transferred on LRE’s books, LRE and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Vanguard	LRE
The Vanguard board of directors may request that a transferee of common units certify that such transferee is eligible to hold Vanguard common units.	LRE GP may request that a transferee of common units certify that such transferee is eligible to hold LRE common units.
Vanguard units are securities and any transfers are subject to the laws governing transfers of securities.	LRE units are securities and any transfers are subject to the laws governing transfers of securities.

PROPOSAL 2: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, LRE is required to submit a proposal to its unitholders for a non-binding, advisory vote to approve the payment by LRE of certain compensation to the named executive officers of LRE that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachutes,” and which we refer to as the “merger-related compensation proposal,” gives LRE’s unitholders the opportunity to vote, on a non-binding, advisory basis, on the compensation that the LRE named executive officers may be entitled to receive from LRE that is based on or otherwise relates to the merger. This compensation is summarized in the table and narrative disclosure under “Proposal 1: The Merger — Interests of Directors and Executive Officers of LRE GP in the Merger” under the sub-headings “Treatment of LTIP Unit Awards”, “Severance Arrangements” and “Quantification of Payments and Benefits to LRE’s Named Executive Officers”, including the footnotes to the table.

The board of directors of LRE GP encourages you to review carefully the information disclosed in this proxy statement/prospectus regarding the merger-related compensation payable to certain of LRE’s named executive officers.

The board of directors of LRE GP unanimously recommends that LRE’s unitholders approve the following resolution:

“RESOLVED, that the unitholders of LRR Energy, L.P. hereby approve, on a non-binding, advisory basis, the compensation to be paid or become payable by LRR Energy, L.P. to certain of its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the footnotes to that table.”

The vote on the merger-related compensation proposal is a vote separate and apart from the vote on the proposal to approve the merger agreement. Accordingly, you may vote to approve the merger agreement and vote not to approve the compensation proposal and vice versa. Because the vote on the compensation proposal is advisory only, it will not be binding on either LRE or Vanguard. Accordingly, if the merger agreement is approved and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of LRE’s unitholders.

To adopt the above resolution approving the merger-related compensation of the LRE named executive officers on a non-binding, advisory basis, the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units must vote in favor of such adoption.

The board of directors of LRE GP unanimously recommends you vote “FOR” the merger-related compensation proposal.

PROPOSAL 3: ADJOURNMENT OF THE LRE SPECIAL MEETING

LRE unitholders are being asked to approve a proposal to adjourn the LRE special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the LRE special meeting. If this proposal is approved, the LRE special meeting could be adjourned to any date. If the LRE special meeting is adjourned, LRE unitholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the merger agreement but do not indicate a choice on the adjournment proposal, your LRE common units will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of the merger agreement, your LRE common units will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal. If a quorum is present at, and if a limited partner vote is solicited on adjourment of, the meeting, the affirmative vote of the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units will be required to approve the adjournment of the LRE special meeting, If a quorum is not present at the meeting, the affirmative vote of the holders, as of the record date of the special meeting, of a majority of the outstanding LRE common units present and entitled to be voted at such meeting represented either in person or by proxy will be required to approve the proposal.

The board of directors of LRE GP unanimously recommends that you vote “FOR” the adjournment of the LRE special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the merger agreement at the time of the LRE special meeting.

LEGAL MATTERS

The validity of the Vanguard common units to be issued in connection with the transactions contemplated by the merger agreement and being offered hereby, certain tax matters relating to those common units and certain U.S. federal income tax consequences of the merger will be passed upon for Vanguard by Paul Hastings LLP, Houston, Texas. Certain U.S. federal income tax consequences of the merger will be passed upon for LRE by Andrews Kurth LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Vanguard and its subsidiaries as of December 31, 2014 and December 31, 2013 and for each of the three years in the period ended December 31, 2014 and management’s assessment of the effectiveness of Vanguard’s internal control over financial reporting as of December 31, 2014, and the statement of revenues and direct operating expenses of the oil and gas properties Vanguard acquired from Bill Barrett Corporation for the year ended December 31, 2013, which appears in Vanguard’s Current Report on Form 8-K/A filed with the SEC on November 3, 2014, incorporated by reference in this proxy statement/prospectus, have been so incorporated in reliance on the reports of BDO USA, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The information incorporated herein by reference regarding estimated quantities of Vanguard’s proved reserves as of December 31, 2014 was prepared or derived from estimates prepared by Vanguard’s internal reservoir engineers, a substantial portion of which was audited by DeGolyer and MacNaughton, an independent reserve engineer. These estimates are incorporated herein by reference in reliance upon the authority of the firm as an expert in these matters.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of LRR Energy, L.P. for the year ended December 31, 2014 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The information incorporated herein by reference regarding estimated quantities of LRE’s proved reserves as of December 31, 2014 was prepared or derived from estimates prepared by each of LRE’s independent reserve engineers, Miller and Lents, Ltd., Netherland, Sewell & Associates, Inc. and Ryder Scott Petroleum Consultants. These estimates are incorporated herein by reference in reliance upon the authority of the firm as an expert in these matters.

The consolidated financial statements of Eagle Rock Energy Partners, L.P. as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The information incorporated herein by reference regarding estimated quantities of Eagle Rock’s proved reserves as of December 31, 2014 was prepared or derived from estimates prepared by Eagle Rock’s independent reserve engineer, Cawley, Gillespie & Associates, Inc. These estimates are incorporated herein by reference in reliance upon the authority of the firm as an expert in these matters.

WHERE YOU CAN FIND MORE INFORMATION

Vanguard has filed with the SEC a registration statement under the Securities Act of which this proxy statement/prospectus forms a part, which registers the Vanguard common units to be issued to LRE unitholders in connection with the transactions contemplated by the merger agreement. The registration statement, including the exhibits and schedules attached to the registration statement, contains additional relevant information about Vanguard and its common units. The rules and regulations of the SEC allow Vanguard, LRE and Eagle Rock to omit certain information that is included in the registration statement from this proxy statement/prospectus.

Vanguard’s Filings (SEC File No. 001-33756)

Vanguard files annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows Vanguard to “incorporate by reference” into this proxy statement/prospectus the information it files with the SEC, which means that Vanguard can disclose important information to you by referring you to those documents. This proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that Vanguard files later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of the information contained therein is incorporated by reference into this proxy statement/prospectus. Vanguard incorporates by reference the documents listed below that it has previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 2, 2015;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 4, 2015 and the quarter ended June 30, 2015, filed on August 4, 2015;
•	Current Reports on Form 8-K or 8-K/A filed on September 16, 2014, October 1, 2014, November 3, 2014, February 13, 2015 (two reports), March 12, 2015 (two reports), March 25, 2015, April 21, 2015, April 22, 2015, May 22, 2015 (two reports), May 26, 2015, May 27, 2015, June 4, 2015 and July 8, 2015;
•	Proxy Statement on Schedule 14A filed on April 20, 2015; and
•	the description of the Vanguard common units contained in the Registration Statement filed on Form 8-A filed on April 22, 2013 and any subsequent amendment thereto filed for the purpose of updating such description.

Vanguard also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as between the date of this proxy statement/prospectus and the date on which the LRE special meeting is held. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. To the extent that any information contained in any Current Report on Form 8-K incorporated by referenced into this document (or any exhibit thereto) was furnished under Item 2.02 or 7.01 of Form 8-K, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement/prospectus.

Vanguard will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to Vanguard at the following address and telephone number:

Vanguard Natural Resources, LLC
Attention: Investor Relations
5847 San Felipe, Suite 3000
Houston, Texas 77507
832-327-2255
investorrelations@vnrllc.com

LRE’s Filings (SEC File No. 001-35344)

LRE files annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows LRE to “incorporate by reference” into this proxy statement/prospectus the information it files with the SEC, which means that LRE can disclose important information to you by referring you to those documents. This proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that LRE files later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of the information contained therein is incorporated by reference into this proxy statement/prospectus. LRE incorporates by reference the documents listed below that it has previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 4, 2015;
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 6, 2015 and for the quarter ended June 30, 2015, filed on August 4, 2015;
•	Current Reports on Form 8-K or 8-K/A filed on April 21, 2015, April 22, 2015, April 30, 2015, May 6, 2015, May 19, 2015, May 26, 2015, July 30, 2015, August 14, 2015 and August 19, 2015; and
•	the description of the LRE common units contained in the Registration Statement filed on Form 8-A filed on November 9, 2011 and any subsequent amendment thereto filed for the purpose of updating such description.

LRE also incorporates by reference additional documents that it files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as between the date of this proxy statement/prospectus and the date on which the LRE special meeting is held. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. To the extent that any information contained in any Current Report on Form 8-K incorporated by referenced into this document (or any exhibit thereto) was furnished under Item 2.02 or 7.01 of Form 8-K, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement/prospectus.

LRE will provide a copy of any document incorporated by reference in this proxy statement/prospectus and any exhibit specifically incorporated by reference in the documents it incorporates by reference, without charge, by written or oral request directed to LRE at the following address and telephone number:

LRR Energy, L.P.
Heritage Plaza
1111 Bagby Street
Suite 4600
Houston, Texas 77002
(713) 292-9510

Eagle Rock’s Filings (SEC File No. 001-33016)

Eagle Rock files annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC allows Vanguard to “incorporate by reference” into this proxy statement/prospectus the information that Eagle Rock has filed with the SEC, which means that Vanguard can dislose important information about Eagle Rock to you by referring you to those documents. This proxy statement/prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by reference to the actual documents. The information incorporated by reference is an important part of this proxy statement/prospectus, and information that Eagle Rock files later with the SEC will automatically update and supersede this information as well as the information included in this proxy statement/prospectus. Some documents or information, such as that called for by Items 2.02 and 7.01 of Form 8-K, or the exhibits related thereto under Item 9.01 of Form 8-K, are deemed furnished and not filed in accordance with SEC rules. None of those documents and none of the information contained therein is incorporated by reference into this proxy statement/prospectus. Vanguard incorporates by reference the Eagle Rock documents listed below that it has previously filed with the SEC:

•	Annual Report on Form 10-K for the year ended December 31, 2014, filed on March 2, 2015; and
•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed on May 1, 2015 and for the quarter ended June 30, 2015, filed on July 31, 2015.

Vanguard also incorporates by reference additional documents that Eagle Rock files with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of the initial registration statement and prior to the effectiveness of the registration statement, as well as between the date of this proxy statement/prospectus and the date on which the LRE special meeting is held. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. To the extent that any information contained in any Current Report on Form 8-K incorporated by referenced into this document (or any exhibit thereto) was furnished under Item 2.02 or 7.01 of Form 8-K, rather than filed, with the SEC, such information or exhibit is specifically not incorporated by reference into this proxy statement/prospectus.

Vanguard, LRE and Eagle Rock also make available free of charge on their internet websites at www.vnrllc.com, www.lrrenergy.com and www.eaglerockenergy.com, respectively, the reports and other information filed by Vanguard, LRE and Eagle Rock with the SEC, as soon as reasonably practicable after such material is electronically filed or furnished to the SEC. None of Vanguard’s, LRE’s or Eagle Rock’s websites, and none of the information contained on their websites, is part of this proxy statement/prospectus or the documents incorporated by reference.

The SEC maintains an Internet website that contains reports, proxy and information statements and other material that are filed through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. This system can be accessed at www.sec.gov. You can find information that Vanguard, LRE and Eagle Rock file with the SEC by reference to their names or to their SEC file numbers. You also may read and copy any document Vanguard, LRE or Eagle Rock files with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room and its copy charges.

None of Vanguard, LRE or Eagle Rock has authorized anyone to give any information or make any representation about the merger, Vanguard, LRE or Eagle Rock that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated by reference. Therefore, if any one distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or you are a person to whom it is unlawful to direct these types or activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of its date, or in the case of information in a document incorporated by reference, as of the date of such document, unless the information specifically indicates that another date applies.

The information concerning Vanguard contained in this proxy statement/prospectus or incorporated by reference has been provided by Vanguard, and the information concerning LRE contained in this proxy statement/prospectus has been provided by LRE.

In order to receive timely delivery of requested documents in advance of the LRE special meeting, your request should be received no later than September 28, 2015. If you request any documents, Vanguard or LRE will mail them to you by first class mail, or another equally prompt means, within one business day after receipt of your request.

PURCHASE AGREEMENT AND PLAN OF MERGER

BY AND AMONG

VANGUARD NATURAL RESOURCES, LLC,

LIGHTHOUSE MERGER SUB, LLC,

LIME ROCK MANAGEMENT LP,

LIME ROCK RESOURCES A, L.P.,

LIME ROCK RESOURCES B, L.P.,

LIME ROCK RESOURCES C, L.P.,

LIME ROCK RESOURCES II-A, L.P.,

LIME ROCK RESOURCES II-C, L.P.,

LRR ENERGY, L.P.

AND

LRE GP, LLC

DATED AS OF APRIL 20, 2015

PURCHASE AGREEMENT AND PLAN OF MERGER

This PURCHASE AGREEMENT AND PLAN OF MERGER, dated as of April 20, 2015 (this “Agreement”), is entered into by and among Vanguard Natural Resources, LLC, a Delaware limited liability company (“Parent”), Lighthouse Merger Sub, LLC, a Delaware limited liability company and wholly owned indirect subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Entities”), Lime Rock Management LP, a Delaware limited partnership (“Management”), Lime Rock Resources A, L.P., a Delaware limited partnership (“LRR A”), Lime Rock Resources B, L.P., a Delaware limited partnership (“LRR B”), Lime Rock Resources C, L.P., a Delaware limited partnership (“LRR C”), Lime Rock Resources II-A, L.P., a Delaware limited partnership (“LRR II-A”), Lime Rock Resources II-C, L.P., a Delaware limited partnership (“LRR II-C” and together with LRR A, LRR B, LRR C and LRR II-A, the “Fund Entities,” and together with Management, the “GP Sellers”), LRR Energy, L.P., a Delaware limited partnership (the “Partnership”), and LRE GP, LLC, a Delaware limited liability company (“Partnership GP,” and, together with the GP Sellers and the Partnership, the “Partnership Entities”).

RECITALS

WHEREAS, GP Sellers own all of the limited liability company interests (the “GP Membership Interests”) in Partnership GP and are the sole members of the Partnership GP; and

WHEREAS, the general partners of each GP Seller have approved and declared advisable this Agreement and the transactions contemplated hereby; and

WHEREAS, Partnership GP is the sole general partner of the Partnership and owns all of the general partner units in the Partnership and all of the IDRs; and

WHEREAS, the Conflicts Committee has (a) determined that this Agreement is advisable to and in the best interests of the Partnership and the Partnership Unitholders who are not Affiliates of the General Partner, (b) approved this Agreement and the transactions contemplated hereby by Special Approval (as defined in the Existing Partnership Agreement) and (c) recommended adoption of this Agreement by the Partnership Board; and

WHEREAS, the Partnership Board has (a) determined that it is in the best interests of the Partnership, the Partnership Unitholders and the GP Sellers, and declared it advisable, for the Partnership and the Partnership GP to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Partnership and the Partnership GP and (c) resolved to submit this Agreement to a vote of the Partnership Unitholders and recommend approval of this Agreement by the Partnership Unitholders; and

WHEREAS, the Parent Board has (a) determined that it is in the best interests of Parent and the Parent Unitholders, and declared it advisable, for Parent to enter into this Agreement, and (b) approved the execution, delivery and performance by Parent of this Agreement and the transactions contemplated hereby; and

WHEREAS, Parent, as the managing member of Merger Sub, has approved and declared advisable this Agreement and the transactions contemplated hereby and has approved the execution, delivery and performance by Merger Sub of this Agreement and the transactions contemplated hereby; and

WHEREAS, as a condition to Parent’s willingness to enter into this Agreement, Parent and the Partnership Entities have entered into a Voting and Support Agreement, dated as of the date of this Agreement and attached hereto as Annex A (the “Voting Agreement”), pursuant to which, among other things, LRR A, LRR B and LRR C, as holders of certain of the issued and outstanding Partnership Common Units, have each agreed to vote to adopt this Agreement and take certain other actions in furtherance of the Merger, in each case on the terms and subject to the conditions provided for in the Voting Agreement;

WHEREAS, concurrently with execution of this Agreement, certain holders of the issued and outstanding Partnership Common Units and GP Membership Interests have entered into a Registration Rights Agreement with Parent, dated as of the date of this Agreement and attached hereto as Annex B (the “Registration Rights Agreement”), pursuant to which, among other things, Parent will file a registration statement with the SEC to register for resale certain New Common Units issued pursuant to Section 2.1(c) and Section 3.1; and

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1 Certain Definitions.  As used in this Agreement, the following terms have the meanings set forth below:

“Action” has the meaning set forth in Section 7.10(a).

“Additional Member” has the meaning set forth in the Parent Agreement.

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition and the definition of Subsidiary, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means, with respect to a Person, the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of equity interests, including, but not limited to, voting securities, by contract or agency or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Proposal” has the meaning set forth in Section 7.3(i)(i).

“Antitrust Laws” has the meaning set forth in Section 7.1(a).

“Average Closing Price” means, as of any date, the average of the closing sale prices of a Parent Common Unit as reported on the NASDAQ Global Select Market for the 10 consecutive full trading days (in which such Parent Common Units are traded on the NASDAQ Global Select Market) ending at the close of trading on the full trading day immediately preceding such date.

“Balance Sheet Date” has the meaning set forth in Section 5.9.

“Book-Entry Units” has the meaning set forth in Section 3.2.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in New York City, New York.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq., as amended.

“Certificate” has the meaning set forth in Section 3.2.

“Certificate of Merger” has the meaning set forth in Section 2.2(b).

“Claim” has the meaning set forth in Section 7.10(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, 26 U.S.C. §1 et seq., as amended.

“Commodity Derivative Instrument” has the meaning set forth in Section 5.12(a)(vii).

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement entered into by and between Parent and the Partnership dated as of March 6, 2015.

“Conflicts Committee” has the meaning set forth in the Existing Partnership Agreement.

“Disguised Sale” has the meaning set forth in Section 3.3(k).

“DLLCA” means the Delaware Limited Liability Company Act, 6 Del.C. §18-101 et seq., as amended.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, 6 Del.C. §17-101 et seq., as amended.

“Effective Time” has the meaning set forth in Section 2.2(b).

“Employee Benefit Plan” means:

(a) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and

(b) any personnel policy (oral or written), unit option, restricted unit, unit purchase plan, equity compensation plan, phantom equity or appreciation rights plan, collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and other employee benefit plan, agreement, arrangement, program, practice, or understanding.

“Employees” means all individuals employed by the Partnership or any of its Affiliates whose employment primarily or materially relates to the Partnership, including any such individual who (i) is employed through Insperity or its Affiliates or (ii) is absent due to vacation, family leave, short-term disability or other approved leaves of absences, as of the date of this Agreement.

“Environmental Laws” means any Law that relates to:

(a) the protection of human health, safety or the environment (including air, surface water, groundwater, surface land, subsurface land, plant and animal life, any other natural resource or any matter arising out of or relating to pollution or contamination), or

(b) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, management, disposal or Release of Hazardous Materials, in each case as in effect at the date of this Agreement.

“Environmental Permit” means any permit, license, regulation, consent, certification, variance, exemption, approval or other authorization required under any Environmental Law.

“Equity Distribution Agreement” means Equity Distribution Agreement, dated March 12, 2015, by and among Parent and its subsidiaries and Credit Suisse Securities (USA) LLC, UBS Securities LLC, BMO Capital Markets Corp., MLV & Co. LLC, SunTrust Robinson Humphrey, Inc. and BB&T Capital Markets, a division of BB&T Securities, LLC, as managers.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., as amended.

“ERISA Affiliate” means any Person under common control with the Partnership or Parent, as applicable, within the meaning of Section 414(b), (k), or (m) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. §78a et seq., as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.3(a).

“Exchange Fund” has the meaning set forth in Section 3.3(a).

“Exchange Ratio” has the meaning set forth in Section 3.1(c).

“Excluded Units” has the meaning set forth in Section 3.1(d).

“Existing Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of LRR Energy, L.P., dated as of November 16, 2011, as amended from time to time.

“Expenses” has the meaning set forth in Section 9.4(h).

“Financing Sources” has the meaning set forth in Section 10.13.

“Finance Related Parties” has the meaning set forth in Section 10.13.

“Fund Entities” has the meaning set forth in the Preamble.

“GAAP” means U.S. generally accepted accounting principles.

“Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator or arbitral body, in each case that has jurisdiction over Parent or the Partnership, as the case may be, or any of their respective Subsidiaries or any of their or their respective Subsidiaries’ properties or assets.

“GP Assignment” has the meaning set forth in Section 8.3(f).

“GP Membership Interests” has the meaning set forth in the Recitals.

“GP Sellers” has the meaning set forth in the Preamble.

“GP Purchase” has the meaning set forth in Section 2.1(a).

“GP Purchase Price” has the meaning set forth in Section 2.1(c).

“Hazardous Material” means any substance, material or waste that is listed, defined, designated, classified or otherwise regulated as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” pursuant to any Environmental Law, including petroleum and petroleum by-products, PCBs and asbestos.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, 15 U.S.C. §18a et seq., as amended, and the rules and regulations promulgated thereunder.

“Hydrocarbons” means crude oil, natural gas, condensate, drip gas and natural gas liquids (including coalbed gas) and other liquids or gaseous hydrocarbons or any combination thereof produced or associated therewith.

“IDR” means that certain Incentive Distribution Right (as defined in the Existing Partnership Agreement) initially issued to Partnership GP.

“Indebtedness” of any Person means:

(a) indebtedness created, issued or incurred by such Person for borrowed money (whether by loan or the issuance and sale of debt securities or the sale of property of such Person to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such property);

(b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person;

(c) obligations of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person;

(d) obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property to such Person to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP;

(e) indebtedness of others as described in clauses (a) through (d) above in any manner guaranteed by such Person or for which it is or may become contingently liable;

but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the ordinary course of business consistent with past practice, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnification Expenses” has the meaning set forth in Section 7.10(a).

“Indemnified Parties” has the meaning set forth in Section 7.10(a).

“Indemnitees” has the meaning set forth in the Existing Partnership Agreement.

“Insperity” means Insperity, Inc.

“Insperity Employee Benefit Plan” means a Partnership Employee Benefit Plan that is sponsored by Insperity Holdings, Inc. or its Affiliates.

“Intellectual Property” means all intellectual property and similar proprietary rights, including intellectual property rights in the following: (a) trademarks, service marks, trade dress, logos, slogans, trade names and corporate names, all applications and registrations for the foregoing, including all renewals of the same, (b) inventions (regardless of whether patentable), patents and patent applications, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions, reexaminations and reissues, (c) confidential information, trade secrets and know-how and (d) copyrightable works of authorship (including databases and other compilations of information), copyrights, computer software, industrial designs and other design rights, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

“Intervening Event” has the meaning set forth in Section 7.3(e).

“Knowledge” means the actual knowledge, after reasonable inquiry, of, in the case of the Partnership, the individuals listed in Section 1.1 of the Partnership Disclosure Schedule and in the case of Parent, the individuals listed on Section 1.1 of the Parent Disclosure Schedule.

“Law” means any law, rule, regulation, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement, U.S. or non-U.S., of any Governmental Authority, including common law.

“Letter of Transmittal” has the meaning set forth in Section 3.3(b).

“Lien” means any mortgage, lien, charge, restriction (including restrictions on transfer), pledge, security interest, option, right of first offer or refusal, preemptive right, lease or sublease, claim, right of any third party, covenant, right of way, easement, encroachment or encumbrance.

“LRR A” has the meaning set forth in the Preamble.

“LRR B” has the meaning set forth in the Preamble.

“LRR C” has the meaning set forth in the Preamble.

“LRR II-A” has the meaning set forth in the Preamble.

“LRR II-C” has the meaning set forth in the Preamble.

“Management” has the meaning set forth in the Preamble.

“Material Adverse Effect” means, when used with respect to a Person, any change, event, development, circumstance, condition (financial or otherwise), occurrence or effect that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of such Person and its Subsidiaries taken as a whole, but none of the following changes, events, developments, conditions, occurrences or effects (either alone or in combination) will be taken into account for purposes of determining whether a Material Adverse Effect has occurred:

(a) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or the prices of other commodities, including changes in price differentials;

(b) changes in general economic conditions in the:

(i) oil and gas exploration and production industry;

(ii) the natural gas gathering, compressing, treating, processing and transportation industry generally;

(iii) the natural gas liquids fractionating and transportation industry generally;

(iv) the crude oil and condensate logistics and marketing industry generally; and

(v) the natural gas marketing and trading industry generally (including in each case changes in the laws affecting such industries);

(c) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis, including acts of terrorism;

(d) any hurricane, tornado, flood, earthquake or other natural disaster;

(e) with respect to the Partnership only, the identity of, or actions or omissions of Parent, or its Affiliates, or any action taken pursuant to or in accordance with this Agreement or at the request of or with the consent of Parent;

(f) the announcement or pendency of this Agreement (including, for the avoidance of doubt, performance of this Agreement);

(g) any change in the market price or trading volume of the common units of such Person or any securities owned by such Person (it being understood and agreed that the exception in this clause (g) shall not preclude any Party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such change should be deemed to constitute, or be taken into account in determining whether there has been a Material Adverse Effect);

(h) any failure to meet any internal or published budgets, predictions, financial projections or estimates or forecasts of revenues, earnings or other financial metrics for any period (it being understood and agreed that the exception in this clause (h) shall not preclude any Party from asserting that the facts, circumstances, changes, events, developments, conditions, occurrences or effects giving rise to such failure should be deemed to constitute, or be taken into account in determining whether there has been, a Material Adverse Effect);

(i) any changes in GAAP (or authoritative interpretation of GAAP);

(j) changes in any Laws or regulations applicable to such Person or the industries in which such Person operates or applicable accounting regulations or the interpretations thereof; and

(k) any legal proceedings commenced by or involving any current or former member, partner or equityholder of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby;

provided, however, that any change, event, development, circumstance, condition, occurrence or effect referred to in clauses (a), (b), (c) or (d) will be taken into account for purposes of determining whether a Material Adverse Effect has occurred if and to the extent that such change, event, development, circumstance, condition, occurrence or effect disproportionately affects such Person, as compared to other similarly situated Persons operating in the industries in which such Person operates.

“Maximum Amount” has the meaning set forth in Section 7.10(d).

“Merger” has the meaning set forth in Section 2.2(a).

“Merger Consideration” has the meaning set forth in Section 3.1(c).

“Merger Sub” has the meaning set forth in the Preamble.

“NASDAQ” means NASDAQ Stock Market LLC.

“New Common Units” has the meaning set forth in Section 3.1(c).

“New Common Unit Issuance” has the meaning set forth in Section 3.1(c).

“Notice Period” has the meaning set forth in Section 7.3(d)(i).

“Oil and Gas Properties” means all interests in and rights with respect to oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions.

“Other Parties” means, (a) with respect to any Partnership Entity, the Parent Entities, and (b) with respect to any Parent Entity, the Partnership Entities.

“Outside Date” has the meaning set forth in Section 9.1(e).

“Parent” has the meaning set forth in the Preamble.

“Parent Agreement” means the Fifth Amended and Restated Limited Liability Company Agreement of Parent, dated September 15, 2014, as amended from time to time.

“Parent Assignee” means any “Assignee” as such term is defined in the Parent Agreement.

“Parent Board” means the board of directors of Parent.

“Parent Class B Unit” means the class B units representing limited liability company interests of Parent, having the rights and obligations specified with respect to “Class B Units” as set forth in the Parent Agreement.

“Parent Common Units” means the common units representing limited liability company interests of Parent having the rights and obligations specified with respect to the “Common Units” as set forth in the Parent Agreement.

“Parent Disclosure Schedule” has the meaning set forth in Section 4.2.

“Parent Employee Benefit Plan” has the meaning set forth in Section 6.19(a).

“Parent Entities” has the meaning set forth in the Preamble.

“Parent Financial Statements” has the meaning set forth in Section 6.7(b).

“Parent Intellectual Property” has the meaning set forth in Section 6.20.

“Parent Material Adverse Effect” has the meaning set forth in Article VI.

“Parent Material Agreement” has the meaning set forth in Section 6.12.

“Parent Member” means any “Member” as such term is defined in the Parent Agreement.

“Parent Membership Interest” means any “Member Interest” as such term is defined in the Parent Agreement.

“Parent Permits” has the meaning set forth in Section 6.11(b).

“Parent Preferred Units” means, collectively, the Parent Series A Preferred Units, the Parent Series B Preferred Units and the Parent Series C Preferred Units.

“Parent Reserve Report” has the meaning set forth in Section 6.14.

“Parent SEC Documents” has the meaning set forth in Article VI.

“Parent Series A Preferred Units” means the equity interests in Parent having the rights and obligations specified with respect to the “Series A Preferred Units” as set forth in the Parent Agreement.

“Parent Series B Preferred Units” means the equity interests in Parent having the rights and obligations specified with respect to the “Series B Preferred Units” as set forth in the Parent Agreement.

“Parent Series C Preferred Units” means the equity interests in Parent having the rights and obligations specified with respect to the “Series C Preferred Units” as set forth in the Parent Agreement.

“Parent Unitholders” means, collectively, the holders of outstanding Parent Common Units, Parent Class B Units and Parent Preferred Units.

“Partnership” has the meaning set forth in the Preamble.

“Partnership Board” means the board of directors of Partnership GP, the general partner of the Partnership.

“Partnership Board Recommendation” has the meaning set forth in Section 7.2(b).

“Partnership Certificate of Limited Partnership” means the certificate of limited partnership of the Partnership as filed with the Secretary of State of the State of Delaware on April 28, 2011.

“Partnership Change in Recommendation” has the meaning set forth in Section 7.3(c).

“Partnership Common Units” means the common units representing limited partner interests of the Partnership having the rights and obligations specified with respect to the “Common Units” as set forth in the Existing Partnership Agreement.

“Partnership Disclosure Schedule” has the meaning set forth in Section 4.1.

“Partnership Employee Benefit Plan” has the meaning set forth in Section 5.19(a).

“Partnership Entities” has the meaning set forth in the Preamble.

“Partnership Financial Statements” has the meaning set forth Section 5.7(b).

“Partnership GP” has the meaning set forth in the Preamble.

“Partnership GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of LRE GP, LLC dated as of November 16, 2011.

“Partnership Intellectual Property” has the meaning set forth in Section 5.20.

“Partnership LTIP” means the LRE GP, LLC Long-Term Incentive Plan, as amended from time to time.

“Partnership Material Adverse Effect” has the meaning set forth in Article V.

“Partnership Material Agreement” has the meaning set forth in Section 5.12(a).

“Partnership Meeting” has the meaning set forth in Section 5.6.

“Partnership Parties” has the meaning set forth in Section 10.13.

“Partnership Permits” has the meaning set forth in Section 5.11(b).

“Partnership Related Party Transaction” has the meaning set forth in Section 5.21.

“Partnership Reserve Reports” has the meaning set forth in Section 5.14.

“Partnership Restricted Units” means Partnership Common Units issued under the Partnership LTIP and subject to a risk of forfeiture thereunder.

“Partnership SEC Documents” has the meaning set forth in Article V.

“Partnership Unitholder Approval” has the meaning set forth in Section 5.26.

“Partnership Unitholders” means the holders of outstanding Partnership Common Units.

“Party” means a party to this Agreement.

“Permitted Encumbrances” means:

(a) to the extent waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b) contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s Liens and other similar Liens arising in the ordinary course of business for amounts not yet delinquent and Liens for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the ordinary course of business and for which adequate reserves have been established by the Party responsible for payment thereof;

(c) lease burdens payable to third parties that are deducted in the calculation of discounted present value in the Partnership Reserve Reports or the Parent Reserve Report, as applicable, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(d) (i) contractual or statutory Liens securing obligations for labor, services, materials and supplies furnished to mineral interests, or (ii) Liens on pipeline or pipeline facilities that arise out of operation of Law, or (iii) Liens arising in the ordinary course of business under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in the case of any Lien described in the foregoing clauses (i), (ii) or (iii), such Lien (A) secures obligations that are not Indebtedness and are not delinquent and (B) has no material adverse effect on the value, use or operation of the property encumbered thereby;

(e) Liens incurred in the ordinary course of business on cash or securities pledged in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for Indebtedness) entered into in the ordinary course of business (including lessee and operator obligations under statute, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, federal or foreign lands or waters) or to secure obligations on surety or appeal bonds;

(f) pre-judgment Liens and judgment Liens in existence less than 15 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance;

(g) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Partnership or any of its Subsidiaries, to the extent existing on the date of this Agreement;

(h) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to the indenture, escrow agreement or other similar agreement establishing such trust or escrow arrangement;

(i) such title defects as Parent (in the case of title defects with respect to properties or assets of the Partnership or its Subsidiaries) or the Partnership (in the case of title defects with respect to properties or assets of Parent or its Subsidiaries), as applicable, may have expressly waived in writing;

(j) rights reserved to or vested in any Governmental Authority to control or regulate any of the Partnership’s or Parent’s or their respective Subsidiaries’ properties or assets in any manner;

(k) Liens existing on the date of this Agreement securing any Indebtedness;

(l) all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of the Partnership or Parent or any of their respective Subsidiaries that are customarily granted in the oil and gas industry and (i) do not materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in the Partnership Reserve Reports or Parent Reserve Report, as applicable, including any royalty, overriding royalty, net profits interest, production payment, carried interest or reversionary working interest;

(m) any Liens discharged at or prior to the Effective Time; and

(n) all other Liens, defects and irregularities not arising in connection with Indebtedness, and any encroachments, overlapping improvements, and other state of facts as would be shown on an accurate survey of any real property, that are not such as to materially interfere with the operation, value or use of the property or asset affected.

“Person” or “person” means any individual, corporation, limited liability company, limited or general partnership, limited liability partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any group comprised of two or more of the foregoing.

“Proceedings” has the meaning set forth in Section 5.16.

“Proxy Statement” has the meaning set forth in Section 5.6.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Registration Statement” has the meaning set forth in Section 6.6.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping or disposing into the indoor or outdoor environment.

“Representatives” means with respect to a Person, its directors, officers, employees, agents and representatives, including any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative.

“Rights” means, with respect to any Person, (a) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating such person (or the general partner of such person) to issue, transfer or sell any partnership or other equity interest of such person or any of its Subsidiaries or any securities convertible into or exchangeable for such partnership interests or equity interests, or (b) contractual obligations of such person (or the general partner of such person) to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in such person or any of its Subsidiaries or any such securities or agreements listed in clause (a) of this definition.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §77a et seq., as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) at least 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by such Person or by one or more of its respective Subsidiaries.

“Superior Proposal” has the meaning set forth in Section 7.3(i)(ii).

“Surviving Entity” has the meaning set forth in Section 2.2(a).

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under state or federal law.

“Tax Law” means any Law relating to Taxes.

“Tax Return” means any return, report or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, or other similar assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not.

“Termination and Continuing Obligations Agreement” means a Termination and Continuing Obligations Agreement, substantially in the form of Exhibit A to this Agreement.

“Termination Fee” has the meaning set forth in Section 9.4(g).

“Transactions” has the meaning set forth in Section 2.2(a).

“Voting Agreement” has the meaning set forth in the Recitals.

“Willful Breach” has the meaning set forth in Section 9.3.

1.2 Interpretation.  Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”;

(f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g) all references to prices, values or monetary amounts refer to United States dollars;

(h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i) this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k) any references herein to a particular Section, Article, Annex or Schedule means a Section or Article of, or an Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l) the Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(m) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n) all references to days mean calendar days unless otherwise provided; and

(o) all references to time mean Houston, Texas time.

ARTICLE II
PURCHASE OF GP MEMBERSHIP INTERESTS; THE MERGER;
EFFECTS OF THE MERGER

2.1 Purchase of GP Membership Interests.

(a) Agreement to Sell and Purchase GP Membership Interests.  On the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, in consideration of the GP Purchase Price, GP Sellers shall sell, assign, transfer, convey and deliver to Parent, and Parent shall purchase and accept from GP Sellers, the GP Membership Interests (the “GP Purchase”), free and clear of all Liens except for (i) restrictions on transfer arising under applicable securities Laws, (ii) the applicable terms and conditions of the Existing Partnership Agreement and (iii) the applicable terms and conditions of the Partnership GP LLC Agreement.

(b) Acknowledgements.  Parent hereby agrees, and GP Sellers hereby acknowledge, that effective simultaneously with the Closing and Parent’s acquisition of all of the GP Membership Interests by delivery of the GP Assignment by GP Sellers to Parent, Parent hereby agrees to:

(i) accept, adopt, be bound by and subject to the terms and conditions of the Partnership GP LLC Agreement, and Parent acknowledges that Partnership GP is a party to, bound by and subject to the terms and conditions of, the Existing Partnership Agreement; and

(ii) assume and agree to pay, perform and discharge when due all of the GP Sellers’ obligations, duties and liabilities under the Partnership GP LLC Agreement from and after the consummation of the Closing. Effective simultaneously with the Closing, the GP Sellers will cause Parent to be admitted as the sole member of Partnership GP with the right to participate in the management of the business and affairs, and to exercise all of the rights and powers of the sole member, of Partnership GP, and concurrently therewith each GP Seller will cease to be a member of Partnership GP and cease to have or exercise any right or power as a member of Partnership GP, except for the rights of indemnification as provided by the Partnership GP LLC Agreement and the Partnership Agreement. The assignment and transfer of the GP Membership Interests, the admission of Parent as the sole member of Partnership GP and each GP Seller ceasing to be a member of Partnership GP will not dissolve Partnership GP, and Partnership GP will continue without dissolution after the Closing.

(c) Purchase Price.  At the Closing, Parent shall issue and deliver to GP Sellers, 12,320 Parent Common Units in the aggregate (the “GP Purchase Price”), with such Parent Common Units comprising the GP Purchase Price allocated to the GP Sellers as set forth on Section 2.1(c) of the Partnership Disclosure Schedule.

(d) Anti-Dilution Provisions.  In the event that the outstanding Parent Common Units shall have been changed into a different number of units or a different class after the date of this Agreement by reason of any subdivisions, reclassifications, splits, unit distributions, combinations or exchanges of Parent Common Units, the GP Purchase Price will be correspondingly adjusted to provide to the GP Sellers the same economic effect as contemplated by this Agreement prior to such event.

(e) Fractional New Common Units.  Notwithstanding any other provision of this Agreement, any GP Seller who would otherwise have been entitled to receive a fraction of a New Common Unit pursuant to Section 2.1(c) will receive from Parent, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Unit that such holder would otherwise be entitled to receive pursuant to Section 2.1(c), which amount of cash, if any, shall be paid to the appropriate GP Seller at Closing, subject to and in accordance with the terms of this Agreement.

(f) Tax Characterization of GP Purchase.  The GP Sellers and Parent each acknowledges and agrees that for federal income Tax purposes the GP Purchase will be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby Partnership GP will be the terminating partnership and Parent will be the resulting partnership. As a result, for U.S. federal income Tax purposes the GP Purchase will be treated as a contribution of all of the assets of Partnership GP to Parent in exchange for the GP Purchase Price, the cash received in lieu of fractional Parent Common Units and the assumption of liabilities. To the maximum extent possible, any cash received in lieu of fractional Parent Common Units and other cash deemed received in exchange for Partnership GP’s assets shall be treated as a reimbursement of preformation capital expenditures described in Treasury Regulation Section 1.707-4(d). To the extent any cash received in lieu of fractional Parent Common Units and other cash deemed received in exchange for Partnership GP’s assets exceeds the amount that can be so treated, such excess cash will be treated as proceeds of a Disguised Sale. Each of the GP Sellers and Parent agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

2.2 The Merger.

(a) The Merger and Surviving Entity.  Upon the terms and subject to the conditions of this Agreement, and in accordance with the DRULPA and the DLLCA, at the Effective Time, Merger Sub will merge with and into the Partnership (the “Merger” and, together with the GP Purchase, the “Transactions”), the separate existence of Merger Sub will cease, and the Partnership will survive and continue to exist as a Delaware limited partnership (the Partnership, as the surviving entity in the Merger, sometimes being referred to herein as the “Surviving Entity ”).

(b) Effectiveness and Effects of the Merger.  Subject to the provisions of this Agreement, the Merger will become effective upon the filing of a properly executed certificate of merger (the “Certificate of Merger”) with the office of the Secretary of State of the State of Delaware or such later date and time as may be agreed to by Parent and the Partnership and set forth in such Certificate of Merger (the “Effective Time”), in accordance with the DRULPA. The Merger will have the effects set forth in this Agreement and the applicable provisions of the DRULPA and the DLLCA.

(c) Certificate of Limited Partnership and Agreement of Limited Partnership.  At the Effective Time, (i) the Partnership Certificate of Limited Partnership will remain unchanged and will be the certificate of limited partnership of the Surviving Entity until duly amended in accordance with applicable Law and (ii) the Existing Partnership Agreement will remain unchanged and will be the agreement of limited partnership of the Surviving Entity until duly amended in accordance with the terms thereof and applicable Law.

(d) Admission as Partner.  At the Effective Time, (i) by virtue of the Merger, and without any action on the part of Parent, Merger Sub, the Partnership, the Partnership GP or any holder of Parent Securities or Partnership Common Units, Parent shall be admitted as the sole limited partner of the Partnership and will hold all Partnership Common Units, (ii) Partnership GP shall continue as the sole general partner of the Partnership and (iii) the Partnership shall continue without dissolution.

2.3 Closing.  Subject to the provisions of Article VIII, the closing of the Transactions and the other transactions contemplated hereby (the “Closing”) will occur on (a) the third Business Day after the day on which the last of the conditions set forth in Article VIII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the satisfaction or waiver of those conditions) have been satisfied or waived in accordance with the terms of this Agreement or (b) such other date to which Parent and the Partnership may agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” The Closing of the transactions contemplated by this Agreement will take place at the offices of Paul Hastings LLP, 600 Travis Street, 58th Floor, Houston, Texas 77002, at 10:00 a.m. Houston time on the Closing Date.

ARTICLE III
MERGER CONSIDERATION; EXCHANGE PROCEDURES

3.1 Merger Consideration.  Subject to the provisions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Partnership, Partnership GP, or any holder of Parent securities or Partnership Common Units:

(a) All of the limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time will be automatically converted into 1,000 Partnership Common Units.

(b) The general partner interest in the Partnership issued and outstanding immediately prior to the Effective Time will remain outstanding in the Surviving Entity in the form set forth in the Existing Partnership Agreement, and Partnership GP, as the holder of such general partner interest, will continue as the sole general partner of the Surviving Entity as set forth in the Existing Partnership Agreement. At the Effective Time, the books and records of the Partnership will be revised to reflect that all limited partners of the Partnership immediately prior to the Effective Time cease to be limited partners of the Partnership pursuant to the terms of this Agreement and that Parent is the sole limited partner of the Partnership, and the Partnership will continue without dissolution.

(c) Each Partnership Common Unit issued and outstanding immediately prior to the Effective Time (excluding any Excluded Units) will be converted into the right to receive 0.550 Parent Common Units (the “Merger Consideration,” and such ratio, the “Exchange Ratio”), which Parent Common Units will be duly authorized, validly issued and fully paid in accordance with applicable Laws and the Parent Agreement, as applicable (such Parent Common Units described in this clause (c) and the Parent Common Units issued to the GP Sellers as the GP Purchase Price are referred to collectively herein as the “New Common Units,” and the issuance of the New Common Units as part of the Merger Consideration and GP Purchase Price pursuant to this Agreement is referred to herein as the “New Common Unit Issuance”).

(d) Notwithstanding anything to the contrary in this Agreement, at the Effective Time, each Partnership Common Unit (if any) owned immediately prior to the Effective Time by the Partnership or its wholly owned Subsidiaries or by Parent or its wholly owned Subsidiaries (collectively, the “Excluded Units”) will automatically be cancelled and cease to exist and no consideration will be received therefor.

3.2 Rights As Unitholders; Unit Transfers.  All Partnership Common Units converted into the right to receive the Merger Consideration pursuant to Section 3.1(c) will cease to be outstanding and will automatically be canceled and will cease to exist when converted as a result of and pursuant to the Merger. At the Effective Time, each holder of a certificate representing Partnership Common Units (a “Certificate”) and each holder of non-certificated Partnership Common Units represented by book-entry (“Book-Entry Units”) will cease to be a limited partner of the Partnership and cease to have any rights with respect thereto, except the right to receive (a) the Merger Consideration, and the right to be admitted as an Additional Member of Parent in connection therewith, (b) any cash to be paid in lieu of any fractional New Common Unit in accordance with Section 3.3(d), and (c) any distributions in accordance with Section 3.3(c), in each case, to be issued or paid, without interest, in consideration therefor in accordance with Section 3.3; provided, however, that the rights of (i) any holder of the Partnership Restricted Units will be as set forth in Section 3.5, and (ii) any holder of Excluded Units will be as set forth in Section 3.1(d). In addition, holders as of the relevant record date of Partnership Common Units immediately prior to the Effective Time will have continued rights to any distribution, without interest, with respect to such units with a record date occurring prior to the Effective Time that may have been declared or made by the Partnership with respect to such Partnership Common Units in accordance with the terms of the Existing Partnership Agreement and this Agreement and which remains unpaid as of the Effective Time. Such distributions by the Partnership are not part of the Merger Consideration, and will be paid on the payment date set therefor to such holders of Partnership Common Units regardless of whether they exchange their Partnership Common Units pursuant to Section 3.3. At the Effective Time, the unit transfer books of the Partnership will be closed immediately and there will be no further registration of transfers on the unit transfer books of the Partnership with respect to Partnership Common Units.

3.3 Exchange of Certificates.

(a) Exchange Agent.  Prior to the Effective Time, Parent will appoint a commercial bank or trust company reasonably acceptable to the Partnership to act as exchange agent hereunder for the purpose of exchanging Partnership Common Units for the Merger Consideration as required by this Article III (the “Exchange Agent”). Promptly after the Effective Time, Parent will deposit, or cause to be deposited, with the Exchange Agent for the benefit of the holders of the applicable Partnership Common Units, for exchange in accordance with this Article III, through the Exchange Agent, New Common Units and cash as required by this Article III. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any distributions pursuant to Section 3.3(c) and to make payments in lieu of any fractional New Common Units pursuant to Section 3.3(d), in each case without interest. Any cash (including as payment for any fractional New Common Units in accordance with Section 3.3(d) and any distributions with respect to such fractional New Common Units in accordance with Section 3.3(c)) and New Common Units deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund.” The Exchange Agent will, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for Partnership Common Units pursuant to this Agreement out of the Exchange Fund. Except as contemplated by Sections 3.3(c) and 3.3(d), the Exchange Fund will not be used for any other purpose.

(b) Exchange Procedures.  Promptly after the Effective Time, Parent will instruct the Exchange Agent to mail to each record holder of Partnership Common Units as of the Effective Time (other than holders of Excluded Units) (i) a letter of transmittal (specifying that in respect of certificated Partnership Common Units, delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent, and which will be in customary form and agreed to by Parent and the Partnership prior to the Effective Time) (the “Letter of Transmittal”), and (ii) instructions (in customary form and agreed to by Parent and the Partnership prior to the Effective Time) for use in effecting the surrender of the Certificates or Book-Entry Units in exchange for the Merger Consideration payable in respect of Partnership Common Units represented by such Certificates or Book-Entry Units, as applicable. Promptly after the Effective Time, upon surrender of Certificates, if any, for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents (including in respect of Book-Entry Units) as may reasonably be required pursuant to such instructions, each holder who held Partnership Common Units immediately prior to the Effective Time (other than (x) holders of the Partnership Restricted Units and (y) holders of Excluded Units) will be entitled to receive upon surrender of the Certificates or Book-Entry Units therefor (A) New Common Units representing, in the aggregate, the whole number of New Common Units that such holder has the right to receive pursuant to this Article III (after taking into account all Partnership Common Units then held by such holder), and (B) a check in an amount equal to the aggregate amount of cash that such holder has the right to receive pursuant to this Article III, including cash payable in lieu of any fractional New Common Units pursuant to Section 3.3(d) and distributions pursuant to Section 3.3(c). No interest will be paid or accrued on any Merger Consideration, any cash payment in lieu of fractional New Common Units, or any Parent distributions payable pursuant to Section 3.3(c). In the event of a transfer of ownership of Partnership Common Units that is not registered in the transfer records of the Partnership, the Merger Consideration payable in respect of such Partnership Common Units may be paid to a transferee, if the Certificate representing such Partnership Common Units or evidence of ownership of the Book-Entry Units is presented to the Exchange Agent, and in the case of both certificated and Book-Entry Units, accompanied by all documents reasonably required to evidence and effect such transfer and the Person requesting such exchange will pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the record holder of such Partnership Common Units, or will establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until such required documentation has been delivered and Certificates, if any, have been surrendered, as contemplated by this Section 3.3, each Certificate or Book-Entry Unit representing a Partnership Common Unit (other than an Excluded Unit) will be deemed at any time after the Effective Time to represent only the right to receive upon such delivery and surrender the Merger Consideration payable in respect of Partnership Common Units, and (without the necessity of such surrender) any cash or distributions to which such holder is entitled pursuant to this Section 3.3.

(c) Distributions with Respect to Unexchanged Partnership Common Units.  No distributions declared or made with respect to Parent Common Units with a record date after the Effective Time will be paid to the holder of any Partnership Common Units with respect to New Common Units that such holder would be entitled to receive in accordance herewith and no cash payment in lieu of fractional New Common Units will be paid to any such holder until such holder has delivered the required documentation and surrendered any Certificates or Book-Entry Units as contemplated by this Section 3.3. Subject to applicable Law, following compliance with the requirements of Section 3.3(b), there will be paid to such holder of New Common Units issuable in exchange therefor, without interest, (i) promptly after the time of such compliance, the amount of any cash payable in lieu of fractional New Common Units to which such holder is entitled pursuant to Section 3.3(d) (which shall be paid by the Exchange Agent as provided therein) and the amount of distributions with a record date after the Effective Time theretofore paid with respect to New Common Units and payable with respect to such New Common Units, and (ii) promptly after such compliance, or, if later, at the appropriate payment date, the amount of distributions with a record date after the Effective Time, but prior to such delivery and surrender and a payment date subsequent to such compliance payable with respect to such New Common Units (which shall be paid by Parent).

(d) Fractional New Common Units.  No certificates or scrip of New Common Units representing fractional New Common Units or book entry credit of the same will be issued upon the surrender of Partnership Common Units outstanding immediately prior to the Effective Time in accordance with Section 3.3(b), and such fractional interests will not entitle the owner thereof to vote or to have any rights as a holder of any New Common Units. Notwithstanding any other provision of this Agreement, each holder of Partnership Common Units converted in the Merger who would otherwise have been entitled to receive a fraction of a New Common Unit (after taking into account all Partnership Common Units exchanged by such holder) will receive, in lieu thereof, cash (without interest rounded up to the nearest whole cent) in an amount equal to the product of (i) the Average Closing Price as of the Closing Date and (ii) the fraction of a New Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, Parent will cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms of this Agreement.

(e) Further Rights in Partnership Common Units.  The Merger Consideration issued upon conversion of a Partnership Common Unit in accordance with the terms of this Agreement (including any cash paid pursuant to Section 3.3(d)) and any declared distributions to be paid on Partnership Common Units as described in Section 3.3(c) will be deemed to have been issued in full satisfaction of all rights pertaining to such Partnership Common Unit.

(f) Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Partnership Common Units after 180 days following the Effective Time will be delivered to Parent upon demand by Parent and, from and after such delivery, any former holders of Partnership Common Units who have not theretofore complied with this Article III will thereafter look only to Parent for the Merger Consideration payable in respect of such Partnership Common Units, any cash in lieu of fractional New Common Units to which they are entitled pursuant to Section 3.3(d), or any distributions with respect to New Common Units to which they are entitled pursuant to Section 3.3(c), in each case, without any interest thereon. Any amounts remaining unclaimed by holders of Partnership Common Units immediately prior to such time as such amounts would otherwise escheat to or become the property of any Governmental Authority will, to the extent permitted by applicable Law, be held by Parent. Without limitation of the foregoing, after 180 days following the Effective Time any amounts remaining unclaimed by holders of Partnership Common Units will become the property of Parent, subject to the legitimate claims of any Person previously entitled thereto under abandoned property, escheat or similar laws.

(g) Lost Certificates.  If any Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of an indemnity agreement or a bond, in such amount reasonably determined by Parent, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of Partnership Common Units represented by such Certificate and any distributions to which the holders thereof are entitled pursuant to Section 3.3(c) and any cash payable in lieu of fractional New Common Units to which the holders thereof are entitled pursuant to Section 3.3(d).

(h) Withholding.  Parent and the Exchange Agent are entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Partnership Common Units such amounts as Parent or the Exchange Agent reasonably deems to be required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment; provided, however, that Parent or the Exchange Agent, as applicable, will provide reasonable notice to the applicable holders of Partnership Common Units prior to deducting and withholding any amounts pursuant to this Section 3.3(h). To the extent that amounts are so deducted and withheld, such amounts will be treated for all purposes of this Agreement as having been paid to the holder of Partnership Common Units in respect of whom such deduction and withholding was made by Parent or the Exchange Agent. The Parties agree that the Partnership intends to deliver to Parent a valid certificate of non-foreign status pursuant to U.S. Treasury Regulations Section 1.1445-2(b) such that no withholding will be required pursuant to Section 1445 of the Code.

(i) Book Entry and Admission of Holders of New Common Units as Additional Members of Parent.  All New Common Units to be issued in the Merger will be issued in book-entry form, without physical certificates. Upon the issuance of New Common Units to the holders of Partnership Common Units in accordance with this Section 3.3 and the execution and delivery by such holder of a completed and executed Letter of Transmittal, Parent and the Parent Board will be deemed to have automatically consented to the admission of such holder as a member of Parent in respect of its New Common Units such holder shall be automatically admitted as a member of Parent and such admission will be reflected on the books and records of Parent.

(j) Investment of the Exchange Fund.  Parent will cause the Exchange Agent to invest the Exchange Fund as directed by Parent on a daily basis, in Parent’s sole discretion; provided, however, that no such investment or loss thereon affects the amounts payable or the timing of the amounts payable to the Partnership Unitholders pursuant to the other provisions of this Section 3.3. Any interest and other income resulting from such investments will be paid promptly to Parent.

(k) Tax Characterization of Merger and Cash Received.  The Partnership and Parent each acknowledges and agrees that for federal income Tax purposes the transactions consummated pursuant to this Agreement will be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby the Partnership will be the terminating partnership and Parent will be the resulting partnership. As a result, the transactions consummated pursuant to this Agreement shall be treated for U.S. federal income Tax purposes as a contribution of all of the assets of the Partnership to Parent in exchange for the Merger Consideration, the cash received in lieu of fractional Parent Common Units and the assumption of liabilities. To the maximum extent possible, any cash received in lieu of fractional Parent Common Units and other cash deemed received in exchange for the assets shall be treated as a reimbursement of preformation capital expenditures described in Treasury Regulation Section 1.707-4(d). To the extent any cash received in lieu of fractional Parent Common Units and other cash deemed received in exchange for the assets exceeds the amount that can be so treated, such excess cash will be treated as proceeds of a disguised sale transaction described in Section 707(a)(2)(B) of the Code (a “Disguised Sale”). Each of the Partnership and Parent agrees to prepare and file all U.S. federal income Tax Returns in accordance with the foregoing and shall not take any position inconsistent therewith on any such Tax Return, or in the course of any audit, litigation or other proceeding with respect to U.S. federal income Taxes, except as otherwise required by applicable Laws following a final determination by a court of competent jurisdiction or other final administrative decision by an applicable Governmental Authority.

3.4 Anti-Dilution Provisions.  Without limiting the covenants in Sections 4.1 and 4.2, in the event the outstanding Partnership Common Units or Parent Common Units shall have been changed into a different number of units or a different class after the date of this Agreement by reason of any subdivisions, reclassifications, splits, unit distributions, combinations or exchanges of Partnership Common Units or Parent Common Units, the Exchange Ratio will be correspondingly adjusted to provide to the holders of such Partnership Common Units and Partnership Restricted Units the same economic effect as contemplated by this Agreement prior to such event.

3.5 Treatment of the Partnership LTIP.  Immediately prior to the Effective Time, any award of Partnership Restricted Units that is subject to time-based vesting and that is outstanding and unvested immediately prior to the Effective Time will, automatically and without any action on the part of the holder thereof, become fully vested and the restrictions with respect thereto shall lapse and such Partnership Restricted Units shall be deemed to be Partnership Common Units for purposes of this Article III.

ARTICLE IV
ACTIONS PENDING CLOSING

4.1 Conduct of Business by the Partnership.  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required by applicable Law or the terms of any Partnership Employee Benefit Plan, (iii) as set forth in the disclosure letter delivered by the Partnership to Parent (the “Partnership Disclosure Schedule”) or (iv) with the prior written consent of Parent (which consent will not be unreasonably withheld, conditioned or delayed), neither the Partnership nor Partnership GP will (and no GP Seller nor Partnership GP will take any such action on behalf of the Partnership or Partnership GP), and will cause each of the Partnership’s Subsidiaries not to:

(a) (i) conduct its business and the business of its Subsidiaries in all material respects other than in the ordinary course, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) take any action that adversely affects the ability of any Party to obtain any approvals required under the HSR Act for the transactions contemplated hereby; provided, however, that no action or omission by the Partnership or its Subsidiaries with respect to matters specifically addressed by any provision of Sections 4.1(b) through (r) shall be a breach of this Section 4.1(a);

(b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights or (ii) enter into any agreement with respect to the foregoing;

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except upon the forfeiture of Partnership Restricted Units in connection with the terms of the Partnership LTIP and any related award agreements or to satisfy any Tax withholding obligations of the holder thereof or net unit settlements made in connection with the vesting of Partnership Restricted Units or as required by the terms of its securities outstanding on the date of this Agreement by any existing Partnership Employee Benefit Plan;

(d) (i) sell, lease, transfer, farmout, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $5,000,000, or (C) any distributions expressly permitted under Section 4.1(e), (ii) acquire, by merger or otherwise, or lease any assets or all or any portion of the business or property of any other entity other than in the ordinary course of business, (iii) merge, consolidate or enter into any other business combination transaction with any Person, or (iv) convert from a limited partnership, limited liability company or corporation, as the case may be, to any other business entity;

(e) make or declare dividends or distributions (i) to the holders of Partnership Common Units that are special or extraordinary distributions or that are in a cash amount in excess of $0.1875 per Partnership Common Unit per quarter or (ii) to the holders of any other units of or interests in the Partnership, other than distributions under the Existing Partnership Agreement by reason of regular quarterly cash distributions to the Partnership Unitholders;

(f) amend the Partnership Certificate of Limited Partnership, Existing Partnership Agreement, the certificate of formation of Partnership GP, the Partnership GP LLC Agreement or the organizational documents of any Subsidiary of the Partnership;

(g) enter into any contract, agreement or arrangement that would be a Partnership Material Agreement;

(h) modify, amend, terminate or assign, or waive or assign any rights under any Partnership Material Agreement in a manner that is materially adverse to Partnership GP, the Partnership and its Subsidiaries, taken as a whole, or that would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement;

(i) waive, release, assign, settle or compromise any material claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief;

(j) implement or adopt any change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(k) fail to use commercially reasonable efforts to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

(l) (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend, in any material respect any Tax Return, or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(m) except with respect to Insperity Employee Benefit Plans, (i) increase in any respect the compensation of its officers or employees whose annual base compensation exceeds $200,000 (provided that Partnership GP shall provide prompt written notice of any increase in the compensation of its officers or employees), (ii) take any action to increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any Partnership Employee Benefit Plan, (iii) grant any severance or termination pay to any officer or director of Partnership GP or any Employee, or (iv) establish, adopt, enter into or amend any plan, policy, program or arrangement for the benefit of any current or former directors or officers of the Partnership or any of its Subsidiaries or any of their beneficiaries;

(n) (i) incur, assume, guarantee or otherwise become liable for any Indebtedness (directly, contingently or otherwise), other than (A) borrowings under the Partnership’s existing revolving credit facility or any one or more refinancings of all or any portion of the Indebtedness thereunder entered into on commercially reasonable and customary terms; provided that the aggregate amount of Indebtedness described in this clause (A) shall not exceed $300.0 million; provided, further that the Partnership and Partnership GP shall consult with Parent prior to paying or agreeing to pay any fees with respect to the Indebtedness described in this clause (A), and in no event shall such fees exceed $1,000,000; or (B) trade credit in the ordinary course of business, (ii) redeem, repurchase, cancel or otherwise acquire any Indebtedness (directly, contingently or otherwise), (iii) enter into any material lease (whether operating or capital), (iv) create any Lien on its property or the property of its Subsidiaries in connection with any pre-existing Indebtedness, new Indebtedness or lease, except with respect to any existing revolving credit facility or any refinancings thereof referred to in clause (i) immediately above, or (v) make or commit to make any capital expenditures other than such capital expenditures as are contemplated in the Partnership’s 2015 capital budget or satisfy the Partnership’s plugging and abandonment obligations as disclosed in the Partnership SEC Documents filed with or furnished to the SEC prior to the date of this Agreement;

(o) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(p) take any action or fail to take any action that would reasonably be expected to cause the Partnership or any of its Subsidiaries that is not a corporation to be treated, for U.S. federal income tax purposes, as a corporation;

(q) enter into any Partnership Related Party Transaction; and

(r) agree or commit to do anything prohibited by clauses (a) through (q) of this Section 4.1;

provided, however, that the foregoing does not limit or restrict the ability of the Partnership or any of its Subsidiaries to take otherwise prohibited actions in response to emergency situations to the extent required in order to ensure the protection of individuals assets or compliance with any Environmental Law; including with respect to any Release or threatened Release of Hazardous Materials; provided that the Partnership promptly notifies Parent of the same.

4.2 Conduct of Business by Parent.  From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement pursuant to Article IX, and except (i) as expressly contemplated or permitted by this Agreement, (ii) as may be required by applicable Law, (iii) as set forth in the disclosure letter delivered by Parent to the Partnership and GP Sellers (the “Parent Disclosure Schedule”), or (iv) with the prior written consent of the Partnership Board (which consent will not be unreasonably withheld, conditioned or delayed), Parent will not and will cause each of its Subsidiaries not to:

(a) (i) conduct its business and the business of its Subsidiaries in all material respects other than in the ordinary course, (ii) fail to use commercially reasonable efforts to preserve intact its business organizations, goodwill and assets and maintain its rights, franchises and existing relations with customers, suppliers, employees and business associates, or (iii) take any action that adversely affects the ability of any Party to obtain any approvals required under the HSR Act for the transactions contemplated hereby; provided, however that no action or omission by Parent or its Subsidiaries with respect to matters specifically addressed by the provisions of Sections 4.2(b) though (l) shall be a breach of this Section 4.2(a);

(b) (i) issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional equity or any additional Rights or (ii) enter into any agreement with respect to the foregoing; provided, however, that Parent may issue and sell any combination of Parent Common Units, Parent Series A Preferred Units, Parent Series B Preferred Units or Parent Series C Preferred Units pursuant to the terms of the Equity Distribution Agreement in the ordinary course of business;

(c) (i) split, combine or reclassify any of its equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for its equity interests, or (ii) repurchase, redeem or otherwise acquire, or permit any of its Subsidiaries to purchase, redeem or otherwise acquire any membership, partnership or other equity interests or Rights, except for net unit settlements made in connection with the vesting of restricted units or as required by the terms of its securities outstanding on the date of this Agreement by any existing Parent Employee Benefit Plan;

(d) (i) sell, lease, transfer, farmout, exchange, dispose of, license, convey or discontinue all or any portion of its assets, business or properties other than (A) in the ordinary course of business (including sales, transfers and dispositions of inventory, commodities and produced Hydrocarbons, crude oil and refined products), (B) any individual sales, leases, dispositions or discontinuances for consideration not in excess of $20,000,000, or (C) any distributions expressly permitted under Section 4.2(e), (ii) merge, consolidate or enter into any other business combination transaction with any Person or (iii) convert from a limited partnership or limited liability company, as the case may be, to any other business entity;

(e) make or declare dividends or distributions to the holders of Parent Common Units, Parent Series A Preferred Units, Parent Series B Preferred Units and Parent Series C Preferred or to the holders of any other units of or interests in Parent, other than distributions under the Parent Agreement, as in effect on the date of this Agreement, by reason of regular monthly or quarterly cash distributions to Parent Unitholders;

(f) amend Parent’s certificate of formation, Parent Agreement or any organizational document of Parent’s Subsidiaries as in effect on the date of this Agreement;

(g) modify, amend, terminate or assign, or waive or assign any rights under any Parent Material Agreement in a manner that is materially adverse to Parent and its Subsidiaries, taken as a whole, or that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, or that would reasonably be expected to prevent or materially delay the consummation of the Merger or the other transactions contemplated by this Agreement past the Outside Date;

(h) implement or adopt any material change in its GAAP accounting principles, practices or methods, other than as may be required by GAAP;

(i) (i) change in any material respect any of its express or deemed elections relating to Taxes, including elections for any and all joint ventures, partnerships, limited liability companies or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, (iii) amend in any material respect any Tax Return or (iv) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the most recent taxable year for which a return has been filed, except as may be required by applicable Law;

(j) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial dissolution or liquidation;

(k) take any action or fail to take any action that would reasonably be expected to cause Parent or any of its Subsidiaries that is not a corporation to be treated, for U.S. federal income tax purposes, as a corporation; and

(l) agree or commit to do anything prohibited by clauses (a) through (j) of this Section 4.2;

provided, however, that the foregoing does not limit or restrict the ability of Parent or any of its Subsidiaries to take otherwise prohibited actions (x) to the extent that any such action is implemented to rationalize the corporate structure of Parent and its Subsidiaries and does not result in the relevant assets being ultimately controlled, directly or indirectly, by a Person other than Parent, or (y) in response to emergency situations to the extent required in order to ensure the protection of individuals or assets or compliance with any Environmental Law; including with respect to any Release or threatened Release of Hazardous Materials; provided that Parent promptly notifies the Partnership of the same.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP ENTITIES

Except as set forth in (a) all forms, registration statements, reports, schedules and statements filed or furnished by the Partnership with the SEC under the Exchange Act or the Securities Act since January 1, 2014 and prior to the date of this Agreement, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Partnership SEC Documents”) (but excluding any disclosure contained in any such Partnership SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)), or (b) the Partnership Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Partnership Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Partnership Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto, and (ii) the mere inclusion of an item in such Partnership Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Partnership (a “Partnership Material Adverse Effect”)), the Partnership Entities represent and warrant to Parent as follows:

5.1 Organization, General Authority and Standing.  Each Partnership Entity is a limited partnership or limited liability company validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Section 5.1 of the Partnership Disclosure Schedule sets forth a true and complete list of the Partnership’s Subsidiaries. Each of the Partnership’s Subsidiaries (a) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite limited partnership, corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in the case of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

5.2 Capitalization.

(a) As of the close of business on April 17, 2015, there are 28,074,433 Partnership Common Units issued and outstanding (including 363,296 Partnership Restricted Units), and all such Partnership Common Units and limited partner interests represented thereby were duly authorized, are validly issued in accordance with the Existing Partnership Agreement and, except as expressly provided in the Existing Partnership Agreement, are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights). Partnership GP is the sole general partner of the Partnership, owning 22,400 general partner units and all of the IDRs, which constitutes all of the outstanding general partner interests and IDRs in the Partnership, and such general partner interests and IDRs were duly authorized and validly issued in accordance with the Existing Partnership Agreement.

(b) GP Sellers are the sole record and beneficial owners of, and have valid title to, the GP Membership Interests, free and clear of all Liens except for (i) restrictions on transfer arising under applicable securities Laws and (ii) the applicable terms and conditions of the Partnership GP LLC Agreement. The GP Membership Interests have been duly authorized and validly issued in accordance with the Partnership GP LLC Agreement and are fully paid (to the extent required by the Partnership GP LLC Agreement) and nonassessable (except as such nonassessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). Except as expressly provided in the Partnership GP LLC Agreement, there are no preemptive or other rights to subscribe for or to purchase, and no restriction upon the voting or transfer of, any interest in Partnership GP. Other than this Agreement, there are no outstanding options, warrants or similar rights to purchase or acquire from Partnership GP or the GP Sellers any equity interests in Partnership GP. Partnership GP has no outstanding bonds, debentures, notes or other obligation the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the holders of the GP Membership Interests. The GP Sellers have delivered a true, correct and complete copy of the Partnership GP LLC Agreement to Parent.

(c) As of the date of this Agreement, except as set forth above in this Section 5.2, (i) there are no partnership interests, limited liability company interests or other equity securities of the Partnership or any of its Subsidiaries issued or authorized and reserved for issuance, (ii) except as set forth in the Existing Partnership Agreement, there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating the Partnership or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of the Partnership or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of the Partnership or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in the Partnership or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(d) Neither the Partnership nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Partnership Unitholders on any matter.

(e) There are no voting trusts or other agreements or understandings to which the Partnership or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of the Partnership or any of its Subsidiaries.

5.3 Equity Interests in Other Entities.  Other than ownership of interests in its Subsidiaries as set forth in Section 5.1 of the Partnership Disclosure Schedule, neither the Partnership nor Partnership GP owns beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. The Partnership or Partnership GP owns such interests in its respective Subsidiaries free and clear of all Liens, except for Permitted Encumbrances.

5.4 Power, Authority and Approvals of Transactions.  Each Partnership Entity has the requisite limited partnership or limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and, subject to the Partnership Unitholder Approval, to consummate the transactions contemplated hereby. Subject to the Partnership Unitholder Approval, this Agreement and the transactions contemplated hereby have been authorized by all necessary limited partnership or limited liability company action by each Partnership Entity. This Agreement has been duly executed and delivered by each Partnership Entity and, assuming due authorization, execution and delivery by the Other Parties thereto, constitutes each Partnership Entity’s valid and binding obligation, enforceable against each Partnership Entity in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

5.5 No Violations or Defaults.  Subject to required filings under federal and state securities laws and with the NASDAQ, assuming the other consents and approvals contemplated by Section 5.6 and Article VIII are duly obtained and assuming the consents, waivers and approvals specified in Section 7.9(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by each Partnership Entity do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which any Partnership Entity or any of its respective Subsidiaries is a party or by which any Partnership Entity or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerations that, either individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect, (b) constitute a breach or violation of, or a default under the Existing Partnership Agreement, the Partnership Certificate of Limited Partnership, the Partnership GP LLC Agreement or the certificate of limited partnership of Partnership GP, (c) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to any Partnership Entity or any of its Subsidiaries or (d) result in the creation of any material Lien on any of the assets of the Partnership Entities or any of their respective Subsidiaries’ assets.

5.6 Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (a) the execution and delivery by each Partnership Entity of this Agreement or (b) the consummation by any Partnership Entity of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of a proxy statement (the “Proxy Statement”) relating to the matters to be submitted to the Partnership Unitholders at a meeting of such holders for the purpose of approving this Agreement and the Merger (including any adjournment or postponement thereof, the “Partnership Meeting”) and other filings required under federal or state securities laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, (iv) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (v) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

5.7 Financial Reports and the Partnership SEC Documents.

(a) Since January 1, 2014, the Partnership has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Partnership SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Partnership SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) Any consolidated financial statements of the Partnership included in the Partnership SEC Documents (the “Partnership Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto or, in the case of unaudited statements, for normal year-end adjustments (that are not individually or in the aggregate material) and the absence of footnotes, in each case, to the extent permitted by applicable SEC regulations)), and (iii) fairly present in all material respects the consolidated financial position of the Partnership and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments that are not, individually or in the aggregate, material).

5.8 Internal Controls and Procedures.  The Partnership has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Partnership, including its Subsidiaries, required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Partnership’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Partnership in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Partnership’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Partnership’s auditors and the audit committee of the Partnership Board (a) all significant deficiencies in the design or operation of internal controls that could adversely affect the Partnership’s ability to record, process, summarize and report financial data and have identified for the Partnership’s auditors any material weaknesses in internal controls and (b) any fraud, regardless of whether material, that involves management or other employees who have a significant role in the Partnership’s internal controls. The principal executive officer and the principal financial officer of the Partnership have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Partnership SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

5.9 Absence of Undisclosed Liabilities.  Except as disclosed in the audited financial statements (or notes thereto) included in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014 (the “Balance Sheet Date”), and in the financial statements (or notes thereto) included in subsequent Partnership SEC Documents filed by the Partnership prior to the date of this Agreement, neither the Partnership nor any of its consolidated subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies that (i) are accrued or reserved against in the financial statements of the Partnership included in the Partnership SEC Documents filed prior to the date of this Agreement, or reflected in the notes thereto, (ii) were incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practices, or (iii) relate to this Agreement, the transactions contemplated by this Agreement or the proposal of Parent with respect to the Merger or (b) liabilities, obligations or contingencies that (i) would not reasonably be expected, either individually or in the aggregate, to have a Partnership Material Adverse Effect or (ii) have been discharged or paid in full prior to the date of this Agreement.

5.10 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been any change, event, development, circumstance, condition, occurrence or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect.

(b) Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, (i) the Partnership and Partnership GP have carried on and operated their businesses in all material respects in the ordinary course of business and (ii) none of the Partnership, Partnership GP or any Subsidiary of the Partnership or Partnership GP has undertaken any action that would be prohibited by clauses (d), (e), (g), (h), (i), (l), (o), (p) or (to the extent related to any of the foregoing clauses) (r) of Section 4.1 if such provisions were in effect at all times since the Balance Sheet Date.

5.11 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 5.18) and environmental matters (which are provided for in Section 5.13), each of the Partnership and Partnership GP is in compliance with all, and is not in default under or in violation of any, applicable Law, other than any noncompliance, default or violation that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. Neither the Partnership nor Partnership GP has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that the Partnership is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(b) Partnership GP, the Partnership and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Partnership Permits”), except where the failure to be in possession of such Partnership Permits would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. All Partnership Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. No suspension or cancellation of any of the Partnership Permits is pending or, to the Knowledge of the Partnership, threatened, except where such suspension or cancellation would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.12 Material Contracts.

(a) Section 5.12 of the Partnership Disclosure Schedule contains a listing of the following contracts to which Partnership GP, the Partnership or any of its Subsidiaries is a party in effect on the date of this Agreement (each contract that is described in this Section 5.12 being a “Partnership Material Agreement”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by the Partnership or Partnership GP, in excess of $2,500,000;

(iii) each agreement that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by the Partnership or Partnership GP (whether incurred, assumed, guaranteed or secured by any asset) in excess of $2,500,000, and any contract securing the obligations of Partnership GP, the Partnership or its Subsidiaries with respect to such commitment, in each case, other than agreements solely between or among Partnership GP, the Partnership and its Subsidiaries;

(iv) each contract for lease of personal property or real property involving aggregate payments in excess of $2,500,000 in any calendar year that are not terminable within 60 days, other than contracts related to drilling rigs;

(v) each contract containing a non-compete or similar type of provision that, following the Closing, by virtue of Parent becoming Affiliated with the Partnership and Partnership GP as a result of this transaction, would by its terms materially restrict the ability of Parent to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vi) each contract involving the pending acquisition or sale of (or option to purchase or sell) any material amount of the assets or properties of Partnership GP, the Partnership or its Subsidiaries, taken as a whole;

(vii) each contract for futures, swap, collar, put, call, floor, cap, option, or other contract that is intended to reduce or eliminate the fluctuations in the prices of commodities, including natural gas, natural gas liquids, crude oil and condensate or fluctuations in interest rates that will be binding on the Partnership or Partnership GP after the Closing (each contract described in this Section 5.12(a)(vii), a “Commodity Derivative Instrument”);

(viii) each partnership, joint venture or limited liability company agreement, other than any customary joint operating agreements, unit agreements or participation agreements affecting the Oil and Gas Properties of the Partnership;

(ix) each contract expressly limiting or restricting the ability of Partnership GP, the Partnership or its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(x) each contract entered into in connection with a Partnership Related Party Transaction;

(xi) each contract that requires the Partnership or Partnership GP to make expenditures that would reasonably be expected to be in excess of $2,500,000 in the aggregate during the 12-month period following the date of this Agreement;

(xii) each collective bargaining agreement to which the Partnership or any of its Subsidiaries is a party or is subject; and

(xiii) each agreement under which the Partnership or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $10,000.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity; and provided that any indemnity, contribution and exoneration provisions contained in any such Partnership Material Agreement may be limited by applicable Law and public policy, each of the Partnership Material Agreements (i) constitutes the valid and binding obligation of the Partnership or Partnership GP and constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

(c) There is not, to the Knowledge of the Partnership, under any Partnership Material Agreement, any default or event that, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.13 Environmental Matters.  Except as reflected in the Partnership Financial Statements, and except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(a) Each of Partnership GP, the Partnership and its Subsidiaries and their respective assets, real properties and operations are in compliance with all Environmental Laws and Environmental Permits;

(b) Partnership GP, the Partnership and its Subsidiaries have obtained all Environmental Permits required under Environmental Laws to operate the business as currently operated. Section 5.13(b) of the Partnership Disclosure Schedule sets forth a true and complete list of all Environmental Permits issued to Partnership GP, the Partnership and its Subsidiaries;

(c) None of Partnership GP, the Partnership or any of its Subsidiaries has received any written notice from any Governmental Authority alleging, with respect to any such entity or any of their respective assets, real properties (whether owned or leased or formerly owned or leased) or operations, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit that remains pending or unresolved;

(d) There are no actions, suits, proceedings (including civil, criminal, administrative and dispute resolution proceedings), claims, causes of action, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of the Partnership, threatened by a Governmental Authority or other third party against Partnership GP, the Partnership or its Subsidiaries that allege a violation of or liability under any Environmental Law that remain pending or unresolved, and, to the Knowledge of the Partnership, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit, proceeding, claim, cause of action, investigation, order, decree or judgment that remain pending or unresolved;

(e) There has been no Release of any Hazardous Material by the Partnership or any of its Subsidiaries in violation of Environmental Law at, on, under or from any real properties as a result of the operations of the Partnership or its Subsidiaries that has not been remediated as required by any Environmental Law or otherwise adequately reserved for in the Partnership Financial Statements; and

(f) This Section 5.13 constitutes the sole and exclusive representation and warranty of the Partnership Entities with respect to Environmental Permits, Hazardous Materials and Environmental Law.

5.14 Reserve Report.  The factual, non-interpretive data relating to the Oil and Gas Properties of the Partnership on which the reserve report prepared by each of Miller and Lents, Ltd., Netherland, Sewell and Associates, Inc. and Ryder Scott Petroleum Consultants referred to in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Partnership Reserve Reports”) was based was accurate in all material respects at the time such data was provided to each of Miller and Lents, Ltd., Netherland, Sewell and Associates, Inc. and Ryder Scott Petroleum Consultants. With respect to the proved reserves reflected in the Partnership Reserve Reports, the Partnership Reserve Reports conform in all material respects to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Partnership Reserve Reports that would, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.15 Title to Properties.  Partnership GP, the Partnership and its Subsidiaries have good and indefeasible title to all real and personal properties that are material to the business of Partnership GP, the Partnership and its Subsidiaries, in each case free and clear of all Liens and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Partnership GP, the Partnership and its Subsidiaries, (b) for Permitted Encumbrances and (c) such as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.16 Litigation.  As of the date of this Agreement, there are no civil, criminal or administrative actions, suits, litigation, claims, causes of action, investigations, arbitrations, mediations or other proceedings (collectively, “Proceedings”) pending or, to the Knowledge of the Partnership, threatened, against Partnership GP, the Partnership or its Subsidiaries or to which Partnership GP, the Partnership or any of its Subsidiaries is otherwise a party or, to the Knowledge of the Partnership, a threatened party, except for Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect or to prevent or materially delay the consummation of the Transactions.

5.17 Information Supplied.  Subject to the accuracy of the representations and warranties of Parent and Merger Sub set forth in Article VI, none of the information supplied (or to be supplied) in writing by or on behalf of the Partnership specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, or (b) the Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Proxy Statement is first mailed to Partnership Unitholders and at the time of the Partnership Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, the Partnership makes no representation or warranty with respect to information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in any of the foregoing documents.

5.18 Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect:

(a) each of Partnership GP, the Partnership and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to Partnership GP, the Partnership or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by Partnership GP, the Partnership or any of its Subsidiaries (regardless of whether shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c) there is no Proceeding now pending against Partnership GP, the Partnership GP or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by Partnership GP, the Partnership or any of its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where Partnership GP, the Partnership or one of its Subsidiaries do not currently file a Tax Return that the Partnership, Partnership GP or such Subsidiary is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by any Partnership Entity;

(e) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from Partnership GP, the Partnership or any of its Subsidiaries;

(f) each of Partnership GP, the Partnership and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g) none of Partnership GP, the Partnership or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Partnership GP, the Partnership or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(h) none of Partnership GP, the Partnership or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than Partnership GP, the Partnership or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise;

(i) Partnership GP, the Partnership and each of its Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect a valid election under Section 754 of the Code; and

(j) the Partnership is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(k) Partnership GP and each Subsidiary of the Partnership other than LRE Finance Corporation is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

5.19 Employee Benefits and Employment Matters.

(a) Section 5.19(a) of the Partnership Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan sponsored, maintained or contributed to by the Partnership or any of its ERISA Affiliates or for which the Partnership or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Partnership Employee Benefit Plan”).

(b) With respect to each Partnership Employee Benefit Plan, the Partnership has heretofore made available to Parent a true and complete copy, or summary if no plan document exists (provided, however, only to the extent such documents with respect to Insperity Employee Benefit Plans are in the Partnership’s possession), as of the date of this Agreement, of (i) each Partnership Employee Benefit Plan, (ii) each trust agreement or annuity contract, if any, in effect as of the date of this Agreement that relates to any Partnership Employee Benefit Plan, (iii) the most recently prepared actuarial valuation report in connection with each Partnership Employee Benefit Plan for which an actuarial valuation report was required to be prepared under applicable Law, (iv) the most recent insurance policy or other material documentation relating directly or indirectly to the funding or administration of each Partnership Employee Benefit Plan, and (v) with respect to documents that may not be found in public records, material filings and correspondence with any Governmental Authority within the prior three (3) years.

(c) Each Partnership Employee Benefit Plan (provided, however, only to the Knowledge of the Partnership with respect to Insperity Employee Benefit Plans) has been administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Partnership Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Partnership Employee Benefit Plans) or proceedings pending or, to the Knowledge of the Partnership, threatened against or involving any Partnership Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Partnership Employee Benefit Plan that would reasonably be expected to have a Partnership Material Adverse Effect (provided, however, in all cases only to the Knowledge of the Partnership with respect to Insperity Employee Benefit Plans).

(d) Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, there do not now exist, nor do any circumstances exist that would reasonably be expected to result in, any liabilities to the Partnership or any of its ERISA Affiliates under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) to the Knowledge of the Partnership, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or (v) to the Knowledge of the Partnership, a “multiple employer plan” (as defined in Section 413(c) of the Code), in each case, that would reasonably be expected to be a liability of Parent and its Affiliates following the Effective Time. Except as, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect, each Partnership Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a master/prototype plan or an advisory letter for a volume submitter plan and, to the Knowledge of the Partnership, nothing has occurred that could adversely affect the qualified status of any such Partnership Employee Benefit Plan. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, each Partnership Employee Benefit Plan conforms with or is exempt from Section 409A of the Code, and no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Partnership Employee Benefit Plan (provided, however, only to the Knowledge of the Partnership with respect to Insperity Employee Benefit Plans) and, to the Knowledge of the Partnership, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Partnership Employee Benefit Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Partnership to material liability taken as a whole. Each Partnership Employee Benefit Plan that is not an Insperity Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Partnership (other than ordinary administration expenses and payment of accrued benefits).

(e) Except as set forth on Section 5.19(e) of the Partnership Disclosure Schedule, no payments (within the meaning of Section 280G of the Code and related regulations) have or will be made under a Partnership Employee Benefit Plan in connection with the consummation of the transactions contemplated hereby that, in the aggregate, would reasonably be expected to result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code, and there are no Liens arising from or relating to any Partnership Employee Benefit Plan (provided, however, with respect to Liens, only to the Knowledge of the Partnership with respect to Insperity Employee Benefit Plans).

(f) Except as set forth on Section 5.19(f) of the Partnership Disclosure Schedule, to the Knowledge of the Partnership, no Partnership Employee Benefit Plan or any other arrangement maintained by Partnership GP, the Partnership or its Subsidiaries provides any of the following retiree or post-employment benefits to any Person: medical, disability (other than disability benefits relating to a disability occurring during relevant employment) or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement. Except as would not, individually or in the aggregate, have a Partnership Material Adverse Effect, each of the Partnership and each of its ERISA Affiliates is in compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(g) The Partnership and Partnership GP are and have been in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. There are no pending or, to the Knowledge of the Partnership, threatened material investigations, audits, complaints or proceedings against the Partnership by or before any Governmental Authority involving any applicant for employment, any current or former employee or any class of the foregoing that would reasonably be expected to result in a Partnership Material Adverse Effect.

(h) None of Partnership GP, the Partnership or any of its Subsidiaries is a party to, or subject to, a collective bargaining agreement with any labor union or representative of any Employees, and no organizational activity has occurred, or to the Knowledge of the Partnership has been threatened, in each case within the past six years. There are no pending or, to the Knowledge of the Partnership, threatened, labor disputes, strikes, lock-outs, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficulty occurred within the past three years.

(i) None of Partnership GP, the Partnership or any of its Subsidiaries has, or has ever had, any employees.

5.20 Intellectual Property.  Partnership GP, the Partnership and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of Partnership GP, the Partnership and its Subsidiaries as presently conducted (collectively, the “Partnership Intellectual Property”) free and clear of all Liens except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect. To the Knowledge of the Partnership, the use of the Partnership Intellectual Property by the Partnership in the operation of the business of the Partnership as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect.

5.21 Related Party Transactions.  Except as disclosed in the Partnership SEC Documents, neither the Partnership nor any of its Subsidiaries are party to any transaction or arrangement under which any (i) present or former executive officer or director of Partnership GP, the Partnership or any Subsidiary of the Partnership, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the Partnership Units or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon Partnership GP, the Partnership or any Subsidiary of the Partnership or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by the Partnership pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act (each of the foregoing, a “Partnership Related Party Transaction”).

5.22 Insurance.  Partnership GP, the Partnership and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Partnership GP believes to be customary for the industries in which Partnership GP, the Partnership and its Subsidiaries operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of Partnership GP, the Partnership or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by Partnership GP, the Partnership or its Subsidiaries and (b) Partnership GP, the Partnership and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Partnership GP, the Partnership or any of its Subsidiaries as of the date of this Agreement, and none of Partnership GP, the Partnership, or its Subsidiaries are in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

5.23 Regulatory Matters.  Neither the Partnership nor Partnership GP is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005. None of Partnership GP, the Partnership or any of its Subsidiaries owns or holds any refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery or equipment that are subject to (a) regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, or (b) rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

5.24 Derivatives.  The Partnership SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of Partnership GP, the Partnership and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Partnership GP, the Partnership and its Subsidiaries, as of the dates reflected therein.

5.25 State Takeover Statutes.  The Partnership Board has taken all action necessary to render inapplicable to this Agreement and the transactions contemplated hereby and thereby, including the Merger, all potentially applicable state anti-takeover statutes or regulations and any similar provisions in the Existing Partnership Agreement.

5.26 Partnership Unitholder Approval.  The approval of this Agreement by the affirmative vote or consent of the holders, as of the record date for the Partnership Meeting, of at least a majority of the Outstanding (as defined in the Existing Partnership Agreement) Partnership Common Units, voting as a class (the “Partnership Unitholder Approval”), is the only vote or approval of any class or series of securities representing limited partner interests of the Partnership necessary to approve this Agreement and to approve the transactions contemplated hereby, including the Merger.

5.27 Financial Advisors.  No Partnership Entity has incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which Partnership GP, the Partnership or any of its Subsidiaries will have any responsibility or liability whatsoever, excluding fees to be paid to the Partnership’s financial advisors, pursuant to letter agreements, the existence of which have been heretofore disclosed to Parent and which fees have been disclosed to Parent.

5.28 No Other Representations and Warranties.  Except for the representations and warranties set forth in this Article V, neither the Partnership Entities nor any other Person makes or has made any express or implied representation or warranty with respect to the Partnership Entities or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither the Partnership Entities nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub (including their respective Representatives), or Parent’s or Merger Sub’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in (a) all forms, registration statements, reports, schedules and statements filed or furnished by Parent with the SEC under the Exchange Act or the Securities Act since January 1, 2014 and on or prior to the date of this Agreement, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein (collectively, the “Parent SEC Documents”) (but excluding any disclosure contained in any such Parent SEC Documents under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” or similar heading (other than any historical factual information contained within such headings, disclosure or statements)) or (b) the Parent Disclosure Schedule prior to the execution of this Agreement (provided that (i) disclosure in any section of such Parent Disclosure Schedule is deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of the Parent Disclosure Schedule that such disclosure is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Parent Disclosure Schedule as an exception to a representation or warranty is not deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect ”)), Parent and Merger Sub represent and warrant to the Partnership and GP Sellers as follows:

6.1 Organization, General Authority and Standing.  Parent is a limited liability company validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Each of Parent and Merger Sub has all requisite power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Section 6.1 of the Parent Disclosure Schedule sets forth a true and complete list of Parent’s Subsidiaries. Each of Parent’s Subsidiaries (a) is a limited partnership, corporation or limited liability company, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of organization, (b) has all requisite limited partnership, corporate or limited liability company, as applicable, power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and (c) is duly licensed or qualified to do business and in good standing to do business as a foreign limited partnership, corporation or limited liability company, as the case may be, in each jurisdiction in which the conduct or nature of its business or the ownership, leasing, holding or operating of its properties makes such licensing or qualification necessary, except in the case of clauses (b) and (c) as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

6.2 Capitalization.

(a) As of the close of business on April 17, 2015, there are 85,959,592 Parent Common Units issued and outstanding (including 884,711 restricted units of Parent), 420,000 Parent Class B Units issued and outstanding, 2,581,873 Parent Series A Preferred Units issued and outstanding, 7,000,000 Parent Series B Preferred Units issued and outstanding, 4,300,000 Parent Series C Preferred Units issued and outstanding, 411,578 Parent phantom units and no Parent unit options outstanding, and all such Parent Common Units, Parent Class B Units, Parent Series A Preferred Units, Parent Series B Preferred Units, Parent Series C Preferred Units, phantom units and unit options and the limited liability company interests represented thereby were duly authorized and are validly issued in accordance with the Parent Agreement, and are not subject to any preemptive or similar rights (and were not issued in violation of any preemptive or similar rights).

(b) As of the date of this Agreement, except as set forth above in this Section 6.2, (i) there are no partnership interests, limited liability company interests or other equity securities of Parent or any of its Subsidiaries issued or authorized and reserved for issuance, (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating Parent or any of its Subsidiaries to issue, transfer or sell any partnership or other equity interest of Parent or such Subsidiary or any securities convertible into or exchangeable for such partnership interests or equity interests, or any commitment to authorize, issue or sell the same or any such equity securities, except pursuant to this Agreement, and (iii) there are no contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interest or other equity interest in Parent or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence.

(c) Neither Parent nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with the Parent Unitholders on any matter.

(d) There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of Parent or any of its Subsidiaries.

6.3 Equity Interests in other Entities.  Other than ownership of interests in its Subsidiaries as set forth on Section 6.1 of the Parent Disclosure Schedule, Parent does not own beneficially, directly or indirectly, any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind. Parent owns such interests in its Subsidiaries free and clear of all Liens, except for Permitted Encumbrances.

6.4 Power, Authority and Approvals of Transactions.  Each of Parent and Merger Sub has the requisite limited liability company power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and the transactions contemplated hereby have been authorized by all necessary limited liability company action by Parent and by Merger Sub. The Parent Board has approved and declared advisable this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Partnership thereto, constitutes Parent’s and Merger Sub’s valid and binding obligations, enforceable against Parent and Merger Sub in accordance with its terms (except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar Law affecting the enforcement of creditors’ rights generally or by general equitable principles).

6.5 No Violations or Defaults.  Subject to required filings under federal and state securities laws and with the NASDAQ, assuming the other consents and approvals contemplated by Section 5.6 and Article VIII are duly obtained and assuming the consents, waivers and approvals specified in Section 7.9(a) are obtained, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by Parent do not and will not (a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries or properties is subject or bound except for such breaches, violations, defaults, terminations, cancellations or accelerations that, either individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (b) constitute a breach or violation of, or a default under the Parent Agreement or Parent’s certificate of formation, (c) materially contravene or conflict with or constitute a material violation of any provision of any Law binding upon or applicable to Parent or any of its Subsidiaries or (d) result in the creation of any material Lien on any of the assets of Parent or any of its Subsidiaries’ assets.

6.6 Consents and Approvals.  No consents or approvals of, or filings or registrations with, any Governmental Authority are necessary in connection with (a) the execution and delivery by Parent and Merger Sub of this Agreement or (b) the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for (i) the filing with the SEC of the Proxy Statement and the filing with the SEC of the registration statement on Form S-4 by Parent in connection with the issuance of New Common Units in connection with the Merger, which will include the Proxy Statement (as amended or supplemented from time to time, the “Registration Statement”), and other filings under federal and state securities laws, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NASDAQ, (iv) such filings and approvals as may be required to be made or obtained under the Antitrust Laws, and (v) such other consents, authorizations, approvals, filings or registrations the absence or unavailability of which would not, either individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or prevent or materially delay the consummation of the Transactions.

6.7 Financial Reports and Parent SEC Documents.

(a) Since January 1, 2014, Parent has filed or furnished with the SEC all forms, registration statements, reports, schedules and statements required to be filed or furnished under the Exchange Act or the Securities Act. At the time filed (or, in the case of registration statements, solely on the dates of effectiveness) (except to the extent amended by a subsequently filed Parent SEC Document prior to the date of this Agreement, in which case as of the date of such amendment), each Parent SEC Document complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be and did not contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) Any consolidated financial statements of Parent included in the Parent SEC Documents (the “Parent Financial Statements”) as of their respective dates (if amended, as of the date of the last such amendment) (i) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be expressly indicated in the notes thereto or, in the case of unaudited statements, for normal year-end adjustments (that are not individually or in the aggregate material) and the absence of footnotes, in each case, to the extent permitted by applicable SEC regulations), and (iii) fairly present in all material respects the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments that are not, individually or in the aggregate, material).

6.8 Internal Controls and Procedures.  Parent has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its Subsidiaries, required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is accumulated and communicated to Parent’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. Parent’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to Parent’s auditors and the audit committee of the Parent Board (a) all significant deficiencies in the design or operation of internal controls that could adversely affect Parent’s ability to record, process, summarize and report financial data and have identified for Parent’s auditors any material weaknesses in internal controls and (b) any fraud, regardless of whether material, that involves management or other employees who have a significant role in Parent’s internal controls. The principal executive officer and the principal financial officer of Parent have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the Parent SEC Documents, and the statements contained in such certifications were complete and correct as of the dates they were made.

6.9 Absence of Undisclosed Liabilities.  Except as disclosed in the audited financial statements (or notes thereto) included in Parent’s Annual Report on Form 10-K for the year ended December 31, 2014, and in the financial statements (or notes thereto) included in subsequent Parent SEC Documents filed by Parent prior to the date of this Agreement, neither Parent nor any of its consolidated subsidiaries had at the Balance Sheet Date or has incurred since that date, any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, except (a) liabilities, obligations or contingencies that (i) are accrued or reserved against in the financial statements of Parent included in the Parent SEC Documents filed prior to the date of this Agreement, or reflected in the notes thereto, (ii) were incurred since the Balance Sheet Date in the ordinary course of business and consistent with past practices or (iii) relate to this Agreement, the transactions contemplated by this Agreement or the proposal of Parent with respect to the Merger or (b) liabilities, obligations or contingencies that (i) would not reasonably be expected, either individually or in the aggregate, to have a Parent Material Adverse Effect or (ii) have been discharged or paid in full prior to the date of this Agreement.

6.10 Absence of Certain Changes or Events.

(a) Since the Balance Sheet Date, there has not been any change, event, development, circumstance, condition, contribution, occurrence or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Since the Balance Sheet Date through the date of this Agreement, except for this Agreement and the transactions contemplated hereby, (i) Parent and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business and (ii) none of Parent nor any Subsidiary of Parent has undertaken any action that would be prohibited by clauses (d), (e), (f), (g), (j) or (to the extent related to any of the foregoing clauses) (l) of Section 4.2 if such provisions were in effect at all times since the Balance Sheet Date.

6.11 Compliance with Applicable Law; Permits.

(a) Except with respect to Tax matters (which are provided for in Section 6.18) and environmental matters (which are provided for in Section 6.13), each of Parent and its Subsidiaries is in compliance with all, and is not in default under or in violation of any applicable Law, other than any noncompliance, default or violation that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written communication since the Balance Sheet Date and prior to the date of this Agreement from a Governmental Authority that alleges that Parent or any of its Subsidiaries is not in compliance with or is in default or violation of any applicable Law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Parent and its Subsidiaries are in possession of all franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders of any Governmental Authority necessary under applicable Law to own, lease and operate their properties and to lawfully carry on their businesses as they are being conducted as of the date of this Agreement (collectively, the “Parent Permits”), except where the failure to be in possession of such Parent Permits would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. All Parent Permits are in full force and effect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. No suspension or cancellation of any of the Parent Permits is pending or, to the Knowledge of Parent, threatened, except where such suspension or cancellation would not individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.12 Material Contracts.  (a) Section 6.12 of the Parent Disclosure Schedule contains a listing of the following contracts to which Parent or any of its Subsidiaries is a party in effect on the date of this Agreement (each contract that is described in this Section 6.12 being a “Parent Material Agreement”):

(i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii) each contract that provides for the acquisition, disposition, license, use, distribution or outsourcing of assets, services, rights or properties with a value, or requiring the payment of an annual amount by Parent, in excess of $25,000,000;

(iii) each agreement that constitutes a commitment relating to indebtedness for borrowed money or the deferred purchase price of property by Parent (whether incurred, assumed, guaranteed or secured by any asset) in excess of $25,000,000 and any agreement securing the obligations of Parent or its Subsidiaries with respect to such commitment, in each case, other than agreements solely between or among Parent and its Subsidiaries;

(iv) each contract for lease of personal property or real property involving aggregate payments in excess of $25,000,000 in any calendar year that are not terminable within 60 days, other than contracts related to drilling rigs;

(v) each joint development agreement, exploration agreement, participation or program agreement or similar agreement that contractually requires Parent to make expenditures that would reasonably be expected to be in excess of $25,000,000 in the aggregate during the 12-month period following the date of this Agreement;

(vi) each contract expressly limiting or restricting the ability of Parent or its Subsidiaries to make distributions or declare or pay dividends in respect of their capital stock, partnership interests, membership interests or other equity interests, as the case may be;

(vii) each collective bargaining agreement to which the Partnership is a party or is subject; and

(viii) each agreement under which Parent has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $100,000.

(b) Except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity; and provided that any indemnity, contribution and exoneration provisions contained in any such Parent Material Agreement may be limited by applicable Law and public policy, each of the Parent Material Agreements (i) constitutes the valid and binding obligation of Parent and constitutes the valid and binding obligation of the other parties thereto and (ii) is in full force and effect as of the date of this Agreement, in each case unless the failure to be so would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(c) There is not, to the Knowledge of Parent, under any Parent Material Agreement, any default or event that, with notice or lapse of time or both, would constitute a default on the part of any of the parties thereto, or any notice of termination, cancellation or material modification, in each case, except such events of default, other events, notices or modifications as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.13 Environmental Matters.  Except as reflected in the Parent Financial Statements, and except for any such matter that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) Each of Parent and its Subsidiaries and its assets, real properties and operations are in compliance with all Environmental Laws and Environmental Permits;

(b) Neither Parent nor its Subsidiaries have received any written notice from any Governmental Authority alleging, with respect to any such entity or any of their respective assets, real properties (whether owned or leased or formerly owned or leased) or operations, the violation of or liability under any Environmental Law (including liability as a potentially responsible party under CERCLA or any analogous state laws) or any Environmental Permit that remains pending or unresolved;

(c) There are no actions, suits, proceedings (including civil, criminal, administrative and dispute resolution proceedings), claims, causes of action, government investigations, orders, decrees or judgments pending or in effect, or, to the Knowledge of Parent, threatened by a Governmental Authority or other third party against Parent or its Subsidiaries that allege a violation of or liability under any Environmental Law that remain pending or unresolved, and, to the Knowledge of Parent, there are no existing facts or circumstances that would reasonably be expected to give rise to any such action, suit, proceeding, claim, cause of action, investigation, order, decree or judgment that remain pending or unresolved;

(d) There has been no Release of any Hazardous Material by Parent or its Subsidiaries in violation of Environmental Law at, on, under or from any real properties as a result of the operations of Parent or its Subsidiaries that has not been remediated as required by any Environmental Law or otherwise adequately reserved for in the Parent Financial Statements; and

(e) This Section 6.13 constitutes the sole and exclusive representation and warranty of Parent with respect to Environmental Permits, Hazardous Materials and Environmental Law.

6.14 Reserve Report.  The factual, non-interpretive data relating to the Oil and Gas Properties of Parent on which the reserve report prepared by DeGolyer and MacNaughton, referred to in Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Parent Reserve Report”) was based was accurate in all material respects at the time such data was provided to DeGolyer and MacNaughton. With respect to the proved reserves reflected in the Parent Reserve Report, the Parent Reserve Report conforms in all material respects to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Report that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.15 Title to Properties.  Parent and its Subsidiaries have good and indefeasible title to all real and personal properties that are material to the business of Parent and its Subsidiaries, in each case free and clear of all Liens and defects and imperfections of title except (a) such as do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by Parent and its Subsidiaries, (b) for Permitted Encumbrances and (c) such as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.16 Litigation.  As of the date of this Agreement, there are no Proceedings pending or, to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries or to which Parent or any of its Subsidiaries is otherwise a party or, to the Knowledge of Parent, a threatened party, except for Proceedings that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or to prevent or materially delay the consummation of the Transactions.

6.17 Information Supplied.  Subject to the accuracy of the representations and warranties of the Partnership set forth in Article V, none of the information supplied (or to be supplied) in writing by or on behalf of Parent specifically for inclusion in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading or (b) the Proxy Statement (which will be included as a prospectus in the Registration Statement) will, on the date the Proxy Statement is first mailed to Partnership Unitholders and at the time of the Partnership Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to information supplied by or on behalf of the Partnership for inclusion or incorporation by reference in any of the foregoing documents.

6.18 Tax Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect:

(a) each of Parent and its Subsidiaries has filed when due (taking into account extensions of time for filing) all Tax Returns required to be filed by or with respect to Parent or any of its Subsidiaries, and all such Tax Returns are true, correct and complete;

(b) all Taxes owed by Parent and its Subsidiaries (regardless of whether shown on any Tax Return) have been duly and timely paid in full or an adequate reserve for the payment of such Taxes has been established in accordance with GAAP;

(c) there is no Proceeding now pending against Parent or any of its Subsidiaries in respect of any Tax or Tax Return, nor has any written adjustment with respect to a Tax Return or written claim for additional Tax been received by Parent or any of its Subsidiaries that is still pending;

(d) no written claim has been made by any Tax authority in a jurisdiction where Parent or any of its Subsidiaries does not currently file a Tax Return that Parent or any such Subsidiary is or may be subject to any Tax in such jurisdiction, nor has any such assertion been threatened or proposed in writing and received by Parent or any of its Subsidiaries;

(e) there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes due from Parent or any of its Subsidiaries;

(f) each of Parent and its Subsidiaries has complied in all respects with all applicable Law relating to the payment and withholding of Taxes and has duly and timely withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other party;

(g) none of Parent or any of its Subsidiaries is a party to a Tax allocation or sharing agreement, and no payments are due or will become due by Parent or any of its Subsidiaries pursuant to any such agreement or arrangement or any Tax indemnification agreement;

(h) none of Parent or any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return or has any liability for the Taxes of any Person (other than Parent or any of its Subsidiaries), as a transferee or successor, by contract, or otherwise;

(i) Parent and each of its Subsidiaries that is classified as a partnership for U.S. federal tax purposes has in effect a valid election under Section 754 of the Code;

(j) Parent is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such since its formation; and

(k) each Subsidiary of Parent is currently (and has been since its respective formation) either (i) properly classified as a partnership for U.S. federal income tax purposes or (ii) properly disregarded as an entity separate from its respective owner for U.S. federal income tax purposes pursuant to Treasury Regulation Section 301.7701-3(b).

6.19 Employee Benefits.

(a) Section 6.19(a) of the Parent Disclosure Schedule sets forth a complete and accurate list of each material Employee Benefit Plan sponsored, maintained or contributed to by Parent or any of its ERISA Affiliates during the six-year period preceding the Closing Date, or for which Parent or any of its ERISA Affiliates has or could have any liability, contingent or otherwise (each, a “Parent Employee Benefit Plan”).

(b) With respect to each Parent Employee Benefit Plan, Parent has heretofore made available to the Partnership a true and complete copy, or summary if no plan document exists, as of the date of this Agreement, of (i) each material Parent Employee Benefit Plan, (ii) each trust agreement or annuity contract, if any, in effect as of the date of this Agreement that relates to any Parent Employee Benefit Plan, (iii) the most recently prepared actuarial valuation report in connection with each Parent Employee Benefit Plan for which an actuarial valuation report was required to be prepared under applicable Law, (iv) the most recent insurance policy or other material documentation relating directly or indirectly to the funding or administration of each Parent Employee Benefit Plan, and (v) with respect to documents that may not be found in public records, material filings and correspondence with any Governmental Authority within the prior three (3) years.

(c) Each Parent Employee Benefit Plan has been administered in all respects in accordance with its terms, and in compliance with the applicable provisions of all Laws applicable to such Parent Employee Benefit Plan, and complies with such terms and such Laws, in each case except where the failure to be so administered or to so comply, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. There are no investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Parent Employee Benefit Plans) or proceedings pending or, to the Knowledge of Parent, threatened against or involving any Parent Employee Benefit Plan or asserting any rights to, or claims for benefits under, any Parent Employee Benefit Plan that would reasonably be expected to have a Parent Material Adverse Effect.

(d) Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, there do not now exist, nor do any circumstances exist that would result in, any liabilities to Parent or any of its ERISA Affiliates under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) to the Knowledge of Parent, a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), or (v) to the Knowledge of Parent, a “multiple employer plan” (as defined in Section 413(c) of the Code). Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, each Parent Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the Internal Revenue Service as to its qualified status or may rely upon an opinion letter for a master/prototype plan or an advisory letter for a volume submitter plan and, to the Knowledge of Parent, nothing has occurred that could adversely affect the qualified status of any such Parent Employee Benefit Plan. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each Parent Employee Benefit Plan conforms with or is exempt from Section 409A of the Code, and no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Parent Employee Benefit Plan and, to the Knowledge of Parent, no fiduciary (within the meaning of Section 3(21) of ERISA) of any Parent Employee Benefit Plan subject to Part 4 of Title I of ERISA has committed a breach of fiduciary duty that could subject the Partnership to material liability taken as a whole. Each Parent Employee Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Partnership (other than ordinary administration expenses and payment of accrued benefits).

(e) Except as set forth on Section 6.19(e) of the Parent Disclosure Schedule, no payments (within the meaning of Section 280G of the Code and related regulations) have or will be made under a Parent Employee Benefit Plan in connection with the consummation of the transactions contemplated hereby that, in the aggregate, would reasonably be expected to result in the imposition of sanctions imposed under Sections 280G and 4999 of the Code, and there are no Liens arising from or relating to any Parent Employee Benefit Plan.

(f) Except as set forth on Section 6.19(f) of the Parent Disclosure Schedule, to the Knowledge of Parent, no Parent Employee Benefit Plan or any other arrangement maintained by Parent or its Affiliates provides any of the following retiree or post-employment benefits to any Person: medical, disability (other than disability benefits relating to a disability occurring during relevant employment) or life insurance benefits, except as required by (i) the applicable requirements of Section 4980B of the Code or any similar state law or (ii) company-paid or subsidized healthcare coverage pursuant to an employment, severance or similar agreement, plan or arrangement. Except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, each of Parent and each of its ERISA Affiliates is in compliance with (A) the requirements of the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations (including proposed regulations) thereunder and any similar state Law and (B) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

(g) Parent is, and has been, in compliance in all respects with all applicable Law relating to the employment of labor, including all such applicable Law relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation, except where the failure to comply would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(h) None of Parent or any of its Affiliates is a party to, or subject to, a collective bargaining agreement with any labor union or representative of any individuals employed by Parent or any of its Affiliates, and no organizational activity has occurred, or to the Knowledge of Parent has been threatened, in each case within the past six years. There are no pending or, to the Knowledge of Parent, threatened, labor disputes, strikes, lock-outs, work stoppages, requests for representation, pickets or work slow-downs, nor has such event or labor difficult occurred within the past three years.

6.20 Intellectual Property.  Parent and its Subsidiaries own or have the right to use all Intellectual Property necessary for the operation of the businesses of Parent and its Subsidiaries as presently conducted (collectively, the “Parent Intellectual Property”) free and clear of all Liens except for Permitted Encumbrances, except where the failure to own or have the right to use such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, the use of the Parent Intellectual Property by Parent and its Subsidiaries in the operation of Parent’s business as presently conducted does not infringe upon or misappropriate any Intellectual Property of any other Person, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

6.21 Related Party Transactions.  Except as disclosed in the Parent SEC Documents, neither Parent nor any of its Subsidiaries are party to any transaction or arrangement under which any (a) present or former executive officer or director of Parent or any Subsidiary of Parent, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of equity of Parent or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing is a party to any actual or proposed loan, lease or other contract with or binding upon Parent or any Subsidiary of Parent or owns or has any interest in any of their respective properties or assets, in each case as would be required to be disclosed by Parent pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

6.22 Insurance.  Parent and its Subsidiaries maintain, or are entitled to the benefits of, insurance in such amounts and against such risks substantially as Parent believes to be customary for the industries in which it and its Subsidiaries operate. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) all material insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement are in full force and effect, and all premiums due on such policies have been paid by Parent or its Subsidiaries and (b) Parent and its Subsidiaries are in compliance with the terms and provisions of all insurance policies maintained by or on behalf of Parent or any of its Subsidiaries as of the date of this Agreement, and neither Parent nor any of its Subsidiaries is in breach or default under, or has taken any action that would permit termination or material modification of, any material insurance policies.

6.23 Derivatives.  The Parent SEC Documents accurately summarize, in all material respects, the outstanding Derivative positions of Parent and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Parent and its Subsidiaries, as of the dates reflected therein.

6.24 Availability of Funds.  Parent and Merger Sub will have available at the Closing all of the funds required for the consummation of the transactions contemplated by this Agreement.

6.25 Financial Advisors.  Parent has not incurred any liability for fees of any broker, finder or financial advisor in respect of the transactions contemplated by this Agreement for which the Partnership or Parent will have any responsibility or liability whatsoever, excluding fees to be paid to Parent’s financial advisors, pursuant to letter agreements, the existence of which have been heretofore disclosed to the Partnership and which fees have been disclosed to the Partnership.

6.26 Operations of Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business other than in connection with entering into this Agreement and engaging in the transactions contemplated hereby.

6.27 Regulatory Matters.  Parent is not (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

6.28 No Other Representations and Warranties.  Except for the representations and warranties set forth in this Article VI, neither Parent nor any other Person makes or has made any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Partnership in connection with the Transactions or the other transactions contemplated hereby. Without limiting the generality of the foregoing, neither Parent nor any other Person will have or be subject to any liability or other obligation to the Partnership or any other Person resulting from the distribution to the Partnership (including its respective Representatives), or the Partnership’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other material made available to the Partnership in certain “data rooms” or management presentations in expectation of the Transactions.

ARTICLE VII
COVENANTS

The Partnership Entities hereby covenant to and agree with the Parent Entities, and Parent and Merger Sub hereby covenant to and agree with the Partnership Entities, that:

7.1 Consummation of the Transactions.

(a) Subject to the terms and conditions of this Agreement (including Section 7.1(d)), each of the Parent Entities, on the one hand, and each of the Partnership Entities, on the other hand, will cooperate with the other and use (and will cause their respective Subsidiaries to use) its reasonable best efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain promptly (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits (including Environmental Permits), authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions and (iv) obtain all necessary consents, approvals or waivers from third parties. For purposes of this Agreement, “Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

(b) In furtherance and not in limitation of the foregoing, each Party hereto agrees to cooperate with each other to determine if the transactions contemplated hereby require a filing and observation of the waiting period under the HSR Act and, if required, to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 Business Days after the date of this Agreement and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 7.1 necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date). Parent shall bear and pay the fees payable in connection with any filings required to be made under the HSR Act.

(c) Each of the Parties hereto will use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the Transactions, including any proceeding initiated by a private Person, (ii) promptly inform the Other Parties of (and supply to the Other Parties) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, or any other Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding the Transactions (iii) permit the Other Parties to review in advance and incorporate their reasonable comments in any communication to be given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the Other Parties in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the Other Parties the opportunity to attend and participate in such meetings and teleconferences. Subject to Section 7.4(b), the Parties will take reasonable best efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 7.1 in a manner so as to preserve the applicable privilege. Any Party may share information with any Other Party on an “outside counsel only” basis. Nothing in this Section 7.1 shall obligate the Parties to share any information regarding the value of the transaction or, absent the entry of a mutually acceptable joint defense agreement, information covered by the attorney client privilege, work product doctrine or other similar privilege.

(d) Parent agrees to take, or cause to be taken (including by its Subsidiaries), any and all steps and to make, or cause to be made (including by its Subsidiaries), any and all undertakings necessary to resolve any objections that a Governmental Authority or any other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the Transactions, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date (including any extension thereof provided for in this Agreement or agreed to in writing by the Parties); provided, however, that notwithstanding anything to the contrary in this Agreement, nothing in this Section 7.1 shall require, or be construed to require, any Party to sell or otherwise dispose of, hold separate (through the establishment of a trust or otherwise), divest itself of or limit the ownership or operations of all or any portion of their respective businesses, assets or operations.

(e) In furtherance and not in limitation of the covenants of the Parties contained in this Section 7.1, if any administrative or judicial action or proceeding, including any proceeding by a private Person, is instituted (or threatened to be instituted) challenging the Transactions as violative of any Antitrust Law, each of Parent and the Partnership will use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

7.2 Registration Statement; Proxy Statement.

(a) As soon as practicable following the date of this Agreement, the Partnership will prepare and file with the SEC the Proxy Statement and the Partnership and Parent will jointly prepare and Parent will file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus. Each of the Partnership and Parent will use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby. Parent also agrees to use commercially reasonable efforts to obtain any necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement. The Partnership will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Partnership Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. No filing of, or amendment or supplement to, the Registration

Statement will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will be made by the Partnership without providing the Other Parties a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Partnership or Parent, or any of their respective Affiliates, directors or officers, is discovered by the Partnership or Parent that should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the Other Parties hereto and an appropriate amendment or supplement describing such information will be promptly filed with the SEC and, to the extent required by Law, disseminated to the Partnership Unitholders. The Parties will notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and will supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b) The Partnership will, as soon as reasonably practicable following the date of this Agreement, establish a record date for, and, subject to Section 7.3, as soon as reasonably practicable following the Registration Statement being declared effective by the SEC, duly call, give notice of, convene and hold, the Partnership Meeting. If reasonably practicable, the Partnership Meeting shall be held within 45 days after the mailing of the Proxy Statement. Subject to Section 7.3, the Partnership GP will, through the Partnership Board, (i) determine that the Merger is in the best interests of the Partnership and the Partnership Unitholders and (ii) recommend that the Partnership Unitholders approve this Agreement and the transactions contemplated hereby, including the Merger (the “Partnership Board Recommendation”). The Proxy Statement shall (subject to Section 7.3) include the Partnership Board Recommendation. Unless this Agreement is terminated in accordance with Article IX, the Partnership’s obligations to call, give notice of and hold the Partnership Meeting in accordance with this Section 7.2(b) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Superior Proposal or Alternative Proposal, or by any Partnership Change in Recommendation. Without limiting the generality of the foregoing, the Partnership agrees that: (i) unless this Agreement is validly terminated in accordance with Article IX (including, if applicable, upon payment of the Termination Fee), the Partnership shall not submit any Superior Proposal to a vote of the Partnership Unitholders; and (ii) the Partnership shall not (without Parent’s prior written consent) adjourn, postpone or, subject to termination of this Agreement in accordance with Article IX, cancel (or propose, publicly or otherwise, or resolve to adjourn, postpone or cancel) the Partnership Meeting. Notwithstanding anything in this Agreement to the contrary, the Partnership may postpone or adjourn the Partnership Meeting (A) in the absence of proxies sufficient to obtain the Partnership Unitholder Approval, to solicit additional proxies for the purpose of obtaining Partnership Unitholder Approval, (B) in the absence of a quorum or (C) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that the Partnership has determined after consultation with outside legal counsel is necessary for such supplemental or amended disclosure to be disseminated and reviewed by the Partnership Unitholders prior to Partnership Meeting. Notwithstanding anything to the contrary in this Agreement, if there occurs a Partnership Change in Recommendation and this Agreement is not terminated in accordance with Article IX, the Partnership shall remain required to call, hold and convene the Partnership Meeting unless this Agreement has been terminated in accordance with its terms.

7.3 Alternative Proposals; Change in Recommendation.

(a) The Partnership will, and will cause its Subsidiaries and its and their respective directors, officers, and employees to, and will use its reasonable best efforts to cause their respective other Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal. Except as permitted by this Section 7.3, the Partnership will not, and will cause its Subsidiaries and its and their respective directors, officers and employees not to, and will use reasonable best efforts to cause their respective other Representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that would reasonably be expected to lead to the submission of any Alternative Proposal, or (ii) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or that would reasonably be expected to lead to, any Alternative Proposal. Notwithstanding anything to the contrary contained in this Agreement, if at any time following the date of this Agreement and prior to obtaining the Partnership Unitholder Approval, (1) the Partnership has received a written Alternative Proposal that was not solicited after the date of this Agreement and that the Partnership Board believes is bona fide, and that did not result from a material breach of this Section 7.3 and (2) the Partnership Board, after consultation with its financial advisors and outside legal counsel, determines in good faith that such Alternative Proposal constitutes or would reasonably be likely to lead to or result in a Superior Proposal, then the Partnership may, subject to clauses (x), (y) and (z) below, (A) furnish information, including non-public information, with respect to the Partnership and its Subsidiaries to the Person making such Alternative Proposal and (B) participate in discussions or negotiations regarding such Alternative Proposal; provided that (x) substantially concurrently with furnishing any such non-public information to, or entering into discussions or negotiations with, such Person, the Partnership gives Parent written notice of the identity of such Person and the Partnership’s intention to furnish non-public information to, or enter into discussions or negotiations with, such Person, (y) the Partnership receives from such Person an executed confidentiality agreement between the Partnership and such Person with confidentiality provisions that are not less restrictive to such Person than the provisions of the Confidentiality Agreement are to Parent and (z) the Partnership will provide to Parent any non-public information about the Partnership and its Subsidiaries that was not previously provided or made available to Parent prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(b) In addition to the obligations of the Partnership set forth in Section 7.3(a), the Partnership will promptly (and in no event later than 24 hours after receipt) (i) advise Parent in writing of any Alternative Proposal (and any changes thereto) and the material terms and conditions of any such Alternative Proposal, including the identity of such Person making such Alternative Proposal, and (ii) provide Parent with copies of all written proposals or draft agreements received by the Partnership or any Representative of the Partnership setting forth the terms and conditions of, or otherwise relating to, such Alternative Proposal. The Partnership will keep Parent reasonably informed of material developments with respect to any such Alternative Proposal, offers, inquiries or requests (and the Partnership shall promptly (and in no event later than 24 hours after receipt) provide Parent with copies of any additional written proposals received by the Partnership or that the Partnership has delivered to any third party making an Alternative Proposal relating to such Alternative Proposal) and of the status of any such discussions or negotiations. The Partnership Entities agree that neither Partnership Entity nor any of the Subsidiaries of the Partnership will enter into any agreement with any person subsequent to the date of this Agreement that prohibits the Partnership from providing any information to Parent in accordance with this Section 7.3.

(c) Except as otherwise provided in this Section 7.3, the Partnership Board shall not: (i) (A) withdraw, modify or qualify in any manner adverse to Parent the Partnership Board Recommendation, (B) fail to include the Partnership Board Recommendation in the Proxy Statement or (C) publicly approve or recommend, or publicly propose to approve or recommend, any Alternative Proposal (any action described in this Section 7.3(c)(i) being referred to as a “Partnership Change in Recommendation”); (ii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, or allow the Partnership or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other similar contract or any tender or exchange offer providing for, with respect to, or in connection with, any Alternative Proposal; (iii) fail to announce publicly within ten Business Days after a tender offer or exchange offer relating to the Partnership Units shall have been commenced that the Partnership Board recommends rejection of such tender offer or exchange offer and reaffirming the Partnership Board Recommendation; or (iv) resolve, agree or publicly propose to, or permit the Partnership or any Representative of the Partnership to agree or publicly propose to take any of the actions referred to in this Section 7.3(c). For the avoidance of doubt, a public statement that describes the Partnership’s receipt of an Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed a Partnership Change in Recommendation.

(d) Notwithstanding the foregoing, if (i) the Partnership receives a written Alternative Proposal (and such proposal is not withdrawn) that the Partnership Board believes is bona fide, (ii) such Acquisition Proposal did not result from a breach of this Section 7.3 and (iii) the Partnership Board determines, after consultation with its financial advisors and outside legal counsel, that such Alternative Proposal constitutes a Superior Proposal, then the Partnership Board may at any time prior to obtaining the Partnership Unitholder Approval, terminate this Agreement and pay Parent a Termination Fee or effect a Partnership Change in Recommendation; provided, however, that the Partnership Board may not take such action pursuant to the foregoing unless:

(i) the Partnership has provided prior written notice to Parent specifying in reasonable detail the reasons for such action (including a description of the material terms of such Superior Proposal and delivering to Parent a copy of any current draft of any proposed definitive agreement providing for the Alternative Proposal for such Superior Proposal in the form to be entered into and any other relevant proposed transaction agreements) at least two Business Days in advance of its intention to take such action with respect to a Partnership Change in Recommendation, unless at the time such notice is otherwise required to be given there are less than two Business Days prior to the Partnership Meeting, in which case the Partnership will provide as much notice as is reasonably practicable (the period inclusive of all such days, the “Notice Period”) (it being understood and agreed that any material amendment to the terms of a Superior Proposal shall require a new notice pursuant to this Section 7.3(d)(i) and a new Notice Period); and

(ii) during the Notice Period, the Partnership has negotiated with Parent in good faith (to the extent Parent desires to negotiate) regarding any revisions to or adjustments in the terms and conditions of this Agreement proposed by Parent.

(e) Notwithstanding anything in this Agreement to the contrary, the Partnership Board is permitted, at any time prior to obtaining the Partnership Unitholder Approval, other than in connection with an Alternative Proposal, to make a Partnership Change in Recommendation in response to an Intervening Event, but only if (i) prior to taking any such action, the Partnership Board determines in good faith, after consultation with and considering the advice of the Partnership’s outside legal counsel, that failure to take such action would be inconsistent with its duties under applicable Delaware law, the Existing Partnership Agreement or the Partnership GP LLC Agreement, (ii) the Partnership has given at least three Business Days’ advance written notice to Parent that the Partnership Board intends to take such action (which notice shall specify in reasonable detail the reasons for such action) and (iii) during such period the Partnership has negotiated with Parent in good faith (to the extent Parent desires to negotiate) regarding any revisions to or adjustments in the terms and conditions of this Agreement proposed by Parent. If after compliance with the foregoing clauses (i) – (iii) the Partnership Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to make a Partnership Change in Recommendation would be inconsistent with its duties under applicable Delaware law, the Existing Partnership Agreement or the Partnership GP LLC Agreement, then the Partnership Board may, at any time prior to obtaining the Partnership Unitholder Approval, effect a Partnership Change in Recommendation. An “Intervening Event” means a material event, circumstance, state of facts, occurrence, development or change that did not exist or was not known to the Partnership Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable by the Partnership Board as of the date of this Agreement), which event, circumstance, state of facts, occurrence, development or change, or any material consequences thereof, becomes known to the Partnership

Board prior to the receipt of the Partnership Unitholder Approval; provided, however, that (A) in no event shall the receipt, existence, potential for or terms of an Alternative Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event and (B) if the Intervening Event relates to a change, event, development, circumstance, condition, occurrence or effect involving the Partnership, then none of the following changes, events, developments, circumstances, conditions, occurrences or effects shall constitute an Intervening Event: (1) changes in the general economic, financial, credit or securities markets, including prevailing interest rates or currency rates, or regulatory or political conditions and changes in oil, natural gas, condensate or natural gas liquids prices or prices of other commodities, including changes in price differentials; (2) changes in general economic conditions in the (v) oil and gas exploration and production industry, (w) natural gas gathering, compressing, treating, processing and transportation industry generally, (x) the natural gas liquids fractionating and transportation industry generally, (y) the crude oil and condensate logistics and marketing industry generally, and (z) the natural gas marketing and trading industry generally; (3) the announcement or pendency of this Agreement (including, for the avoidance of doubt, performance of obligations under this Agreement); and (4) changes in any Laws or regulations applicable to the Partnership or the industries in which the Partnership or Parent operate or applicable accounting regulations or the interpretations thereof.

(f) Nothing contained in this Agreement will prevent the Partnership or the Partnership Board from taking and disclosing to the Partnership Unitholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) or from making any legally required disclosure to Partnership Unitholders. Any “stop-look-and-listen” communication by the Partnership or the Partnership Board to the Partnership Unitholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any similar communication to the Partnership Unitholders) will not be considered a failure to make, or a withdrawal, modification or change in any manner adverse to Parent of, all or a portion of the Partnership Board Recommendation.

(g) The Partnership agrees that it will not release or permit the release of a Person from, or amend, waive or permit the amendment or waiver of any provisions of, any “standstill” or similar agreement or provision to which the Partnership is or becomes a party or under which the Partnership has any rights, and will use its commercially reasonable efforts to enforce such agreement or provision at the request of Parent.

(h) The Partnership acknowledges and agrees that any action inconsistent with any provision set forth in this Section 7.3 that is taken by a Representative of the Partnership that, if taken by the Partnership would have been a material breach of this Section 7.3, shall be deemed to constitute a breach of such provision by the Partnership.

(i) For purposes of this Agreement:

(i) “Alternative Proposal” means any proposal or offer from any Person or “group” (as defined in Section 13(d) of the Exchange Act) other than Parent and its Subsidiaries, relating to any (A) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of assets of the Partnership equal to 20% or more of the consolidated assets of the Partnership or to which 20% or more of the Partnership’s revenues or earnings are attributable, (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the Partnership’s equity securities, (C) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of the Partnership’s equity securities or (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Partnership that is structured to permit such Person or group to acquire beneficial ownership of at least 20% of the Partnership’s consolidated assets or equity interests; in each case, other than the transactions contemplated hereby.

(ii) “Superior Proposal” means a written offer that was not solicited after the date of this Agreement and that was obtained after the date of this Agreement, (A) to acquire, directly or indirectly, (1) more than 50% of the outstanding equity securities of the Partnership or (2) more than 50% of the assets of the Partnership and its Subsidiaries, or (B) related to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transactions involving the Partnership, in each case made by a third party, which did not result from a material breach of Section 7.3, is on terms and conditions that the Partnership Board determines in good faith, after consultation with its financial advisors and outside legal counsel, to be more favorable to the Partnership Unitholders than the Merger, taking into account at the time of determination (a) relevant financial considerations, (b) the identity of the person making such offer, (c) the anticipated timing, conditions and prospects for completion of the transactions contemplated by such offer, (d) the other terms and conditions of such offer and the implications thereof on the Partnership, including relevant legal, regulatory and other aspects of such offer and (e) any changes to the terms of this Agreement that as of that time had been committed to by Parent in writing.

7.4 Access to Information; Confidentiality.

(a) Upon reasonable notice, each Party shall, and shall cause each of its Subsidiaries to afford to the Other Parties and their respective Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives. Each Party shall furnish promptly to the Other Parties (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such Party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the Other Parties may reasonably request (including information necessary to prepare the Proxy Statement and the Registration Statement). Without limiting the foregoing, the Partnership shall deliver or cause to be delivered to Parent (1) on a monthly basis reports specifying the capital expenditures, operating expenses, production and completed and in-progress activities of the Partnership and its Subsidiaries, together with a comparison to the relevant items in the Partnership’s 2015 budget, and (2) weekly operating reports, in each case, to the extent as prepared by the Partnership in the ordinary course of business consistent with past practice. Except for disclosures permitted by the terms of the Confidentiality Agreement, each Party and its Representatives shall hold information received from the Other Parties pursuant to this Section 7.4 in confidence in accordance with the terms of the Confidentiality Agreement.

(b) This Section 7.4 shall not require any Party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such Party would reasonably be expected to result in (i) any violation of any contract or Law to which such Party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such Party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such Party’s good faith judgment (after consultation with counsel, which may be in-house counsel) adversely affect in any material respect such Party’s position in any pending or, what such Party believes in good faith (after consultation with counsel, which may be in-house counsel) could be, future litigation or (ii) if such Party or any of its Subsidiaries, on the one hand, and the Other Parties or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the Parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (1) would not (in the good faith belief of the Party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (2) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of the Other Parties shall be provided access to such information; provided, further, that the Party being requested to disclose the information shall (x) notify the Other Parties that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (y) communicate to the Other Parties in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 7.4(b)) and (z) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c) Prior to and after the Closing, GP Sellers and their Affiliates shall provide Parent access to the personnel, books, work papers and records of GP Sellers and their Affiliates relating to Partnership GP, the Partnership and its Subsidiaries to the extent reasonably necessary to enable Parent to prepare financial statements of Partnership GP, the Partnership and its Subsidiaries in such form and covering such periods as may be required by any applicable securities Laws to be filed with the SEC. Furthermore, GP Sellers and their Affiliates shall use their commercially reasonable efforts to cause the independent public accountants of Partnership GP, the Partnership and its Subsidiaries to provide any consent necessary to the filing of such financial statements with the SEC and to provide such customary representation letters as are necessary in connection therewith. All of the financial statements, reports, opinions and related activities to be prepared, provided, delivered, made available or undertaken pursuant to this Section 7.4(c) shall be prepared, provided, delivered, made available and undertaken at the sole cost and expense of Parent.

(d) For a period of three years following the Closing, GP Sellers and their Affiliates shall retain all books, records, information and documents in possession of GP Sellers and their Affiliates that are necessary to prepare and audit financial statements with respect to the assets and liabilities of, or otherwise relating to, Partnership GP, the Partnership and its Subsidiaries, except to the extent originals or copies thereof are transferred to Parent in connection with Closing.

7.5 Public Statements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Partnership. Parent and the Partnership will not, and each of the foregoing will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the transactions contemplated hereby, without the prior written approval of the Parties; provided, however, that a Party or its Representatives may issue a public announcement or other public disclosures required by Law or the rules of any stock exchange upon which such Party’s or its Parent entity’s capital stock is traded, provided such Party uses reasonable best efforts to afford the Other Parties an opportunity to first review the content of the proposed disclosure and provide reasonable comment regarding same; provided, however, that this Section 7.5 shall not be deemed to restrict in any manner the Partnership’s ability to communicate with its employees and that the Partnership shall not be required by this Section 7.5 to consult with any Other Party with respect to a public announcement in connection with the receipt and existence of an Alternative Proposal and matters related thereto or a Partnership Change in Recommendation, subject to the obligations set forth in Section 7.3.

7.6 Confidentiality.  The obligations of Parent and the Partnership under the Confidentiality Agreement shall remain in full force and effect and all information provided to any Party hereto or its Representatives pursuant to or in connection with this Agreement is deemed to be “Confidential Information” as defined in the Confidentiality Agreement; provided, however, that nothing in the Confidentiality Agreement shall be deemed to restrict the performance by the Partnership or Parent of their respective obligations under this Agreement, and in the case of any conflict between the terms of this Agreement and the terms of the Confidentiality Agreement the terms of this Agreement shall control.

7.7 Takeover Laws.  Neither the Partnership nor Parent will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from the Takeover Laws of any state that purport to apply to this Agreement or the transactions contemplated hereby.

7.8 New Common Units Listed.  Parent will use its commercially reasonable efforts to list, prior to the Closing, on the NASDAQ Global Select Market, upon official notice of issuance, the New Common Units.

7.9 Third-Party Approvals.

(a) Subject to the terms and conditions of this Agreement, Parent and the Partnership and their respective Subsidiaries will cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings, to obtain all permits, consents, approvals and authorizations of all Governmental Authorities and third parties necessary to consummate the transactions contemplated by this Agreement and to comply with the terms and conditions of such permits, consents, approvals and authorizations and to cause the Transactions to be consummated as expeditiously as practicable. Each of Parent and the Partnership has the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authorities in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the Parties hereto agrees to act reasonably and promptly. Each Party hereto agrees that it will consult with the Other Parties with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement, and each Party will keep the Other Parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Each of Parent and the Partnership agrees, upon request, to furnish the Other Parties with all information concerning itself, its Subsidiaries, directors, officers and unitholders and such other matters as may reasonably be necessary or advisable in connection with the Proxy Statement, the Registration Statement or any filing, notice or application made by or on behalf of such Other Parties or any of such Other Party’s Subsidiaries to any Governmental Authority in connection with the transactions contemplated hereby.

(c) This Section 7.9 shall not apply to (i) approval under Antitrust Laws or (ii) approval of the SEC of the Registration Statement and Proxy Statement.

7.10 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any director, officer, trustee, employee, agent, or fiduciary may have under any employment or indemnification agreement or under the Existing Partnership Agreement, this Agreement or, if applicable, similar organizational documents or agreements of any of the Partnership’s Subsidiaries, from and after the Effective Time, Parent and the Surviving Entity, jointly and severally, will: (i) indemnify and hold harmless each person who is now, or has been or becomes at any time prior to the Effective Time, an officer, director or employee of Partnership GP, the Partnership or any of its Subsidiaries and also with respect to any such Person, in such Person’s capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (regardless of whether such other entity or enterprise is affiliated with the Partnership) serving at the request of or on behalf of Partnership GP, the Partnership or any of its Subsidiaries and together with such Person’s heirs, executors or administrators (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law in connection with any Claim or Action and any losses, claims, damages, liabilities, costs, Indemnification Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) resulting therefrom; and (ii) promptly pay on behalf of or, within 15 days after any request for advancement, advance to each of the Indemnified Parties, any Indemnification Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim or Action in advance of the final disposition of such Claim or Action, including payment on behalf of or advancement to the Indemnified Party of any Indemnification Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification or advancement, in each case without the requirement of any bond or other security. The indemnification and advancement obligations of Parent and the Surviving Entity pursuant to this Section 7.10(a) extend to acts or omissions occurring at or before the Effective Time and any Claim or Action relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger and the transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim or Action relating thereto), and all rights to indemnification and advancement conferred hereunder continue as to any Indemnified Party who has ceased to be a director or officer of Partnership GP, the Partnership or any of its Subsidiaries after the date of this Agreement and inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.10: (x) the term “Claim” means any threatened, asserted, pending or completed action or proceeding, whether instituted by any Party hereto, any Governmental Authority or any other person, that any Indemnified Party in good faith believes might lead to the institution of any action or proceeding, whether civil, criminal, administrative, investigative or other, including any arbitration or other alternative dispute resolution mechanism (“Action”), arising out of or pertaining to matters that relate to such Indemnified Party’s duties or service as a director, officer, employee, member, trustee or other fiduciary of Partnership GP, the Partnership or of any of its Subsidiaries or as a trustee of (or in a similar capacity with) any compensation and benefit plan of any thereof; (y) the term “Indemnification Expenses” means documented out of pocket attorneys’ fees and expenses and all other reasonable and documented out of pocket costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim for which indemnification is sought pursuant to this Section 7.10(a), including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party; and (z) the phrase “to the fullest extent authorized or permitted by applicable Law” includes, but is not limited to (1) to the fullest extent authorized or permitted by any provision of the DRULPA and the DLLCA that authorizes or permits additional indemnification by agreement or otherwise, or the corresponding provision of any amendment to or replacement of the DRULPA and the DLLCA and (2) to the fullest extent authorized or permitted by any amendments to or replacements of the DRULPA and the DLLCA adopted after the date of this Agreement that increase the extent to which an entity may indemnify its directors, officers, trustees, employees, agents, or fiduciaries or persons serving in any capacity in which any Indemnified Party serves, provided that any amendment, alteration or repeal of the DRULPA or the DLLCA that adversely affects any right of any Indemnified Party will be prospective only and does not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal. Neither Parent nor the Surviving Entity will settle, compromise or consent to the entry of any judgment in any actual or threatened Claim or Action in respect of which indemnification has been or could be sought by such Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or Action without admission or finding of wrongdoing, or such Indemnified Party otherwise consents thereto.

(b) Without limiting the foregoing, Parent and Merger Sub agree that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the Indemnitees as provided in the Existing Partnership Agreement (or, as applicable, the charter, bylaws, partnership agreement, limited liability company agreement, or other organizational documents of any of Partnership GP or the Partnership’s Subsidiaries) and indemnification agreements of Partnership GP, the Partnership or any of its Subsidiaries will be assumed by the Surviving Entity and Parent in the Merger, without further action, at the Effective Time and will survive the Merger and continue in full force and effect in accordance with their terms.

(c) For a period of six years from the Effective Time, the Existing Partnership Agreement and the organizational documents of the Partnership’s Subsidiaries will contain provisions no less favorable with respect to indemnification, advancement of expenses, exculpation and limitations on liability of directors and officers than are set forth in the Existing Partnership Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were Indemnified Parties, unless such modification is required by Law and then only to the minimum extent required by Law; provided, however, that any such modification shall be prospective only and shall not limit or eliminate any such right with respect to any Claim or Action involving any occurrence or alleged occurrence of any action or omission to act that took place prior to modification; and provided further that all rights to indemnification in respect of any Action pending or asserted or any Claim made within such period continue until the disposition of such Action or resolution of such Claim.

(d) For a period of six years from the Effective Time, Parent will maintain in effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Effective Time, but Parent is not required to pay annual premiums in excess of 300% of the last annual premiums paid therefor prior to the date of this Agreement (the “Maximum Amount”) and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 7.10(d) would cost in excess of that amount. If Parent elects, then Parent may, on or prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Parties in their capacity as such; provided that in no event shall the cost of such policy, if purchased by the Partnership, exceed six times the Maximum Amount and, if such a “tail policy” is purchased, neither Parent nor the Surviving Entity shall have any further obligations under this Section 7.10(d).

(e) If Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation, partnership or other entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Parent or the Surviving Entity assume the obligations set forth in this Section 7.10.

(f) Parent will cause the Surviving Entity to perform all of the obligations of the Surviving Entity under this Section 7.10.

(g) This Section 7.10 survives the consummation of the Transactions and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and the Indemnitees and their respective heirs and personal representatives, and will be binding on Parent, the Surviving Entity and their respective successors and assigns.

7.11 Notification of Certain Matters.  The Partnership shall give prompt notice to Parent, and Parent shall give prompt notice to the Partnership, to the extent in each case it obtains Knowledge thereof, of (a) any notice or other communication received by such Party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such Party to obtain such consent is reasonably likely to be material to the Partnership or Parent, (b) any actions, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such Party or any of its Subsidiaries and that relate to the Transactions and (c) any material failure of such Party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby that would result in the failure to be satisfied of any of the conditions to the Closing in Article VIII; provided that, in the case of clause (c), the failure to comply with this Section 7.11 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VIII, or give rise to any right to terminate this Agreement under Article IX, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

7.12 Section 16 Matters.  Prior to the Effective Time, Parent and the Partnership will take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of Partnership Common Units (including derivative securities with respect to Partnership Common Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Partnership, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

7.13 Distributions.  Each of the Partnership and Parent will consult with the Other Party regarding the declaration and payment of distributions in respect of Partnership Common Units, the Parent Common Units, Parent Class B Units, and Parent Preferred Units occurring after the date of this Agreement, and the record and payment dates relating thereto, to ensure that no Partnership Unitholder receives two distributions, or fails to receive one distribution, for any single calendar month or quarter, as applicable, with respect to either (a) the Partnership Common Units or (b) the Parent Common Units any such Partnership Unitholder will receive in exchange for Partnership Common Units pursuant to the Merger.

7.14 Transaction Litigation.  The Partnership shall give Parent the opportunity to participate in the defense or settlement of any security holder litigation against the Partnership, Partnership GP or its respective directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. The Partnership GP and the Partnership shall cooperate, the Partnership shall cause each of its Subsidiaries to cooperate, and each of the Partnership GP and the Partnership shall use reasonable commercial efforts to cause their respective Representatives to cooperate, in the defense against such litigation.

7.15 Financing Cooperation.  Prior to the Effective Time, the Partnership Entities shall, and shall cause their respective Subsidiaries and their respective Representatives to, at Parent’s sole cost and expense, provide all cooperation that is reasonably necessary, proper or advisable in connection with any financing by Parent or any of its Subsidiaries in connection with the Transactions as may be reasonably requested by Parent or its Representatives. Without limiting the generality of the foregoing, the Partnership Entities shall, and shall cause their respective Subsidiaries and use commercially reasonable efforts to cause their respective Representatives to, (i) furnish, as promptly as practicable, the report of the Partnership’s auditor on the most recently available audited consolidated financial statements of the Partnership and its Subsidiaries and use its commercially reasonable efforts to obtain the consent of such auditor to the use of such report in accordance with normal custom and practice, and use commercially reasonable efforts to cause such auditor to provide customary comfort letters (providing “negative assurance” comfort) and drafts thereof to the underwriters, administrative agent, lenders, initial purchasers or placement agents, as applicable, in connection with such financing by Parent; (ii) use commercially reasonable efforts to furnish, as promptly as practicable, financial statements and other financial data of the Partnership as would be required by Regulation S-X and Regulation S-K promulgated under the Securities Act for a registered public offering to consummate any offering(s) of securities contemplated by such financing; (iii) provide reasonable and customary assistance in the preparation of one or more confidential information memoranda, prospectuses, offering memoranda, private placement memoranda and other marketing and syndication materials (including the provision of authorization letters and a representation with respect to the presence or absence of material non-public information) reasonably requested by Parent, including by making available, at reasonable times and on reasonable advance notice, employees and advisors of the Partnership Entities; (iv) in a reasonable number of meetings, lender presentations, due diligence sessions, drafting sessions and road shows, in each case, upon reasonable advance notice and at mutually agreed times; (v) assisting Parent in connection with the preparation and registration of (but not executing) any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or documents as may be reasonably requested by Parent or the Financing Sources or otherwise reasonably facilitating the pledging of collateral in connection with the financing of the Transactions (provided that such documents will not take effect until the Effective Time); (vi) using commercially reasonable efforts to ensure that any syndication efforts benefit from existing lending and investment banking relationships; and (vii) providing all customary documentation and other information about the Partnership, the

Partnership GP and their respective Subsidiaries requested by Parent or the Financing Sources in connection with the financing of the Transactions and required under applicable “know your customer” sanctions and anti-money-laundering rules and regulations; provided that (x) none of the Partnership or any of its Subsidiaries shall be required to pay any commitment or other fee or incur any other liability or obligation in connection with such financing or to take any action that would be prohibited by any applicable Law or cause a default of, or breach under, or otherwise violate any Partnership Material Agreement, in each case except for any payment, incurrence or action that is conditioned upon, and shall not take effect until, the Effective Time, (y) no obligations of the Partnership or any of its Subsidiaries under any certificate, opinion, contract, indenture or other document or instrument delivered pursuant to this Section 7.15 shall be effective until the Effective Time, and none of the Partnership or any of its Subsidiaries shall be required to take any action pursuant to this Section 7.15 under any certificate, opinion, contract, indenture or other document or instrument that is not contingent upon the Closing or that would be effective prior to the Effective Time and (z) none of the Partnership or its senior officers shall be required to engage in any action that would interfere unreasonably with the business of the Partnership and its Subsidiaries. Parent shall indemnify and hold harmless the Partnership and its Subsidiaries, Partnership GP and their respective Representatives from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of any financing by Parent or any of its Subsidiaries in connection with the Transactions and any information utilized in connection therewith except (A) with respect to information supplied by the Partnership, its Subsidiaries and Representatives specifically for inclusion or incorporation by reference therein and/or (B) to the extent such losses and damages arise from the willful misconduct of the Partnership’s or any of its Subsidiaries’ Representatives.

ARTICLE VIII
CONDITIONS TO CONSUMMATION OF THE TRANSACTIONS

8.1 Mutual Closing Conditions.  The obligations of each of the Parties to consummate the Transactions are conditioned upon the satisfaction at or prior to the Closing (or waiver by both the Partnership and Parent) of each of the following:

(a) The Partnership Unitholder Approval has been obtained at the Partnership Meeting or an adjournment thereof.

(b) All applicable waiting periods under the HSR Act have expired or been terminated.

(c) No Law, order, judgment or injunction (whether preliminary or permanent) issued, enacted, promulgated, entered or enforced by a court of competent jurisdiction or other Governmental Authority restraining, prohibiting or rendering illegal the consummation of the transactions contemplated by this Agreement (brought by a third party) is in effect.

(d) The Registration Statement has become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC.

(e) The New Common Units deliverable to the holders of Partnership Common Units (including Partnership Restricted Units) and GP Sellers as contemplated by this Agreement have been approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance.

8.2 Additional GP Seller and Partnership Conditions to Closing.  The obligation of GP Sellers and the Partnership to consummate the Transactions is further conditioned upon satisfaction (or waiver by GP Sellers or the Partnership) at or prior to the Closing of each of the following:

(a) The representations and warranties of Parent contained in (i) this Agreement (other than in Section 6.2(a) and Section 6.10(a)) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) Section 6.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 6.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Parent Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) The Partnership has received a certificate signed by the Chief Executive Officer of Parent, dated as of the Closing Date, to the effect set forth in Section 8.2(a) and Section 8.2(b).

(d) The Partnership has received opinions of Andrews Kurth LLP dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that for U.S. federal income tax purposes:

(i) except to the extent any cash received in lieu of fractional Parent Common Units pursuant to Section 2.1(e) or Section 3.3(d) is treated as proceeds from a Disguised Sale or is otherwise taxable, the Partnership will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code);

(ii) except to the extent any cash received in lieu of fractional Parent Common Units pursuant to Section 2.1(e) or Section 3.3(d) is treated as proceeds from a Disguised Sale or is otherwise taxable, holders of Partnership Common Units will not recognize any income or gain as a result of the Merger (other than any gain resulting from any actual or constructive distribution of cash, including as a result of any decrease in partnership liabilities pursuant to Section 752 of the Code); provided that such opinion shall not extend to any holder who acquired Common Units from the Partnership in exchange for property other than cash; and

(iii) at least 90% of the gross income of the Partnership for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In rendering such opinions, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and the Partnership and any of their respective Affiliates as to such matters as such counsel may reasonably request.

(e) The Partnership, Partnership GP, Management, LRR A, LRR B and LRR C have received a counterpart of the Termination and Continuing Obligations Agreement, duly executed by Parent.

8.3 Additional Parent Conditions to Closing.  The obligation of Parent to consummate the Transactions is further conditioned upon satisfaction (or waiver by Parent) at or prior to the Closing of each of the following:

(a) The representations and warranties of the Partnership Entities contained in (i) this Agreement (other than in Section 5.2(a) and Section 5.10(a)) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Partnership Material Adverse Effect” set forth in any individual such representation or warranty) would not reasonably be expected to have, individually or in the aggregate, a Partnership Material Adverse Effect, (ii) Section 5.2(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except for any de minimis inaccuracies, and (iii) Section 5.10(a) are true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such time.

(b) Each and all of the agreements and covenants of the Partnership Entities to be performed and complied with pursuant to this Agreement on or prior to the Effective Time have been duly performed and complied with in all material respects.

(c) Parent has received a certificate signed by the Chief Executive Officer of the Partnership GP, dated the Closing Date, to the effect set forth in Section 8.3(a) and Section 8.3(b).

(d) Parent has received an opinion from Paul Hastings LLP dated as of the Closing Date, and based on facts, representations, assumptions and exclusions set forth or referred to in such opinion, to the effect that for U.S. federal income tax purposes,

(i) no Parent Entity will recognize any income or gain as a result of the Transactions (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code);

(ii) no gain or loss will be recognized by holders of Parent Common Units as a result of the Transactions (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code); and

(iii) at least 90% of the combined gross income of each of Parent and the Partnership for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.

In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the Parent Entities and the Partnership and any of their respective Affiliates as to such matters as such counsel may reasonably request.

(e) Parent has received the written resignation of each member of the Partnership Board and each officer of Partnership GP, dated to be effective as of the Effective Time.

(f) Parent has received an assignment and assumption agreement in a form to be mutually agreed by GP Sellers and Parent, evidencing the assignment, transfer and delivery to Parent of all of the GP Membership Interests, duly executed by each GP Seller (the “GP Assignment”).

(g) Parent has received a counterpart of the Termination and Continuing Obligations Agreement, duly executed by the Partnership, Partnership GP, Management, LRR A, LRR B and LRR C, LRR GP, LLC, a Delaware limited liability company, and LRE Operating, LLC, a Delaware limited liability company.

ARTICLE IX
TERMINATION

9.1 Termination of Agreement.  This Agreement may be terminated prior to the Closing as follows:

(a) by the mutual written consent of the Partnership and Parent;

(b) by the Partnership or Parent if there is in effect a final nonappealable order of a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; provided that the right to terminate this Agreement under this Section 9.1(b) is not available to the Partnership, on the one hand, or Parent, on the other hand, if such order was primarily due to the failure of any Partnership Entity, on the one hand, or any of Parent or Merger Sub, on the other hand, to perform any of its obligations under this Agreement;

(c) by Parent if (i) any Partnership Entity has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) any representation or warranty of any Partnership Entity becomes untrue, and, with respect to either clause (i) or (ii) above, which breach, failure to perform or untruth if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Sections 8.3(a) or (b) to be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not become true) by the earlier of (x) the Outside Date or (y) within 30 days following receipt by the Partnership of notice of such breach, failure or untruth from Parent;

(d) by the Partnership if (i) Parent has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or (ii) any representation or warranty of Parent becomes untrue, and, with respect to either clause (i) or (ii) above, which breach, failure to perform or untruth if it was continuing as of the Closing Date would result in the failure of the conditions set forth in Sections 8.2(a) or (b) to be satisfied and such breach, failure to perform or untruth is incapable of being cured (or becoming true) or, if capable of being cured (or becoming true), is not cured (or does not become true) by the earlier of (x) the Outside Date or (y) within 30 days following receipt by Parent of notice of such breach, failure or untruth from the Partnership;

(e) by the Partnership or Parent if the Closing does not occur on or before December 31, 2015 (the “Outside Date”); provided that such failure of the Closing to occur is not due to the failure of such Party to perform and comply in all material respects with the covenants and agreements to be performed or complied with by such Party prior to the Closing;

(f) by the Partnership or Parent if, after the final adjournment of the Partnership Meeting at which a vote of the Partnership Unitholders has been taken in accordance with this Agreement, the Partnership Unitholder Approval has not been obtained;

(g) by Parent prior to final adjournment of the Partnership Meeting, if a Partnership Change in Recommendation has occurred; or

(h) by the Partnership, if this Agreement is terminated to enter into a definitive agreement relating to a Superior Proposal in accordance with Section 7.3, provided that the Partnership has complied with Section 9.4(d).

9.2 Procedure Upon Termination.  In the event of termination of this Agreement by Parent or the Partnership, or both, pursuant to Section 9.1, written notice thereof will forthwith be given to the Other Party or Parties, and this Agreement will terminate without further action by Parent or the Partnership.

9.3 Effect of Termination.  In the event that this Agreement is validly terminated as provided in Section 9.1, then each of the Parties will be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination will be without liability to Parent or the Partnership; provided, that the agreements and obligations of the Parties set forth in Section 7.6, this Section 9.3, Section 9.4 and Article X hereof will survive any such termination and are enforceable hereunder; provided further, that nothing in this Section 9.3 relieves any of Parent or the Partnership of any liability for fraud or any Willful Breach of any covenant or agreement contained herein occurring prior to termination, or as provided in the Confidentiality Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity (including, in the case of Parent, liability for damages based on the consideration that would have otherwise been payable to the holders of Partnership Units). “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a Party with the Knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement.

9.4 Fees and Expenses.

(a) In the event that (i) an Alternative Proposal is publicly submitted, publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the Partnership Meeting (or, if the Partnership Meeting has not occurred, prior to the termination of this Agreement pursuant to Section 9.1(e)), (ii) this Agreement is terminated by the Partnership or Parent pursuant to Section 9.1(c), Section 9.1(e) or Section 9.1(f), and (iii) the Partnership enters into a definitive agreement with respect to, or consummates, an Alternative Proposal within 12 months after the date this Agreement is terminated, then the Partnership will pay to Parent the Termination Fee, upon the earlier of the public announcement that the Partnership has entered into such definitive agreement or the consummation of any such transaction. For purposes of this Section 9.4(a), the term “Alternative Proposal” has the meaning assigned to such term in Section 7.3(i)(i), except that the references to “20% or more” are deemed to be references to “50% or more.”

(b) In the event this Agreement is terminated (i) by Parent pursuant to Section 9.1(c) or (ii) by the Partnership pursuant to Section 9.1(d), in each of cases (i) and (ii), the non-terminating party will pay the terminating party, within two Business Days after the date of termination, the terminating Party’s Expenses.

(c) In the event this Agreement is terminated by Parent pursuant to Section 9.1(g), then the Partnership will pay to Parent, within two Business Days after the date of termination, the Termination Fee.

(d) In the event this Agreement is terminated by the Partnership pursuant to Section 9.1(h), then the Partnership will immediately prior to or simultaneously with such termination pay to Parent the Termination Fee.

(e) Any payment of the Termination Fee or Expenses will be made in cash by wire transfer of same day funds to an account designated in writing by the recipient of such payment.

(f) Each of the Parties acknowledges that the provisions of this Section 9.4 are an integral part of the transactions contemplated hereby and that, without these agreements, the Other Party or Other Parties would not enter into this Agreement. The Parties agree that in the event that the Partnership pays the Termination Fee to Parent, the Partnership has no further liability to Parent of any kind in respect of this Agreement and the transactions contemplated hereby.

(g) As used herein, “Termination Fee” means a cash amount equal to $7,288,000.00.

(h) As used herein, “Expenses” means the reasonable and documented out of pocket attorneys’ fees and all other costs and expenses incurred and paid by or on behalf of the Partnership or Parent, as applicable, to any third party in connection with the review, evaluation, negotiation, documentation and performance of the Merger and the other transactions contemplated by this Agreement; provided that in no event shall the Expenses exceed $1,215,000.00.

(i) In no event shall Parent be entitled to more than one payment of the Termination Fee in connection with this Agreement pursuant to which the Termination Fee is payable, and if the Termination Fee is payable at such time as Parent has already received payment or concurrently receives payment from the Partnership in respect of Parent’s Expenses, the Termination Fee shall be reduced by the amount of such Expenses actually received by Parent.

(j) Except as otherwise provided in this Agreement, including in this Section 9.4(j), each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated by this Agreement; provided, that Parent and the Partnership shall each bear and pay one half of (i) the fees payable in connection with the filings required to be made under the HSR Act and (ii) the expenses incurred in connection with the filing, printing and mailing of the Registration Statement and Proxy Statement.

ARTICLE X
MISCELLANEOUS

10.1 Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Partnership Unitholder Approval, by written agreement of the Parties hereto, by action taken or authorized by their respective boards of directors; provided, however, that following receipt of the Partnership Unitholder Approval, there will be no amendment or change to the provisions of this Agreement that by Law would require further approval by the Partnership Unitholders without such approval. Notwithstanding the foregoing, in addition to any other approvals required by the Partnership’s or Partnership GP’s constituent documents or under this Agreement, any waivers by the Partnership or Partnership GP of, or any amendment, supplement, modification or change of any of the provisions of this Agreement other than the provisions in Article IV (except those relating to issuances of equity) must be approved by the Conflicts Committee prior to such action by the Partnership

Board or Partnership GP. Further, unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Partnership, the Partnership Board or Partnership GP is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Conflicts Committee.

10.2 Counterparts.  This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

10.3 Governing Law.  This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the application of any Law other than the Law of the State of Delaware.

10.4 Notices.  All notices and other communications hereunder will be in writing and deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the Parties at the following addresses (or at such other address for a Party as specified by like notice, provided, that notices of a change of address will be effective only upon receipt thereof):

(a)	If to Parent or Merger Sub, to:

Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057
Attention: Scott W. Smith, President and Chief Executive Officer
Facsimile: (832) 327-2260

With copies to (which does not constitute notice):

Paul Hastings LLP
600 Travis Street, 58th Floor
Houston, Texas 77002
Attention: James E. Vallee and Douglas V. Getten
Facsimile: (713) 353-3100
(b)	If to the Partnership or Partnership GP, to:

LRE GP, LLC
Heritage Plaza
1111 Bagby Street, Suite 4600
Houston, Texas 77002
Attention: Eric Mullins
Facsimile: (713) 292-9560

With copies to (which does not constitute notice):

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Jon W. Daly and Henry Havre
Facsimile: (713) 238-7492

(c)	If to the GP Sellers, to:

Heritage Plaza
1111 Bagby Street, Suite 4600
Houston, Texas 77002
Attention: Eric Mullins
Facsimile: (713) 292-9560

With copies to (which does not constitute notice):

274 Riverside Avenue
Westport, CT 06880
Attention: Kris Agarwal
Facsimile: (203) 293-2760

Notices will be deemed to have been received (a) on the date of receipt if (i) delivered by hand or overnight courier service or (ii) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified above or another number or numbers as such Person may subsequently designate by notice given hereunder) or (b) on the date five Business Days after dispatch by certified or registered mail.

10.5 Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the Parties without the prior written consent of the Other Parties, except that (a) Merger Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of Parent and (b) Parent may assign any of its rights (but not delegate any of its obligations) under this Agreement to one or more wholly owned Subsidiaries of Parent, but no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. Any purported assignment not permitted under this Section 10.5 shall be null and void.

10.6 Entire Understanding; No Third-Party Beneficiaries.  This Agreement, together with the Registration Rights Agreement, the Voting Agreement and the Confidentiality Agreement, constitutes the entire agreement and understanding of the Parties with respect to the matters therein and supersedes all prior agreements and understandings on such matters. The provisions of this Agreement are binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties hereto and their respective successors, except (a) as provided in Section 7.10 (which will be to the benefit of the Persons referred to in such Section), (b) following the Effective Time, the rights of holders of Partnership Common Units to receive the Merger Consideration and (c) as provided in Section 10.13 (which will be to the benefit of and enforceable by the Financing Sources).

10.7 Severability.  Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

10.8 Jurisdiction.

(a) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder shall be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The Parties agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(c) Each of the Parties agrees that it will not, and it will not permit any of its controlled Affiliates to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source or any Finance Related Party, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the financing or the performance thereof, in any forum other than the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan (and the Parties hereto agree to submit to the exclusive jurisdiction of, and venue in, such court in connection therewith), and that the provisions of Section 10.9 relating to waiver of jury trial shall apply to such action, cause of action, claim, cross-claim or third-party claim.

10.9 Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 10.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

10.10 No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties hereto and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or representative of any Party hereto has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

10.11 Specific Performance.  The Parties agree that irreparable damage would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 10.11 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) each Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each Party further agrees that no Party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

10.12 Survival.  Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing or the termination of this Agreement if this Agreement is terminated prior to the Closing; provided, however, that if the Closing occurs, the agreements of the Parties in Sections 3.3, 3.4, 3.5, 7.10, 7.14 and Article X will survive the Closing, and if this Agreement is terminated prior to the Closing, the agreements of the Parties in Sections 7.6 , 9.2, 9.3 and 9.4, and this Article X will survive such termination. The Confidentiality Agreement shall (a) survive termination of this Agreement in accordance with its terms and (b) terminate as of the Effective Time.

10.13 No Recourse to Financing Sources.  Notwithstanding anything herein to the contrary, the Partnership Entities agree, on behalf of themselves and each of their former, current or future officers, directors, managers, employees, members, partners, Partnership Unitholders, agents and other representatives and controlled Affiliates (the “Partnership Parties”) that Parent’s and Merger Sub’s financial institutions and their respective Affiliates (collectively “Financing Sources”), and each of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives and Affiliates, and each of their successors and assigns (collectively, “Finance Related Parties”) shall not be subject to any liability or claims to the Partnership Parties in connection with the financing of or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary in this Agreement, (a) no amendment or modification to Section 10.6(c), Section 10.8(c) or this Section 10.13 (or amendment or modification with respect to any related definitions as they affect Section 10.6(c), Section 10.8(c) or this Section 10.13) shall be effective without the prior written consent of each Financing Source (on behalf of themselves and the applicable Finance Related Parties) and (b) each Financing Source and Finance Related Party shall be an express third party beneficiary of, and shall have the right to enforce, the second paragraph of Section 10.6(c), Section 10.8(c) or this Section 10.13 and any other claims or actions against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the financing or the performance thereof. Each of the Parties hereto agrees that Section 10.3 notwithstanding, this Section 10.13 shall be interpreted and any action relating to this provision shall be governed by the laws of the State of New York.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

PARENT:

VANGUARD NATURAL RESOURCES, LLC

By:	/s/ Scott W. Smith Name: Scott W. Smith Title: President & CEO

MERGER SUB:

LIGHTHOUSE MERGER SUB, LLC

By:	/s/ Richard Robert Name: Richard Robert Title: Authorized Person

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first written above.

MANAGEMENT:

LIME ROCK MANAGEMENT LP

By:	Lime Rock Management GP, LLC, its general partner
By:	/s/ John T. Reynolds Name: John T. Reynolds Title: Manager

FUND ENTITIES:

LIME ROCK RESOURCES A, L.P.

By:	Lime Rock Resources GP, L.P., its general partner
By:	LRR GP, LLC, its general partner
By:	/s/ Eric Mullins Name: Eric Mullins Title: Co-Chief Executive Officer

LIME ROCK RESOURCES B, L.P.

By:	Lime Rock Resources GP, L.P., its general partner
By:	LRR GP, LLC, its general partner
By:	/s/ Eric Mullins Name: Eric Mullins Title: Co-Chief Executive Officer

LIME ROCK RESOURCES C, L.P.

By:	Lime Rock Resources GP, L.P., its general partner
By:	LRR GP, LLC, its general partner
By:	/s/ Eric Mullins Name: Eric Mullins Title: Co-Chief Executive Officer

LIME ROCK RESOURCES II-A, L.P.

By:	Lime Rock Resources II-A GP, LLC, its general partner
By:	Lime Rock Resources GP II, L.P., its sole member
By:	LRR GP II, LLC, its general partner
By:	/s/ Eric Mullins Name: Eric Mullins Title: Co-Chief Executive Officer

LIME ROCK RESOURCES II-C, L.P.

By:	Lime Rock Resources II-C GP, LLC, its general partner
By:	Lime Rock Resources GP II, L.P., its sole member
By:	LRR GP II, LLC, its general partner
By:	/s/ Eric Mullins Name: Eric Mullins Title: Co-Chief Executive Officer

PARTNERSHIP:

LRR ENERGY, L.P.

By:	LRE GP, LLC, its general partner
By:	/s/ Eric Mullins Name: Eric Mullins Title: Co-Chief Executive Officer

PARTNERSHIP GP:

LRE GP, LLC

By:	/s/ Eric Mullins Name: Eric Mullins Title: Co-Chief Executive Officer

AMENDED AND RESTATED VOTING AND SUPPORT AGREEMENT

This AMENDED AND RESTATED VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of May 21, 2015, by and among Vanguard Natural Resources, LLC, a Delaware limited liability company (“Parent”), each of Lime Rock Resources A, L.P., a Delaware limited partnership, Lime Rock Resources B, L.P., a Delaware limited partnership, and Lime Rock Resources C, L.P. a Delaware limited partnership (collectively, the “Unitholders” and each, a “Unitholder”), LRR Energy, L.P., a Delaware limited partnership (the “ Partnership”), LRE GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “Partnership GP”), and, solely for purposes of Section 3.2, Lime Rock Management LP, a Delaware limited partnership (“Management”), Lime Rock Resources II-A, L.P., a Delaware limited partnership (“LRR II-A”), and Lime Rock Resources II-C, L.P., a Delaware limited partnership (“LRR II-C,” and, together with Management and LRR II-A, the “Non-Fund I GP Sellers”). The parties to this Agreement are sometimes referred to herein collectively as the “parties,” and individually as a “party.” Capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement (as defined below).

WHEREAS, the parties to this Agreement entered into that certain Voting and Support Agreement, dated as of April 20, 2015 (the “Original Voting Agreement”), in connection with that certain Purchase Agreement and Plan of Merger, dated as of April 20, 2015 (the “Merger Agreement”), by and among Parent, Lighthouse Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”), the Unitholders, the Non-Fund I GP Sellers, the Partnership and the Partnership GP, pursuant to which, among other things, (i) Parent will purchase all of the outstanding membership interests in the Partnership GP and (ii) Merger Sub will be merged with and into the Partnership, with the Partnership surviving as a wholly owned, directly and indirectly, Subsidiary of Parent, all upon the terms of, and subject to the conditions set forth in, the Merger Agreement (the “Merger”);

WHEREAS, the Unitholders, collectively, own certain common units of the Partnership (the “Common Units”, together with any other partnership interests in the Partnership or Rights with respect thereto acquired (whether beneficially or of record) by the Unitholders after the date hereof and prior to the earlier of the Closing or the termination of all of the Unitholders’ obligations under this Agreement, including any partnership interests in the Partnership or Rights acquired by means of purchase, dividend or distribution, or issued upon the exercise of any options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);

WHEREAS, the approval of the Merger and the Merger Agreement by the affirmative vote or consent of the holders, as of the record date for the Partnership Meeting, of at least a majority of the Outstanding (as defined in the Existing Partnership Agreement) Partnership Common Units, voting as a class, is a condition to the consummation of the Merger; and

WHEREAS, as a condition to the willingness of the Parent Entities to enter into the Merger Agreement and as an inducement and in consideration therefor, the Unitholders, the Partnership and the Partnership GP entered into the Original Voting Agreement, and the parties to this Agreement desire to amend and restate the Original Voting Agreement in its entirety in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
VOTING;
GRANT AND APPOINTMENT OF PROXY

Section 1.1 Voting.  From and after the date hereof until the earlier of (x) the consummation of the Merger or (y) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earlier date, the “Expiration Date”), each Unitholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Partnership Unitholders, however called, or in connection with any written consent of the Partnership Unitholders, each Unitholder (in such capacity and not in any other capacity) will (i) appear at such meeting or otherwise cause all of the Securities owned by such Unitholder (whether beneficially or of record) to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Securities owned by such Unitholder (whether beneficially or of record):

(a) with respect to each meeting at which a vote of the Unitholders on the Merger is requested (a “Merger Proposal”), in favor of such Merger Proposal (and, in the event that such Merger Proposal is presented as more than one proposal, in favor of each proposal that is part of such Merger Proposal), and in favor of any other matter presented or proposed as to approval of the Merger or any part or aspect thereof or any other transactions or matters contemplated by the Merger Agreement;

(b) against any Alternative Proposal, without regard to the terms of such Alternative Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions or matters contemplated by the Merger Agreement;

(c) against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or the performance by such Unitholder of its obligations under this Agreement, including: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Partnership or any of its Subsidiaries; (ii) a sale, lease or transfer of a material amount of assets of the Partnership or any of its Subsidiaries (other than the Merger or any other transactions contemplated by the Merger Agreement) or a reorganization, recapitalization or liquidation of the Partnership or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Partnership GP, other than nominees to the board of directors of the Partnership GP who are serving as directors of the Partnership GP on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or distribution policy of the Partnership or any amendment or other change to the Partnership Certificate of Limited Partnership, the Existing Partnership Agreement or other organizational documents of the Partnership or its Subsidiaries, except if approved in writing by Parent or as otherwise expressly provided in the Merger Agreement; or (v) any other material change in the Partnership’s organizational structure or business, except if approved in writing by Parent or as otherwise expressly provided in the Merger Agreement;

(d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Partnership Entities contained in the Merger Agreement, or of any Unitholder contained in this Agreement; and

(e) in favor of any other matter necessary or desirable to the consummation of the transactions contemplated by the Merger Agreement, including the Merger (clauses (a) through (e) of this Section 1.1, the “Required Votes”).

Section 1.2 Grant of Irrevocable Proxy; Appointment of Proxy.

(a) From and after the date hereof until the Expiration Date, each Unitholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof as such Unitholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Unitholder, to vote or cause to be voted (including by proxy or written consent, if applicable) its Securities in accordance with the Required Votes.

(b) Each Unitholder hereby represents that any proxies heretofore given in respect of the Securities, if any, are revocable, and hereby revokes such proxies.

(c) Each Unitholder hereby affirms that the irrevocable proxy set forth in this Section 1.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Unitholder under this Agreement. Each Unitholder hereby further affirms that the irrevocable proxy set forth in this Section 1.2 is coupled with an interest and, except upon the occurrence of the Expiration Date, is intended to be irrevocable. Each Unitholder agrees, until the Expiration Date, to vote its Securities in accordance with Section 1.1(a) through Section 1.1(e) above as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement.

Section 1.3 Restrictions on Transfers.  Each Unitholder hereby agrees that, from the date hereof until the Expiration Date, it shall not, directly or indirectly, except in connection with the consummation of the Merger, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or other disposition of (by merger, by testamentary disposition, by operation of Law or otherwise), any Securities, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy, consent or power of attorney with respect thereto other than, and that is inconsistent with, this Agreement, or (c) agree (regardless of whether in writing) to take any of the actions referred to in the foregoing clause (a) or (b); provided, however, that, prior to the Expiration Date, each Unitholder may sell an amount of Securities up to fifteen percent (15%) of the Securities which such Unitholder holds on the date of this Agreement.

Section 1.4 Partnership Change in Recommendation.  Notwithstanding anything to the contrary in this Agreement, if at any time following the date hereof and prior to the Expiration Date there occurs a Partnership Change in Recommendation pursuant to Section 7.3(c) of the Merger Agreement, then the obligations of the Unitholders set forth in Section 1.1 and the irrevocable proxy and power of attorney in Section 1.2 shall be of no force and effect. Notwithstanding anything to the contrary in this Section 1.4, the restrictions set forth in Section 1.3 shall continue to apply with respect to the Securities until the Expiration Date.

ARTICLE II
NO SOLICITATION

Section 2.1 Restricted Activities.  Prior to the Expiration Date, no Unitholder shall, and each Unitholder shall cause its Affiliates and Representatives not to, directly or indirectly, (a) initiate, solicit, knowingly encourage or knowingly facilitate any inquiry, proposal or offer that would reasonably be expected to lead to an Alternative Proposal, (b) enter into or participate in any discussions or negotiations regarding, or furnish to any Person any non-public information with respect to, or that could reasonably be expected to lead to, any Alternative Proposal, (c) take any action to release or permit the release of any Person from, or amend, waive or permit the amendment or waiver of any provision of, any “standstill” or similar agreement or provision to which the Partnership is or becomes a party or under which the Partnership has any rights, or (d) resolve or agree to do any of the foregoing (the activities specified in clauses (a) through (d) being hereinafter referred to as the “Restricted Activities”). For the purposes of this Agreement, “Representatives” means, with respect to any Person, the officers, directors, employees, agents, advisors and other representatives of such Person (in each case, acting in their capacity as such to such Person).

Section 2.2 Notification.  Each Unitholder shall, and shall cause its Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an Alternative Proposal. From and after the date hereof until the Expiration Date, each Unitholder will promptly (and in no event later than 24 hours after receipt) (a) advise Parent in writing of any Alternative Proposal (and any changes thereto) it receives in its capacity as a Partnership Unitholder and the material terms and conditions of any such Alternative Proposal, including the identity of such Person making such Alternative Proposal, and (b) provide Parent with copies of all written proposals or draft agreements received by such Unitholder in its capacity as a Partnership Unitholder setting forth the terms and conditions of, or otherwise relating to, such Alternative Proposal. Each Unitholder will keep Parent reasonably informed of all material developments with respect to the status and terms of any such Alternative Proposal, offers, inquiries or requests (and such Unitholder shall promptly provide Parent with copies of any additional written proposals received by such Unitholder in its capacity as a Partnership Unitholder or that such Unitholder has delivered to any third party making an Alternative Proposal relating to such Alternative Proposal) and of the status of any such discussions or negotiations. Each Unitholder agrees not to enter into any agreement with any Person subsequent to the date of this Agreement and prior to the Expiration Date that prohibits such Unitholder from providing any information to Parent in accordance with this Section 2.2. This Section 2.2 shall not apply to any Alternative Proposal received by the Partnership.

Section 2.3 Capacity.  Each Unitholder is signing this Agreement solely in its capacity as a Partnership Unitholder, and nothing contained herein shall in any way limit or affect any actions taken by any Representative of such Unitholder in his or her capacity as a director, officer or employee of the Partnership GP, and no action taken in any such capacity as a director, officer or employee shall be deemed to constitute a breach of this Agreement.

Section 2.4 Non-Solicitation.

(a) During the period beginning on the Effective Time and ending on the second anniversary of the Closing Date (the “Restricted Period”), the Unitholders shall not, and shall cause their respective controlled Affiliates not to, without the prior written consent of Parent, anywhere in North America, directly or indirectly, hire, engage, or solicit for employment (or engagement as a consultant) any Person employed by or on behalf of Parent or its Subsidiaries, or encourage or induce or attempt to encourage or induce any such Person to leave such employment or engagement; provided, however, that the foregoing provision shall not prevent the Unitholders or any of their controlled Affiliates from employing any such Person who (i) contacts any of the Unitholders or any of their controlled Affiliates at his or her own initiative without any prior solicitation or contact by or encouragement from the Unitholders or any of their controlled Affiliates, (ii) responds to a mass media solicitation or advertisement that is not directed at such Person or (iii) has not been employed by Parent or any of its Affiliates for a period of three months, other than as a result of an action of the Unitholders or any controlled Affiliate of any of the Unitholders that otherwise would be prohibited hereby. For the avoidance of doubt, Lime Rock Partners III, L.P., Lime Rock Partners IV, L.P., Lime Rock Partners V, L.P., Lime Rock Partners VI, L.P., Lime Rock Partners VII, L.P. (collectively, “Lime Rock Partners”), Lime Rock Management LP and any portfolio companies of Lime Rock Partners are not controlled Affiliates of the Unitholders.

(b) During the Restricted Period, Parent shall not, and shall cause its controlled Affiliates not to, without the prior written consent of the applicable Unitholder, anywhere in North America, directly or indirectly, hire, engage, or solicit for employment (or engagement as a consultant) any Person employed by or on behalf of the Unitholders or their Affiliates as of immediately following the Closing, or encourage or induce or attempt to encourage or induce any such Person to leave such employment or engagement; provided, however, that the foregoing provision shall not prevent Parent or any of its Affiliates from employing any such Person who (i) contacts Parent or any of its Affiliates at his or her own initiative without any prior solicitation or contact by or encouragement from Parent or any of its Affiliates, (ii) responds to a mass media solicitation or advertisement that is not directed at such Person or (iii) has not been employed by the Unitholders or any of their Affiliates for a period of three months, other than as a result of an action of Parent or any of its Affiliates that otherwise would be prohibited hereby.

(c) The parties hereto acknowledge and agree that Parent and its Affiliates, successors and assigns, in the case of Section 2.4(a), and the Unitholders and each of their Affiliates, successors, and assigns, in the case of Section 2.4(b), would suffer irreparable harm from a breach of Section 2.4(a) or Section 2.4(b), respectively, by any Unitholder or Parent or their respective controlled Affiliates, as applicable, and that money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of this Section 2.4, (i) Parent and each of its Affiliates or their respective successors and assigns, in the case of a breach of Section 2.4(a), and (ii) the Unitholders and each of their Affiliates or their respective successors and assigns, in the case of a breach of Section 2.4(b), in each case of the foregoing clauses (i) and (ii), in addition to other rights and remedies available at Law or in equity, shall be entitled to specific performance, injunctive, and other equitable relief in order to enforce or prevent any breach of the provisions of this Section 2.4. The restrictive covenants set forth in this Section 2.4 shall be construed as agreements independent of any other provision in this Agreement, and the existence of any claim or cause of action against a party, whether predicated upon this Agreement, the Merger Agreement or otherwise, shall not constitute a defense to the enforcement of the covenants contained in this Section 2.4.

(d) If the final judgment of a court of competent jurisdiction declares any term or provision of this Section 2.4 to be invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified to cover the maximum duration, scope or area permitted by Law. In addition, in the event of a breach of this Section 2.4 by any party, the Restricted Period shall be tolled with respect to such breach until such breach has been duly cured. Each party agrees that the restrictions contained in this Section 2.4 are reasonable and necessary to protect all parties’ legitimate business interests.

ARTICLE III
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE UNITHOLDERS

Section 3.1 Representations and Warranties.  Each Unitholder represents and warrants to Parent as follows: (a) such Unitholder has full legal right and capacity to execute and deliver this Agreement, to perform such Unitholder’s obligations hereunder and to consummate the transactions contemplated hereby; (b) this Agreement has been duly executed and delivered by such Unitholder and the execution, delivery and performance of this Agreement by such Unitholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Unitholder and no other actions or proceedings on the part of such Unitholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; (c) this Agreement constitutes the valid and binding agreement of such Unitholder, enforceable against such Unitholder in accordance with its terms; (d) the execution and delivery of this Agreement by such Unitholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon such Unitholder or the Securities owned by such Unitholder, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the SEC by such Unitholder; (e) such Unitholder owns, beneficially and of record, or controls the Securities set forth opposite such Unitholder’s name on Exhibit A attached hereto; and (f) such Unitholder owns, beneficially and of record, or controls all of its Securities free and clear of any proxy, voting restriction, adverse claim or other Lien (other than Permitted Encumbrances or any restrictions created by this Agreement) and has sole voting power with respect to the Securities and sole power of disposition with respect to all of the Securities, with no restrictions on such Unitholder’s rights of voting or disposition pertaining thereto, except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, and no person other than such Unitholder has any right to direct or approve the voting or disposition of any of the Securities.

Section 3.2 Volume Limitation.

(a) Other than in strict compliance with Section 3.2(b), none of the Unitholders or the Non-Fund I GP Sellers (collectively, the “Restricted Unitholders” and each, a “Restricted Unitholder”) shall, during the period commencing on the Closing Date and continuing for 90 days after the Closing Date (the “Limitation Period”), (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any common units of Parent (“Parent Common Units”) or any securities convertible into or exercisable or exchangeable for Parent Common Units (including without limitation, Parent Common Units or such other securities which may be deemed to be beneficially owned by such Restricted Unitholder in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of an option or warrant) (collectively, the “Restricted Securities”) or publicly disclose the intention to make any offer, sale, pledge or disposition, (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Parent Common Units or such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Parent Common Units or such other securities, in cash or otherwise, (iii) make any demand for or exercise any right with respect to the registration of any of the Restricted Securities except in accordance with the Registration Rights Agreement, or (iv) sell or dispose of any of the Restricted Securities in an underwritten offering other than pursuant to Section 2.02 or Section 2.03(b) of the Registration Rights Agreement.

(b) On each trading day during the Limitation Period, the Restricted Unitholders may offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, an aggregate number of Restricted Securities not to exceed the Daily Volume Limitation. For purposes of this Section 3.2, the “Daily Volume Limitation” shall mean an amount of securities, on a daily basis, equal to ten percent (10%) of the average daily trading volume (the “ ADTV”) of Parent Common Units during the four weeks immediately prior to the first day of the calendar month in which the Restricted Securities are offered, pledged, sold, contracted to be sold, or otherwise transferred or disposed of pursuant to this Section 3.2(b). For the avoidance of doubt, Parent shall provide the Restricted Unitholders with the Daily Volume Limitation calculation on the first business day of each month based on the ADTV information provided to it by the NASDAQ Global Select Market.

(c) In furtherance of the foregoing, Parent and any duly appointed transfer agent for the registration or transfer of the Restricted Securities described herein are hereby authorized to decline to make any transfer of Restricted Securities if such transfer would constitute a violation or breach of this Section 3.2.

Section 3.3 Certain Related Party Agreements.  Effective as of the Closing, each applicable Unitholder shall, or shall cause its applicable Affiliates to, terminate the contracts evidencing the Partnership Related Party Transactions set forth on Exhibit B attached hereto, in each case without any further obligation or liability of the Partnership or its Subsidiaries of any kind or nature, and the Unitholders shall deliver to Parent in connection with the Closing evidence reasonably satisfactory to Parent of such termination.

Section 3.4 Certain Other Agreements.  Each Unitholder hereby:

(a) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Unitholder may have with respect to the Securities;

(b) agrees to promptly notify Parent and the Partnership of the number of any new Securities acquired by such Unitholder after the date hereof and prior to the Expiration Date; and, for the avoidance of doubt, any such Securities shall be subject to the terms of this Agreement as though owned by such Unitholder on the date hereof;

(c) agrees to permit the Parent and the Partnership to publish and disclose in the Proxy Statement such Unitholder’s identity and ownership of the Securities and the nature of the such Unitholder’s commitments, arrangements and understandings under this Agreement; and

(d) shall and does authorize the Partnership or its counsel to notify the Partnership’s transfer agent that there is a stop transfer order with respect to all of the Securities (and that this Agreement places limits on the voting and transfer of such Securities); provided, however, that Partnership or its counsel further notifies the Partnership’s transfer agent to lift and vacate the stop transfer order with respect to the Securities following the Expiration Date.

ARTICLE IV
TERMINATION

This Agreement shall terminate and be of no further force or effect upon the Expiration Date. Notwithstanding the preceding sentence, (a) the obligations contained in Section 3.2 shall survive the occurrence of the Expiration Date only if the Merger is consummated, and (b) the obligations contained in this Article IV and Article V shall survive any termination of this Agreement. Nothing in this Article IV shall relieve or otherwise limit any party of liability for willful breach of this Agreement.

ARTICLE V
MISCELLANEOUS

Section 5.1 Expenses.  Each party shall bear their respective expenses, costs and fees (including attorneys’, auditors’ and financing fees, if any) in connection with the preparation, execution and delivery of this Agreement and compliance herewith, whether or not the Merger and the other transactions contemplated by the Merger Agreement are effected.

Section 5.2 Notices.  All notices and other communications hereunder will be in writing and deemed given if delivered personally or by facsimile transmission, or mailed by a nationally recognized overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the parties hereto at the following addresses (or at such other address for a party as specified by like notice; provided, however, that notices of a change of address will be effective only upon receipt thereof):

If to Parent, to:

Vanguard Natural Resources, LLC
5847 San Felipe, Suite 3000
Houston, Texas 77057
Attn: Scott W. Smith, President and Chief Executive Officer
Facsimile: (832) 327-2260

With a copy to (which does not constitute notice):

Paul Hastings LLP
600 Travis Street, 58th Floor
Houston, Texas 77002
Attention: James E. Vallee/Douglas V. Getten
Facsimile: (713) 353-3100

If to any Unitholder or any GP Seller, to:

Heritage Plaza
1111 Bagby Street, Suite 4600
Houston, Texas 77002
Attention: Eric Mullins
Facsimile: (713) 292-9560

With a copy to (which does not constitute notice):

274 Riverside Avenue
Westport, CT 06880
Attention: Kris Agarwal
Facsimile: (203) 293-2760

If to the Partnership or the Partnership GP, to:

Heritage Plaza
1111 Bagby Street, Suite 4600
Houston, Texas 77002
Attention: Eric Mullins
Facsimile: (713) 292-9560

With a copy to (which does not constitute notice):

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: Jon W. Daly/Henry Havre
Facsimile: (713) 238-7492

Section 5.3 Amendments; Waivers.

(a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed (i) in the case of an amendment, by Parent, each Unitholder, the Partnership and the Partnership GP and (ii) in the case of a waiver, by the party (or parties) against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(b) Parent agrees not to amend the Eagle Rock Voting and Support Agreement without the consent of the Unitholders. For purposes of this Section 5.3, “Eagle Rock Voting and Support Agreement” means that certain Voting and Support Agreement, dated May 21, 2015, by and among Parent, Montierra Minerals & Production, L.P., Montierra Management LLC, Natural Gas Partners VII, L.P., Natural Gas Partners VIII, L.P., NGP Income Management L.L.C., Eagle Rock Holdings NGP 7, LLC, Eagle Rock Holdings NGP 8, LLC, ERH NGP 7 SPV, LLC, ERH NGP 8 SPV, LLC, NGP Income Co-Investment Opportunities Fund II, L.P., NGP Energy Capital Management, L.L.C., and, solely for purposes of Section 1.2 and Articles IV and V, Eagle Rock Energy Partners, L.P. and Eagle Rock Energy GP, L.P.

Section 5.4 Assignment.  No party to this Agreement may assign any of its rights or obligations under this Agreement, including by sale of stock, operation of law in connection with a merger or sale of substantially all the assets, without the prior written consent of the other parties hereto; provided, however, that Parent may assign its rights and obligations under this Agreement without the consent of any other party to an Affiliate of Parent as of the date hereof, so long as Parent remains liable for its obligations hereunder.

Section 5.5 No Partnership, Agency, or Joint Venture.  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

Section 5.6 Entire Agreement.  This Agreement together with the Merger Agreement, the Registration Rights Agreement and the Confidentiality Agreement constitute the entire agreement and understanding of the parties hereto with respect to the matters therein and supersede all prior agreements and understandings on such matters.

Section 5.7 No Third-Party Beneficiaries.  Subject to Section 5.4, the provisions of this Agreement are binding upon, inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors.

Section 5.8 Jurisdiction; Specific Performance; Waiver of Jury Trial.

(a) The parties hereto submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court, and hereby irrevocably and unconditionally agree that all claims with respect to any such claim shall be heard and determined in such Delaware court or in such Federal court, as applicable. The parties hereto agree that a final judgment in any such claim is conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any related matter in any Delaware state or Federal court located in the State of Delaware and the defense of an inconvenient forum to the maintenance of such claim in any such court.

(b) The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that, to the fullest extent permitted by Law, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 5.8 in the Delaware Court of Chancery or any state or federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. To the fullest extent permitted by Law, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (x) any party hereto has an adequate remedy at law or (y) an award of specific performance is not an appropriate remedy for any reason at law or equity. Each party hereto further agrees that no other party hereto shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.8(b), and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

(c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON, OR IN CONNECTION WITH, THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 5.8(c) WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

Section 5.9 Governing Law.  This Agreement is governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any conflicts of law principles that would result in the applicable of any Law other than the Law of the State of Delaware.

Section 5.10 Interpretation.  Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions: (a) the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used; (b) examples are not to be construed to limit, expressly or by implication, the matter they illustrate; (c) the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation; (d) all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings; (e) the word “or” is not exclusive, and has the inclusive meaning represented by the phrase “and/or”; (f) a defined term has its defined meaning throughout this Agreement and each exhibit and schedule to this Agreement, regardless of whether it appears before or after the place where it is defined; (g) all references to prices, values or monetary amounts refer to United States dollars; (h) wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders; (i) this Agreement has been jointly prepared by the parties hereto, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any party had a greater or lesser hand in drafting this Agreement; (j) the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement; (k) any references herein to a particular Section, Article or Exhibit means a Section or Article of, or an Exhibit to, this Agreement unless otherwise expressly stated herein; the Exhibit attached hereto is incorporated herein by reference and will be considered part of this Agreement; (l) unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis; (m) all references to days mean calendar days unless otherwise provided; and (n) all references to time mean Houston, Texas time.

Section 5.11 Counterparts.  This Agreement may be executed in any number of counterparts, each of which is an original, and all of which, when taken together, constitute one Agreement. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) will be effective as delivery of a manually executed counterpart hereof.

Section 5.12 Severability.  Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARENT:

VANGUARD NATURAL RESOURCES, LLC

By:	/s/ Scott W. Smith Name: Scott W. Smith Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

PARTNERSHIP:

LRR ENERGY, L.P.

By:	LRE GP, LLC, its general partner
By:	/s/ Charles W. Adcock Name: Charles W. Adcock Title: Co-Chief Executive Officer

PARTNERSHIP GP:

LRE GP, LLC

By:	/s/ Charles W. Adcock Name: Charles W. Adcock Title: Co-Chief Executive Officer

UNITHOLDERS:

LIME ROCK RESOURCES A, L.P.

By:	Lime Rock Resources GP, L.P., its general partner
By:	LRR GP, LLC, its general partner
By:	/s/ Charles W. Adcock Name: Charles W. Adcock Title: Co-Chief Executive Officer

LIME ROCK RESOURCES B, L.P.

By:	Lime Rock Resources GP, L.P., its general partner
By:	LRR GP, LLC, its general partner
By:	/s/ Charles W. Adcock Name: Charles W. Adcock Title: Co-Chief Executive Officer

LIME ROCK RESOURCES C, L.P.

By:	Lime Rock Resources GP, L.P., its general partner
By:	LRR GP, LLC, its general partner
By:	/s/ Charles W. Adcock Name: Charles W. Adcock Title: Co-Chief Executive Officer

NON-FUND I GP SELLERS (solely for the purposes of Section 3.2):

LIME ROCK MANAGEMENT LP

By:	Lime Rock Management GP, LLC, its general partner
By:	/s/ John T. Reynolds Name: John T. Reynolds Title: Manager

LIME ROCK RESOURCES II-A, L.P.

By:	Lime Rock Resources II-A GP, LLC, its general partner
By:	Lime Rock Resources GP II, L.P., its sole member
By:	LRR GP II, LLC, its general partner
By:	/s/ Charles W. Adcock Name: Charles W. Adcock Title: Co-Chief Executive Officer

LIME ROCK RESOURCES II-C, L.P.

By:	Lime Rock Resources II-C GP, LLC, its general partner
By:	Lime Rock Resources GP II, L.P., its sole member
By:	LRR GP II, LLC, its general partner
By:	/s/ Charles W. Adcock Name: Charles W. Adcock Title: Co-Chief Executive Officer

April 20, 2015

Board of Directors of LRE GP, LLC
1111 Bagby St.
Suite 4600
Houston, Texas 77002

Gentlemen:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (in their capacity as such, the “LRE Common Unitholders”) of outstanding common units representing limited partner interests (“LRE Common Units”) in LRR Energy, L.P., a Delaware limited partnership (the “Partnership”), of the Merger Consideration (as defined below) to be received in the Merger (as defined below) by such LRE Common Unitholders pursuant to the Purchase Agreement and Plan of Merger, to be dated as of April 20, 2015 (the “Agreement ”), by and among Vanguard Natural Resources, LLC, a Delaware limited liability company (“Vanguard”), Lighthouse Merger Sub, LLC, a Delaware limited liability company and wholly owned indirect subsidiary of Vanguard (“Merger Sub”), Lime Rock Management LP, a Delaware limited partnership (“LR Management”), Lime Rock Resources A, L.P., a Delaware limited partnership (“LRR A”), Lime Rock Resources B, L.P., a Delaware limited partnership (“LRR B”), Lime Rock Resources C, L.P., a Delaware limited partnership (“LRR C”), Lime Rock Resources II-A, L.P., a Delaware limited partnership (“LRR II-A”), Lime Rock Resources II-C, L.P., a Delaware limited partnership (collectively with LR Management, LRR A, LRR B, LRR C and LRR II-A, the “GP Sellers”), the Partnership and LRE GP, LLC, a Delaware limited liability company and the general partner of the Partnership (“LRE GP” and, collectively with Vanguard, Merger Sub, the GP Sellers and the Partnership, the “Parties”). The Agreement provides, among other things, that (i) Merger Sub will be merged with and into the Partnership (the “Merger”), pursuant to which the Partnership will be the surviving entity, and each issued and outstanding LRE Common Unit (other than LRE Common Units held by the Partnership, Vanguard or, in either case, any of their respective wholly owned subsidiaries) will be converted into the right to receive 0.550 common units representing limited liability company interests in Vanguard (“Vanguard Common Units”) (the “Merger Consideration”) and (ii) the GP Sellers will sell to Vanguard all of the equity interests in LRE GP (the “GP Sale”) in exchange for an aggregate of 12,320 Vanguard Common Units (the “GP Sale Consideration”). The transactions contemplated by the Agreement are referred to herein as the “Transactions.” The terms and conditions of the Transactions are set forth in more detail in the Agreement, and references to the Transactions set forth herein are qualified in their entirety by the terms of the Agreement.

Tudor, Pickering, Holt & Co. Advisors, LLC (including its affiliates, “TPH”), as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes. TPH also engages in securities trading and brokerage, private equity and investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH may from time to time acquire, hold or sell, for its own accounts and for the accounts of its customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Partnership, any of the other companies that may be involved in the Transactions, including the Parties, and any of their respective affiliates, and (ii) any currency or commodity that may be involved in the Transactions and the other matters contemplated by the Agreement. In addition, TPH and certain of its employees, including members of the team performing services in connection with the Transactions, as well as certain private equity and investment management funds

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associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including the Partnership, any of the other companies that may be involved in the Transactions, including the Parties, other prospective counterparties and their respective affiliates. We have acted as financial advisor to the Partnership in connection with, and have participated in certain of the negotiations leading to, the Merger. We expect to receive fees for our services in connection with our engagement by the Partnership, a portion of which is payable upon rendering this opinion and a portion of which is contingent upon the consummation of the Merger, and the Partnership has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have previously performed various investment banking and financial services for the Conflicts Committee of the Board of Directors of LRE GP and for portfolio companies of certain affiliates of LRE GP for which we have received or may receive compensation. In the past two years, these services included advising LR Management and its portfolio companies in various transactions, including PDC Mountaineer in a sale transaction with a third party. We were also previously engaged by Vanguard in 2014 with respect to a potential acquisition of assets from a third party, for which we received compensation. We may in the future provide investment banking or other financial services to the Parties or any of the other companies involved in the Transactions or their respective unitholders, members, affiliates or portfolio companies. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated April 20, 2015, circulated the morning thereof; (ii) Annual Reports on Form 10-K for each of the Partnership and Vanguard for each of the years in the three years ended December 31, 2014; (iii) certain Quarterly Reports on Form 10-Q for each of the Partnership and Vanguard; (iv) certain other communications from the Partnership and Vanguard to their respective equity holders; (v) estimated proved oil, gas, and natural gas liquids reserves and projected future net revenues as of December 31, 2014, attributable to the Partnership’s net interests in certain properties, leasehold and royalty interests, prepared by Miller and Lents, Ltd., Netherland, Sewell & Associates and Ryder Scott Company, and estimated oil, gas, and natural gas liquids reserves and projected future net revenues as of March 31, 2015, attributable to the Partnership’s net interests in such properties, prepared by the management of LRE GP; (vi) estimated proved oil, gas, and natural gas liquids reserves and projected future net revenues as of December 31, 2014, attributable to Vanguard’s net interests in certain properties, prepared by the management of Vanguard and audited by DeGolyer and MacNaughton, and estimated proved oil, gas, and natural gas liquids reserves and projected future net revenues as of March 31, 2015, attributable to Vanguard’s net interests in such properties, prepared by the management of Vanguard; (vii) certain publicly available research analyst reports for the Partnership and Vanguard; and (viii) certain internal financial, production and pricing information and forecasts for the Partnership and Vanguard prepared by the managements of LRE GP and Vanguard, respectively, as approved for our use by the management of LRE GP (the “Forecasts”), including certain cost savings synergies projected by the management of LRE GP to result from the Transactions, as approved for our use by the management of LRE GP (the “Synergies”). We have also (a) held discussions with members of the senior managements of LRE GP and Vanguard regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the past and current business operations, financial condition and future prospects of the Partnership and Vanguard, as applicable, (b) reviewed the reported price and trading activity for the LRE Common Units and the Vanguard Common Units, (c) compared certain financial and stock market information for the Partnership and Vanguard with similar financial and stock market information for certain other companies, the securities of which are publicly traded, (d) reviewed the financial terms of certain recent business combinations in the upstream energy sector specifically and in the energy industry generally and (e) performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of LRE GP and Vanguard, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions will be obtained without any material adverse effect on the Partnership,

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Vanguard, Merger Sub, the other Parties, the unitholders of the Partnership or the unitholders of Vanguard or the expected benefits of the Transactions in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Partnership or any of its subsidiaries or Vanguard or any of its subsidiaries, and we have not been furnished with any such evaluation or appraisal. We do not express any opinion as to any tax or other consequences that might result from the Transactions, nor does our opinion address any legal, regulatory or accounting matters. We have also assumed that the final form of the Agreement conforms to the last draft reviewed by us in all respects material to our analysis and that the Transactions will be consummated on the terms set forth in the Agreement without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Partnership or Vanguard to engage in the Merger or any of the other Transactions or the relative merits of the Merger or any of the other Transactions as compared to any other alternative transactions that may be available to the Partnership or Vanguard. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration to be received in the Merger by the LRE Common Unitholders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transactions, including, without limitation: (a) the GP Sale, (b) the GP Sale Consideration, (c) the fairness of the Merger to, or any consideration paid or received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Partnership or Vanguard, whether relative to the Merger Consideration pursuant to the Agreement, the GP Sale Consideration or otherwise; (d) the allocation of any consideration to be paid by Vanguard or its affiliates in the Transactions; (e) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of LRE GP, Vanguard or any other party, or any class of such persons, in connection with the Transactions, whether relative to the Merger Consideration to be paid to the LRE Common Unitholders pursuant to the Agreement or otherwise; (f) any equity issuances after the date hereof by Vanguard or (g) any voting or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Transactions, any related transactions or otherwise. We are not expressing any opinion as to the price at which Vanguard Common Units or LRE Common Units will trade at any time or as to the impact of the Transactions on the solvency or viability of the Partnership or Vanguard or the ability of each of the Partnership or Vanguard to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of LRE GP in connection with its consideration of the Merger, and such opinion does not constitute a recommendation with respect to the Transactions, including as to how any holder of interests in the Partnership or Vanguard or any Party to the Transactions should vote with respect to the Merger, the GP Sale, any of the Transactions or any other matter. This opinion has been reviewed and approved by TPH’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received in the Merger by the LRE Common Unitholders pursuant to the Agreement is fair, from a financial point of view, to the LRE Common Unitholders.

Very truly yours,

TUDOR, PICKERING, HOLT & CO. ADVISORS, LLC

By:	/s/ Chad Michael Chad Michael Managing Director

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May 21, 2015

Board of Directors of LRE GP, LLC
1111 Bagby St.
Suite 4600
Houston, Texas 77002

Gentlemen:

In connection with your consideration of a request from Vanguard Natural Resources, LLC, a Delaware limited liability company (“Vanguard”), for your consent to permit Vanguard to enter into and perform the Agreement and consummate the Merger (each as defined below), you have requested our opinion as to the fairness, from a financial point of view, to New Vanguard (as defined below) of the Merger Consideration (as defined below) to be paid by New Vanguard pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into among Vanguard, Talon Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Vanguard (“Merger Sub”), Eagle Rock Energy Partners, L.P., a Delaware limited partnership (the “Partnership”), and Eagle Rock Energy GP, L.P., a Delaware limited partnership and the general partner of the Partnership (“Partnership GP” and, together with Vanguard, Merger Sub and the Partnership, the “Parties”). The Agreement provides for, among other things, the merger of Merger Sub with and into the Partnership (the “Merger”), pursuant to which the Partnership will be the surviving entity, and each issued and outstanding common unit representing a limited partner interest in the Partnership (each, a “Partnership Common Unit”) (other than any common units held by the Partnership, Vanguard or, in either case, any of their respective wholly owned subsidiaries) will be converted into the right to receive 0.185 common units representing limited liability company interests in Vanguard (“Vanguard Common Units”) (the “Merger Consideration”). The transactions contemplated by the Agreement are referred to herein as the “Transactions.”

Prior to entering into the Agreement, Vanguard entered into a Purchase Agreement and Plan of Merger, dated as of April 20, 2015 (the “Prior Agreement”), by and among Vanguard, LRR Energy, L.P., a Delaware limited partnership (“LRE”), LRE GP, LLC, a Delaware limited liability company and the general partner of LRE (“LRE GP”), and the other entities party thereto (together with Vanguard, LRE and LRE GP, the “Prior Agreement Parties”), which provides for a series of transactions upon consummation of which each of LRE and LRE GP will become a wholly owned subsidiary of Vanguard. We refer to Vanguard, giving pro forma effect to the consummation of the transactions contemplated by the Prior Agreement, as “New Vanguard.” The transactions contemplated by the Prior Agreement are referred to herein as the “Prior Agreement Transactions.” The terms and conditions of the Transactions and the Prior Agreement Transactions are set forth in more detail in the Agreement and the Prior Agreement, respectively, and references to the Transactions and the Prior Agreement Transactions set forth herein are qualified in their entirety by the terms of the Agreement and the Prior Agreement, respectively.

Tudor, Pickering, Holt & Co. Advisors, LLC (including its affiliates, “TPH”), as part of its investment banking business, is continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions, as well as for estate, corporate and other purposes. TPH also engages in securities trading and brokerage, private equity and investment management activities, equity research and other financial services, and in the ordinary course of these activities, TPH may from time to time acquire, hold or sell, for its own accounts and for the accounts of its customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of any of the companies that may be involved in the Transactions or the Prior Agreement Transactions, including the Parties and the Prior Agreement Parties, and any of their respective affiliates, and (ii) any currency or commodity that may be involved in the Transactions or the Prior

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Agreement Transactions and the other matters contemplated by the Agreement and the Prior Agreement, respectively. In addition, TPH and certain of its employees, including members of the team performing services in connection with the Transactions, as well as certain private equity and investment management funds associated or affiliated with TPH in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Vanguard, any of the other companies that may be involved in the Transactions and the Prior Agreement Transactions, including the Parties and the Prior Agreement Parties, and any of their respective affiliates. We have acted as financial advisor to LRE in connection with its consideration of a request from Vanguard for consent to permit Vanguard to enter into and perform the Agreement and consummate the Merger. We expect to receive fees for our services in connection with our engagement by LRE, which are payable upon rendering this opinion, and LRE has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. We have previously performed various investment banking and financial services for the Board of Directors and Conflicts Committee of LRE GP and for portfolio companies of certain affiliates of LRE GP for which we have received or may receive compensation. In the past two years, these services included advising LRE in connection with the Prior Agreement Transactions and advising an affiliate of LRE and its portfolio companies in various transactions, including PDC Mountaineer in a sale transaction with a third party. We were also previously engaged by Vanguard in 2014 with respect to a potential acquisition of assets from a third party, for which we received compensation. In addition, we have previously performed various investment banking and financial services, and are currently providing certain of such services, for affiliates of NGP Energy Capital Management, a private equity firm that indirectly owns a significant minority equity interest in the Partnership (“NGP”), for which we have received or may receive compensation. In the past two years, these services included (i) acting as a financial advisor to certain NGP portfolio companies in connection with sales of upstream and midstream assets; (ii) acting as a financial advisor to a public company in which NGP had an interest in connection with an acquisition of upstream assets; (iii) acting as an underwriter for an NGP portfolio company in connection with its initial public offering; and (iv) acting as a financial advisor to an NGP portfolio company in connection with its investigation of strategic alternatives. We were also previously engaged by the Partnership with respect to an acquisition, for which we received compensation. We may in the future provide investment banking or other financial services to the Parties or any of the other companies involved in the Transactions, the Prior Agreement Parties or their respective unitholders, members, affiliates or portfolio companies. In connection with such investment banking or other financial services, we may receive compensation.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated May 21, 2015 and the form of consent of the Board of Directors of LRE GP with respect thereto, in each case circulated the morning thereof; (ii) the Prior Agreement; (iii) Annual Reports on Form 10-K for each of the Partnership, Vanguard and LRE for each of the years in the three years ended December 31, 2014; (iv) certain Quarterly Reports on Form 10-Q for each of the Partnership, Vanguard and LRE; (v) certain other communications from the Partnership, Vanguard and LRE to their respective equity holders; (vi) estimated proved oil, gas, and natural gas liquids reserves and projected future net revenues as of December 31, 2014, attributable to the Partnership’s net interests in certain properties, prepared by Cawley, Gillespie & Associates, Inc., and estimated oil, gas, and natural gas liquids reserves and projected future net revenues as of March 31, 2015, attributable to the Partnership’s net interests in such properties, prepared by the management of the Partnership GP; (vii) estimated proved oil, gas, and natural gas liquids reserves and projected future net revenues as of December 31, 2014, attributable to Vanguard’s net interests in certain properties, prepared by the management of Vanguard and audited by DeGolyer and MacNaughton, and estimated proved oil, gas, and natural gas liquids reserves and projected future net revenues as of March 31, 2015, attributable to Vanguard’s net interests in such properties, prepared by the management of Vanguard; (viii) estimated proved oil, gas, and natural gas liquids reserves and projected future net revenues as of December 31, 2014, attributable to LRE’s net interests in certain properties, leasehold and royalty interests, prepared by Miller and Lents, Ltd., Netherland, Sewell & Associates and Ryder Scott Company, and estimated oil, gas, and natural gas liquids reserves and projected future net revenues as of March 31, 2015, attributable to LRE’s net interests in such properties, prepared by the management of LRE GP; (ix) certain publicly available research analyst reports for the Partnership, Vanguard and LRE; and (x) certain internal financial, production and pricing information and

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forecasts for the Partnership and New Vanguard prepared by the managements of the Partnership and Vanguard, respectively, as approved for our use by the management of LRE GP (the “Forecasts”), including certain cost savings synergies projected by the management of Vanguard to result from the Transactions and the Prior Agreement Transactions, as approved for our use by the management of LRE GP (the “Synergies”). We have also (a) held discussions with members of the senior managements of Vanguard and LRE regarding their assessment of the strategic rationale for, and the potential benefits of, the Transactions and the requested consent and with members of the senior managements of the Partnership and Vanguard regarding the past and current business operations, financial condition and future prospects of the Partnership and Vanguard, as applicable, (b) reviewed the reported price and trading activity for the Partnership Common Units and the Vanguard Common Units, (c) compared certain financial and stock market information for the Partnership and Vanguard with similar financial and stock market information for certain other companies, the securities of which are publicly traded, (d) reviewed the financial terms of certain recent business combinations in the upstream energy sector specifically and in the energy industry generally and (e) performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of our opinion, we have assumed and relied upon, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, accounting, legal, tax and other information provided to, discussed with or reviewed by or for us, or publicly available. In that regard, we have assumed with your consent that the Forecasts and Synergies have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of Vanguard and the Partnership, and that such Forecasts and Synergies will be realized in the amounts and time periods contemplated thereby. We have also assumed that all governmental, regulatory or other consents or approvals necessary for the consummation of the Transactions and the Prior Agreement Transactions will be obtained without any material adverse effect on the Partnership, Vanguard, Merger Sub, LRE, LRE GP, the unitholders of the Partnership, Vanguard or LRE or the expected benefits of the Transactions and the Prior Agreement Transactions in any way meaningful to our analysis. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Partnership, Vanguard, LRE or any of their respective subsidiaries, and we have not been furnished with any such evaluation or appraisal. We do not express any opinion as to any tax or other consequences that might result from the Transactions or the Prior Agreement Transactions, nor does our opinion address any legal, regulatory or accounting matters. We have also assumed that the final form of the Agreement conforms to the last draft reviewed by us in all respects material to our analysis and that the Transactions and the Prior Agreement Transactions will be consummated on the terms set forth in the Agreement and the Prior Agreement, respectively, in each case without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of (i) Vanguard to engage in the Transactions or the Prior Agreement Transactions, (ii) LRE to provide its consent with respect to the Transactions or (iii) LRE to engage in the Prior Agreement Transactions, or the relative merits of the Transactions or the Prior Agreement Transactions as compared to any other alternative transactions that may be available to Vanguard. This opinion addresses only the fairness, from a financial point of view, as of the date hereof, of the Merger Consideration to be paid by New Vanguard pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transactions, including, without limitation, (a) the fairness of the Transactions to, or any consideration paid or received in connection therewith by, the holders of any class of securities, creditors or other constituencies of the Partnership or Vanguard, whether relative to the Merger Consideration pursuant to the Agreement or otherwise; (b) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Partnership or Vanguard or any other party, or any class of such persons, in connection with the Transactions, whether relative to the Merger Consideration pursuant to the Agreement or otherwise; or (c) any voting or similar agreement, arrangement or understanding to be entered into in connection with or contemplated by the Transactions, any other transactions or otherwise. We do not express any view on, and our opinion does not address, any term or aspect of the Prior Agreement or the Prior Agreement Transactions. We are not expressing any opinion as to the price at which the Vanguard Common Units or the Partnership Common Units will trade at any time or as to the impact of the Transactions and the Prior Agreement Transactions on the solvency or viability of the Partnership or Vanguard or the ability of each of the Partnership or

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Vanguard to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no obligation to update, revise or reaffirm our opinion and expressly disclaim any responsibility to do so based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of LRE GP in connection with its consideration of a request from Vanguard for consent to permit Vanguard to enter into and perform the Agreement and consummate the Merger, and such opinion does not constitute a recommendation with respect to the Transactions or such consent, including as to how any holder of interests in Vanguard, the Partnership, any other Party to the Transactions, LRE or any other Prior Agreement Parties should vote with respect to such Transactions, the Prior Agreement Transactions or any other matter. This opinion has been reviewed and approved by TPH’s fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid by New Vanguard pursuant to the Agreement is fair, from a financial point of view, to New Vanguard.

Very truly yours,

TUDOR, PICKERING, HOLT & CO. ADVISORS, LLC

By:	/s/ Chad Michael Name: Chad Michael Title: Managing Director

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Tudor, Pickering, Holt & Co. Securities, Inc. | Tudor, Pickering, Holt & Co. Advisors, LLC | Members FINRA/SIPC

April 20, 2015

The Conflicts Committee of the Board of Directors
  Of LRE GP, LLC
1111 Bagby Street, Suite 4600
Houston, Texas 77002

Gentlemen:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of common units, other than those owned by Lime Rock Management L.P. (“Management”) or affiliate entities, (such unitholders, the “Unaffiliated Unitholders”) of the consideration to be paid to the common unitholders in the proposed merger (the “Merger”) pursuant to the Purchase Agreement and Plan of Merger (the “Agreement”) by and among Vanguard Natural Resources, LLC (“Parent”), Lighthouse Merger Sub, LLC (“Merger Sub”), LRE GP, LLC (“Partnership GP”), LRR Energy, L.P. (the “Partnership”), Management, and the entities Lime Rock Resources A, L.P., Lime Rock Resources B, L.P., Lime Rock Resources C, L.P., Lime Rock Resources II-A, L.P., Lime Rock Resources II-C, L.P. (together the “Fund Entities”), pursuant to which each Partnership common unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive 0.550 Parent common units (the “Merger Consideration”, and such ratio, the “Exchange Ratio”).

In arriving at our opinion, we have reviewed and analyzed, among other things, the following:

i.	reviewed the draft Agreement as of April 18, 2015;
ii.	reviewed the draft Voting and Support Agreement as of April 18, 2015;
iii.	reviewed certain publicly available financial statements of each of the Partnership and the Parent that we deemed relevant;
iv.	reviewed certain other publicly available business, operating and financial information relating to each of the Partnership and the Parent that we deemed relevant;
v.	reviewed certain internal information, including financial and production forecasts and other financial and operating data concerning each of the Partnership and Parent, prepared by the management of each of the Partnership and Parent, respectively;
vi.	reviewed certain estimates of the Partnership’s and Parent’s oil and gas production and reserves prepared and provided by the management of the Partnership and the Parent, respectively, and contained in provided economic databases;
vii.	reviewed certain other information and presentations prepared by the management of the Partnership and its advisors;
viii.	reviewed publicly available information concerning the trading of, and the trading market for, the securities of the Partnership and Parent;
ix.	reviewed the historical exchange ratio based upon the closing trading prices of the units for both the Partnership and the Parent over several time periods, which were then compared to the Exchange Ratio;
x.	derived a relevant premium range from a list of historical transactions to compute an exchange ratio range which was then compared to the Exchange Ratio;

Conflicts Committee of the Board of Directors
of LRE GP, LLC
April 20, 2015

xi.	compared the Partnership’s ownership in the pro forma combined company with the relative contribution of the Partnership to the pro forma combined company based upon certain metrics that we deemed relevant, which were then used to derive an exchange ratio range which was compared to the Exchange Ratio;
xii.	derived a net asset value range for both the Partnership and Parent by discounting future cash flows derived from the Partnership and Parent economic databases at discount rates which we deemed appropriate, and used the net asset value ranges to derive an exchange ratio range which was compared to the Exchange Ratio;
xiii.	derived a unit value range based on the trading valuations of certain publicly traded partnerships in the oil and gas exploration and production sector for both the Partnership and Parent, and used these unit value ranges to derive an exchange ratio range which was compared to the Exchange Ratio;
xiv.	reviewed the range of Wall Street analyst price targets for both the Partnership and Parent, and used such price targets to derive an exchange ratio range which was compared to the Exchange Ratio;
xv.	reviewed the financial metrics of certain historical corporate transactions in the oil and gas exploration and production sector, and applied such financial metrics to the Partnership’s projected results to compute an exchange ratio which was then compared to the Exchange Ratio.

In addition, we have held discussions with certain officers and employees of the Partnership and Parent to discuss the foregoing, as well as other matters believed to be relevant to our analysis and have considered such other information, financial studies, analyses and investigations, and financial, economic, and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to production and financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Partnership’s and Parent’s management as to the future financial and operational performance of the Partnership and Parent, respectively. In rendering this opinion, we have assumed that the execution version of the Agreement will be substantially the same as the draft dated April 18, 2015 and that the Transaction will be consummated in accordance with the terms set forth in the Agreement without any waiver, amendment or delay of any material terms or conditions. We have assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the receipt of the Merger Consideration by the unitholders of the Partnership. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Partnership and its legal, tax and regulatory advisors with respect to such matters. We have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not made an independent evaluation or appraisal of the assets of the Company. Our opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Conflicts Committee of the Board of Directors
of LRE GP, LLC
April 20, 2015

Simmons & Company International (“Simmons”) is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. In the ordinary course of our business, we may trade the securities of the Partnership and Parent for our own account and for the accounts of customers and may at any time hold a long or short position in such securities. We have been engaged by the Conflicts Committee to provide a fairness opinion in connection with the Merger and will receive a fee for our services, a portion of which was payable in connection with execution of our engagement letter with the Conflict Committee and a portion of which is payable upon delivery of this opinion. We also will be reimbursed for expenses incurred. The Partnership has agreed to indemnify us against liabilities arising out of or in connection with the services rendered under such engagement. We are currently advising and have advised certain portfolio companies of Lime Rock Partners, an affiliate of Management, in the past two years, and we may provide investment banking or other financial services to the Partnership, Parent, Management or their respective shareholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

It is understood that this opinion is for the information and assistance of the Conflicts Committee in connection with its consideration of the Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent; provided, however, that (i) this opinion may be reproduced in its entirety and referred to in a proxy or information statement or registration statement to be mailed to the holders of Partnership units in connection with the Merger and (ii) the existence of this opinion may be disclosed by the Partnership in a press release issued in connection with the public announcement of the Merger. Our opinion does not address the Partnership’s underlying business decision to pursue the Merger or the relative merits of the Merger as compared to any alternative business strategies that might exist for the Partnership. This opinion does not address the fairness of the amount or nature of the compensation to any of the Partnership’s or Parent’s officers, directors or employees, or class of such persons, relative to the compensation to the public unitholders of the Partnership. Our opinion does not constitute a recommendation to any unitholder as to how such unitholder should vote on the Merger. This opinion has been reviewed and approved by Simmons’ fairness opinion committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the terms of the Merger contemplated by the Agreement are fair from a financial point of view to the Unaffiliated Unitholders.

Very truly yours,

Simmons & Company International

By:	/s/ Jay Boudreaux Mr. Jay Boudreaux Managing Director

May 20, 2015

The Conflicts Committee of the Board of Directors
  Of LRE GP, LLC
1111 Bagby Street, Suite 4600
Houston, Texas 77002

Gentlemen:

LRR Energy, L.P. (the “Partnership”), LRE GP, LLC (“Partnership GP”) and Vanguard Natural Resources, LLC (“Parent”) and other parties entered into a Purchase Agreement and Plan of Merger dated April 20, 2015 (“Lighthouse Merger Agreement”) whereby the Partnership will merge with Vanguard (“Lighthouse Merger”). Parent has proposed a transaction whereby it will merge with Eagle Rock Energy Partners, L.P. (“Eagle Rock”) pursuant to an Agreement and Plan of Merger (“Merger Agreement”) whereby each Eagle Rock common unit will be converted into the right to receive 0.185 Parent common units (the “Merger Consideration”, and such ratio, the “Exchange Ratio”) (“Eagle Rock Merger”). Pursuant to section 4.2 of the Lighthouse Merger Agreement, Parent’s entry into the proposed Merger Agreement and implementation of the Eagle Rock Merger requires the prior approval of the Conflicts Committee of the board of directors of Partnership GP. You have asked us to advise you with respect to the fairness, from a financial point of view, of the Eagle Rock Merger to the holders of common units of the Partnership, other than those owned by Lime Rock Management L.P. (“Management”) or affiliate entities, (such unitholders, the “Unaffiliated Unitholders”).

In arriving at our opinion, we have reviewed and analyzed, among other things, the following:

i.	reviewed the draft Merger Agreement as of May 19, 2015;
ii.	reviewed the draft Letter Agreement regarding Written Consent to Proposed Merger Transaction as of May 19, 2015;
iii.	reviewed certain publicly available financial statements of each of the Partnership, Parent and Eagle Rock that we deemed relevant;
iv.	reviewed certain other publicly available business, operating and financial information relating to each of the Partnership, Parent and Eagle Rock that we deemed relevant;
v.	reviewed certain internal information, including financial and production forecasts and other financial and operating data concerning each of the Partnership, Parent and Eagle Rock, prepared by the management of each of the Partnership, Parent and Eagle Rock, respectively;
vi.	reviewed certain estimates of the Partnership’s, Parent’s and Eagle Rock’s oil and gas production and reserves prepared and provided by the management of the Partnership, Parent and Eagle Rock, respectively, and contained in provided economic databases;
vii.	reviewed certain other information and presentations prepared by the management of the Partnership, Parent and Eagle Rock and certain of their advisors;
viii.	reviewed publicly available information concerning the trading of, and the trading market for, the securities of the Partnership, Parent and Eagle Rock;
ix.	reviewed the historical exchange ratio based upon the closing trading prices of the units for both the Parent and Eagle Rock over several time periods, which were then compared to the Exchange Ratio;
x.	derived a relevant premium range from a list of historical transactions to compute an exchange ratio range which was then compared to the Exchange Ratio;

Conflicts Committee of the Board of Directors
of LRE GP, LLC
May 20, 2015

xi.	compared the ownership of Parent, pro forma for the Lighthouse Merger (“Pro Forma Parent”), in the combined company pro forma for the Eagle Rock Merger with the relative contribution of the Pro Forma Parent to the combined company pro forma for the Eagle Rock Merger based upon certain metrics that we deemed relevant, which were then used to derive an exchange ratio range which was compared to the Exchange Ratio;
xii.	derived a net asset value range for both the Pro Forma Parent and Eagle Rock by discounting future cash flows derived from the Pro Forma Parent and Eagle Rock economic databases at discount rates which we deemed appropriate, and used the net asset value ranges to derive an exchange ratio range which was compared to the Exchange Ratio;
xiii.	derived a unit value range based on the trading valuations of certain publicly traded partnerships in the oil and gas exploration and production sector for both the Pro Forma Parent and Eagle Rock, and used these unit value ranges to derive an exchange ratio range which was compared to the Exchange Ratio;
xiv.	reviewed the range of Wall Street analyst price targets for both the Parent and Eagle Rock, and used such price targets to derive an exchange ratio range which was compared to the Exchange Ratio;
xv.	reviewed the financial metrics of certain historical corporate transactions in the oil and gas exploration and production sector, and applied such financial metrics to Eagle Rock’s projected results to compute an exchange ratio which was then compared to the Exchange Ratio.

In addition, we have held discussions with certain officers and employees of the Partnership, Parent, and Eagle Rock to discuss the foregoing, as well as other matters believed to be relevant to our analysis and have considered such other information, financial studies, analyses and investigations, and financial, economic, and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and have relied on its being complete and accurate in all material respects. With respect to production and financial forecasts, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Partnership, Parent and Eagle Rock as to the future financial and operational performance of the Partnership, Parent and Eagle Rock, respectively. In rendering this opinion, we have assumed that the execution version of the Merger Agreement will be substantially the same as the draft dated May 19, 2015 and that the Eagle Rock Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any material terms or conditions. We have assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the Lighthouse Merger and the Eagle Rock Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the closing of either the Lighthouse Merger or the Eagle Rock Merger. We are not legal, tax or regulatory advisors and have relied upon, without independent verification, the assessment of the Partnership and its legal, tax and regulatory advisors with respect to such matters. We have assumed, with your consent, that the Eagle Rock Merger will be treated as a tax-free reorganization for federal income tax purposes. In addition, we have not made an independent evaluation or appraisal of the assets of the Partnership, Parent or Eagle Rock. Our opinion necessarily is based upon conditions as they exist and can be evaluated on, and on the information made available at the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Conflicts Committee of the Board of Directors
of LRE GP, LLC
May 20, 2015

Simmons & Company International (“Simmons”) is a nationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements. In the ordinary course of our business, we may trade the securities of the Partnership, Parent and Eagle Rock for our own account and for the accounts of customers and may at any time hold a long or short position in such securities. We have been engaged by the Conflicts Committee to provide a fairness opinion in connection with the Eagle Rock Merger and will receive a fee for our services, a portion of which was payable in connection with execution of our engagement letter with the Conflict Committee and a portion of which is payable upon delivery of this opinion. We also will be reimbursed for expenses incurred. The Partnership has agreed to indemnify us against liabilities arising out of or in connection with the services rendered under such engagement. We have advised and have acted as an underwriter for public equity offerings of certain portfolio companies of NGP Energy Capital Management, whose certain affiliated funds have a substantial ownership interest in Eagle Rock’s common units, in the past two years, and we may provide investment banking or other financial services to the Partnership, Parent, NGP Energy Capital Management, Eagle Rock or their respective shareholders, affiliates or portfolio companies in the future. In connection with such investment banking or other financial services, we may receive compensation.

It is understood that this opinion is for the information and assistance of the Conflicts Committee in connection with its consideration of the Eagle Rock Merger and is not to be quoted or referred to, in whole or in part, in any registration statement, prospectus, or proxy statement, or in any other written document used in connection with the offering or sale of securities, nor shall this letter be used for any other purposes, without our prior written consent; provided, however, that (i) this opinion may be reproduced in its entirety and referred to in a proxy or information statement or registration statement to be mailed to the holders of Partnership units in connection with the Lighthouse Merger and/or the Eagle Rock Merger and (ii) the existence of this opinion may be disclosed by the Partnership in a press release issued in connection with the public announcement of the Eagle Rock Merger. Our opinion does not address the Partnership’s underlying business decision to consent to the Eagle Rock Merger or the relative merits of the Eagle Rock Merger as compared to any alternative business strategies that might exist for the Partnership. This opinion does not address the fairness of the amount or nature of the compensation to any of the Partnership’s, Parent’s or Eagle Rock’s officers, directors or employees, or class of such persons, relative to the compensation to the public unitholders of the Partnership. Our opinion does not constitute a recommendation to any unitholder as to how such unitholder should vote on the Lighthouse Merger or the Eagle Rock Merger. This opinion has been reviewed and approved by Simmons’ fairness opinion committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the terms of the Eagle Rock Merger contemplated by the Merger Agreement are fair from a financial point of view to the Unaffiliated Unitholders.

Very truly yours,

Simmons & Company International

By:	/s/ Jay Boudreaux Mr. Jay Boudreaux Managing Director

LRR ENERGY

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LRR ENERGY, L.P.

SPECIAL MEETING OF UNITHOLDERS

Monday, October 5, 2015
10:00 a.m. (CT)

LRR ENERGY

proxy

This proxy is solicited by the Board of Directors for use at the special meeting on October 5, 2015.

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